雅士利®

**Yashili International Holdings Ltd**
**雅士利國際控股有限公司**

(Incorporated in the Cayman Islands with limited liability)
(於開曼群島註冊成立的有限公司)
Stock code 股份代號：01230

# Annual Report 2011 年報

## Genuine Love from Yashili New Zealand
## 純淨新西蘭 真愛雅士利



YASHILY
雅士利
α-GOLDEN STAGE
α-金装幼儿配方奶粉
3



# Contents 目錄

# Corporate Information
# 公司資料

## Board of Directors

### Executive directors
Mr. Zhang Lidian
Mr. Zhang Likun
Mr. Zhang Liming
Mr. Zhang Libo
Mr. Zhang Yanpeng

### Non-executive directors
Mr. Chang Herman Hsiu-Guo
Mr. Zhang Chi

### Independent non-executive directors
Mr. Yu Shimao
Mr. Chen Yongquan
Mr. Samuel King On Wong

## Nomination Committee
Mr. Yu Shimao *(Chairman)*
Mr. Zhang Lidian
Mr. Chen Yongquan

## Remuneration Committee
Mr. Yu Shimao *(Chairman)*
Mr. Zhang Lidian
Mr. Chen Yongquan

## Audit Committee
Mr. Samuel King On Wong *(Chairman)*
Mr. Zhang Chi
Mr. Yu Shimao

## Authorized Representatives
Mr. Zhang Lidian
Mr. Wu Xiaonan

## Company Secretary
Mr. Wu Xiaonan

## Head Office and Principal Place of Business in the PRC
Yashili Industrial City
Chaoan Avenue
Chaozhou City
Guangdong 515638
The People's Republic of China

## 董事會

### 執行董事
張利鈿先生
張利坤先生
張利明先生
張利波先生
張雁鵬先生

### 非執行董事
張淑國先生
張弛先生

### 獨立非執行董事
余世茂先生
陳永泉先生
黃敬安先生

## 提名委員會
余世茂先生*(主席)*
張利鈿先生
陳永泉先生

## 薪酬委員會
余世茂先生*(主席)*
張利鈿先生
陳永泉先生

## 審核委員會
黃敬安先生*(主席)*
張弛先生
余世茂先生

## 授權代表
張利鈿先生
吳曉南先生

## 公司秘書
吳曉南先生

## 總辦事處及中國主要營業地點
中華人民共和國
廣東省潮州市
潮安大道
雅士利工業城
(郵編：515638)

## Principal Place of Business in Hong Kong

Room 1614,16th Floor
Times Square Tower 2
1 Matheson Street
Causeway Bay
Hong Kong

## Company's Registered Address

Cricket Square
Hutchins Drive, P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

## Hong Kong Branch Share Registrar

Computershare Hong Kong Investor Services Limited
Shops 1712–1716
17th Floor, Hopewell Centre
183 Queen's Road East
Wanchai
Hong Kong

## Investor Relations Department

Office of the board

## Investor Enquiry Hotline

+86-768-5820546

## Investor Enquiry Email Address

ir@yashili.com

## Stock Code

Hong Kong Stock Exchange 01230

## Company's Website

www.yashili.hk

## Principal Bankers

Bank of China, Chao'an Branch,
Industrial and Commercial Bank of China, Chao'an Branch

## Legal Advisers

**Hong Kong law**
Orrick, Herrington & Sutcliffe

**Cayman law**
Conyers, Dill & Pearman

## Auditor

KPMG
*Certified Public Accountants*

## Compliance Adviser

Guotai Junan Capital Limited

## 香港主要營業地址

香港
銅鑼灣
勿地臣街1號
時代廣場二座
16樓1614室

## 公司註冊地址

Cricket Square
Hutchins Drive, P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

## 香港股份過戶登記處

香港中央證券登記有限公司
香港
灣仔
皇后大道東183號
合和中心17樓
1712–1716號舖

## 公司投資者關係部門

董事會辦公室

## 投資者諮詢電話

+86-768-5820546

## 投資者諮詢郵箱

ir@yashili.com

## 股份代碼

香港聯合交易所01230

## 公司網站

www.yashili.hk

## 主要往來銀行

中國銀行潮安支行
中國工商銀行潮安支行

## 法律顧問

**香港法律**
奧睿律師事務所

**開曼法律**
Conyers, Dill & Pearman

## 核數師

畢馬威
*會計師事務所*

## 合規顧問

國泰君安融資有限公司



# Good & Healthy life

## 健康優質生活

# Letter to Shareholders
# 致股東的信

Dear Shareholders,

On behalf of the board of directors of Yashili International Holdings Ltd (the "Company"), I hereby present the annual report of the Company and its subsidiaries (collectively referred as the "Group") for the year ended 31 December 2011 to all shareholders. Year 2011 was full of challenges in the course of our development. Upholding our corporate objectives of quality maintenance and development with reputation, the Group insists on the strict management and control of all products from milk sources to final products during the year, laying a solid foundation for our future growth and development.

## Results and Performance

During the year under review, our operating revenue increased slightly from 2010. Under the impact of the decrease in gross profit due to the surge in the cost of raw materials, the decrease in tax subsidies, the surge in advertising expenses and the termination of certain taxation concessions previously enjoyed by the Group, in 2011, net profit attributable to shareholders of the Group has dropped to RMB306.3 million and the basic earnings per share amounted to RMB8.7 cents. To reward our shareholders' support, the board of directors has proposed to distribute a final dividend of RMB5.68 cents per share, totaling RMB200.1 million and representing a payout ratio of 65.3%.

尊敬的各位股東：

本人謹代表雅士利國際控股有限公司(「本公司」)董事會，向全體股東提呈本公司及其附屬公司(統稱「本集團」)截至2011年12月31日止的年度報告。2011年對本集團來説是發展中伴隨挑戰的一年。在這一年裡，本集團秉承以質量求生存，以信譽求發展的企業宗旨，堅持每個產品從奶源到成品的嚴格管理和監控，為未來的增長和發展奠定了堅實的根基。

## 業績表現

回顧年內，本集團營業收入較2010年略有增長，由於原材料成本上升導致毛利下降，税收補貼減少，廣告支出增加以及集團過往享有的若干税務優惠已終止，受此影響，本集團2011年歸屬於股東淨利潤下降至人民幣306.3百萬元，每股基本盈利為人民幣8.7分。為回報股東支持，董事會建議呈派末期股息每股人民幣5.68分，合共為人民幣200.1百萬元，派息比率為65.3%。

## Laying Foundation and Maintaining Growth

1. **Strengthening quality control of our products and providing value-added services to consumers**

   In 2011, we insisted on adopting premium raw milk sources completely imported from overseas (mainly from New Zealand) for the production of our pediatric milk formula. In addition, apart from the establishment of the Food Quality and Safety Advisory Committee of the Group in August 2010, in April 2011, we specifically established an authoritative academic research institution, named "Yashili Professional Nursery Team with National Qualification", which consists of nationally renowned top experts in fields such as maternity, pregnancy care, pediatrics, infants, nutrition and immunity, inheritance, psychology, prenatal education and preschool education. The team would provide guidance on the research and development of our new products, upgrading of safety and quality as well as provide training on after-sales services with its professional advices, which has enabled the Group to provide professional, comprehensive and intimate care to pregnant mothers and mothers of newborn babies in respect of childbirth, nursing and education. The Group has also participated in the maternal and child projects in China, and compiled with Association on Eugenics and Quality Education of China (中國優生優育協會) the Guidance on Eugenics and Children Nursery of China (《中國優生科學育兒指南》) which is distributed across China. The General Administration of Quality Supervision has also required that all enterprises engaging in the manufacturing of dairy products and pediatric milk formula shall re-apply for production permits and those without the new production permits shall be suspended from production by the end of March 2011, and all dairy enterprises comprising the Group have successfully obtained the production permits. In May 2011, the Standardization Administration of the People's Republic of China conferred the "Product Logo on the Adoption of International Standard (採用國際標準產品標誌)" certificate to Yashili. In November 2011, Guangdong Yashili Group Company Limited ("Yashili (Guangdong)"), our subsidiary, has passed the assessment on the Credibility Management System (CMS) on Food and Industrial Enterprises (國家食品工業企業誠信管理體系), and has become the first food production enterprise to participate in the credibility assessment and ultimately conferred with the certificate in Guangdong Province. In the same month, Scient (Guangzhou) Baby Nourishment Co., Ltd. ("Scient (Guangzhou)") was awarded the "Model Enterprise for Food Safety" by the ninth China Food Safety Annual Conference.

## 奠定基礎,維持增長

1. **加強產品質量,為消費者提供增值服務**

   2011年,我們堅持採用百分之一百進口自外國(主要來自新西蘭)的優質奶源,用於生產我們的嬰幼兒配方奶粉。此外,繼2010年8月本集團成立質量安全委員會後,我們於2011年4月精心組建權威學術研究機構「雅士利國家級育兒專家團」,專家團函括了國內著名的產科、婦保科、兒科、新生兒科、營養免疫、遺傳、心理、胎教、早教等各領域的頂尖專家,以專業意見指導雅士利的新品研發、安全品質提升及售後服務的培訓。本集團亦借此為孕婦和新生兒媽媽提供了專業的「生、養、教」全方位的貼心關懷。集團還參與了中國母嬰工程,聯合中國優生優育協會編製了《中國優生科學育兒指南》,已在全國發行。質監總局規定所有乳製品及嬰幼兒配方乳粉生產企業必須重新提出生產許可申請,在2011年3月底之前未重新獲得生產許可的必須停產。本集團下屬乳製品企業均已成功獲得生產許可。2011年5月,國家標準化管理委員會授予雅士利「採用國際標準產品標誌」許可證書。2011年11月,本集團旗下子公司廣東雅士利集團有限公司(「廣東雅士利」)通過了國家食品工業企業誠信管理體系(CMS)評審,成為廣東省首家參加誠信評價並最終獲得證書的食品生產企業。同月,施恩(廣州)嬰幼兒營養品有限公司(「施恩(廣州)」)獲得第九屆中國食品安全年會授予的「食品安全示範單位」稱號。

## 2. Resources integration and promotion of long term development

To meet the development needs of the Group, we have conducted the reconstruction and division of the marketing structure to form different departments, namely the milk powder business department, brewed food business department and liquid business department. The milk powder business department is mainly responsible for the operations related to pediatric milk powder, rice flour and milk powder for adults; the brewed food business department is mainly responsible for the operations related to soy milk powder and cereal; the liquid business department is mainly responsible for the development and sales of new liquid products.

The Group has always upheld the concept that talents represent the most important asset. Via integration of internal and external talents, the Group places focus on internal training while acts actively on recruitment, thereby attracting a number of senior management talents and elites in the industry to join. On top of the above, the Group also strives to create a desirable environment for talents to put their efforts in full play and realize the appreciation in terms of talents, which in turn plays a significant role in maintaining our sustainable development.

The Group believes that such reconstruction is necessary and beneficial to its long term development.

## 2. 整合資源,推動長遠發展

為配合本集團發展需要,本集團對營銷組織架構進行了重整及拆分,組建成奶粉事業部、沖調事業部和液態事業部。奶粉事業部主要負責經營嬰幼兒奶粉、米粉以及成人奶粉;沖調事業部主要負責經營豆奶粉及麥片;液態事業部主要負責液態新品的開發與銷售。

本集團一貫堅持「人才是最重要的資產」的人才理念,整合內外人才資源,在注重內部培養的同時大膽引進,吸引了一批高級管理人才和行業精英的加盟,並努力創造良好的人才環境,充分發揮人才的整體效應,實現人才資本的增值,為集團的持續穩定發展發揮了重要的作用。

本集團相信該等重整乃屬必要並有利於本集團的長遠發展。

## Future Prospects

According to the forecast of most economists, the outlook of global economy in 2012 is not quite optimistic. Nevertheless, as the impact on dairy industry imposed by macro-economic environment is relatively small and with its relatively strong degree of independence, it is estimated that the industry would still maintain a steady growth. With the general expectation of a higher birth rate within 2012, the year of dragon, in China, the demand for pediatric products, including pediatric milk powder, would in turn be stimulated, thereby showing a quite promising picture for the industry's development. The Group will capture such opportunities and gradually launch out a number of new products, including products imported in their original forms and innovative milk formulas. Apart from that, the Group will continue to enhance its sales network and strengthen the co-operation with its suppliers and distributors. The Group believes that it would maintain a significant growth during the year and hopes to reward all shareholders with fruitful returns.

Lastly, on behalf of the board of directors, I hereby express my sincere gratitude to the management and all employees for their commitment to the Group, to shareholders for their strong support and to customers for their trust in our products. In the coming year, starting on a higher benchmark with more uncertainties, in spite of countless difficulties and great challenges are awaiting us ahead, I strongly believe that, with specific objectives and firm implementation, our hard work and efforts would lay a solid foundation for our next cycle of rapid growth.

**Zhang Lidian**
*Chairman*

20 March 2012
Chaozhou, Guangdong Province

## 未來展望

據大多數經濟學家預測，2012年全球經濟前景不容樂觀。但由於乳品行業是相對受宏觀經濟影響較小的行業，具有較強的獨立性，估計依然會保持著穩定增長。在中國，2012年是龍年，市場普遍預期龍年效應會迎來較高的嬰兒出生率，從而刺激包括嬰幼兒奶粉在內的嬰童用品的需求，行業發展較為樂觀。本集團將抓住機遇，陸續推出數款新品上市，其中包括原裝進口產品及嶄新配方奶粉產品。此外，本集團將不斷增強銷售網絡，加強與供應商及經銷商的合作。本集團相信本集團今年將保持積極增長態勢，並期望為各股東贏得喜人的回報。

最後，本人謹此代表董事會，向努力不懈為本集團工作的管理人員及全體員工，以及一直對本集團鼎力支持的股東及信賴我們產品的客戶致以衷心感謝。新的一年，在更高的起點上，有更多的未知，儘管未來可能有無數困難和巨大挑戰在等待著我們，但是只要明確目標並堅定地執行，本人堅信我們的付出和努力，將會為下一個高速增長週期奠定堅實根基。

*主席*
**張利鈿**

2012年3月20日
於廣東省潮州市

# Selected Financial Data
# 挑選的財務數據

| Year ended 31 December<br>截至12月31日止年度 | | 2011 | 2010 | Change<br>變動 |
|---|---|---|---|---|
| **SUMMARY OF OPERATIONS** | **營運摘要** | | | |
| Turnover | 營業額 | **2,957.8** | 2,954.4 | +0.1% |
| Profit attributable to equity shareholders of the Company | 本公司股權持有人應佔溢利 | **306.3** | 502.4 | –39.0% |
| Net operating cashflow | 經營現金流量淨額 | **458.3** | 313.0 | +46.4% |
| **PER SHARE DATA** | **每股數據** | | | |
| Basic earnings per share (RMB cents) | 每股基本盈利（人民幣分） | **8.7** | 16.6 | –47.6% |
| Diluted earnings per share (RMB cents) | 每股攤薄盈利（人民幣分） | **8.6** | 16.3 | –47.2% |
| Proposed final dividend per share (RMB cents) | 建議每股末期股息（人民幣分） | **5.68** | 7.00 | –18.9% |
| Dividend payout ratio* | 股息分派比率* | **65.3%** | 49.0% | +16.3% |
| Net asset value per share (RMB) | 每股淨資產（人民幣元） | **1.08** | 1.07 | +0.9% |
| **BALANCE SHEET DATA** | **資產負債表數據** | | | |
| Total assets | 總資產 | **4,643.6** | 4,480.7 | +3.6% |
| Net assets | 淨資產 | **3,804.0** | 3,729.9 | +2.0% |

* Proposed final dividend per share of RMB5.68 cents times 3,522,946,132 shares, and divided by profit attributable to shareholders of the Company of RMB306,258,000

* 擬派末期股息每股人民幣5.68分乘以3,522,946,132股，除以本公司股東應佔溢利人民幣306,258,000

# Management's Discussion and Analysis
# 管理層討論與分析

## Industry Review

Amidst the fluctuation in global economy and the unexpected outbreak of the European debt crisis in 2011, the Chinese economy still achieved a steady growth, yet investment remained the major driving force for economic growth. Driven by the increase in salary cost and raw material cost under mounting inflation, the manufacturing cost of our products surged significantly.

For the dairy industry, dairy enterprises in China have increased their focus on products and enhanced control on milk sources with a view to optimize the industry chain. Some enterprises conduct extensive construction of farms and modifications on production techniques domestically, while others choose to acquire upstream milk source enterprises overseas to launch high-end differentiated products for expansion and penetration in terms of market shares. Foreign milk powder enterprises also continue to expand their sales channels downward to more second-tier and third-tier cities, while some new entrants outsource their production processes to upstream enterprises overseas and only involve in branding and sales in order to penetrate into the largest pediatric milk powder market in the world. Market competition is gradually keener at the moment given the rising number of emerging industry players.

## 行業回顧

2011年國際經濟表現反復，歐債危機不期而至。中國經濟雖然穩步增長，但投資仍是拉動經濟增長的主要動力，通貨膨脹水平升高，在人工成本與原材料成本的推動下，產品製造成本大幅上升。

就乳製品行業而言，中國乳企加大對產品環節投入，增強對奶源的控制力度，以完善產業鏈。其中一些企業在國內大規模地進行牧場建設和生產技術改造，另外一些則選擇對海外的上游奶源企業進行收購，隨後推出高端差異化產品，作為擴大市場份額突破口。外國奶粉公司也繼續進行渠道下沉，銷售網絡進入了更多的二三線城市。還有一些新進入者，將生產過程外包給國外上游企業，自己只進行品牌和銷售的運作，也力圖在這個世界最大的嬰幼兒奶粉市場分一杯羹。一時間，群雄崛起，市場競爭日趨激烈。



Milk Power
奶粉
YASHILY
雅士利
α-GOLDEN STAGE
Bean Milk
豆奶

In respect of government policies, the Ministry of Health has promulgated the "National Food Safety Standard — Older Infants and Young Children Formula (《食品安全國家標準 — 較大嬰兒和幼兒配方食品》) and "National Food Safety Standard — Infant Formula (《食品安全國家標準 — 嬰兒配方食品》) (hereunder abbreviated as the "New National Standards") in 2010, which were duly implemented on 1 April 2011. The New National Standards focus on imposing more stringent quality requirements for the health and safety standards and nutrition standards of pediatric milk formula. The General Administration of Quality Supervision has also required that all enterprises engaging in the manufacturing of dairy products and pediatric milk formula shall re-apply for production permits and those without the new production permits shall be suspended from production by the end of March 2011, and all dairy enterprises in the Group have successfully obtained the production permits.

政策方面，衛生部於2010年發佈了《食品安全國家標準 — 較大嬰兒和幼兒配方食品》與《食品安全國家標準 — 嬰兒配方食品》(以下簡稱「新國標」)已於2011年4月1日起正式實施。新國標針對嬰幼兒配方奶粉產品衛生安全指標、營養指標等方面提出了更加嚴格的質量要求。質監總局也發出規定，所有乳製品及嬰幼兒配方乳粉生產企業必須重新提出生產許可申請，在2011年3月底之前未重新獲得生產許可的必須停產。本集團下屬乳製品企業均已成功獲得生產許可。

In respect of the import of milk source, in the first half of 2011, the price of raw milk powder in New Zealand has shown a relatively significant surge under the influence of drought and earthquake. In the second half of 2011, the price began to drop gradually along with the gradual recovery of the supply.

進口奶源方面，2011年上半年，由於受乾旱及地震影響，新西蘭原料奶粉價格出現了比較明顯的上漲。2011年下半年，隨著供應逐步恢復正常，價格也開始逐步下調。


Rice Flour
米粉


Oatmeal
麥片

## Basic Information of the Company and Products Introduction

Established in 1983, we mainly focus on the production and sales of pediatric milk formula products and nutrition food since 1998. In 2002, we launched the Scient brand pediatric milk formula. Our headquarter is situated in Chaozhou, Guangdong province with plants distributed in Guangdong, Shanxi and Heilongjiang, etc.

We are a leading player in China's pediatric milk formula industry, and also have a leading position in the soymilk powder market in China. Our business mode integrates high brand recognition, imported premium dairy raw materials and proprietary formula, striving to establish a high standard of quality supervision and quality assurance system. For aspects such as supply, production and distribution chain, quality control measures are improved continuously in the pursuit of becoming a first-class enterprise in the research and production of pediatric milk formula. We strictly follows the national standard to formulate a comprehensive quality assurance plan, which is fully implemented in the corporate level, striving for providing the consumers with safe and premium products.

Leveraging on the product series under well recognized brands such as *Yashily*, *Scient*, *Zhengwei* and *Youyi*, we strive to develop trustworthy nutrition products for consumers,with a view to facilitate the healthy growth of infants and young children nationwide and satisfy the nutrition needs of adults. Our business model integrates key factors including imported premium dairy raw materials, proprietary milk formula and various nutrient food, production conditions meeting top international standards, consultant system formed by national children nursery experts, quality assurance committee formed by internationally authoritative food technology experts and professional marketing team with thorough knowledge on the consumer market in China, thereby providing all consumers with products of assurance.

The Group's products mainly include:

- Yashily Pediatric infant formula powder
- Scient Pediatric infant formula powder
- Nutrition Food including milk powder for adults and teenagers under Youyi Brand, soymilk powder, rice flour and cereal under Yashily brand and cereal series under Zhengwei brand

## 公司基本情況及產品介紹

本集團始創於1983年,自1998年起主要專注於生產和銷售嬰幼兒配方奶粉產品及營養食品業務。2002年推出施恩品牌嬰幼兒配方奶粉。本集團總部位於廣東潮州市,在廣東、山西、黑龍江等地擁有工廠。

本集團為中國嬰幼兒配方奶粉行業的領導企業,在中國豆奶粉消費市場亦屬領導地位。本集團業務模式結合品牌的高認知度、進口優質乳品原材料、自主研發配方、致力於建立高水平的質量監控和質量保證體系,在供應、生產和經銷鏈等各方面,不斷改進質量控制措施,努力發展成為研製嬰幼兒配方奶粉的一流企業。本集團嚴格遵守國家標準,制定全面的質量保證計劃,並在企業層面全面推行,力求向消費者提供安全和優質產品。

本集團憑藉*雅士利*、*施恩*、*正味*及*優怡*等品牌,致力於開發值得用戶信賴的營養產品,以期促進全國嬰幼兒的健康成長及滿足成人營養需要。本集團的業務模式結合了進口優質的乳品原材料、擁有自主知識產權的配方奶粉及多種營養食品、國際頂尖標準的生產系統、國家級育兒專家組成的諮詢系統、國際權威食品科技專家組成的質量安全委員會及熟悉中國消費市場的專業營銷團隊等幾大因素,為廣大消費者提供具有信心保證的產品。

本集團產品主要包括:

- 雅士利品牌嬰幼兒配方奶粉
- 施恩品牌嬰幼兒配方奶粉
- 營養食品(包括優怡品牌成人及青少年奶粉、雅士利品牌豆奶粉、米粉、麥片及正味品牌麥片)

## Business Review

### 1. Marketing and brand building

We sell our products via a comprehensive national sales and distribution network, which covers all regions within mainland China. Such network comprises of around 1,300 regional distributors, who directly or indirectly distribute our products to over 95,000 retail outlets, including supermarkets, department stores, speciality stores and large membership chain supermarkets as well as grocery stores. In particular, the Company has made significant achievement in the exploration of the maternal and child product channel, which has effectively boosted up the market share of the channel. Our extensive distribution network is formed by more than 2,000 marketing staff under the support of over 500 liaison locations.

We have implemented a system of sales management and an efficient structure of incentives to continuously attract and motivate capable distributors and staff to increase our revenue and market share. Our stringent control over our distribution network ensures that all distributors manage sales and customer contacts in their designated sales territories according to our distribution policy and sales strategy. Our effective tracking system, in which a unique two-dimensional bar code is marked on each packing unit, allows us to track the details and movement of every finished product by distributors and effectively prevent distributors' cross-territory sales. Over our long operating history, by providing our distributors with an effective system of sales management and superior sales and distribution network, we have been able to develop a stable network of distributors and establish close partnerships. Over 30% of our distributors had maintained a business relationship with us for over 5 years, of which some even span for more than 20 years.

## 業務回顧

### 1. 市場推廣及品牌建設

本集團通過全面的全國銷售與分銷網絡進行產品銷售,該銷售與分銷網絡覆蓋了中國大陸所有地區。該網絡由超過約1,300家一級經銷商構成,這些經銷商進一步直接或間接將本集團的產品分銷予超過95,000家零售點,包括超級市場、百貨公司、母嬰產品專賣店及大型會員連鎖超市、雜貨店。其中,於2011年本公司在母嬰渠道的開拓方面取得了明顯成效,有效推高在此渠道的市場佔有率。本集團廣闊的分銷網絡由超過2,000人組成的營銷人員,超過500個聯絡點組成。

本集團實施了嚴格的銷售管理體系和高效的獎勵架構,不斷吸納優秀的經銷商和人員,以調動他們的積極性,去提升本集團的收益和市場份額。本集團嚴格的分銷網絡控制體系確保所有分銷商按照本集團的分銷政策及銷售策略在其劃定經銷區域對銷售與客戶網絡進行管理。本集團高效的產品追蹤系統是在各個包裝的內外部印上獨有的二維產品編碼,使產品的質量信息具備可追溯性,本集團亦可根據此編碼準確地追蹤每件成品的詳情和變動並成功的防止經銷商竄貨。本集團在長期的營運歷史中,憑藉高效的銷售管理及出色的銷售及營銷網絡,已發展出穩定的經銷商網絡,彼此合作無間。本集團經銷商中超過三成與本集團已建立五年以上的業務關係,一些經銷商與本集團甚至已建立20年以上的合作關係。

To provide more detailed and better services and realize professionalism in our operation, in 2011, the Group has conducted the reconstruction and division of the marketing structure to form different departments, namely the milk powder business department, brewed food business department, liquid business department and nutrition department. The milk powder business department is mainly responsible for the operations related to pediatric milk powder, rice flour and milk powder for adults; the brewed food business department is mainly responsible for the operations related to soy milk powder and cereal; the liquid business department is mainly responsible for the development and sales of new liquid products; and the nutrition department is mainly responsible for the advertisement and promotion of products and the nutrient contents via organizing academic activities such as medical salon to enhance the interaction with consumers.

為了更精細服務好市場,實現專業化的經營,2011年本集團對營銷組織架構進行了重整及拆分,組建成奶粉事業部、沖調事業部、液態事業部和營養部。奶粉事業部主要負責經營嬰幼兒奶粉、米粉以及成人奶粉;沖調事業部主要負責經營豆奶粉及麥片;液態事業部主要負責液態新品的開發與銷售;營養部主要負責產品和營養元素的宣傳及推廣,通過舉辦醫學沙龍等學術活動等方式,加強與消費者的互動。

In terms of brand building, in 2011, we have undertaken an exercise to rationalize our positioning and image. Integrated marketing broadcast for the brand was implemented through the introduction of professional planning team, which, with the promotion of high quality and 100% imported milk powder, has enhanced consumers' confidence in our Group's products. Celebrities with healthy image were selected as our brand spokespersons, and with the production of our new commercials, the familiarity of our brand was strengthened, while highlighting our products' premium quality and safety.

在品牌建設方面,2011年,我們對品牌定位及形象進行了重新梳理,引進專業的策劃團隊執行品牌的整合營銷傳播,宣傳高質和百分百進口原奶粉,強化消費者對公司產品信任度。選用形象健康的明星作為品牌代言人,製作了新的廣告,強化品牌形象的親和力,突出了公司產品的優質及安全特性。

In June 2011, the 2011 (8th session) World Brand Summit and the press conference for the release of the 500 most valuable brand in China was held in Beijing, and Yashili was named one of the 500 most valuable brand in China again with a brand value of RMB7.775 billion, ranking 163 and representing its eighth consecutive times being named.

2011年6月,2011年(第八屆)「世界品牌大會(World Brand Summit)暨中國500最具價值品牌發佈會」在京舉辦,雅士利再次榮獲中國500最具價值品牌,品牌價值77.75億人民幣,排行第163位,連續八年上榜。

Along with the emergence and development of internet in recent years, significant breakthroughs have been achieved in terms of the innovative marketing for the industry, and hybrid marketing mode (that is the complement of both online and offline marketing) has gradually gained the recognition of many large corporations. As the renowned national milk powder brand, Yashili also places its focus on such marketing mode. In March 2011, Yashili opened its official online flagship store in Taobao Mall, signifying the Group's entry into the online purchase market. The Group also opens its official micro blog in Sina, currently being the most popular information sharing and exchange platform. The micro blog does not only distribute the latest news of the Group, but also serves as the interaction channel with internet surfers on the exchange of information and know-how for taking care of children.

近年，隨著網絡平台的興起和發展，對行業在創新營銷方式上起到巨大的突破作用，複合營銷模式(即線上線下相互配合)越來越受到各大企業的重視。作為國內知名奶粉品牌，雅士利亦不例外。2011年3月，雅士利官方旗艦店正式落戶淘寶商城，集團進入網購市場。集團也在新浪開通了官方微博，作為目前最炙手可熱的信息分享與交流平台，微博不僅發佈企業最新的新聞動態，還與網友互動，分享育兒資訊、育兒心得等相關知識。

Leveraging on all strong and powerful emerging platforms, Yashili also makes interactive promotions on its products under its co-operation with several large networking companies. In August 2011, the Group organized a large interactive event on the internet named "Experience excellent milk sources with a trip in New Zealand", and the number of participants has exceeded 4 million as at the end of 2011, which has greatly shortened the distance between the Company and numerous consumers and achieved excellent results of promotion. In 2012, we plan to continue to launch out similar events.

雅士利還通過與幾大門戶網絡公司合作，借助強有力的新興平台對公司產品進行互動式宣傳。2011年8月，集團舉行大型網絡互動活動—「體驗好奶源，玩轉新西蘭」，至2011年年底，參與該活動的網民數突破400萬，充分地拉近了公司與千萬消費者的距離，取得了良好宣傳效果，2012年我們計劃繼續開展類似活動。

## 2. Quality control

We are dedicated to creating and continuously improving a comprehensive system of quality control spanning across the entire value chain from procurement to retail sales. As dairy material is the key ingredient in pediatric milk formula, we have carefully selected reputable suppliers located outside China to secure reliable and high-quality raw milk sources. Even for the daily inspection, the Group's headquarter as well as all subsidiaries spend a tremendous amount every year. The Company implements strict inspection on its own for every sampled batch. The number of samples for each batch of products is no less than 5 and 64 kinds of inspection are carried out for each batch of milk powder. With inspections at different levels, safety could be ensured and quality production of products is conducted in accordance with international standards.

We insist that the quality management for all products shall follow the five principles below from milk sources to final products in the process of production and management: (1) procure premium milk sources and impose strict milk source management; (2) comprehensively and reasonably adopt nutritious and safe formula for production with the adoption of international leading production facilities; (3) impose stringent procedure quality management, strict inspection system and use advanced and excellent inspection equipment; (4) strictly ensure the scientific management of the whole supply chain from milk source to production and from inspection to distribution; (5) continuously attract outstanding talents to conduct production management in a highly efficient manner.

The Group clearly sets out the objectives of enhancing the quality of our products to ensure that all of our outputs satisfy the qualification. In 2011, the Food Quality and Safety Committee, formed by 6 experts on quality from countries and regions including the United States, New Zealand, Australia, Hong Kong and China, sent the Group's milk powder to authoritative examination institutions in the United States, New Zealand and Hong Kong for examination, and the results showed that all batches and items of milk powder sent for examination have satisfied the qualification standard, which in turn shows that the quality of the Group's milk powder products has completely complied with the international standard.

## 2. 質量監控

本集團致力建立起一套從採購至零售的整條價值鏈的全面質量監控系統並不斷改良。由於乳品材料是嬰幼兒配方奶粉的主要成份，本集團精挑細選境外的知名供貨商為本集團提供可靠和優質的原奶來源。僅在日常檢測上，集團總部連同各分公司每年就要花費鉅資。公司嚴格執行批批抽查自檢，每批次產品抽樣不少於5份，對每批奶粉進行64項檢驗，層層篩查，確保安全，嚴格按照國際標準來指導產品的質量生產。

我們堅持每個產品從奶源到成品的品質管理要嚴格按照以下五項原則進行生產管理：第一、採集優質奶源，加之嚴格奶源管理；第二、採用全面合理的營養安全配方並採用國際先進生產設備進行生產；第三、嚴格的過程品質管理，嚴謹檢測制度和先進完善的檢測設備；第四、嚴格保證從奶源到生產、檢測到流通的整個供應鏈科學的管理；第五、持續吸納優秀人才進行高效生產管理。

集團明確提出：強化產品質量，確保公司出廠產品100%合格。2011年度，由6位分別來自美國、新西蘭、澳大利亞、香港和中國大陸等國家和地區的質量專家組成的「食品質量安全委員會」將本集團奶粉送到美國、新西蘭、香港等地權威檢測機構進行檢測，結果表明，送檢奶粉所有批次及所有項目均100%合格，這説明本集團奶粉產品質量完全符合國際標準。

According to the results of the monthly random examination scheme conducted by the Administration Centre of Quality Supervision, Inspection and Quarantine on Dairy Products of the People's Republic of China (國家乳製品質量監督檢驗中心) as commissioned by the China Dairy Industry Association, the quality of pediatric milk powder products of the Group has been stable and reliable, which complies with the requirements under the prevailing compulsory national standard of China.

由中國乳製品工業協會委託國家乳製品質量監督檢驗中心進行的「月月抽檢計劃」也顯示,本集團嬰幼兒配方乳粉產品質量穩定可靠,符合我國現行的強制性國家標準的要求。

In May 2011, Yashili was awarded the "Product Logo on the Adoption of International Standard (採用國際標準產品標誌)" certificate by the Standardization Administration of the People's Republic of China.

2011年5月,國家標準化管理委員會授予雅士利「採用國際標準產品標誌」許可證書。

In November 2011, Yashili (Guangdong), a subsidiary of the Group, has passed the review on the Credibility Management System (CMS) on Food and Industrial Enterprises (國家食品工業企業誠信管理體系), and has become the first food production enterprise to participate in creditability assessment and ultimately conferred with the certificate in Guangdong Province.

2011年11月,本集團旗下子公司廣東雅士利通過了國家食品工業企業誠信管理體系(CMS)評審,成為廣東省首家參加誠信評價並最終獲得證書的食品生產企業。

In the same month, Scient (Guangzhou) was awarded the "Model Enterprise for Food Safety" by the ninth China Food Safety Annual Conference.

同月,施恩(廣州)獲得第九屆中國食品安全年會授予的「食品安全示範單位」稱號。

## 3. Research and development

Vegetable protein, the Group's new product, has completed the interim test in 2011, and the cooperation on the research of the new production process of milk powder with the Massey University in New Zealand has progressed smoothly. The Group also cooperates with Agriculture University of China to conduct research and development of high protein milk formula for the middle-aged and elderly, which integrates plant protein and animal protein to satisfy the intake requirement of multi-protein for the middle-aged and elderly, raising their blood calcium level as well as improving their bowel function.

## 3. 研發

本集團的新產品 — 植物蛋白飲料的中試過程已在2011年完成。與新西蘭梅西大學合作研究的新奶粉生產工藝進展順利。本集團亦正與中國農業大學合作,以研發高蛋白質中老年配方奶粉,該產品集植物蛋白和動物蛋白於一體,可滿足中老年人對蛋白質多樣性攝入需求,提高中老年人血鈣水平,改善腸道功能。

## 4. Human resources

As at 31 December 2011, the Group has a total of 5,313 employees.

We place high concern on the motivation of staff, and have established a competitive and fair remuneration management system. Staff remuneration includes basic salary, performance-based bonus, welfare and benefits, such as medical, unemployment and occupational injury insurance as well as pension. We have adopted the share options scheme with the objectives of aligning the interests of employees with the Group as well as attracting and retaining more outstanding talents.

The Group aims at the long term development of its employees with focus on the effective improvement and utilization of their career development and capabilities as well as the formulation of the long term growth and retaining plan for talents. A systematic training structure is also established to provide professional training on professional knowledge and management skills for all employees in long term.

To continuously raise the standard of human resource management, during the year, we have engaged a professional management consultant firm to conduct optimization with focus on management and control mode, organization structure, positions and duties as well as performance management system and remuneration and welfare policies, thereby realizing upgrades in respect of human resources management platform and further promoting the enhancement of effectiveness of human resources management.

The Group has also employed a software consultation company and places focus on the upgrading of EHR in respect of every aspect of human resources. With seamless integration with the existing office automation system, working efficiency and information collection would be enhanced, thereby greatly ramps up the effectiveness on decision making and sharing of resources for the human resources management of the Group.

## 4. 人力資源

於2011年12月31日,本集團在職員工總數為5,313人。

本集團注重員工激勵,建立健全具有競爭性和公平性的薪酬管理體系。僱員薪酬包括基本薪金、績效花紅、福利利益,如醫療、失業、工傷保險和退休金;本集團已採納購股權計劃,其目的是為使本集團的利益與僱員利益一致,以吸引和挽留更多優秀人才。

本集團希望僱員的長期發展,注重僱員的職業發展和能力的有效提升與使用,為人才梯隊制訂出長期的成長與留用計劃。並建立起了系統的培訓體系,長期為全體僱員提供專業知識和管理技能的專業培訓。

為不斷提高人力資源管理水平,於本年本集團聘請了管理諮詢公司,重點對管控模式、組織架構、職位職責以及績效管理系統和薪酬福利政策進行優化,從而實現人力資源管理平台的升級,進一步推動本集團人力資源管理效能的提高。

本集團還聘請了軟件諮詢公司,重點對人力資源各大模塊的EHR進行升級,並和現有的辦公自動化系統進行無縫融合,以提升工作效率和信息集成,大大推升本集團人力資源管理的決策效能和資源共享。

## 5. Investor relations

The Group considers the effective communication with investors and prospective investors is the essential element for enhancing investor relations and allow investors to understand the business performance and strategies of the Group. The Group maintains good communication and exchange with investors with various channels and means such as on-site reception, telephone conference and non-trade roadshows, etc.

To foster effective communication, we have set up a website (www.yashili.hk) available for public perusal, which contains the latest information on our financial information, practices on corporate governance and other data.

## 6. Social responsibilities

As a domestic dairy product enterprise, the Group has a very high sense of social responsibilities, and performs corporate social responsibilities in an active and passionate manner when developing the enterprise. During the period, the Group has donated cash to charitable organizations in "Poverty Alleviation Day in Guangdong", and also distributed financial support and materials to the poor and handicapped in Chaozhou in the "National Assistance to Poor and handicapped Day".

Scient (Guangzhou) has always been putting efforts on the development of charity and public welfare in China. With frequent care and assistance placed on the orphans and disabled children in poor and underdeveloped regions, Scient (Guangzhou) encourages those children and their families to live their lives in a positive and brave manner. Through Wenchuan earthquake, national massive public welfare event "Show our care to the children" and charity events such as "Caring Lunch" in 2011, it can be seen that Scient (Guangzhou) expresses its love to infants and children by helping poor families.

## 5. 投資者關係

本集團認為,與投資者及潛在投資者進行有效溝通,乃提升投資者關係及讓投資者瞭解本集團業務表現及策略的要素。本集團通過現場接待、電話會議及參加券商投資峰會等多種管道和方式與投資者進行良好地溝通和交流。

為促進有效溝通,本集團設有網站www.yashili.hk,刊載有關本集團財務資料、企業管治常規及其他資料的最新情況,以供公眾查閱。

## 6. 社會責任

本集團作為國內一家乳品品牌企業,具備高度的社會責任感,在企業發展同時,積極、熱心地履行企業社會責任。期內,雅士利公司在「廣東扶貧濟困日」向慈善機構捐贈了現金,在「全國助殘日」期間為潮州受助者發放了慰問金和助殘物品。

施恩(廣州)也一直致力於中國慈善公益事業,施恩(廣州)對貧困落後地區的孤寡傷殘兒童時常進行愛心幫扶,鼓勵孩子及其家庭積極面對生活,勇敢面對人生。從「汶川地震」到「施放你我愛心,恩澤寶寶童心」全國大型公益活動再到2011年「愛心午餐」等等的慈善活動,均能看到施恩(廣州)關愛嬰幼兒,幫扶貧困家庭的身影。

In October 2011, China Foundation for Poverty Alleviation (中國扶貧基金會) organized the donors' meeting for the Foundation titled "Invitation for Poverty Alleviation" in Beijing to recognize enterprises and individuals with active participation in public welfare for the year. Scient Company was conferred the "Public Welfare and Care Award 2011" (2011年度公益愛心獎). In July 2011, Scient (Guangzhou) was also awarded the "Advanced Unit on Arranging the Employment of the Disabled" by the government of Luogang in Guangzhou.

2011年10月，中國扶貧基金會在北京舉辦「邀您一起，消除貧困」中國扶貧基金會捐贈人大會，對一年來熱心公益活動的企業及個人進行了表彰，現場授予施恩公司「2011年度公益愛心獎」榮譽稱號。2011年7月，施恩(廣州)還被廣州市蘿崗區政府授予「安排殘疾人就業先進單位」稱號。

In 2011, the Group donated a total of money and materials of over RMB2.0 million to charitable initiatives.

於2011年，本集團合計為慈善事業捐款捐物價值超過人民幣2.0百萬元。

## Future Prospects

## 未來展望

- **Analysis on Industry Trend**
  Along with the acceleration of urbanization in China, surge in disposable income, sustainable increase in consumption level, prolonged peak of birth rate and the increase in the number of working mothers, unprecedented market opportunities have been brought to enterprises of pediatric milk formula industry. According to the estimates of Euromonitor International, for 2015, the scale of pediatric food market in China is anticipated to reach RMB90 billion, of which, milk formula and supplementary food would account for approximately RMB80 billion and RMB10 billion respectively. The market scale in 2015 would be expanded twice as compared with that in 2010.

- **行業趨勢分析**
  中國城市化進程加快，居民可支配收入增加及消費水平持續提高，生育高峰的持續及在職母親人數上升，都為嬰幼兒奶粉企業提供了前所未有的市場機遇。根據歐睿信息諮詢公司(Euromonitor International)預測數據，到了2015年，中國嬰幼兒食品市場規模可達900億元人民幣，其中配方奶粉接近800億元，輔食100億元。2015年市場規模將較2010年擴大超過1倍。

To facilitate the healthy development of the industry, the government has introduced a series of policies in recent years to modify standardization and raise the entry barrier, hence fostering the integration of the industry to ensure the quality and safety of products. In our opinion, as the government and leading enterprises place high concern on food safety, the gradual optimization of policies and system framework will effectively solve the safety problem in the dairy product industry. Although it still requires a relatively long process, consumers' confidence on domestic brand is set to be recovered gradually in the future. The pediatric milk powder industry in China is now in a watershed with the vanishment of old operation mode and no establishment of the new mode. To all dairy enterprises, such situation marks an opportunity yet also a challenge. For the entire dairy industry in China, the way to explore into a larger market is to clearly understand the current situation and actively solve the problems existing in the development of the industry with a broad and long-term vision, and hence the industry could continue to step forward.

為促進行業健康發展,政府近年出台了一系列政策,整頓規範並提高行業門檻,促進行業整合,以保證產品質量安全。我們認為,隨著政府以及龍頭企業對食品安全的高度重視,政策和制度框架的逐漸完善將有效解決乳製品行業的安全問題。儘管仍需要一個較長的過程,消費者對本土品牌的信心未來必將逐漸得到恢復。目前中國的奶粉行業已經處於一個分水嶺,舊的格局已經退出,而新的格局還沒有形成,這對於各乳品企業來説,既是機遇也是挑戰,而對於整個中國乳業來説,只有在清楚地把握形勢的情況下,以一種高瞻遠矚的眼光,積極解決好行業發展中存在的問題,才能開拓更大市場,並推動行業繼續向前發展。

It is expected that the growth rate of the pediatric food market in second and third tier cities would significantly exceed that in first tier cities. With its strong distribution capacity, the Group manages to achieve a relatively high penetration rate in markets of all first, second and third tier cities nationwide. Particularly, it is expected that higher penetration rate would be achieved in second and third tier cities, and even markets in counties and townships. We consider that the popularity of Yashily in second and third tier cities would enable us to possess competitive strengths as compared with multi-national brand competitors.

鑒於預期二三線城市的嬰幼兒食品市場將會按遠超一線城市的幅度增長,而集團雄厚的分銷能力使雅士利在全國一二三線城市市場都有較高滲透率,特別是在二三線城市、甚至縣、鄉鎮地區的市場預計會取得更高滲透率。我們認為雅士利在二三線城市的普及率使雅士利與跨國品牌競爭對手相比具有競爭優勢。

Furthermore, it is generally expected that birth rate would increase in 2012, being the year of dragon, which would in turn stimulate the demand for pediatric products, including pediatric milk powder. On the other hand, the liquid drinks market in China has been blooming in recent year with emergence of innovative products. The general market scale of such product continues to expand and contains opportunities for market differentiation, and the annual sales volume has been growing rapidly. We intend to enter into the liquid drinks market to explore a broader path of development for the Group.

此外，市場普遍預期由於龍年效應，2012年會有較高的嬰兒出生率，從而刺激包括嬰幼兒奶粉在內的嬰童用品的需求。另一方面，液態飲料市場在中國近幾年來一直處在高速成長之中，創新產品不斷湧現，市場總體規模不斷擴大且蘊含著細分市場機會，年產銷量增長迅速。我們擬進軍液態飲料市場，為集團開拓更寬廣的發展道路。

- **Corporate Strategies**

  The Group has always recognized competition on branding as the comprehensive competition on quality management and influence of brand. The ultimate goal of the Group is to places focus on the quality and safety of its products to strive to become the most outstanding company engaging in the production of pediatric milk formula. In this regard, the Group insists on adopting the strategy of importing premium dairy materials, upholds quality management on all products from milk sources to final products, and strictly implements its established principles on production management. Leveraging on the consolidation of its quality and brand competitiveness, the Group would continuously undergo product innovation, market penetration and staff motivation to strengthen itself via short, middle and long term objectives. In particular, in 2012, the Group will place focus on the followings:

  - *Enhancement on sales and management level:* the Group will continue to enhance the exploration of the maternal and child channel with a view to double its sales in the channel. Through launching increased number of extensive themed events, online and offline promotion will be utilized to continuously promote our brand. The Group will strengthen the implementation of professional activities towards its target consumers, such as mother class and preschool education activities, and continue to foster detailed management to raise its efficiency with effective cost management. The Group will increase its scale via continuous expansion of the number of stores with sales promotion targeting the maternal and child market, and also raise the activeness of low level sales personnel via the steady increase in income of sales promoters in order to raise our operation competitiveness.

- **公司策略**

  本集團始終認為品牌的競爭就是質量的管理和品牌力的綜合競爭。注重產品的質量和安全性，努力成為生產嬰幼兒配方奶粉最卓越的公司仍是本集團的終極目標。為此，本集團堅持採用進口優質乳品材料的政策、堅持每個產品從奶源到成品的質量管理要嚴格執行集團的既定原則進行生產管理的策略並沒有改變。在鞏固目前本集團的質量及品牌優勢的基礎上，本集團將通過明確短期和中長期目標，不斷創新產品，深耕市場以及激發全體同仁的工作熱情將集團做大做強。其中2012年，本集團將重點投入以下方面的工作：

  - *提升銷售管理水平：*繼續加大對母嬰渠道的開拓，力圖讓母嬰渠道銷售提升一倍；開展大型活動，以主體性活動繼續推動品牌的線上線下宣傳，增加主題活動數量。強化目標消費者專業活動，如媽媽班，早教活動等；不斷推進精細化管理，從費用有效管理提升效益，不斷擴大導購和母嬰可經營門店，提升規模的門檻，提升促銷人員收人以穩定提升低層銷售人員積極性，進一步推動業績，進而拉高經營競爭門檻。

- *Management of brand assets and creating strong brand:* The Group will continue to enhance the establishment of our brands to polish brand image, and make further efforts on brand accumulation and management. The new television advertisements of Yashily brand in CCTV, all popular first-tier channels and the local provincial channels of target markets as well as the print and internet advertisements highlight the import milk sources and premium quality. Promotion of our brand is also made in influential entertainment channels and variety shows, such as "Avenue of Stars" of CCTV. Scient brand milk powder also places efforts on polishing its image by retaining celebrity spokesperson for the newly launched products and emphasizing on their uniqueness with a view to capture more market shares in the high-end milk powder market. Apart from the above, integration of the Group's branding strategies will be further made together with the planning on brand structure, and the Group will manage its brand identification system on such basis.

- *Research and development:* The Group plans to establish a food research and development centre equipped with advanced laboratory equipment and facilities to centralize our research and development. Such research and development centre will focus on the research and development of pediatric milk formula, nutrient bean products and other nutrient food. In addition, the liquid business department will further expand its team on the foundation of its preliminary structure established in 2011 so as to facilitate the development and promotion of liquid products.

- *Enhancement on production capabilities:* The Group will strive to complete the construction of its production base in Zhengzhou and commence partial operation within the year, and also commence the construction of a new production plant in Chaozhou.

- *管理品牌資產、塑造強勢品牌：*繼續加強品牌建設，提升品牌形象，並進一步累積和管理好品牌資產。雅士利品牌在央視、各主流一線衛視及重點市場省級地面頻道全面投播突出進口乳源和卓越品質的新電視、平面及網絡廣告，並在中國有很強影響力的娛樂欄目央視綜藝頻道「星光大道」等進行品牌宣傳植入；施恩品牌奶粉也將著力提升形象，上市新產品，引入明星代言，強化產品的獨特賣點，提升在高端奶粉市場的佔有份額。除此之外，要進一步整合集團品牌策略，規劃好品牌結構，並在此基礎上管理好品牌識別系統。

- *研究與開發：*計劃興建一座配備新型實驗室設備與設施的食品研發中心，集中本集團研發工作，該研發中心將致力研發嬰幼兒配方奶粉、營養豆製品及其他營養食品。此外，液態事業部在2011年組建的雛形上進一步擴展團隊，推進液態產品的開發與推廣。

- *提高生產能力：*爭取完成鄭州生產基地的建設並於年內部分投入使用；啟動潮州新工業園的建設。

- *Strengthening of the Group's internal management and sublimation of corporate culture:* the Group will continue to strengthen itself on budget management, performance appraisal and brand protection, while sublimating its own culture by getting its staff acknowledged of the culture in a more practical and deepened manner to raise cohesion within the Group.

- *Continuous search on acquisition or co-operation projects overseas:* As mentioned in our 2011 interim report, we intend to acquire existing assets of overseas enterprises which engage in the manufacturing of raw milk and raw milk powder, so as to ensure a stable and premium source of raw materials to us. In this regard, we have already made in-depth contact with a specific subject of the asset acquisition. Given that more choices are available under the fluctuations of global economic environment in the second half of 2011, the Group has not confirmed to regard such subject as a suitable acquisition target. The Group will undergo overseas acquisition or co-operation projects if the project could meet the demand of the Group's development and is with suitable valuation.

- *強化集團內部管理能力昇華集團文化：*在預算管理、績效考核及品牌保護上繼續加強；對集團文化進行提煉，使員工更加實際、深入地瞭解集團文化，加強集團的凝聚力。

- *繼續尋求海外收購或合作的項目：*2011年中期報告中提到，為保障本集團可以獲得穩定及優質原料，本集團擬收購海外現有的從事原奶及原料奶粉生產企業的資產，並且已和一個明確的資產收購對象進行了深度接觸。鑒於2011年下半年全球金融環境發生的波動而有更多的選擇對象湧現，本集團未將其確定為合適的收購對象。若有項目估值合適且符合本集團發展的需要，本集團將進行海外收購或合作的項目。

## Our Financial Results

## 我們的財務業績

Our key results and performance ratios are set out as follows:

本集團之主要業績及業績比率載列如下：

| Year ended 31 December<br>截至12月31日止年度 | | 2011 | 2010 | Change<br>變動 |
|---|---|---|---|---|
| **(All amounts in RMB million unless otherwise stated)** | **(除特別列明外，所有金額以人民幣百萬元列示)** | | | |
| **Key results** | **主要業績** | | | |
| Turnover | 營業額 | **2,957.8** | 2,954.4 | +0.1% |
| Gross profit | 毛利 | **1,538.3** | 1,681.7 | –8.5% |
| Operating profit | 經營溢利 | **313.0** | 590.6 | –47.0% |
| Profit attributable to equity holders of the Company | 本公司股權持有人應佔溢利 | **306.3** | 502.4 | –39.0% |
| Net operating cash flow (Note 1) | 經營現金流量淨額(附註1) | **458.3** | 313.0 | +46.4% |
| Basic earnings per share (RMB cents) (Note 2) | 每股基本盈利(人民幣分)(附註2) | **8.7** | 16.6 | –47.6% |
| Diluted earnings per share (RMB cents) (Note 3) | 每股攤薄盈利(人民幣分)(附註3) | **8.6** | 16.3 | –47.2% |
| Net asset value per share (RMB) | 每股淨資產(人民幣元) | **1.08** | 1.07 | +0.9% |
| **Key performance ratios** | **主要業績比率** | | | |
| *Profitability ratios* | *盈利比率* | | | |
| Gross profit margin | 毛利率 | **52.0%** | 56.9% | |
| Operating profit margin | 經營溢利利率 | **10.6%** | 20.0% | |
| Net profit margin | 純利率 | **10.4%** | 17.0% | |
| Margin of profit attributable to equity holders | 股權持有人應佔溢利率 | **10.4%** | 17.0% | |
| Return to net asset | 淨資產回報率 | **8.1%** | 13.5% | |
| Net profit to total asset (Note 10) | 淨利潤總資產率(附註10) | **6.6%** | 11.2% | |
| *Asset ratios* | *資產比率* | | | |
| Current ratio (Note 4) | 流動比率(附註4) | **4.5** | 5.0 | |
| Inventory turnover days (Note 5) | 存貨周轉天數(附註5) | **149** | 112 | |
| Trade receivable turnover days (Note 6) | 貿易應收款周轉天數(附註6) | **6** | 24 | |
| Trade payable turnover days (Note 7) | 貿易應付款周轉天數(附註7) | **74** | 70 | |
| Debt to equity ratio (Note 8) | 負債對權益比率(附註8) | **22.1%** | 20.1% | |
| Gearing ratio (Note 9) | 資產負債比率(附註9) | **0.7%** | 3.5% | |

Notes:

1. Cash inflow generated from operating activities for the year less cash outflow generated from operating activities for the year.
2. Profit attributable to equity holders of the Company for the year divided by the weighted average number of ordinary shares in issue before dilution for the year.
3. Profit attributable to equity holders of the Company for the year divided by the weighted average number of ordinary shares in issue after dilution for the year.
4. Total current assets at year end divided by total current liabilities at year end.
5. Inventory balances at year end divided by cost of sales for the year and multiplied by 365 days.
6. Balances of trade and bills receivables at year end divided by turnover for the year and multiplied by 365 days.
7. Balances of trade and bills payables at year end divided by cost of sales for the year and multiplied by 365 days.
8. Total liabilities at year end divided by equity attributable to total equity holders of the Company at year end.
9. Total interest-bearing bank loans at year end divided by total assets at year end.
10. Profit for the year divided by total assets at year end.

附註：

1. 年內經營活動產生之現金流入減年內經營活動產生之現金流出。
2. 年內本公司股權持有人應佔溢利除以年內攤薄前已發行普通股之加權平均數。
3. 年內本公司股權持有人應佔溢利除以年內攤薄後已發行普通股之加權平均數。
4. 年末流動資產總額除以年末流動負債總額。
5. 年末存貨結餘除以年內銷售成本，再乘以365天。
6. 年末貿易應收款及年末應收票據結餘除以年內營業額，再乘以365天。
7. 年末貿易應付款及年末應付票據結餘除以年內銷售成本，再乘以365天。
8. 年末負債總額除以年末本公司總股權持有人應佔股權。
9. 年末計息銀行貸款總額除以年末資產總額。
10. 年度溢利除以年末資產總額。

## Turnover

The Group's revenue for the year 2011 amounted to RMB2,957.8 million, representing a 0.1% increase compared to the preceding year.

## 營業額

本集團於2011年度之收入為人民幣2,957.8百萬元,較去年增加0.1%。

### *Revenue breakdown by brand and product category*

### *按品牌及產品類別劃分之收入*

| | | 2011 | | 2010 | | |
|---|---|---|---|---|---|---|
| | | **RMB million 人民幣 百萬元** | **% 百份比** | RMB million 人民幣 百萬元 | % 百份比 | Change 變動 |
| Yashily pediatric milk formula products | 雅士利嬰幼兒配方奶粉 | **1,825.5** | **61.7** | 1,816.1 | 61.5 | 0.5% |
| Scient pediatric milk formula products | 施恩嬰幼兒配方奶粉 | **608.6** | **20.6** | 624.3 | 21.1 | –2.5% |
| Nutrition products | 營養品 | **473.3** | **16.0** | 466.7 | 15.8 | 1.4% |
| Others | 其他 | **50.4** | **1.7** | 47.3 | 1.6 | 6.6% |
| Total | 總計 | **2,957.8** | **100.0** | 2,954.4 | 100.0 | 0.1% |

Revenue from our Yashily pediatric milk formula products increased by 0.5% from RMB1,816.1 million in 2010 to RMB1,825.5 million in 2011. This was mainly due to the fact that we were able to increase selling prices of our products and improve our product mix. The increment was partially offset by the increase in sales discount granted to distributors.

雅士利嬰幼兒配方奶粉產品的收入自2010年的人民幣1,816.1百萬元增加0.5%至2011年的人民幣1,825.5百萬元。增長主要源自產品銷售價格提升及產品結構優化。上述增長部分被多給予經銷商的銷售折扣的影響所抵消。

Revenue from our Scient pediatric milk formula decreased by 2.5% from RMB624.3 million in 2010 to RMB608.6 million in 2011. This was mainly due to the decrease in sales volume caused by the fierce market competition.

施恩嬰幼兒配方奶粉的收入自2010年的人民幣624.3百萬元減少2.5%至2011年的人民幣608.6百萬元,主要由於市場競爭激烈,銷量下降所致。

Revenue from our nutrition products increased by 1.4% from RMB466.7 million in 2010 to RMB473.3 million in 2011. This was mainly due to the growth in sales revenue from milk powder for adults and oatmeal.

營養品的收入由2010年人民幣466.7百萬元增加1.4%至2011年人民幣473.3百萬元。增長主要來自成人奶粉及麥片銷售收入的增長。

Revenue from other products increased by 6.6% from RMB47.3 million in 2010 to RMB50.4 million in 2011, primarily due to the increase in the sales of surplus raw material.

其他產品的收入由2010年人民幣47.3百萬元增加6.6%至2011年人民幣50.4百萬元,主要由於剩餘原材料銷售增加。

### *Percentage of revenue by sales channel* 按銷售渠道劃分之收入百分比

| | | 2011 | 2010 | Change 變動 |
|---|---|---|---|---|
| Wholesale to distributors | 批發予經銷商 | **98.6%** | 98.4% | 0.2% |
| Direct sales to retail outlets | 零售店直銷 | **1.4%** | 1.6% | –0.2% |
| | | **100.0%** | 100.0% | 0.0% |

### *Percentage of revenue by city tiers* 按城市級別劃分之收入百分比

**— Yashily pediatric milk formula** — 雅士利嬰幼兒配方奶粉

| | | 2011 | 2010 | Change 變動 |
|---|---|---|---|---|
| First-tier cities[1] | 一線城市[1] | **14.4%** | 16.9% | –2.5% |
| Second-tier cities[2] | 二線城市[2] | **51.0%** | 55.4% | –4.4% |
| Third-tier cities and others[3] | 三線城市及其他[3] | **34.6%** | 27.7% | 6.9% |
| Total | 總計 | **100.0%** | 100.0% | 0.0% |

(1) Includes direct-controlled municipalities, provincial capital cities and capital cities of autonomous regions such as Beijing, Shanghai, Guangzhou, Nanchang, Chongqing and Shijiazhuang.

(1) 包括北京、上海、廣州、南昌、重慶、石家莊等直轄市、省會城市及自治區首府。

(2) Includes prefecture-level cities such as Dongguan, Nanyang, Jiujiang, Mianyang and Foshan.

(2) 包括東莞、南陽、九江、綿陽及佛山等地級市。

(3) Includes county-level cities such as Jinjiang, Yunmeng, Bozhou, Kunshan and Luohe.

(3) 包括晉江、雲夢、亳州、昆山及漯河等縣級市。

— **Scient pediatric milk formula** — **施恩嬰幼兒配方奶粉**

| | | 2011 | 2010 | Change 變動 |
|---|---|---|---|---|
| First-tier cities[1] | 一線城市[1] | **10.6%** | 14.6% | –4.0% |
| Second-tier cities[2] | 二線城市[2] | **71.9%** | 74.6% | –2.7% |
| Third-tier cities and others[3] | 三線城市及其他[3] | **17.5%** | 10.8% | 6.7% |
| Total | 總計 | **100.0%** | 100.0% | 0.0% |

(1) Includes direct-controlled municipalities, provincial capital cities and capital cities of autonomous regions such as Beijing, Shanghai, Guangzhou, Nanchang, Chongqing and Shijiazhuang.

(1) 包括北京、上海、廣州、南昌、重慶、石家莊等直轄市,省會城市及自治區首府。

(2) Includes prefecture-level cities such as Dongguan, Nanyang, Jiujiang, Mianyang and Foshan.

(2) 包括東莞、南陽、九江、綿陽及佛山等地級市。

(3) Includes county-level cities such as Jinjiang, Yunmeng, Bozhou, Kunshan and Luohe.

(3) 包括晉江、雲夢、亳州、昆山及漯河等縣級市。

The above sales are classified based on the tier of the cities where the distributors are registered.

上述銷售是以經銷商註冊所在地歸屬的城市級別劃分的。

In 2011, the Group has further expanded its distribution channel downward. Some of the third-tier markets covered by distributors in first and second-tier cities are operated by local distributors. The proportion of sales in first and second-tier dropped while the proportion of sales in third-tier cities increased mainly due to the above reason.

於2011年,本集團進一步進行分銷渠道下沉,部份的原由一二綫城市經銷商覆蓋的三綫城市市場由當地的經銷商經營。主要由於上述原因,一二綫城市銷售佔比有所下降而三綫城市銷售佔比有所上升。

## Gross Profit

For the year ended 31 December 2011, the Group recorded gross profit of RMB1,538.3 million, representing a decline of 8.5% from last year, and gross profit margin was 52% (2010: 56.9%). The decline of gross profit was mainly due to the significant surge in both raw milk powder and its supplements during the year and the increment in the operating cost of our subsidiaries, which are foreign investment enterprises (FIE) given that construction tax and educational surcharge are levied on FIE since December 2010. In addition, to boost up the market, we granted more sales discounts and sample gifts to the customers and such also led to the decrease in gross profit. We offset part of the impact of the above via the optimization of product structure.

## 毛利

截至2011年12月31日止年度,本集團錄得毛利為人民幣1,538.3百萬元,較去年下降8.5%,毛利率為52.0%(2010年:56.9%)。毛利下降的主要原因是原料奶粉及其他輔料價格於年內均有顯著上升以及國家自2010年12月起向外商投資企業開徵城市維護建設税和教育費附加導致本集團內外商投資企業屬性的子公司經營成本上漲。此外,為推動市場進一步發展,本集團對消費者進行讓利並於年內給予更多的銷售折扣以及樣品贈品。此舉也導致毛利下降。本集團已通過優化產品結構部分抵消了上述影響。

## Other Revenue

Other revenue amounted to RMB28.7 million, representing a 53.1% decrease compared to the preceding year.

Other revenue mainly consisted of government grants, compensation income, write-off of trade payables, rental income, exemption of value-added tax ("VAT") expenses and others. The decrease was mainly due to the exemption of VAT expenses of RMB22.8 million (no such item in 2011) obtained by the Group in 2010.

## 其他收益

其他收益為人民幣28.7百萬，較去年減少53.1%。

其他收入主要包括政府補助、補償收入、撇銷的應付貿易款項、租金收入，增值稅費用豁免及其他。其他收入減少主要由於2010年本集團取得增值稅費用豁免人民幣22.8百萬元(2011年並沒有該項豁免)。

## Selling and distribution expenses

Selling and distribution expenses consisted primarily of advertising expenses, promotional expenses, transportation expenses, salaries and employee benefits for sales personnel and other related expenses.

The Group's selling and distribution expenses amounted to RMB1,061.9 million, representing a 10.9% increase compared to the preceding year. Selling and distribution expenses accounted for 35.9% (2010: 32.4%) of the Group's revenue, which was due to the increase in advertising and promotional expenses and salary. In the first half of 2011, to raise the awareness and reputation of its products sustainably, the Group increased its investment in the television advertisement in the prime time (19:30 to 19:32) of CCTV. The expense for the advertisement is RMB59.8 million. The commercial has finished broadcasting in the first half of 2011.

## 銷售及經銷開支

銷售及經銷開支主要包括廣告費、宣傳費、交通費、銷售人員薪金及相關福利和其他相關費用。

本集團的銷售及經銷開支為人民幣1,061.9百萬元，較去年增加10.9%。銷售及經銷開支佔本集團收入35.9%(2010年：32.4%)。主要是由於廣告以及推廣促銷費用以及人工成本的增加所致。2011年上半年，為了持續提升本集團產品的知名度和美譽度，本集團加強了在中央電視台一套黃金時段(晚上19：30至晚上19：32)的電視廣告投入。該項廣告支出為人民幣59.8百萬元。該項廣告已於2011年上半年播放完畢。

## Administrative expenses

Administrative expenses consisted primarily of salaries and employee benefits of administrative and management staff, depreciation and amortization expenses, travel and entertainment expenses, audit fees, research and development expenses, provisions for doubtful receivables, office rental expenses and other related expenses.

The Group's administrative expenses amounted to RMB185.5 million, representing a 1.5% increase compared to the preceding year. Administrative expenses accounted for 6.3% (2010: 6.2%) of the Group's revenue.

The increase was primarily due to the growth in staff costs and office expenses.

## 行政開支

行政開支主要包括行政及管理層員工的薪金及福利、折舊及攤銷費用、交通及交際費用、核數費用、研發開支、應收呆帳撥備、辦公室租金費用以及其他相關費用。

本集團的行政開支為人民幣185.5百萬元，較去年增加1.5%。行政開支佔本集團收入6.3%(2010年：6.2%)。

主要是由於人工成本以及辦公費用增加所致。

## Finance income

The Group's finance income amounted to RMB65.1 million, representing an increase of 447.1% compared to the preceding year. Our finance income mainly consisted of bank interest income. The increase was primarily due to the growth in operating cash inflow and the interest income arising from the listing proceeds.

## 財務收入

本集團財務收入達人民幣65.1百萬元，較去年增加447.1%。財務收入主要包括銀行利息收入。增加的主要原因是經營性現金流入增加和來自上市所得款項產生的利息收入。

## Finance costs

The Group's finance costs amounted to RMB2.7 million, representing a decrease of 79.2% compared to the preceding year. Finance costs primarily consisted of interest expenses on bank borrowings. The decrease was primarily due to the decrease in the weighted average balance on our outstanding bank borrowings.

## 財務成本

本集團財務成本為人民幣2.7百萬元，較去年減少79.2%。財務成本主要包括銀行借款利息開支。減少的主要原因是由於本集團未償還銀行借款的加權平均結餘減少。

## Income tax expense

In 2011, the Group has provided income tax expense of RMB67.0 million, and the effective income tax rate was 17.8%, representing an increase as compared to the effective income tax rate of 14.6% in 2010, which were mainly due to the fact that the preferential taxation period for Yashili (Guangdong), our major subsidiary, expired. The expiry of the preferential taxation period resulted in an increase in income tax rate from 12.5% in 2010 to 25% in 2011, thereby raising the overall effective income tax rate of the Group during the period. On the other hand, in 2011, our subsidiary, Scient (Guangzhou) has recognized deferred tax asset on the deductible tax loss brought forward from previous year and thereby partially offset the increment in the tax rate caused by Yashili (Guangdong).

## 所得稅開支

於2011年，本集團計提的所得稅費用為67.0百萬元，實際所得稅率為17.8%，相比2010年實際所得稅率14.6%有所增加，主要原因為：本集團之主要子公司廣東雅士利享受的稅收優惠期滿，所得稅稅率由2010年的12.5%上升至2011年的25%，從而提高了本集團2011年整體上的實際所得稅率；另一方面，本集團於2011年確認了子公司施恩(廣州)部分以前年度留抵的稅務虧損相應的遞延所得稅資產從而部分抵消了廣東雅士利稅率上升的影響。

## Inventory

As at 31 December 2011, inventory balance of the Group amounted to RMB577.7 million, representing a 47.8% increase from the balance of RMB390.8 million as at 31 December 2010. The increase was mainly attributable to raw materials, work in progress and finished goods. To satisfy the blooming market demand in Chinese New Year in January 2012, the Group had stored up more inventories. In addition, in the fourth quarter in 2011, we adopted a strategic policy to purchase at a lower price more raw materials in raw milk production peak season. Besides, raw milk powder from New Zealand within the import quota will enjoy the favorable custom duty at a rate of 5.8%. The custom duty rate will be changed to 10% when the nation-wide imported quantity exceeds the quota. As at 31 December 2011, the balance of our inventory included raw material powder in transit amounted to RMB65.1 million, which arrived in early 2012 and custom duty was levied at a favorable rate.

## 存貨

於2011年12月31日，本集團存貨餘額為人民幣577.7百萬元，較2010年12月31日餘額人民幣390.8百萬元上升47.8%增加的主要是原材料、在產品以及產成品。為滿足2012年1月中國農曆新年旺盛的市場需求，本集團儲備了更多的存貨，此外，本集團2011年第4季度進行策略性採購，在產奶旺季、價格較低時增加採購量。另一方面，從新西蘭進口的原料粉在配額內可享受優惠關稅稅率5.8%，全國進口量超過配額後關稅即恢復至10%。於2011年12月31日，本集團的存貨餘額包括在途原料粉人民幣65.1百萬元，這些存貨於2012年年初到港並享受優惠關稅稅率。

## Other investment

As at 31 December 2011, balance of other investment of the Group amounted to RMB180.0 million, which consisted of two Renminbi structural deposits and one wealth management products acquired from banks. The above investments were redeemed by 31 January 2012, representing annualized yield between 5.8% and 6.0%.

## 其他投資

於2011年12月31日，本集團其他投資餘額為人民幣180.0百萬元，由兩筆人民幣結構性存款以及一筆從銀行購入的穩健性理財產品組成。上述投資均於2012年1月31日以前贖回並取得年化收益率5.8%至6.0%的回報。

## Trade and other payables

As at 31 December 2011, balance of trade and other payables of the Group amounted to RMB720.1 million, representing a 44.0% increase from the balance of RMB499.9 million as at 31 December 2010. The increase in balance was mainly due to the substantial amount of payment for goods to the Group for purchases in anticipation of the blooming market demand during Chinese New Year in January 2012. Balance of customers' prepayments increased from RMB71.7 million as at 31 December 2010 to RMB255.5 million as at 31 December 2011.

## 貿易及其他應付款

於2011年12月31日，本集團貿易及其他應付款餘額為人民幣720.1百萬元，較2010年12月31日餘額人民幣499.9百萬元上升44.0%。餘額上升主要是由於客戶為迎接2012年1月中國農曆新年旺盛的市場需求備貨而向本集團支付大量預付貨款。客戶預付款餘額由2010年12月31日的人民幣71.7百萬元上升至2011年12月31日的人民幣255.5百萬元。

## Profit attributable to equity shareholders of the Company

The Group's profit attributable to equity shareholders of the Company amounted to RMB306.3 million, a 39.0% decrease compared to the preceding year. This was mainly due to the impact of the decrease in gross profit margin, increase in advertising expenses, surge in labour cost and increase in income tax rate.

## 本公司股權持有人應佔溢利

本集團股權持有人應佔溢利為人民幣 306.3百萬元，較去年下降39.0% 。該減少主要由於受到毛利率下降，廣告開支增加，人工成本上漲及所得税税率上升等原因影響。

## Provision for doubtful debts

At 31 December 2011, we had provision for doubtful debts of RMB1.6 million (2010: RMB1.6 million). The provision was for individually impaired receivables relating to customers that were in default or delinquency of payments. We do not hold any collateral or other credit enhancements over such amounts. We regularly reviewed aging of receivables and considered provision based on a number of factors such as whether the debtors encounter significant financial difficulties, the probability that the debtor will file for bankruptcy or be subject to financial reorganization, and the possibility of default or delinquent payments.

## 呆帳撥備

於2011年12月31日，本集團的呆帳撥備為人民幣1.6百萬元(2010年：人民幣 1.6百萬元)。該等撥備是與拖欠付款的客戶有關的個別減值應收款而作出的撥備。本集團並無就該等金額持有任何抵押品或其他信貸增級。本集團定期審閱應收款的賬齡，並考慮根據若干因素計提撥備，例如債務人是否出現重大財務困難、債務人申請破產或進行財務重組的概率，以及拖欠付款的可能性。

## Provision for impairment and disposal losses of inventories

At 31 December 2011, we had provisions for impairment of inventories of RMB3.2 million (2010: RMB0.7 million). In addition, we also recorded losses on disposal of inventory of RMB2.6 million (2010: RMB8.0 million), which were primarily relating to general stocktake losses, disposal of dampened or deteriorated inventory and disposal of unused packaging materials.

## 存貨減值撥備和報廢虧損

於2011年12月31日，本集團存貨減值撥備結餘為人民幣3.2百萬元(2010年：人民幣0.7百萬元)。此外，本集團亦錄得存貨報廢虧損人民幣2.6百萬元(2010年：人民幣8.0百萬元)，主要由於一般盤點損失、報廢已因潮濕而損壞或已變質的存貨以及處置不使用的包裝物料。

## Pledge of assets

At 31 December 2011, bank deposits, bill receivables and certain property, plant and equipment with aggregate carrying amounts of approximately RMB92.5 million (31 December 2010: RMB150.9 million) were pledged by the Group. Details are set out in the relevant notes to the annual financial statements.

At 31 December 2011, property, plant and equipment with carrying amounts of RMB20.0 million (2010: RMB108.6 million), no investment properties (2010: RMB70.1 million), no lease prepayments (2010: RMB38.4 million) and bank deposit with carrying amount of RMB63.1 million (2009: RMB32.9 million) were pledged to secure certain bank borrowings and services of the Group. In addition, bank deposits amounting to RMB9.4 million (2010: RMB9.4 million) were frozen by a PRC court in relation to certain pending litigations.

## 已抵押資產

於2011年12月31日，本集團已抵押之銀行存款、應收票據及若干物業、廠房及設備合共約人民幣92.5百萬元(2010年12月31日：人民幣150.9百萬元)。有關詳情載於年度財務報表相關附註。

於2011年12月31日，本集團已抵押賬面值為人民幣20.0百萬元(2010年：人民幣108.6百萬元)的物業、廠房及設備、賬面值為人民幣零元(2010年：人民幣70.1百萬元)的投資物業、賬面值為人民幣零元(2010年：人民幣38.4百萬元)的租賃預付款及賬面值為人民幣63.1百萬元(2010年：人民幣32.9百萬元)的銀行存款，以獲得若干銀行借款及服務。除此以外，由於一些未決訴訟，而被中國法院凍結的銀行存款為賬面值人民幣9.4百萬元(2010年：人民幣9.4百萬元)。

## Liquidity and capital resources

The Group's liquidity has been strengthened due to the successful listing in the Hong Kong Stock Exchange in the second half of 2010. The net listing proceeds received from the listing amounted to RMB1,965.8 million (excluding the exchange loss arising from converting part of listing proceeds and after deduction of related expenses).

## 本集團流動資金及資本資源

由於2010年下半年成功在香港聯交所上市，本集團流動資金得到加強。由上市收取的款項淨額為人民幣1,965.8百萬元(已扣除轉換部分上市所得款項所產生的兑換損失及有關開支)。

### *Operating activities*

For the twelve months ended 31 December 2011, our operation provided RMB458.3 million of cash, compared to the net cash outflow of RMB313.0 million in the preceding year. The strong cash inflow was mainly benefited from the improvement in credit limit control by the Group, which lowered the balance of trade receivables.

### *經營活動*

截至2011年12月31日止十二個月內，本集團的業務帶來人民幣458.3百萬元，去年則為淨現金支出人民幣313.0百萬元。強勁的現金流入主要得益於本集團更完善的信限控制使得應收賬款餘額下降。

### *Investing activities*

For the twelve months ended 31 December 2011, net cash used in investing activities amounted to RMB229.4 million, expenses for investing activities were mainly used in the construction of facilities and plants.

### *投資活動*

截至2011年12月31日止十二個月內，投資活動所用現金淨額為人民幣229.4百萬元，投資活動支出主要用於設備及廠房的構建。

### *Financing activities*

For the twelve months ended 31 December 2011, net cash used in financing activities amounted to RMB403.7 million, primarily reflecting RMB36.2 million of proceeds from loans and borrowings, RMB163.3 million for the repayment of bank loan, RMB234.7 million for the distribution of dividends and RMB15.5 million for share repurchase.

### *融資活動*

截至2011年12月31日止十二個月內，融資活動所用現金淨額為人民幣403.7百萬元，主要反映貸款及借款所得款項人民幣36.2百萬元，和償還銀行貸款人民幣163.3百萬元、派發股息人民幣234.7百萬元和股份回購人民幣15.5百萬元。

### *Loans and borrowings*

As at 31 December 2011, our bank loans amounted to RMB31.4 million (31 December 2010: RMB158.4 million), which were required to be repaid on demand within a year.

As at 31 December 2011, our total equity amounted to RMB3,804.0 million (31 December 2010: RMB3,729.9 million), and the debt-to-equity ratio (total bank loan balance at period end divided by total equity at period end) was 0.8% (31 December 2010: 4.2%).

### *貸款及借款*

截至2011年12月31日，本集團銀行的貸款為人民幣31.4百萬元(2010年12月31日：人民幣158.4百萬元)需於一年內按要求償還。

截至2011年12月31日，本集團的總權益為人民幣3,804.0百萬元(2010年12月31日：人民幣3,729.9百萬元)，債務權益比率為(銀行貸款期末總餘額除以權益期末總額)0.8%(2010年12月31日：4.2%)。

## Application of net IPO Proceeds

The net proceeds from IPO were approximately RMB1,965.8 million, after deduction of related expenses. We have utilised such net proceeds in the manner consistent with that mentioned on the Company's prospectus dated 30 October 2010 under the section headed "Future Plans and Use of Proceeds". As such, the net proceeds utilised up to 31 December 2011 was as follows:

## 首次公開招股所得款項淨額用途

上市於扣除有關開支後的所得款項淨額約為人民幣1,965.8百萬元。本公司已按照2010年10月30日的招股章程「未來計劃及所得款項用途」一節所披露的方式運用這些款項淨額。因此，截至2011年12月31日所得款項淨額用途相應如下：

| | | Net IPO proceeds 首次公開發售所得款項淨額 | | |
|---|---|---|---|---|
| | | **Available for utilisation 可供動用** RMB'000 人民幣千元 | **Utilised 已動用** RMB'000 人民幣千元 | **Unutilised 未動用** RMB'000 人民幣千元 |
| Expansion of production capacity for pediatric milk formula and nutritional food products: | 用於擴大嬰幼兒配方奶粉及營養食品之產能： | 491,457 | 57,581 | 433,876 |
| Acquisition of integrated dairy companies engaged in the production of raw milk and raw milk powder | 收購從事原奶及原料奶粉生產的綜合乳製品公司 | 491,457 | 1,116 | 490,341 |
| Promotional activities in television networks and popular baby nursing forums as well as major magazines, newspapers and other printed media | 電視網絡及流行育嬰論壇網站，以及主要雜誌、報紙及其他印刷媒體的廣告活動 | 491,457 | 59,776 | 431,681 |
| Enhancement on our research and development capabilities | 提高本集團的研發能力 | 147,437 | 4,256 | 143,181 |
| Development and promotion of sales of existing and new products | 開發及推銷現有產品及新產品 | 147,437 | 44,617 | 102,820 |
| Funding of our working capital and general corporate purposes | 本集團營運資金及一般企業用途 | 196,584 | 39,317 | 157,267 |
| Total | 合計 | 1,965,829 | 206,663 | 1,759,166 |

# Product Innovation
# 產品創新



## Corporate governance practices

The Group is committed to achieving high standards of corporate governance to safeguard the interests of shareholders and to enhance corporate value and accountability. The Group also acknowledges the vital importance of good corporate governance to the Group's success and sustainability appropriate to the conduct and growth of our business.

The Group has applied the principles set out in the Code on Corporate Governance Practice (the "CG Code") contained in Appendix 14 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Stock Exchange") (the "Listing Rules")

The Board is of the view that throughout the whole year ended 31 December 2011, the Company has complied with the code provisions as set out in the CG Code, save for the deviation from the code provision A.2.1, which deviation is explained in the relevant paragraphs of this report.

The Company is committed to enhancing its corporate governance practices appropriate to the conduct and the growth of its business and to reviewing such practices from time to time to ensure that they comply with statutory and professional standards and align with the latest development.

## 企業管治常規

本集團致力達致高水平的企業管治，以保障股東利益以及提升企業價值及問責性。本集團亦深明適合本公司業務的進行及增長的良好企業管治對本集團的成功與持續經營極為重要。

本公司已應用載於香港聯合交易所有限公司(「聯交所」)證券上市規則(「上市規則」)附錄14的企業管治常規守則(「企業管治守則」)所載的原則。

董事會認為就2011年12月31日止之全年情況來看，本公司已遵守企業管治守則所載的守則條文，惟與守則偏離的條文第A.2.1條除外，有關偏離詳述於本報告的有關段落。

本公司致力提升適合其業務的進行及發展的企業管治常規，並不時檢討該等常規，以確保其符合法定及專業標準，並緊貼最新發展。

## The board of directors

### Responsibilities

The board is responsible and has general powders for the management and conduct of the Group's business, strategic decisions and performance. The board has delegated to the senior management the authority and responsibility for the day-to-day management and operation of the Group. In addition, the board has established board committees and has delegated to these board committees various responsibilities as set out in their respective terms of reference .

All directors carry out duties in good faith, in compliance with applicable laws and regulations, and in the interests of the Company and its shareholders at all times.

## 董事會

### 責任

董事會負責及擁有一般權力管理及進行本集團業務、策略性決定及表現。董事會授予高級管理層權力及責任進行本集團的日常管理及經營。此外，董事會已成立董事會委員會並已授予該等董事會委員會各項責任，詳情載於其各自的職權範圍。

所有董事均真誠地履行職責、遵守適用法律及法規及於任何時候均以符合本公司及其股東的利益行事。

The Company has adopted the recommended best practices under the CG Code to arrange for appropriate insurance cover for directors' and officers' liabilities in respect of legal actions against its directors and senior management arising out of corporate activities.

本公司已採納企業管治守則下的建議最佳常規，以就因企業活動而提起針對其董事及高級管理層的法律訴訟產生的法律責任，為董事及高級行政人員安排合適保險。

## Board composition

During the year under review, the board comprises of ten members, consisting of five executive directors, two non-executive directors and three independent non-executive directors. The composition of the board is set out below.

## 董事會成員

於回顧年度內，董事會由十名成員組成，包括五名執行董事、兩名非執行董事及三名獨立非執行董事。董事會的成員如下：

| Name<br>姓名 | Position<br>職位 |
|---|---|
| Mr. Zhang Lidian<br>張利鈿先生 | Chairman and executive director<br>董事長兼執行董事 |
| Mr. Zhang Likun<br>張利坤先生 | Executive director<br>執行董事 |
| Mr. Zhang Liming<br>張利明先生 | Executive director<br>執行董事 |
| Mr. Zhang Libo<br>張利波先生 | Executive director<br>執行董事 |
| Mr. Wu Xiaonan<br>吳曉南先生 | Executive director (resigned as a director on 19 April 2011)<br>執行董事(於2011年4月19日辭任) |
| Mr. Zhang Yanpeng<br>張雁鵬先生 | Executive director (appointed as a director on 2 June 2011)<br>執行董事(於2011年6月2日獲委任) |
| Mr. Zhang Chi<br>張弛先生 | Non-executive director<br>非執行董事 |
| Mr. Luo Yi<br>羅一先生 | Non-executive director (resigned as a non-executive director on 23 November 2011)<br>非執行董事(於2011年11月23日辭任) |
| Mr. Chang Herman Hsiu-Guo<br>張淑國先生 | Non-executive director (appointed as a non-executive director on 23 November 2011)<br>非執行董事(於2011年11月23日獲委任) |
| Mr. Yu Shimao<br>余世茂先生 | Independent non-executive director<br>獨立非執行董事 |
| Mr. Chen Yongquan<br>陳永泉先生 | Independent non-executive director<br>獨立非執行董事 |
| Mr. Samuel King On Wong<br>黃敬安先生 | Independent non-executive director<br>獨立非執行董事 |

The list of directors (by category) is also disclosed in all corporate communications issued by the Company pursuant to the Listing Rules from time to time. The independent non-executive directors are expressly identified in all corporate communications pursuant to the Listing Rules.

The relationships among the members of the board are disclosed under "Directors and management biographies" in this annual report.

There are four changes of the Board during the year ended 31 December 2011:

- Mr. Wu Xiaonan, an executive director, resigned on 19 April 2011.
- Mr. Zhang Yanpeng was appointed as executive director at the annual general meeting on 2 June 2011.
- Mr. Luo Yi, a non-executive director, resigned on 23 November 2011.
- Mr. Chang Herman Hsiu-Guo was appointed as non-executive director on 23 November 2011.

During the year under review, the board at all times met the requirements of the Listing Rules relating to the appointment of at least three independent non-executive directors with at least one independent non-executive director possessing appropriate professional qualifications or accounting or related financial management expertise.

The Company has received written annual confirmation from each independent non-executive director of his independence pursuant to the requirements of the Listing Rules. The Company considers all independent non-executive directors to be independent in accordance with the independence guidelines as set out in the Listing Rules.

All directors, including non-executive directors and independent non-executive directors, have brought a wide spectrum of valuable business experience, knowledge and professionalism to the board for its efficient and effective functioning. Through active participation at board meetings, taking the lead in managing issues involving potential conflict of interest and serving on board committees, all non-executive directors make various contributions to the effective direction of the Company.

董事名單(按類別排列)亦不時根據上市規則披露於本公司發出的所有企業通訊中。根據上市規則,獨立非執行董事會於所有企業通訊中明確識別。

董事會成員間的關係於本年報內的「董事及管理層履歷」內披露。

截至2011年12月31日之回顧年度內,董事會進行了四項變更:

- 吳曉南先生於2011年4月19日辭去執行董事一職。
- 張雁鵬先生於2011年6月2日在年度股東大會上獲委任為執行董事。
- 羅一先生於2011年11月23日辭去非執行董事一職。
- 張淑國先生於2011年11月23日獲委任為非執行董事。

於回顧年度內,董事會一直符合上市規則有關委任至少三名獨立非執行董事,而其中至少一位獨立非執行董事具備適當的專業資格或會計或相關財務管理專長的規定。

本公司已從每位獨立非執行董事獲得按上市規則的規定就其獨立性發出的年度確認書。根據上市規則所載有關獨立性的指引,本公司認為全部獨立非執行董事均屬獨立人士。

全部董事包括非執行董事及獨立非執行董事均為董事會帶來廣泛的寶貴營商經驗、知識及專業,令其運作具效率及成效。透過積極參與董事會會議,帶頭管理涉及潛在利益衝突的事務及於董事會委員會任職,所有非執行董事對本公司的有效指導作出各種貢獻。

## The chairman

At present, the Company does not have any officer with the title of "Chief Executive Office". The Chairman of the board is Mr. Zhang Lidian who is primarily responsible for the overall corporate strategic planning and business development of the Group. Daily management is shared among the executive directors and senior management.

The Company will continue to review the effectiveness of the Group's corporate governance structure and consider whether any changes, including the appointment of a Chief Executive Officer and the separation of the roles of Chairman and Chief Executive Officer, are necessary.

## 董事長

目前,本公司沒有安排任何人員擔任「行政總裁」職務。董事會主席張利鈿先生主要負責本集團的整體企業策略性規劃及業務發展。日常管理由執行董事及高級管理層共同分擔。

本公司將繼續檢討本集團的企業管治架構的有效性,並考慮是否有必要作出任何修改,包括委任行政總裁以及區分董事長及行政總裁之職務。

## Appointment and re-election of directors

Each of the directors (including executive, non-executive directors and independent non-executive directors) of the Company is engaged on a service contract for a term of three years. The appointment may be terminated by not less than three months' written notice.

In accordance with the Company's Articles of Association, all directors are subject to retirement by rotation at least once every three years and any director appointed to fill a causal vacancy shall hold office until the first annual general meeting of members after his appointment and be subject to re-election at such meeting and any director appointed as an addition to the existing board shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election.

In accordance with the Company's Articles of Association, Mr. Zhang Likun, Mr. Zhang Chi and Mr. Yu Shimao shall retire by rotation and being eligible, offer themselves for re-election at the forthcoming annual general meeting. Mr. Chang Herman Hsiu-Gao, who was appointed by the Board on 23 November 2011, shall be subject to re-election at the forthcoming annual general meeting. The Company's circular dated 27 April 2012 contains detailed information of the directors standing for re-election.

## 委任及重選董事

本公司每名董事(包括執行董事、非執行董事及獨立非執行董事)按為期三年的服務合約獲委聘。有關委任可以不少於三個月的書面通知予以終止。

根據本公司的組織章程細則,本公司全體董事須至少每三年輪值退任一次,而任何獲委任以填補臨時空缺的董事的任期至彼獲委任後首屆股東大會為止,彼可於會上重選連任,而獲委任為現有董事會新增董事的任期僅至本公司下屆股東周年大會為止,屆時將合資格重選連任。

根據本公司的組織章程細則,張利坤先生、張弛先生及余世茂先生將於應屆股東周年大會上輪值退任,並符合資格且願意於股東周年大會上膺選連任。張淑國先生,彼於2011年11月23日被任命為非執行董事,亦將於即將到來的年度股東大會重選連任。本公司日期為2012年4月27日的通函載有待重選董事的詳細資料。

### Nomination committee

The Company established a nomination committee on 8 October 2010. The Committee comprises three members, Mr. Yu Shimao (Chairman), Mr. Zhang Lidian and Mr. Chen Yongquan, the majority of them are independent non-executive directors.

The principal duties of the nomination committee are to make recommendation to the Board regarding candidates to fill vacancies on the Board.

During the year ended 31 December 2011, the nomination committee held one meeting. All of the committee members have attended the meeting.

### 提名委員會

本公司已於2010年10月8日成立提名委員會。該委員會包括三名成員，余世茂先生(主席)、張利鈿先生及陳永泉先生，彼等大部分均為獨立非執行董事。

提名委員會的主要職責為就有關填補董事會職位空缺的候選人向董事會提供推薦意見。

於截至2011年12月31日止之年度內，提名委員會召開了一次會議。全體委員均出席了該次會議。

## Induction and continuing development of directors

Each newly appointed director receives formal, comprehensive and tailored induction on the first occasion of his/her appointment to ensure appropriate understanding of the business and operations of the Company and full awareness of director's responsibilities and obligations under the Listing Rules and relevant statutory requirements. Such induction shall be supplemented by visits to the Company's key plant sites and meetings with senior management of the Company.

Directors are continually updated on the statutory and regulatory regime and the business environment to facilitate the discharge of their responsibilities. Continuing briefing and professional development for directors will be arranged where necessary.

## 董事之就任須知及持續發展

每位新獲委任的董事均於其首次獲委任時接受正式、全面及因應個別董事而設計的就任須知，以確保彼適當瞭解本公司業務及營運，以及充分認識到上市規則及相關法定要求下董事須承擔的責任及義務。有關就任須知還包括考察本公司的主要廠房場地，並與本公司的高級管理層會面。

董事持續獲提供有關法律及監管制度以及營商環境的最新數據，以協助彼等履行職責。本公司將於有需要時安排向董事提供持續的信息及專業發展情況。

## Board meetings

### Board practices and conduct of meetings

Annual meeting schedules and draft agenda of each meeting are normally made available to directors in advance.

Notice of regular board meetings is served to all directors at least 14 days before the meeting. For other board and committee meetings, reasonable notice is generally given.

Board papers together with all appropriate, complete and reliable information are sent to all directors at least 3 days before each board meeting or committee meeting to keep directors apprised of the latest development and financial position of the Company and to enable them to make informed decisions. The board and each director also have separate and independent access to the senior management where necessary.

The senior management normally will attend regular board meetings and where necessary, other board and committee meetings, to advise on business development, financial and accounting matters, statutory and regulatory compliance, corporate governance and other major aspects of the Company.

The Company's articles of association contain provisions requiring directors to abstain from voting and not to be counted in the quorum at the meetings for approving transactions in which such directors or any of their associates have a material interest.

The company secretary is responsible for taking and keeping minutes of all board meetings and committee meetings. Draft minutes are normally circulated to directors for comment within a reasonable time after each meeting and final versions are open for director's inspection.

## 董事會會議

### 董事會常規及舉行會議

董事一般可預先獲提供周年大會日程及各大會的議程草稿。

常規董事會會議通告均於會議舉行前最少14日向全體董事發出，而其他董事會及委員會會議的通告，則於合理時間內發出。

董事會文件連同所有合適、完整及可靠的數據，均於各董事會或委員會會議舉行前最少三日寄發予所有董事，以知會董事有關本公司的最新發展及財務狀況，讓彼等可作出知情決定。董事會及各董事亦可於有需要時個別及獨立與行政人員接觸。

高級管理層通常會出席所有常規董事會會議，並於有需要時出席其他董事會及委員會會議，以就本公司業務發展、財務及會計事宜、法定及監管遵守、企業管治及其他重大事宜提供意見。

本公司的組織章程細則規定倘董事及其連絡人於交易中擁有重大利益，則董事須於批准該等交易的會議上放棄投票及不計入法定人數。

公司秘書負責記錄及置存所有董事會會議及委員會會議的會議紀錄。會議紀錄草稿一般於各會議舉行後的一段合理時間內供董事傳閱，以收集意見，而最終版本將可供董事查閱。

## Directors' attendance records

During the year ended 31 December 2011, 10 board meetings were held. The attendance records of each director at the board meetings are set out below:

## 董事的與會出席記錄

於截至2011年12月31日止之年度內,舉行了10次全體董事會會議。每名董事出席於董事會會議的與會記錄載列如下:

| Name of Director<br>董事姓名 | Attendance<br>出席次數 |
|---|---|
| Mr. Zhang Lidian<br>張利鈿先生 | 10 |
| Mr. Zhang Likun<br>張利坤先生 | 10 |
| Mr. Zhang Liming<br>張利明先生 | 10 |
| Mr. Zhang Libo<br>張利波先生 | 10 |
| Mr. Wu Xiaonan[1]<br>吳曉南先生[1] | 3 |
| Mr. Zhang Yanpeng[2]<br>張雁鵬先生[2] | 6 |
| Mr. Luo Yi[3]<br>羅一先生[3] | 9 |
| Mr. Chang Herman Hsiu-Guo[4]<br>張淑國先生[4] | 1 |
| Mr. Zhang Chi<br>張弛先生 | 10 |
| Mr. Yu Shimao<br>余世茂先生 | 10 |
| Mr. Chen Yongquan<br>陳永泉先生 | 10 |
| Mr. Samuel King On Wong<br>黃敬安先生 | 9 |

Notes:

1. Mr. Wu Xiaonan, resigned as an executive director of the Company on 19 April 2011. The Group has held three board meetings before his resignation.

2. Mr. Zhang Yanpeng was appointed as an executive director of the Company on 2 June 2011. The Group has held six board meetings after Mr. Zhang was appointed.

附註:

1. 吳曉南先生於2011年4月19日辭去執行董事一職。本集團在其辭任前舉行了三次全體董事會議。

2. 張雁鵬先生於2011年6月2日在年度股東大會上被任命為執行董事。本集團在張先生被委任後舉行了六次全體董事會議。

3. Mr. Luo Yi, resigned as a non-executive director of the Company on 23 November 2011. The Group had held nine board meetings before his resignation.

4. Mr. Chang Herman Hsiu-Guo was appointed as a non-executive director of the Company on 23 November 2011. The Group has held one board meeting after Mr. Chang was appointed.

3. 羅一先生於2011年11月23日辭去非執行董事一職。本集團在其辭任前舉行了九次全體董事會議。

4. 張淑國先生於2011年11月23日被任命為非執行董事。本集團在張先生被委任後舉行了一次全體董事會議。

## Model code for securities transactions

The Company has adopted the Model Code for Securities Transactions by directors of Listing Issuers (the "Model Code") as set out in Appendix 10 to the Listing Rules.

Specific enquiry has been made of all directors and the directors have confirmed that they have complied with the Model Code throughout the year ended 31 December 2011.

The Company has established written guidelines on no less exacting terms than the Model Code (the "Employees Written Guidelines") for securities transactions by employees who are likely to be in possession of unpublished price-sensitive information of the Company.

No incident of non-compliance of the Employee Written Guidelines by the employees was noted by the Company.

## 進行證券交易的標準守則

本公司已就董事買賣本公司證券採納上市規則附錄10所載上市發行人董事進行證券交易的標準守則(「標準守則」)。

本公司已向所有董事作出特定查詢且董事已確認,彼等於截至2011年12月31日止之年度期間內一直遵守標準守則。

本公司制定就由可能擁有本公司尚未公佈的股價敏感數據的僱員進行的交易的書面指引(「僱員書面指引」),其條款並不比標準守則寬鬆。

本公司並未發現任何僱員不遵守僱員書面指引的事件。

## Delegation by the board

The Board reserves for its decision all major matters of the Company, including approval and monitoring of all policy matters, overall strategies and budgets, internal control and risk management systems, material transactions (in particular those that may involve conflict of interest), financial information, appointment of directors and other significant financial and operational matters.

The day-to-day management, administration and operation of the Company are delegated to the senior management. The delegated functions and responsibilities are periodically reviewed.

## 董事會的授權

董事會保留其在本公司所有重大事宜的決策權,包括:審批及監督所有政策事宜、整體策略及預算、內部監控及風險管理系統、重大交易(尤為可能涉及利益衝突者)、財務數據、委任董事及其他重大財務及營運事宜。

本公司的日常管理、行政及營運由高級管理層負責,並定期檢討所指派的職能及責任。

All directors have full and timely access to all relevant information as well as the advice and services of the company secretary, with a view to ensuring that board procedures and all applicable laws and regulations are followed. Each director is normally able to seek independent professional advice in appropriate circumstances at the Company's expense, upon making request to the Board.

The board has established three committees, namely, the nomination committee, remuneration committee and audit committee,for overseeing particular aspects of the Company's affairs. All board committees of the Company are established with defined written terms of reference which are available to shareholders upon request.

## Remuneration of directors and senior management

The Company has established a formal and transparent procedure for formulating policies on remuneration of directors and senior management of the Group. Details of the remuneration of each of the directors of the Company for the year ended 31 December 2011 are set out in Note 10 to the consolidated financial statements.

## Remuneration committee

The remuneration committee was established on 8 October 2010. It comprises two independent non-executive directors, namely Mr. Yu Shimao (Chairman) and Mr. Chen Yongquan and one executive director, namely Mr. Zhang Lidian.

The roles and functions of the remuneration committee are set out in its terms of reference. Its primary duties are to evaluate and make recommendation to the board on the overall remuneration policy and structure relating to all directors and senior management of the Group.

The remuneration has reviewed the remuneration policy and structure of the Company, and the remuneration packages as well as the annual bonuses of the executive directors and the senior management during the year ended 31 December 2011.

The remuneration committee held one meeting during the year ended 31 December 2011. All of the committee members have attended the meeting.

所有董事均可及時查閱所有相關數據,以及獲本公司秘書提供意見與服務,以確保遵守董事會程序及所有適用法律及法規。各董事一般可於適當情況下,向董事會提出要求後徵求獨立專業意見,而費用由本公司承擔。

董事會已成立三個委員會,即提名委員會、薪酬委員會及審核委員會,以就個別事宜監察本公司之業務。本公司所有董事委員會皆已成立,並訂有書面職權範圍。股東可要求查閱委員會的職權範圍。

## 董事及高級管理層的薪酬

本公司已制訂正式且具透明度的程序,以就本集團董事及高級管理層制訂薪酬政策。本公司各董事於截至2011年12月31日止之年度期間內的薪酬詳情載於綜合財務報表附註10。

## 薪酬委員會

本公司已於2010年10月8日成立薪酬委員會。薪酬委員會包括兩名獨立非執行董事(即余世茂先生(主席)及陳永泉先生)及一名執行董事(即張利鈿先生)。

薪酬委員會的職務及職能載於其職權範圍中。其主要職責為就與本集團全體董事及高級管理層有關的整體薪酬政策及結構作出評估及向董事會提供意見。

薪酬委員會已審閱本公司薪酬政策及結構,以及執行董事及高級管理層於截至2011年12月31日止之年度期間內的薪酬待遇及年終花紅。

於截至2011年12月31日止年度內,薪酬委員會舉行了一次會議。全體委員均出席了該次會議。

## Accountability and audit

### Directors' responsibilities for financial reporting in respect of financial statements

The directors acknowledge their responsibility for preparing the financial statements of the Company for the year ended 31 December 2011.

The board is responsible for presenting a balanced, clear and understandable assessment of annual and interim reports, price-sensitive announcements and other disclosures required under the Listing Rules and other statutory and regulatory requirements.

The management has provided to the board such explanation and information as are necessary to enable the board to carry out an informed assessment of the Company's financial statements, which are put to the board for approval.

The board is not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Group's ability to continue as a going concern.

## 問責性及審核

### 董事就有關財務報表的財務報告的責任

董事確認負上編製本公司截至2011年12月31日止之年度期間內財務報表的責任。

董事會負責呈報平衡、清晰及明白的年報及中期報告評估、價格敏感數據公告及其他根據上市規則及其他法定和監管要求所規定的披露。

管理層已向董事會提供該等所需解釋及資料,讓董事會可以就本公司財務報表作出知情的評估,而有關財務報表已提交董事會審批。

董事會並不知悉任何重大不確定因素,事項或情況,導致可能會就本集團有能力持續經營產生重大疑問。

## Internal controls

The board is responsible for maintaining an adequate internal control system to safeguard shareholder investments and Company assets and reviewing the effectiveness of such system on an annual basis.

During the period under review, the board conducted a review of the effectiveness of the Group's system of internal control. It covers financial, operational, compliance and risk management aspects of the Group including adequacy of resources, qualifications and experience of all staff of the Group's accounting and financial reporting function, and their training programmes and budget.

## 內部監控

董事會負責維持足夠內部監控制度,以保障股東投資及公司資產,並負責每年對其成效進行檢討。

在回顧期間內,董事會進行了有關本集團內部監控系統效率的檢討。其從包括本集團有關財務,營運,合規及風險管理方面,評估本集團的會計及財務滙報職能,培訓計劃和預算的資源,工作人員的資歷和經驗是否足夠。

## Audit committee

The audit committee was established on 8 October 2010 with written terms of reference in compliance with Rule 3.21 of the Listing Rules. The committee comprises two independent non-executive directors, namely Mr. Samuel King On Wong (Chairman) and Mr. Yu Shimao and one non-executive director, namely Mr. Zhang Chi (including one independent non-executive director who possesses the appropriate professional qualifications or accounting or related financial management expertise). None of the members of the audit committee is a former partner of the Company's existing external auditor.

The primary duties of the audit committee are mainly to make recommendation to the board on the appointment and removal of external auditor; review the financial statements, provide material advise in respect of financial reporting and oversee internal control procedures of the Company.

During the year under review, the audit committee reviewed the Group's annual results and annual report for the year ended 31 December 2011, the financial reporting and compliance procedures, the report from the management on the Company's internal control and risk management systems and processes, and the re-appointment of the external auditor.

During the year under review, the external auditor was invited to attend 3meetings without the presence of the executive directors to discuss with the audit committee issues arising from the audit and financial reporting matters.

The audit committee held three meetings during the period under review and the attendance records are set out below:

## 審核委員會

本公司已於2010年10月8日成立審核委員會，並遵守上市規則第3.21條制定書面職權範圍。該委員會包括兩名獨立非執行董事(即黃敬安先生(主席)及余世茂先生)及一名非執行董事(即張弛先生)(包括一名具備適當專業資格或會計或相關財務管理專業知識的獨立非執行董事)。概無審核委員會成員為本公司現任外聘核數師的前合夥人。

審核委員會的主要職責主要為就委任及免除外聘核數師向董事會提供推薦意見；審閱財務報表，提供有關財務申報的重大意見及監管本公司的內部控制程序。

於回顧年度內，審核委員會審閱本集團截至2011年12月31日止年度的業績及年報、財務報告及合規程序、管理層就本公司內部監控以及風險管理制度及過程編製的報告，以及外聘核數師的續聘。

於回顧年度內，外聘核數師應邀出席了3次並無執行董事出席的會議，以與審核委員會討論因審核及財務報告事宜所產生的問題。

審核委員會於回顧期間內舉行了三次會議，與會記錄載列如下：

| Name of Director<br>董事姓名 | Attendance<br>出席次數 |
|---|---|
| Mr. Samuel King On Wong<br>黃敬安先生 | 3 |
| Mr. Yu Shimao<br>余世茂先生 | 3 |
| Mr. Zhang Chi<br>張弛先生 | 3 |

## External auditor and auditor's remuneration

The statement of the external auditor of the Company about their reporting responsibilities for the financial statements is set out in the "Independent Auditor's Report" in this annual report.

During the year under review, the remuneration paid/payable to the Company's independent external auditor, KPMG, in relation to audit and review service are RMB2.5 million.

## 外聘核數師及核數師的薪酬

本公司外聘核數師有關彼等對財務報表的申報的責任聲明載於本年報內的「獨立核數師報告」。

於回顧年度內，本公司已付／應付獨立外聘核數師畢馬威會計師事務所有關審核及審閱服務的薪酬為人民幣2.5百萬元。

## Communication with shareholders and investors

The Company considers that effective communication with shareholders is essential for enhancing investor relations and investor understanding of the Group's business performance and strategies. The Company also recognizes the importance of transparency and timely disclosure of corporate information, which will enable shareholders and investors to make the best investment decisions.

The general meetings of the Company provide a forum for communication between the board and the shareholders. The Chairman of the board as well as chairmen of the nomination committee, remuneration committee and audit committee or, in their absence, other members of the respective committees, are available to answer questions at shareholder meetings.

To promote effective communication, the Company maintains a website at www.yashili.hk, where up-to-date information and updates on the Company's financial information, corporate governance practices and other information are available for public access.

## 與股東及投資者的溝通

本公司認為，與股東進行有效溝通，乃提升投資者關係及讓投資者瞭解本集團業務表現及策略的要素。本公司亦深明透明度及適時披露公司資料的重要性，其將有助投資者作出最佳投資決定。

本公司的股東大會為董事會與股東溝通提供一個平台。董事會主席及提名委員會、薪酬委員會及審核委員會主席(如未能出席，則為各委員會的其他成員)，會於股東大會上回答股東提問。

為促進有效溝通，本公司設有網站www.yashili.hk，刊載有關本公司財務資料、企業管治常規及其他資料的最新情況，以供公眾查閱。

## Shareholder rights

To safeguard shareholder interests and rights, a separate resolution is proposed for each substantially separate issue at shareholding meetings, including the election of individual directors.

All resolutions put forward at shareholder meetings will be voted on by poll pursuant to the Listing Rules and poll results will be posted on the websites of the Company and of the Stock Exchange after each shareholder meeting.

## 股東權利

為保障股東利益及權利，將於股東大會上將就各重大事項(包括選舉董事)提呈獨立決議案。

根據上市規則，所有於股東大會上提呈的決議案將需要以按股數投票方式表決。以按股數投票方式表決的結果將於各股東大會後刊登於本公司及聯交所的網頁。

# Directors and Management Biographies
# 董事及管理層履歷

During the year under review, our board consists of ten directors, of whom five are executive directors, two are non- executive directors and three are independent non-executive directors.

## Executive directors

**Mr. Zhang Lidian**

Aged 47, was appointed as our executive director on 3 June 2010 and he is one of the co-founders of our Group and the chairman of the board of our Company. Mr. Zhang is a member of the Remuneration Committee and the Nomination Committee. He has over 20 years of experience in food and dairy industry and is primarily responsible for the overall corporate strategic planning and business development of our Group. He has also been serving as the president and the vice chairman of Yashili (Guangdong) since March 1998, as a director of Shanxi Yashili Dairy Co., Ltd. ("Yashili (Shanxi)") since its incorporation in March 2006 and as a director of Scient (Guangzhou) since March 2002. From June 1990 to January 2003, Mr. Zhang was the deputy manager at Guangdong Yashili Food Co., Ltd ("Yashili Food"). Currently Mr. Zhang is holding a number of positions with various organizations. He serves as a representative of the eleventh National People's Congress (第十一屆全國人大代表), a member of the China Committee of the International Dairy Federation, vice chairman of the China Dairy Industry Association (中國乳製品工業協會副理事長), executive president of the 6th Committee of the Guangdong Chamber of Commerce of Private Enterprises (廣東省民營企業商會第六屆理事會執行會長), executive vice-president of the Guangdong Food Industry Association (廣東省食品行業協會常務副會長), and vice-president of the Chaozhou Industry and Commerce Union (潮州市工商業聯合會副會長). He has also received a number of awards, including the National Labor Medal (全國五一勞動獎章), the award of National Model Worker in Light Industry (全國輕工業行業勞動模範), the title of Outstanding Private Entrepreneurs in Construction of Communist Countryside of Guangdong Province (廣東省建設社會主義新農村優秀民營企業家), and the title of Model Worker of Chaozhou City (潮州市勞動模範). He received a master degree of Business Management from Sun Yat-sen University (中山大學) in March 2007. He is a brother of Mr. Zhang Likun, Mr. Zhang Liming and Mr. Zhang Libo, our directors. He is also a brother of Mr. Zhang Lihui and a brother-in-law of Ms. She Lifang, each a controlling shareholder. He is also an uncle of Mr. Zhang Yanpeng, our director.

於回顧年度內，本公司董事會共由十名董事組成，其中包括五名執行董事、兩名非執行董事及三名獨立非執行董事。

## 執行董事

**張利鈿先生**

47歲，於2010年6月3日獲委任為本公司執行董事，為本集團的共同創辦人之一及本公司董事會主席。張先生為薪酬委員會及提名委員會成員。張先生於食品及乳品行業擁有逾20年經驗，主要負責本集團的整體企業策略規劃及業務發展。自1998年3月起張先生亦為廣東雅士利總裁及副主席，並自2006年3月，山西雅士利乳業有限公司(「山西雅士利」)成立以來，張先生皆一直為其董事，以及自2002年3月起擔任施恩(廣州)董事。自1990年6月至2003年1月，張先生於廣東雅士利食品有限公司(「雅士利食品」)任職副經理。目前，張先生在多個組織出任多個職位。張先生擔任第十一屆全國人大代表、國際乳業聯盟中國委員會的成員、中國乳製品工業協會副理事長、廣東省民營企業商會第六屆理事會執行會長、廣東省食品行業協會常務副會長及潮州市工商業聯合會副會長。張先生亦獲頒多個獎項，包括全國五一勞動獎章、全國輕工業行業勞動模範、廣東省建設社會主義新農村優秀民營企業家及潮州市勞動模範等。2007年3月，張先生獲得中山大學企業管理碩士學位。張先生為董事張利坤先生、張利明先生及張利波先生的兄弟，彼亦為張利輝先生的兄弟及佘麗芳女士的小叔(各自為控股股東)，以及董事張雁鵬先生的叔父。

**Mr. Zhang Likun**

Aged 53, was appointed as our executive director on 25 June 2010 and he is one of the co-founders of our Group and the chairman of Yashili (Guangdong). Mr. Zhang has over 20 years of experience in the food and dairy industry and is primarily responsible for the overall corporate strategic planning and business development of our Group. He has been serving as the chairman of Yashili (Guangdong) since March 1998. From June 1990 to January 2003, Mr. Zhang was the deputy manager of Yashili Food. He has also been appointed as the vice president of the Technology Innovation Strategy Union of Dairy Industry (乳業產業技術創新戰略聯盟副理事長) since September 2009. Mr. Zhang completed a business management course at the Continuing Education Faculty of Jinggangshan University (井岡山大學繼續教育學院) in February 2010. He is also a brother of Mr. Zhang Lidian, Mr. Zhang Liming and Mr. Zhang Libo, our directors. He is also a brother of Mr. Zhang Lihui and a brother-in-law of Ms. She Lifang, each a controlling shareholder. He is also an uncle of Mr. Zhang Yanpeng, our director.

**張利坤先生**

53歲，於2010年6月25日獲委任為本公司執行董事，為本集團的共同創辦人之一及廣東雅士利主席。張先生在食品及乳品行業擁有逾20年經驗，主要負責本集團的整體企業策略規劃及業務發展。自1998年3月至今，張先生為廣東雅士利主席。張先生於1990年6月至2003年1月為雅士利食品副經理。張先生亦自2009年9月起獲委任為乳業產業技術創新戰略聯盟副理事長。張先生於2010年2月完成井岡山大學繼續教育學院企業管理課程。張先生為董事張利鈿先生、張利明先生及張利波先生的兄弟，彼亦為張利輝先生的兄弟及佘麗芳女士的小叔(各自為控股股東)，以及董事張雁鵬先生的叔父。

**Mr. Zhang Liming**

Aged 50, was appointed as our executive director on 25 June 2010 and he is one of the co-founders of our Group and an executive director. He has over 20 years of experience in food industry and is primarily responsible for the finance and taxation of our Group. He has also been serving as a director of Yashili (Guangdong) since March 1998. From June 1990 to January 2003, Mr. Zhang held a position as deputy manager at Yashili Food. He attended the Advanced Management Program for general managers organized by the China Europe International Business School from June 2007 to March 2008. He also completed a college course in Public Administration by achieving 80 credits at the Southwest University (西南大學) in January 2009. The courses taken at the university included administration science, social science, public finance, and political science. Currently he is attending the executive master of business administration course at Xiaman University (廈門大學). He is a brother of Mr. Zhang Lidian, Mr. Zhang Likun and Mr. Zhang Libo,our directors. He is also a brother of Mr. Zhang Lihui and a brother-in-law of Ms. She Lifang, each a controlling shareholder. He is also an uncle of Mr. Zhang Yanpeng, our director.

**張利明先生**

50歲，於2010年6月25日獲委任為本公司執行董事，為本集團共同創辦人之一及本公司執行董事。張先生於食品行業擁有逾20年經驗，主要負責本集團的財務及稅務。張先生自1998年3月至今擔任廣東雅士利董事。張先生於1990年6月至2003年1月於雅士利食品任職副經理。張先生自2007年6月至2008年3月參加中歐國際工商學院舉辦的總經理高級管理課程。張先生於2009年1月透過修畢80學分完成西南大學的公共管理大學課程。於大學修讀的課程包括行政管理學、社會科學、公共財政學及政治學。目前，彼正修讀廈門大學高級工商管理碩士課程。張先生為董事張利鈿先生、張利坤先生及張利波先生的兄弟，亦為張利輝先生的兄弟及佘麗芳女士的小叔(各自為控股股東)，以及董事張雁鵬先生的叔父。

**Mr. Zhang Libo**

Aged 44, was appointed as our executive director on 25 June 2010 and he is one of the co-founders of our Group and an executive director. He has over 18 years of experience in food industry and is primarily responsible for the administration and procurement of our Group. He has been serving as a director of Yashili (Guangdong) since March 1998 and as a director of Chaoan Bisheng Decoration and Printing Co., Ltd. ("Bisheng") since its incorporation in May 2007. From June 1990 to January 2003, Mr. Zhang held position as the deputy manager and the chief engineer at Yashili Food. He studied business management at the Continuing Education Faculty of Jinggangshan University (井岡山大學繼續教育學院) in February 2010. He is also a brother of Mr. Zhang Lidian, Mr. Zhang Likun, Mr. Zhang Liming, our directors. He is also a brother of Mr. Zhang Lihui and a brother-in-law of Ms. She Lifang, each a controlling shareholder. He is also an uncle of Mr. Zhang Yanpeng, our director.

**Mr. Zhang Yanpeng (appointed on 2 June 2011)**

Aged 35, an executive director and deputy general manager of Scient (Guangzhou), is mainly responsible for the management of various departments of Scient (Guangzhou), including general office, finance department, procurement department, plants, quality control department, research and development department as well as storage and delivery department. In January 2003, Mr. Zhang acted as the special assistant to the marketing head of Yashili (Guangdong). From June 2003 to July 2004, Mr. Zhang was the sales manager of eastern Guangdong of Yashili (Guangdong ). From August 2004 till now, Mr. Zhang acts as the deputy general manager of Scient (Guangzhou). Mr. Zhang graduated form Sichuan Education Institute (四川教育學院) in 1999, majoring in marketing and was awarded the bachelor degree in economics. In 2001, Mr. Zhang studied oversea in the Auckland Business School in New Zealand. Mr. Zhang graduated from the University of Electronics and Technology (電子科技大學) in 2010 with a master degree in engineering. He is also the son of Zhang Lihui and nephew of Zhang Lidian, Zhang Likun, Zhang Liming, Zhang Libo and She Lifang, each a controlling shareholder.

**張利波先生**

44歲,於2010年6月25日獲委任為本公司執行董事,為本集團共同創辦人之一及本公司執行董事。張先生於食品行業擁有逾18年經驗,主要負責本集團的行政及採購。張先生自1998年3月起至今擔任廣東雅士利董事,並自潮安縣必勝裝潢印務有限公司(「必勝」)於2007年5月成立以來,擔任其董事。張先生於1990年6月至2003年1月出任雅士利食品副經理兼總工程師。張先生於2010年2月完成井岡山大學繼續教育學院企業管理課程。張先生為董事張利鈿先生、張利坤先生及張利明先生的兄弟,亦為張利輝先生的兄弟及佘麗芳女士的小叔(各自為控股股東),以及董事張雁鵬先生的叔父。

**張雁鵬先生(於2011年6月2日獲委任)**

35歲,本公司執行董事並為施恩(廣州)副總經理,主要負責施恩(廣州)總經辦、財務部、採購部、工廠、品管部、研發部、儲運部等部門管理。2003年1月,張先生擔任廣東雅士利營銷總監特別助理。2003年6月至2004年7月,張先生擔任廣東雅士利粵東銷售部經理。2004年8月至今,張先生擔任施恩(廣州)副總經理。張先生於1999年畢業於四川教育學院市場營銷專業,獲得經濟學學士。張先生於2001年出國留學於新西蘭奧克蘭商學院。張先生於2010年畢業於電子科技大學,獲得工程碩士學位。張先生為張利輝先生的兒子及張利鈿先生、張利坤先生、張利明先生、張利波先生及佘麗芳女士的侄兒(各自為控股股東)。

## Non-executive directors

**Mr. Chang Herman Hsiu-Guo (appointed on 23 November 2011)**
Aged 53, was appointed as a non-executive director on 23 November 2011. Mr. Zhang has approximately ten years of experience in direct investment. He is currently a senior director of Carlyle Asia Investment Advisor Limited ("Carlyle"). He joined Carlyle in 2006. Prior to joining Carlyle, Herman ran a global business unit and was in charge of business of Asia Pacific region for Delphi. He held positions in products, operations and general management in the twenty years with General Motors and Delphi with eleven years of presence in China, Mr. Chang obtained a Ph.D. degree in engineering from Northwestern University, Illinois, USA in 1986.

**Mr. Zhang Chi**
Aged 36, was appointed as a non-executive director on 8 October 2010. Mr. Zhang is a member of the Audit Committee. Mr. Zhang is also a director at the Asia Buyout Fund of Carlyle Group and is primarily responsible for executing investments in the PRC. Mr. Zhang has more than 10 years of experience in equity investment in China, investment banking and capital market. Prior to his joining Carlyle Group in 2006, he was the Vice President of the Investment Banking Division of Credit Suisse (Hong Kong) Limited. Prior to his position at Credit Suisse (Hong Kong) Limited, he was the Vice President of the Investment Banking Department of China International Capital Corporation Limited. Mr. Zhang has obtained a master's degree in Economics from Shanghai University of Finance and Economics (上海財經大學) in 2000.

## 非執行董事

**張淑國先生(於2011年11月23日獲委任)**
53歲,於2011年11月23日獲委任為本公司非執行董事。張先生在直接投資方面擁有約10年經驗。彼現為凱雷投資集團有限公司(「凱雷」)高級董事。彼於2006年加入凱雷。於加入凱雷之前,張先生曾經管理德爾福全球業務部門,並負責其亞太地區業務。彼在通用汽車及德爾福工作20年期間曾擔任產品、營運及管理等方面的職位,其中11年駐中國工作。張先生於1986年獲得美國伊利諾伊州西北大學工程學博士學位。

**張弛先生**
36歲,於2010年10月8日獲委任為本公司非執行董事。張先生為審核委員會成員。張先生亦為凱雷集團亞洲收購基金董事,主要負責中國的投資。張先生在中國股權投資、投資銀行及資本市場方面擁有超過10年經驗。在其於2006年加入凱雷集團前,張先生為Credit Suisse (Hong Kong) Limited投資銀行部副總裁。在任職Credit Suisse (Hong Kong) Limited前,張先生為中國國際金融有限公司投資銀行部副總裁。張先生於2000年取得上海財經大學經濟學碩士學位。

## Independent non-executive directors

**Mr. Yu Shimao**

Aged 70, was appointed as an independent non-executive director on 8 October 2010. Mr. Yu is the Chairman of the Remuneration Committee and the Nomination Committee and a member of the Audit Committee. From 1993 to 2003, Mr. Yu was a director of the System Research Committee of the Guangdong People's Congress (廣東省人大制度研究會理事). In 2003, he was the chief officer of the Overseas Chinese, Ethnic, Religion and Foreign-related Affairs Committee of the Standing Committee of the People's Congress of Chaozhou (潮州市人大常委會華僑民族宗教外事工作委員會). In 1998, he was elected as a member of the eleventh Standing Committee of the People's Congress of Chaozhou (潮州市人大常委會). From 1994 to 2003, he was an associate director then a director of the Selection, Liaison and Nomination Committee (選舉聯絡人事任免工作委員會). From 1992 to 1998, Mr. Yu held the position as an associate director of the Office of the Standing Committee of the People's Congress of Chaozhou (潮州市人大常委會辦公室). From 1989 to 1992, he was an associate director of the Office of the Standing Committee of the People's Congress of Raoping County, Guangdong Province (廣東省饒平縣人大常委會辦公室). He graduated from Hunan Normal University (湖南師範大學) with a bachelor's degree in Russian language in 1964.

**Mr. Chen Yongquan**

Aged 73, was appointed as an independent non-executive director on 8 October 2010. Mr. Chen is a member of the Remuneration Committee and the Nomination Committee. He has been a professor at the Food Science Faculty of South China Agricultural University (華南農業大學) since 1999. He performs researches on food biochemistry, additives and functional ingredients, enzymology, and processing of agricultural and livestock products. From 1995 to 1998, Mr. Chen was the Dean of the Food Science Faculty of the South China Agricultural University. He has been hired as a counselor by Guangdong Province Government since 2006. He was awarded as the Outstanding Expert Contributing to the Food Industry during the Reform and the Opening-up of Guangdong (廣東改革開放食品行業突出貢獻專家), the Pioneer Individual of the National Starfire Scheme (全國星火計劃先進個人), and the Chinese Pioneer Work of Industry Technology Enhancement in Food Industry (中國食品工業科技進步先進工作者). Mr. Chen graduated from South China Agricultural University (華南農業大學) with a bachelor's degree in botanical protection in 1961.

## 獨立非執行董事

**余世茂先生**

70歲，於2010年10月8日獲委任為本公司獨立非執行董事。余先生為薪酬委員會及提名委員會主席，以及審核委員會成員。於1993年至2003年，余先生為廣東省人大制度研究會理事。於2003年，余先生為潮州市人大常委會華僑民族宗教外事工作委員會主任。1998年，余先生獲選為第十一屆潮州市人大常委會委員。自1994年至2003年，余先生獲委任為選舉聯絡人事任免工作委員會副主任，後成為主任。自1992年至1998年，余先生擔任潮州市人大常委會辦公室副主任。余先生自1989年至1992年亦出任廣東省饒平縣人大常委會辦公室副主任。余先生於1964年畢業於湖南師範大學，取得俄語學士學位。

**陳永泉先生**

73歲，於2010年10月8日獲委任為本公司獨立非執行董事。陳先生為薪酬委員會及提名委員會成員。自1999年至今，陳先生為華南農業大學食品科學院教授。陳先生進行之研究為食品生物化學、添加劑及功能性成份、酵素學及加工農業及家畜產品。自1995年至1998年，陳先生為華南農業大學食品學院院長。陳先生自2006年起獲廣東省政府聘為顧問。陳先生獲評為廣東改革開放食品行業突出貢獻專家、全國星火計劃先進個人及中國食品工業科技進步先進工作者。陳先生於1961年畢業於華南農業大學，取得植物保護學士學位。

**Mr. Samuel King On Wong**

Aged 59, was appointed as an independent non-executive director on 8 October 2010. Mr. Wong is the Chairman of the Audit Committee. He has over 30 years of experience in accounting and finance. Mr. Wong joined Ernst & Young in 1979 and was elected to its partnership in 1993. He was the Managing Partner, China Central of Ernst & Young from 2005 until his retirement at the end of 2009. He is a fellow member of the Hong Kong Institute of Certified Public Accountants, a fellow member of the Chartered Association of Certified Accountants ("ACCA") and the Australian Society of Certified Public Accountants. He was the president of ACCA Hong Kong from 1998 to 1999 and a member of the global Council of ACCA from 1999 to 2005. He was also the first non-European global President of ACCA in 2003–2004. He had been the adjunct professor of the School of Accounting & Finance of the Hong Kong Polytechnic University in 2002–2010. Mr. Wong was awarded the Outstanding Accounting Alumni by the Hong Kong Polytechnic University in 2002 and the Outstanding PolyU Alumni by the Hong Kong Polytechnic University in 2003. He graduated from the University of Bradford with a master degree of business administration in 1978 during which he was awarded the Binder Hamlyn Prize for the best student in financial management in 1978.

**黃敬安先生**

59歲，於2010年10月8日獲委任為本公司獨立非執行董事。黃先生為審核委員會主席。黃先生於會計及金融方面擁有逾30年經驗，黃先生於1979年加入安永，並於1993年獲選為其合夥人。黃先生自2005年擔任安永於華中的管理合夥人，直至其於2009年底退任為止。黃先生為香港會計師公會的資深會員、英國特許公認會計師公會(「ACCA」)的資深會員、澳洲會計師公會的資深會員。黃先生自1998年至1999年為香港ACCA主席及自1999年至2005年擔任ACCA的全球理事會成員。黃先生亦於2003年至2004年成為ACCA首位非歐洲籍的全球主席。自2002年至2010年，黃先生曾為香港理工大學會計及金融學院的兼任教授。黃先生於2002年獲頒為香港理工大學傑出會計系校友，並於2003年獲香港理工大學頒為傑出理工校友。黃先生於1978年畢業於英國布拉德福德大學，取得工商管理碩士學位，於此期間，黃先生於1978年獲頒發Binder Hamlyn獎，為財務管理的最佳學生。

## Senior management

**Mr. Wu Dinian**

Aged 43, rejoined our Group in July 2010 as the Vice President and is primarily responsible for the overall management of our Group's sales & marketing. Mr. Wu has approximately 16 years of experience in sales & marketing. From July 2001 to July 2007, Mr. Wu has served as the Vice President of Yashili (Guangdong) and in charge of the sales & marketing team. Prior to rejoining our Group, Mr. Wu served as president of Guangzhou Mingdi Investment Company from July 2007 to July 2010. From October 1994 to July 2001, Mr. Wu was the manager and supervisor of sales & marketing department of Instant Noodles Business Group of Tingyi (Cayman Islands) Holding Corp. (康師傅控股) (stock code: 0322), a company listed on the Main Board of Stock Exchange. Mr. Wu received an Executive Master of Business Administration (EMBA) from South China University of Technology (華南理工大學) in January 2006. Mr. Wu graduated from Zhengzhou University of Light Industry (鄭州輕工業學院) with a Bachelor Degree of Plastics Engineering in July 1991. Mr. Wu is currently an adjunct professor of Zhengzhou University of Light Industry (鄭州輕工業學院) and Honor Speaker of the MBA Forum of South China University Technology (華南理工大學).

**Mr. Huang Baohua**

Aged 45, joined our Group in 2010 as the vice president of Yashili (Guangdong). He is primarily responsible for the overall management of human resources as well as training and development of Yashili (Guangdong), and has over 20 years of experience in human resources as well as training and development. Mr. Huang acted as the human resources manager in Guangdong Midea Group from November 1992 to April 1999; the human resources department head in Guangdong Kelon Group Fridge Company (廣東科龍集團冰箱公司) from April 1999 to August 2007; the vice president of Guangdong Aofei Animation and Comics Company Ltd. (廣東奧飛動漫股份有限公司) from August 2007 to August 2009; and the vice president of Shenzhen Fuanna Bedding and Furnishing Company Limited in February 2010 until joining our Group. Mr. Huang graduated from Asia International Open University (Macau) in September 2009 with a MBA degree. He obtained the qualification of senior human resources management specialist (高級人力資源管理師) from CIE of the University of Cambridge and the national qualification of senior trainer in March 2006, and is also the core member of the APHRRA.

## 高級管理層

**吳迪年先生**

43歲,於2010年7月再次加入本集團,出任副總裁,主要負責本集團銷售及營銷的整體管理。吳先生於銷售及營銷方面擁有約16年經驗。自2001年7月至2007年7月,吳先生出任廣東雅士利的副總裁,負責管理銷售及營銷隊伍。再次加入本集團前,吳先生自2007年7月至2010年7月出任廣州明迪投資有限公司的總裁。自1994年10月至2001年7月,吳先生為聯交所主板上市公司康師傅控股有限公司(股份代號:0322)旗下Instant Noodles Business Group的銷售及營銷部門的經理和主管。吳先生於2006年1月畢業於華南理工大學,取得高級工商管理碩士學位(EMBA)。吳先生於1991年7月畢業於鄭州輕工業學院,取得塑料工程學士學位。吳先生現為鄭州輕工業學院的兼任教授及華南理工大學MBA論壇的榮譽演講人。

**黃寶華先生**

45歲,於2010年加盟本集團,出任廣東雅士利副總裁,主要負責廣東雅士利人力資源、培訓開發的全面管理,在人力資源、培訓開發方面有20多年的經驗。黃先生於1992年11月至1999年4月為廣東美的集團人力資源部經理;1999年4月至2007年8月為廣東科龍集團冰箱公司人力資源部長;2007年8月至2009年8月出任廣東奧飛動漫股份有限公司副總裁;2010年2月至加盟本集團前出任深圳富安娜家居用品股份有限公司副總裁。黃先生於2009年9月畢業於亞洲(澳門)國際公開大學,獲得工商管理碩士學位(MBA),於2006年3月取得劍橋大學CIE高級人力資源管理師和國家高級培訓師資格,是亞太人力資源協會(APHRRA)核心會員。

**Mr. Wu Xiaonan (resigned as executive director on 19 April 2011)**

Aged 38, jointed our Group in February 2008. He is now the general manager of the Investment Center, the legal director and company secretary. He has over 10 years of experience in legal practice. Prior to joining our Group, Mr. Wu was an attorney and a deputy director at Guangdong Boneng Law Firm from 2007 to 2008. From 2000 to 2006, he was an attorney then a partner at Guangdong Xinjie Law Firm. Mr. Wu graduated from the China University of Political Science and Law (中國政法大學) with a college diploma in law in July 1996. He has also completed undergraduate study in law at Sichuan University (四川大學) in December 2005.

**吳曉南先生(於2011年4月19日辭任執行董事一職)**

38歲,於2008年2月加入本集團,目前任職投資中心總經理、法務總監、公司秘書。吳先生擁有逾10年法律實務經驗。於加入本集團前,吳先生自2007年至2008年於廣東博能律師事務所任職律師及副主任。於2000年至2006年,吳先生為廣東信捷律師事務所的律師,隨後為合夥人。吳先生於1996年7月畢業於中國政法大學,取得法律大專文憑。吳先生亦於2005年12月於四川大學完成法律本科課程。

**Mr. Xie Xunpeng**

Aged 40, is the general manager of sales & marketing of Yashili (Guangdong) and is primarily responsible for sales and marketing of the whole Group. Mr. Xie has been the general manager of sales & marketing of Yashili (Guangdong) since 2008. From 2006 to 2007, he was our deputy general manager of sales & marketing. From 2003 to 2005, he was our provincial manager in charge of sales in Shanxi province. From 1999 to 2002, he was our regional manager in charge of sales in Shanxi, Hunan and Hubei provinces. From 1993 to 1998, he was a sales person of Yashili (Guangdong), then was promoted to and then progressed to be a provincial manager.

**謝勳鵬先生**

40歲,為廣東雅士利銷售及營銷總經理,主要負責本集團整體的銷售及營銷。謝先生自2008年起至今為廣東雅士利的銷售及營銷總經理。於2006年至2007年,彼為本公司的銷售及營銷副總經理。於2003年至2005年,彼為本公司的大區經理,主管山西省銷售。於1999年至2002年,彼為本公司的區域經理,主管山西省、湖南省及湖北省銷售。於1993年至1998年,彼為廣東雅士利的銷售員,其後獲晉升為大區經理。

**Ms. Pan Jingzhi**

Aged 36, is the special assistant to the president of Yashili (Guangdong), the president of the worker union of Yashili (Guangdong) and the deputy general manager of Scient (Guangzhou). She has been the special assistant to the president of Yashili (Guangdong) since the end of 2004 and she is responsible for planning, general administration and internal coordination among the Group. She has also been the deputy manager of Scient (Guangzhou) since 2007. From 2001 to 2004, she was the manager of the operation management department. From 2001 to mid 2003, she was a manager of the general administration department. From 1996 to 2001, she was a manager of the general administration department. Ms Pan graduated from Shantou University (汕頭大學) with a college diploma in law in 1996. She also completed a undergraduate course of law at Sichuan University (四川大學) in 2005.

**潘靜芝女士**

36歲,為廣東雅士利總裁特別助理、廣東雅士利工會主席以及施恩(廣州)副總經理。潘女士自2004年底起一直為廣東雅士利的總裁特別助理,並負責本集團的規劃、一般行政以及內部協調。彼自2007年起亦任施恩(廣州)副經理。於2001年至2004年,彼為業務管理部經理。於2001年至2003年中,彼為一般行政部經理。於1996年至2001年,彼為一般行政部經理。潘女士於1996年畢業於汕頭大學,取得大專文憑。彼亦於2005年於四川大學修畢法律學士課程。

**Ms. Wen Jieping**

Aged 35, is the chief financial officer of our Company. Ms. Wen joined the Group in May 2011 and is primarily responsible for the internal financial controlling and investor relation management. Prior to Ms. Wen's appointment as a joint CFO of the Company, Ms. Wen was the department head and a senior manager of the audit department of KPMG (Guangzhou office). She graduated from Guangdong University of Foreign Studies with a combined bachelor degree in International Commerce English and Accounting in 2001. Ms. Wen is a member of the Chinese Institute of Certified Public Accountants .

**溫潔平女士**

35歲，本公司首席財務總監。溫女士於2011年5月加入本集團，主要負責內部財務監控及投資者關係管理工作。在此之前，溫女士為畢馬威華振會計師事務所(廣州分所)審計部部門主管、高級經理。彼於2001年畢業於廣東外語外貿大學，持有國際商務英語及會計學專業雙學士學位。溫女士為中國註冊會計師協會會員。

**Mr. Lee Fun-ya**

Aged 51, joined Yashili (Guangdong) as the chief technical officer on 20 March 2010 and is primarily responsible for research and development. He has 25 years of experience in food and beverage industry which has no relationship with Wholesome Food. Prior to joining our Group, he was the Managing Director from 2004 to 2008 of Wholesome Life Sciences Co., Ltd. He was the Group Technical Director of Vitasoy International Holdings Limited from 2000 to 2004. From 1993 to 2000, he was the Product Development Manager of Taisun Enterprise Co., Ltd. From 1992 to 1993, he was a Food Scientist at the Taiwan Food Industry Research and Development Institute. From 1998 to 2000, he was a adjunct associate professor teaching courses relating to food technology at Taiwan Shih Chien University. In 1999, he was recipient of the Outstanding Food Plant Technologist Award, honored by the Taiwan Association for Food Science and Technology in Taichung, Taiwan. Mr. Lee received a Master of Science in 1989 and a Doctor of Philosophy in Food Science and Technology in 1992 from Mississippi State University, USA.

**李范亞先生**

51歲，於2010年3月20日加入廣東雅士利出任食品研究院院長，主要負責研究與發展。彼於食品及飲料工業方面擁有25年經驗。加入本集團前，彼於2004年至2008年為福生生物科技股份有限公司之董事總經理。自2000年至2004年，彼為維他奶國際集團有限公司之集團技術總監。自1993年至2000年，彼為泰山企業股份有限公司(Taisun Enterprises Co., Ltd)產品開發經理。自1992年至1993年，彼於台灣食品工業發展研究所擔任食品研究員。彼於1998年至2000年為台灣實踐大學的兼任副教授，任教有關食品科技的課程。於1999年，彼榮獲台灣台中的台灣食品科學技術學會頒授的食品傑出技術人員獎。李先生於1989年於美國密西西比州立大學取得食品科學與技術碩士學位及於1992年取得食品科學與技術博士學位。

Mr. Lee is a professional member of the Institute of Food Technologist (IFT) and American Dairy Science Association (ADSA). He was awarded the Outstanding Food Plant Technologist Award by the Taiwan Association for Food Science and Technology in 1999.

李先生為美國食品科技學會(IFT)和美國乳品科學協會(ADSA)專業會員。彼於1999年獲台灣食品科學技術學會頒授的食品傑出技術人員獎(Outstanding Food Plant Technologist)。

**Mr. Chen Xiaohong**

Aged 37, is the manager of external affairs of Yashili (Guangdong) and is primarily responsible for liaison with authorities and agencies. He has been the manager of external affairs of Yashili (Guangdong) since May 1997. He has also been the supervisor of the Supervisory Board of Yashili (Guangdong) since March 2008. Mr. Chen graduated from Hanshan Normal University (韓山師範學院) with a college diploma in finance in June 1996.

**陳小鴻先生**

37歲，為廣東雅士利外務經理，主要負責與政府部門及代理機構的聯絡工作。陳先生自1997年5月一直為廣東雅士利的外務經理。彼自2008年3月起亦一直為廣東雅士利監事會的監事。陳先生於1996年6月畢業於韓山師範學院，取得金融學大專文憑。

**Mr. Tong Chengfu**

Aged 46, is the general manager of R&D and is primarily responsible for research and development. Mr. Tong has been the general controller of R&D at Yashili (Guangdong) since 2007. From 2005 to 2006, he was the manager of external cooperation department. From 2000 to 2005, he was the chief engineer and a factory manager of the milk powder plant. From 1995 to 2000, he was a section head of manufacturing at Heilongjiang Weiquan Dairy Co., Ltd. From 1988 to 1995, he was the development manager at Heilongjiang Dairy Factory. He is a member of the Technical Expert Committee of the Technology Innovation Strategy Union of Dairy Industry (乳業產業技術創新戰略聯盟副理事). He graduated from the Northeast Agricultary University (東北農學院) with a college diploma in processing of livestock and agricultural products in 1988.

**佟成付先生**

45歲，為廣東雅士利的研發部總監，主要負責研究及開發。佟先生自2007年起一直為廣東雅士利的研發部總經理。於2005年至2006年，彼為外協部經理。於2000年至2005年，彼為奶粉廠的總工程師及廠長。於1995年至2000年，彼為黑龍江味全乳品有限公司的生產主管。於1988年至1995年，彼為黑龍江乳品廠的開發經理。彼為乳業產業技術創新戰略聯盟副理事。彼於1988年畢業於東北農學院，取得農畜產品加工大專文憑。

**Mr. Li Mengchun**

Aged 39, is the general manager of quality control of Yashili (Guangdong) and is primarily responsible for quality control. Mr. Li has been the general manager of quality control at Yashili (Guangdong) since June 2004. From June 2003 to June 2004, Mr. Li was the quality control manager, the project manager and the technology manager at Xiamen HEK Group. From April 1996 to February 1999, he was the manager of quality control at Ting Hisin Co., Ltd. Mr. Li graduated from the Xiangtan University (湘潭大學) with a bachelor's degree in chemical engineering in June 1994.

**李孟春先生**

39歲，為廣東雅士利的品控中心總經理，主要負責質量控制。李先生自2004年6月起一直為廣東雅士利的質量控制總經理。於2003年6月至2004年6月，李先生為廈門惠爾康集團的品管經理、項目經理及技術經理。於1996年4月至1999年2月，彼為頂新有限公司的質量控制主管。李先生於1994年6月畢業於湘潭大學，取得化學工程學士學位。

**Mr. Jiang Weijian**

Aged 32, is the finance controller of Yashili (Guangdong) and is primarily responsible for accounting, budgeting and finance. Mr. Jiang joined Yashili (Guangdong) in September 2008. From June to August of 2008, he was the accounting manager at HC360.com. From August 2005 to June 2008, he was the senior project manager at Reanda Certified Public Accountants Co., Ltd. From December 2003 to August 2005, he was a certified public accountant the director of auditing at Heilongjiang Yazhong Accounting Firm. From August 2000 to August 2003, he worked at the China Agriculture Bank, Heilongjiang Branch. Mr. Jiang is a professional member of the Chinese Institute of Certified Public Accountants. He graduated from Harbin College of Finance (哈爾濱金融高等專科學校) with a college diploma in economic information management & computer applications in 2000.

**姜偉建先生**

32歲，為廣東雅士利財務總監，主要負責會計、預算及金融。姜先生自2008年9月加入廣東雅士利。於2008年6月至8月，彼為HC360.com的會計經理。於2005年8月至2008年6月，彼為利安達會計師事務所有限責任公司的高級項目經理。於2003年12月至2005年8月，彼為黑龍江亞中會計師事務所有限責任公司的註冊會計師及審計主任。於2000年8月至2003年8月，彼任職於中國農業銀行黑龍江分行。姜先生為中國註冊會計師協會的專業會員。彼於2000年畢業於哈爾濱金融高等專科學校，取得經濟信息管理與計算器應用大專文憑。

# Report of the Directors
# 董事會報告

The directors have pleasure in presenting their report together with the audited consolidated financial statements for the year ended 31 December 2011.

董事欣然提呈彼等的董事會報告，連同截至2011年12月31日止年度的經審核合併財務報表。

## Principal activities

## 主要業務

The principal activity of the Company is investment holding. Details of the principal activities of its subsidiaries are set out in Note 19 to the consolidated financial statements. There were no significant changes in the nature of the Group's principal activities during the year under review.

本公司的主要業務為投資控股。有關其附屬公司主要業務的詳情載於合併財務報表附註19。於回顧年度，本集團的主要業務性質並無重大變動。

## Financial statements

## 財務報表

The profit of the Group for the year ended 31 December 2011 and the state of the Company's and the Group's affairs as at that date are set out in the consolidated financial statements on pages 85 to 190 of this annual report.

本集團截至2011年12月31日止年度的溢利以及本公司及本集團於該日的事務狀況載於本年報第85至190頁的合併財務報表。

## Final Dividends

## 末期股息

The Board recommended a final dividend of RMB5.68 cents per share for the year ended 31 December 2011 to the shareholders on the register of members on 5 June 2012, subject to approval by the shareholders at the annual general meeting to be held on 30 May 2012.

董事會建議就截至2011年12月31日止年度向於2012年6月5日名列股東名冊的股東派付末期股息每股股份人民幣5.68分，惟須獲股東於2012年5月30日舉行的股東周年大會上批准。

The total final dividends for the year ended 31 December 2011 amounted to approximately RMB200.1 million and represented approximately 65.3% of the profit for the year. The payment of the final dividend will be in cash.

截至2011年12月31日止年度的末期股息總額約為人民幣200.1百萬元，佔年度溢利約65.3%。末期股息將以現金派付。

Such dividend for the year ended 31 December 2011, represented a payout ratio of 65.3%. In the opinion of the directors, such distribution is in compliance with the Articles of Association adopted by the Company on 8 October 2010, which states that dividend may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the directors determine is no longer needed. With the sanction of an ordinary resolution dividend may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Law, Chapter 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, subject to the provisions of the Memorandum of Association or Articles of Association and provided that immediately following the distribution or paying dividend the Company will be able to pay its debts as they fall due in the ordinary course of business.

該等截至2011年12月31日止年度的股息相當於派息比率65.3%。董事會認為,有關分派乃遵守本公司於2010年10月8日採納的組織章程細則,其訂明股息可自本公司的溢利(已變現或未變現)或自任何從董事認為不再需要溢利撥出的儲備中作出宣派及派付。股息亦可通過普通決議案自股份溢價賬中作出宣派及派付,或就此根據開曼群島第22章(1961年第三號法例,經綜合及修訂)公司法可獲授權的任何其他基金或帳目中作出宣派及派付,惟須受本公司組織章程大綱或組織章程細則所規限,且緊隨分派或派付股息後,本公司須能支付於日常業務過程中到期的債務。

## Reserves

Details of movements in reserves of the Group during the year under review are set out in Note 30 to the consolidated financial statements.

## 儲備

本集團於回顧年度的儲備的變動詳情載於合併財務報表附註30。

## Distributable reserves of the Company

As at 31 December 2011, the Company's reserves available for distribution, calculated in accordance with the Companies Law, Chapter 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, amounted to approximately RMB1,675.1 million. It represents the Company's share premium account of approximately RMB1,680.4 million and accumulated losses of approximately RMB5.3 million in aggregate as at 31 December 2011 which may be distributed provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as and when they fall due in the ordinary course of business.

## 本公司的可分派儲備

於2011年12月31日,本公司根據開曼群島第22章(1961年第三號法例,經綜合及修訂)公司法計算的可分派儲備約為人民幣1,675.1百萬元。此乃指本公司於2011年12月31日的股份溢價賬約人民幣1,680.4百萬元及累計虧損約人民幣5.3百萬元的總和,其可供分派,惟緊隨建議分派股息日期後,本公司須能繳清於日常業務過程中到期的債務。

## Charitable donations

Donations made by the Group during the year amounted to RMB2.0 million.

## 慈善捐贈

本集團於本年度作出價值約人民幣2.0百萬元捐贈。

## Property, plant and equipment

During the year ended 31 December 2011, the Group held property, plant and equipment of approximately RMB729.5 million. Movements in property, plant and equipment of the Group for the year ended 31 December 2011 are set out in Note 14 to the consolidated financial statements.

## 物業、廠房及設備

於截至2011年12月31日止年度，本集團持有物業、廠房及設備約人民幣729.5百萬元。本集團截至2011年12月31日止年度的物業、廠房及設備的變動載於合併財務報表附註14。

## Share capital

Details of the movements in share capital of the Company during the financial year are set out in Note 30 to the consolidated financial statements.

## 股本

本公司於財政年度的股本的變動詳情載於合併財務報表附註30。

## Directors

The directors during the financial year and as of the date of this annual report were:

*Executive directors:*
Mr. Zhang Lidian *(Chairman)*
Mr. Zhang Likun
Mr. Zhang Liming
Mr. Zhang Libo
Mr. Wu Xiaonan (resigned on 19 April 2011)
Mr. Zhang Yanpeng (appointed on 2 June 2011 )

*Non-executive directors:*
Mr. Luo Yi (resigned on 23 November 2011)
Mr. Zhang Chi
Mr. Chang Herman Hsiu-Guo (appointed on 23 November 2011)

*Independent non-executive directors:*
Mr. Yu Shimao
Mr. Chen Yongquan
Mr. Samuel King On Wong

The Company has received annual confirmations of independence from each of the existing independent non-executive directors in accordance with Rule 3.13 of the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (the "Listing Rules"). The Company considers that all the independent non-executive directors are independent in accordance with the Listing Rules.

## 董事

於財政年度及本年報日期的董事如下：

*執行董事：*
張利鈿先生*(主席)*
張利坤先生
張利明先生
張利波先生
吳曉南先生(於2011年4月19日辭任)
張雁鵬(於2011年6月2日獲委任)

*非執行董事：*
羅一先生(於2011年11月23日辭任)
張弛先生
張淑國(於2011年11月23日獲委任)

*獨立非執行董事：*
余世茂先生
陳永泉先生
黃敬安先生

根據香港聯交所證券上市規則(「上市規則」)第3.13條，本公司已接獲各現有獨立非執行董事有關其獨立性的年度確認。本公司認為，根據上市規則，所有獨立非執行董事均為獨立人士。

## Directors' and senior management's biographies

Biographical details of the directors and senior management are set out on pages 50 to 59 of this annual report.

## 董事及高級管理層履歷

董事及高級管理層的履歷詳情載於本年報第50至59頁。

## Directors' interests in contracts

Save as disclosed below, there was no contract of significance to which the Company, its holding company, or any of its subsidiaries was a party, and in which a director of the Company had a material interest, whether directly or indirectly, subsisted during or at the end of the year ended 31 December 2011.

## 董事合約權益

除下文所披露者外,截至2011年12月31日止年度或該年末,本公司、其控股公司或其任何附屬公司概無訂有任何本公司董事直接或間接擁有重大權益的重大合約。

## Directors' service contracts

Each of the directors in the board has entered into a service contract with the Company for an initial fixed term of three years commencing from 1 November 2010 and will continue thereafter unless otherwise terminated in accordance with the terms of the service contract, including by not less than three months' notice in writing served by either party on the other. No director proposed for re-election at the forthcoming annual general meeting has an unexpired service contract which is not determinable by the Company or any of its subsidiaries within one year without payment of compensation, other than statutory compensation.

Mr. Zhang Yanpeng has entered into a service contract with the Company for an initial fixed term of three years commencing from 2 June 2011 and will continue thereafter unless otherwise terminated in accordance with the terms of the service contract, including by not less than three months' notice in writing served by either party on the other.

Mr. Chang Herman Hsiu-Guo has entered into a service contract with the Company for an initial fixed term of three years commencing from 23 November 2011 and will continue thereafter unless otherwise terminates in accordance with the terms of the service contract, including by not less than three months' notice in writing served by either party on the other.

## 董事服務合約

除下文所披露者外,董事會各董事已與本公司訂立服務合約,初步固定期限為自2010年11月1日起計三年,並將於其後繼續生效,惟根據服務合約條款終止(包括其中一方向另一方發出不少於三個月的書面通知予以終止)則除外。擬於應屆股東周年大會上膺選連任之董事概無與本公司或其任何附屬公司訂有不可於一年內不作賠償(法定賠償除外)即可終止的尚未屆滿的服務合約。

張雁鵬先生已與本公司訂立服務合約,初步固定期限為自2011年6月2日起計三年,並將於其後繼續生效,惟根據服務合約條款終止(包括其中一方向另一方發出不少於三個月的書面通知予以終止)則除外。

張淑國先生已與本公司訂立服務合約,初步固定期限為自2011年11月23日起計三年,並將於其後繼續生效,惟根據服務合約條款終止(包括其中一方向另一方發出不少於三個月的書面通知予以終止)則除外。

## Directors' and chief executives' interests and short positions in shares, underlying shares and debentures

## 董事及主要行政人員於股份、相關股份及債券的權益及淡倉

As at 31 December 2011, the directors and the chief executives of the Company and their respective associates had the following interests or short positions in the shares, underlying shares and debentures of the Company and its associated corporations (within the meaning of Part XV of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) ("SFO")) which have been notified to the Company and the Hong Kong Stock Exchange pursuant to Division 7 and 8 of Part XV of the SFO, including interests and short positions which the directors and the chief executives of the Company are taken and deemed to have under such provisions of the SFO, or which are required to be and are recorded in the register required to be kept under Section 352 of the SFO or as otherwise notified to the Company and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Companies contained in the Listing Rules:

於2011年12月31日,本公司董事、主要行政人員及彼等各自的連絡人於本公司及其相聯法團(定義見香港法例第571章證券及期貨條例(「證券及期貨條例」)第XV部)的股份、相關股份及債券中擁有根據證券及期貨條例第XV部第7及第8分部須知會本公司及香港聯交所的權益或淡倉(包括本公司董事及主要行政人員根據證券及期貨條例的該等條文被當作或視為擁有的權益及淡倉),或須記錄於根據證券及期貨條例第352條須存置的登記冊的權益或淡倉,或根據上市規則所載的上市公司董事進行證券交易的標準守則須知會本公司及香港聯交所的權益或淡倉如下:

### (i) Directors' interests in the shares of Zhang International Investment Ltd. ("Zhang International") (being a holding company of our Company):

### (i) 董事於張氏國際投資有限公司(「張氏國際」)(即本公司控股公司)的股份的權益:

| Name of director<br>董事名稱 | Capacity/nature of interest<br>身份/權益性質 | Number of shares<br>股份數目 | Percentage of the issued share capital of the Company<br>佔本公司已發行股本百分比 |
|---|---|---|---|
| Zhang Likun<br>張利坤 | Beneficial owner<br>實益擁有人 | 18 | 18% |
| Zhang Liming<br>張利明 | Beneficial owner<br>實益擁有人 | 18 | 18% |
| Zhang Lidian<br>張利鈿 | Beneficial owner<br>實益擁有人 | 18 | 18% |
| Zhang Libo<br>張利波 | Beneficial owner<br>實益擁有人 | 18 | 18% |

(ii) Director's interests in the share and underlying shares of the Company:

(ii) 董事於本公司的股份及相關股份的權益:

| Name of director<br>董事名稱 | Capacity/nature of interest<br>身份/權益性質 | Number of shares<br>股份數目 | Percentage of the issued share capital of the Company<br>佔本公司已發行股本百分比 |
|---|---|---|---|
| Zhang Lidian[1]<br>張利鈿[1] | Beneficial owner<br>實益擁有人 | 15,547,248(L)(長) | 0.44% |
| Zhang Yanpeng[2]<br>張雁鵬[2] | Beneficial owner<br>實益擁有人 | 2,374,489(L)(長) | 0.07% |

Notes:

1. Zhang Lidian, an executive director, owns 3,109,448 Shares and Pre-IPO Share Options to subscribe for 12,437,800 Shares of the listed company.

2. Zhang Yanpeng, an executive director, owns 474,896 Shares and Pre-IPO Share Options to subscribe for 1,899,593 Shares of the listed company.

3. "L" denotes long position.

附註:

1. 執行董事張利鈿擁有3,109,448股股份及首次公開發售前購股權,以認購12,437,800股上市公司股份。

2. 執行董事張雁鵬擁有474,896股股份及首次公開發售前購股權,以認購1,899,593股上市公司股份。

3. 「長」指長倉。

Save as disclosed above, as at 31 December 2011, none of the directors or chief executive of the Company had, or was deemed to have any interests or short position in the shares, underlying shares or debentures of the Company and its associated corporations (within the meaning of Part XV of the SFO), which had been recorded in the register maintained by the Company pursuant to section 352 of the SFO or which had been notified to the Company and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Companies contained in the Listing Rules.

除上文所披露者外,截至2011年12月31日止,本公司董事或主要行政人員概無於本公司及其相聯法團(定義見證券及期貨條例第XV部)的股份、相關股份或債券中擁有或視作擁有本公司根據證券及期貨條例第352條存置的登記冊所記錄的任何權益或淡倉,或根據上市規則所載的上市公司董事進行證券交易的標準守則已知會本公司及香港聯交所的權益或淡倉。

At no time was the Company, its holding company, or any of its subsidiaries a party to any arrangements to enable the Directors and chief executive of the Company (including their spouse and children under 18 years of age) to hold any interest or short positions in the shares or underlying shares in, or debentures of, the Company or its associated corporations (within the meaning of Part XV of the SFO).

於任何時間,本公司、其控股公司或其任何附屬公司概無訂立任何安排,致使本公司的董事及主要行政人員(包括彼等的配偶及未滿18歲子女)於本公司或其相聯法團(定義見證券及期貨條例第XV部)的股份、相關股份或債券中持有任何權益或淡倉。

## Share option schemes

### Pre-IPO Share Option Scheme

The Company has adopted a share option scheme on 8 October 2010 (the "Pre-IPO Share Option Scheme") for the purpose of giving its employees an opportunity to have a personal stake in the Company and helping motivate employees to optimize their performance and efficiency, and retaining its employees whose contributions are important to the long-term growth and profitability of the Group. Options to subscribe for an aggregate of 94,975,662 Shares (the "Underlying Shares") were granted to 181 participants, including 2 executive directors and 8 members of the senior management of the Group. These options represent share options originally granted by our subsidiary, 廣東雅士利 Yashili (Guangdong), to the grantees on 1 January 2009 and 1 August 2010 in respect of the shares in the Company, which were exchanged into the Pre-IPO Share Options on 8 October 2010.

Options to subscribe for an aggregate of 73,525,056 Shares at an exercise price of RMB0.11 per Share and options to subscribe for an aggregate of 21,450,606 Shares at an exercise price RMB1.84 per Share have been granted under the Pre-IPO Share Option Scheme.

No further options were granted under the Pre-IPO Share Option Scheme on or after the 1 November 2010, the date of our Shares first commenced dealings on the Hong Kong Stock Exchange ("Listing Date"). All options granted under the Pre-IPO Share Option Scheme (the "Pre-IPO Share Options") were vested and will vest and may only be exercised in the following manner:

- one fifth of the options were vested on 1 January 2011, the date which is two months after the Listing Date (the "First Vesting Date");
- one fifth of the options shall vest on the first anniversary of the First Vesting Date;
- one fifth of the options shall vest on the second anniversary of the First Vesting Date;

## 購股權計劃

### 公開發售前購股權計劃

本公司已於2010年10月8日採納購股權計劃(「公開發售前購股權計劃」),其目標為向員工提供於本公司擁有個人權益之機會及鼓勵員工發揮彼等所長,提升工作效率,及挽留對本集團之長期增長及盈利能力有重要貢獻之員工。可供認購合共94,975,662股股份(「相關股份」)的購股權已授予181名僱員,包括2名執行董事及8名本集團高級管理層成員。該等購股權指本集團附屬公司廣東雅士利於2009年1月1日及2010年8月1日原先授予承授人的有關本公司股份的購股權,其已於2010年10月8日獲交換為首次公開發售前購股權。

根據首次公開發售前購股權計劃,可供認購合共73,525,056股股份的購股權已以每股人民幣0.11元的行使價及合共21,450,606股股份的購股權已以每股人民幣1.84元的行使價授出。

於2010年11月1日(即股份首次於香港聯交所買賣當日(「上市日期」))或之後,將不會根據首次公開發售前購股權計劃授出其他購股權。根據首次公開發售前購股權計劃授出之所有購股權(「首次公開發售購股權」)已經及將會歸屬,並僅可按以下方式行使:

- 五分之一的購股權已於2011年1月1日(即上市日期後2個月當日(「首個歸屬日」))歸屬;
- 五分之一的購股權將於首個歸屬日首周年歸屬;
- 五分之一的購股權將於首個歸屬日第二個周年歸屬;

- one fifth of the options shall vest on the third anniversary of the First Vesting Date;
- one fifth of the options shall vest on the fourth anniversary of the First Vesting Date; and

each option granted under the Pre-IPO Share Option Scheme is exercisable within 15 days from the date on which such option becomes vested.

A summary of the grantees who have been granted options under the Pre-IPO Share Option Scheme is set out below:

- 五分之一的購股權將於首個歸屬日第三個周年歸屬;
- 五分之一的購股權將於首個歸屬日第四個周年歸屬;及

首次公開發售前購股權計劃所授出的每份購股權由該等購股權歸屬日期起計十五日內可予行使。

以下載列根據首次公開發售前購股權計劃獲授予購股權的承授人的概要:

| | Number of share options 購股權數目 | | | | | | |
|---|---|---|---|---|---|---|---|
| Name or class of participants 參與者名稱或類別 | As at 1 January 2011 於二零一一年一月一日 | Exercised during the year 年內行使 | Lapsed curing the year 年內失效 | As at 31 December 2011 於二零一一年十二月三十一日 | Date of grant of share options 授出購股權日期 | Exercise price of share options 購股權行使價 RMB 人民幣 | Closing market price per share for exercised options 行使股份每股收市價 HK$ 港元 |
| **Directors 董事** | | | | | | | |
| Zhang Lidian 張利鈿 | 15,547,248 | 3,109,448 | — | 12,437,800 | 1 January 2009 二零零九年一月一日 | 0.11 | 2.80 |
| Wu Xiaonan 吳曉南 | 1,434,587 | 286,916 | — | 1,147,671 | 1 January 2009 二零零九年一月一日 | 0.11 | 2.80 |
| Zhang Yanpeng 張雁鵬 | 2,374,489 | 474,896 | — | 1,899,593 | 1 January 2009 二零零九年一月一日 | 0.11 | 2.80 |
| **Other staff 其他員工** | 53,967,678 | 10,793,421 | 2,904,653 | 40,269,604 | 1 January 2009 二零零九年一月一日 | 0.11 | 2.80 |
| **Other staff 其他員工** | 21,277,113 | 4,255,400 | 1,964,607 | 15,057,106 | 1 August 2010 二零一零年八月一日 | 1.84 | 2.80 |
| | 94,601,115 | 18,920,081 | 4,869,260 | 70,811,774 | | | |

## Share Option Scheme

The Company has adopted the Share Option Scheme on 8 October 2010 for the purpose of motivating eligible persons to optimize their future contributions to the Group and/or reward them for their past contributions, attracting and retaining or otherwise maintaining on-going relationships with such eligible persons who are significant to and/or whose contributions are or will be beneficial to the performance, growth or success of the Group.

The maximum number of share which may be issued upon exercise of all options to be granted under the Share Option Scheme and any other schemes of the Group shall not in aggregate exceed 10% of the shares in issued as at the Listing Date, that is, 350,000,000 Shares. No option may be granted to any participant of the Share Option Scheme such that the total number of shares issued and to be issued upon exercise of the options granted and to be granted to that person in any 12-month period up to the date of the latest grant exceeds 1% of the Company's issued share capital from time to time.

An option may be exercised in accordance with the terms of the Share Option Scheme at any time during a period as determined by the board and not exceeding 10 years from the date of the grant. There is no minimum period for which an option must be held before it can be exercised. Participants of the Share Option Scheme are required to pay the Company HKD1.0 upon acceptance of the grant on or before the 28 days after the offer date. The exercise price of the options is determined by the board in its absolute discretion and shall not be less than whichever is the highest of:

(a) the nominal value of a share;

(b) the closing price of a share as stated in the Hong Kong Stock Exchange's daily quotations sheets on the offer date; and

(c) the average closing price of a share as stated in the Hong Kong Stock Exchange's daily quotation sheets for the five business days immediately preceding the offer date.

## 購股權計劃

本公司已於2010年10月8日採納購股權計劃，其目標為激勵相關參與者，令其對本集團的未來貢獻達致最佳及／或獎勵彼等過往的貢獻，吸引及挽留或以其他方式維持與該等對本集團的表現、增長或成功而言屬有利或將會有利的參與者。

因行使根據購股權計劃及本集團任何其他計劃將予授出的所有購股權而可能發行的最高股份數目，合共不得超過截至上市日期已發行股份的10%，即350,000,000股股份。本公司概不得向任何一名購股權計劃參與人士授出購股權，致使在任何截至最終授出當日止12個月期間行使已授出及將授出的購股權而發行及將予發行的股份總數超過本公司不時已發行股本的1%。

購股權可根據購股權計劃條款於任何董事會釐定的期間內任何時間予以行使，惟不得超過授出日期起計10年。於購股權可獲行使前並無最短持有購股權的期限。購股權計劃參與人在要約日期起計28天內接納授出購股權須向本公司繳付1港元。購股權的行使價由董事會全權酌情釐定，惟不得低於下列三者中的最高者：

(a) 股份面值；

(b) 於要約日期在香港聯交所每日報價表所列的股份收市價；及

(c) 緊接要約日期前五個營業日股份於香港聯交所每日報價表所列的平均收市價。

The Share Option Scheme shall be valid and effective for a period of 10 years from the Listing Date, after which no further options will be granted or offered.

購股權計劃將由上市日期起計10年期間內有效及生效,於該期間後,將不會授出或提呈其他購股權。

As at 31 December 2011, under the Share Option Scheme the details of share subscriptions are below :

根據購股權計劃,截止2011年12月31日止認購股份詳情如下:

| Day of Grant 授出日期 | Exercise price per share 每股行使價 | Number of shares as at 1 January 2011 於2011年1月1日股份數目 | Number of shares granted in 2011 2011年授權股份數目 | Number of shares exercised in 2011 2011年行使股份數目 | Number of shares lapsed in 2011 2011年失效股份數目 | Number of shares as at 31 December 2011 於2011年12月31日股份數目 |
|---|---|---|---|---|---|---|
| 29 August 2011<br>2011年8月29日 | HK$1.5<br>1.5港元 | — | 48,148,214 | — | — | 48,148,214 |

The vesting schedule is as follows:

歸屬期的時間表如下:

| Vesting date 歸屬日期 | percentage of share options to vest 歸屬比例 |
|---|---|
| 29 August 2011<br>2011年8月29日 | 25% of the share option<br>期權的25% |
| 29 August 2012<br>2012年8月29日 | 25% of the share option<br>期權的25% |
| 29 August 2013<br>2013年8月29日 | 25% of the share option<br>期權的25% |
| 29 August 2014<br>2014年8月29日 | 25% of the share option<br>期權的25% |

Subject to the Share Option Scheme, none of the Grantees with share option is a director, chief executive or substantial shareholder of the Company or any associate of any of them.

根據購股權計劃,獲授予購股權的承授人概不是公司董事,主要行政人員或主要股東或是彼等的相聯法團。

## Arrangement for directors to purchase shares or debentures

Save as disclosed in "Share Option Schemes" above, at no time during the year were rights to acquire benefits by means of the acquisition of share in or debentures of the Company granted to any director of the Company or their respective spouses or minor children, or were such rights exercised by them, or was the Company, its holding company or any of its subsidiaries a party to any arrangements to enable the Directors of the Company to acquire benefits by means of the acquisition of shares in, or debt securities (including debentures) of the Company or any other body corporate.

## 董事購買股份或債券的安排

除上文「購股權計劃」所披露者外，本公司概無於年內任何時間向本公司任何董事、彼等各自的配偶或未滿十八歲的子女授出權利，藉以收購本公司的股份或債券的方式獲取利益，而彼等亦無行使任何該等權利；本公司、其控股公司或其任何附屬公司概無訂立任何安排，致使本公司董事可藉收購本公司或任何其他法人團體的股份或債務證券(包括債券)的方式獲取利益。

## Substantial shareholders' interests and short positions in shares and underlying shares

So far as is known to any director or chief executive of the Company, as at 31 December 2011, the persons or corporations (other than director or chief executive of the Company) who had interest or short positions in the shares and underlying shares of the Company or its associated corporation(s) which were required to be disclosed to the Company under the provisions of Division 2 and 3 of Part XV of the SFO, or which were recorded in the register required to be kept under section 336 of the SFO were as follows:

## 主要股東於股份及相關股份的權益及短倉

就本公司董事或主要行政人員所知，於2011年12月31日，於本公司或其相聯法團的股份及相關股份中擁有根據證券及期貨條例第XV部第2及3分部的條文須披露予本公司的權益或短倉，或已記入根據證券及期貨條例第336條規定存置的登記冊內的權益或短倉的人士或法團(並非本公司董事或主要行政人員)如下：

| Name<br>名稱 | Capacity/Nature of interest<br>身份／權益性質 | Number of Shares[3]<br>股份數目[3] | Approximate percentage of shareholding<br>佔股權概約百分比 |
|---|---|---|---|
| Zhang International[1]<br>張氏國際[1] | Beneficial owner<br>實益擁有人 | 1,826,808,760(L)(長) | 52.19% |
| CA Dairy Holdings ("Carlyle")[2]<br>CA Dairy Holdings(「凱雷」)[2] | Beneficial owner<br>實益擁有人 | 853,631,240(L)(長) | 24.39% |
| Carlyle Asia Partners III L.P | Interested in a controlled corporation<br>受控制法團權益 | 853,631,240(L)(長) | 24.39% |

Notes:

(1) Zhang International was held by Mr. Zhang Likun, Mr. Zhang Lihui, Mr. Zhang Liming, Mr. Zhang Lidian, Mr. Zhang Libo and Ms. She Lifang (collectively referred to as "Zhang's family") as their wholly-owned investment holding company to hold their shares in our Company.

(2) Carlyle is wholly owned by Carlyle Asia Partners III L.P.

(3) "L" denotes long positions.

附註：

(1) 張氏國際由張利坤先生、張利輝先生、張利明先生、張利鈿先生、張利波先生及佘麗芳女士(統稱為「張氏家族」)擁有，作為彼等的全資投資控股公司，以持有其於本公司的股份。

(2) 凱雷由Carlyle Asia Partners III L.P.全資擁有。

(3) 「長」指長倉。

Save as disclosed above, as at 31 December 2011, the directors of the Company are not aware of any other person or corporation having an interest or short position in shares and underlying shares of the Company or its associated corporation(s) which would require to be recorded in the register required to be kept by the Company pursuant to Section 336 of the SFO.

除上文所披露者外,於2011年12月31日,本公司董事概不知悉任何其他人士或公司於本公司或其相聯法團的股份或相關股份中擁有須記入本公司根據證券及期貨條例第336條存置的登記冊的權益或短倉。

## Purchase, sale or redemption of the Company's listed securities

## 購買、出售或贖回證券

During the year ended 31 December 2011, the Company has made repurchases of the Company's shares in Hong Kong Stock Exchange as set out below.

截至2011年12月31日止年度,本公司在香港聯交所購買本公司股份,如下:

| Repurchase date (2011)<br>回購日期(2011) | Number of shares repurchased<br>回購股份數目 | Purchase price per share<br>每股購買代價 | | Total amount paid (excluding transaction fee and commission)<br>已支付總代價(不含手續費及佣金) |
|---|---|---|---|---|
| | | Highest (HK$)<br>最高價(港元) | Lowest (HK$)<br>最低價(港元) | (HK$)<br>(港元) |
| 10 June<br>6月10日 | 5,000,000 | 1.85836 | 1.80309 | 9,207,020 |
| 13 June<br>6月13日 | 5,000,000 | 1.87905 | 1.87430 | 9,389,940 |
| Total<br>合計 | 10,000,000 | | | 18,596,960 |

The repurchase shares were canceled on 7 November 2011 and the issuing share capital of the Company has been reduced by par value of the shares repurchased accordingly.

該等回購股份於2011年11月7日取消,且本公司之已發行股本亦已相應減去該等回購股份的面值。

During the year under review, the directors start to purchase the shares of the Company with a view to increase the net asset value per share and earning per share of the Group to benefit all shareholders.

於回顧年度內,董事們啟動購買本公司股份,旨在提高集團每股資產淨值和每股收益,使全體股東受益。

Saved as disclosed above, neither the Company nor any of its subsidiaries has purchased, sold or redeemed any of the Company's listed securities during the year ended 31 December 2011.

除上文所披露者外,截至2011年12月31日止年度本公司或其任何附屬公司概無購買、出售或贖回本公司上市證券。

## Continuing connected transactions

### Connected persons

**(a) *汕頭張氏投資有限公司 (Shantou Zhang's Investment Co., Ltd*) ("Zhang's Investment (Shantou)")***

The entire equity interest in Zhang's Investment (Shantou) is held in equal shares by 11 individuals, six of whom are members of the controlling shareholders. Among these members of the controlling shareholders, Zhang Likun, Zhang Liming, Zhang Lidian and Zhang Libo are directors and therefore are connected persons of the Company under Rule 14A.11(1) of the Listing Rules. In addition, Zhang Lihui is a brother and She Lifang is a sister-in-law of the said members of the controlling shareholders. Given the close relationships among Zhang Likun, Zhang Liming, Zhang Lidian, Zhang Libo, Zhang Lihui and She Lifang, the directors consider it appropriate to aggregate their interests in Zhang's Investment (Shantou) in determining whether they together have a majority control over Zhang's Investment (Shantou). Since Zhang Likun, Zhang Liming, Zhang Lidian, Zhang Libo, Zhang Lihui and She Lifang together can exercise more than 50% of the voting power at general meetings of Zhang's Investment (Shantou), the directors therefore consider it appropriate to treat Zhang's Investment (Shantou) as a connected person of the Company under Rules 14A.11(4)(b)(ii) and 14A.11(4)(c)(ii) of the Listing Rules.

**(b) *廣東好味佳食品有限公司 (Haoweijia Food Co., Ltd.*) ("Haoweijia Food")***

Haoweijia Food is a wholly-owned subsidiary of Zhang's Investment (Shantou). Since Zhang's Investment (Shantou) is a connected person of the Company as detailed above, the directors consider it appropriate to treat Haoweijia Food as a connected person of the Company under Rules 14A.11(4)(b)(ii) and 14A.11(4)(c)(ii) of the Listing Rules.

## 持續關連交易

### 關連人士

**(a) *汕頭張氏投資有限公司(「汕頭張氏投資」)***

汕頭張氏投資的全部股權由11個個別人士以相同股數持有，其中六人是控股股東成員。在該等控股股東成員中，張利坤、張利明、張利鈿及張利波為董事，故根據上市規則第14A.11(1)條，彼等將於上市後成為本公司的關連人士。此外，張利輝是上述控股股東成員的兄弟，佘麗芳是上述控股股東成員的嫂子。鑒於張利坤、張利明、張利鈿、張利波、張利輝及佘麗芳之間關係密切，董事認為，在釐定彼等是否共同對汕頭張氏投資擁有大多數控制權時，將彼等於汕頭張氏投資的權益合併計算實屬恰當。由於張利坤、張利明、張利鈿、張利波、張利輝及佘麗芳合共能夠行使汕頭張氏投資股東大會表決權50%以上，因此董事認為，根據上市規則第14A.11(4)(b)(ii)條及第14A.11(4)(c)(ii)條，視汕頭張氏投資為本公司的關連人士屬恰當。

**(b) *廣東好味佳食品有限公司(「好味佳食品」)***

好味佳食品為汕頭張氏投資的全資附屬公司，而如上所詳述，由於汕頭張氏投資為本公司的關連人士，董事認為，根據上市規則第14A.11(4)(b)(ii)條及第14A.11(4)(c)(ii)條，視好味佳食品為本公司的關連人士屬恰當。

(c) *潮安縣庵埠營佳紙塑製品廠 (Chaoan County Anbu Yingjia Paper and Plastic Products Factory*) ("Yingjia")*

The entire equity interest in Yingjia is wholly-owned by Zhang Yuanlong. Zhang Yuanlong is a brother-in-law of Zhang Likun. Zhang Likun, being a director, will become a connected person of the Company under Rule 14A.11(1) of the Listing Rules. Since Zhang Yuanlong, being a brother-in-law of Zhang Likun, can exercise more than 50% of the voting power at general meetings of Yingjia, the directors consider it appropriate to treat Yingjia as a connected person of the Company under Rule 14A.11(4)(c)(ii) of the Listing Rules.

(c) *潮安縣庵埠營佳紙塑製品廠(「營佳」)*

營佳的全部股權由張元龍全資擁有。張元龍為張利坤的內弟。張利坤作為董事,根據上市規則第14A.11(1)條,將成為本公司的關連人士。由於張元龍作為張利坤的內弟,能夠行使營佳股東大會表決權50%以上,因此董事認為,根據上市規則第14A.11(4)(c)(ii)條,視營佳為本公司關連人士屬恰當。

## The continuing connected transactions

### 1. *The Haoweijia Purchase Agreement*

Haoweijia Food is a manufacturer of preserved fruit products in China. On 8 October 2010, 上海雅士利食品有限公司 (Shanghai Yashili Food Co., Ltd*) ("Yashili (Shanghai)") entered into the Haoweijia Purchase Agreement with Haoweijia Food, pursuant to which Yashili (Shanghai) will purchase preserved fruit products from Haoweijia Food from Listing Date to 31 December 2012. As one of the distributors of Haoweijia Food, Yashili (Shanghai) generates revenue by purchasing such preserved fruit products from Haoweijia and reselling them to third-party customers. Pursuant to the Haoweijia Purchase Agreement, the prices at which Yashili (Shanghai) purchases preserved fruit products from Haoweijia Food are the same as such prices at which Haoweijia Food sells its preserved fruit products to independent third parties.

For the year ended 31 December 2011, purchases from Haoweijia Food under the Haoweijia Purchase Agreement was RMB4,176,289, which was within the approved cap of RMB6,500,000 as disclosed in the prospectus of the Company.

## 持續關連交易

### 1. *好味佳購買協議*

好味佳食品為中國涼果產品生產商。於2010年10月8日,上海雅士利食品有限公司(「上海雅士利」)與好味佳食品訂立好味佳購買協議,據此,上海雅士利將自上市日期至2012年12月31日期間,從好味佳食品購買涼果產品。作為好味佳食品的經銷商之一,上海雅士利通過從好味佳購買該等涼果產品並轉售予第三方客戶而產生收入。根據好味佳購買協議,上海雅士利從好味佳食品購買涼果產品的價格將與好味佳向獨立第三方出售其涼果產品的價格相同。

截至2011年12月31日止年度,根據好味佳購買協議向好味佳食品的採購為人民幣4,176,289元,其乃於招股章程內所披露的獲批准上限人民幣6,500,000元之內。

2. *The Haoweijia Sales Agreement*

On 8 October 2010, 潮安縣必勝裝潢印務有限公司 (Chaoan Bisheng Decoration and Printing Co., Ltd*) ("Bisheng") entered into the Haoweijia Sales Agreement with Haoweijia Food, pursuant to which Bisheng will sell packaging materials to Haoweijia Food from Listing Date to 31 December 2012, renewable at the option of Bisheng for a term of three years and subject to compliance with all applicable requirements under the Listing Rules. Pursuant to the Haoweijia Sales Agreement, Bisheng sells packaging materials to Haoweijia Food at prices that are not be lower than the prices of such packaging materials Bisheng sells to independent third parties.

For the year ended 31 December 2011, sales to Haoweijia Food under the Haoweijia Sales Agreement was RMB2,086,846, which was within the approved cap of RMB3,000,000 as disclosed in the Prospectus.

3. *The Chaoan Lease*

On 8 October 2010, Bisheng entered into the Chaoan Lease with Zhang's Investment (Shantou), pursuant to which Bisheng leased an industrial complex in Chaoan County with a gross floor area of approximately 18,613 square meters (the "Chaoan Premise"), which Bisheng utilizes for production, storage and ancillary purposes, from Listing Date to 31 December 2012, renewable at the option of Bisheng for a term of three years and subject to compliance with all applicable requirements under the Listing Rules.

The rent payable by Bisheng to Zhang's Investment (Shantou) under the Chaoan Lease is RMB223,356 per month, or RMB2,680,272 per annum which is based on a rental rate of RMB12 per square meter.

For the year ended 31 December 2011, the amount of rent paid by Bisheng to Zhang's Investment (Shantou) under the Chaoan Lease was RMB2,680,272, which was within the approved cap of RMB2,680,272 as disclosed in the Prospectus.

2. *好味佳銷售購買協議*

於2010年10月8日,潮安縣必勝裝潢印務有限公司(「必勝」)與好味佳食品訂立好味佳銷售協議,據此,必勝將自上市日期至2012年12月31日期間,向好味佳食品銷售包裝材料,必勝可選擇續期三年,並須遵守上市規則下所有適用規定。根據好味佳銷售協議,必勝不會將低於必勝向獨立第三方出售包裝材料的價格向好味佳食品銷售包裝材料。

截至2011年12月31日止年度,根據好味佳銷售協議向好味佳食品的銷售為人民幣2,086,846元,其乃於招股章程內所披露的獲批准上限人民幣3,000,000元之內。

3. *潮安租賃*

於2010年10月8日,必勝與汕頭張氏投資訂立潮安租賃,據此,必勝將自上市日期至2012年12月31日期間,租賃潮安縣一座建築面積約18,613平方米的工業樓(「潮安物業」),必勝將用作生產、貯存及配套用途,必勝可選擇續期三年,並須遵守上市規則下所有適用規定。

根據潮安租賃,必勝應向汕頭張氏投資支付的租金為每月人民幣223,356元,或每年人民幣2,680,272元,有關租金乃按每平方米人民幣12元的租金率計算得出。

截至2011年12月31日止年度,必勝根據潮安租賃支付予汕頭張氏投資的租金金額為人民幣2,680,272元,其乃於招股章程內所披露的獲批准上限人民幣2,680,272元之內。

### 4. *The Shanghai Lease*

On 8 October 2010, Yashili (Shanghai) entered into the Shanghai Lease with Zhang's Investment (Shantou), pursuant to which Yashili (Shanghai) leased an office in Shanghai of approximately 400 square meters (the "Shanghai Premise"), which Yashili (Shanghai) utilizes as its office in Shanghai, from Listing Date to 31 December 2012, renewable at the option of Yashili (Shanghai) for a term of three years and subject to compliance with all applicable requirements under the Listing Rules.

The rent payable by Yashili (Shanghai) to Zhang's Investment (Shantou) under the Shanghai Lease is RMB29,200 per month, or RMB350,400 per annum. For the period from January to October 2010, the rent was RMB5,000 per month.

For the year ended 31 December 2011, the amount of rent paid by Yashili (Shanghai) to Zhang's Investment (Shantou) under the Shanghai Lease was RMB350,400, which was within the approved cap of RMB350,400 as disclosed in the Prospectus.

### 5. *The Yingjia Purchase Agreement*

Yingjia is engaged in the manufacture of plastic products in China. On 8 October 2010, Yashili (Guangdong) entered into the Yingjia Purchase Agreement with Yingjia, pursuant to which Yashili (Guangdong) will purchase plastic spoons and plastic covers from Yingjia from Listing Date to 31 December 2012, renewable for a term of three years and subject to compliance with all applicable requirements under the Listing Rules. We utilize the plastic spoons and plastic covers we purchase from Yingjia as packaging materials for our milk powder products. Pursuant to the Yingjia Purchase Agreement, the prices at which Yashili (Guangdong) purchases plastic spoons and plastic covers from Yingjia are the same as such prices at which Yingjia sells such products to independent third parties.

For the year ended 31 December 2011, purchase from Yingjia under the Yingjia Purchase Agreement was RMB7,923,944, which was within the approved cap of RMB12,000,000 as disclosed in the Prospectus.

### 4. *上海租賃*

於2010年10月8日,上海雅士利與汕頭張氏投資訂立上海租賃,據此,上海雅士利租賃上海一個辦公室,面積約400平方米(「上海物業」),供上海雅士利自上市日期至2012年12月31日作為上海辦事處使用,上海雅士利可選擇續期三年,並須遵守上市規則下所有適用規定。

根據上海租賃,上海雅士利應向汕頭張氏投資支付的租金為每月人民幣29,200元,或每年人民幣350,400元。從2010年1月至10月期間,每月租金為人民幣5,000元。

截至2011年12月31日止年度,上海雅士利根據上海租賃支付予汕頭張氏投資的租金金額為人民幣350,400元,其乃於招股章程內所披露的獲批准上限人民幣350,400元之內。

### 5. *營佳購買協議*

營佳於中國從事塑料產品的生產。於2010年10月8日,廣東雅士利與營佳訂立營佳購買協議,據此,廣東雅士利將自上市日期至2012年12月31日期間,從營佳購買塑料湯匙及塑料蓋子,協議可續期三年,並須遵守上市規則下的所有適用規定。本集團將購買自營佳的塑料湯匙及塑料蓋子用作本集團的奶粉產品的包裝材料。根據營佳購買協議,廣東雅士利向營佳購買塑料湯匙及塑料蓋子的價格將與營佳向獨立第三方銷售該等產品的價格相同。

截至2011年12月31日止年度,營佳根據營佳購買協議的採購為人民幣7,923,944元,其乃於招股章程內所披露的獲批准上限人民幣12,000,000元之內。

Other than the continuing connected transactions set out above, no contract of significance has been entered into between the Company or any of its subsidiaries and the controlling shareholders during the year ended 31 December 2011

除上文所載的持續關連交易外,本公司或其任何附屬公司與控股股東於截至2011年12月31日止年度內概無訂立任何重大合約。

The independent non-executive directors of the Company have reviewed these connected transactions and confirmed that such transactions were:

本公司獨立非執行董事審閱並確認該等關連交易乃:

— entered into in the ordinary and usual course of business of the Group;

— conducted either on normal commercial terms or, if there are not sufficient comparable transactions to judge whether they are on normal commercial terms, on terms no less favourable to the Group than terms available to or from independent third parties; and

— in accordance with the relevant agreement governing them on terms that are fair and reasonable and in the interests of the shareholders of the Company as a whole.

— 於一般日常業務過程中進行;

— 按正常商業條款或,如果沒有足夠的交易比較判斷他們是否按正常商業條款,按不遜於本集團給予獨立第三方或從獨立第三方接受的條款訂立;及

— 按照有關協議的條款規管該等交易是公平和合理,並符合本公司股東之整體利益。

The Company's auditor was engaged to report on the Group's continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 "Assurance Engagements Other Than Audits or Reviews of Historical Financial Information" and with reference to Practice Note 740 "Auditor's Letter on Continuing Connected Transactions under the Hong Kong Listing Rules" issued by the Hong Kong Institute of Certified Public Accountants. The auditor has issued his unqualified letter containing his findings and conclusions in respect of the continuing connected transactions disclosed by the Group in the Annual Report in accordance with Main Board Listing Rule 14A.38. A copy of the auditor's letter has been provided by the Company to The Stock Exchange of Hong Kong Limited.

本公司的核數師根據香港會計師公會頒佈的《香港核證委聘準則》第3000號「審核或審閱過去財務資料以外之核證委聘」,並參閱《實務説明》第740號「關於香港上市規則所述持續關連交易的核數師函件」,受聘對本集團的持續關連交易彙報。核數師已就本集團按照主板上市規則第14A.38條披露在年報的持續關連交易發出無保留意見的函件,並載有其發現和結論。本公司已將核數師函件副本向香港聯合交易所有限公司提供。

## Non-compete undertakings

Each of the controlling shareholders has confirmed to the Company of his/her compliance with the non-compete undertakings provided to the Company under the Non-competition Deeds (as defined in the Prospectus). The independent non-executive directors of the Company have reviewed the status of compliance and confirmed that all the undertakings under the Non-competition Deeds have been complied with by the controlling shareholders.

## 不競爭承諾

各控股股東已向本公司確認，彼已遵守根據不競爭契諾(定義見招股章程)提供予本公司的不競爭承諾。本公司的獨立非執行董事已審閱合規狀況，並確認不競爭契諾項下的所有承諾已獲控股股東遵守。

## Directors' interest in competing business

None of the directors is or was interested in any business apart from the Group's business, that competes or competed or is or was likely to compete, either directly or indirectly, with the Group's business at any time during the year ended 31 December 2011 and up to and including the date of this annual report.

## 董事於競爭性業務的權益

除本集團業務外，概無董事現正或曾經於截至2011年12月31日止年度內及截至本年報日期(包括該日)止任何時間直接或間接於與本集團業務競爭或曾經競爭或現正或曾經可能競爭的任何業務中擁有權益。

## Management contracts

No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed during the year.

## 管理層合約

年內概無訂立或存在有關本公司業務整體或任何重大部分的管理及行政合約。

## Pre-emptive rights

There are no provisions for pre-emptive rights under the Company's articles of association or the laws of Cayman Islands where the Company is incorporated applicable to the Company.

## 優先權

本公司組織章程細則或開曼群島(本公司註冊成立所在地)法例項下概無任何優先權條文適用於本公司。

## Emolument policy

The Group's emolument policies are based on the merit, qualifications and competence of individual employees and are reviewed by the remuneration committee periodically.

## 薪酬政策

本集團的薪酬政策乃按個別僱員的優點、資歷及能力得出，並定期由薪酬委員會審閱。

The emoluments of the directors are recommended by the remuneration committee and are decided by the board, having regard to the Group's operating results, individual performance and comparable market statistics.

董事薪酬乃經參考本集團的經營業績、個別表現及可比較的市場統計數字後由薪酬委員會建議,並由董事會決定。

The Company has adopted two share option schemes to motivate and reward its directors and eligible employees. Details of the scheme are set out in the paragraph headed "Share Option Schemes" above and Note 28 to the consolidated financial statements.

本公司已採納兩項購股權計劃以推動及獎勵其董事及合資格僱員。該計劃的詳情載於上文「購股權計劃」一段及合併財務報表附註28。

None of the directors waived any emoluments during the year.

概無董事於年內豁免任何酬金。

## Retirement benefits schemes

## 退休福利計劃

The employees of the PRC subsidiaries are members of the state-managed retirement benefits scheme operated by the PRC government. The PRC subsidiaries are required to contribute certain percentages of basic salaries of the employees to the retirement benefits scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefits scheme is to make the required contributions under the scheme. The contributions are charged to the consolidated income statements as they become payable in accordance with the rules of the state-managed retirement benefits scheme.

中國附屬公司的僱員為由中國政府運作的國家管理退休福利計劃的成員。中國附屬公司須將僱員基本薪金的若干百分比向退休福利計劃供款以撥付該等福利。本集團有關退休福利計劃的唯一責任為根據計劃作出所需供款。該等供款乃於根據國家管理退休福利計劃的規則成為應付時於合併收益表內扣除。

The Group has no other material obligation for the payment of pension benefits beyond the annual contributions described above.

本集團並無有關上述年度供款以外的任何其他重大退休福利付款責任。

For the year ended 31 December 2011, the Group's total contributions to the retirement benefits schemes charged in the income statement amounted to RMB14.9 million. Details of the Group's retirement benefits scheme and the basis of calculation are set out in Note 8 to the financial statements.

截至2011年12月31日止年度,本集團於收益表內扣除的退休福利計劃總供款為人民幣14.9百萬元。本集團的退休福利計劃及計算基準的詳情載於財務報表附註8。

## Major customers and suppliers

Aggregate sales attributable to the Group's largest and five largest customers were 0.6% and 2.8% of the Group's total sales respectively.

Aggregate purchases attributable to the Group's largest and five largest suppliers were 15.5% and 29.5% of the Group's total purchases respectively.

At no time during the year did a director, his/her associate(s) or a shareholder, which to the knowledge of the director owns more than 5% of the Company's share capital, have an interest in any of the Group's five largest customers and suppliers.

## 主要客戶及供貨商

本集團最大及五大客戶應佔的銷售總額分別佔本集團銷售總額的0.6%及2.8%。

本集團最大及五大供貨商應佔的採購總額分別佔本集團採購總額的15.5%及29.5%。

於年內任何時間,概無董事、其連絡人或據董事所知擁有本公司股本超過5%的股東於本集團任何五大客戶及供貨商中擁有權益。

## Closure of register of members

(i) **For determining the entitlement to attend and vote at the forthcoming annual general meeting**
The register of members of the Company will be closed from 29 May 2012 to 30 May 2012, both days inclusive, during which period no transfer of shares will be registered. In order to be eligible to attend and vote at the forthcoming annual general meeting, unregistered holders of shares of the Company should ensure that all transfer forms accompanied by the relevant share certificates must be lodged with the Company's Hong Kong share registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wan Chai, Hong Kong for registration no later than 4:30 p.m. on 28 May 2012.

## 暫停辦理股份過戶登記手續

(i) **釐定出席應屆股東週年大會並於會上表決的權利**
本公司將於2012年5月29日至2012年5月30日(包括首尾兩日)暫停辦理股份過戶登記手續,期間將不會進行任何股份過戶登記。為釐定有權出席應屆股東週年大會並於會上表決的資格,本公司股份的所有未登記持有人應確保所有過戶文件連同相關股票必須於2012年5月28日下午4時30分前送達本公司的香港股份過戶登記處香港中央證券登記有限公司,地址為香港灣仔皇后大道東183號合和中心17樓1712–1716號舖以作登記。

(ii) **For determining the entitlement to the proposed final dividend**

The register of members of the Company will be closed from 5 June 2012 to 6 June 2012, both days inclusive, during which period no transfer of shares will be registered. In order to be eligible to receive the proposed final dividend, unregistered holders of shares of the Company should ensure that all transfer forms accompanied by the relevant share certificates must be lodged with the Company's Hong Kong share registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wan Chai, Hong Kong for registration no later than 4:30 p.m. on 4 June 2012.

(ii) **釐定享有建議末期股息的權利**

本公司將於2012年6月5日至2012年6月6日(包括首尾兩日)暫停辦理股份過戶登記手續,期間將不會進行任何股份過戶登記。為釐定有權收取建議末期股息的資格,本公司股份的所有未登記持有人應確保所有過戶文件連同相關股票必須於2012年6月4日下午4時30分前送達本公司的香港股份過戶登記處中央證券登記有限公司,地址為香港灣仔皇后大道東183號合和中心17樓1712–1716號舖以作登記。

## Audit committee

The audit committee had reviewed, together with the management and external auditor, the accounting principles and policies adopted by the Group and the audited annual consolidated financial statements for the year ended 31 December 2011.

## 審核委員會

審核委員會已與管理層及外聘核數師審閱本集團採納的會計原則及政策以及截至2011年12月31日止年度的經審核年度合併財務報表。

## Auditor

The consolidated financial statements for the year ended 31 December 2011 have been audited by KPMG, who will retire and, being eligible, offer themselves for re-appointment. A resolution for their reappointment as auditor of the Company will be proposed at the forthcoming annual general meeting of the Company.

## 核數師

截至2011年12月31日止年度的合併財務報表已由畢馬威會計師事務所審核,其將會退任並符合資格膺選重任。一項重任畢馬威會計師事務所為本公司核數師的決議案將於應屆本公司股東周年大會上提呈。

## Sufficiency of public float

Based on the information that is publicly available to the Company and within the knowledge of the Directors as at the date of this annual report, the Company has maintained the public float of not less than 23.42% of the Company's issued shares pursuant to a waiver granted to us by the Stock Exchange for the period from the Listing Date to 31 December 2011.

## 充足公眾持股量

根據本公司可取得的公開資料及據董事於本年報日期所知,本公司已根據聯交所就上市日期至2011年12月31日期間授予本集團的豁免維持不低於本公司已發行股份23.42%的指定公眾持股量。

## Bank loans and other borrowings

Particulars of short-term bank loans of the Group as at 31 December 2011 are set out in Note 27 to the consolidated financial statements. Other than such short-term bank loans, the Group had no other bank loans or borrowings.

## 銀行貸款及其他借貸

本集團於2011年12月31日的短期銀行貸款的詳情載於合併財務報表附註27。除該等短期銀行貸款外，本集團並無其他銀行貸款或借貸。

## Summary financial information

A summary of the results and of the assets and liabilities of the Group for the five financial years ended 31 December 2011 is set out on pages 191 to 192 of this annual report.

## 財務資料概要

本集團截至2011年12月31日止五個財政年度的業績以及資產及負債概要載於本年報第191至192頁。

On behalf of the Board

**Zhang Lidian**
*Chairman*

Hong Kong, 20 March 2012

承董事會命

*主席*
**張利鈿**

香港，2012年3月20日

# Independent Auditor's Report
# 獨立核數師報告

KPMG

**To the Shareholders of Yashili International Holdings Ltd**
*(Incorporated in the Cayman Islands with limited liability)*

We have audited the consolidated financial statements of Yashili International Holdings Ltd (the "Company") and its subsidiaries (together the "Group") set out on pages 85 to 190, which comprise the consolidated and company balance sheets as at 31 December 2011, and the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information.

**致雅士利國際控股有限公司股東**
*(於開曼群島註冊成立的有限公司)*

我們已審核載於第85至190頁有關雅士利國際控股有限公司(「貴公司」)的合併財務報表,其中包括於二零一一年十二月三十一日的合併及公司資產負債表,以及截至該日止年度的合併收益表、合併綜合收益表、合併權益變動表及合併現金流量表,以及主要會計政策概要及其他附註信息。

## Directors' Responsibility for the Consolidated Financial Statements

The directors of the Company are responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards issued by the International Accounting Standard Board and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

## 董事對合併財務報表的責任

貴公司董事負責按照國際會計準則委員會頒佈的國際財務報告準則以及香港《公司條例》的披露要求編製及真實而公允地呈列該等合併財務報表。該等責任包括負責設計、實施及維護與編製及真實公允呈列合併財務報表相關的內部控制,以使合併財務報表不存在由於欺詐或錯誤導致的重大錯誤陳述。

## Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. This report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

## 核數師的責任

我們的責任是根據我們的審核對該等合併財務報表發表審核意見,僅向整體股東報告。除此以外,本報告書不可用作其他用途。我們概不就本報告書的內容,對任何其他人士負責或承擔法律責任。

We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance as to whether the consolidated financial statements are free from material misstatement.

我們已根據香港會計師公會頒佈的香港核數準則進行審核。這些準則要求我們遵守道德規範，並規劃及執行審核，以合理確定該等合併財務報表是否不存在任何重大錯誤陳述。

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgements, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated financial statements.

審核工作包括執行程序以獲取有關該等合併財務報表所載金額及披露事項的審核憑證。所選擇的程序取決於核數師的判斷，包括對由於欺詐或錯誤而導致財務報表存在重大錯誤陳述風險的評估。在評估該等風險時，核數師考慮與該公司編製及真實公允呈列合併財務報表相關的內部控制，以設計適當的審核程序，但目的並非對該公司內部控制的有效性發表意見。審核工作亦包括評估董事所採用的會計政策的恰當性及所作出的會計估計的合理性，以及評估合併財務報表的整體列報方式。

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

我們相信，我們獲取的審核憑證是充分及恰當的，為我們的審核意見提供了基礎。

## Opinion

## 意見

In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2011 and of the Group's profit and cash flows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

我們認為，該等合併財務報表已按照國際財務報告準則真實而公允地反映了貴公司及貴集團於二零一一年十二月三十一日的財務狀況，及貴集團截至該日止年度的利潤及現金流量，並已按照香港《公司條例》的披露規定妥為編製。

**KPMG**
*Certified Public Accountants*
8th Floor, Prince's Building
10 Chater Road
Central, Hong Kong
20 March 2012

**畢馬威會計師事務所**
*執業會計師*
香港中環
遮打道10號
太子大廈8樓
二零一二年三月二十日

# Consolidated Income Statement
# 合併收益表

For the year ended 31 December 2011 (Expressed in Renminbi Yuan)
截至2011年12月31日止年度（以人民幣列示）

| | | Note 附註 | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|---|
| **Turnover** | **營業額** | 6 | **2,957,818** | 2,954,370 |
| Cost of sales | 銷售成本 | | **(1,419,512)** | (1,272,624) |
| **Gross profit** | **毛利** | | **1,538,306** | 1,681,746 |
| Other revenue | 其他收益 | 7(a) | **28,714** | 61,234 |
| Other net loss | 其他虧損淨額 | | **(252)** | (585) |
| Selling and distribution expenses | 銷售及經銷開支 | | **(1,061,861)** | (957,468) |
| Administrative expenses | 行政開支 | | **(185,454)** | (182,823) |
| Other expenses | 其他開支 | 7(b) | **(6,457)** | (11,536) |
| **Profit from operations** | **經營溢利** | | **312,996** | 590,568 |
| Finance income | 財務收入 | 8(a) | **65,123** | 11,909 |
| Finance costs | 財務成本 | 8(a) | **(2,730)** | (13,024) |
| Net finance income/(costs) | 淨財務收入╱(成本) | | **62,393** | (1,115) |
| **Profit before taxation** | **除稅前溢利** | 8 | **375,389** | 589,453 |
| Income tax expenses | 所得稅開支 | 9 | **(66,964)** | (86,312) |
| **Profit for the year** | **年度溢利** | | **308,425** | 503,141 |
| **Attributable to:** | **以下人士應佔溢利：** | | | |
| Equity shareholders of the Company | 本公司股權持有人 | | **306,258** | 502,354 |
| Non-controlling interests | 非控股權益 | | **2,167** | 787 |
| **Profit for the year** | **年度溢利** | | **308,425** | 503,141 |
| **Earnings per share** | **每股盈利** | | **RMB Cents 人民幣分** | RMB Cents 人民幣分 |
| Basic | 基本 | 13(a) | **8.7** | 16.6 |
| Diluted | 攤薄 | 13(b) | **8.6** | 16.3 |

Details of dividends payable and proposed to equity shareholders of the Company attributable to the profit for the year are set out in Note 30(b).

由年內溢利分配之應付及建議派發本公司股權持有人本年度股息之詳情載於附註30(b)。

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

# Consolidated Statement of Comprehensive Income
# 合併綜合收益表

For the year ended 31 December 2011 (Expressed in Renminbi Yuan)
截至2011年12月31日止年度（以人民幣列示）

| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| **Profit for the year** | **年度溢利** | 308,425 | 503,141 |
| **Other comprehensive income for the year** | **其他綜合收益** | | |
| Exchange differences on translation of financial statements of overseas subsidiaries | 換算海外附屬公司的財務報表所產生的匯兑差額 | (3,667) | (19,480) |
| **Total comprehensive income for the year** | **年度綜合收益** | 304,758 | 483,661 |
| **Attributable to:** | **以下人士應佔綜合收益：** | | |
| Equity shareholders of the Company | 本公司股權持有人 | 302,591 | 482,874 |
| Non-controlling interests | 非控股權益 | 2,167 | 787 |
| **Total comprehensive income for the year** | **年度綜合收益** | 304,758 | 483,661 |

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

# Consolidated Balance Sheet
# 合併資產負債表

As at 31 December 2011 (Expressed in Renminbi Yuan)
於2011年12月31日（以人民幣列示）

| | | Note 附註 | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|---|
| **Non-current assets** | **非流動資產** | | | |
| Property, plant and equipment | 物業、廠房及設備 | 14 | 729,525 | 706,550 |
| Intangible assets | 無形資產 | 15 | 5,346 | 7,278 |
| Investment properties | 投資物業 | 16 | 76,334 | 71,752 |
| Lease prepayments | 預付租金 | 17 | 133,367 | 136,302 |
| Deferred tax assets | 遞延稅項資產 | 18(b) | 77,048 | 50,780 |
| Prepayment for acquisition of property, plant and equipment | 收購物業、廠房及設備的預付款 | | 11,016 | 16,525 |
| Other non-current assets | 其他非流動資產 | | 6,875 | 3,342 |
| | | | 1,039,511 | 992,529 |
| **Current assets** | **流動資產** | | | |
| Inventories | 存貨 | 20 | 577,731 | 390,815 |
| Trade and bills receivables | 貿易應收款及應收票據 | 21 | 52,344 | 192,312 |
| Prepayments and other receivables | 預付款及其他應收款 | 22 | 138,148 | 102,000 |
| Amounts due from related parties | 應收關連方款項 | 33(b) | 1,816 | 1,456 |
| Restricted bank deposits | 受限制銀行存款 | 23 | 72,456 | 42,310 |
| Cash and cash equivalents | 現金及現金等價物 | 24 | 2,581,563 | 2,759,273 |
| Other investments | 其他投資 | 25 | 180,000 | — |
| | | | 3,604,058 | 3,488,166 |
| **Current liabilities** | **流動負債** | | | |
| Trade and other payables | 貿易及其他應付款 | 26 | 720,118 | 499,948 |
| Loans and borrowings | 貸款及借款 | 27 | 31,359 | 158,440 |
| Amounts due to related parties | 應付關連方款項 | 33(b) | 1,722 | 4,566 |
| Income tax payables | 即期稅項負債 | 18(a) | 53,102 | 33,200 |
| | | | 806,301 | 696,154 |
| **Net current assets** | **流動資產淨額** | | 2,797,757 | 2,792,012 |
| **Total assets less current liabilities** | **總資產減流動負債** | | 3,837,268 | 3,784,541 |

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

As at 31 December 2011 (Expressed in Renminbi Yuan)
於2011年12月31日(以人民幣列示)

| | | Note<br>附註 | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Non-current liabilities** | **非流動負債** | | | |
| Deferred income | 遞延收益 | 29 | 30,669 | 42,928 |
| Deferred tax liabilities | 遞延稅項負債 | 18(b) | 2,600 | 11,664 |
| | | | 33,269 | 54,592 |
| **Net assets** | **資產淨額** | | 3,803,999 | 3,729,949 |
| **Capital and reserves** | **股本及儲備** | | | |
| Capital | 股本 | 30 | 301,463 | 300,685 |
| Reserves | 儲備 | 30 | 3,501,235 | 3,430,130 |
| **Total equity attributable to equity shareholders of the Company** | **本公司股權持有人應佔權益總額** | | 3,802,698 | 3,730,815 |
| **Non-controlling interests** | **非控股權益** | | 1,301 | (866) |
| **Total equity** | **權益總額** | | 3,803,999 | 3,729,949 |

Approved and authorised for issue by the board of directors on 20 March 2012.

經董事會於2012年3月20日獲准並授權發佈。

**Zhang Lidian**
**張利鈿**
*Director*
*董事*

**Zhang Liming**
**張利明**
*Director*
*董事*

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

# Balance Sheet
# 資產負債表

As at 31 December 2011 (Expressed in Renminbi Yuan)
於2011年12月31日（以人民幣列示）

| | | Note<br>附註 | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Non-current assets** | **非流動資產** | | | |
| Interests in subsidiaries | 於附屬公司的權益 | 19 | 3,231,411 | 3,188,180 |
| **Current assets** | **流動資產** | | | |
| Other receivables | 其他應收款 | 22 | 233 | 599 |
| Cash and cash equivalents | 現金及現金等價物 | 24 | 13,600 | 194,801 |
| | | | 13,833 | 195,400 |
| **Current liabilities** | **流動負債** | | | |
| Other payables | 其他應付款 | 26 | 10,788 | 13,099 |
| **Net current assets** | **流動資產淨額** | | 3,045 | 182,301 |
| **Total assets less current liabilities** | **總資產減流動負債** | | 3,234,456 | 3,370,481 |
| **Net assets** | **資產淨額** | | 3,234,456 | 3,370,481 |
| **Capital and reserves** | **股本及儲備** | | | |
| Share Capital | 股本 | 30 | 301,463 | 300,685 |
| Reserves | 儲備 | 30 | 2,932,993 | 3,069,796 |
| **Total Equity** | **權益總額** | | 3,234,456 | 3,370,481 |

Approved and authorised for issue by the board of directors on 20 March 2012.

經董事會於2012年3月20日獲准並授權發佈。

**Zhang Lidian**
**張利鈿**
*Director*
*董事*

**Zhang Liming**
**張利明**
*Director*
*董事*

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

# Consolidated Statement of Changes in Equity
# 合併權益變動表

For the year ended 31 December 2011 (Expressed in Renminbi Yuan)
截至2011年12月31日(以人民幣列示)

| | | | Attributable to equity shareholders of the Company 本公司股權持有人應佔 | | | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | Note 附註 | Capital 資本 RMB'000 人民幣千元 Note 30(c) 附註30(c) | Share premium 股份溢價 RMB'000 人民幣千元 Note 30(d) 附註30(d) | Capital redemption reserve 股份回購儲備 RMB'000 人民幣千元 Note 30(c)(v) 附註30(c)(v) | PRC statutory reserves 中國法定儲備 RMB'000 人民幣千元 Note 30(f) 附註30(f) | Equity settled share based payment 股權結算股份支付儲備 RMB'000 人民幣千元 Note 30(g) 附註30(g) | Other capital reserve 其他資本儲備 RMB'000 人民幣千元 | Translation reserve 匯兌儲備 RMB'000 人民幣千元 Note 30(h) 附註30(h) | Merger reserve 合併儲備 RMB'000 人民幣千元 Note 30(e) 附註30(e) | (Accumulated loss)/ retained earnings 保留盈利/(累計虧損) RMB'000 人民幣千元 | Total 總計 RMB'000 人民幣千元 | Non-controlling interests 非控股權益 RMB'000 人民幣千元 | Total equity 權益總額 RMB'000 人民幣千元 |
| **At 1 January 2010** | 於2010年1月1日 | | 592,105 | 775,108 | — | 7,981 | 2,853 | (1,233) | (2) | — | (97,886) | 1,278,926 | 11,301 | 1,290,227 |
| Profit for the year | 年內溢利 | | — | — | — | — | — | — | — | — | 502,354 | 502,354 | 787 | 503,141 |
| Other comprehensive income | 其他綜合收益 | | — | — | — | — | — | — | (19,480) | — | — | (19,480) | — | (19,480) |
| Total comprehensive income | 綜合收益總額 | | — | — | — | — | — | — | (19,480) | — | 502,354 | 482,874 | 787 | 483,661 |
| Arising from the reorganisation | 因重組而產生 | 30(c)(ii) | (592,096) | (775,108) | — | — | — | — | — | 1,367,204 | — | — | — | — |
| Issuance of share by share offer | 透過股份發售發行股份 | 30(c)(iii) | 49,312 | 1,932,213 | — | — | — | — | — | — | — | 1,981,525 | — | 1,981,525 |
| Capitalisation issue | 資本化發行 | 30(c)(ii) | 251,364 | (251,364) | — | — | — | — | — | — | — | — | — | — |
| Acquisition of non-controlling interests | 收購非控制性權益 | | — | — | — | — | — | (17,046) | — | — | — | (17,046) | (12,954) | (30,000) |
| Equity-settled share-based payment transactions | 股權結算股份支付交易 | | — | — | — | — | 4,536 | — | — | — | — | 4,536 | — | 4,536 |
| Appropriation to statutory reserves | 轉入法定儲備 | | — | — | — | 44,775 | — | — | — | — | (44,775) | — | — | — |
| **Balance at 31 December 2010 and 1 January 2011** | 於2010年12月31日及於2011年1月1日 | | 300,685 | 1,680,849 | — | 52,756 | 7,389 | (18,279) | (19,482) | 1,367,204 | 359,693 | 3,730,815 | (866) | 3,729,949 |
| Profit for the year | 年內溢利 | | — | — | — | — | — | — | — | — | **306,258** | **306,258** | **2,167** | **308,425** |
| Other comprehensive income | 其他綜合收益 | | — | — | — | — | — | — | **(3,667)** | — | — | **(3,667)** | — | **(3,667)** |
| **Total comprehensive income** | **綜合收益總額** | | — | — | — | — | — | — | **(3,667)** | — | **306,258** | **302,591** | **2,167** | **304,758** |
| Dividends approved in respect of the previous year | 前期股利分配 | 30(b)(ii) | — | — | — | — | — | — | — | — | **(234,692)** | **(234,692)** | — | **(234,692)** |
| Purchase of own shares | 回購股份 | 30(c)(v) | | | | | | | | | | | | |
| — Par value paid | 一面值 | | **(818)** | — | — | — | — | — | — | — | — | **(818)** | — | **(818)** |
| — Premium paid | 一溢價 | | — | **(15,538)** | — | — | — | — | — | — | — | **(15,538)** | — | **(15,538)** |
| — Transfer between reserves | 一儲備轉換 | | — | — | **818** | — | — | — | — | — | — | **818** | — | **818** |
| Shares issued for exercise of Shares option | 股份支付行權 | 30(c)(iv) | **1,596** | **15,126** | — | — | **(7,360)** | — | — | — | — | **9,362** | — | **9,362** |
| Equity-settled share-based payment transactions | 股權結算股份支付交易 | | — | — | — | — | **10,160** | — | — | — | — | **10,160** | — | **10,160** |
| Appropriation to statutory reserves | 轉入法定儲備 | | — | — | — | **22,167** | — | — | — | — | **(22,167)** | — | — | — |
| **Balance at 31 December 2011** | 於2011年12月31日 | | **301,463** | **1,680,437** | **818** | **74,923** | **10,189** | **(18,279)** | **(23,149)** | **1,367,204** | **409,092** | **3,802,698** | **1,301** | **3,803,999** |

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

# Consolidated Cash Flow Statement
# 合併現金流量表

For the year ended 31 December 2011 (Expressed in Renminbi Yuan)
截至2011年12月31日止年度（以人民幣列示）

| | | Note<br>附註 | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Operating activities** | **經營活動** | | | |
| Profit before taxation | 除稅前溢利 | | 375,389 | 589,453 |
| Adjustments for: | 調整項目： | | | |
| — Depreciation and amortisation | —折舊及攤銷 | | 79,157 | 75,438 |
| — Net loss on disposal of property, plant and equipment | —出售物業、廠房及設備的虧損淨額 | | 252 | 585 |
| — Impairment (write back)/loss for trade and other receivables | —貿易及其他應收款的減值（轉回）╱損失 | | (55) | 936 |
| — Write-down of inventories | —存貨減值 | | 3,171 | 1,137 |
| — Equity-settled share-based transactions | —股權結算股份支付交易 | | 19,522 | 4,536 |
| — Interest income | —利息收入 | | (44,017) | (11,447) |
| — Interest expense | —利息開支 | | 2,730 | 13,024 |
| — Net realised and unrealised gain on financial assets carried at fair value | —按公允價值入賬的金融資產的已實現及未實現收益淨額 | | (18,278) | (323) |
| Operating profit before changes in working capital | 營運資金變動前的經營溢利 | | 417,871 | 673,339 |
| Change in inventories | 存貨變動 | | (190,087) | (14,197) |
| Change in trade and bills receivables | 貿易應收款及應收票據變動 | | 140,023 | (114,423) |
| Change in prepayment and other receivables | 預付款及其他應收款變動 | | (36,148) | 47,028 |
| Change in restricted bank deposits | 受限制銀行存款變動 | | (6,347) | 1,898 |
| Change in trade and other payables | 貿易及其他應付款變動 | | 230,817 | (259,166) |
| Change in provision for sales return | 銷售退回撥備變動 | | — | (9,023) |
| Change in deferred income | 遞延收益變動 | | (12,259) | 5,883 |
| Change in amounts due from related parties | 應收關連方款項變動 | | (360) | 17,703 |
| Change in amounts due to related parties | 應付關連方款項變動 | | (2,844) | (5,561) |
| Cash generated from operations | 經營活動所得現金 | | 540,666 | 343,481 |
| Income tax paid | 已付所得稅 | | (82,394) | (30,455) |
| **Net cash generated from operating activities** | **經營活動所得現金淨額** | | **458,272** | 313,026 |

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

## Consolidated Cash Flow Statement (continued)
## 合併現金流量表（續）

For the year ended 31 December 2011 (Expressed in Renminbi Yuan)
截至2011年12月31日止年度（以人民幣列示）

| | | Note 附註 | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|---|
| **Investing activities** | **投資活動** | | | |
| Interest received | 已收利息 | | 44,017 | 11,447 |
| Proceeds from disposal of property, plant and equipment | 出售物業、廠房及設備所得款項 | | 944 | 3,327 |
| Proceeds from sales of other investments | 出售其他投資所得款項 | | 173,278 | 30,255 |
| Proceeds from repayment of advances to the controlling shareholders | 控股股東償還借款所得款項 | | — | 2,000 |
| Acquisition of property, plant and equipment | 購買物業、廠房及設備 | | (106,536) | (52,721) |
| Acquisition of intangible assets | 購買無形資產 | | (226) | (1,795) |
| Acquisition of lease prepayments | 預付租金 | | — | (25,337) |
| Acquisition of other non-current assets | 購買其他非流動資產 | | (5,096) | (453) |
| Acquisition of other investments | 購買其他投資 | | (335,000) | (30,000) |
| Acquisition of subsidiaries, net of cash acquired | 收購附屬公司（扣除收購所得現金） | | — | 12,299 |
| Other effect from investing activities | 其他投資活動 | | (795) | — |
| **Net cash used in investing activities** | **投資活動所用現金淨額** | | (229,414) | (50,978) |

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

| | | Note 附註 | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|---|
| **Financing activities** | **融資活動** | | | |
| Net proceeds from issuance of shares | 發行股份所得款項淨額 | | — | 1,965,829 |
| Payment for repurchase of shares | 股份回購支付 | | (15,538) | — |
| Proceeds from loans and borrowings | 貸款及借款所得款項 | | 36,223 | 173,089 |
| Change in restricted bank deposits in relation to bank loans | 與銀行借款相關的受限制銀行存款變動 | | (23,799) | 90,161 |
| Acquisition of non-controlling interests | 收購非控制者權益 | | — | (30,658) |
| Repayments of loans and borrowings | 償還貸款及借款 | | (163,304) | (345,184) |
| Interest paid | 已付利息 | | (2,586) | (12,856) |
| Dividends paid | 已付股息 | | (234,692) | — |
| **Net cash generated from/(used in) financing activities** | **融資活動所得淨現金** | | (403,696) | 1,840,381 |
| **Net increase in cash and cash equivalents** | **現金及現金等價物增加淨額** | | (174,838) | 2,102,429 |
| **Cash and cash equivalents at 1 January** | **於1月1日的現金及現金等價物** | 24 | 2,759,273 | 660,628 |
| **Effect of foreign exchange rate changes** | **匯率變動的影響** | | (2,872) | (3,784) |
| **Cash and cash equivalents at 31 December** | **於12月31日的現金及現金等價物** | 24 | 2,581,563 | 2,759,273 |

The notes on pages 94 to 190 form part of these financial statements.

第94頁至第190頁附註屬本財務報表的一部分。

# Notes to the Financial Statements
# 財務報表附註

(Expressed in Renminbi Yuan unless otherwise indicated)
（除另有指明外，以人民幣列示）

## 1 General Information and Basis of Presentation

Yashili International Holdings Ltd (the "Company") was incorporated in the Cayman Islands on 3 June 2010 as an exempted company with limited liability under the Companies Law, Chapter 22, (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. The address of its registered office is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

The consolidated financial statements for the year ended 31 December 2011 comprise the Company and its subsidiaries (together referred to as "Group"). The Group is primarily engaged in the manufacturing and sales of diary and nourishment products.

## 1 一般資料及呈列基準

雅士利國際控股有限公司（「本公司」）於2010年6月3日根據開曼群島公司法第22章（1961年第三號法例，經合併及修訂）在開曼群島註冊成立為受豁免有限公司，其註冊辦事處地址為Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands。

截至2011年12月31日止年度的合併財務報表包括本公司及其附屬公司（統稱「本集團」）。本集團主要從事製造及銷售乳製品及營養品。

## 2 Significant Accounting Policies

### (a) Statement of compliance

These financial statements have been prepared in accordance with all applicable International Financial Reporting Standards ("IFRSs"), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards and interpretations issued by the International Accounting Standards Board ("IASB"), and disclosure requirements of the Hong Kong Companies Ordinance. These financial statements also comply with the applicable disclosure provisions of the Rules Governing the Listing of Securities on the Stock Exchange ("the Listing Rules"). A summary of the significant accounting policies adopted by the Group is set out below.

The IASB has issued certain new and revised IFRSs that are first effective or available for early adoption of the current accounting period of the Group and the Company. Note 4 provides information on adoption of new accounting policies to the extent that they are relevant to the Group for the current and prior accounting periods reflected in these financial statements.

## 2 重大會計政策

### (a) 合規聲明

此等財務報表已按照所有適用的國際財務報告準則（「國際財務報告準則」）（其包括國際會計準則委員會（「國際會計準則委員會」）頒佈的所有適用的個別國際財務報告準則、國際會計準則及詮釋）以及香港《公司條例》的披露規定編製。此等財務報表亦符合聯交所證券上市規則適用的披露規定。本集團所採納的重大會計政策的概要載於下文。

國際會計準則委員會已頒佈若干首次生效或容許提前於本集團及本公司的現行會計期間採納的若干新訂及修訂的國際財務報告準則。附註4載有有關因初次應用該等準則對本集團於此等財務報表所呈列現時及過往會計期間的會計政策所造成變動的信息。

## 2 Significant Accounting Policies *(Continued)*

### (b) Basis of preparation of the financial statements

The financial statements are presented in Renminbi ("RMB"), rounded to the nearest thousands except per share data ("presentation currency"), which is the reporting currency of the Group.

The measurement basis used in the preparation of the financial statements is the historical cost basis except that financial assets at fair value through profit or loss are stated at fair value as explained in Note 2(f). The method used to measure fair value is set out in Note 3.

### (c) Use of estimates and judgements

The preparation of financial statements in conformity with IFRSs requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of IFRSs that have significant effect on the financial statements and major sources of estimation uncertainty are discussed in Note 36.

## 2 重大會計政策*(續)*

### (b) 計量基準

此等財務報表以人民幣(「人民幣」)呈列(「呈列貨幣」)，亦為本集團的列報貨幣。除每股數據外，有關金額均湊整至最接近的千位數。

惟以公允價值計量且其變動計入當期損益的金融資產外(附註2(f))，編製財務報表所採用的計量基準為歷史成本基準。計量公允價值的方法詳列於附註3。

### (c) 運用估計及判斷

管理層在按照國際財務報告準則編製財務報表時，須作出判斷、估計及假設。該等判斷、估計及假設會影響會計政策的應用以及資產、負債、收入及開支的呈報金額。該等估計及相關假設乃根據過往經驗及因應實際情況認為合理的各種其他因素為基礎，而所得結果成為了管理層在無法從其他渠道獲得資產及負債的賬面值時作出判斷的依據。實際結果可能有別於該等估計。

管理層會持續審閱各項估計及相關假設。倘會計估計之修訂只影響估計修訂期間，則有關修訂於該期間確認，或倘有關修訂影響現實及未來期間，則於修訂期間及未來期間確認。

有關管理層在應用國際財務報告準則時所作出對財務報表有重大影響之判斷，以及估計不明朗因素之主要來源，於附註36論述。

## 2 Significant Accounting Policies *(Continued)*

### (d) Basis of consolidation

#### *(i) Subsidiaries and non-controlling interests*

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account.

An investment in a subsidiary is consolidated into the consolidated financial statements from the date that control commences until the date that control ceases. Intra-group balances and transactions and any unrealised profits arising from intra-group transactions are eliminated in full in preparing the consolidated financial statements. Unrealised losses resulting from intra-group transactions are eliminated in the same way as unrealised gains but only to the extent that there is no evidence of impairment.

Non-controlling interests represent the equity in a subsidiary not attributable directly or indirectly to the Company, and in respect of which the Group has not agreed any additional terms with the holders of those interests which would result in the Group as a whole having a contractual obligation in respect of those interests that meets the definition of a financial liability.

## 2 重大會計政策*（續）*

### (d) 合併基準

#### *(i) 附屬公司及非控股權益*

附屬公司乃指受本集團控制的實體。控制乃指本集團有權支配一實體的財務及經營政策，並藉此從其業務中取得利益。在評估控制存在與否時，須考慮目前可行使的潛在表決權。

於附屬公司的投資自控制開始日起至控制終止日於合併財務報表中列示。集團內公司間的結餘及交易以及集團內公司間交易所產生的任何未實現溢利，於編製合併財務報表時悉數抵銷。集團內公司間交易產生的未實現虧損僅在無減值跡象的情況下以與抵消未實現溢利相同的方法作抵消。

非控股權益乃指非由本公司直接或間接應佔附屬公司的權益，且本集團並無與相關權益持有人另行訂立任何條款以致本集團整體須根據其所佔權益承擔符合金融負債定義的合約責任。

## 2 Significant Accounting Policies *(Continued)*

### (d) Basis of consolidation *(Continued)*

#### *(i) Subsidiaries and non-controlling interests* *(Continued)*

Non-controlling interests are presented in the consolidated balance sheet within equity, separately from total equity attributable to the equity shareholders of the Company. Non-controlling interests in the results of the Group are presented on the face of the consolidated income statement and the consolidated statement of comprehensive income as an allocation of the total profit or loss and total comprehensive income for the year between non-controlling interests and the equity shareholders of the Company.

Changes in the Group's interests in a subsidiary that do not result in a loss of control are accounted for as equity transactions, whereby adjustments are made to the amounts of controlling and non-controlling interests within consolidated equity to reflect the change in relative interests, but no adjustments are made to goodwill and no gain or loss is recognised.

In the Company's balance sheet, an investment in a subsidiary is stated at cost less impairment losses (Note 2(l)(ii)).

## 2 重大會計政策*(續)*

### (d) 合併基準*(續)*

#### *(i) 附屬公司及非控股權益* *(續)*

非控股權益於合併資產負債表內的權益中呈列，惟與本公司股權持有人應佔的權益分別呈列。本集團綜合收益劃分為非控制者權益和本公司股權持有人權益，並以此方式在合併收益表及綜合收益表中呈列。

倘本集團於附屬公司的權益變動不會導致本集團喪失對附屬公司的控制權，則作為權益交易入賬，而於合併權益的股東權益及非控制者權益將會被調整，以反映其權益轉變，惟不會調整商譽及確認收益或損失。

於本公司資產負債表內，於附屬公司的投資按成本減去減值準備後列賬(附註2(l)(ii))。

## 2 Significant Accounting Policies *(Continued)*

### (d) Basis of consolidation *(Continued)*

#### *(ii) Business combination*

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Group.

Under the acquisition method of accounting, subsidiaries are fully consolidated from the date on which control is transferred to the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business consolidation are measured initially at their fair values at the acquisition date. Transaction costs in connection with a business consolidation are expensed as incurred.

### (e) Foreign currency

#### *(i) Functional currency*

Items included in the financial statements of each entity in the Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to the entity.

#### *(ii) Foreign currency transactions*

Transactions in foreign currencies are translated to the respective functional currencies of group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date.

Foreign currency differences arising on retranslation are recognised in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

## 2 重大會計政策(續)

### (d) 合併基準(續)

#### *(ii) 業務合併*

收購法處理乃用於本集團收購附屬公司入賬的事項。

根據收購法，附屬公司自控制權轉入本集團之日起全面合併入賬。收購成本按交換日期所給予資產的公允價值、所發行股權工具及所產生或所承擔的負債計量。業務合併中所購入的可識別資產及所承擔的負債及或然負債，初始確認時按收購當日的公允價值計量。業務合併相關的交易成本乃於實際產生時計入當期損益。

### (e) 外幣

#### *(i) 記賬貨幣*

計入本集團各實體財務報表的項目採用最能反映與該實體相關的經濟實況的貨幣計量。

#### *(ii) 外幣交易*

外幣交易均按交易當日的匯率換算為各集團內實體的記賬貨幣。於報告日，以外幣列示的貨幣資產及負債均按報告日的匯率重新換算為記賬貨幣。

重新換算所產生的外幣差額在當期損益中確認。按歷史成本計量的外幣非貨幣項目，則採用歷史匯率進行換算。

## 2 Significant Accounting Policies *(Continued)*

### (e) Foreign currency *(Continued)*

#### *(iii) Foreign operations*

The assets and liabilities of foreign operations are translated to RMB at exchange rates at the reporting date. The income and expenses of foreign operations are translated to RMB at exchange rates at the dates of the transactions.

Foreign currency differences arising on translation are recognised in other comprehensive income. For the purposes of foreign currency translation, the net investment in a foreign operation includes foreign currency intra-group balances for which settlement is neither planned nor likely in the foreseeable future and foreign currency differences arising from such a monetary item is recognised in the consolidated statement of comprehensive income.

When a foreign operation is disposed of, in whole or in part, the relevant amount of the currency translation reserve is transferred to the profit or loss as part of the gain or loss on disposal.

### (f) Financial instruments

#### *(i) Non-derivative financial assets*

All financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

## 2 重大會計政策*(續)*

### (e) 外幣*(續)*

#### *(iii) 境外業務*

境外業務的資產及負債乃按報告日的匯率換算為人民幣。境外業務的收入及開支均按交易當日的匯率換算為人民幣。

換算產生的外幣匯兑差額於其他綜合收益中確認。就外幣換算而言，於境外業務的投資淨額包括於可見將來並無計劃亦不大可能結清的集團內公司間外幣結餘，而貨幣項目產生的外幣匯兑差額於合併收益表內確認。

在出售一項境外業務的全部或部分時，貨幣換算儲備的相關金額將轉撥至損益，作為出售收益或虧損的一部分。

### (f) 金融工具

#### *(i) 非衍生金融資產*

所有金融資產(包括按公允價值於損益入賬的資產)在本集團成為相關合約的訂約方當日起開始確認。

## 2 Significant Accounting Policies *(Continued)*

### (f) Financial instruments *(Continued)*

#### *(i) Non-derivative financial assets* *(Continued)*

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

The Group has the following non-derivative financial assets:

**Financial assets at fair value through profit or loss**

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the Group manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Group's documented risk management or investment strategy. Upon initial recognition attributable transaction costs are recognised in profit or loss as incurred. Financial assets at fair value through profit or loss are measured at fair value, and changes therein are recognised in profit or loss.

## 2 重大會計政策(續)

### (f) 金融工具(續)

#### *(i) 非衍生金融資產(續)*

倘若本集團自金融資產獲得現金流量的合約權利屆滿,或因於交易中轉讓收取金融資產合約現金流量的權利而轉讓於該金融資產中所擁有的絕大部分風險及回報,則終止確認金融資產。

本集團擁有以下非衍生金融資產:

**以公允價值計量且其變動計入損益**

歸類為持作出售或在初始確認後指定作此用途的金融資產,分類為以公允價值計量且變動計入損益的金融資產。若本集團依據明文規定的風險管理或投資策略,按照金融資產的公允價值管理該等投資及作出購買及出售決定,則該類金融資產以公允價值計量且其變動計入損益。初始確認後,相關交易成本於業務發生當期在損益中確認。以公允價值計量且變動計入損益的金融資產以公允價值計量,公允價值變動形成的利得或損失計入當期損益。

## 2 Significant Accounting Policies *(Continued)*

### (f) Financial instruments *(Continued)*

#### *(i) Non-derivative financial assets (Continued)*

**Receivables**

Receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition receivables are measured at amortised cost using the effective interest method, less any impairment losses (Note 2(l)(i)).

Receivables comprise trade receivables and prepayments and other receivables.

**Cash and cash equivalent**

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. Bank overdrafts that are repayable on demand and form an integral part of the Group's cash management are also included as a component of cash and cash equivalents for the purpose of the consolidated cash flow statement.

## 2 重大會計政策(續)

### (f) 金融工具(續)

#### *(i) 非衍生金融資產(續)*

**應收款項**

應收款項為在活躍市場中未有報價之回收金額固定或可確定的金融資產。該等資產初步以其公允價值加任何直接交易成本確認。初始確認後，應收款使用實際利率法按攤銷成本減任何減值損失計量(附註2(l)(i))。

應收款項包括貿易應收款、預付款及其他應收款。

**現金及現金等價物**

現金及現金等價物包括銀行存款及庫存現金、於銀行及其他金融機構的活期存款以及短期的、流動性強的投資項目，這些投資項目可在沒有重大價值變動風險的情況下易於換算為已知金額的現金，並在購入後三個月內到期。就合併現金流量表而言，須按要求償還並構成本集團現金管理不可分割一部分的銀行借款亦會作為現金及現金等價物計入合併現金流量表。

## 2 Significant Accounting Policies *(Continued)*

### (f) Financial instruments *(Continued)*

#### *(ii) Non-derivative financial liabilities*

All financial liabilities (including liabilities designated at fair value through profit or loss) are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument. The Group derecognises a financial liability when its contractual obligations are discharged or cancelled or expire.

The Group's non-derivative financial liabilities include loans and borrowings and trade and other payables. Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

## 2 重大會計政策 *(續)*

### (f) 金融工具 *(續)*

#### *(ii) 非衍生金融負債*

所有金融負債(包括指定按公允價值於損益入賬的負債)在本集團成為相關合約的訂約方的當日起開始確認。本集團在合約責任已履行、取消或屆滿時,終止確認金融負債。

本集團的非衍生金融負債包括貸款及借款、貿易及其他應付款。該等金融負債初始以其公允價值加任何直接交易成本確認。初始確認後,該等金融負債使用實際利率法按攤銷成本計量。

## 2 Significant Accounting Policies *(Continued)*

### (f) Financial instruments *(Continued)*

#### *(iii) Derivative financial instruments*

The Group holds derivative financial instruments to manage its foreign currency exposure. Derivative financial instruments are recognised initially at fair value. At each balance sheet date the fair value is remeasured. The gain or loss on remeasurement to fair value is recognised immediately in profit or loss, except where the derivatives qualify for cash flow hedge accounting in which case recognition of any resultant gain or loss depends on the nature of the item being hedged. Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk of a committed future transaction, the effective portion of any gains or losses on remeasurement of the derivative financial instrument to fair value are recognised in other comprehensive income and accumulated separately in equity in the hedging reserve. The ineffective portion of any gain or loss is recognised immediately in profit or loss. During the years ended 31 December 2009 and 2010, the Group's derivative has not been qualified as effective cash flow hedging. The gain or loss on remeasurement to fair value is recognised immediately to profit or loss. Related financial assets/liabilities were recognised/derecognised on the date the Group commits to purchase/sell the contract or they expire.

## 2 重大會計政策*(續)*

### (f) 金融工具*(續)*

#### *(iii) 衍生金融工具*

本集團持有衍生金融工具以管理其外幣風險。衍生工具初始以公允價值計量。於各資產負債表日，其公允價值被重新計量。重新計量公允價值所產生的變動於當期損益中確認(倘衍生工具符合資格採用現金流量會計處理方法則除外，而在此情況下，任何產生的損益的確認取決於項目的性質)。倘衍生金融工具被指定為已確認資產或負債或估計極有可能進行的交易，或已提交的未來交易的外幣風險的對沖，重新計量衍生金融工具至公允價值產生的任何損益的合資格部分均於其他綜合收益中確認，且於對沖儲備的權益中分別累計。不符合資格採用現金流量對沖會計處理方法的任何損益即時於損益中確認。於2010年及2011年12月31日年內，本集團的衍生工具不合資格成為有效現金流量對沖工具。重新計量公允價值產生的損益即時確認至損益。有關金融資產╱負債於本集團承諾購買╱出售合約或該等資產╱負債逾期當日確認╱終止確認。

## 2 Significant Accounting Policies *(Continued)*

### (g) Property, plant and equipment

#### *(i) Recognition and measurement*

Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses (Note 2(l)(ii)).

Cost includes expenditures that are directly attributable to the acquisition of an asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Construction in progress represents property, plant and equipment under construction, and is stated at cost less impairment losses (Note 2(l)(ii)).

Cost comprises direct costs of construction during the construction period. Capitalisation of these costs ceases and the construction in progress is transferred to property, plant and equipment when all of the activities necessary to prepare the assets for their intended use are substantially complete.

## 2 重大會計政策*(續)*

### (g) 物業、廠房及設備

#### *(i) 確認及計量*

物業、廠房及設備的項目按成本減累計折舊及減值損失計量(附註2(l)(ii))。

成本包括收購資產直接應佔的支出。自建資產的成本包括物料成本及直接勞工成本、令資產符合工作條件作其擬定用途直接應佔的任何其他成本,以及拆卸及搬遷項目及恢復項目所在地原貌的成本。購買對相關設備的功能所必需的軟件,會資本化為該設備的一部分。

若物業、廠房及設備項目部分的可使用年期不同,則以物業、廠房及設備的獨立項目(主要部分)入賬。

在建工程指興建中的物業、廠房及設備,按成本減去減值損失列賬(附註2(l)(ii))。

成本包括施工期間的直接建築成本。當資產投入擬定用途所需的準備工作大致完成時,有關成本即不再資本化,而在建工程會轉撥至物業、廠房及設備。

## 2 Significant Accounting Policies *(Continued)*

### (g) Property, plant and equipment *(Continued)*

#### *(ii) Reclassification to investment properties*

When the use of a property changes from owner-occupied to investment property, the property is reclassified as investment property.

#### *(iii) Subsequent costs*

The cost of replacing part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. The costs of the day-to-day serving of property, plant and equipment are recognised in profit and loss as incurred.

#### *(iv) Depreciation*

Depreciation is based on the cost of an asset less its residual value. Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Buildings held for own use which are situated on leasehold land are depreciated over the shorter of the unexpired term of the lease and their estimated useful lives.

The estimated useful lives of other property, plant and equipment are as follows:

| | |
|---|---|
| • Plant and buildings | 13–20 years |
| • Machinery and equipment | 5–10 years |
| • Motor vehicle | 5 years |
| • Office equipment and other equipment | 5 years |

Depreciation methods, useful life and residual value are reassessed at each reporting date.

## 2 重大會計政策*(續)*

### (g) 物業、廠房及設備*(續)*

#### *(ii) 重新分類至投資物業*

若某項物業的用途由自用更改為投資物業,有關物業則重新分類為投資物業。

#### *(iii) 後續成本*

倘若更換物業、廠房及設備項目部分會於日後為本集團帶來經濟利益,而其成本亦可以可靠地計算,則其成本會於該項目的賬面值中確認。物業、廠房及設備的日常服務成本會於產生時在損益中確認。

#### *(iv) 折舊*

折舊根據資產成本減去剩餘價值計量。折舊乃於物業、廠房及設備項目各部分的估計可使用年期內,按直線法在損益中確認。位於租賃土地且持作自用的樓宇,按租賃土地的未屆滿年期及該樓宇估計可使用年期兩者中之較短期間者計算折舊。

其他物業、廠房及設備的估計可使用年期如下:

| | |
|---|---|
| • 廠房及樓宇 | 13–20年 |
| • 機器及設備 | 5–10年 |
| • 機動車 | 5年 |
| • 辦公室設備及其他設備 | 5年 |

折舊方法、可使用年期及剩餘價值於各報告日重新評估。

## 2 Significant Accounting Policies *(Continued)*

### (h) Intangible assets

Intangible assets comprise purchased and customised software which are stated at cost less any impairment losses and amortised on the straight-line basis over its estimated useful life of five years.

### (i) Investment properties

Investment properties are properties held either to earn rental income or for capital appreciation or for both, but not for sale in the ordinary course of business, use in the production or supply of goods or services or for administrative purposes.

#### *(i) Recognition and measurement*

Items of investment properties are measured at cost less accumulated depreciation and impairment losses (Note 2(l)(ii)).

Cost includes expenditures that are directly attributable to the acquisition of an asset.

#### *(ii) Depreciation*

Depreciation is based on the cost of an asset less its residual value. Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of investment properties. The estimated useful lives range from 27.5 to 47 years.

Depreciation methods, useful life and residual value are reassessed at each reporting date.

## 2 重大會計政策*(續)*

### (h) 無形資產

無形資產包括所購入及訂製的軟件,按成本減去任何減值損失列賬,並於估計可使用年期(即五年)內以直線法攤銷。

### (i) 投資物業

投資物業為持作賺取租金收入或作資本增值或兩者兼有的物業,但並不作於日常業務中出售,亦不會用作生產或提供貨品或服務或作行政用途。

#### *(i) 確認及計量*

投資物業項目按成本減去累計折舊及減值損失計量(附註2(l)(ii))。

成本包括收購資產直接應佔的開支。

#### *(ii) 折舊*

折舊根據資產成本減去剩餘價值計量。折舊是在投資物業的估計可使用年期內,以直線法在損益中確認。估計可使用年期介乎27.5至47年之間。

折舊方法、可使用年期及剩餘價值於各報告日重新審核。

(Expressed in Renminbi Yuan unless otherwise indicated)
（除另有指明外，以人民幣列示）

## 2 Significant Accounting Policies *(Continued)*

### (j) Lease prepayments

Lease prepayments represent cost of land use rights paid to the PRC government authorities. Land use rights are stated as cost less accumulated amortisation and impairment losses (Note 2(l)(ii)). Amortisation is recognised in profit or loss on a straight-line basis over the respective period of the rights.

### (k) Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on the weighted average cost principle, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In case of manufactured inventories and work in progress, cost includes an appropriate share of the production overheads based on normal operating capacity. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

### (l) Impairment of assets

#### *(i) Financial assets*

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that a loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

## 2 重大會計政策*(續)*

### (j) 預付租金

預付租金指付予中國政府機關的土地使用權成本。土地使用權按成本減去累計攤銷及減值損失列賬（附註2(l)(ii)）。攤銷於各權利有效期內以直線法在損益中確認。

### (k) 存貨

存貨按成本與可實現淨值兩者中的較低者計量。存貨成本按加權平均成本法計算，包括收購存貨及將存貨運送至目前地點和變成現狀所涉及的開支。已製成的存貨及在製品的成本包括按一般產能計算的適當生產費用部分。可實現淨值為日常業務中的估計售價，減去估計完成生產的成本及銷售開支。

### (l) 資產減值

#### *(i) 金融資產*

於各報告日期，對並非以公允價值計量且變動計入損益的金融資產進行評估，以確定是否存在客觀的減值證據。倘有客觀證據顯示虧損事件對金融資產的估計未來現金流量造成的負面影響可被可靠地估計，則該資產被視為出現減值。

(Expressed in Renminbi Yuan unless otherwise indicated)
(除另有指明外,以人民幣列示)

## 2 Significant Accounting Policies *(Continued)*

### (l) Impairment of assets *(Continued)*

#### *(i) Financial assets (Continued)*

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against receivables. When a subsequent event causes the amount of impairment loss to decrease in impairment loss is reversed through profit or loss.

The Group considers evidence of impairment of receivables at both specific asset and collective level. Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

#### *(ii) Non-financial assets*

The carrying amounts of the Group's non-financial assets, other than inventories and deferred tax asset, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset's recoverable amount is estimated.

The recoverable amount of assets or cash-generating unit is the greater of its value in use and its fair value less cost to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the assets.

## 2 重大會計政策*(續)*

### (l) 資產減值*(續)*

#### *(i) 金融資產(續)*

按攤銷成本計量的金融資產的減值損失,以其賬面值與按原訂實際利率貼現的估計未來現金流量現值的差額計算。虧損會在損益中確認,並在應收款備抵賬中反映。倘隨後事件導致減值損失金額減少,該減值損失減少額則會在損益中轉回。

本集團從個別資產及整體兩方面,考慮應收款的減值證據。個別主要金融資產會分別測試有否減值。其他金融資產會以信貸風險特徵分類評估。

#### *(ii) 非金融資產*

本集團非金融資產(存貨及遞延税項資產除外)的賬面值會於各報告日重新審核,以確定有否存在減值跡象。如有任何上述跡象,則估計該資產的可收回金額。

資產或創造現金流入單位的可收回金額為其在用價值與公允價值兩者中的較高者減銷售成本。評估在用價值時,估計未來現金流量會按可反映貨幣時間價值的現行市場評估及該資產特有風險的除税前貼現率貼現至現值。

## 2 Significant Accounting Policies *(Continued)*

### (l) Impairment of assets *(Continued)*

#### *(ii) Non-financial assets (Continued)*

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro-rata basis.

Impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

### (m) Employee benefits

#### *(i) Short term employee benefits*

Salaries, wages, annual bonuses and staff welfare are accrued in the year in which the associated services are rendered by employees of the Group.

## 2 重大會計政策*(續)*

### (l) 資產減值*(續)*

#### *(ii) 非金融資產(續)*

倘資產或其創造現金流入單位的賬面值超逾其可收回金額，則會確認減值損失。創造現金流入單位是最基本的可識別資產組別，所產生的現金流量大致獨立於其他資產及組別。減值損失於損益確認。所確認有關創造現金流入單位的減值損失首先撥至減少該單位獲分配的任何商譽賬面值，然後按比例減少該單位(或一組單位)中的其他資產賬面值。

於各報告日，評估過往期間確認的減值損失是否出現任何減少或不再存在的跡象。若釐定可收回金額所用的估計有變，則轉回減值損失。只有在資產賬面值不超過假設並無確認減值損失而應予釐定的賬面值(已扣除折舊或攤銷)時，方可轉回減值損失。

### (m) 僱員福利

#### *(i) 短期僱員福利*

薪金、工資、年度花紅及員工福利，於僱員為本集團提供相關服務的年度內累計。

(Expressed in Renminbi Yuan unless otherwise indicated)
(除另有指明外，以人民幣列示)

## 2 Significant Accounting Policies *(Continued)*

### (m) Employee benefits *(Continued)*

#### *(ii) Defined contribution retirement plans*

Obligations for contributions to local defined contribution retirement schemes pursuant to the relevant labour rules and regulations in the PRC are recognised as an expense in profit or loss when they are due, except to the extent that they are included in the cost of inventories not yet recognised as an expense.

#### *(iii) Termination benefits*

Termination benefits are recognised when, and only when, the Group demonstrably commits itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

#### *(iv) Share-based payment transactions*

The fair value of share options granted to employees is recognised as an employee cost with a corresponding increase in an equity-settled share-based payment reserve within equity. The fair value is measured at grant date by using the binomial option pricing model, taking into account the terms and conditions upon which the options were granted. Where the employees have to meet vesting conditions before becoming unconditionally entitled to the options, the total estimated fair value of the options is spread over the vesting period, taking into account the probability that the options will vest.

## 2 重大會計政策*(續)*

### (m) 僱員福利*(續)*

#### *(ii) 界定供款退休計劃*

根據中國有關勞工規則及法規向當地界定供款退休計劃作出供款的責任，於到期時在損益中確認為開支，但已計入尚未確認為開支的存貨成本內則除外。

#### *(iii) 辭退福利*

在及只有在本集團明確地主動終止僱用或透過實際上不可能撤回的詳細正式計劃而向自願離職的僱員提供福利時，方會確認辭退福利。

#### *(iv) 股份支付交易*

授予僱員的購股權的公允價值確認為僱員成本，而權益中股權結算股份支付儲備亦會相應增加。公允價值是採用二項式期權定價模式於授出當日計量，並考慮授出購股權的條款及條件。若僱員必須符合行權期條件方可無條件享有該等購股權，則經考慮購股權行權的機會率後，購股權的估計公允價值總額會在行權期內攤分入賬。

## 2 Significant Accounting Policies *(Continued)*

### (m) Employee benefits *(Continued)*

#### *(iv) Share-based payment transactions (Continued)*

During the vesting period, the number of share options that is expected to vest is reviewed. Any adjustment to the cumulative fair value recognised in prior years is charged/credited to the profit or loss for the year/period of the review, unless the original employee expenses qualify for recognition as an asset, with a corresponding adjustment to the equity-settled share-based payment reserve. On vesting date, the amount recognised as an expense is adjusted to reflect the actual number of options that vest (with a corresponding adjustment to the equity-settled share-based payment reserve) except where forfeiture is only due to not achieving vesting conditions that relate to the market price of the company's shares. The equity amount is recognised in the equity-settled share-based payment reserve until either the option is exercised (when it is transferred to the share premium account) or the option expires (when it is released directly to retained earnings).

### (n) Provisions and contingent liabilities

Provisions are recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

## 2 重大會計政策*(續)*

### (m) 僱員福利*(續)*

#### *(iv) 股份支付交易(續)*

於行權期內審閱預期行權的購股權數目。除非原有僱員開支合資格確認為資產,並對股權結算股份支付儲備作出相應調整,否則於過往年度確認的累計的任何調整會在審閱年度/期間在損益中扣除/計入。於行權日期,確認為開支的金額予以調整,以反映行權購股權的實際數目(同時對股權結算並以股份支付儲備作出相應調整),惟若僅因未能達到與公司股份市價有關的行權條件而沒收者則除外。權益數額在股權結算股份支付儲備內確認,直至購股權獲行使(屆時有關金額轉撥至股份溢價賬)或購股權屆滿(屆時有關金額直接轉回保留盈利)為止。

### (n) 撥備及或然負債

若本集團因過往事件而須負上能夠可靠估計的法律或推定責任,且有可能須流出經濟利益以履行該責任,便會確認撥備。釐定撥備時,乃按可反映貨幣時間價值的現行市場評估及該負債特有風險的除稅前貼現率,將估計未來現金流量貼現。

## 2 Significant Accounting Policies *(Continued)*

### (n) Provisions and contingent liabilities *(Continued)*

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

### (o) Turnover

*Revenue recognition*

**(i) Sales of goods**

Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts and volume rebates and excluding value added tax or other sales taxes. Revenue is recognised when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, and there is no continuing management involvement with the goods. If it is probable that discounts will be granted and the amount can be measured reliably, the discount is recognised as a reduction of revenue as the sales are recognised.

**(ii) Rental income**

Rental income from investment properties is recognised in profit or loss on a straight-line basis over the term of the lease.

## 2 重大會計政策*(續)*

### (n) 撥備及或然負債*(續)*

如流出經濟利益的可能性不大，或無法可靠計量有關金額，則有關責任須披露為或然負債，惟經濟利益流出的可能性極低則作別論。如可能須承擔的責任須視乎某宗或多宗未來事件是否發生才能確定是否存在，則該等責任亦會披露為或然負債，惟經濟利益流出的可能性極低則作別論。

### (o) 營業額

*收入確認*

**(i) 貨品銷售**

貨品銷售收入按已收或應收對價扣除退回及折讓、銷售折扣及按成交量計算的返利後的公允價值計量，並不包括增值税或其他銷售税。若貨品的所有權附帶的重大風險及回報轉移至買家，並應可收回對價，而能夠可靠地估計貨品的相關成本及可能退貨，且並無參與持續管理有關貨品時，便會確認收入。若可能會授出折扣並能夠可靠計量有關金額，則該折扣會在確認相關銷售時確認為收入減損。

**(ii) 租金收入**

投資物業的租金收入於租期內以直線法在損益中確認。

## 2 Significant Accounting Policies *(Continued)*

### (p) Government grants

Government grants are recognised in the balance sheet initially when there is reasonable assurance that they will be received and that the group will comply with the conditions attaching to them. Grants that compensate the group for expenses incurred are recognised as revenue in profit or loss on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the group for the cost of an asset are deducted from the carrying amount of the asset and consequently are effectively recognised in profit or loss over the useful life of the asset by way of reduced depreciation expense.

### (q) Operating lease payment

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expenses, over the term of the lease.

### (r) Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset which necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of that asset. Other borrowing costs are expensed in the period in which they are incurred.

The capitalisation of borrowing costs as part of the cost of a qualifying asset commences when expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. Capitalisation ceases when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are interrupted or complete.

## 2 重大會計政策*(續)*

### (p) 政府補助

無附帶條件的政府補助於可予收取時於損益表確認為收入。其他政府補助應初始於資產負債表列報，當可合理確認將收取補助，且本集團將符合補助的相關條件時，於損益表確認。有關購建資產的補助乃於資產負債表呈列為遞延收入，並按有關資產之可使用年期以有系統及合理基準於損益表確認。補償本集團所承擔費用的補助，按有系統及合理基準於該等費用於損益表確認的相同期間內進行抵減。

### (q) 經營租賃付款

根據經營租賃支付的款項乃於租期內以直線法在損益中確認。已收取的租金優惠於租期內確認為總租金開支的一部分。

### (r) 借款成本

與需長時間收購、建造或生產方可投入擬定用途或出售的資產直接相關的借款成本，將資本化為該資產的成本。其他借款成本於產生期間支銷。

對於符合資本化條件的借款成本，應於資產支出已經發生、借款成本已經發生、為使資產達到擬定用途或者可銷售狀態所必要的購建或者生產活動已經開始時確認。當為使該資產達到擬定用途或者可銷售狀態的必要的購建或者生產活動大致上中斷或完成時，應停止資本化。

## 2 Significant Accounting Policies *(Continued)*

### (s) Finance income and expenses

Finance income comprises interest income and increase in fair value of financial assets at fair value through profit or loss. Interest income is recognised as it accrues, using the effective interest method.

Finance expenses comprise interest expense on borrowings, decreases in fair value of financial assets at fair value through profit or loss.

Foreign currency gains and losses are reported on a net basis.

### (t) Research and development costs

Expenditures on an internal research and development project are classified into expenditures on the research phase and expenditures on the development phase. Research is original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Development is the application of research findings or other knowledge to a plan or design for the production of new or substantially improved materials, devices, products or processes before the start of commercial production or use.

Expenditures on research phase are recognised in profit or loss when incurred. Expenditures on development phase are capitalised if development costs can be measured reliably, the product or process is technically and commercially feasible, and the Group intends to and has sufficient resources to complete development. Capitalised development costs are stated at cost less impairment losses (see Note 2(l)(ii)). Other development expenditures are recognised as expenses in the period in which they are incurred.

## 2 重大會計政策*(續)*

### (s) 財務收入及開支

財務收入包括利息收入及按公允價值於損益入賬的金融資產的公允價值增加。利息收入於應計時採用實際利率法確認。

財務開支包括借款的利息開支及按公允價值於損益入賬的金融資產的公允價值減少。

外幣損益按淨額列報於財務報表。

### (t) 研發成本

內部研發項目的開支分為研究階段開支及開發階段開支。研究是指為獲取及理解新的科學或技術知識而進行的獨創性及有計劃調查。開發是指在投入商業生產或使用前，將研究成果或其他知識應用於一項計劃或設計，以生產出新的或具有實質性改進的材料、裝置、產品或工序。

研究階段的開支於產生時在損益中確認。若開發成本能夠可靠計量，而有關產品或工序在技術和商業上可行，且本集團有意亦有充足資源完成開發工作，開發階段的開支便會資本化。資本化後的開發成本按成本減去減值損失列賬(見附註2(l)(ii))。其他開發開支則在產生的期間內確認為開支。

## 2 Significant Accounting Policies *(Continued)*

### (u) Income tax

Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except to the extent that they relate to items recognised in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognised in other comprehensive income or directly in equity, respectively.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.

## 2 重大會計政策*(續)*

### (u) 所得稅開支

年內所得稅包括當期稅項及遞延稅項資產和負債變動。當期稅項及遞延稅項資產和負債變動於損益表確認,惟與其他綜合收益中確認或直接確認為股本項目相關者,則相關稅項金額分別於其他全面收入或直接於股本項目中確認。

當期稅項是按年內應課稅收入根據在資產負債表結算日實施或實質上實施的稅率計算的預期應付稅項,加上以往年度應付稅項的任何調整。

遞延稅項資產和負債分別由可扣減和應課稅暫時性差異產生。暫時差異是指資產和負債就財務申報而言的賬面值與該等資產和負債稅基間的差異。遞延稅項資產也可以由未運用用稅項虧損和未運用稅項抵免產生。

## 2 Significant Accounting Policies *(Continued)*

### (u) Income tax *(Continued)*

Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilised, are recognised. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilised.

The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary differences relating to investments in subsidiaries to the extent that, in the case of taxable differences, the group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.

## 2 重大會計政策*(續)*

### (u) 所得税開支*(續)*

除若干有限的例外情況外,所有遞延税項負債及,就所有遞延税項資產而言,只要未來可能有應課税溢利用以抵消所動用之資產,即須要確認。支持確認由可扣減暫時差異所產生遞延税項資產的未來應課税溢利包括因撥回目前存在的應課税暫時性差異而產生的數額,惟該等差異必須與同一税務機關及同一課税實體有關,並預期在可扣減暫時差異預計撥回的同一期間或遞延税項資產所產生税項虧損可向前期或向後期結轉的期間內撥回。在決定目前存在的應課税暫時差異是否足以支持確認由未運用税項虧損和税項扣減所產生的遞延税項資產時,亦會採用同一準則,即該等差異若與同一税務機關及同一課税實體有關,並預期在能使用税項虧損或税項抵免的同一期間或多個期間內撥回,則會被考慮。

少數不會確認遞延税項資產和負債之例外情況,包括:由商譽產生不可扣税的暫時差異;及在無影響會計及應税溢利之資產或負債(惟並非業務合併之一部分)的初始確認時所產生之暫時差額;以及與投資於附屬公司有關暫時差異(如屬應課税差異,只限於本集團可以控制撥回的時間,而且冉可預見的將來不大可能撥回暫時差異;或如屬可扣減差異,則只限於很可能在將來撥回的差異)。

## 2 Significant Accounting Policies *(Continued)*

### (u) Income tax *(Continued)*

The amount of deferred tax recognised is measured based on the expected manner of realisation or settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period. Deferred tax assets and liabilities are not discounted. The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilised. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available. Additional income taxes that arise from the distribution of dividends are recognised when the liability to pay the related dividends is recognised.

Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the company or the group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

— in the case of current tax assets and liabilities, the company or the group intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously; or

— in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

  — the same taxable entity; or

  — different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realise the current tax assets and settle the current tax liabilities on a net basis or realise and settle simultaneously.

## 2 重大會計政策(續)

### (u) 所得稅開支(續)

已確認的遞延稅項金額根據資產和負債賬面值的預期變現或清償方式，按資產負債表結算日已實現或實質上實施的稅率計算。遞延稅項資產和負債均不貼現計算。本集團會在各資產負債表日評估遞延稅項資產的賬面值，直至不再可能獲得足夠的應課稅溢利以享有相關稅務優惠，有關金額便會調低；惟倘日後可能獲得足夠的應課稅溢利，則會撥回有關扣減金額。因分配股息而產生的額外所得稅，在支付相關股息的責任確立時確認。

本期和遞延稅項結餘及其變動會分開列示，並且不予抵消。本期和遞延稅項資產只會在本公司或本集團有法定行使權以本期稅項資產抵消本期稅項負債，並且符合以下附帶條件情況下，才可以抵消本期和遞延稅項負債：

— 就本期稅項資產和負債而言，本公司或本集團擬按淨額基準計算，或同時變現該資產和清償該負債；或

— 就遞延稅項資產和負債而言，此等資產和負債必須與同一稅務機關就以下其中一項徵收的所得稅有關：

  — 同一應課稅實體；或

  — 不同的應課稅實體，而該等實體在日後每個預計有大額遞延稅項負債需要清償或大額遞延稅項資產可以收回的期間內，按淨額基準變現本期稅項資產和清償本期稅項負債，或同時變現該資產和清償該負債。

(Expressed in Renminbi Yuan unless otherwise indicated)
(除另有指明外,以人民幣列示)

## 2 Significant Accounting Policies *(Continued)*

### (v) Related parties

(a) A person, or a close member of that person's family, is related to the Group if that person:

(i) has control or joint control over the Group;

(ii) has significant influence over the Group; or

(iii) is a member of the key management personnel of the Group or the Group's parent.

(b) An entity is related to the Group if any of the following conditions applies:

(i) The entity and the Group are members of the same Group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

(ii) One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a Group of which the other entity is a member).

(iii) Both entities are joint ventures of the same third party.

(iv) One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

## 2 重大會計政策*(續)*

### (v) 關連方

(a) 該名人士須符合以下條件時,該名人士或其家族之近親與本集團方有關連:

(i) 對本集團擁有控制權或聯合控制權;

(ii) 對本集團擁有重大影響;或

(iii) 為本集團或本集團母公司之主要管理層人員。

(b) 實體於適用以下任何條件時,與本集團方有關連:

(i) 實體與本集團為同一集團成員,即母公司、附屬公司及同系附屬公司各自彼此相互關連。

(ii) 某一實體為另一實體之聯營公司或合營公司,或為另一實體所屬集團成員之聯營公司或合營公司。

(iii) 實體均為同一第三方之合營公司。

(iv) 實體為第三實體之合營公司,而另一實體為第三實體之聯營公司。

## 2 Significant Accounting Policies *(Continued)*

### (v) Related parties *(Continued)*

(b) *(Continued)*

(v) The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group.

(vi) The entity is controlled or jointly controlled by a person identified in (a).

(vii) A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

### (w) Segment reporting

Operating segments, and the amounts of each segment item reported in the these financial statements, are identified from the financial information provided regularly to the Group's most senior executive management for the purposes of allocating resources to, and assessing the performance of, the Group's various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria.

## 2 重大會計政策*(續)*

### (v) 關連方*(續)*

(b) *(續)*

(v) 實體為本集團或與本集團有關之實體之僱員福利設立離職後福利計劃。

(vi) 實體受(a)所界定人士控制或聯合控制。

(vii) (a)(i)所界定人士對實體擁有重大影響或為實體或該名實體母公司之主要管理層人員。

該名人士之家族親近為預期將會影響與實體交易之該名人士或受其影響之家族成員。

### (w) 分部報告

經營分部及此等財務報表所呈報的各分部項目金額,乃根據就分配資源予本集團各項業務與地區分部及評估其表現而定期提供予本集團最高級行政管理人員的財務資料而確定。

就財務報告而言,個別重要經營分部不會合併呈報,惟倘有關分部具有類似經濟特徵以及在產品及服務性質、生產程序性質、客戶類型或類別、經銷產品或提供服務所採用的方法和監管環境性質方面類似,則作別論。倘個別並非重要的經營分部共同擁有上述大部分特徵,則可合併呈報。

## 3 Determination of Fair Value

A number of the Group's accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

### (a) Property, plant and equipment

The fair value of property, plant and equipment recognised as a result of a business combination is based on market values. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm's length transaction after proper marketing wherein the parties had each acted knowledgeably and willingly. The fair value of items of plant, equipment, fixtures and fittings is based on the market approach and cost approaches using quoted market prices for similar items when available and replacement cost when appropriate.

### (b) Investment properties

The fair values of investment properties for disclosure purpose are based on market values, being the estimated amount for which a property could be exchanged on the date of the valuation between a willing buyer and a willing seller in an arm's length transaction after proper marketing wherein the parties had each acted knowledgeably and willingly.

### (c) Non-derivative financial instruments

Fair value of non-derivative financial instruments carried at amortised costs, which is determined for disclosure purpose, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date.

The fair value of financial assets at fair value through profit or loss is determined by reference to their quoted closing bid price at the reporting date.

## 3 釐定公允價值

本集團的多項會計政策及披露規定要求釐定金融及非金融資產及負債的公允價值。用作計量或披露的公允價值乃根據以下方法釐定。有關釐定公允價值時所作假設的其他資料，於適當時會在相關資產或負債的特定附註內披露。

### (a) 物業、廠房及設備

因業務合併而確認的物業、廠房及設備的公允價值，乃以市值為基準。物業市值是於買家及賣家在適當市場推廣後，雙方在知情及自願的情況下，於估值日在公平交易中買賣物業的估計金額。廠房、設備、固定附著物及裝置項目的公允價值，乃根據市場法及成本法，採用類似項目的市場報價(如有)及重置成本(如適用)而釐定。

### (b) 投資物業

用作披露的投資物業公允價值是根據市值(即於自願買家及自願賣家在適當市場推廣後，雙方在知情及自願的情況下，於估值日在公平交易中買賣物業的估計金額)計算。

### (c) 非衍生金融工具

按攤銷成本列賬的非衍生金融工具的公允價值是為披露目的而釐定，乃按於報告日期的市場利率貼現的未來本金及利息現金流量的現值而計算。

按公允價值於損益入賬的金融資產的公允價值，乃參考其於報告日期的收市買入報價而釐定。

## 3 Determination of Fair Value *(Continued)*

### (d) Derivatives

The fair value of forward exchange contracts is based on their quoted market prices, if available. If a quoted market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract price using a risk-free interest rate (based on government bonds).

Fair value reflects the credit risk of the instrument and includes adjustments to take account of the credit risk of the Group entity and counterparty when appropriate.

### (e) Inventories

The fair value of inventories acquired in a business combination is determined based on the estimated selling price in the ordinary course of business less the estimated costs of completion and sale, and a reasonable profit margin based on the effort required to complete and sell the inventories.

## 4 Adoption of New Accounting Policies

The IASB has issued a number of amendments to IFRSs, and one new Interpretation that are first effective for the current accounting period of the Group and the Company. Of these, the following developments are relevant to the Group's financial statements:

— IAS 24 (revised 2009), Related Party Disclosures

— Improvements to IFRSs (2010)

The Group has not applied any new standard or interpretation that is not yet effective for the current accounting period.

## 3 釐定公允價值*(續)*

### (d) 衍生工具

遠期外匯合約的公允價值乃根據其市場報價(如有)計算得出。倘無市場報價，則公允價值以貼現合約遠期價格與就合約價格的剩餘期限使用無風險利率(基於政府債券)的現有遠期價格之間的差異估計。

公允價值反映工具的信貸風險，並包括計及本集團實體及交易對手(如適用)的信貸風險的調整。

### (e) 存貨

業務合併中所獲取的存貨的公允價值乃根據日常業務中的估計售價減完成及銷售的估計成本，加上根據完成及出售存貨所需的資源計算的合理溢利率而釐定。

## 4 新會計政策的採納

在本集團及本公司的現行會計期間，國際財務準則委員會已頒佈多項國際財務報告準則的修訂本及一項新的詮釋。其中，與本集團財務報表有關的發展如下：

— 國際會計準則第24號(2009年修訂版)，關連方披露

— 2010年國際財務報告準則的改進

本集團於本會計期間並無應用任何尚未生效之新準則或詮釋。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 4 Adoption of New Accounting Policies *(Continued)*

The impacts of the above developments are discussed below:

- IAS 24 (revised 2009) revises the definition of a related party. As a result, the Group has re-assessed the identification of related parties and concluded that the revised definition does not have any material impact on the Group's related party disclosures in the current and previous period. IAS 24 (revised 2009) also introduces modified disclosure requirements for government-related entities. This does not impact the Group because the Group is not a government-related entity.

- Improvements to IFRSs (2010) omnibus standard introduce a number of amendments to the disclosure requirements in IFRS 7, Financial instruments: Disclosures. These amendments do not have any material impact on the disclosures of the Group's financial instruments in the financial statements.

## 4 新會計政策的採納(續)

以上發展變動之影響載列如下：

- 《國際會計準則》第24號(2009年修訂版)對關連人士之定義作出修訂。因此，本集團已重新評估關連人士之識別方法，並認為該經修訂定義對本集團於本期間及過往期間之關連人士披露並無任何重大影響。此外，《國際會計準則》第24號(2009年修訂版)亦對政府相關實體之披露規定作出修改。由於本集團並非政府相關實體，故此修訂對本集團並無影響。

- 《國際財務報告準則》改進(2010年)綜合準則對《國際財務報告準則》第7號「金融工具：披露」之披露規定作出多項修訂。該等修訂對本期間及過往期間於財務報表內確認金額之分類、確認及計量並無任何重大影響。

## 5 Segment Reporting

The Group manages its business by product lines. In a manner consistent with the way in which information is reported internally to the Group's senior executive management which has been identified as the chief operating decision-maker for the purpose of resource allocation and performance assessment, the Group has presented the following three reportable segments. No operating segments have been aggregated to form the following reportable segments:

- Production and sale of Yashily pediatric milk formula products: this segment includes development, manufacture and sale of Yashily pediatric milk formula products and milk formula for pregnant women in the PRC.

## 5 經營分部

本集團按產品種類劃分管理業務，同本集團內部為分配資源和評定表現目的向高級管理層(即主要營運決策人)匯報的方式一致。本集團列出以下三個可呈報分部。下列的可呈報分部形成時，沒有合併各個分部的營運：

- 生產及銷售雅士利嬰幼兒配方奶粉產品：包括在中國開發、製造及銷售雅士利嬰幼兒配方奶粉產品及為孕婦設計的配方奶粉。

## 5 Segment Reporting *(Continued)*

- Production and sale of Scient pediatric milk formula products: this segment includes development, manufacture and sale of Scient pediatric milk formula products and milk formula for pregnant women in the PRC.

- Production and sale of nutrition products: this segment includes development, manufacture and sale of milk powder for adults and teenagers, soymilk powder, rice flour and cereal products in the PRC.

- Other operations include the production and sale of packing materials, which mainly serve the Group's internal use, and sale of surplus raw materials. The results of these operations are included in the "Others" column.

For the purpose of assessing segment performance and allocating resources among segments, the senior executive management team assesses the performance of the operating segments based on a measure of "reportable segment profit" i.e. "revenue less cost of sales and selling and distribution expenses". The Group does not allocate other revenue, other net income or loss, net finance costs, expenses other than certain selling and distribution expenses to its segments, as the senior executive management does not use this information to allocate resources to or evaluate the performance of the operating segments. Segment assets and liabilities are not regularly reported to the Group's senior executive management and therefore information of reportable segment assets and liabilities are not presented in these financial statements.

## 5 經營分部*(續)*

- 生產及銷售施恩嬰幼兒配方奶粉產品：包括在中國開發、製造及銷售施恩嬰幼兒配方奶粉產品及為孕婦設計的配方奶粉。

- 生產及銷售營養品：包括在中國開發、製造及銷售成人及青少年奶粉、豆奶粉、米粉及麥片產品。

- 其他業務包括生產及銷售主要供本集團內部使用的包裝材料，及銷售盈餘原材料。該等業務的業績載於「其他」一欄。

為便於在分部之間評估分部表現及分配資源，高級行政管理團隊會根據「可呈報分部溢利」的計量(即「收入減去銷售成本和銷售及經銷開支」)來評估經營分部的表現。本集團不會把其他收入、其他收益或虧損淨額、財務成本淨額、部份銷售及經銷開支以外的開支分配至分部中，原因是高級行政管理團隊並不會使用上述資料分配資源至經營分部或評估其表現。由於本集團不會定期向高級行政管理人員匯報分部資產及負債，因此，此等財務報表內並無呈列可呈報分部資產及負債的資料。

## 5 Segment Reporting *(Continued)*

## 5 經營分部（續）

### (a) Information about reportable segments

### (a) 有關可呈報分部的資料

| | | Year ended 31 December 2011 2011年12月31日 | | | | |
|---|---|---|---|---|---|---|
| | | Yashily pediatric milk formula products 雅士利嬰幼兒配方奶粉產品 RMB'000 人民幣千元 | Scient pediatric milk formula products 施恩嬰幼兒配方奶粉產品 RMB'000 人民幣千元 | Nutrition products 營養品 RMB'000 人民幣千元 | Others 其他 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
| Revenue from external customers | 來自外部客戶的收入 | 1,825,525 | 608,627 | 473,312 | 50,354 | 2,957,818 |
| Inter-segment revenue | 分部間收入 | — | — | — | 136,067 | 136,067 |
| Reportable segment revenue | 可呈報分部收入 | 1,825,525 | 608,627 | 473,312 | 186,421 | 3,093,885 |
| Reportable segment profit | 可呈報分部溢利 | 424,678 | 57,461 | 137,015 | (6,258) | 612,896 |
| Segment depreciation and amortisation | 分部折舊及攤銷 | 31,181 | 19,259 | 5,168 | 2,770 | 58,378 |

## 5 Segment Reporting *(Continued)*

## 5 經營分部*(續)*

### (a) Information about reportable segments *(Continued)*

### (a) 有關可呈報分部的資料*(續)*

Year ended 31 December 2010
2010年12月31日

| | | Yashily pediatric milk formula products 雅士利嬰幼兒配方奶粉產品 RMB'000 人民幣千元 | Scient pediatric milk formula products 施恩嬰幼兒配方奶粉產品 RMB'000 人民幣千元 | Nutrition products 營養品 RMB'000 人民幣千元 | Others 其他 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|
| Revenue from external customers | 來自外部客戶的收入 | 1,816,133 | 624,344 | 466,719 | 47,174 | 2,954,370 |
| Inter-segment revenue | 分部間收入 | — | — | — | 118,893 | 118,893 |
| Reportable segment revenue | 可呈報分部收入 | 1,816,133 | 624,344 | 466,719 | 166,067 | 3,073,263 |
| Reportable segment profit | 可呈報分部溢利 | 636,482 | 56,393 | 132,953 | 5,368 | 831,196 |
| Segment depreciation and amortisation | 分部折舊及攤銷 | 25,462 | 20,691 | 7,032 | 2,474 | 55,659 |

## 5 Segment Reporting *(Continued)*

## 5 經營分部*(續)*

### (b) Reconciliations of reportable segment revenue and profit or loss

### (b) 可呈報分部收入與損益的對賬

| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Total reportable segment revenue | 可呈報分部收入總額 | 3,093,885 | 3,073,263 |
| Elimination of inter-segment revenue | 抵銷分部間收入 | (136,067) | (118,893) |
| Turnover | 營業額 | 2,957,818 | 2,954,370 |
| Reportable segment profit | 可呈報分部溢利 | 612,896 | 831,196 |
| Other revenue and other net income | 其他收入及其他收益淨額 | 28,462 | 60,649 |
| Unallocated amounts: | 未分配的金額是： | | |
| Selling and distribution expenses | 銷售及經銷開支 | (136,451) | (106,918) |
| Administrative expenses | 行政開支 | (185,454) | (182,823) |
| Net finance income/(costs) | 淨財務收入／(成本) | 62,393 | (1,115) |
| Other expenses | 其他開支 | (6,457) | (11,536) |
| Profit before taxation | 除稅前溢利 | 375,389 | 589,453 |

### (c) Geographical information

The Group's revenue is solely from domestic sales during the year. No export sales were recorded in the years ended 31 December 2010 and 2011. The Group's senior executive management periodically review the geographic analysis of the revenue derived from Yashily and Scient pediatric milk formula products, which summarises the revenue by different tiers of cities where the Group's customers operate. The classification of the tiers is set out below:

- First-tier cities generally include direct-controlled municipalities, the highest level of cities under the direct administration of the PRC central government, and provincial capital cities, including but not limited to Beijing, Shanghai, Nanchang, Chongqing, Shijiazhuang and Guangzhou. As there is no official classification, such classification is determined based on our directors' knowledge and experience;

### (c) 地區資料

本集團的收入全部源自年內的內銷。截至2010年及2011年12月31日止年度均無錄得出口銷售記錄。本集團的高級行政管理人員定期審閱雅士利及施恩嬰幼兒配方奶粉產品所產生的收入的地區性分析，其中按本集團客戶不同所在地總結了各城市級別的收入。級別的劃分如下：

- 一線城市一般包括直轄市，由中國中央政府直接管轄的最高層級城市，及省會城市，包括但不限於北京、上海、南昌、重慶、石家莊及廣州。由於沒有官方分類，該等分類由本集團董事根據其知識及經驗釐定；

## 5 Segment Reporting *(Continued)*

### (c) Geographical information *(Continued)*

- Second-tier cities generally refer to prefecture-level cities, the administrative division of the PRC, ranking below a province and above a county in China's administrative structure, including but not limited to Dongguan, Nanyang, Jiujiang, Mianyang and Foshan. As there is no official classification, such classification is determined based on our directors' knowledge and experience;

- Third-tier cities generally refer to county-level cities, the county-level administrative divisions of the PRC, including but not limited to Jinjiang, Yunmeng, Bozhou, Kunshan and Luohe. As there is no official classification, such classification is determined based on our directors' knowledge and experience.

## 5 經營分部 *(續)*

### (c) 地區資料 *(續)*

- 二線城市泛指中國行政區劃的地級市,於中國的行政架構中低於省高於縣,包括但不限於東莞、南陽、九江、綿陽及佛山。由於沒有官方分類,該等分類由本集團董事根據其知識及經驗釐定;

- 三線城市泛指中國縣級行政區劃的縣級市,包括但不限於晉江、雲夢、亳州、昆山及漯河。由於沒有官方分類,該等分類由本集團董事根據其知識及經驗釐定。

| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| **Yashily pediatric milk formula products** | **雅士利嬰幼兒配方奶粉產品** | | |
| Revenue derived from | 來自以下地區的收入 | | |
| — First-tier cities | —一線城市 | 263,214 | 306,715 |
| — Second-tier cities | —二線城市 | 930,782 | 1,005,652 |
| — Third-tier cities and others | —三線城市及其他 | 631,529 | 503,766 |
| Total | 合計 | 1,825,525 | 1,816,133 |
| **Scient pediatric milk formula products** | **施恩嬰幼兒配方奶粉產品** | | |
| Revenue derived from | 來自以下地區的收入 | | |
| — First-tier cities | —一線城市 | 64,494 | 90,879 |
| — Second-tier cities | —二線城市 | 437,459 | 465,895 |
| — Third-tier cities and others | —三線城市及其他 | 106,674 | 67,570 |
| Total | 合計 | 608,627 | 624,344 |

## 6 Turnover

The Group is principally engaged in the manufacturing and sales of dairy and nourishment products. Turnover represents the sales value of goods supplied to customers. Turnover excludes sales taxes and is after deduction of any trade discounts.

The Group's customer base is diversified and no revenue from transactions with a single customer amounted to 10% or more of the Group's total turnover during the year.

## 6 營業額

本集團主要從事乳製品及營養品生產及銷售。營業額指向客戶供應的貨品的銷售價值。營業額不包括銷售稅，並經扣除任何銷售折扣。

本集團的客戶基礎多元化，於年內，並無任何單一客戶的交易所帶來的收入佔本集團總營業額的10%或以上。

## 7 Other Revenue and Other Expenses

## 7 其他收益及其他開支

### (a) Other revenue

### (a) 其他收益

| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Government grants (i) | 政府補助(i) | 13,919 | 27,222 |
| Compensation income (ii) | 補償收入(ii) | 8,860 | 4,301 |
| Rental income | 租金收入 | 4,967 | 4,206 |
| Write-off of trade payables | 撇銷貿易應付款 | — | 1,495 |
| Reversal of input VAT transfer-out | 進項增值稅轉出轉回 | — | 22,808 |
| Others | 其他 | 968 | 1,202 |
| | | 28,714 | 61,234 |

## 7 Other Revenue and Other Expenses *(Continued)*

## 7 其他收益及其他開支(續)

### (a) Other revenue *(Continued)*

(i) Government grants in form of cash subsidies were received from the local government and they are as follows:

### (a) 其他收益(續)

(i) 獲得地方政府以現金補助形式給予的政府補助如下:

| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Compensation for expenses incurred | 對已產生支出的補償 | 6,860 | 14,797 |
| Compensation for acquisition of assets | 對購買資產的補償 | 6,759 | 5,117 |
| Taxes refund | 退稅 | 300 | 7,308 |
| | | 13,919 | 27,222 |

(ii) Compensation income mainly represented forfeiture received from distributor customers for cross territorial sales that breached the terms of distribution agreements during the year.

(ii) 補償收入主要指於年內就違反經銷協議條款的竄貨而從經銷商客戶沒收的款項。

### (b) Other expenses

### (b) 其他開支

| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Loss on disposal of inventory (i) | 存貨報廢損失(i) | 393 | 8,009 |
| Others (ii) | 其他(ii) | 6,064 | 3,527 |
| | | 6,457 | 11,536 |

(i) Loss on disposal of inventory mainly represented losses arising from stocktake loss, disposal of dampened or deteriorated.

(i) 存貨報廢損失主要指因盤點損失、報廢因潮濕損壞或變質的存貨及報廢包裝物料所產生的損失。

(ii) Others in 2011 include a compensation of approximately RMB2 million to one of Yashili (Guangdong)'s suppliers.

(ii) 於2011年,其他包括需賠償廣東雅士利的一家供應商的違約金,約人民幣200萬元。

## 8 Profit before Taxation

## 8 除稅前溢利

Profit before taxation is arrived at after (crediting)/charging:

除稅前溢利乃經(計入)/扣除以下各項後達致:

### (a) Finance (income)/costs

### (a) 財務(收入)/成本

| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| **Finance income** | **財務收入** | | |
| Interest income | 利息收入 | (44,017) | (11,447) |
| Net foreign exchange gain | 匯兑收益淨額 | (2,828) | (139) |
| Net realised and unrealised gains on trading assets | 交易性資產的已實現及未實現收益淨額 | (18,278) | (255) |
| Net unrealised gain on forward contracts | 遠期合同未實現的收益淨額 | — | (68) |
| Sub-total | 小計 | (65,123) | (11,909) |
| **Finance costs** | **財務成本** | | |
| Interest expense | 利息開支 | 2,730 | 13,024 |
| Sub-total | 小計 | 2,730 | 13,024 |
| Net finance (income)/costs | 淨財務(收入)/成本 | (62,393) | 1,115 |

### (b) Staff costs

### (b) 員工成本

| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Salaries, wages and other benefits | 薪金、工資及其他福利 | 221,310 | 181,280 |
| Contributions to defined contribution retirement schemes | 界定供款退休計劃的供款 | 14,866 | 12,106 |
| Equity-settled share based payment expenses (Note 28) | 股權結算股份支付的開支(附註28) | 10,160 | 4,536 |
| | | 246,336 | 197,922 |

Staff costs included directors' and senior management's remuneration.

員工成本包括董事及高級管理人員的酬金。

## 8 Profit before Taxation *(Continued)*

## 8 除稅前溢利*(續)*

**(b) Staff costs** *(Continued)*

Pursuant to the relevant labour rules and regulations in the PRC, the PRC subsidiaries of the Company have participated in a defined contribution retirement benefit scheme (the "Scheme") organised by the local authority whereby the PRC subsidiaries are required to make contributions to the Scheme based on certain percentages of the eligible employee's salaries. The local government authority is responsible for the entire pension obligations payable to the retired employees. The Group has no other obligations for payments of retirement and other post-retirement benefits of employees other than the contributions described above.

**(b) 員工成本***(續)*

根據中國相關的勞動法律法規,本公司的中國附屬公司已參加由地方政府統籌的界定供款退休福利計劃(「該計劃」)。根據該計劃,本公司的中國附屬公司須按照合資格員工的薪金的一定百分比,為員工繳納該計劃的供款。地方政府機構負責向退休僱員支付所有養老金。本集團除按上文所述繳納的供款以外,不承擔支付退休金或其他退休後福利的責任。

**(c) Other items**

**(c) 其他項目**

| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Cost of inventories (i) (Note 20) | 存貨成本(i)(附註20) | 1,569,494 | 1,426,388 |
| Depreciation: | 折舊: | | |
| — Property, plant and equipment (i) (Note 14) | 一物業、廠房及設備(i)(附註14) | 71,156 | 68,881 |
| — Investment properties (Note 16) | 一投資物業(附註16) | 1,449 | 1,271 |
| Amortisation: | 攤銷: | | |
| — Lease prepayments (Note 17) | 一預付租金(附註17) | 2,935 | 2,485 |
| — Intangible assets (Note 15) | 一無形資產(附註15) | 2,054 | 2,044 |
| — Other non-current assets | 一其他非流動資產 | 1,563 | 757 |
| Operating lease charges | 經營租賃費用 | | |
| — Hire of plant, machinery and properties | 一租用廠房、機器及物業 | 13,252 | 12,074 |
| Auditors' remuneration | 核數師酬金 | | |
| — Audit and review services | 一審核及審閱服務 | 2,530 | 2,000 |
| Net loss on disposal of plant and equipment | 出售廠房及設備的虧損淨額 | 252 | 585 |
| Impairment (write-back)/loss | 減值(轉回)/損失 | | |
| — on trade receivables | 一貿易應收款 | (55) | 1,170 |
| — on other receivables | 一其他應收款 | — | (234) |
| Rentals receivable from investment properties less direct outgoings (ii) | 投資物業應收租金減去直接支出(ii) | (4,851) | (4,115) |

## 8 Profit before Taxation *(Continued)*

### (c) Other items: *(Continued)*

(i) Cost of inventories includes RMB96,708,000 for the year ended 31 December 2011 relating to staff costs and depreciation (2010: RMB77,745,000), which amounts are also included in the respective total amounts disclosed above or in Note 8(b) for each of these types of expenses.

(ii) Direct outgoing of investment properties are RMB117,000 for the year ended 31 December 2011 (2010: RMB91,000).

## 8 除稅前溢利*(續)*

### (c) 其他項目:*(續)*

(i) 存貨成本包括截至2011年12月31日止年度的人民幣96,708,000元,乃與員工成本及折舊有關(2010年:人民幣77,745,000元),而上述金額亦計入在上文或附註8(b)另外披露的各項相應開支總額中。

(ii) 截至2011年12月31日止年度,投資物業的直接支出為人民幣117,000元(2010年:人民幣91,000元)。

## 9 Income Tax Expense

(a) Taxation in the consolidated statement of comprehensive income represents:

## 9 所得稅開支

(a) 合併綜合收益表內的所得稅開支為:

| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| **Current tax — PRC income tax** | **即期稅項—中國所得稅** | | |
| Provision for the year | 年度撥備 | 102,791 | 58,126 |
| Over provision in respect of prior years | 以往年度超額撥備 | (495) | (15) |
| **Deferred tax — PRC income tax** | **所得稅開支總額** | (35,332) | 28,201 |
| **Total income tax expense** | **遞延稅項—中國所得稅** | 66,964 | 86,312 |

## 9 Income Tax Expense *(Continued)*

## 9 所得税開支*(續)*

(b) Reconciliation between tax expense and accounting profit at applicable tax rates:

(b) 税項開支與按適用税率計算的會計溢利的對賬：

| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Profit before taxation | 除税前溢利 | 375,389 | 589,453 |
| Notional tax on profit before taxation, calculated at the rates applicable to profits in the tax jurisdictions concerned (i) to (iii) | 按涉及(i)至(iii)的税務管轄區的溢利適用的税率計算所得的除税前溢利名義税項 | 90,606 | 147,363 |
| Over provision in prior year | 以往年度超額撥備 | (495) | (15) |
| Effect of non-deductible expenses | 不可扣税開支的影響 | 4,618 | 3,260 |
| Effect of preferential tax rates on current tax payable (iii) | 優惠税率對即期應付税項的影響(iii) | (3,785) | (64,666) |
| Effect of tax rate differential (iii) | 税率差異的影響(iii) | (1,859) | (11,018) |
| Change in (recognised)/unrecognised temporary differences and tax losses | (確認)／未確認遞延税項的暫時差額及税項虧損的變動 | (5,835) | 1,181 |
| Effect of utilisation of temporary differences and tax losses | 動用以往年度未確認暫時差額及税項虧損的影響 | (19,002) | (1,218) |
| Effect of withholding income tax (iv) | 預提所得税的影響(iv) | 3,436 | 11,664 |
| Effect of non-taxable income | 不徵税收入的影響 | (720) | (239) |
| Income tax expense | 所得税開支 | 66,964 | 86,312 |

(i) Pursuant to the rules and regulations of the Cayman Islands and the BVI, the Group is not subject to any income tax in the Cayman Islands and the BVI.

(i) 根據開曼群島及英屬處女群島的規定及法規，本集團無須在開曼群島及英屬處女群島繳納任何所得税。

(ii) No provision was made for Hong Kong Profits Tax as the Group did not earn income subject to Hong Kong Profits Tax for the years ended 31 December 2010 and 2011.

(ii) 由於本集團在截至2010年及2011年12月31日止年度並無賺取須繳納香港利得税的收入，因此沒有計提香港利得税撥備。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 9 Income Tax Expense *(Continued)*

(b) *(Continued)*

(iii) Pursuant to the Corporate Income Tax Law of the PRC passed by the Tenth National People's Congress on 16 March 2007 (the "New Tax Law"), the statutory income tax rate of the Group's PRC subsidiaries is 25% from 1 January 2008. There are transitional preferential tax treatments available under the New Tax Law and its relevant regulations.

Guangdong Yashili Group Company Limited ("Yashili (Guangdong)"), being a manufacturing foreign investment enterprise ("FIE"), was entitled to a two-year full exemption from income tax followed by a three-year 50% reduction in income tax ("2+3 tax holiday"). Yashili (Guangdong) started its tax holiday in 2006 and the tax holiday is grandfathered. As a result, it is subject to income tax at 12.5% in 2010 and 25% from 2011 onwards, respectively.

Scient (Guangzhou) Baby Nourishment Co., Ltd ("Scient (Guangzhou)"), being a manufacturing FIE established in Guangzhou Economic and Technological Development Zone, was entitled to both the 2+3 tax holiday and a preferential tax rate of 15%. According to the New Tax Law and its relevant regulations, the transitional income tax rates are 22%, 24% and 25% for 2010, 2011 and 2012 onwards, respectively ("transitional rates").

## 9 所得稅開支*(續)*

(b) *(續)*

(iii) 根據第十屆全國人民代表大會於2007年3月16日通過的《中華人民共和國企業所得稅法》(「新稅法」),本集團中國附屬公司自2008年1月1日起的法定所得稅稅率為25%。新稅法及其相關法規訂有過渡性質的稅務優惠待遇。

廣東雅士利集團有限公司(「廣東雅士利」)為生產型外商投資企業,可享受免徵全部所得稅兩年,其後三年減半徵收所得稅(「兩免三減半免稅期」)的優惠。廣東雅士利自2006年開始免稅期,該免稅期不受新稅法的限制。因此,廣東雅士利於2010年可按12.5%稅率徵稅,自2011年起則按25%稅率徵稅。

施恩(廣州)嬰幼兒營養品有限公司(「施恩(廣州)」)為在廣州經濟技術開發區成立的生產型外商投資企業,享有兩免三減半免稅期及15%的優惠稅率。根據新稅法及其相關法規,於2010年、2011年及2012年後的過渡所得稅稅率分別為22%、24%及25%(「過渡稅率」)。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 9 Income Tax Expense *(Continued)*

(b) *(Continued)*

(iii) *(Continued)*

Yashili (Zhengzhou) Nourishment Co., Ltd ("Yashili (Zhengzhou)"), being a manufacturing FIE established in Zhengzhou Economic and Technological Development Zone, was entitled to both the 2+3 tax holiday and a preferential tax rate of 15%. Its tax holiday is grandfathered and is entitled to the abovementioned transitional rates. Yashili (Zhengzhou) started its tax holiday in 2008 and is exempted from income tax for 2009 and subject to income tax at 11%, 12%, 12.5% and 25% for 2010, 2011, 2012 and from 2013 onwards, respectively.

(iv) Pursuant to the New Tax Law and its relevant regulations, PRC-resident enterprises are levied withholding tax at 10% on dividends to their non-PRC-resident corporate investors for profits earned since 1 January 2008. Under the Sino-Hong Kong Double Tax Arrangement and its relevant regulations, a qualified Hong Kong tax resident which is the "beneficiary owner" and holds 25% equity interests or more of a PRC enterprises is entitled to a reduced withholding tax rate of 5%. On this basis, the Group has made provision of withholding income tax on the distributable profits generated by PRC subsidiaries.

## 9 所得稅開支*(續)*

(b) *(Continued)*

(iii) *(續)*

雅士利(鄭州)營養品有限公司(「雅士利(鄭州)」)為在鄭州經濟技術開發區成立的生產型外商投資企業,享有兩免三減半免稅期及15%的優惠稅率。雅士利(鄭州)的免稅期不受新稅法的限制,可享有上述的過渡稅率。雅士利(鄭州)已於2008年開始免稅期,並於2009年免徵所得稅,而於2010年、2011年、2012年及2013後的所得稅稅率則分別為11%、12%、12.5%及25%。

(iv) 依據新稅法及其相關法規,中國居民企業就2008年1月1日起賺取的溢利向非中國居民企業投資者派發股息,須徵收10%預提所得稅。根據內地和香港避免雙重徵稅安排及其相關法規,合資格香港稅務居民如屬「實益擁有人」,並持有一家中國企業25%或以上的股權,則可適用扣減至5%的預提稅率。按此基準,本集團已就中國附屬公司產生的可供分派溢利作出預提所得稅撥備。

## 10 Directors' Remuneration

## 10 董事酬金

Directors' remuneration disclosed pursuant to section 161 of the Hong Kong Companies Ordinance is as follows:

根據香港公司條例第161條披露的董事酬金如下：

| | | Directors' fees 董事袍金 RMB'000 人民幣千元 | Salaries, allowances and benefits in kind 薪金、津貼及實物利益 RMB'000 人民幣千元 | Discretionary bonuses 酌情花紅 RMB'000 人民幣千元 | Retirement schemes contributions 退休計劃供款 RMB'000 人民幣千元 | Equity-settled share- based payment expenses 股權結算股份支付開支 RMB'000 人民幣千元 | 2011 Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|
| **Executive directors:** | **執行董事：** | | | | | | |
| — Mr. Zhang Likun | —張利坤先生 | — | 480 | 420 | 8 | — | 908 |
| — Mr. Zhang Liming | —張利明先生 | — | 384 | 416 | 8 | — | 808 |
| — Mr. Zhang Lidian | —張利鈿先生 | — | 412 | 588 | 8 | 311 | 1,319 |
| — Mr. Zhang Libo | —張利波先生 | — | 384 | 416 | 8 | — | 808 |
| — Mr. Zhang Yanpeng (ii) | —張雁鵬先生(ii) | — | 420 | 80 | 3 | 47 | 550 |
| Sub-total | 小計 | — | 2,080 | 1,920 | 35 | 358 | 4,393 |
| **Non-executive directors:** | **非執行董事：** | | | | | | |
| — Mr. Luo Yi (iii) | —羅一先生(iii) | — | — | — | — | — | — |
| — Mr. Zhang Chi | —張弛先生 | — | — | — | — | — | — |
| — Mr. Zhang Herman Hsiu Guo (iv) | —張淑國先生(iv) | — | — | — | — | — | — |
| Sub-total | 小計 | — | — | — | — | — | — |
| **Independent non-executive directors** | **獨立非執行董事：** | | | | | | |
| — Mr. Chen Yongguan | —陳永泉先生 | 64 | — | — | — | — | 64 |
| — Mr. Yu Shimao | —余世茂先生 | 65 | — | — | — | — | 65 |
| — Mr. Samuel King On Wong | —黃敬安先生 | 341 | — | — | — | — | 341 |
| Sub-total | 小計 | 470 | — | — | — | — | 470 |
| Total | 合計 | 470 | 2,080 | 1,920 | 35 | 358 | 4,863 |

(i) Mr. Wu Xiaonan, an executive director, resigned on 19 April 2011.

(ii) Mr. Zhang Yanpeng was appointed as executive director at the annual general meeting on 2 June 2011.

(iii) Mr. Luo Yi, a non-executive director, resigned on 23 November 2011.

(iv) Mr. Chang Herman Hsiu-Guo was appointed as non-executive director on 23 November 2011.

(i) 吳曉南先生於2011年4月19日辭去執行董事一職。

(ii) 張雁鵬先生於2011年6月2日在年度股東大會上獲委任為執行董事。

(iii) 羅一先生於2011年11月23日辭去非執行董事一職。

(iv) 張淑國先生於2011年11月23日獲委任為非執行董事。

## 10 Directors' Remuneration *(Continued)*

## 10 董事酬金 *(續)*

| | | Directors' fees 董事袍金 RMB'000 人民幣千元 | Salaries, allowances and benefits in kind 薪金、津貼及實物利益 RMB'000 人民幣千元 | Discretionary bonuses 酌情花紅 RMB'000 人民幣千元 | Retirement schemes contributions 退休計劃供款 RMB'000 人民幣千元 | Equity-settled share- based payment expenses 股權結算股份支付開支 RMB'000 人民幣千元 | 2010 Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|
| **Executive directors:** | **執行董事：** | | | | | | |
| — Mr. Zhang Likun | —張利坤先生 | — | 360 | 240 | 8 | — | 608 |
| — Mr. Zhang Liming | —張利明先生 | — | 264 | 136 | 8 | — | 408 |
| — Mr. Zhang Lidian | —張利鈿先生 | — | 264 | 236 | 8 | 610 | 1,118 |
| — Mr. Zhang Libo | —張利波先生 | — | 264 | 136 | 8 | — | 408 |
| — Mr. Wu Xiaonan (i) | —吳曉南先生(i) | — | 75 | 330 | 8 | 56 | 469 |
| Subtotal | 小計 | — | 1,227 | 1,078 | 40 | 666 | 3,011 |
| **Non-executive directors:** | **非執行董事：** | | | | | | |
| — Mr. Luo Yi (iii) | —羅一先生(iii) | — | — | — | — | — | — |
| — Mr. Zhang Chi | —張弛先生 | — | — | — | — | — | — |
| Sub-total | 小計 | — | — | — | — | — | — |
| **Independent non-executive directors:** | **獨立非執行董事：** | | | | | | |
| — Mr. Chen Yongguan | —陳永泉先生 | 65 | — | — | — | — | 65 |
| — Mr. Yu Shimao | —余世茂先生 | 65 | — | — | — | — | 65 |
| — Mr. Samuel King On Wong | —黃敬安先生 | 59 | — | — | — | — | 59 |
| Sub-total | 小計 | 189 | — | — | — | — | 189 |
| Total | 合計 | 189 | 1,227 | 1,078 | 40 | 666 | 3,200 |

## 11 Individuals with Highest Emoluments

## 11 最高薪酬人士

Of the five individuals with the highest emoluments, two of them (2010: three) are directors. The aggregate of the emoluments in respect of these three (2010: two) individuals are as follows:

五名最高薪酬人士中,兩名為董事(2010年:三名)。另三名(2010年:二名)最高薪酬人士的薪酬總額如下:

| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Salaries and other emoluments | 薪金及其他酬金 | 2,768 | 937 |
| Discretionary bonuses | 酌情花紅 | 1,254 | 314 |
| Retirement schemes contributions | 退休計劃供款 | 21 | — |
| | | 4,043 | 1,251 |

The emoluments of the three (2010: two) individuals with the highest emoluments are within the following band:

該三名(2010年:二名)最高薪酬人士的薪酬範圍如下:

| | | Number of individuals 人數 2011 | 2010 |
|---|---|---|---|
| RMB500,000 to RMB1,000,000 | 人民幣500,000元至人民幣1,000,000元 | — | 2 |
| RMB1,000,000 to RMB2,000,000 | 人民幣1,000,000元至人民幣2,000,000元 | 3 | — |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 12 Profit Attributable to Equity Shareholders of the Company

## 12 本公司股權持有人應佔溢利

The consolidated profit attributable to equity shareholders of the Company includes a profit/(loss) of RMB233,334,000 (2010: RMB(3,975,000)) which has been dealt with in the financial statements of the Company.

本公司股權持有人應佔合併溢利包括一項於本公司財務報表記錄的溢利人民幣233,334,000元(2010年:虧損人民幣3,975,000元)。

Details of dividends payable to equity shareholders of the Company are set out in Note 30(b).

有關已向及應向本公司股權持有人支付的股息的詳情載於附註30(b)。

## 13 Earnings Per Share

## 13 每股盈利

### (a) Basic earnings per share

The calculation of basic earnings per share is based on the consolidated profit attributable to equity shareholders of the Company of RMB306,258,000 (2010: RMB502,354,000) and the weighted average of 3,513,399,533 ordinary shares (2010: 3,021,928,767) in issue during the year, calculated as follows:

### (a) 每股基本盈利

每股基本盈利乃按本公司股權持有人應佔溢利人民幣306,258,000元(2010年:人民幣502,354,000元)及年內已發行普通 股3,513,399,533股(2010年:3,021,928,767股)的加權平均數計算如下:

*Weighted average number of ordinary shares* *普通股的加權平均數*

| | | 2011<br>No. of shares<br>股份 | 2010<br>No. of shares<br>股份 |
|---|---|---|---|
| Share issued upon incorporation (Note 30(c)(i)) | 於註冊成立時發行的股份(附註30(c)(i)) | 1 | 1 |
| Share issued upon Reorganisation (Note 30(c)(i)) | 於重組時發行的股份(附註30(c)(i)) | 99,999 | 99,999 |
| Capitalisation issue (Note 30(c)(ii)) | 資本化發行(附註30(c)(ii)) | 2,925,900,000 | 2,925,900,000 |
| Effect of issuance of shares by share offer (Note 30(c)(iii)) | 透過股份發售發行股份的影響(附註30(c)(iii)) | 574,000,000 | 95,928,767 |
| Share options exercised (Note 30(c)(v)) | 股份支付行權(附註30(c)(v)) | 18,920,081 | — |
| Shares repurchased (Note 30(c)(iv)) | 股份回購(附註30(c)(iv)) | (5,520,548) | — |
| Weighted average number of ordinary shares during the year ended 31 December | 於年內普通股加權平均數 | 3,513,399,533 | 3,021,928,767 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 13 Earnings Per Share *(Continued)*

### (b) Diluted earnings per share

The calculation of diluted earnings per share is based on the consolidated profit attributable to equity shareholders of the Company of RMB306,258,000 (2010: RMB502,354,000) and the weighted average of 3,565,287,966 (2010: 3,093,138,808) ordinary shares (diluted), calculated as follows:

## 13 每股盈利(續)

### (b) 每股攤薄盈利

每股攤薄盈利乃按本公司股權持有人應佔溢利人民幣306,258,000元(2010年：人民幣502,354,000元)及3,565,287,966普通股(2010年：3,093,138,808)的加權平均數(攤薄)計算如下：

*Weighted average number of ordinary shares* *普通股的加權平均數*

| | | 2011<br>No. of shares<br>股份 | 2010<br>No. of shares<br>股份 |
|---|---|---|---|
| Weighted average number of ordinary shares during the year ended 31 December before dilution | 於年內攤薄前的普通股的加權平均數 | 3,513,399,533 | 3,021,928,767 |
| Effect of deemed issue of shares under the Company's share option scheme for nil consideration (Note 28) | 被視作根據本公司的購股權計劃以零代價發行股份的影響(附註28) | 51,888,433 | 71,210,041 |
| Weighted average number of ordinary shares during the year ended 31 December after dilution | 於年內攤薄後的普通股的加權平均數 | 3,565,287,966 | 3,093,138,808 |

## 14 Property, Plant and Equipment

## 14 物業、廠房及設備

| | | Construction in progress 在建工程 RMB'000 人民幣千元 | Plant and buildings 廠房及樓宇 RMB'000 人民幣千元 | Machinery and equipment 機器及設備 RMB'000 人民幣千元 | Motor vehicles 機動車 RMB'000 人民幣千元 | Office and other equipment 辦公室及其他設備 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|
| **Cost:** | **成本：** | | | | | | |
| At 1 January 2010 | 於2010年1月1日 | 54,307 | 427,111 | 326,635 | 45,711 | 52,520 | 906,284 |
| Additions | 添置 | 27,226 | 11,534 | 4,959 | 1,590 | 3,471 | 48,780 |
| Transfer from/(to) construction in progress | 轉撥自╱(至)在建工程 | (18,948) | 6,747 | 11,628 | — | 573 | — |
| Transfer to intangible assets (Note 15) | 轉撥至無形資產(附註15) | (4,098) | — | — | — | — | (4,098) |
| Disposals | 出售 | — | — | (4,167) | (711) | (2,985) | (7,863) |
| Transfer to investment properties (Note 16) | 轉撥至投資物業(附註16) | — | (29,568) | — | — | — | (29,568) |
| Reclassification | 重分類 | — | (4,735) | (3,138) | 3,700 | 4,173 | — |
| Addition from business combination | 因業務合併增加 | — | 716 | — | — | 4 | 720 |
| At 31 December 2010 | 於2010年12月31日 | 58,487 | 411,805 | 335,917 | 50,290 | 57,756 | 914,255 |
| At 1 January 2011 | 於2011年1月1日 | **58,487** | **411,805** | **335,917** | **50,290** | **57,756** | **914,255** |
| Additions | 添置 | **68,253** | **1,889** | **19,117** | **4,458** | **7,539** | **101,256** |
| Transfer from/(to) construction in progress | 轉撥自╱(至)在建工程 | **(14,208)** | **459** | **6,244** | **38** | **1,227** | **(6,240)** |
| Transfer from intangible assets (Note 15) | 轉撥自無形資產(附註15) | **103** | **—** | **—** | **—** | **—** | **103** |
| Disposals | 出售 | **—** | **(333)** | **(1,163)** | **(2,226)** | **(280)** | **(4,002)** |
| Transfer to investment properties (Note 16) | 轉撥至投資物業(附註16) | **—** | **(6,456)** | **—** | **—** | **—** | **(6,456)** |
| At 31 December 2011 | 於2011年12月31日 | **112,635** | **407,364** | **360,115** | **52,560** | **66,242** | **998,916** |

## 14 Property, Plant and Equipment *(Continued)*

## 14 物業、廠房及設備(續)

| | | Construction in progress 在建工程 RMB'000 人民幣千元 | Plant and buildings 廠房及樓宇 RMB'000 人民幣千元 | Machinery and equipment 機器及設備 RMB'000 人民幣千元 | Motor vehicles 機動車 RMB'000 人民幣千元 | Office and other equipment 辦公室及其他設備 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|
| **Accumulated depreciation:** | **累計折舊:** | | | | | | |
| At 1 January 2010 | 於2010年1月1日 | — | (33,487) | (70,982) | (21,425) | (18,312) | (144,206) |
| Charge for the year | 年內折舊 | — | (18,246) | (33,206) | (7,089) | (10,340) | (68,881) |
| Written back on disposal | 出售時轉回 | — | — | 1,664 | 560 | 1,727 | 3,951 |
| Transfer to investment properties (Note 16) | 轉撥至投資物業(附註16) | — | 1,431 | — | — | — | 1,431 |
| Reclassification | 重分類 | — | 842 | 273 | (1,805) | 690 | — |
| At 31 December 2010 | 於2010年12月31日 | — | (49,460) | (102,251) | (29,759) | (26,235) | (207,705) |
| At 1 January 2011 | 於2011年1月1日 | — | (49,460) | (102,251) | (29,759) | (26,235) | (207,705) |
| Charge for the year | 年內折舊 | — | (17,735) | (35,083) | (6,831) | (11,507) | (71,156) |
| Written back on disposal | 出售時轉回 | — | 58 | 573 | 2,032 | 142 | 2,805 |
| Transfer to construction in progress | 轉撥至在建工程 | — | — | 6,155 | — | 85 | 6,240 |
| Transfer to investment properties (Note 16) | 轉撥至投資物業(附註16) | — | 425 | — | — | — | 425 |
| At 31 December 2011 | 於2011年12月31日 | — | (66,712) | (130,606) | (34,558) | (37,515) | (269,391) |
| **Net book value:** | **賬面淨值:** | | | | | | |
| At 31 December 2011 | 於2011年12月31日 | 112,635 | 340,652 | 229,509 | 18,002 | 28,727 | 729,525 |
| At 31 December 2010 | 於2010年12月31日 | 58,487 | 362,345 | 233,666 | 20,531 | 31,521 | 706,550 |

No interest on borrowings was capitalised for the year ended 31 December 2011.

截至2011年12月31日止年度並無借款利息資本化。

As of 31 December 2011, the building ownership certificate of Yashili (Guangdong) and Yashili (Shanxi)'s plant and buildings with carrying amount totalling RMB15,666,708 (2010: RMB28,214,000) have not yet been issued. The directors of the Company do not foresee any substantial obstacle in obtaining the ownership certificate of the above mentioned plant and buildings.

於2011年12月31日,廣東雅士利及山西雅士利尚未就賬面值合共人民幣15,666,708元的廠房及樓宇獲發房屋所有權證(2010年:人民幣28,214,000元)。本公司董事預期,在取得上述廠房及樓宇的所有權證方面,並不會遇上任何重大障礙。

The Group's plant and buildings are located in the PRC under medium-term leases.

本集團的廠房及樓宇位於中國,均按中期租約持有。

## 14 Property, Plant and Equipment *(Continued)*

## 14 物業、廠房及設備(續)

The carrying amount of property, plant and equipment pledged to secure the advances from local governments (Note 26(ii)) and certain bank loans (Note 27) are set out as below:

為取得地方政府借款(附註26(ii))及若干銀行貸款(附註27)而抵押的物業、廠房及設備的賬面值如下:

| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Carrying amount of pledged property, plant and equipment | 已抵押物業、廠房及設備的賬面值 | 20,025 | 108,586 |

## 15 Intangible Assets

## 15 無形資產

| | | The Group<br>本集團 | |
|---|---|---|---|
| | | 2011<br>RMB'000<br>人民幣千元 | 2010<br>RMB'000<br>人民幣千元 |
| **Cost:** | **成本:** | | |
| As at the beginning of the year | 於年初 | 10,923 | 5,030 |
| Addition during the year | 年內添置 | 225 | 1,795 |
| Transfer from/(to) construction in progress (Note 14) | 轉撥自/(至)在建工程(附註14) | (441) | 4,098 |
| As at the end of the year | 於年末 | 10,707 | 10,923 |
| **Accumulated amortisation:** | **累計攤銷:** | | |
| As at the beginning of the year | 於年初 | (3,645) | (1,601) |
| Charge for the year | 年內攤銷 | (2,054) | (2,044) |
| Transfer to construction in progress (Note 14) | 轉撥至在建工程(附註14) | 338 | — |
| As at the end of the year | 於年末 | (5,361) | (3,645) |
| **Carrying amount:** | **賬面值:** | | |
| As at the end of the year | 於年末 | 5,346 | 7,278 |

The intangible assets represented purchased and customised software held by the Group. Amortisation of the intangible assets is included in "Administrative expenses".

無形資產為於相關期間購買及訂製的由本集團持有的軟件。無形資產攤銷乃計入「行政開支」。

## 16 Investment Properties

## 16 投資物業

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| **Cost:** | **成本：** | | |
| As at the beginning of the year | 於年初 | 76,146 | 46,578 |
| Transfer from plant and buildings (Note 14) | 轉撥自廠房及樓宇（附註14） | 6,456 | 29,568 |
| As at the end of the year | 於年末 | 82,602 | 76,146 |
| **Accumulated amortisation:** | **累計折舊：** | | |
| As at the beginning of the year | 於年初 | (4,394) | (1,692) |
| Charge for the year | 年內折舊 | (1,449) | (1,271) |
| Transfer from plant and buildings (Note 14) | 轉撥自廠房及樓宇（附註14） | (425) | (1,431) |
| As at the end of the year | 於年末 | (6,268) | (4,394) |
| **Carrying amount:** | **賬面值：** | | |
| As at the end of the year | 於年末 | 76,334 | 71,752 |

The fair value of the investment properties, as determined based on the valuation analysis on an open market value basis with reference to market transactions of similar properties, is estimated to be approximately RMB173,393,404 as at 31 December 2011 (2010: RMB118,147,000).

投資物業的公允價值乃參照類似物業的市場交易，根據估值分析以公開市值為基準釐定，於2011年12月31日，投資物業的公允價值估計約為人民幣173,393,404元（2010年：人民幣118,147,000元）。

## 16 Investment Properties *(Continued)*

## 16 投資物業*(續)*

The carrying value of investment properties comprises properties:

投資物業賬面值由以下物業組成:

| | | The Group 本集團 | |
|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| In the PRC under a medium-term lease | 在中國按中期租約持有 | **74,683** | 70,093 |
| In the United States of America on a self-owned land | 在美國的自置土地之上 | **1,651** | 1,659 |
| Total | 合計 | **76,334** | 71,752 |

The carrying amount of investment properties pledged to secure the Group's certain bank loans as at 31 December 2011 is nil (2010: RMB70,093,000).

於2011年12月31日,未有投資物業作為本集團銀行貸款的擔保(2010年:人民幣70,093,000元)。

## 17 Lease Prepayments

## 17 預付租金

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
| **Cost:** | **成本:** | | |
| As at the beginning of the year | 於年初 | 146,460 | 121,123 |
| Addition during the year | 年內添置 | — | 25,337 |
| As at the end of the year | 於年末 | 146,460 | 146,460 |
| **Accumulated amortisation:** | **累計攤銷:** | | |
| As at the beginning of the year | 於年初 | (10,158) | (7,673) |
| Charge for the year | 年內攤銷 | (2,935) | (2,485) |
| As at the end of the year | 於年末 | (13,093) | (10,158) |
| **Carrying amount:** | **賬面值:** | | |
| As at the end of the year | 於年末 | 133,367 | 136,302 |

Interests in leasehold land represent prepayments of land use rights premium to the PRC authorities by the Group. The Group's leasehold land is located in the PRC, on which its manufacturing plants were built. The Group is granted land use rights for a period of 50 years.

The carrying amount of lease prepayments pledged to secure the Group's certain bank loans as at 31 December 2011 is nil (2010: RMB38,418,000).

租賃土地權益為本集團向中國政府機關預付的土地使用權出讓金。本集團的租賃土地位於中國,建有生產廠房。本集團獲授予的土地使用權,為期50年。

於2011年12月31日,未有預付租金作為取得本集團的銀行貸款的抵押(2010年:人民幣38,418,000元)。

## 18 Income Tax in the Consolidated Balance Sheet

## 18 合併資產負債表中的所得稅

(a) Current taxation in the balance sheet represents:

(a) 資產負債表中的即期稅項為：

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Provision for PRC income tax for the year | 年內中國所得稅撥備 | 102,791 | 58,126 |
| — PRC income tax paid | 一已付中國所得稅 | (49,689) | (27,180) |
| — Addition from business combination | 一業務合併增加 | — | 2,254 |
| | | 53,102 | 33,200 |
| Represented by: | 其中包括： | | |
| Income tax payables | 即期稅項負債 | 53,102 | 33,200 |

## 18 Income Tax in the Consolidated Balance Sheet *(Continued)*

## 18 合併資產負債表中的所得稅(續)

### (b) Deferred tax assets and liabilities recognised:

### (b) 已確認的遞延稅項資產及負債：

*The Group*

The components of deferred tax assets/(liabilities) recognised in the consolidated balance sheet and the movements during the year are as follows:

*本集團*

已於合併資產負債表內確認的遞延稅項資產／(負債)的組成部分及年內的變動如下：

| | | Inventory provision<br>存貨撥備<br>RMB'000<br>人民幣千元 | Deferred income<br>遞延收益<br>RMB'000<br>人民幣千元 | Tax losses<br>稅務虧損<br>RMB'000<br>人民幣千元 | Expense accruals<br>準備及預提費用<br>RMB'000<br>人民幣千元 | Provision for sales return<br>銷售退回撥備<br>RMB'000<br>人民幣千元 | Loss arising from the melamine incident<br>三聚氰胺事件招致的損失<br>RMB'000<br>人民幣千元 | Arising from undistributed earnings of PRC<br>附屬公司保留利潤<br>RMB'000<br>人民幣千元 | Others<br>其他<br>RMB'000<br>人民幣千元 | Total<br>合計<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|---|---|---|---|---|---|
| **Deferred tax arising from:** | 因下列各項產生的遞延稅項： | | | | | | | | | |
| At 1 January 2010 | 於2010年1月1日 | 4,391 | 5,175 | 33,417 | 18,909 | 1,691 | 922 | — | 2,735 | 67,240 |
| Credited to profit or loss | 在損益中計入 | (4,349) | 1,438 | (24,732) | 11,418 | (1,691) | (922) | (11,664) | 2,301 | (28,201) |
| Addition from business combination | 來自業務合併的增加 | — | — | — | — | — | — | — | 77 | 77 |
| At 31 December 2010 | 於2010年12月31日 | 42 | 6,613 | 8,685 | 30,327 | — | — | (11,664) | 5,113 | 39,116 |
| At 1 January 2011 | 於2011年1月1日 | **42** | **6,613** | **8,685** | **30,327** | **—** | **—** | **(11,664)** | **5,113** | **39,116** |
| Credited to profit or loss | 在損益中計入 | **751** | **(1,555)** | **11,012** | **10,683** | **—** | **—** | **9,064** | **5,377** | **35,332** |
| At 31 December 2011 | 於2011年12月31日 | **793** | **5,058** | **19,697** | **41,010** | **—** | **—** | **(2,600)** | **10,490** | **74,448** |

| | | **2011**<br>**RMB'000**<br>**人民幣千元** | 2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Represented by: | 其中包括： | | |
| Deferred tax assets | 遞延稅項資產 | **77,048** | 50,780 |
| Deferred tax liabilities | 遞延稅項負債 | **(2,600)** | (11,664) |

## 18 Income Tax in the Consolidated Balance Sheet *(Continued)*

## 18 合併資產負債表中的所得税*(續)*

### (c) Deferred tax assets not recognised

In accordance with the accounting policy set out in Note 2(u) the Group has not recognised the following deductible temporary differences and unused tax losses as deferred tax assets as it is not probable that future taxable income against which the temporary differences and unused tax losses can be utilised will be available.

### (c) 未確認的遞延税項資產

依據附註2(u)所載的會計政策，本集團尚未將下列可抵扣暫時差額及未動用税項虧損確認為遞延税項資產，原因是本集團不大可能擁有未來應課税收入用以抵銷可被動用的暫時差額及未動用税項虧損。

| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Temporary difference | 暫時差額 | 39,680 | 57,524 |
| Tax losses | 税項虧損 | | |
| — due in 2013 | —2013年到期 | — | — |
| — due in 2014 | —2014年到期 | 57,874 | 151,300 |
| — due in 2015 | —2015年到期 | — | 1,385 |
| — due in 2016 and afterwards | —2016年及以後到期 | 6,291 | — |
| Total | 合計 | 103,845 | 210,209 |

### (d) Deferred tax liabilities not recognised

At 31 December 2011, the undistributed profits of some of the Group's PRC subsidiaries amounted to RMB502,379,000 (2010: RMB527,775,000). Temporary differences relating to the undistributed profits of the Group's certain subsidiaries in the Mainland China amounted to RMB280,047,000 (2010: RMB141,788,000). Deferred tax liabilities of RMB14,002,000 (2010: RMB7,089,000) have not been recognised in respect of the withholding tax that would be payable on the distribution of these retained profits, as the Company controls the dividend policy of these subsidiaries in the Mainland China and the Directors have determined that these profits are not likely to be distributed in the foreseeable future.

### (d) 未確認的遞延税項負債

於2011年12月31日，有關本集團若干中國附屬公司的未分配溢利為人民幣502,379,000元(2010年：人民幣527,775,000元)。有關本集團若干在中國大陸的附屬公司的未分配利潤之暫時性差異為人民幣280,047,000元(2010年：人民幣141,788,000元)。由於本公司控制此等在中國大陸的附屬公司的股息政策，並且本公司董事已確定於可見的將來其溢利將不會被此等中國大陸的附屬公司分配，故未有確認於分配此等留存溢利時須要繳納的扣繳税款共人民幣14,002,000元(2010年：人民幣7,089,000元)為遞延税項負債。

## 19 Interests in Subsidiaries

## 19 於附屬公司的權益

### The Company

### 本公司

| | | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|
| Unlisted shares at cost | 非上市股份,按成本 | 17,549 |
| Amounts due from subsidiaries | 應收附屬公司款項 | 3,213,862 |
| Total | 合計 | 3,231,411 |

The balances with subsidiaries are unsecured, interest-free, and repayable on demand. These balances are expected to be recovered after more than one year.

與附屬公司之間的餘額並無擔保,免息及按要求償還。該等餘額預期於超過一年償還。

At the date of this report, the Company has direct or indirect interests in the following subsidiaries. The class of shares held is ordinary. The particular of those subsidiaries are set out below:

於本報告日期,本公司於下列附屬公司擁有直接或間接權益,而其所持股份類別為普通股。該等附屬公司的詳情如下:

| Name of company<br>公司名稱 | Place of Incorporation/ establishment<br>註冊成立成立地點 | Particulars of registered/ issued capital<br>註冊資本/已發行股本詳情 | Group's effective interest<br>本集團的實際權益 | Proportion of ownership interest 擁有權益比例<br>Held by the Company<br>由本公司持有 | <br>Held by a subsidiary<br>由一家附屬公司持有 | Principal activity<br>主要業務 |
|---|---|---|---|---|---|---|
| Yashili International Ltd. ("Yashili (BVI)")<br>雅士利國際有限公司(「Yashili (BVI)」) | British Virgin Islands "BVI"<br>英屬處女群島 | US$1<br>1美元 | 100% | 100% | — | Investment holding<br>投資控股 |
| Yashili International Group Limited ("Yashili (HK)")<br>雅士利國際集團有限公司(「雅士利(香港)」) | Hong Kong<br>香港 | HK$1<br>1港元 | 100% | — | 100% | Investment holding<br>投資控股 |
| Yashili Hong Kong International Trading Co., Limited ("Yashili Trading")<br>雅士利香港國際貿易有限公司(「雅士利貿易」) | Hong Kong<br>香港 | HK$1<br>1港元 | 100% | — | 100% | Production and sales of dairy products<br>進出口乳製品及相關材料 |
| Guangdong Yashili Group Company Limited ("Yashili (Guangdong)") (i)&(ii)<br>廣東雅士利集團有限公司(「廣東雅士利」)(i)及(ii) | PRC<br>中國 | RMB726,105,300<br>人民幣726,105,300元 | 100% | — | 100% | Production and sales of dairy products<br>生產及銷售乳製品 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 19 Interests in Subsidiaries *(Continued)*

## 19 於附屬公司的權益*(續)*

### The Company *(Continued)*

### 本公司*(續)*

| Name of company<br>公司名稱 | Place of incorporation/ establishment<br>註冊成立成立地點 | Particulars of registered/ issued capital<br>註冊資本／已發行股本詳情 | Group's effective interest<br>本集團的實際權益 | Proportion of ownership interest 擁有權益比例: Held by the Company<br>由本公司持有 | Held by a subsidiary<br>由一家附屬公司持有 | Principal activity<br>主要業務 |
|---|---|---|---|---|---|---|
| Scient (Guangzhou) Baby Nourishment Co., Ltd. ("Scient (Guangzhou)") (ii) | PRC | RMB155,000,000 | 95% | — | 95% | Production and sales of dairy products |
| 施恩(廣州)嬰幼兒營養品有限公司(「施恩(廣州)」)(ii) | 中國 | 人民幣155,000,000元 | | | | 生產及銷售乳製品 |
| Heilongjiang Yashili Dairy Co., Ltd. ("Yashili (Heilongjiang)") (ii) | PRC | RMB20,080,000 | 100% | — | 100% | Production and sales of dairy products |
| 黑龍江雅士利乳業有限公司(「黑龍江雅士利」)(ii) | 中國 | 人民幣20,080,000元 | | | | 生產及銷售乳製品 |
| Yashili (Zhengzhou) Nourishment Co., Ltd ("Yashili (Zhengzhou)") (ii) | PRC | RMB250,000,000 | 100% | — | 100% | Production and sales of dairy products |
| 雅士利(鄭州)營養品有限公司(「雅士利(鄭州)」)(ii) | 中國 | 人民幣250,000,000元 | | | | 生產及銷售乳製品 |
| Shanxi Yashili Dairy Co., Ltd. ("Yashili (Shanxi)") (ii) | PRC | RMB30,000,000 | 100% | — | 100% | Production and sales of dairy products |
| 山西雅士利乳業有限公司(「山西雅士利」)(ii) | 中國 | 人民幣30,000,000 | | | | 生產及銷售乳製品 |
| Chaoan Bisheng Decoration and Printing Co., Ltd. ("Bisheng") (ii) | PRC | RMB10,800,000 | 100% | — | 100% | Production and sales of packing materials |
| 潮安縣必勝裝潢印務有限公司(「必勝」)(ii) | 中國 | 人民幣10,800,000元 | | | | 生產及銷售包裝材料 |
| Guangzhou Yuqian Import and Export Trading Co., Ltd. ("Yuqian") (ii) | PRC | RMB5,000,000 | 100% | — | 100% | Import and export of dairy products and related materials |
| 廣州裕乾進出口貿易有限公司(「裕乾」)(ii) | 中國 | 人民幣5,000,000元 | | | | 進出口乳製品及相關材料 |
| Shanghai Yashili Food Co., Ltd ("Yashili (Shanghai)") (ii) | PRC | RMB2,000,000 | 100% | — | 100% | Sales of food products |
| 上海雅士利食品有限公司(「上海雅士利」)(ii) | 中國 | 人民幣2,000,000元 | | | | 銷售食品 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 19 Interests in Subsidiaries *(Continued)*

## 19 於附屬公司的權益 *(續)*

### The Company *(Continued)*

### 本公司 *(續)*

| Name of company 公司名稱 | Place of Incorporation/ establishment 註冊成立成立地點 | Particulars of registered/ issued capital 註冊資本/已發行股本詳情 | Group's effective interest 本集團的實際權益 | Proportion of ownership interest 擁有權益比例: Held by the Company 由本公司持有 | Proportion of ownership interest 擁有權益比例: Held by a subsidiary 由一家附屬公司持有 | Principal activity 主要業務 |
|---|---|---|---|---|---|---|
| Scient International (USA), Inc. ("Scient (USA)") 美國施恩國際有限公司(「美國施恩」) | United States of America 美利堅合眾國 | US$620,000 620,000美元 | 100% | — | 100% | Investment holding 投資控股 |
| Chaoan Victory Trading Limited ("Victory Trading") (ii) 潮安縣利成貿易有限公司(ii)(「利成貿易」) | PRC 中國 | RMB5,000,000 人民幣5,000,000元 | 100% | — | 100% | Import and export of dairy products and related materials 進出口乳製品及相關材料 |

(i) The company is wholly foreign-owned enterprise established in the PRC.

(ii) These companies are limited liability companies established in the PRC. The official names of these companies are in Chinese and the English translation of the names is for reference only.

(i) 該公司為一家於中國成立的外資企業。

(ii) 該等公司為於中國成立的有限責任公司。該等公司的正式名稱為中文,而其英文譯名則僅供參考。

## 20 Inventories

## 20 存貨

| | | The Group 本集團 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Raw materials | 原材料 | 303,468 | 220,074 |
| Finished goods | 成品 | 156,579 | 95,935 |
| Work in progress | 半成品 | 78,274 | 40,342 |
| Packing materials | 包裝材料 | 31,172 | 24,516 |
| Low value consumables | 低價消耗品 | 8,238 | 9,948 |
| | | 577,731 | 390,815 |

Amounts of inventories recognised as expenses and included in the income statement are analysed as follows:

已確認為開支及已計入損益賬的存貨金額分析如下:

| | | The Group 本集團 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Carrying amount of inventories recognised as | 已確認為以下項目的存貨的賬面值 | | |
| — cost of sales | —銷售成本 | 1,379,171 | 1,272,624 |
| — selling and distribution expenses (i) | —銷售及經銷開支(i) | 186,122 | 144,618 |
| — administrative expenses | —行政開支 | 637 | — |
| Write down of inventories | 存貨減值損失 | 3,171 | 1,137 |
| Disposal of inventories | 存貨報廢損失 | 393 | 8,009 |
| | | 1,569,494 | 1,426,388 |

(i) Inventories recognised as selling and distribution expenses represented the cost of purchased baby products which are given away as gift items together with the Group's products sold.

(i) 已確認為銷售及經銷開支的存貨指購入作為本集團已售產品的隨附贈品予以贈送的嬰兒產品的成本。

(Expressed in Renminbi Yuan unless otherwise indicated)
(除另有指明外，以人民幣列示)

## 21 Trade and Bills Receivables

## 21 貿易應收款及應收票據

| | | The Group 本集團 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Bills receivables | 應收票據 | 1,021 | 1,703 |
| Trade receivables | 貿易應收款 | 52,863 | 192,172 |
| Less: allowance for doubtful debts | 減：呆賬撥備 | (1,540) | (1,563) |
| | | 52,344 | 192,312 |

An ageing analysis of trade and bills receivables (net of allowance) by due date is as follows:

貿易應收款及應收票據(扣除撥備後)按到期日的賬齡分析如下：

| | | The Group 本集團 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Current | 即期 | 49,456 | 186,600 |
| Less than 3 months past due | 逾期不足3個月 | 1,100 | 4,115 |
| More than 3 months but less than 6 months past due | 逾期超過3個月但不足6個月 | 246 | 174 |
| More than 6 months but less than 12 months past due | 逾期超過6個月但不足12個月 | 992 | 244 |
| More than 12 months but less than 24 months past due | 逾期超過12個月但不足24個月 | 550 | 1,179 |
| | | 2,888 | 5,712 |
| | | 52,344 | 192,312 |

## 21 Trade and Bills Receivables *(Continued)*

## 21 貿易應收款及應收票據*(續)*

The Group's credit policy is set out in Note 31(a).

本集團的信貸政策載於附註31(a)。

The movement in the allowance for doubtful debts during the year is as follows:

於年內，呆賬撥備的變動如下：

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| At 1 January | 於1月1日 | 1,563 | 1,317 |
| Impairment loss recognised | 已確認減值損失 | 129 | 1,170 |
| Written off and reversed | 撇銷及轉回 | (152) | (924) |
| At 31 December | 於12月31日 | 1,540 | 1,563 |

The ageing analysis of trade and bills receivables that are neither individually nor collectively considered to be impaired are as follows:

個別或整體而言均無視作出現減值的貿易應收款及應收票據的賬齡分析如下：

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Current | 即期 | 49,456 | 186,600 |
| Less than 3 months past due | 逾期不足3個月 | 1,100 | 4,000 |
| More than 3 months but less than 6 months past due | 逾期超過3個月但不足6個月 | 246 | 174 |
| More than 6 months but less than 12 months past due | 逾期超過6個月但不足12個月 | 992 | 244 |
| More than 12 months but less than 24 months past due | 逾期超過12個月但不足24個月 | 364 | 1,179 |
| | | 2,702 | 5,597 |
| | | 52,158 | 192,197 |

## 21 Trade and Bills Receivables *(Continued)*

Receivables that were past due but not impaired relate to a number of independent customers that have a good track record with the Group. Based on past experience, management believes that no impairment allowance is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable. The Group does not hold any collateral over these balances.

## 21 貿易應收款及應收票據(續)

逾期但並無作出減值的應收款與多名獨立客戶有關，該等客戶與本集團維持良好往績記錄。根據過往經驗，管理層認為毋須就此等結餘作出減值撥備，原因是信貸質素並無重大變動，且結餘被認為仍可以全數收回。本集團並無就此等結餘持有任何抵押品。

## 22 Prepayments and Other Receivables

## 22 預付款及其他應收款

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| Prepaid advertising expenses | 預付廣告開支 | **27,109** | 31,923 | **—** | — |
| Prepayments for purchase of raw materials | 購買原材料的預付款 | **4,017** | 6,781 | **—** | — |
| Advances to sales offices | 聯絡點備用金 | **2,444** | 1,007 | **—** | — |
| VAT recoverable | 待抵扣增值稅 | **73,940** | 49,468 | **—** | — |
| Others | 其他 | **30,638** | 12,821 | **233** | 599 |
| At 31 December | 12月31日 | **138,148** | 102,000 | **233** | 599 |

## 23 Restricted Bank Deposits

## 23 受限制銀行存款

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
| Pledged for | 已質押用於下列各項： | | |
| — issuing bank acceptances | —開具銀行承兑匯票 | — | 11,124 |
| — issuing letters of credit | —開具信用證 | 28,331 | 10,860 |
| — bank loans | —獲取銀行貸款 | 34,719 | 10,920 |
| Frozen deposits (i) | 凍結存款(i) | 9,406 | 9,406 |
| At 31 December | 12月31日 | 72,456 | 42,310 |

(i) Certain deposits of RMB5,806,000 were frozen by a local PRC court on 13 June 2009 in relation to two pending litigations between Yashili (Guangdong) and one of its suppliers. In addition, further deposits of RMB3,600,000 were frozen on 9 June 2010 by the PRC court. However, according to a court decision dated 29 December 2009, the supplier was required to pay RMB6,375,000 to Yashili (Guangdong) as a compensation for the melamine-contaminated raw materials sold by the supplier to Yashili (Guangdong) in 2008. After consulting the Company's PRC legal advisor, the directors of the Company are of the view that the frozen deposits are fully recoverable and no provision is necessary as at 31 December 2011.

(i) 2009年6月13日，中國地方法院就廣東雅士利與其中一家供應商之間的待決訴訟，凍結若干存款人民幣5,806,000元。此外，中國地方法院於2010年6月9日進一步凍結存款人民幣3,600,000元。然而，根據法院於2009年12月29日作出的裁決，供應商須向廣東雅士利支付人民幣6,375,000元，作為供應商於2008年向廣東雅士利出售受到三聚氰胺污染的原材料的補償。經諮詢本公司的中國法律顧問，本公司董事認為被凍結的存款可全數收回，於2011年12月31日均毋須計提撥備。

(Expressed in Renminbi Yuan unless otherwise indicated)
（除另有指明外，以人民幣列示）

## 24 Cash and Cash Equivalents

## 24 現金及現金等價物

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
| Cash on hand | 庫存現金 | 1,472 | 818 | — | — |
| Cash at bank | 銀行存款 | 2,580,091 | 2,758,455 | 13,600 | 194,801 |
| | | 2,581,563 | 2,759,273 | 13,600 | 194,801 |

## 25 Other Investments

## 25 其他投資

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
| Financial assets designated at fair value through profit or loss | 以公允價值計量且其變動計入當期損益的金融資產 | 180,000 | — |

## 26 Trade and Other Payables

## 26 貿易及其他應付款

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| Trade payables (i) | 貿易應付款(i) | **287,807** | 231,421 | **—** | — |
| Bills payables (ii) (Note 31(d)) | 應付票據(ii)（附註31(d)） | **—** | 11,124 | **—** | — |
| Advances from customers | 客戶預付款 | **255,465** | 71,651 | **—** | — |
| Accrued payroll | 應計薪金 | **43,274** | 37,936 | **—** | — |
| Other taxes payable | 其他應付稅項 | **29,245** | 38,870 | **—** | — |
| Advances from local government (ii) | 地方政府借款(ii) | **31,000** | 30,000 | **—** | — |
| Pledged deposits from customers | 收取客戶的保證金 | **29,625** | 30,205 | **—** | — |
| Amount due to a subsidiary | 應付附屬公司款項 | **—** | — | **10,788** | 10,788 |
| Other payables and accruals (iii) | 其他應付款及應計費用(iii) | **43,702** | 48,741 | **—** | 2,311 |
| | | **720,118** | 499,948 | **10,788** | 13,099 |

(i) The credit period granted by the suppliers ranges from 30 days to 90 days. An ageing analysis of trade payables by due date is as follows:

(i) 供應商授出的信貸期介乎30日至90日不等。貿易應付款按到期日的賬齡分析如下：

| | | The Group 本集團 | |
|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| Due within 1 month or on demand | 一個月內或按要求 | **81,991** | 66,940 |
| Due after 1 month but within 3 months | 一個月後但三個月內 | **174,375** | 147,153 |
| Due after 3 months but within 6 months | 三個月後但六個月內 | **29,756** | 17,328 |
| Due after 6 months | 六個月後 | **1,685** | — |
| | | **287,807** | 231,421 |

## 26 Trade and Other Payables *(Continued)*

(ii) At 31 December 2011, an advance of RMB30,000,000 was from the People's Government of Ying County (2010: RMB30,000,000), which borne a fixed interest rate of 5.76% per annum and was secured by Yashili (Shanxi)'s plant and machinery as disclosed in Note 14. There were no fixed repayment terms for the advances as at 31 December 2011.

(iii) Other payables and accruals mainly consist of payables for acquisition of non-current assets and other accrued expenses.

## 26 貿易及其他應付款*(續)*

(ii) 於2011年12月31日，來自應縣人民政府的人民幣30,000,000元借款(2010年：人民幣30,000,000)，按固定年利率5.76%計息，並誠如附註14中披露，以山西雅士利的廠房及機器作抵押，於2011年12月31日該等借款並無固定還款期。

(iii) 其他應付款及應計費用主要包括收購非流動資產及其他應計開支的應付款。

## 27 Loans and Borrowings

At 31 December, the bank loans were repayable as follows:

## 27 貸款及借款

於12月31日，銀行貸款的償還方式如下：

| | | The Group 本集團 | |
|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| Within 1 year or on demand | 一年內或按要求 | **31,359** | 158,440 |

| | | The Group 本集團 | |
|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| Bank loans denominated in | 銀行貸款 | | |
| — United States dollar ("US dollar") (i) | — 以美元計值(i) | **31,359** | 130,000 |
| — RMB | — 以人民幣計值 | **—** | 17,437 |
| — HK dollar | — 以港幣計值 | **—** | 11,003 |
| | | **31,359** | 158,440 |

(i) The bank loans carried weighted average interest rates of 3.43% per annum as at 31 December 2011 (2010: 2.74%).

(i) 於2011年12月31日，銀行貸款按加權平均年利率3.43%計息(2010年：2.74%)。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 28 Equity-settled Share-based Transaction

Yashili (Guangdong) adopted a share option scheme on 1 January 2009 (the "2009 Employee Share Option Scheme"), to invite certain eligible participants to take up options (the "2009 Employee Share Options") to subscribe for the to-be-listed company at an exercise price of RMB0.85 per share. Total 9,360,000 share options were granted and 2 directors of the Company and 148 employees of the Group accepted the 2009 Employee Share Options.

On 1 August 2010, Yashili (Guangdong) further granted 3,597,600 share options (the "2010 Employee Share Options") to 31 eligible employees of the Group for subscribing shares of the Company at an exercise price of RMB11 per share (the "2010 Employee Share Option Scheme"). Both the 2009 and 2010 Employee Share Options will be forfeited when the grantee ceases to be an employee of the Group for reasons other than death, ill-health or retirement.

The 2009 and 2010 Employee Share Options originally granted by Yashili (Guangdong) to the grantees were exchanged into the Pre-IPO Share Options of the Company on 8 October 2010. Accordingly, 12,957,600 shares options under the 2009 and 2010 Employee Share Option Schemes were converted into 94,975,662 share options of the Company with substantially the same terms and conditions, except that the respective exercise prices were adjusted on a proportionate basis, being RMB0.11 in respect of the 2009 Employee Share Options and RMB1.84 in respect of the 2010 Employee Share Options. The conversion of the share options was considered as a modification to the 2009 and the 2010 Share Option Schemes. The modification did not result in any incremental value in respect of the fair value of the share options at the date of modification. Each of the Pre-IPO share option has a vesting period of two months to fifty months, commencing from the listing date. Each option gives the holder the right to subscribe for one ordinary share of the Company and is settled gross in shares.

## 28 股權結算股份支付交易

廣東雅士利於2009年1月1日採納僱員購股權計劃(「2009年僱員購股權計劃」)，以邀請若干合資格參與者接納購股權(「2009年僱員購股權」)，以按行使價每股人民幣0.85元認購將予上市公司的股份。已授出合共9,360,000份購股權，而本公司的兩位董事及本集團的148名僱員接納2009年僱員購股權。

廣東雅士利於2010年8月1日進一步向本集團31名合資格僱員授出3,597,600份購股權(「2010年僱員購股權」)，以按行使價每股人民幣11元認購本公司的股份(「2010年僱員購股權計劃」)。2009年及2010年僱員購股權均將於承受人因身故、患病或退休以外的理由不再為本集團的僱員時喪失。

廣東雅士利原向承授人授出的2009年及2010年僱員購股權於2010年10月8日獲兑換為本公司的首次公開發售前購股權。因此，2009年及2010年僱員購股權計劃項下的12,957,600份購股權根據大致相同條款及條件獲兑換為94,975,662份本公司的購股權，惟相關行使價乃按比例予以調整，2009年僱員購股權為人民幣0.11元，而2010年僱員購股權為人民幣1.84元。兑換購股權被視作對2009年及2010年僱員購股權計劃的修訂。該修訂並不導致有關購股權公允價值於修訂日期的價值增加。各首次公開發售前購股權的歸屬期自上市日期起兩個月至五十個月不等。各購股權給予持有人權利認購本公司一股普通股並以股份整體結算。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 28 Equity-settled Share-based Transaction *(Continued)*

## 28 股權結算股份支付交易(續)

On 29 August 2011, the Company further granted 48,148,214 share options (the "2011 Employee Share Options") to 39 eligible employees of the Group for subscribing shares of the Company at an exercise price of HK$1.5 per share. The 2011 Employee Share Options will be forfeited when the grantee ceases to be an employee of the Group for reasons other that death, ill-health or retirement.

本公司於2011年8月29日進一步向本集團39名合資格僱員授出48,148,214份購股權(「2011年僱員購股權」),以按行使價每股港幣1.5元認購本公司的股份(「2011年僱員購股權計劃」)。2011年僱員購股權均將於承受人因身故、患病或退休以外的理由不再為本集團的僱員時喪失。

(i) The terms and conditions of the Share Options are as follows:

(i) 購股權的條款及條件如下:

| Date granted<br>授出日期 | Vesting date<br>行權日期 | Expiry date<br>屆滿日期 | Number of Share Options granted 已授出的購股權數目<br>Director<br>董事 | Employee<br>僱員 | Total<br>總計 | Contractual life of options years<br>合約購股權年期 |
|---|---|---|---|---|---|---|
| **2009 and 2010 Employee Share Options**<br>**2009及2010僱員購股權:** | | | | | | |
| 1 January 2009<br>2009年1月1日 | two months after 1 November 2010<br>2010年11月1日後兩個月 | 15 days after vesting date<br>可行權日期後15日 | 3,396,367 | 11,308,644 | 14,705,011 | 2.20 |
| 1 August 2010<br>2010年8月1日 | two months after 1 November 2010<br>2010年11月1日後兩個月 | 15 days after vesting date<br>可行權日期後15日 | — | 4,290,121 | 4,290,121 | 0.62 |
| 1 January 2009<br>2009年1月1日 | fourteen months after 1 November 2010<br>2010年11月1日後十四個月 | 15 days after vesting date<br>可行權日期後15日 | 3,396,367 | 11,308,644 | 14,705,011 | 3.20 |
| 1 August 2010<br>2010年8月1日 | fourteen months after 1 November 2010<br>2010年11月1日後十四個月 | 15 days after vesting date<br>可行權日期後15日 | — | 4,290,121 | 4,290,121 | 1.62 |
| 1 January 2009<br>2009年1月1日 | twenty-six months after 1 November 2010<br>2010年11月1日後二十六個月 | 15 days after vesting date<br>可行權日期後15日 | 3,396,367 | 11,308,644 | 14,705,011 | 4.20 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 28 Equity-settled Share-based Transaction *(Continued)* 28 股權結算股份支付交易*(續)*

(i) *(Continued)* (i) *(續)*

| Date granted 授出日期 | Vesting date 行權日期 | Expiry date 屆滿日期 | Number of Share Options granted 已授出的購股權數目 Director 董事 | Employee 僱員 | Total 總計 | Contractual life of options years 合約購股權年期 |
|---|---|---|---|---|---|---|
| **2009 and 2010 Employee Share Options (Continued) 2009及2010僱員購股權:(續)** | | | | | | |
| 1 August 2010 2010年8月1日 | twenty-six months after 1 November 2010 2010年11月1日後二十六個月 | 15 days after vesting date 可行權日期後15日 | — | 4,290,121 | 4,290,121 | 2.62 |
| 1 January 2009 2009年1月1日 | thirty-eight months after 1 November 2010 2010年11月1日後三十八個月 | 15 days after vesting date 可行權日期後15日 | 3,396,367 | 11,308,644 | 14,705,011 | 5.20 |
| 1 August 2010 2010年8月1日 | thirty-eight months after 1 November 2010 2010年11月1日後三十八個月 | 15 days after vesting date 可行權日期後15日 | — | 4,290,121 | 4,290,121 | 3.62 |
| 1 January 2009 2009年1月1日 | fifty months after 1 November 2010 2010年11月1日後五十個月 | 15 days after vesting date 可行權日期後15日 | 3,396,367 | 11,308,645 | 14,705,012 | 6.20 |
| 1 August 2010 2010年8月1日 | fifty months after 1 November 2010 2010年11月1日後五十個月 | 15 days after vesting date 可行權日期後15日 | — | 4,290,122 | 4,290,122 | 4.62 |
| | | | 16,981,835 | 77,993,827 | 94,975,662 | |
| **2011 Employee Share Options 2011年僱員購股權:** | | | | | | |
| 29 August 2011 2011年8月29日 | 29 August 2011 2011年8月29日 | 7 October 2020 2020年10月7日 | — | 12,037,054 | 12,037,054 | 9 |
| 29 August 2011 2011年8月29日 | 29 August 2012 2012年8月29日 | 7 October 2020 2020年10月7日 | — | 12,037,054 | 12,037,054 | 9 |
| 29 August 2011 2011年8月29日 | 29 August 2013 2013年8月29日 | 7 October 2020 2020年10月7日 | — | 12,037,054 | 12,037,054 | 9 |
| 29 August 2011 2011年8月29日 | 29 August 2014 2014年8月29日 | 7 October 2020 2020年10月7日 | — | 12,037,052 | 12,037,052 | 9 |
| | | | — | 48,148,214 | 48,148,214 | |
| | | | 16,981,835 | 126,142,041 | 143,123,876 | |

## 28 Equity-settled Share-based Transaction *(Continued)* 28 股權結算股份支付交易(續)

(ii) The number and weighted average exercise prices of share options are as follows:

(ii) 購股權的數目及加權平均行使價如下：

| | | Year ended 31 December 截至12月31日止年度 | | | |
|---|---|---|---|---|---|
| | | **2011** | | 2010 | |
| | | **Weighted average exercise price per share 每股加權平均行使價 RMB'000 人民幣千元** | **Number of options 購股權數目** | Weighted average exercise price per share 每股加權平均行使價 RMB'000 人民幣千元 | Number options 購股權數目 |
| Outstanding at the beginning of the year | 年初尚未行使 | **0.50** | **94,601,115** | 0.11 | 73,525,056 |
| Granted during the year | 年內已授出 | **1.23** | **48,148,214** | 1.84 | 21,450,606 |
| Forfeited during the year | 年內放棄行權 | **0.81** | **(4,869,260)** | 0.94 | (374,547) |
| Exercised during the year | 年內行權 | **0.50** | **(18,920,081)** | — | — |
| Outstanding at the end of the year | 年終尚未行使 | **0.78** | **118,959,988** | 0.50 | 94,601,115 |

The Pre-IPO Share Options outstanding at 31 December 2011 weighted average remaining expected life 1.2 years (2010: 2.2 years).

於2011年12月31日尚未行使首次公開發售前購股權的加權平均剩餘預期年期為1.2年(2010年：2.2年)。

The Share Option issued in 2011 outstanding at 31 December 2011 weighted average remaining expected life 8.8 years (2010: nil).

於2011年12月31日尚未行使於2011年的入股權的加權平均剩餘預期年限為8.8年(2010年：無)。

(iii) Fair value of share options and assumptions:

(iii) 購股權公允價值及假設：

The fair value of services received in return for the Share Options is measured by reference to the fair value of Pre-IPO Share Options and the 2011 Employee Share Options granted. The estimated fair value of the Pre-IPO Share Options and the 2011 Employee Share Options is measured based on a binomial option pricing model. The contractual life of the share option is used as an input into this model.

作為授出購股權的代價而收取的服務的公允價值乃經參考所授出的首次公開發售前購股權及2011年僱員購股權的公允價值計量。首次公開發售前購股權的估計公允價值乃根據二項式期權定價模式計量。購股權的合約年期乃用作此模式的一項輸入參數。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 28 Equity-settled Share-based Transaction *(Continued)* 28 股權結算股份支付交易(續)

(iii) *(Continued)* (iii) (續)

| | **2011 employee share options 2011年 僱員購股權** | 2010 employee share options 2010年 僱員購股權 | 2009 employee share options 2009年 僱員購股權 |
|---|---|---|---|
| Fair value per share at measurement date | **HKD1.42** | RMB10.25 | RMB2.06 |
| 於計量日期的每股公允價值 | **港幣1.42** | 人民幣10.25 | 人民幣2.06 |
| Exercise price per option | **HKD1.50** | RMB11.00 | RMB0.85 |
| 每份購股權行使價 | **港幣1.50** | 人民幣11.00 | 人民幣0.85 |
| Expected volatility (expressed as weighted average volatility used in the modelling under binomial lattice model) | **48.02%** | 39.1%–59.90% | 61.10% |
| 預期波動(以於二項式點陣模式所採用加權平均波幅列示) | **48.02%** | 39.1%–59.90% | 61.01% |
| Option life (expressed as weighted average life used in the modelling under binomial lattice model) | **9 years** | 2.62 years | 4.2 years |
| 購股權年期(以於二項式點陣模式所採用加權平均波幅列示) | **9年** | 2.62年 | 4.2年 |
| Expected dividends | **3.50%** | 4.90% | 4.90% |
| 預期股息 | **3.50%** | 4.90% | 4.90% |
| Risk-free interest rate | **1.66%** | 1.78% to 2.51% | 1.78% to 2.51% |
| 無風險利率 | **1.66%** | 1.78%至2.51% | 1.78%至2.51% |

The expected volatility is based on the average of the weekly historical volatility of comparable companies with period commensurate to the option life. Expected dividends are based on management's best estimation. The risk-free rate is referenced to the yields of Exchange Fund Notes with similar duration as at the grant date.

預期波動乃根據購股權年期相同的可資比較公司的每週歷史波幅得出。預期股息乃根據管理層的最佳估計得出。無風險利率乃參考於授予日預期期限相似的外匯基金債券的利率。

Except for the conditions mentioned above, there were no other market conditions and service conditions associated with the Pre-IPO Share Option and the 2011 Employee Share Options.

除上文所述的條件外，概無與授出首次公開發售前及2011年僱員購股權相關的其他市場狀況及服務條件。

## 29 Deferred Income

## 29 遞延收益

| | | The Group 本集團 | |
|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| Balance at the beginning of the year | 年初結餘 | **42,928** | 37,045 |
| Received during the year | 年內收取 | **—** | 11,000 |
| Amortisation for the year | 年內攤銷 | **(12,259)** | (5,117) |
| Total | 合計 | **30,669** | 42,928 |

Deferred income represented the government grants received for acquisition of new plant and for certain technical innovation and production line expansion projects. These grants are deferred over the useful lives of relevant assets and the amount recognised as "Other revenue" in 2011 is RMB6,759,000 (2010: RMB5,117,000) and compensation for expenses incurred as "other revenue" in 2011 is RMB5,500,000.

遞延收益指就購置新廠房及若干技術創新及生產線擴充項目獲得的政府補助。該等補助於有關資產的可使用年期內遞延入賬,於2011年確認為「其他收益」的金額為人民幣6,759,000元(2010年:人民幣5,117,000元)及對已產生支出的補償於2011年確認為「其他收益」的金額為人民幣5,500,000元。

## 30 Capital, Reserves and Dividends

## 30 股本、儲備及股息

### (a) Movements in components of equity

The reconciliation between the opening and closing balances of each component of the Group's consolidated equity is set out in the consolidated statement of changes in equity. Details of the changes in the Company's individual components of equity between the beginning and the end of the year are set out below:

### (a) 權益組成部分的變動

本集團合併權益的各組成部分期初與期末結餘間的對賬載於合併權益變動報表。有關本公司權益各組成部分於年初與年末間的變動詳情載列如下:

*The Company*

*本公司*

| | | Share capital 股本 RMB'000 人民幣千元 | Share premium 股份溢價 RMB'000 人民幣千元 | Capital redemption reserve 資本購回儲備 RMB'000 人民幣千元 | Merger reserve 合併儲備 RMB'000 人民幣千元 | Translation reserve 匯兑儲備 RMB'000 人民幣千元 | Equity-settled share based payment 股權結算股份支付儲備 RMB'000 人民幣千元 | Accumulated losses 累計虧損 RMB'000 人民幣千元 | Total equity 權益總額 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|---|---|
| Balance at 3 June 2010 (date of incorporation) | 於2010年6月3日(註冊成立日期)的結餘 | — | — | — | — | — | — | — | — |
| Total comprehensive income | 綜合收益總額 | — | — | — | — | (64,330) | — | (3,975) | (68,305) |
| Shares issued upon reorganisation | 於重組時發行的股份 | 9 | — | — | 1,449,863 | — | — | — | 1,449,872 |
| Share issued by share offer | 透股份發售發行股份 | 49,312 | 1,932,213 | — | — | — | — | — | 1,981,525 |
| Capitalisation issue | 資本化發行 | 251,364 | (251,364) | — | — | — | — | — | — |
| Equity-settle share-based payments | 股權結算股份支付交易 | — | — | — | — | — | 7,389 | — | 7,389 |
| Balance at 31 December 2010 | 於2010年12月31日的結餘 | 300,685 | 1,680,849 | — | 1,449,863 | (64,330) | 7,389 | (3,975) | 3,370,481 |
| Balance at 1 January 2011 | 於2011年1月1日的結餘 | 300,685 | 1,680,849 | — | 1,449,863 | (64,330) | 7,389 | (3,975) | 3,370,481 |
| Total comprehensive income | 綜合收益總額 | — | — | — | — | (138,651) | — | 233,334 | 94,683 |
| Dividends declared and paid during the year | 前期股利分配 | — | — | — | — | — | — | (234,692) | (234,692) |
| Share issued for exercised of Share options | 股份支付行權 | 1,596 | 15,126 | — | — | — | (7,360) | — | 9,362 |
| Purchase of own shares | 股份回購 | | | | | | | | |
| — Par value paid | —面值 | (818) | — | — | — | — | — | — | (818) |
| — Premium paid | —溢價 | — | (15,538) | — | — | — | — | — | (15,538) |
| — transfer between reserves | —儲備轉換 | — | — | 818 | — | — | — | — | 818 |
| Equity-settle share-based payments | 當期股份支付撥備 | — | — | — | — | — | 10,160 | — | 10,160 |
| Balance at 31 December 2011 | 於2011年12月31日的結餘 | 301,463 | 1,680,437 | 818 | 1,449,863 | (202,981) | 10,189 | (5,333) | 3,234,456 |

## 30 Capital, Reserves and Dividends *(Continued)*
## 30 股本、儲備及股息（續）

### (b) Dividends
### (b) 股息

(i) Dividends payable and proposed to equity shareholders of the Company attributable to the profit for the year:

(i) 應付及建議派發本公司股權持有人本年度股息如下：

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Final dividend proposed after the balance sheet date of RMB5.68 cents per ordinary share (2010: RMB7 cents) | 於結算日後擬派末期股息每股普通股人民幣5.68分（2010年：人民幣7分） | 200,103 | 234,692 |

The final dividend proposed after the end of the balance sheet date has not been recognised as a liability at the balance sheet date.

於年結日後擬派末期股息並未在年結日確認為負債。

(ii) Dividends payable to equity shareholders of the Company attributable to the previous financial year, approved and paid during the year:

(ii) 有關前財政年度已通過及在本財政年度內已批准及支付予本公司股東之股息：

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Final dividend in respect of the previous financial year, approved and paid during the year, of RMB7 cents (distributed at equivalent value of HK$8 cents) per ordinary share | 於本年度批准及派付的過往財政年度終期股息每股普通股人民幣7分（按等值港幣8仙派發） | 234,692 | — |

## 30 Capital, Reserves and Dividends *(Continued)*

## 30 股本、儲備及股息 *(續)*

### (c) Share capital / 股本

*Authorised and issued share capital* / *法定及已發行股本*

| | | 2011 No. of shares '000 千股 | RMB'000 人民幣千元 |
|---|---|---|---|
| **Authorised:** | **法定：** | | |
| Ordinary shares of HK$0.1 each (i) | 每股面值0.1港元的普通股(i) | 10,000,000 | 861,600 |
| **Ordinary shares, issued and fully paid:** | **已發行及繳足普通股：** | | |
| Shares issued upon the reorganisation (i) | 於重組時發行的股份(i) | 100 | 9 |
| Capitalisation issue (ii) | 資本化發行(ii) | 2,925,900 | 251,364 |
| Shares issued by share offer (iii) | 透過股份發售發行股份(iii) | 574,000 | 49,312 |
| Shares repurchased (iv) | 股份回購(iv) | (10,000) | (818) |
| Share options exercised (v) | 股權計劃行權(v) | 18,920 | 1,596 |
| At 31 December | 於12月31日 | 3,508,920 | 301,463 |

(i) The Company was incorporated on 3 June 2010 with authorised capital of 3,800,000 shares at HK$0.10 per share. As part of the Reorganisation, the authorised capital of the Company was increased to HK$1,000,000,000 divided into 10,000,000,000 shares of HK$0.10 each.

(i) 本公司於2010年6月3日註冊成立，法定股本為3,800,000股每股面值為0.10港元的股份。作為重組的一部分，本公司的法定股本增至1,000,000,00港元，分為10,000,000股每股面值0.10港元的股份。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 30 Capital, Reserves and Dividends *(Continued)*

### (c) Share capital *(Continued)*

(ii) Pursuant to the resolution of the Company's shareholder passed on 8 October 2010, the authorised share capital of the Company was increased from HK$380,000 to HK$1,000,000,000; in addition, 2,925,900,000 ordinary shares of HK$0.1 each were issued at par value to the shareholders of the Company as of 8 October 2010 by way of capitalization of HK$292,590,000 (equivalent to RMB251,364,000) from the Company's share premium account.

(iii) The shares of the Company were listed on the Stock Exchange on 1 November 2010, with a total number of 3,500,000,000 shares, among which 644,000,000 shares (18.4% of the total number of shares of the Company) were issued to the public, comprising 574,000,000 new shares and 70,000,000 sale shares. The gross proceeds received by the Company from the global offering were approximately HK$2,411 million.

## 30 股本、儲備及股息 *(續)*

### (c) 股本 *(續)*

(ii) 根據本公司股東於2010年10月8日通過的決議案,本公司的法定股本由380,000港元增加至1,000,000,000港元;此外,透過從本公司股份溢價賬撥充292,590,000港元(相等於人民幣251,364,000元)作資本,本公司於2010年10月8日按面值向其股東發行2,925,900,000股每股面值0.1港元的普通股。

(iii) 本公司的股份已於2010年11月1日在聯交所上市,總數為3,500,000,000股股份,其中644,000,000股(佔本公司股份總數的18.4%)發行予向公眾人士,其中包括574,000,000股新股及70,000,000股銷售股份。本公司收取的全球發售的所得款項總額約為2,411百萬港元。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 30 Capital, Reserves and Dividends *(Continued)*

### (c) Share capital *(Continued)*

#### *(iv) Purchase of own shares and cancellation*

On 10 June and 13 June 2011, the Company totally repurchased its own ordinary shares of 10,000,000 shares at aggregate price (including transaction fee and commission) of HK$18,692,000 (equivalent to RMB15,509,000).

The repurchased shares were cancelled and accordingly the issued share capital of the Company was reduced by the nominal value of these shares. An amount equivalent to the par value of the shares cancelled of HK$1,000,000 (equivalent to RMB818,000) was transferred to the capital redemption reserve. The premium and transaction cost paid on the repurchase and cancellation of the shares of HK$17,728,000 (equivalent to RMB14,720,000) was charged to reserves.

## 30 股本、儲備及股息*(續)*

### (c) 股本*(續)*

#### *(iv) 股份回購及註銷*

於2011年6月10日及6月13日,本公司合共購回其自身的普通股10,000,000股,總價格(含手續費及佣金)為18,692,000港元(相當於人民幣15,509,000元),並已自保留溢利中扣除。

回購股份已被注銷,而本公司之已發行股本亦已相應減去該等回購股份的面值。注銷股份的面值港幣1,000,000元(等值人民幣818,000元)轉入股份回購儲備中。就回購及注銷股份所支付的溢價及交易成本港幣17,728,000元(等值人民幣14,720,000元)已在儲備中扣除。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 30 Capital, Reserves and Dividends *(Continued)*

### (c) Share capital *(Continued)*

#### *(v) Share options exercised*

During the year, pursuant to the Company's share option schemes (note 28), options were exercised to subscribe for 18,920,081 (2010: nil) ordinary shares in the Company at a consideration of HK$11,098,000 (equivalent to RMB9,362,000) (2010: RMB nil) of which RMB7,766,000 (2010: RMB nil) was credited into the share premium account. RMB7,360,000 (2010: RMB nil) has been transferred from the equity-settled share-based payment reserve to share premium account. As at 31 December 2011, the total number of shares which may be issued upon the exercise of all options outstanding from the Company's share option schemes is 118,959,988 (31 December 2010: 94,601,115).

### (d) Share premium

The excess of the issued price net of any issuance expenses over the par value of the shares issued has been credited to the share premium account of the Company.

Under the Companies Law (Revised) of the Cayman Islands, the funds in the share premium account of the Company are distributable to the shareholders of the Company provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as they fall due in the ordinary course of business.

## 30 股本、儲備及股息*(續)*

### (c) 股本*(續)*

#### *(v) 股份支付行權*

於本年度,因根據本公司的股權計劃(附註28)行使購股權,引致認購18,920,081股(2010年:零)本公司普通股,代價為11,098,000港元(相當於人民幣9,362,000元)(2010年:人民幣零元),其中人民幣7,766,000元(2010年:人民幣零元)計入股份溢價。人民幣7,360,000元(2010年:人民幣零元)已自股權結算股份支付儲備轉撥至股份溢價。於2011年12月31日,倘本公司購股權計劃中所有尚未行使的購股權獲行使,則可予發行的股份總數為118,959,988股(2010年12月31日:94,601,115股)。

### (d) 股本溢價

發行價(扣除任何發行開支)超出已發行股本面值的數額已計入本公司的股份溢價賬。

根據開曼群島公司法(經修訂),本公司股本溢價賬的資金可分派予本公司股東,惟緊隨建議分派股息日期後,本公司須有能力償還其於日常業務過程中已到期之債務。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 30 Capital, Reserves and Dividends *(Continued)*

**(e) Merger reserve**

As part of the Reorganisation, the then shareholders of Yashili (Guangdong) transferred their equity interests in Yashili (Guangdong) to Yashili (HK) on 2 July 2010. A merger reserve of RMB1,367,204,000 was resulted from these transfers for the purposes of the consolidated financial statements.

**(f) PRC statutory reserves**

PRC statutory reserves were established in accordance with the relevant PRC rules and regulations and the articles of association of the Company's subsidiaries in the PRC. Transfers to the reserves were approved by the board of directors.

**(g) Equity-settled share-based payment reserve**

Equity-settled share-based payment reserve represents the fair value of the actual or estimated number if unexercised share options granted to employees of the Group in accordance with the accounting policy adopted for share-based payments in Note 2(m)(iv).

**(h) Translation reserve**

Translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. The reserve is dealt with in accordance with the accounting policy set out in Note 2(e)(iii).

**(i) Distributable reserve**

The aggregate amount of distributable reserve of the Company at 31 December 2011 is RMB1,675,104,000 (2010: RMB1,676,874,000). After the balance sheet date the directors proposed a final dividend of RMB5.68 cents per ordinary share, amounting to RMB200,103,000. This dividend has not been recognised as a liability at the balance sheet date.

## 30 股本、儲備及股息*(續)*

**(e) 合併儲備**

於2010年7月2日，廣東雅士利當時的股東將其在廣東雅士利的權益轉讓於雅士利香港，作為重組的一部份。合併儲備人民幣1,367,204,000元因該轉讓而產生。

**(f) 中國法定儲備**

中國法定儲備乃根據相關中國規則及法規以及本公司中國附屬公司的組織章程細則設立。向儲備的轉撥乃經各自的董事會批准。

**(g) 股權結算股份支付儲備**

僱員的股權結算股份支付儲備指授予本集團僱員的未行使購股權實際或估計數目按附註2(m)(iv)內就股份支付採納的會計政策得出的公允價值。

**(h) 換算儲備**

換算儲備包括因換算海外業務的財務報表而產生的所有外匯差額。該儲備乃根據附註2(e)(iii)所載的會計政策處理。

**(i) 可供分派儲備**

本公司於2011年12月31日的可供分派儲備總額為人民幣1,675,104,000元(2010年：人民幣1,676,874,000元)。於年結日，董事建議末期股息每股人民幣5.68分，總股息人民幣200,103,000元。該等股息於年結日並未確認為負債。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 31 Financial Risk Management and Fair Value

Exposure to credit, liquidity and market risk arises in normal course of the Group's business. The Group's exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.

### (a) Credit risk

The Group's credit risk is primarily attributable to trade and other receivables. Exposure to the credit risks are monitored by management on an ongoing basis.

In respects of trade receivables, the Group has established a credit policy in place: fixed credits are granted to supermarkets and the periods range from 60 to 90 days; temporary credits are offered on transaction-by- transaction basis to distributor customers who have been trading with the Group for many years and have a good trading record and the credit periods range from 10 to 90 days. Special credit is granted to credit-worthy distributor customers when the Group promotes certain line of products. All the credits offered are unsecured. Full advances are required for sales to other customers. The Group regularly reviews ageing analysis of the trade receivables to monitor the credit exposure.

Majority of the Group's customers have been trading with the Group for years and the Group did not record significant bad debts losses during 2010 and 2011. At balance sheet dates, the Group has a certain concentration of credit risk of the trade receivables, the top five trade debtors represented 27.1% of total trade receivables as at 31 December 2011 (2010: 13.9%). All the trade receivables are due from customers with good trade record and no impairment allowance is made against these customers.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the consolidated balance sheets. The Group does not provide any other guarantees which would expose the Group to credit risk.

## 31 財務風險管理及公允價值

信貸、流動資金及市場風險於本集團的日常業務過程中產生。本集團面對該等風險，而本集團採用以管理該等風險的財務風險管理政策及慣例載列如下。

### (a) 信貸風險

本集團的信貸風險主要來自貿易及其他應收款。信貸風險乃由管理層持續監察。

就貿易應收款而言，本集團已訂有信貸政策：向大型超級市場提供介乎60至90日的固定信貸；以逐次批核的形式向與本集團交易多年且具有良好交易紀錄的經銷商客戶提供介乎10至90日的臨時信貸。倘本集團推廣某系列產品，信用良好的經銷商客戶可獲得特別信貸。所有信貸均屬無抵押信貸。銷售予其他客戶會要求作全數預付款。本集團定期審閱貿易應收款的賬齡，以監察信貸風險。

本集團大部分客戶一直與本集團交易多年，而本集團於相關期間內並無錄得重大壞賬虧損。於結算日，本集團有若干集中貿易應收款信貸風險，於2011年12月31日，五大貿易應收款佔總貿易應收款的27.1%(2010年：13.9%)。所有貿易應收款均為應收具有良好交易紀錄的客戶，且並無就該等客戶作出減值撥備。

最高信貸風險指合併資產負債表內各金融資產的賬面值。本集團並無提供任何其他擔保致使本集團面臨信貸風險。

## 31 Financial Risk Management and Fair Value

*(Continued)*

### (b) Liquidity risk

The Group's approach to managing liquidity is to ensure, as far as possible, that the Group, as a whole has always maintained sufficient liquidity to meet its liabilities when they fall due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group's reputation.

The following table presents the earliest contractual settlement dates of the Group's financial liabilities at the balance sheet dates, which are based on contractual undiscounted cash flows and the earliest date the Group can be required to repay.

## 31 財務風險管理及公允價值

*(續)*

### (b) 流動資金風險

本集團管理流動資金的方式為盡可能確保本集團整體於一般及壓力情況下經常保有充裕流動資金，以滿足其到期負債，而毋須產生不可接納的虧損或導致損害本集團的聲譽。

下表呈列本集團的金融負債於結算日的最早合約清償日期，其乃根據合約性未折現現金流量及本集團可能被要求償還的最早日期得出。

## 31 Financial Risk Management and Fair Value *(Continued)*

## 31 財務風險管理及公允價值 *(續)*

### (b) Liquidity risk *(Continued)*

The following are the contractual maturities of financial liabilities (excluding advances from customers and derivative financial liabilities), including estimated interest payments and excluding the impact of netting agreements:

### (b) 流動資金風險 *(續)*

以下為金融負債(不包括客戶預付款及衍生金融負債)的合約到期日，包括估計利息款項及不包括扣除協議的影響：

*The Group*

*本集團*

| | | 2011 Contractual undiscounted cash outflow 2011年合約綜合未折現現金流出 | | | |
|---|---|---|---|---|---|
| | | Within 1 year or on demand 一年內或按要求 RMB'000 人民幣千元 | More than 1 year but less than 2 years 超過一年但少於兩年 RMB'000 人民幣千元 | Total 總計 RMB'000 人民幣千元 | Carrying amount at 31 December 賬面值 RMB'000 人民幣千元 |
| Loans and borrowings | 貸款及借款 | 31,473 | — | 31,473 | 31,359 |
| Amounts due to related parties | 應付關連方款項 | 1,722 | — | 1,722 | 1,722 |
| Trade and other payables (excluded advances from customers) | 貿易及其他應付款(不包括客戶預付款) | 464,653 | — | 464,653 | 464,653 |
| At 31 December | 於12月31日 | 497,848 | — | 497,848 | 497,734 |

## 31 Financial Risk Management and Fair Value *(Continued)*

## 31 財務風險管理及公允價值 *(續)*

### (b) Liquidity risk *(Continued)*

### (b) 流動資金風險 *(續)*

| | | 2010 Contractual undiscounted cash outflow<br>2010年合約綜合未折現現金流出 | | | |
|---|---|---|---|---|---|
| | | Within 1 year or on demand<br>一年內或按要求<br>RMB'000<br>人民幣千元 | More than 1 year but less than 2 years<br>超過一年但少於兩年<br>RMB'000<br>人民幣千元 | Total<br>總計<br>RMB'000<br>人民幣千元 | Carrying amount at 31 December<br>賬面值<br>RMB'000<br>人民幣千元 |
| Loans and borrowings | 貸款及借款 | 159,753 | — | 159,753 | 158,440 |
| Amounts due to related parties | 應付關聯方款項 | 4,566 | — | 4,566 | 4,566 |
| Trade and other payables (excluded advances from customers) | 貿易及其他應付款(不包括客戶預付款) | 428,297 | — | 428,297 | 428,297 |
| At 31 December | 於12月31日 | 592,616 | — | 592,616 | 591,303 |

### (c) Market risk

Increasing market fluctuations may result in significant cash-flow and profit volatility risk for the Group. The Group's income or the values of its holding of financial instruments are affected by changes in commodity price of raw materials, foreign exchange rate and interest rate. The objective of market risk management is to manage and control market risk exposures within the acceptable parameters, while minimising the costs on managing the risk.

The Group seeks to manage and control the market risks primarily through its regular operating and financial activities. All such transactions are carried out within the guidelines set by the Board of Directors.

### (c) 市場風險

市場波動增加可能會導致本集團的重大現金流量及溢利波動風險。本集團的收入或其所持有的金融工具的價值受到原材料商品價格、匯率及利率的變動影響。市場風險管理的目標為管理及控制市場風險於可接受的變數之內,同時減低管理風險的成本。

本集團主要透過其日常經營及財務活動,尋求管理及控制市場風險。所有該等交易乃按董事會所制定的指引進行。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 31 Financial Risk Management and Fair Value *(Continued)*

### (c) Market risk *(Continued)*

#### (i) *Commodity price risk*

Raw materials and packing materials are the major materials of the Group's products which accounted for more than 85% of total cost of sales. Fluctuation on commodity price of raw materials and packing materials will have significant impact on the Group's earnings, cash flows as well as the value of inventories. The Group minimises the cost of materials by centralising purchase of raw materials for the Group and self-production of plastic bags and iron jars. The Group historically has not entered into any commodity derivative instruments to hedge the potential commodity price changes.

#### (ii) *Interest rate risk*

**Interest rate profile**

Except for bank deposits with stable interest rates and other investment, the Group has no other significant interest-bearing assets.

The Group does not account for any fixed interest rate financial assets or liabilities at fair value in the year, neither does the Group obtain any loans and borrowings at variable interest rates. Accordingly, the Group's finance income and expenses, operating and financing cashflow are substantially independent of changes in market rates.

The interest rates and terms of loans and borrowings are disclosed in Note 27.

**Sensitivity analysis**

As at 31 December 2011, if interest rates on deposits with banks had been 27 basis points higher/lower with all other variables held constant, profit after tax for the year and retained profits would have been RMB6,089,000 (2010: RMB7,238,000) higher/lower, respectively, mainly as a result of higher/lower interest income on deposits with banks.

## 31 財務風險管理及公允價值 *(續)*

### (c) 市場風險 *(續)*

#### (i) *商品價格風險*

原材料及包裝材料為本集團產品的主要材料,佔銷售成本總額逾85%。原材料及包裝材料的商品價格將會對本集團的盈利、現金流量及存貨價值造成重大影響。本集團透過中央採購本集團的原材料及自行生產塑膠袋及鐵罐減低材料成本。本集團過往並無訂立任何商品衍生工具以對沖潛在商品價格變動。

#### (ii) *利率風險*

**利率資料**

除附有穩定利率的銀行存款及其他投資外,本集團並無其他重大計息資產。

本集團並不就本年度按公允價值計量的任何固定利率金融資產或負債入賬,本集團亦未有取得任何浮動利率貸款及借款。因此,本集團的財務收入及財務開支、經營及投資活動現金流量大致獨立於市場利率的變動。

利率和貸款以及借款的年期於附註27披露。

**敏感度分析**

截至2011年12月31日止年度,所有其他可變因素維持不變,倘銀行存款利率增加/減少27個基點,年度除税後溢利及保留盈利將會分別增加/減少人民幣6,089,000元(2010年:人民幣7,238,000元),主要由於銀行存款利息收入增加/減少所致。

## 31 Financial Risk Management and Fair Value *(Continued)*

## 31 財務風險管理及公允價值 *(續)*

### (c) Market risk *(Continued)*

#### *(iii) Foreign currency risk*

The Group is exposed to foreign currency risk primarily on bank deposits, other receivable and bank loan of the operations to which the transactions relate. The currencies giving rise to this risk are primarily Hong Kong dollars and US dollars.

The Group's assets and liabilities denominated in US dollars as at 31 December are set out below:

### (c) 市場風險 *(續)*

#### *(iii) 外幣風險*

本集團的外匯風險主要來自以外幣計價之銀行存款、其他應收款以及銀行貸款，即與營運相關交易之功能貨幣以外的貨幣。引致風險之貨幣主要為港幣及美元。

本集團於12月31日的以美元計值資產及負債載列如下：

| | | The Group 本集團 | |
|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| Cash and cash equivalents | 現金及現金等價物 | **32,508** | 2,646 |
| Other receivables | 其他應收款 | **—** | 121 |
| Trade payables | 貿易應付款 | **(6,522)** | (8,459) |
| Bank loans | 銀行貸款 | **(31,017)** | (17,437) |
| Gross exposure arising from recognised assets and liabilities | 已確認資產及負債引起的總風險 | **(5,031)** | (23,129) |
| Notional principal amounts of forward contracts | 遠期合約的名義本金 | **—** | 10,961 |
| Net exposure arising from recognised assets and liabilities | 已確認資產及負債引起的淨風險 | **(5,031)** | (12,168) |

## 31 Financial Risk Management and Fair Value *(Continued)*

### (c) Market risk *(Continued)*

#### *(iii) Foreign currency risk (Continued)*

The Group received approximately HK$2.4 billion from the global offering. In order to mitigate the exchange risk arising from the appreciation in the value of Renminbi against HK dollars, the Company converted major into RMB. The following table set out the Group's financial assets and liabilities denominated in HK dollars as at 31 December.

## 31 財務風險管理及公允價值 *(續)*

### (c) 市場風險 *(續)*

#### *(iii) 外幣風險(續)*

本集團收取的全球發售所得款項總額約為24億港元。為減低人民幣對港元升值的外幣風險，本公司將大部份所得款項轉換成人民幣。下表詳列本集團於12月31日以港元計價的金融資產及負債。

| | | The Group 本集團 | |
|---|---|---|---|
| | | **2011 RMB'000 人民幣千元** | 2010 RMB'000 人民幣千元 |
| Cash and cash equivalents | 現金及現金等價物 | **7,463** | 251,644 |
| Bank loans | 銀行貸款 | **—** | (11,003) |
| Other receivables | 其他應收款 | **153** | 698 |
| Other payables | 其他應付款 | **(2)** | (2,957) |
| Net exposure arising from recognised assets and liabilities | 已確認資產及負債引起的淨風險 | **7,614** | 238,382 |

## 31 Financial Risk Management and Fair Value *(Continued)*

### (c) Market risk *(Continued)*

#### *(iii) Foreign currency risk (Continued)*

**Sensitivity analysis**

The foreign currency sensitivity analysis is calculated based on the major net foreign currency exposure of the Group as at the balance sheets dates, assuming 5% shift of RMB against US dollars and Hong Kong dollars.

Results from a 5% strengthening of the RMB against US dollars and HK dollars on the profit after tax and retained profits as at 31 December are shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

## 31 財務風險管理及公允價值 *(續)*

### (c) 市場風險 *(續)*

#### *(iii) 外幣風險 (續)*

**敏感度分析**

外幣敏感度分析乃根據本集團於結算日的主要外匯淨風險計算(假設人民幣兑美元及港元有5%調整)得出。

人民幣兑美元及港元上升5%,對截至12月31日止年度的除税後溢利及於12月31日的保留盈利的影響如下。此分析假設所有其他可變因素(特別是利率)維持不變。

| Effect in RMB<br>以人民幣計算的影響 | | Increase/(decrease) on profit after tax and retained profit<br>增加/(減少)除税後溢利及保留盈利<br>2011<br>RMB'000<br>人民幣千元 | <br><br>2010<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| US Dollar | 美元 | 252 | 456 |
| HK Dollar | 港幣 | (381) | (11,919) |

A 5% weakening of the RMB against US dollars and HK dollars as at the same dates would have had the equal but opposite effect.

人民幣兑美元及港元於相同日期下跌5%將有相等但相反的效果。

## 31 Financial Risk Management and Fair Value *(Continued)*

### (d) Capital management

The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Group uses different measures including adjusted net debt-to-equity ratios to monitor its capital. Net debt is calculated as total borrowings (including loans and borrowings and bills payable), as shown in the consolidated balance sheet less cash and bank deposits (excluding frozen bank deposits). Total capital is calculated as equity holder's funds (i.e. total equity attributable to equity holders of the Company), as shown in the consolidated balance sheet.

## 31 財務風險管理及公允價值 *(續)*

### (d) 資本管理

集團管理資本的目標為保障本集團持續的能力，以為股東及其他有關人士提供回報及利益，及維持優化資本結構以減低資本成本。

本集團使用不同措施，包括經調整淨債務權益比率，以監察其資本。淨債務以合併資產負債表所示的總借貸(包括貸款及借款以及應付票據)減現金及銀行存款(不包括被凍結的銀行存款)計算得出。總資本以合併資產負債表所示的股權持有人資金(即本公司股權持有人應佔總權益)計算得出。

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Loans and borrowings (Note 27) | 貸款及借款(附註27) | **31,359** | 158,440 |
| Bills payable (Note 26) | 應付票據(附註26) | **—** | 11,124 |
| Total borrowings | 總借款 | **31,359** | 169,564 |
| Less: Cash and cash equivalents (Note 24) | 減：現金及現金等價物(附註24) | **2,581,563** | 2,759,273 |
| Pledged bank deposits (Note 23) | 已質押銀行存款(附註23) | **63,050** | 32,904 |
| Net debt | 淨債務 | **(2,613,254)** | (2,622,613) |
| Total equity attributable to shareholders of the Company | 本公司股東應佔權益總額 | **3,802,698** | 3,730,815 |
| Adjusted net debt-to-equity ratio | 經調整淨債務權益比 | **(0.69)** | (0.70) |

Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements.

本公司及其任何附屬公司均無受限於外部施加的資本要求。

## 31 Financial Risk Management and Fair Value
*(Continued)*

### (e) Fair value

The carrying amounts of all financial assets and liabilities carried at amortised cost approximate their respective fair values as at 31 December 2010 and 2011 due to the short maturities of these instruments.

### (f) Estimation of fair values

The following summaries the major methods and assumptions used in estimating the fair values of financial instruments.

#### *(i) Securities*

Fair value is based on quoted market price at the balance sheet date without any deduction for transaction costs.

#### *(ii) Derivatives*

Forward exchange contracts are either marked to market using listed market prices or by discounting the contractual forward price and deducting the current spot rate.

#### *(iii) Interest-bearing loans and borrowings*

The fair value is estimated as the present value of future cash flows, discounted at current market interest rates for similar financial instruments.

## 31 財務風險管理及公允價值
*（續）*

### (e) 公允價值

所有按攤銷成本列賬的金融資產及負債的賬面值與彼等各自於2010年及2011年12月31日的公允價值相若，原因是該等工具的到期日為短期。

### (f) 公允價值的估算

下文概述估算金融工具公允價值的主要方法及假設。

#### *(i) 證券*

公允價值乃按結算日的市場報價估算，不會扣除交易成本。

#### *(ii) 衍生工具*

遠期外匯合約乃按上市市價，或折現合約遠期價格，並扣除現行的現匯匯率。

#### *(iii) 計息貸款及借款*

計息貸款及借款的估計公允價值為未來現金流量的現值，按類似金融工具的現行市場利率貼現。

## 32 Commitments

## 32 承擔

(a) Capital commitments, outstanding at 31 December not provided for in the financial statements were as follows:

(a) 於12月31日尚未清償且並無於財務報表撥備的資本承擔如下:

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
| Contracted for | 已訂約 | 63,021 | 11,226 |

(b) At 31 December, the total future minimum lease payments under non-cancellable operating leases in respect of land and properties were payable as follows:

(b) 於12月31日,不可取消經營租賃項下就土地及物業應付的未來最低租賃款項如下:

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2011 RMB'000 人民幣千元 | 2010 RMB'000 人民幣千元 |
| Within one year | 一年內 | 12,125 | 11,479 |
| After one year but within five years | 一年後但五年內 | 10,757 | 11,533 |
| After five years | 五年後 | 3,350 | 6,031 |
| | | 26,232 | 29,043 |

The Group leases a number of land and properties under operating leases. The leases run for period from one to twenty-six years, certain of the leases are with an option to renew when all terms are renegotiated. None of the leases includes contingent rentals.

本集團以經營租賃出租若干土地及物業。租賃為期一至二十六年,部分租賃附帶選擇權在所有條款獲重新磋商後重續租賃。概無租賃包括或然租金。

## 33 Material Related Party Transactions

During the year ended 31 December 2011, the directors are of the view that related parties of the Group include the following individuals/companies.

## 33 重大關連方交易

於截至2011年12月31日止年度內，董事認為本集團的關連方包括以下人士／公司。

| Name of related party<br>關連方名稱 | Relationship<br>關係 |
|---|---|
| Mr. Zhang Likun, Mr. Zhang Lihui, Mr. Zhang Liming, Mr. Zhang Lidian, Mr. Zhang Libo and Ms. She Lifang (collectively referred to as "Zhang's Family")<br>張利坤先生、張利輝先生、張利明先生、張利鈿先生、張利波先生及佘麗芳女士(統稱為「張氏家族」) | the Controlling Shareholders<br>控股股東 |
| Shantou Zhang's Investment Co., Ltd. ("Zhang's Investment") ("汕頭張氏投資有限公司") (i)<br>汕頭張氏投資有限公司(「張氏投資」)(i) | Under common control of the Controlling Shareholders<br>受控股股東的共同控制 |
| Haoweijia Food Co., Ltd. ("Haoweijia Food") (廣東好味佳食品有限公司) (i)<br>廣東好味佳食品有限公司(「好味佳食品」)(i) | Under common control of the Controlling Shareholder<br>受控股股東的共同控制 |
| Chaoan County Anbu Yingjia Paper and Plastic Products Factory ("Yingjia")<br>潮安縣庵埠營佳紙塑製品廠(「營佳」)(i) | Under the control of a close family member of a director of the Company<br>受本公司一名董事的親屬控制 |

(i) The official name of the entity is in Chinese. The English translation of the name is for reference only.

(i) 實體官方名稱為中文名稱。英文譯名僅供參考。

## 33 Material Related Party Transactions *(Continued)* 33 重大關連方交易(續)

Particulars of significant transactions between the Group and the above related parties during the year are as follows:

本集團與以上關連方於相關期間內的重大交易詳情如下:

### (a) Recurring transactions (a) 經常性交易

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Sale of packing materials to Haoweijia Food | 銷售包裝材料予好味佳食品 | 2,087 | 2,572 |
| Purchase of preserved fruit products from Haoweijia Food | 自好味佳食品購買涼果產品 | 4,176 | 5,004 |
| Rent of property and plant from the Zhang's Investment | 自張氏投資租賃物業及廠房 | 3,031 | 2,789 |
| Purchase of plastic spoons and covers from Yingjia | 自營佳購買塑料湯匙及蓋子 | 7,924 | 6,093 |

The directors of the Company are of the opinion that the above related party transactions were conducted on normal commercial terms in the ordinary course of business.

本公司董事認為,以上關連方交易乃按一般商業條款進行,且經參考當前市價定價,並在日常業務過程中進行。董事已確認,以上交易將會於未來繼續進行。

## 33 Material Related Party Transactions *(Continued)* 33 重大關連方交易(續)

### (b) Balances with related parties (b) 與關連方的結餘

#### *(i) Amounts due from related parties* *(i) 應收關連方款項*

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Trade related | 貿易相關款項 | | |
| — Haoweijia Food | —好味佳食品 | 1,801 | 1,432 |
| Other receivables from | 其他應收款項 | | |
| — Haoweijia Food | —好味佳食品 | 15 | 24 |
| | | 1,816 | 1,456 |

#### *(ii) Amounts due to related parties* *(ii) 應付關連方款項*

| | | The Group 本集團 2011 RMB'000 人民幣千元 | The Group 本集團 2010 RMB'000 人民幣千元 |
|---|---|---|---|
| Trade related | 貿易相關款項 | | |
| — Yingjia | —譽佳 | 815 | 1,157 |
| — Haoweijia Food | —好味佳食品 | 878 | 3,356 |
| Advance to Zhang's Investment | 預付張氏投資 | — | 53 |
| Other payable to Zhang's Investment | 其他應付張氏投資 | 29 | — |
| | | 1,722 | 4,566 |

The amounts due from/to related parties as at 31 December 2011 were expected to be recovered/repaid within one year.

除上述的金額外,於2011年12月31日應收/應付關連方款項預期會於一年內收回/償還。所有墊款予關連方/關連方墊款均無抵押。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 34 Non-adjusted Post Balance Sheet Events

### Final dividend

After the balance sheet date the directors proposed a final dividend. Further details are disclosed in Note 30(b).

## 34 未經調整結算日後事項

### 末期股息

於結算日後，董事建議宣派末期股息。詳細資料載於附註30(b)。

## 35 Parent and Ultimate Holding Company

At 31 December 2011, the directors consider the immediate parent and ultimate holding company of the Group to be Zhang International investment Ltd., which is incorporated in BVI with limited liability and beneficially owned by Zhang's Family. This entity does not produce financial statements available for public use.

## 35 母公司及最終控股公司

於2011年12月31日，董事視於英屬處女群島註冊成立並由張氏家族實益擁有的有限責任公司張氏國際投資有限公司為本集團的直屬母公司及最終控股公司。該實體並無編製財務報表供公眾使用。

## 36 Accounting Judgements and Estimates

Key sources of estimation uncertainty are as follows:

(i) **Impairment loss for trade and other receivables**

As explained in Note 2(l), the Group makes impairment loss for trade and other receivables based on the Group's estimates of the present value of the estimated future cash flow. Given the uncertainties involved in estimating the future cash flow of individual customer, the actual recoverable amount may be higher or lower than that estimated at the balance sheet date.

(ii) **Provision for inventories**

As explained in Note 2(k), the Group's inventories are stated at the lower of cost and net realisable value. Based on the Group's recent experience and the nature of the inventories, the Group makes estimates of the selling prices, the costs of completion in case for work in progress, and the costs to be incurred in selling the inventories. Uncertainty exists in these estimations.

## 36 會計判斷及估計

主要估計不確定性的因素如下：

(i) **貿易及其他應收款的減值虧損**

如附註2(l)所述，本集團根據其對估計未來現金流量的現值作出的估計，就貿易及其他應收款得出減值虧損。由於估計個別客戶的未來現金流量涉及不確定因素，故實際可收回金額可能高於或低於結算日之估計。

(ii) **存貨撥備**

如附註2(k)所述，本集團存貨以成本與可變現淨值兩者之較低者列賬。根據本集團近期經驗及存貨性質，本集團就售價、在產品完工成本及銷售存貨將產生的成本作出估計。該等估計存在不確定性。

## 36 Accounting Judgements and Estimates *(Continued)*

### (iii) Impairment loss for property, plant and equipment

As explained in Note 2(l), the Group's makes impairment loss for property, plant and equipment based on the Group's estimates of the recoverable amount. Uncertainty exists in these estimations.

### (iv) Deferred tax assets

Deferred tax assets arising from deductible temporary differences and tax losses are recognised to the extent that it is probable that future taxable income will be available against which deductible temporary differences and tax losses can be utilised. The outcome of their actual utilisation may be different.

## 36 會計判斷及估計*(續)*

### (iii) 物業、廠房及設備的減值虧損

如附註2(l)所述，本集團根據其對可變現金額的估計對物業、廠房及設備作出減值虧損。該等估計均存在不確定性。

### (iv) 遞延稅項資產

來自可扣減暫時性差額及稅務虧損的遞延稅項資產乃以可能有未來應課稅收入用以抵銷可扣減暫時性差額及稅務虧損為限確認。其實際利用的結果可能會有所不同。

(Expressed in Renminbi Yuan unless otherwise indicated)
(除另有指明外,以人民幣列示)

## 37 Possible Impact of Amendments, New Standards and Interpretations issued but not yet Effective for the Year ended 31 December 2011

## 37 截至2011年12月31日止年度的已頒佈但未生效的修訂、新準則及詮釋的或然影響

Up to the date of issue of these financial statements, the IASB has issued a number of amendments and Interpretations and new standards which are not yet effective for the year ended 31 December 2011 and which have not been adopted in these financial statements. These include the following which may be relevant to the Group.

截至發出該等財務報表當日,國際會計準則委員會已頒佈多項截至2011年12月31日止年度尚未生效且該等財務報表尚未採納的修訂、新準則及詮釋。下列為可能與本集團相關的項目:

| | Effective for annual periods beginning on or after<br>於以下日期或之後開始的會計期間生效 |
|---|---|
| Amendments to IAS 12, Income taxes | 1 January 2012 |
| 《國際會計準則》第12號的修訂,所得税 | 2012年1月1日 |
| Amendments to IAS 1, Presentation of financial statements | 1 July 2012 |
| 《國際會計準則》第1號的修訂,財務報表的列報 | 2012年7月1日 |
| IFRS 9, Financial Instruments | 1 January 2013 |
| 《國際財務報告準則》第9號,金融工具 | 2013年1月1日 |
| IFRS 10, Consolidated financial statements | 1 January 2013 |
| 《國際財務報告準則》第10號,合併財務報表 | 2013年1月1日 |
| IFRS 13, Fair value measurement | 1 January 2013 |
| 《國際財務報告準則》第13號,公允價值計量 | 2013年1月1日 |
| IAS 27,Separate financial statements (2011) | 1 January 2013 |
| 《國際會計準則》第27號,單獨財務報表 | 2013年1月1日 |
| Revised IAS 19, employee benefits | 1 January 2013 |
| 經修訂《國際會計準則》第19號,僱員福利 | 2013年1月1日 |

The Group is in the process of making an assessment of what the impact of these amendments is expected to be in the period of initial application. So far it has concluded that the adoption of them is unlikely to have a significant impact on the Group's results of operations and financial position.

本集團正在評估該等修訂預期於最初應用期間的影響。目前,本集團認為採納該等修訂不大可能對本集團的經營業績及財務狀況造成重大影響。

# Five - Year Financial Summary
# 五年財務概要

A summary of the results and of the assets and liabilities of the Group for the last five financial years, as extracted from the published audited financial statements and the Prospectus, is set out below.

摘自經審核財務報表及招股書之本集團過往五年已公佈之業績、資產及負債如下。

The table below sets forth our summary income statement information for the periods indicated:

下表載列本集團於所示期間的收益表概要資料：

| RMB million | 人民幣百萬元 | Year ended 31 December<br>截至12月31日止年度<br>2007 | 2008 | 2009 | 2010 | 2011 |
|---|---|---|---|---|---|---|
| Turnover | 營業額 | 2,892.2 | 2,751.6 | 2,586.0 | 2,954.4 | **2,957.8** |
| Cost of sales | 銷售成本 | (1,637.1) | (1,463.7) | (1,095.6) | (1,272.6) | **(1,419.5)** |
| Gross profit | 毛利 | 1,255.1 | 1,287.9 | 1,490.4 | 1,681.8 | **1,538.3** |
| Other revenue | 其他收入 | 20.1 | 17.0 | 34.7 | 61.2 | **28.7** |
| Other net (loss)/income | 其他(虧損)/收益淨額 | (0.1) | (1.0) | 0.1 | (0.6) | **(0.2)** |
| Selling and distribution costs | 銷售及經銷成本 | (709.0) | (1,059.1) | (891.9) | (957.5) | **(1,061.9)** |
| Administrative expenses | 行政開支 | (66.6) | (137.3) | (129.1) | (182.8) | **(185.5)** |
| Other expenses | 其他開支 | (8.8) | (795.9) | (14.2) | (11.5) | **(6.4)** |
| Profit/(loss) from operations | 經營溢利/(虧損) | 490.7 | (688.4) | 490.0 | 590.6 | **313.0** |
| Finance income | 財務收入 | 14.8 | 7.8 | 3.4 | 11.9 | **65.1** |
| Finance costs | 財務成本 | (11.6) | (21.3) | (22.1) | (13.0) | **(2.7)** |
| Net finance income/(expense) | 財務收入/(成本)淨額 | 3.2 | (13.5) | (18.7) | (1.1) | **62.4** |
| Profit/(loss) before income tax | 除所得稅前溢利/(虧損) | 493.9 | (701.9) | 471.3 | 589.5 | **375.4** |
| Income tax expense | 所得稅開支 | (23.5) | 87.1 | (68.9) | (86.3) | **(67.0)** |
| Profit/(loss) from continuing operations | 持續經營業務溢利/(虧損) | 470.4 | (614.8) | 402.4 | 503.2 | **308.4** |
| Discontinued operation | 終止經營業務 | | | | | |
| Loss from discontinued operation (net of income tax) | 終止經營業務虧損(扣除所得稅) | (0.5) | — | — | — | **—** |
| Profit/(loss) for the year | 年度溢利/(虧損) | 469.9 | (614.8) | 402.4 | 503.2 | **308.4** |
| Profit/(loss) attributable to | 以下人士分佔溢利/(虧損) | | | | | |
| Equity holders of the Company | 本公司股權持有人 | 415.6 | (563.9) | 404.7 | 502.4 | **306.3** |
| Non-controlling interests | 非控股權益 | 54.3 | (50.9) | (2.3) | 0.8 | **2.1** |
| Profit/(loss) for the year | 年度溢利/(虧損) | 469.9 | (614.8) | 402.4 | 503.2 | **308.4** |

The table sets forth our summary balance sheet information as of 31 December 2007, 2008, 2009, 2010 and 2011:

下表載列本集團於2007年、2008年、2009年、2010年及2011年12月31日的資產負債表概要資料：

| | | As of 31 December 於12月31日 | | | | |
|---|---|---|---|---|---|---|
| RMB million | 人民幣百萬元 | 2007 | 2008 | 2009 | 2010 | 2011 |
| Non-current assets | 非流動資產 | 731.4 | 1,056.8 | 1,007.1 | 992.5 | 1,039.5 |
| Current assets | 流動資產 | 939.3 | 856.2 | 1,216.4 | 3,488.2 | 3,604.1 |
| Current liabilities | 流動負債 | 1,050.9 | 1,886.2 | 896.2 | 696.2 | 806.3 |
| Net current assets/(liabilities) | 流動資產／(負債)淨額 | (111.6) | (1,030.0) | 320.2 | 2,792.0 | 2,797.8 |
| Total assets less current liabilities | 總資產減流動負債 | 619.8 | 26.8 | 1,327.3 | 3,784.5 | 3,837.3 |

The financial information for each of the three years ended 31 December 2009 has been prepared upon the Reorganisation as if the group structure, at the time when the Shares were listed on the Stock Exchange, had been in existence throughout the years concerned. The results for each of the three years ended 31 December 2009, and the assets and liabilities as at 31 December 2007, 2008 and 2009 have been extracted from the Prospectus.

截至2009年12月31日止三個年度各年的財務資料已於重組時妥為編製，猶如集團架構於股份在聯交所上市時於有關各個年份已存在。截至2009年12月31日止三個年度各年的業績，以及於2007年、2008年及2009年12月31日的資產及負債乃摘自本公司招股章程。


YASHILY
雅士利
α-GOLDEN STAGE
3
YASHILY
雅士利
能慧 Newwit
4

雅士利®

**Yashili International Holdings Ltd**
**雅士利國際控股有限公司**

Room 1614, 16th Floor, Times Square, Shell Tower
1 Matheson Street, Causeway Bay, Hong Kong
香港銅鑼灣勿地臣街1號
時代廣場蜆殼大廈16樓1614室

www.yashili.hk

雅士利®

# Yashili International Holdings Ltd
# 雅士利國際控股有限公司

(Incorporated in the Cayman Islands with limited liability)
(於開曼群島註冊成立的有限公司)
Stock code 股份代號： 01230


雅士利
ANNUAL REPORT 2012 年報
Merla
SCIENT
3
3
3



# 因為用心，
# 所以放心

## Build Assurance through Whole-Hearted Services



# CONTENTS 目錄

# Corporate Information
# 公司資料

## Board of Directors

**Executive directors**
Mr. Zhang Lidian
Mr. Zhang Likun
Mr. Zhang Liming
Mr. Zhang Libo
Mr. Zhang Yanpeng

**Non-executive directors**
Mr. Chang Herman Hsiu-Guo
Mr. Zhang Chi

**Independent non-executive directors**
Mr. Yu Shimao
Mr. Chen Yongquan
Mr. Samuel King On Wong
Mr. Liu Jinting

## Nomination Committee

Mr. Yu Shimao *(Chairman)*
Mr. Zhang Lidian
Mr. Chen Yongquan

## Remuneration Committee

Mr. Yu Shimao *(Chairman)*
Mr. Zhang Lidian
Mr. Chen Yongquan

## Audit Committee

Mr. Samuel King On Wong *(Chairman)*
Mr. Zhang Chi
Mr. Yu Shimao

## Authorized Representatives

Mr. Zhang Lidian
Mr. Wu Xiaonan

## Joint Company Secretaries

Mr. Wu Xiaonan
Ms. Ho Siu Pik

## Head Office and Principal Place of Business in the PRC

Yashili Industrial City
Chaoan Avenue
Chaozhou City
Guangdong 515638
The People's Republic of China

## 董事會

**執行董事**
張利鈿先生
張利坤先生
張利明先生
張利波先生
張雁鵬先生

**非執行董事**
張淑國先生
張弛先生

**獨立非執行董事**
余世茂先生
陳永泉先生
黃敬安先生
劉錦庭先生

## 提名委員會

余世茂先生（主席）
張利鈿先生
陳永泉先生

## 薪酬委員會

余世茂先生（主席）
張利鈿先生
陳永泉先生

## 審核委員會

黃敬安先生（主席）
張弛先生
余世茂先生

## 授權代表

張利鈿先生
吳曉南先生

## 聯席公司秘書

吳曉南先生
何小碧女士

## 總辦事處及中國主要營業地點

中華人民共和國
廣東省潮州市
潮安大道
雅士利工業城
（郵編：515638）

## Principal Place of Business in Hong Kong

Room 1614,16th Floor
Times Square Tower 2
1 Matheson Street
Causeway Bay
Hong Kong

## Company's Registered Address

Cricket Square
Hutchins Drive, P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

## Hong Kong Branch Share Registrar

Computershare Hong Kong Investor Services Limited
Shops 1712–1716
17th Floor, Hopewell Centre
183 Queen's Road East
Wanchai
Hong Kong

## Investor Relations Department

Office of the board

## Investor Enquiry Hotline

+86-768-5820546

## Investor Enquiry Email Address

ir@yashili.com

## Stock Code

Hong Kong Stock Exchange 01230

## Company's Website

www.yashili.hk

## Principal Bankers

Bank of China, Chao'an Branch,
Industrial and Commercial Bank of China, Chao'an Branch

## Legal Advisers

**Hong Kong law**
Orrick, Herrington & Sutcliffe

**Cayman law**
Conyers, Dill & Pearman

## Auditor

KPMG

## 香港主要營業地址

香港
銅鑼灣
勿地臣街1號
時代廣場二座
16樓1614室

## 公司註冊地址

Cricket Square
Hutchins Drive, P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

## 香港股份過戶登記處

香港中央證券登記有限公司
香港
灣仔
皇后大道東183號
合和中心17樓
1712–1716號舖

## 公司投資者關係部門

董事會辦公室

## 投資者諮詢電話

+86-768-5820546

## 投資者諮詢郵箱

ir@yashili.com

## 股份代碼

香港聯交所01230

## 公司網站

www.yashili.hk

## 主要往來銀行

中國銀行潮安支行
中國工商銀行潮安支行

## 法律顧問

香港法律
奧睿律師事務所

開曼法律
Conyers, Dill & Pearman

## 核數師

畢馬威會計師事務所

# Good & Healthy life

# 健康優質生活









# Letter to Shareholders
# 致股東的信

**Dear Shareholders,**

On behalf of the board of directors of Yashili International Holdings Ltd (the "Company"), I am pleased to present the annual report of the Company and its subsidiaries (collectively referred as the "Group") for the year ended 31 December 2012 to all shareholders.

Due to its sound development strategy, together with dedicated efforts of its management team and entire staff, in 2012, the Group achieved substantial improvements and rapid growth, delivering a relatively satisfactory result to our shareholders and customers who care about and support the development of the Group. Upholding our corporate objectives of quality maintenance and development with reputation, the Group insists on the strict management and control of all products from milk sources to final products in order to provide premium and safe products to consumers. Meanwhile, the Group also enhances its marketing management, exploration of channels and brand image to consolidate its leading position and boost up its competitive strengths, laying a more solid foundation for our sustained growth and healthy development in the future.

## Substantial Improvement in Operating Results

During the year under review, the Group recorded a remarkable financial performance and a substantial improvement in operating results in 2012 which fully demonstrated our operation management skills and strong competitiveness:

- Operating revenue amounted to RMB3,655.1 million, an increase of 23.6% as compared with that in 2011
- Profit from operations amounted to RMB559.4 million, an increase of 78.7% as compared with that in 2011
- Profit attributable to shareholders amounted to RMB468.5 million, an increase of 53.0% as compared with that in 2011
- Basic earnings per share amounted to RMB13.3 cents, an increase of 52.9% as compared with that in 2011
- Net cash generated from operating activities amounted to RMB772.0 million

**尊敬的各位股東：**

本人謹代表雅士利國際控股有限公司(「本公司」)董事會，欣然向全體股東提呈本公司及其附屬公司(統稱「本集團」)截至2012年12月31日止年度的年度報告。

基於本集團正確的發展策略以及本集團管理團隊和全體員工的不懈努力，本集團在2012年取得了顯著的進步和快速地發展，為各位股東以及關注和支持本集團發展的廣大客戶遞交了一份較為滿意的答卷。本集團在秉承以質量求生存，以信譽求發展的企業宗旨，堅持每個產品從奶源到成品的嚴格管理和監控，以優質安全的產品回饋廣大消費者的同時，加強本集團的營銷管理，渠道拓展和品牌建設，繼續穩固和擴大在乳製品行業的領先地位和競爭優勢，為未來的持續增長和健康發展奠定更為堅實的基礎。

## 經營業績顯著提升

回顧年內，本集團在2012年錄得良好的財務表現，經營業績顯著提升，充分證明了本集團的經營管理能力和強大的競爭實力：

- 營業收入錄得人民幣3,655.1百萬元，較2011年增加23.6%
- 經營溢利為人民幣559.4百萬元，較2011年上升78.7%
- 股東應佔溢利為人民幣468.5百萬元，較2011年增加53.0%
- 每股基本盈利為人民幣13.3分，較2011年增加52.9%
- 經營活動所得現金淨額達人民幣772.0百萬元

To reward your strong support, the board of directors has proposed to distribute a final dividend of RMB11.31 cents per share, totaling RMB400.3 million and representing a payout ratio of 85.4%.

為回報各位股東的大力支持，董事會建議呈派末期股息每股人民幣11.31分，合共為人民幣400.3百萬元，派息比率為85.4%。

## Keep Focusing on Key Developments

During the year under review, leveraging on its continuous efforts to follow up and work on key tasks such as the exploration of marketing channels, enhancement of brand reputation, strengthening of product research and development and strict control over product quality, the Group recorded an outstanding market results and financial performance under its improving operation management.

1. **Enhance and Expand Marketing Channels**

   With an efficient and comprehensive sales and distribution network which covers all regions within mainland China, the Group sells and promotes its products through more than 1,500 regional distributors and over 105,000 retail outlets which are controlled by the Group directly or indirectly. In 2012, the Group attained a relatively rapid growth in the exploration and expansion of channels. A significant achievement in the exploration of the maternal channel was made and our milk powder products are currently available in 20,000 stores, which effectively increased our market share in such channel, bringing about a new growth momentum for our results. While increasing our products' penetration rate in first- and second-tier cities, the Group also strengthened its channels exploration in second-and third-tier cities as well as rural areas, and accordingly achieved substantial improvement, consolidated and maintained its leading advantage and position in that market.

## 持續關注重點發展

回顧年內，本集團錄得良好的市場業績和財務表現，得益於本集團對市場渠道拓展、提升品牌美譽度、加強產品研發以及嚴格管控產品質量等重點工作的持續跟進和加強，得益於本集團經營管理持續提升和日益改善。

1. **加強和擴大營銷渠道**

   本集團擁有覆蓋中國大陸所有地區的強大而全面的銷售與分銷網絡，通過1,500多家一級經銷商及其直接或間接控制的超過105,000家零售點進行產品銷售和推廣。在2012年，本集團在渠道開發和拓展方面取得較快發展，特別在母嬰渠道的開拓方面取得了明顯成效，目前奶粉產品已開拓20,000家，有效地推高在此渠道的市場佔有率，帶來了業績的新增長點。本集團在持續加大對一二線城市產品滲透的同時，加強了對二三線城市及鄉鎮的渠道拓展並取得了強勁增長，繼續穩固和保持了在該級市場的領先優勢和地位。

The Group has implemented a stringent system of sales management and an efficient incentives system to continuously attract and motivate capable distributors and staff to increase the Group's revenue and market share. Our stringent control over the distribution network ensures that the Group's distribution policy and sales strategy are consistently enforced in a timely manner among in all distribution networks. Thanks to its meticulously managed EMP information platform, the Group realized an efficient connection between fees application and usage, budget control and performance indicative management, logistic distribution, sales data and inventory management of each level, hierarchical structure of organization and sales sub-division management, and made prompt response to the relevant matters. The increasing control over our distributors and improvement in their service quality have accelerated production circulation and marketing activities.

In 2011, the Group conducted the reconstruction and division of the marketing structure by re-designating outstanding personnel to form the milk powder, brewed food and liquid business departments in order to implement refined management, under which we could focus on market segments to provide more tailored services and manage a more professional operation. In 2012, our efforts brought about an encouraging result that the operation standard of our sales team and the management level improved dramatically. The nutrition department of the Group was also basically formed while its function and performance have become clearer. During 2012, it organized several events under "Medical Salon on Chinese Maternal and Child Health" across the country with the participation of over 10 thousands maternal and child medical and nursery personnel. Besides, more than 1,000 consumer education activities were organized to promote and spread the knowledge on eugenic birth, raising and education of children and infants, through which we enhanced the interaction with consumers and directly narrowed the gap between us.

本集團實施了嚴格的銷售管理體系和高效的激勵機制,不斷吸納優秀的經銷商和人員,以調動他們的積極性,以提升本集團的收益和市場份額。本集團嚴格的分銷網絡控制體系確保本集團的分銷政策及銷售策略在各分銷商網絡得到及時貫徹和執行。本集團借助精細化管理的EMP信息平台,實現了從費用申請和使用,到預算控制和績效指標管理,到渠道貨流、各級銷售數據及庫存管理,到組織架構分級和銷售分區管理等有效銜接和快速處理,提高了對經銷商管控水平和服務質量,加速了產品流通和市場推廣。

本集團在2011年起進行的營銷組織重整和拆分,抽調精英組成奶粉、沖調和液態事業部並進行精細化管理,專注於細分的市場,服務更精準,經營更專業,在2012年取得了積極效果,營銷團隊經營指標明顯提升,管理水平明顯改善。本集團營養部的構建已基本成型,其作用及效果亦日趨突顯,2012年在全國各地舉辦了多場次上萬名婦幼醫護人員參加的「中國母嬰健康主題醫學沙龍」活動,同時開展了消費者教育活動1,000多場,對優生、養、教知識推行宣傳和普及,與消費者互動,直接拉近了與消費者的距離。

## 2. Strengthen Brand Reputation and Building

With its belief in the synergies of the advanced technology in health care and the concept of love, the Group strives for premium milk source, professional production and services. To raise the awareness and reputation of Yashily brand, the Group carefully selected spokespersons with healthy images and produced more attractive commercials with a new brand promotion slogan, "Genuine New Zealand, Love from Yashili", which emphasizes brand elements such as "high quality" and "100% imported from New Zealand's milk source". The commercials were displayed via multi-dimensional and cross-coverage of CCTV, satellite television channels as well as popular provincial and local channels, networks and printed media.

In 2012, the Group adopted a marketing strategy which involved an interaction between online game and offline parent-child roadshow. A large-scaled brand promotion and marketing event named "Experience excellent milk sources with a trip in New Zealand" was launched across the country. Over 10 million people directly participated in our online game while more than 8,000 offline activities which covered nearly 100 first-, second- and third-tier cities in China were held, realizing the expansion of Yashily brand and market penetration of its products.

The Group emphasizes continuous investment in network media and strives for non-stop innovation in format in response to the latest development trend in network technology. In order to strengthen the consumers' impression of and confidence in the pure milk sources of Yashili, the experience trip in New Zealand of our consumers was transmitted live via micro blog by the Group. Moreover, the Group was the first in the milk powder industry to open its micro blog, via which, together with its online interactive community "Yashili's Motherland" and its official micro blog in Sina, the Group is able to show its care to the consumers instantly. Furthermore, it developed mobile game apps, which greatly shortened the distance between the Group and new-generation parents.

## 2. 加強品牌美譽度建設

本集團秉承「先進健康科技與真愛理念結合」的理念，不斷強化優質奶源、專業製造、專業服務的投入。本集團精心挑選形象健康的品牌代言人，拍攝和製作更具吸引力的新廣告，啟用「純淨新西蘭，真愛雅士利」新品牌口號，注入「高質量」和「百分百新西蘭進口奶源」等品牌元素，並在中央電視台、多家衛視及主流省級地面頻道、網絡及平面媒體上進行了立體交叉覆蓋組合傳播，拉動了雅士利品牌知名度和美譽度的提升。

2012年，本集團採取線上網絡遊戲和線下親子路演交叉互動的品牌宣傳模式，在全國進行了「體驗好奶源，玩轉新西蘭」大型系列品牌推廣和促銷活動，線上遊戲的直接參與人數就超過1,000萬人，而線下活動超過8,000多場，覆蓋了全國一二三線近百個城市，實現了雅士利品牌和產品點線面的拓展和延伸。

本集團注重網絡媒體持續投入並在形式上不斷創新以順應最新網絡科技的發展趨勢。本集團以微博直播等形式對消費者新西蘭體驗行程進行媒體信息推介，進一步加深了消費者對雅士利純淨奶源的印象和信心，並借助在奶粉行業首開微信，經營網絡互動社區「雅士利媽媽家園」、新浪官方微博等網絡形式對消費者進行實時關懷。另外，本集團還開發了手機APP遊戲，拉近與新生代父母的距離。

In addition to market rewards and consumers confidence, the Group gained recognition from a number of social organizations and brand rating and research institutions with remarkable international reputation. In 2012, the Group was once again awarded the "2011 Most Influential Brand in China" by China Association of National Advertisers and the "Top 500 Most Valuable Brand in China" by the World Brand Laboratory. It also won the "Best Annual Marketing Innovation Award" in the "First Chinese Entertainment and Marketing Summit".

除獲得市場回報和消費者信賴外，本集團也被大量社會組織和世界權威的品牌評估和研究機構所認可。2012年，本集團再度榮獲由中國廣告主協會頒發的「2011年度中國最具影響力品牌獎」，再度榮登世界品牌實驗室發佈的「中國500最具價值品牌」，獲得「中國第一屆娛樂營銷高峰論壇」頒發的「年度最佳營銷創新獎」等獎項。

To promote the development of maternal and child health industry in China, the Group proactively participated in the "Seventh National Eugenic Science Meeting", which promoted the concept of raising up children with eugenic science with a view to raise the overall quality of Chinese people and realise Yashili's grand objectives of making contributions to China. Such activities have also injected new energy and influence to Yashily brands.

為推動中國母嬰健康事業的發展，本集團積極參加了「第七屆全國優生科學大會」，為推廣優生科學育兒理念，提升中華民族的整體素質，實現雅士利產業報國的宏偉目標作出了應有的貢獻，這些活動也為雅士利品牌注入了新的活力和影響力。

## 3. Continuous and Strict Quality Control

Adhering to its corporate objective of product quality, the Group endeavors to build up a comprehensive quality control system for its entire value chain from purchase to retail, and strives for continuous improvement.

In respect of internal quality control, the Group upholds overall quality management on every process of all products from milk sources to final products by conducting inspection at different levels and testing each batch of product in order to ensure product safety. We carefully select reputable suppliers located outside China such as Fonterra Limited to secure reliable raw milk; implement strict inspection on raw materials and finished products according to a stringent process control, management and inspection system with the application of advanced inspection equipment; adopt nutritious and safe formula for production with the use of international leading production facilities and technologies; ensure the scientific management of the whole supply chain from raw materials to finished product; recruit professional and outstanding talents to conduct production management in a highly efficient manner. Leveraging on its strict quality control, the Group successfully passed three regulatory assessments on system, namely HACCP, GMP and Creditability Management System, and received certificates with all items passed in 2012.

## 3. 持續嚴格的品質管控

本集團以產品質量為企業生命並致力於建立起一套從採購至零售的整條價值鏈的全面質量監控系統並不斷改良。

在內部質量管控方面，本集團堅持從奶源到成品全流程各環節的全面質量管理，實行層層篩查，批批檢測，確保產品安全。從境外精挑細選如新西蘭恒天然(Fonterra Limited)等知名供貨商，確保原料優質可靠；按照嚴格的過程控制管理、檢測制度並利用先進的檢測設備對原料及成品進行嚴格檢測；採用營養安全科學的配方並結合國際先進生產設備和工藝進行生產；保證從原料到成品整個供應鏈的科學管理；聘請專業優秀的人才進行高效的生產管理。得益於本集團嚴格的質量管控，本集團於2012年順利通過HACCP、GMP以及誠信管理體系三項體系的監督審核並均以各項全部合格通過認證。

For professional and independent monitor and inspection, in August 2010, the Group established the Food Quality and Safety Committee, which is formed by various top experts worldwide and responsible for conducting independent investigation and supervision on food safety and quality control, and reports to the Board directly. In 2012, the committee carried out inspection on our milk powder production workshop and operation of laboratories, and provided professional guidelines on our production management, quality control and research and development direction of products. Moreover, the committee enhanced the training for the Group in respect of international food safety standard and good operation practices, which enabled the Group' s food safety rules to better link up with international standards. With the help of the committee, the Group will continue to strengthen the exchange activities and co-operation works in food safety programmes organized by Asia-Pacific Economic Cooperation with a view to enhancing its international vision and food safety control.

在專業獨立監查方面，本集團在2010年8月整合世界各地頂級權威的專家資源組成的食品質量安全委員會，專門負責對食品安全及質量控制進行獨立調查和監管，直接向董事會報告。委員會在2012年對本集團的奶粉生產車間和實驗室運作情況進行了審查並對本集團的生產管理、質量控制及產品研發方向提供了專業性指導意見。此外，委員會還加強了對本集團參與更多國際食品安全標準和優良操作規範方面的培訓，使得本集團食品安全規則更好地與國際標準接軌。在委員會幫助下本集團也將繼續加強與亞太經貿組織的食品安全項目和活動交流和合作，以提高本集團國際視野和食品安全控制水平。

Governmental regulatory organizations have imposed more stringent standard and quality inspection of dairy industry, in particular infant products, which helped to purify the environment of the dairy industry and made a positive impact on restoring consumers' confidence. According to the results of the monthly random examination scheme conducted by the Administration Centre of Quality Supervision, Inspection and Quarantine on Dairy Products of the People's Republic of China (國家乳製品質量監督檢驗中心) as commissioned by the China Dairy Industry Association, the quality of pediatric milk powder products of the Group has been stable and reliable, which complies with the requirements under the prevailing compulsory national standards of China.

政府監管機構對乳製品行業特別是嬰幼兒產品的標準及質量檢測更加嚴格，這對於淨化整個乳製品行業環境，恢復消費者信心，起到了積極的作用。由中國乳製品工業協會委託國家乳制質量監督檢驗中心進行的「月月抽檢計劃」也顯示，本集團嬰幼兒配方奶粉產品質量穩定可靠，符合我國現行的強制性國家標準的要求。

## 4. Product Research and Development with Focus On Premium Quality and Safety

The Group adopts the concept of "apply research and development as well as advanced researches by generation" as its guideline. In 2012, it increased efforts on product research and development with classification and re-planning on products of different series, as well as adjusted product structure and optimized formulas to enhance products' competitiveness.

## 4. 專注優質安全的產品研發

本集團以「裝備一代、研發一代，預研一代」的理念為指導，在2012年加大了產品改進和研發力度，針對不同系列產品進行細分和重新規劃，調整產品結構和優化產品配方，增強了產品競爭力。

Targeting at high-end consumers, the Group launched the Golden Ambery series, a paediatric milk formula product, and Super $\alpha$-Golden Stage series, a milk powder product originally imported from New Zealand, under Yashily brand. Golden Ambery series, with the main function of promoting digestion and absorption functionalities, provide infants with sufficient nutrition, while reducing the possibility of diarrhea and infant constipation by enhancing the digestion and absorption system of infants and maintaining gastrointestinal health. The originally imported Super $\alpha$-Golden Stage series, which is a pioneer of originally imported products under Yashily brand, adopt a formula including $\alpha$-whey protein in addition to OPO structural fats and prebiotics combinations. With the safe and premium milk source from New Zealand, the overall quality of this series is enhanced.

針對高端消費群，本集團推出了雅士利品牌項下的嬰兒配方奶粉金裝安貝慧和新西蘭原裝進口超級$\alpha$-金裝系列奶粉。金裝安貝慧以消化吸收為主要功能訴求，為嬰兒提供充足營養同時促進嬰兒消化吸收，建立健康的腸道環境，降低嬰兒腹瀉及便秘幾率。原裝進口超級$\alpha$-金裝系列產品開創了雅士利品牌產品原裝進口的先河，配方在OPO結構油脂、益生元組合基礎上強化了$\alpha$-乳清蛋白，結合新西蘭安全優質奶源整體提升了該系列產品的品質。

In the meantime, the Group upgraded the formula of its existing products. In particular, we adjusted the fat content and optimized the fatty acid structure of the products and used high quality non-transgenic low trans-acid mixed vegetable oils. Coupled with the adjustment on protein, vitamins and minerals, such changes make the products achieve a feeding effect closer to maternal milk and increase their safety standard.

同時，本集團對原有產品進行了配方升級，調整產品脂肪含量，優化產品脂肪酸結構，使用高品質非轉基因低反式酸混合植物油，結合蛋白質、維生素、礦物質的調整，使產品更接近母乳餵養效果、產品更加安全。

As market competition for soymilk powder and cereal products is keen, the Group enriched the favours of its soymilk powder through the improvement in production process and formula, and introduced a new cereal product series of five fruits, which was well received by the market. Meanwhile, a high-end series Genuine Nuts Cereal was also launched into the market, expanding the product profile of the Group and strengthening its competitive edge in products under solution category.

豆奶粉及麥片沖調類產品市場競爭激烈，本集團通過對生產工藝和配方的改進，增強豆奶粉的口感；新品五果麥片成功上市，在市場上取得了良好評價。同時，本集團也推出了真果仁高端系列產品，豐富了本集團產品線，強化了在沖調類產品上的優勢。

## Future Prospects

In view of the economic development trend in the future, the paediatric milk powder market still has plenty room for expansion. As the overall economy of China would maintain a steady growth, it is expected that the GDP of China may increase by over 7.5% in 2013. Per capita income of urban and rural residents would keep rising while the faster rate of income growth of rural residents over urban residents will persist, which clearly shows the potential of rural market. Driven by the urbanization development of China in 2012, the consumption and investment in second- and third-tier cities significantly increased, and thus we expect that the growth of paediatric food market in second- and third-tier cities would exceed that in first-tier cities in 2013. In this regard, the Group will continue to maintain and expand competitive edges with international brands in second- and third-tier cities.

In 2012, China's birth rate was higher with more than 18 million babies born in the year of dragon. As the year 2013 is the peak period of the fourth baby boom, we believe that the birth rate will remain at a relatively stable level, which provides a wider platform and market for the Group to maintain a continuous growth.

Maternal and child health is the foundation of our national strength and the future of our nation. As a renowned domestic brand and a leading enterprise among domestic paediatric milk powder manufacturers, Yashili assumes the responsibility of developing maternal and child health business in China. The Group will continue to strengthen the co-operation with Chinese Eugenic Science Association, support the "Medical Salon on Chinese Maternal and Child Health" and the commencement of education activities, advocate the concept of raising up children with eugenic science and show the commitment to promote the development of maternal and child health industry, with an aim to realize the dream of establishing superior Chinese milk powder brand.

In 2013, the Group will continue to focus on tasks such as exploring marketing channels, enhancing brand building, perking up research and development level, implementing strict control over product quality, strengthening internal management, promoting corporate culture and carrying forward overseas projects. We will take a proactive stance to achieve the goals of operation management and lay a solid foundation for sustainable development. I and my fellow colleagues of the Group will continue to strive for more remarkable results of operation and performance in the market in order to reward our shareholders, consumers and the society.

## 未來展望

從未來經濟發展趨勢來看，嬰幼兒奶粉市場未來仍有樂觀的成長空間。中國整體經濟會保持穩定增長，預期2013年中國GDP增長可能會超過7.5%。中國城鄉居民人均收入會持續增加，農村居民收入增速超過了城鎮的趨勢會繼續保持，農村市場的潛力日益明顯。2012年中國實行的城鎮化建設也大大拉動二、三線城市的消費和投資，預期2013年二三線城市的嬰幼兒食品市場的增長幅度將會超過一線城市，本集團將據此繼續保持和擴大與跨國品牌在二三線城市的競爭優勢。

2012年中國出現較高的嬰兒出生率，新生龍寶寶超過1,800萬，而2013年正處在第四次新生兒增長高峰期，相信出生率會維持在相對穩定水平，這為本集團持續增長提供了更為廣闊的發展平台和市場空間。

母嬰健康關乎民族的根基與國家的未來，雅士利作為民族領導品牌，也是國內嬰幼兒奶粉生產廠家的領軍企業，肩負著發展中國母嬰健康事業的使命。本集團將繼續加強與中國優生科學協會的合作，繼續支持母嬰醫學沙龍和教育活動的開展，推廣優生科學育兒理念，踐行推動中國母嬰健康事業發展的承諾，凝聚起實現奶粉中國夢的正能量。

2013年，本集團將繼續圍繞拓展營銷渠道、加強品牌建設、提升研發水平、嚴格管控質量、強化內部管理、昇華集團文化以及推進海外項目等重點工作，積極推進經營管理目標的實現，為本集團的可持續發展夯實基礎。本人與本集團全體員工將再接再厲，以更加顯著的經營業績和市場表現，回報股東、回饋消費者、回報社會。

Lastly, the Group, established in 1983, will celebrate its 30th anniversary in 2013. I hereby express my sincere gratitude to the Board and all staff for their considerable efforts and valuable contribution. I would also like to thank all investors and every party who care about the development and growth of the Group for their continuous support.

最後，2013年的到來，對於始創於1983年的本集團來說也將迎來30年的發展歷程，本人謹此向持續付出辛勤勞動和積極貢獻的董事會及全體員工致以誠摯的問候，對始終關注和支持本集團建設和發展的廣大投資者、各界人士表示衷心的感謝。

**Zhang Lidian**
*Chairman*
25 March 2013
Chaozhou, Guangdong Province

*主席*
**張利鈿**
2013年3月25日
於廣東省潮州市

# Selected Financial Data
# 挑選的財務數據

| **Year ended 31 December** | **截至12月31日止年度** | **2012** | 2011 | Percentage change 變動百分比 |
|---|---|---|---|---|
| **(All amounts in RMB million unless otherwise stated)** | **(除特別列明外，所有金額以人民幣百萬元列示)** | | | |
| **Key results** | **主要業績** | | | |
| Turnover | 營業額 | **3,655.1** | 2,957.8 | +23.6% |
| Gross profit | 毛利 | **1,961.7** | 1,538.3 | +27.5% |
| Operating profit | 經營溢利 | **559.4** | 313.0 | +78.7% |
| Profit attributable to equity holders of the Company | 本公司股權持有人應佔溢利 | **468.5** | 306.3 | +53.0% |
| Net operating cash flow (Note 1) | 經營現金流量淨額(附註1) | **772.0** | 458.3 | +68.4% |
| Basic earnings per share (RMB cents) (Note 2) | 每股基本盈利(人民幣分)(附註2) | **13.3** | 8.7 | +52.9% |
| Diluted earnings per share (RMB cents) (Note 3) | 每股攤薄盈利(人民幣分)(附註3) | **13.2** | 8.6 | +53.5% |
| Proposed final dividend per share (RMB cents) | 建議每股末期股息(人民幣分) | **11.31** | 5.68 | +99.1% |
| Net asset value per share (RMB) | 每股淨資產值(人民幣元) | **1.16** | 1.08 | +7.4% |
| Proposed final dividend | 建議末期股息 | **400.3** | 200.1 | +100.0% |
| Dividend payout ratio* | 股息分派比率* | **85.4%** | 65.3% | +30.8% |
| **Key performance ratios** | **主要業績比率** | | | |
| *Profitability ratios* | *盈利比率* | | | |
| Gross profit margin | 毛利率 | **53.7%** | 52.0% | |
| Operating profit margin | 經營溢利利率 | **15.3%** | 10.6% | |
| Net profit margin | 淨利率 | **12.9%** | 10.4% | |
| Margin of profit attributable to equity holders | 股權持有人應佔溢利率 | **12.8%** | 10.4% | |
| Return to net asset | 淨資產回報率 | **11.5%** | 8.1% | |
| Net profit to total asset (Note 10) | 淨利潤總資產率(附註10) | **8.4%** | 6.6% | |
| *Asset ratios* | *資產比率* | | | |
| Current ratio (Note 4) | 流動比率(附註4) | **2.8** | 4.5 | |
| Inventory turnover days (Note 5) | 存貨周轉天數(附註5) | **141** | 149 | |
| Trade receivable turnover days (Note 6) | 貿易應收款周轉天數(附註6) | **3** | 6 | |
| Trade payable turnover days (Note 7) | 貿易應付款周轉天數(附註7) | **89** | 74 | |
| Debt to equity ratio (Note 8) | 負債對權益比率(附註8) | **36.5%** | 22.1% | |
| Gearing ratio (Note 9) | 資產負債比率(附註9) | **5.9%** | 0.7% | |

* proposed final dividend per share of RMB11.31 cents times 3,539,215,356 shares, and divided by profit attributable to shareholders of the Company of RMB468,482,000.

* 擬派末期股息每股人民幣11.31分乘以3,539,215,356股股份，除以本公司股東應佔溢利人民幣468,482,000元。

Notes:

1. Cash inflow generated from operating activities for the year less cash outflow generated from operating activities for the year.

2. Profit attributable to equity holders of the Company for the year divided by the weighted average number of ordinary shares in issue before dilution for the year.

3. Profit attributable to equity holders of the Company for the year divided by the weighted average number of ordinary shares in issue after dilution for the year.

4. Total current assets at year end divided by total current liabilities at year end.

5. Inventory balances at year end divided by cost of sales for the year and multiplied by 365 days.

6. Balances of trade and bills receivables at year end divided by turnover for the year and multiplied by 365 days.

7. Balances of trade and bills payables at year end divided by cost of sales for the year and multiplied by 365 days.

8. Total liabilities at year end divided by equity attributable to total equity holders of the Company at year end.

9. Total interest-bearing bank loans at year end divided by total assets at year end.

10. Profit for the year divided by total assets at year end.

附註：

1. 年內經營活動產生之現金流入減年內經營活動產生之現金流出。

2. 年內本公司股權持有人應佔溢利除以年內攤薄前已發行普通股之加權平均數。

3. 年內本公司股權持有人應佔溢利除以年內攤薄後已發行普通股之加權平均數。

4. 年末流動資產總額除以年末流動負債總額。

5. 年末存貨結餘除以年內銷售成本，再乘以365天。

6. 年末貿易應收款及年末應收票據結餘除以年內營業額，再乘以365天。

7. 年末貿易應付款及年末應付票據結餘除以年內銷售成本，再乘以365天。

8. 年末負債總額除以年末本公司總股權持有人應佔股權。

9. 年末計息銀行貸款總額除以年末資產總額。

10. 年度溢利除以年末資產總額。

# Management's Discussion and Analysis
# 管理層討論與分析


Yashily
α-Golden Stage
雅士利
α-金裝
Scient
Golden Stage
施恩金裝

## Industry Overview

2012 was a year in which the global economy was still struggling.

In general, the global economy grew in 2012 but such growth remained at low level with a significant slowdown in the economic recovery. The world's major economies, mainly the United States and Japan, were lacking of recovery momentum while the growth rates of emerging economies were slowed down, which badly hit the global real economy. Under the backdrop of unfavorable global economic environment and increasing downward pressure on the domestic economy, China adhered to the economic development policy of "progress amidst stability". China's economy showed a downturn in the first half of the year, but it became stable with certain improvements in the second half. According to the statistics of National Bureau of Statistics of China, the GDP of China increased by 7.8% in 2012, representing a drop of 1.5 percentage point as compared to 2011; the overall national consumer price index (CPI) surged by 2.6% as compared to last year; total retail sales of social

## 行業回顧

2012年是世界經濟繼續負重前行的一年。

就整體而言，2012年的世界經濟有所增長，但持續低位運行，經濟復甦明顯放緩。以美國和日本為主的世界主要經濟體復甦乏力，新興經濟體經濟增速放緩，世界實體經濟受到了嚴重衝擊。在國際經濟環境不佳，國內經濟下行壓力增大的背景下，中國堅持「穩中求進」的經濟發展思路，上半年出現下滑，下半年趨於穩定並有所改善。根據中國國家統計局公佈的數據顯示，2012年中國經濟GDP增長7.8%，較2011年回落1.5個百分點；全國居民消費價格總水平(CPI)比上年上漲2.6%；社會消費品零售總額207,167億元人民幣，比上年名義增長14.3%（扣除價格因素實際增長12.1%）；全


Scient Merla
施恩美兒樂
Yashily
α-Golden
Stage Super
雅士利
超級α-金裝

consumer goods reached RMB20.7167 trillion, representing a nominal growth of 14.3% from last year (real growth of 12.1% after excluding price factors); total income per capita for urban residents of the country was RMB26,959, while the income per capita for rural residents was RMB7,917, representing a nominal income growth of 13.5% from last year (real growth of 10.7% after excluding price factors); disposable income per capita for urban residents was RMB24,565, representing a nominal growth of 12.6% from last year (real growth of 9.6% after excluding price factors). In view of the fact that the growth rate of per capita income for rural residents exceeded that for urban residents, the potential of rural market is increasingly significant.

國城鎮居民人均總收入26,959元人民幣，其中農村居民人均收入7,917元人民幣，比上年名義收入增長13.5%（扣除價格因素實際增長10.7%）。城鎮居民人均可支配收入24,565元人民幣，比上年名義增長12.6%（扣除價格因素實際增長9.6%）。農村居民人均收入增長速度超過城鎮居民人均收入，農村市場潛力日益明顯。

In respect of our industry, 2012 was a year of significant transition for the development of China dairy industry. In general, the transition from pursuance of extensive growth in quantity to focus on perking up quality efficiency; and from extraordinary and disorderly development to steady and ordered growth accelerated in the dairy industry. China's dairy industry was facing challenges as well as opportunities at the same time.

就行業而言，2012年是中國乳業發展的重要轉折年，整個乳製品行業加快了由粗放式數量增長型向集約式質量效益型的過渡，由超常規無序發展向平穩有序發展的轉變。中國乳製品行業面臨挑戰與機遇並存的局面。

In regard to the challenges, the climbing CPI index and general increase in commodities prices in China during 2012 continuously pushed up the production cost of milk powder, and accordingly boosted the purchase price of raw milk. Nevertheless, due to higher growth rates of costs and expenses than that of price, more and more individual market players were forced to retreat from dairy cows raising industry, directly pushing up the domestic raw milk powder price which led to an imbalance between demand and supply of upstream raw milk. Amidst the high level of raw milk and milk-based raw material prices, the price drop of dairy supply in international market during 2012, which directly stimulated a significant and continuous growth in the import of dairy products to China, was even more influential. Whole milk powder and skimmed milk powder were particularly affected and the import volume once again hit a record high. As a result, dairy processing companies which purchase raw materials in China are facing huge pressure on cost and their competitiveness in the market was eroded to a certain extent. In consideration of the price of domestic raw milk powder supply and the effect on consumer confidence in products with domestic milk source of Chinese consumers, China's dairy companies began to speed up international acquisitions and mergers, purchase milk sources from overseas and move their processing operation to foreign countries in order to enhance the competitiveness of the company and their products.

從挑戰來看，中國2012年的CPI指數持續攀升，物價全面上漲，使得奶粉生產成本持續走高，同期原料奶的收購價格也隨之上漲，但由於成本和費用上漲快於價格上漲，迫使越來越多的散戶退出奶牛養殖業，直接導致國內原料奶粉價格的不斷推高，致使上游原料奶的供求失衡。與國內原料乳及乳基原料價格居高不下相比，2012年國際市場乳製品供應價格下降，更具性價比，直接導致中國乳品進口繼續大幅增長，尤其是全脂奶粉和脫脂奶粉，再創歷史新高，這給從事國內原料採購的乳品加工企業造成巨大的成本壓力，也在一定程度上削弱了其市場競爭力。基於國內原料奶粉供應價格及國內消費者對國內奶源產品消費信心的影響，中國乳製品企業開始加快跨國收購和兼併，奶源外移，加工外移，以藉此提高企業和產品的競爭力。

In regard to the opportunities, the PRC government intensified its efforts in industry regulation and control during 2012. From the point of view of the dairy processing industry, with the approval and issue of new production operation permit, small and medium sized enterprises which are not competitive enough gradually left the market, resulting in a more orderly dairy processing industry. Moreover, as competitions became more regulated and orderly in the dairy industry, the proportion of marketing fee to total cost dropped slightly and the profitability of the dairy processing industry increased, which all relieved the pressure from the surging production cost to a certain extent. Meanwhile, governmental regulatory organizations in China strengthened their efforts on supervision and inspection on the dairy industry, in particular infant products, which helped to improve the environment of the dairy industry and made a positive impact on restoring consumers' confidence. In addition, driven by the urbanization policy implemented by China in 2012, the consumption and investment in second- and third-tier cities significantly increased and led to a considerable growth of consumption in those cities during the year. Furthermore, statistics showed that there were more than 18 million newborn babies in 2012, the year of dragon in the Chinese tradition, representing a net increase of 2 million babies compared to the preceding year and marking a baby boom which creates a favorable environment and condition for the industry to achieve sales growth. According to the statistics from Nielsen, the sales amount and sales volume of the paediatric milk powder industry (including maternity channels) in 2012 increased by 15.1% and 4.2% respectively, the increase in sales amount was mainly due to the increase in volume of high-end pricing products.

從機遇來看,2012年中國政府加大了行業規範和監控力度。從乳品加工來看,隨著新的生產經營許可證的核發,不具競爭力的中小企業逐漸退出市場,加工市場秩序逐步得到淨化,乳品市場競爭也趨向規範有序,營銷費用佔總成本中的比例略有下降,乳製品加工業的利潤空間提高,從一定程度上緩解了生產成本上漲帶來的壓力。同時,中國政府監管機構也加大了對乳製品行業特別是嬰幼兒產品的監管和檢測力度,這對於淨化整個乳製品行業環境,恢復消費者信心,起到了積極的作用。另外,2012年中國實行的城鎮化政策大大拉動二、三線城市的消費和投資,全年二三線城市的消費增長明顯。同時2012年是中國傳統的龍年,據統計,全年新生龍寶寶超過1,800萬人,相對去年淨增200萬人,出現新生兒的增長高峰,這為行業銷售增長創造了有利的環境和條件。根據尼爾森的數據顯示,2012年中國嬰幼兒配方奶粉行業(含母嬰渠道)增長銷售額為15.1%,量的增長為4.2%,而銷售額的增長主要原因是高端價位產品提升。

## Corporate Profile

Established in 1983, we mainly focus on the production and sales of paediatric milk formula products and nutrition food since 1998. In 2002, we launched the Scient brand paediatric milk formula. Our headquarters is situated in Chaozhou, Guangdong province with plants distributed in Guangdong, Shanxi and Heilongjiang, etc. Our plants in New Zealand and Zhengzhou are currently under preparation and construction.

## 公司簡介

本集團始創於1983年,自1998年起主要專注於生產和銷售嬰幼兒配方奶粉產品及營養食品業務。2002年推出施恩品牌嬰幼兒配方奶粉。本集團總部位於廣東潮州市,在廣東、山西、黑龍江等地擁有工廠,新西蘭和鄭州工廠目前正處於籌備和建設中。

We are a leading player in China's paediatric milk formula industry, and also have a leading position in the soymilk powder market in China. Our business mode integrates high brand recognition, imported premium dairy raw materials and proprietary formula, and the unwavering commitment to establish a high standard of quality supervision and quality assurance system. For aspects such as supply, production and distribution channels, quality control measures are improved continuously in the pursuit of becoming a first-class enterprise in the research and production of paediatric milk formula. We strictly follow the national standard to formulate a comprehensive quality assurance plan, which is fully implemented in the corporate level, and strive to provide the consumers with safe and premium products.

We have two well recognized brands, under which various pediatric milk products targeting different consumer segments were sold. We also sell four types of nutrition food, namely soymilk powder and paediatric rice flour under *Yashily* brand, cereal under *Zhengwei* brand as well as milk powder for adults and teenagers under *Youyi* brand.

## Business Highlights

Leveraging on the product series under well recognized brands such as *Yashily, Scient, Zhengwei* and *Youyi*, we strive to develop trustworthy nutrition products for consumers, with a view to facilitate the healthy growth of infants and young children nationwide and satisfy the nutrition needs of adults. Our business mode integrates key factors including imported premium dairy raw materials, proprietary milk formula, advanced production system and professional marketing team with thorough knowledge on local consumer market, thereby providing all consumers with products of assurance.

1. Introduction by Products
   - *Paediatric milk formula products*

     We mainly develop paediatric milk formula products to satisfy the health and nutrition needs of infants and young children during daily feeding. Such products can serve as a major source of nutrition for infants and young children in auxiliary to breast milk. All of our branded paediatric milk formula products are mainly produced by imported premium raw materials procured from New Zealand. We are devoted to develop the milk formula with the most ideal nutrition mix to closely cater to the needs of infants and young children during different stages of their growth and development.

本集團為中國嬰幼兒配方奶粉行業的領導企業，在中國的豆奶粉市場亦屬領導地位。本集團的業務模式結合品牌的高認知度、進口優質乳品原材料、自主研發配方，致力於建立高水平的質量監控和質量保證體系，在供應、生產和銷售渠道等各方面，不斷改進質量控制措施，努力發展成為研製嬰幼兒配方奶粉的一流企業。本集團嚴格遵守國家標準，制定全面的質量保證計劃，並在企業層面全面推行，力求向消費者提供安全和優質的產品。

本集團有兩大廣受認同的品牌銷售旗下嬰幼兒奶粉產品，針對不同消費群體。本集團亦出售四種營養食品，即*雅士利*品牌豆奶粉、嬰幼兒米粉和*正味*品牌麥片，以及*優怡*品牌的成人及青少年奶粉。

## 業務摘要

本集團憑藉*雅士利*、*施恩*、*正味*及*優怡*等品牌的產品系列，致力於開發值得用戶信賴的營養產品，以期促進全國嬰幼兒的健康成長及滿足成人營養需要。本集團的業務模式結合了進口優質的乳品原材料、自主研發的配方奶粉產品、先進的生產系統及熟悉本地消費市場的專業營銷團隊等幾大因素，為廣大消費者提供具有信心保證的產品。

1. 分類產品介紹
   - *嬰幼兒配方奶粉*

     本集團開發的嬰幼兒配方奶粉產品主要滿足嬰幼兒日常哺喂的健康營養需求，可輔助母乳作為嬰幼兒的主要營養來源。本集團所有品牌嬰幼兒配方奶粉產品均主要使用來自新西蘭採購的優質進口原料，尋求開發營養組合最理想的配方奶粉，以切合嬰幼兒成長及發育的不同階段需要。

The Group has established different paediatric milk formula product lines aiming at target customers of different consumption levels. The Group launched Super $\alpha$-Golden Stage series originally imported milk powder from New Zealand, paediatric milk formula serial products in Golden Ambery brand under Yashily and Merla brand under *Scient*, which possess quality nutrition and target at consumers in high-end market. The Group's core products, Yashily $\alpha$-Golden series and Scient Golden series, mainly focus on middle to high-end consumer groups, while *Yashily's* Newwitt series and *Scient's* Ordinary Pack Series mainly focus on middle-end consumer groups. *Yashily's* New Formula series mainly focuses on low to middle-end consumer groups.

本集團已設立針對不同消費水平分佈的目標客戶的嬰幼兒配方奶粉產品線。本集團雅士利旗下之產品新西蘭原裝進口超級$\alpha$-金裝系列奶粉、金裝安貝慧以及*施恩*旗下美兒樂系列的嬰幼兒配方奶粉系列產品，具備優質營養元素，針對高端市場消費者。核心產品雅士利$\alpha$-金裝系列以及施恩金裝系列主要針對中高端消費群。*雅士利*旗下能慧系列以及*施恩*普裝系列主要針對中端消費群。*雅士利*旗下新配方系列主要針對中低端消費群。

- *Nutrition food*

  We also sell four types of nutrition food, namely milk powder for adults and teenagers under *Youyi* brand, soymilk powder, rice flour and cereal under *Yashily* brand and cereal series under *Zhengwei* brand. These products include products with different nutritional combinations to suit special needs of consumers and products suitable for ordinary people. In 2012, we launched several new products, namely Five Fruits Cereal and high-end series Genuine Nuts Cereal.

- *營養食品*

  本集團亦出售四種營養食品，即*優怡*品牌的成人及青少年奶粉、*雅士利*品牌的豆奶粉、米粉、麥片及*正味*麥片系列。產品包括專為具有特殊需要的消費者而設的不同營養組合產品以及適合一般人士的產品。2012年新推出產品新品五果麥片以及真果仁高端系列。

## 2. Marketing and Channel Management

We sell our products via a comprehensive national sales and distribution network, which covers all regions within mainland China. The milk powder sales network comprises of over 1,500 regional distributors, who directly or indirectly further distribute our products to over 105,000 retail outlets, including supermarkets, department stores, maternal and child specialty stores and large membership chain supermarkets as well as grocery stores, among which we have made remarkable achievements in maternity and child channel development in 2012. Currently, we sell our milk powder products in 20,000 stores, which has effectively enlarged our market share in this channel, bringing new growth points for the Group's performance. Our extensive milk powder distribution network is formed by more than 2,600 marketing staff under the support of over 800 liaison locations.

## 2. 營銷及渠道管理

本集團通過全面的全國銷售與分銷網絡進行產品銷售，該銷售與分銷網絡覆蓋了中國大陸所有地區。奶粉銷售網絡由超過1,500家一級經銷商構成，這些經銷商進一步直接或間接將本集團的產品分銷於超過105,000家零售點，包括超級市場、百貨公司、母嬰產品專賣店及大型會員連鎖超市及雜貨店。其中，2012年本集團在母嬰渠道的開拓方面取得了明顯成效，目前奶粉產品已開拓20,000家，有效推高在此渠道的市場佔有率，帶來了業績的新增長點。本集團廣闊的奶粉分銷網絡由超過2,600人組成的營銷人員，超過800多個聯絡點組成。

We have implemented a stringent system of sales management and an efficient incentive scheme to continuously attract and motivate capable distributors and staff to increase our revenue and market share. Our stringent control over our distribution network ensures that all distributors manage sales and customer contacts in their designated sales territories according to our distribution policy and sales strategy. Our effective product tracking system, in which a unique two-dimensional bar code is marked on each packaging unit, allows us to track the information about product quality as well as the details and movement of every finished product, and effectively prevent distributors conducting cross-territory sales. Over our long operating history, by providing our distributors with an effective system of sales management and superior sales and distribution network, we have been able to develop a stable network of distributors and establish close partnerships. Over 40% of our distributors had maintained a business relationship with us for over five years, of which some even span for more than 20 years. Meanwhile, the Group has built up an information management platform under EMP system through which we handle fees application and usage as well as budget control and performance indicative management, logistic distribution, sales data and inventory management of each level, hierarchical structure of organization and sales sub-division management. The platform has effectively promoted a meticulous management of marketing, thereby laying a basic system for us to maintain a more refined marketing management.

本集團實施了嚴格的銷售管理體系和高效的激勵機制，不斷吸納優秀的經銷商和人員，以調動他們的積極性，去提升本集團的收益和市場份額。本集團嚴格的分銷網絡控制體系確保所有分銷商按照本集團的分銷政策及銷售策略在其劃定經銷區域對銷售與客戶網絡進行管理。本集團高效的產品追蹤系統是在各個包裝的內外部印上獨有的二維產品編碼，使產品的質量信息具備可追溯性，本集團亦可根據此編碼準確地追蹤每件成品的詳情和變動並成功地防止經銷商跨區竄貨。本集團在長期的營運歷史中，憑藉高效的銷售管理及出色的銷售及營銷網絡，已發展出穩定的經銷商網絡，彼此合作無間。本集團經銷商中超過四成與本集團已建立五年以上的業務關係，一些經銷商與本集團甚至已建立20年以上的合作關係。同時，本集團建立了一個從費用申請和使用，到預算控制和績效指標管理，到渠道貨流、各級銷售數據及庫存管理，到組織架構分級和銷售分區管理的EMP系統信息化管理平台，該平台有效地推進了本集團對營銷的精細化管理，為集團更加精準化的營銷管理奠定系統基礎。

To provide more detailed and better services for the market and realize professionalism in our operation, in 2011, the Group had conducted the reconstruction and division of the marketing structure to form different departments, namely the milk powder business department, brewed food business department, liquid business department and nutrition department. In 2012, a relatively satisfying result was achieved, while significant improvement was also recorded for various management indicators. Currently, the milk powder business department is mainly responsible for the operations related to paediatric milk powder, rice flour and milk powder for adults; the brewed food business department is mainly responsible for the operations related to soy milk powder and cereal; the liquid business department is mainly responsible for the development and sales of new liquid products; and the nutrition department is mainly responsible for the advertisement and promotion of products and the nutrition contents by cooperating with Chinese Eugenic Science Association, and has organized more than 20 events under "Medical Salon on Chinese Maternal and Child Health" across the country with the participation of over 10 thousands maternal and child medical and nursery personnel, and commenced more than 1,000 consumer education activities to enhance the interaction with consumers and promote and spread the knowledge on eugenic birth, nursing and education of children and infants.

為了更精細服務好市場,實現專業化的經營,2011年起本集團重整、拆分,組建成的奶粉事業部、沖調事業部、液態事業部和營養部營銷組織架構,於2012年產生了較大的績效,各項管理指標都有較大的提升。目前奶粉事業部主要負責經營嬰幼兒奶粉,米粉以及成人奶粉;沖調事業部主要負責經營豆奶粉及麥片;液態事業部主要負責液態新品的開發與銷售;營養部主要負責產品和營養元素的宣傳及推廣,通過與中國優生科學協會攜手合作,在全國各地舉辦了20多場次,超過1萬名婦幼醫護人員參加的「中國母嬰健康主題醫學沙龍」活動,同時開展了消費者教育活動1,000多場,加強與消費者的互動,對優生、養、教知識推行積極宣傳和普及。

## 3. Strict Quality Control

We are dedicated to creating and continuously improving a comprehensive system of quality control spanning across the entire value chain from procurement to retail sales. As dairy material is the key ingredient in paediatric milk formula, we have carefully selected reputable suppliers located outside China such as Fonterra Limited and Synlait Milk Limited, to secure reliable and high-quality raw materials. Even for daily inspection, the Group's headquarters as well as all subsidiaries spend a tremendous amount every year for comprehensively introducing various advanced inspection equipment including High Performance Liquid Chromatography and Atomic Absorption Spectrophotometer. The Company implements strict inspection on its own for every sampled batch. The number of samples for each batch of products is no less than 5 and 64 kinds of inspection are carried out for each batch of milk powder. With inspections at different levels, safety could be ensured and quality production of products is conducted in accordance with international standards.

## 3. 嚴格的品質監控

本集團致力建立起一套從採購至零售的整條價值鏈的全面質量監控系統並不斷改良。由於乳品材料是嬰幼兒配方奶粉的主要成份,本集團精挑細選境外的新西蘭恒天然(Fonterra Limited)、新萊特(Synlait Milk Limited)等知名供貨商為本集團提供可靠和優質的原料。僅在日常檢測上,集團總部連同各子公司每年就要花費巨資,全面引進了包括高效液相色譜儀、原子吸收儀等各種先進檢測分析設備。公司嚴格執行批批抽查自檢,每批次產品抽樣不少於5份,對每批奶粉進行64項檢驗,層層篩查,確保安全,嚴格按照國際標準來指導產品的質量生產。

We insist that the quality management of all products shall follow the five principles below from milk sources to final products in the process of production and management: (1) procure premium imported dairy raw materials and impose strict raw materials reception management; (2) adopt comprehensive and reasonable nutritious and safe formula for production and use international leading production facilities; (3) impose stringent procedure for quality management, strict inspection system and use advanced and excellent inspection equipment; (4) strictly ensure the scientific management of the whole supply chain from raw materials to production and from inspection to distribution; and (5) continuously attract outstanding talents to conduct production management in a highly efficient manner.

本集團堅持每個產品從奶源到成品的質量管理要嚴格按照以下五項原則進行生產管理：第一、採購優質進口乳品原料，加之嚴格原料驗收管理；第二、採用全面合理的營養安全配方並採用國際先進生產設備進行生產；第三、嚴格的過程質量管理，嚴謹檢測制度和先進完善的檢測設備；第四、嚴格保證從原料到生產、檢測到流通的整個供應鏈科學的管理；第五、持續吸納優秀人才進行高效生產管理。

In August 2010, the Group was the first to establish the Food Quality and Safety Committee, which is formed by various experts worldwide and reports to the Board directly. The Committee is a supervisory entity on food safety, and six top and authoritative experts covering academic fields such as food researches, dairy industry researches, food supervision, micro-organism and physical and chemical researches as well as paediatric nutrition from the United States, New Zealand, Australia, China and Hong Kong were employed. The Committee introduced an industry-leading operation mode, offered strategic guidance on relevant standards and procedures of the Group, provided industry information related to food safety and quality control and assessed the quality control system of the Group. As such, it is ensured that the Group's quality and safety management structure is in line with the top level around the world. The Committee could also conduct independent investigation on the Group's quality and safety structure at any time.

於2010年8月，本集團率先成立由來自世界各地的專家組成的食品質量安全委員會，向董事會直接匯報。委員會是專門針對食品安全的監管機構，聘請六位來自美國、新西蘭、澳大利亞、中國、香港等國家和地區，涵蓋食品研究、乳品業研究、食品監管、微生物和理化研究、嬰幼兒營養等學術領域的頂級權威專家。委員會引進業內先進的運作模式，對本集團的有關準則及程序提供策略性指導、提供有關食品安全及質量控制的行業信息及評估本集團的質量控制系統，以確保本集團質量安全管理體系與國際一流水平保持一致，委員會亦可隨時就本集團的質量安全體系進行獨立調查。

During 2012, the Committee reviewed the operation of milk powder workshops and laboratories, and offered professional advices on the Group's production management, quality control and direction of product research and development. In addition, the Committee also strived to guide the Group on participating in more training in respect of international food safety standards and excellent operation regulations to ensure that its food safety rules are in tandem with international standards. The Committee will help the Group to participate in food safety programmes and activities organised by Asia-Pacific Economic Cooperation continuously and actively with a view to enhance its international vision and food safety control.

2012年，委員會審查了奶粉生產車間和實驗室運作情況，針對集團的生產管理、質量控制及產品研發方向提供了專業性意見。此外，委員會還致力於引導本集團參與更多國際食品安全標準和優良操作規範方面的培訓，以確保其食品安全規則與國際標準接軌。委員會將幫助本集團繼續積極參與亞太經貿組織的食品安全項目及活動，以提高其國際視野和食品安全控制水平。

In December 2012, Guangdong Yashili Group Co., Ltd. ("Yashili (Guangdong)") successfully passed three systems of supervision, namely HACCP, GMP and Creditability Management System, without failing any items.

According to the results of the "monthly random examination scheme" conducted by the Administration Centre of Quality Supervision, Inspection and Quarantine on Dairy Products of the People's Republic of China (國家乳製品質量監督檢驗中心) as commissioned by the China Dairy Industry Association, the quality of paediatric milk powder products of the Group has been stable and reliable, which complies with the requirements under the prevailing compulsory national standards of China.

## 4. Enhancement of Brand Building

It is always the Group's mission and objective to continuously undergo brand building and enhance the value of brand assets.

In this regard, the Group, adhering to its belief in the "synergies of the advanced technology in health care and the concept of love", strives for premium milk sources, professional production and services. It also carefully selected spokespersons with healthy images to make new commercials in New Zealand for our milk powder with a new brand promotion slogan, "Genuine New Zealand, Love from Yashili", which emphasizes brand elements such as "high quality" and "100% imported from New Zealand's milk source". The commercials were displayed via multi-dimensional and cross-coverage of CCTV, satellite television channels as well as popular provincial and local channels, networks and printed media in order to greatly raise the awareness and reputation of Yashily brand.

2012年12月，廣東雅士利集團有限公司(「廣東雅士利」)順利通過HACCP、GMP以及誠信管理體系的監督審核，三個體系均以零不合格項通過。

由中國乳製品工業協會委託國家乳製品質量監督檢驗中心進行的「月月抽檢計劃」也顯示，本集團嬰幼兒配方奶粉產品質量穩定可靠，符合我國現行的強制性國家標準的要求。

## 4. 強化品牌建設

持續進行品牌建設，提高品牌資產的價值，是本集團一貫的宗旨和目標。

為此，本集團在秉承「先進健康科技與真愛理念結合」的理念基礎上，不斷強化優質奶源、專業製造、專業服務的投入，精心挑選形象健康的品牌代言人前往新西蘭拍攝了新的奶粉廣告片，啟用「純淨新西蘭，真愛雅士利」的全新品牌口號，為品牌注入「高質量」和「百分百新西蘭進口奶源」等信息，在中央電視台、多家衛視及主流省級地面頻道、網絡及平面媒體上進行了立體交叉覆蓋組合傳播。藉此，雅士利的品牌知名度和美譽度得以較大的提升。

The Group has imported 100% of its milk sources since 2010. In 2012, two seasons of a large series and brand promotion and marketing activity named "Experience excellent milk sources with a trip in New Zealand", a campaign combining online game and offline parent-child roadshow with the aim of more directly conveying the message that all of our paediatric milk powder comes from premium milk source in New Zealand to the consumers, were organized in the national market. Over 10 million people directly participated in our online game while more than 8,000 large-scale outdoor parent-child roadshows which covered nearly 100 first-, second- and third-tier cities in China were held. In order to allow our consumers to feel the purity and quality of milk source from New Zealand, the Group invited several dozens of winners from the national activity to travel to New Zealand where they visited the world's top dairy farms and production bases of premium milk source, thereby building confidence in Yashily brand and our products.

本集團自2010年開始實行100%進口奶源。2012年,本集團在全國市場範圍內進行了兩季「體驗好奶源,玩轉新西蘭」大型系列品牌推廣和促銷活動,此活動以線上網絡遊戲和線下親子路演相結合的宣傳模式,向消費者更直接地傳播本集團嬰幼兒奶粉均來自於新西蘭的好奶源,其中線上活動直接參與人數就達1,000萬人以上,而全國性大型戶外主題親子路演活動共8,000多場次,覆蓋了全國一二三線近百個城市。為真實感受新西蘭奶源的純淨和品質,本集團還邀請全國活動中數十名中獎者到新西蘭旅遊參觀,親身體驗世界一流牧場和高質量奶源基地的風采,更增添了對雅士利品牌及產品的信心。

In respect of new media, the Group emphasizes on continuous investment in network media and strives for non-stop innovation in format in response to the latest trend in network technology. Moreover, the experience trip in New Zealand of our consumers was transmitted live via micro blog by the Group in order to strengthen the consumers' impression of and confidence in the pure milk sources of Yashili. In addition, the Group was the first in the milk powder industry to open its micro blog, via which, together with its online interactive community "Yashili's Motherland" and its official micro blog in Sina, the Group is able to show its care to the consumers instantly. Furthermore, it developed mobile game apps, which greatly shortened the distance between the Group and new-generation parents.

在新媒體傳播方面,本集團注重網絡媒體的持續投入,並在形式上不斷創新順應最新的網絡科技,本集團亦對消費者體驗行程進行了微博直播等媒體信息推介,加強了消費者對於雅士利純淨奶源的印象和信心,在奶粉行業首開微信、經營網絡互動社區「雅士利媽媽家園」、借助新浪官方微博實時進行消費者網絡關懷等。還開發了手機APP遊戲,拉近與新生代父母的距離。

In addition to market rewards and consumers' confidence, the Group gained recognition from a number of social organizations and brand rating and research institutions with remarkable international reputation. In 2012, the Group was once again awarded the "2011 Most Influential Brand in China" by China Association of National Advertisers. It also won the "Top 500 Most Valuable Brand in China" issued by the World Brand Laboratory and the "Best Annual Marketing Innovation Award" in the "First Chinese Entertainment and Marketing Summit".

除了獲得市場的回報、消費者的認可以外,還被大量社會組織和世界權威的品牌評估和研究機構所認可,2012年,本集團再度榮獲由中國廣告主協會頒發的「2011年度中國最具影響力品牌獎」;榮登世界品牌實驗室發佈的「中國500最具價值品牌」;獲得「中國第一屆娛樂營銷高峰論壇」頒發的「年度最佳營銷創新獎」等獎項。

We strongly believe that maternal and child health is the foundation of our national strength and the future of our nation. As a renowned domestic brand and a leading enterprise among domestic paediatric milk powder manufacturers, Yashili assumes the responsibility of developing maternal and child health business in China. In May 2012, the Group co-organised the "Seventh National Eugenic Science Meeting" in Lanzhou, China, which promoted the concept of raising up children with eugenic science with a view to raise the overall quality of Chinese people and realise Yashili's grand objectives of making contributions to China. Such activities have also injected new energy and influence to Yashily brands.

本集團深信,母嬰健康關乎民族的根基與國家的未來,雅士利作為民族著名品牌,也是國內嬰幼兒奶粉生產廠家的領軍企業,肩負著發展中國母嬰健康事業的使命。本集團於2012年5月在中國蘭州市協辦了「第七屆全國優生科學大會」,為推廣優生科學育兒理念,提升中華民族的整體素質,實現雅士利產業報國的宏偉目標作出了應有的貢獻,這些活動也為雅士利品牌注入了新的活力和影響力。

## 5. Improvement in Research and Development Level

The Group adopts the concept of "apply research and development as well as advanced researches by generation" as its guideline. In 2012, it increased efforts on product improvement, research and development with classification and re-planning on products of different series, as well as adjusted product structure and optimized formulas to enhance products' competitiveness.

In regard to new high-end product research and development: targeting at high-end consumers, the Group launched the Golden Ambery series, a paediatric milk formula product, and Super α-Golden Stage series, a milk powder product originally imported from New Zealand, under Yashily brand. The ingredients of the Golden Ambery series, with the key function of promoting digestion and absorption functionalities, mainly include OPO structural fats, α-whey protein and prebiotics combinations, and is positioned as a high-end paediatric milk formula in the Chinese market. The product provides infants with sufficient nutrition, while reducing the possibility of diarrhea and infant constipation by enhancing the digestion and absorption system of infants and maintaining gastrointestinal health. The originally imported Super α-Golden Stage series, which is a pioneer of originally imported products under Yashily brand, demonstrated the implementation of the Group's internationalized product strategy. The product adopts a formula including α-whey protein in addition to OPO structural fats and prebiotics combinations. With the safe and premium milk source from New Zealand, the overall quality of this series is enhanced.

## 5. 提升研發水平

本集團以「裝備一代,研發一代,預研一代」的研發理念為指導,在2012年加大了產品改進和研發力度,針對不同系列產品進行細分和重新規劃,調整產品結構和優化產品配方,增強了產品競爭力。

高端新產品研發方面:針對高端消費群,本集團推出了雅士利品牌旗下的嬰兒配方奶粉金裝安貝慧和新西蘭原裝進口超級α-金裝系列奶粉。金裝安貝慧系列產品以消化吸收為主要功能訴求,配方以OPO結構油脂、α-乳清蛋白、益生元組合為主要特點,是中國市場上高端嬰兒奶粉配方,能夠在為嬰兒提供充足的營養同時促進嬰兒的消化吸收,建立健康的腸道環境,降低嬰兒腹瀉及便秘的機率。原裝進口超級α-金裝系列產品開創了雅士利品牌產品原裝進口的先河,體現集團不斷國際化的產品策略的實施。配方在OPO結構油脂、益生元組合基礎上強化了α-乳清蛋白,結合新西蘭安全優質奶源整體提升了該系列產品的品質。

Meanwhile, in regard to the optimization of existing products: the Group upgraded the formula of its existing products. In particular, we adjusted the fat content and optimized the fatty acid structure of the product and used high quality non-transgenic low trans-acid mixed vegetable oils. Coupled with the adjustment on protein, vitamin and minerals, such changes make the products achieve a feeding effect closer to maternal milk and increase their safety standard.

同時，原有產品優化方面：本集團對原有產品進行了配方升級，調整產品脂肪含量，優化產品脂肪酸結構，使用高品質非轉基因低反式酸混合植物油，結合蛋白質、維生素、礦物質的調整，使產品更接近母乳餵養效果，產品更加安全。

The research on relevant products such as special paediatric milk powder, fruit and vegetable milk powder and liquid milk for children is in progress. We will promote and sell those products step by step depending on market demand.

本集團正在進行特殊膳食嬰兒配方奶粉、果蔬奶粉及液體兒童奶等相關產品研發工作，產品將根據市場需要逐步進行推廣和銷售。

An extra-milk series of paediatric rice flour formula, which provides more nutrients to infants by adding milk protein to the original formula as a supplementary food, has been newly launched. Moreover, we are carrying out a research on a brand new high-protein series of paediatric rice flour and such product is expected to be launched in 2013.

嬰兒米粉方面，新推出了加奶系列配方，在原有配方基礎上強化了牛奶蛋白，為添加輔食的嬰兒提供更多營養。全新高蛋白系列嬰兒米粉正在研發中，預計將於2013年投入市場。

To improve the overall quality of milk powder for adults under Yashily brand, we replaced the original oligofructose with inulin, a natural dietary fiber, and refined the formula by adjusting the proportion of protein, fats, vitamins and minerals to the level which more satisfies the needs of consumers.

成人系列奶粉，使用天然膳食纖維菊粉替代原低聚果糖，對配方進行了細化和調整，在蛋白質、脂肪、維生素和礦物質的組成上更加符合消費人群需要，提升了雅士利品牌成人奶粉的整體品質。

As market competition for soymilk powder and cereal products is keen, the Group enriched the favours of its soymilk powder through the improvement in production process and formula, and introduced a new product named Five Fruits Cereal, which received high acclaim in our internal and internet assessments. Meanwhile, a high-end series Genuine Nuts Cereal was also launched into the market, expanding the product profile of the Group and strengthening its competitive edge in products under solution category.

豆奶粉及麥片沖調類產品市場競爭激烈，本集團通過對生產工藝和配方的改進，增強豆奶粉的口感；新品五果麥片成功上市，在內部測評和網絡測評中都取得了良好評價。同時，本集團推出了真果仁高端系列產品，豐富了本集團產品線，強化了在沖調類產品上的優勢。

## Business Prospects

- **Influence of Policies**

  In recent years, a series of policies and systems in respect of the paediatric milk powder market was promulgated by the Chinese authorities in order to establish and improve the national standard for safety of dairy products, and eliminate substandard small and medium sized enterprises. Large scale dairy enterprises will enjoy competitive strength in terms of the number of brands as a corollary of industrial modernization facilitated by the State.

  The high standards and rigorous requirements of the paediatric milk powder industry, together with the strict enforcement and supervision by the authorities in China, guarantee a more orderly operation and quality control of the industry. Under the new national standard, the production and competition environments of the domestic paediatric milk powder industry have been improved while the Consumer Confidence Index has gradually rebounded.

- **Industry Trend**

  China will continue to maintain a steady growth in GDP and the disposable income per capita will increase as well. The Consumer Confidence Index will stay at relatively high level. Thanks to the increasing demand in the high-end market, the growth of the high-end paediatric milk powder will surpass the overall growth level of the entire dairy products category, making the high-end series products key drivers of the Group's profitability and brand image.

  It is expected that the birth rate will remain high during 2013 and China will face the fourth baby boom in the following years. The paediatric dairy market of China will maintain an average growth of 15% in the next three to five years. Along with the acceleration of industrialization and urbanization in China, the urban market has gradually become a mechanism to allocate labour resources and this has made the large-scale migration of people between cities more obvious. It is a basic responsibility of large domestic milk powder enterprises, like our Group, to feed children left behind in more than 40,000 towns.

## 業務展望

- **政策影響**

  近幾年來,中國權威機構對於嬰幼兒奶粉市場先後出台一系列的政策制度,建立完善乳製品安全國家標準,整頓淘汰不規範的中小企業,競爭品牌數量及優勢將集中在大型的乳品企業中,這是國家堅持現代化產業體系的一個必然結果。

  嬰幼兒奶粉行業是高標準嚴要求行業,中國權威機構對行業嚴格的執法監督,使得整個行業經營秩序和質量品控有更加安全的保障。在新的國家標準規範下,國產嬰幼兒奶粉行業的生產和競爭環境日趨優質,消費者信心指數也逐步回升。

- **行業趨勢**

  中國GDP將繼續保持穩定的增長,人均可支配收入有所增加,消費者信心指數呈現較高水平,高端市場的需求日益明顯,奶粉銷量的增長率高於整體乳品類銷量的增長率,高端系列產品成為企業利潤及品牌形象的重要增長點。

  2013年,新生兒預計繼續保持高出生率水平,中國在未來幾年將迎來第四次生育高峰,未來3-5年中國嬰幼兒乳品市場將保持年均15%增長。隨著中國工業化、城市化進程的加快,城市市場逐漸成為勞動力資源的配置機制,城市間大規模的人口流動日益明顯。中國4萬多個鎮中的「留守兒童」的餵養責任基本依靠本集團等大型國產奶粉企業承擔。

In 2012, the transaction amount of online shopping in China was over RMB1.3 trillion and it is expected to surge 220% by 2014, far higher than the growth rate of 4% of the real consumption market. In particular, the transaction volume of online shopping in second- and third-tier cities increased significantly compared to that in first-tier cities.

The consumption and investment in second- and third-tier cities were greatly driven by the urbanization policy implemented by the State in 2012. Looking into the future of the pediatric milk powder sales market, instead of international chain stores, which no longer enjoy their monopolistic advantage in the paediatric milk powder market in the future, the maternal and child stores have become important retail outlets of paediatric milk powder. The increase in number of new maternal and child stores is particularly fast in second- and third-tier cities, providing a wider sales platform for the Group, which has built a solid sales foundation in those cities.

- **Corporate Strategies**

  In 2013, the Group, in consideration of the influence of policies and the change of the industry trend, will adopt more active and effective strategies for development, maintain the efficient exploration of sales channels, intensify its efforts in brand building, continue to enhance the quality control level and strengthen its research and development capabilities. We will also continue to capture more market shares and increase our overall profitability in order to develop into a stronger and bigger company. Our major initiatives will be as follow:

  — *Maintain efficient exploration of sales channels*

    In 2013, the Group will continue to undergo market segmentation according to target customer groups. We will reinforce our efforts in securing international outlets in first- and second-tier cities while maintaining our competitive edge in third- and fourth-tier cities. We will further consolidate and boost up the sales of single store while increasing our market coverage. The Group will endeavor to explore and improve the maternal and child channels and electronic commerce, and actively adopt new marketing models such as network marketing to understand new shopping habits and psychology of consumers. Leveraging on the extensive network coverage, more young consumers in second-, third- and fourth-tier cities will be allowed to participate in our online activities for any products.

2012年，中國網購交易規模超過1.3萬億元人民幣，預計到2014年，中國網絡購物的增幅高達220%，遠遠超過增長速度僅為4%的實體消費市場規模。其中，二三線城市的消費者的網購增幅更大於一線城市。

2012年，國家實行的城鎮化政策大大拉動二、三線城市的消費和投資，未來的嬰幼兒奶粉銷售市場中，國際性連鎖賣場的壟斷優勢不再明顯，母嬰店已經成為嬰幼兒奶粉銷售的重要零售終端，二三線城鎮的母嬰門店開發數量增長更加迅猛，這為在二三線城鎮有堅實銷售基礎的本集團提供了更廣的銷售平台。

- **公司策略**

  2013年，本集團將針對政策影響和行業趨勢的變化，採取更加積極有效的發展策略，繼續保持營銷渠道有效開拓、強化品牌建設力度、持續提升品質管控水平、加大產品研發實力，在繼續提升市場佔有率的同時，增強本集團整體獲利能力，把企業繼續做強做大。主要舉措如下：

  — *保持營銷渠道有效開拓*

    2013年，本集團根據顧客目標群不斷細分市場，在保持三四線市場優勢的同時，加大對一二線城市國際型賣場維護，在增加門店鋪市力度的同時，進一步鞏固和拉升門店單店銷量。本集團致力於母嬰渠道及電子商務的開拓和完善，積極採用包括網絡營銷等營銷新模式，掌握消費者新的購買習慣和消費心理，並憑藉強大的網絡覆蓋優勢，讓更多的二三四線城市的年輕消費者同樣可以參與任何產品的在線活動。

The Group will adopt a more active and effective sales strategy for its products, and strengthen and optimize its product profile in 2013. To provide premium and safe products which fulfill the requirements of every class, we will take a proactive stance to launch ultra high-end and high-end products on the foundation of the effective promotion of middle- and high-end products, and will also increase our penetration rate of middle-end products with affordable price in rural markets. We will intensify our efforts in the promotion of "milk source imported from New Zealand" by improving the sales and marketing activities with a view to boosting up our sales volume.

In 2013, the Group will continue to strengthen the management of distributors and policy enforcement, and monitor and control the procurement, sale and inventory of products in the channels with the application of the system software. Moreover, thanks to the real-time connection between our professional sales team and extensive sales guidance system, we would provide more accurate services and management for the distributors to ensure that our products can be quickly circulated, penetrated and promoted.

Following the division and reorganization of different departments, in 2013, the Group will continue to enhance the management level of our internal sales team and build up organizational functionality by carrying out a more meticulous and accurate team management of the milk powder business segment, developing and expanding the team of brewed drink business segment and improving the level of professional services offered by our team in nutrition department. In addition, we will establish competitive incentive and assessment management scheme and provide competitive remuneration package in order to boost up the growth of sales and achieve better performance in the market.

– *Enhance brand building*

Competition on branding is the comprehensive competition on quality management and influence of brand. In 2013, to maintain the continuous increase in sales of existing products, the Group will keep upholding its core brand image of "100% pure, confidence and love".

2013年,本集團將採取更加積極有效的產品銷售策略,堅固和優化產品結構,在有效推動中高端產品的基礎上,積極推進超高端及高端產品的上市,加大中端平價產品在鄉鎮市場的滲透,為消費者提供優質安全且符合各層次需求的產品。本集團將繼續強化「新西蘭進口奶源」的宣傳,加強銷售和促銷活動,拉動市場銷量的提升。

2013年,本集團將持續加大對經銷商的管理和政策執行力度,通過系統軟件對渠道產品的進銷存進行監控和管理,並由專業化的營銷團隊和龐大的導購系統實時對接,為經銷商提供更加精準的服務和管理,確保產品快速流通、滲透和推廣。

2013年,本集團在完成事業部拆分重組的基礎上,繼續加強內部營銷團隊的管理水平和組織機能建設,加強對奶粉事業部團隊的精細化和精準化管理,發展和壯大沖調事業部的團隊建設,提升營養部團隊的專業化服務水平,並配套具有競爭力的激勵考核管理辦法和薪酬體系,以更有效地推動銷售的快速增長,獲取更佳的市場表現。

– *強化品牌建設力度*

品牌的競爭就是品質管理力和品牌力的綜合競爭。2013年,本集團將再繼續宣傳「純淨百分百,信任百分百,真愛百分百」核心品牌形象,以支持現有產品銷售的不斷增長。

*In respect of traditional media,* we will increase our investment in promotion by placing advertisements on CCTV, a major television broadcast platform with quality resources, together with various popular television channels to promote our Super a-Golden Stage series, originally imported high-end products from New Zealand.

*In respect of on-ground promotion which combines online and offline activities,* we will continue to hold parent-child activities across the country. Our target is to increase the number of events by 30% in order to enrich the customer experience through face-to-face communication with the consumers.

*In respect of new media,* we will increase investment and continue to expand interactive activities by consolidating our efforts in marketing, development of mobile apps about breeding, and innovative promotion via online videos to increase the influence of Yashily brand amongst new-generation parents.

*In respect of promotion of professional image,* we will continue our basic maternal and child support by hiring more experts to share experiences relating to eugenics and quality education, breast feeding, early education and international innovative technology with the general maternal and child medical and nursery personnel and consumers and provide relevant training to enhance our professional brand image.

In 2013, to enhance a sense of intimacy of our brand, the Group will continue to select celebrities with healthy images to be our spokespersons. We will also keep increasing our own professional organizational capability to implement a harmonious, predictable and convincing advertising campaign which involves the promotion and broadcast, formulation, optimization, execution and assessment of the brand by means of advertisements, sales promotion, marketing events, packaging and network media which would help to establish our brand image. As a result, every promotion and marketing activities will be connected and united with each other and this could deepen the target consumers' impression to our brand. Through the above measures and strategies, we could send our brand connotation to the consumers, accumulate brand assets and enhance brand reputation.

*傳統媒體方面*：加大宣傳投入，透過央視這一核心電視傳播平台的優質資源，結合多家優勢電視媒體，對新西蘭原裝進口超級a金裝高端產品進行廣告支持。

*線上線下結合的地面宣傳方面*：繼續在全國範圍內舉行親子系列活動，活動場次增長30%，與消費者開展面對面的溝通，增加消費者產品體驗。

*新媒體方面*：加大投入，繼續加大互動活動整合營銷、育兒手機APP開發、網絡視頻創意營銷等方面的力度，提升雅士利品牌在新生代父母中的影響力。

*專業形象宣傳方面*：繼續對基層母嬰事業的支持，聘請更多的專家為基層母嬰醫護人員、消費者進行從優生優育、母乳餵養、早教、國際新技術等經驗的分享和培訓，以提升專業品牌形象。

2013年，本集團將繼續選用健康的明星為品牌代言，增加品牌親和力，不斷提升自身專業策劃能力，執行品牌的整合營銷傳播，制定、優化、執行並評價協調的、可測度的、有説服力的品牌傳播計劃，將廣告、銷售促進、市場營銷、包裝、網絡媒體等行為以有利於品牌的形式呈現，讓每一個行銷動作之間相互呼應，又融為一體，以深刻強化目標消費群對於品牌的印象，通過這些手段及策略向消費者傳達品牌信息，累積品牌資產，提升品牌美譽度。

- *Upgrading the level of quality control*

  The Group will continue to strengthen the management of product quality, provide high quality, safe and premium products to consumers by the four major security systems which are 100% imported milk, international quality food safety commission, a state-level group of parenting specialists and the adoption of strict national and international standards. The Group will continue to carry out strict quality supervision on all products, which covers inspection on milk sources to finished products. We also conduct stringent testing on every steps of the whole supply chain spanning from purchase to manufacture and to circulation to ensure that the Group's products achieve 100% pass rate and to guarantee the freshness of our products.

  At the same time, the Group will continue to actively participate in international activities and projects that are conductive to the enhancement of product quality and safety. The Group will be in line with international standard to raise the level of the Group's food safety control. The Group will also continue to strengthen the cooperation with the third-party independent authorities, and supervision and inspection departments, in order to promote the healthy and orderly development of China's entire dairy industry.

- *Enhancing product research and development and promotion of new products*

  With the research and development strategy of "apply research and development as well as advanced researches by generation", in 2013, the Group will continue to strengthen the investment in product research and development, consolidate and perfect the product structure, enhance the production technology and optimize the product formula, in order to provide China's customers with more higher quality and safer product series.

- *提升品質管控水平*

  本集團將繼續加強產品品質管理，通過四大保障體系即100%進口奶源、國際質量食品安全委員會、國家級育兒專家團、採用嚴格的國家和國際標準，為廣大消費者提供高品質、安全和優質的產品。繼續堅持每個成品從奶源檢測到成品檢測的嚴格質量管理，從採購到生產到流通整個供應鏈的到位監控，確保本集團的產品100%合格，保證產品的日期新鮮度。

  同時，本集團將繼續積極參加有利於提升產品質量和安全的國際活動和項目，與國際標準接軌，提高本集團食品安全控制水平。本集團也將繼續加強與第三方獨立的權威機構、監督和檢測部門合作，以推動中國乳製品整體行業的健康有序發展。

- *加大產品研發和新品推廣*

  本著「裝備一代，研發一代，預研一代」的研發策略，本集團將在2013年持續加強對產品研發的投入，鞏固和完善完整的產品結構，提升製造工藝，優化產品配方，為中國消費者提供更多更優質更安全的系列產品。

The Group will make a strong push into the liquid-form nutritious drinks industry in the second half year of 2013, orienting to middle-high-end high plant protein drinks. The Group is now conducting activities such as market research, product research and development, packaging design, advertising plans and promotion strategies in accordance with the listing plans. With the launch of subsequently relevant work, liquid-form nutritious drinks industry will certainly become a new growth point of the Group.

本集團將在2013年下半年強勢進軍液態營養飲品事業領域，該新品是定位於中高端的高蛋白植物蛋白飲品。目前正按既定上市計劃，開展市場研究、產品研發、包裝設計、傳播規劃、推廣策略等工作。伴隨後續相關工作的開展，液態營養事業必將成為本集團全新的業績增長點。

– *Strengthening of overseas construction projects*

In 2013, while adhering to the policy of importing premium dairy raw materials, the Group will also strengthen the construction process and progress of the New Zealand factory project. The Group will continue to consolidate and expand the competitive advantages over other manufacturers of pediatric milk formula in China, ceaselessly integrate international resources to reinforce the product quality and safety, and strive to develop the Group into an internationalized, professionalized and standardized international enterprise.

– *加強海外項目建設*

2013年，本集團在繼續堅持採用進口優質乳品材料政策的同時，將加強新西蘭工廠項目的籌建進程和實施力度，繼續穩固和擴大與國內其他中國嬰幼兒配方奶粉生產商的競爭優勢，不斷整合國際資源強化產品質量和安全，努力將本集團打造成為國際化、專業化和規範化的國際企業。

– *Strengthening the performance evaluation management*

The Group will continue to strengthen the implementation and management of internal target budget in 2013, with effective incentives to raise the achievement rate of the budget. The Group will also continue to foster detailed management on internal organizations to strengthen the formulation and implementation of the team's Key Performance Indicators. In order to meet the Group's management indicators and achieve the Group's sales targets, the indicator of process management will be linked directly to the salaries and bonuses of the executive team members to boost morale of the team and improve the execution ability.

– *強化績效評價管理*

2013年，本集團將繼續加強內部目標預算的執行和管理，並通過有效的激勵機制提高預算的達成率；持續加強對內部組織的精細化管理，深化團隊KPI績效指標的制定和執行；將過程管理指標與執行團隊的薪水、獎金掛鉤，借此鼓舞團隊士氣以及提高執行力，促使集團經營管理指標的完成和銷售目標的實現。

### Management system

In 2012, all departments under the Group have realised our spirit of fully raising management capabilities in a serious and thorough manner, optimising the structure of production capacity, raising economic effectiveness and realising the sustainable and healthy development of our internal management. Specific measures included: deepen the understanding of staff and strengthen their "mastery" awareness, so that they would be conscious of maintaining the reputation and brand of our Group and thus strengthen the fundamental protection of our development; clearly determine the mode to continue to promote the construction and implementation of our ERP system, as well as enhance every aspects of fundamental management; realise a relatively rapid growth of business scale via detailed deployment and innovative operation; adjust structure and unify the pace to foster the co-ordination and development of all departments in unity; solidify foundation and raise the management and control capabilities of the Group over all departments and subsidiaries; strengthen the support to create a better atmosphere for development.

### 管理體系

2012年,本集團各部門認真貫徹執行集團關於全面提升管理能力的精神,優化產能結構,提高經濟效益,實現集團內部管理持續健康發展。具體措施包括:提高認識,增強員工「主人翁」意識,自覺維護集團信譽和品牌,加強了集團發展的基礎性保障;明確模式,繼續深化集團ERP體系建設和實施,強化各項基礎管理;精心部署,創新經營,實現了業務規模的較快增長;調整結構,統一步調,促進了各部門協調發展,形成合力;夯實基礎,提升集團對各部門及子公司的管控能力;加強支撐,營造了更加良好的發展氛圍。

## Public Relations and Crisis Management

With the maintenance of an active and effective means of promotion, we disseminate relevant information to external parties in a public and transparent manner. We also maintain good communication with all promotion departments and authorities to update the latest company information on a timely basis, as well as take an active role in participating in various social welfare and charitable events.

## 公共關係及危機處理

本集團保持積極有效的宣傳方式,公開透明地向外界傳達相關信息;並與各宣傳部門、機構保持良好的溝通關係,及時更新並發佈公司最新信息,積極參與社會公共事業和各項慈善活動。

We have internally established a set of complete risk management methods and response mechanism, and address complaints from consumers and issues concerned by the media via our risk management centre in a timely and accurate manner. Meanwhile, we are highly concerned about possible problems reflected by the market, and provide good service to consumers in advance to prevent the occurrence of risks. We have established a news centre to pay serious attention to the trend and news of the industry as well as the issues raised by the media, in order to respond to any incidents of the industry in a timely manner. We eliminated negative impacts and maintained a well-recognised reputation in the industry through the effective communication with and dissemination of information to the public and media.

本集團內部制定了一套完整的危機管理辦法及應對機制，並通過本集團危機處理中心，及時、準確地處理消費者的投訴及媒體關注的問題；同時，本集團高度重視市場反映可能出現的問題，提前為消費者提供良好服務，預防危機事件的發生。本集團設立新聞中心，高度關注行業動向及新聞事件，關注輿論界反映的問題，對行業事件及時作出反應。通過與公眾及媒體有效溝通，公佈信息，消除影響，樹立在行業中良好地位。

## Human Resources

As at 31 December 2012, the Group has a total of 5,929 full-time employees. The total employee cost for the year was approximately RMB313.7 million (2011: RMB246.3 million). The increment in total employee cost was mainly due to the increase in head count, average salary and expenses on social insurance.

We place high concern on the motivation of staff, and have established and maintained a performance review system based on staff's performance and competence and remuneration incentive system, which matches employee's income positively with personal effectiveness. We provide guidance on staff's career development and improvement in capabilities, together with basic salary and basic incentives such as performance-based bonus, welfare and benefits as well as long-term incentive of share option schemes, to attract and retain more outstanding talents.

## 人力資源

截至到2012年12月31日，本集團共有5,929名全職僱員。本年僱員總成本約為人民幣313.7百萬元(2011年：人民幣246.3百萬元)。僱員總成本的增加主要是因為員工人數的增加以及員工平均薪酬及社保費用增加。

本集團注重員工激勵，建立健全基於業績和能力的績效評價與薪酬激勵體系，將僱員的收益和個人工作成效正向匹配，為僱員的職業發展和能力提升提供方向指引，同時結合基本薪金、績效花紅及福利等基礎激勵，股權計劃的長期激勵，以吸引和保留更多優秀人才。

Upholding the concept that "talents are the most invaluable asset of the Company", the Group formulates middle and long term human resources planning in accordance with its needs on strategic development in the future, while fosters the building of its pools of talents and provides elites with systematic and specific nurturing plans. The Group also continues to promote the optimisation of its training system, and will commence the construction of the Corporate University of Yashili, with an aim to establish a strong and industry-leading talent development system in line with its future corporate development.

本集團貫徹「人才是公司最重要資產」的理念，結合未來戰略發展需要建立中長期人力規劃，推進人才梯隊建設，並為優秀人才提供系統及針對性的培養計劃。集團已持續推動培訓體系的精進並將啟動雅士利企業大學平台建設，以期建立配合未來企業發展以及行業領先的強大人才發展系統。

The Group also strives to deepen the establishment of corporate culture, and has started to streamline its corporate culture and concept, with an aim to fully utilise its functions of soft power via the establishment of core culture and sharing of value and objectives, matching of strategies as well as guidance on the establishment of corporate system and human resources structure. The Group will motivate and encourage its staff and build up a professional team with passion and pursuit of excellence, which will in turn enhance the overall operation efficiency of the enterprise, staff loyalty as well as overall profitability.

本集團還致力於深化企業文化建設，目前已啟動雅士利企業文化理念提煉梳理項目，以期通過建立核心文化與共享價值理念，匹配戰略、並指引公司制度與人力資源體系建設，充分發揮軟實力功能，激發員工的工作源動力與積極性，建設富於激情、追求卓越的職業化團隊，從而提高企業的整體運營效率、員工向心力和整體盈利能力。

## Corporate Governance and Investor Relations

## 企業管治及投資者關係

The Group considers that the effective communication with shareholders, investors and prospective investors is the essential element for enhancing investor relations and allowing investors to understand the business performance and strategies of the Group. The Group maintains good communication and exchanges with investors through various channels and means such as on-site receptions, telephone conferences and non-trade roadshows, etc.

本集團認為，與股東、投資者及潛在投資者進行有效溝通，乃提升投資者關係及讓投資者瞭解本集團業務表現及策略的要素。本集團通過現場接待、電話會議及參加券商投資峰會等多種渠道和方式與投資者進行良好地溝通和交流。

To foster effective communication, we have set up a website (www.yashili.hk) available for public perusal, which contains the latest information on our financial information, practices on corporate governance and other data.

為促進有效溝通，本集團設有網站www.yashili.hk，刊載有關本集團財務資料、企業管治常規及其他數據的最新情況，以供公眾查閱。

## Corporate Citizen and Social Responsibilities

As a domestic leading dairy product enterprise, the Group has a very high sense of social responsibilities, and performs corporate social responsibilities in an active and passionate manner when developing the enterprise. During the period, the Group has donated cash to charities in "Poverty Alleviation Day in Guangdong", donated quality dairy products and cash to China Foundation for Poverty Alleviation in "World Milk Day", and also distributed financial support and materials to the poor and handicapped in Chaozhou in the "National Assistance to Poor and Handicapped Day". The Group established the "Scholarships for Students and Teachers of Anbu Primary School (庵埠小學獎學獎教金)" after the construction of the new school building of Chaoan Anbu Primary School (潮安庵埠小學) was completed. Moreover, the Group also donated materials to underprivileged students in Chaoan in the "Care Package Project — Dream Realization 2012 (愛心包裹項目圓夢2012大型公益活動)", a large-scale charity activity, donated materials to the "Sun Village" in Beijing, and donated cash and materials to the mothers and their children living in the mountain areas in Zhenghe County, Fujian during a visit.

Scient (Guangzhou) Baby Nourishment Co., Ltd ("Scient (Guangzhou)") has mitigated the milk powder shortage of the Institute of Welfare in Guangxi (廣西福利院) by donating milk powder products through Guangxi Charity Federation (廣西慈善總會) and donating materials and cash to the Project 120 Maternal and Infant Health (母嬰平安120項目) organised by China Foundation for Poverty Alleviation. Scient (Guangzhou) was awarded the "Poverty Alleviation and Care Award 2012 (2012年度扶貧愛心獎)" by China Foundation for Poverty Alleviation.

In 2012, the Group donated money and materials with a total value of over RMB3.9 million (2011: RMB2.0 million) to charitable initiatives.

## 企業公民及社會責任

本集團作為國內嬰幼兒奶粉的第一陣營品牌企業，具備高度的社會責任感，在企業發展的同時，積極、熱心履行企業社會責任。期內，本集團在「廣東扶貧濟困日」向慈善機構捐贈了現金；在「世界牛奶日」向中國扶貧基金會捐贈了優質乳製品及現金；在「全國助殘日」期間向潮州受助者發放慰問物品；在潮安庵埠小學新校舍落成後，集團為其專設了「庵埠小學獎學獎教金」；在潮安「愛心包裹項目圓夢2012大型公益活動」中向貧困學生捐贈物品；向北京「太陽村」捐贈物品；在福建政和縣山區探訪母嬰活動中捐贈現金及物品。

施恩(廣州)嬰幼兒營養品有限公司(「施恩(廣州)」)通過廣西慈善總會向廣西福利院捐贈奶粉產品以緩解其奶粉緊缺；向中國扶貧基金會母嬰平安120項目捐贈物資和現金；施恩(廣州)榮獲中國扶貧基金會頒發的「2012年度扶貧愛心獎」。

於2012年，本集團合計為慈善公益事業捐款物價值超過人民幣3.9百萬元(2011年：人民幣2.0百萬元)。

## Financial Review

## 財務回顧

### Turnover

For the year ended 31 December 2012, the Group's revenue amounted to RMB3,655.1 million (2011: RMB2,957.8 million), representing a 23.6% increase compared to the preceding year.

### 收入

截至2012年12月31日止年度，本集團之收入達人民幣3,655.1百萬元(2011年：人民幣2,957.8百萬元)，較去年增長23.6%。

### Revenue breakdown by brand and product category

### 按品牌及產品類別劃分之收入

| | | 2012 RMB million 人民幣百萬元 | 2011 RMB million 人民幣百萬元 | Percentage change 變動比例 |
|---|---|---|---|---|
| Yashily paediatric milk formula products | 雅士利嬰幼兒配方奶粉 | 2,478.3 | 1,825.5 | 35.8% |
| Scient paediatric milk formula products | 施恩嬰幼兒配方奶粉 | 653.4 | 608.6 | 7.4% |
| Nutrition products | 營養食品 | 489.4 | 473.3 | 3.4% |
| Others | 其他 | 34.0 | 50.4 | –32.5% |
| Total | 總計 | 3,655.1 | 2,957.8 | 23.6% |

For the year ended 31 December 2012, sales revenue from our Yashily paediatric milk formula products amounted to RMB2,478.3 million (2011: RMB1,825.5 million), representing an increase of 35.8% from last year, which was mainly attributable to overall growth of sales volume boosted by the successful sales strategies. Sales revenue from our Scient paediatric milk formula amounted to RMB653.4 million (2011: RMB608.6 million), representing an increase of 7.4% from last year. Growth momentum of Scient brand was mainly contributed to the launch of Merla series into market in the middle of 2012.

截至2012年12月31日止年度，雅士利品牌嬰幼兒配方奶粉產品實現銷售收入人民幣2,478.3百萬元(2011年：人民幣1,825.5百萬元)，較上年增長35.8%，增長主要源自成功的銷售策略拉動的銷售量的整體增長；而施恩品牌嬰幼兒配方奶粉產品則實現銷售收入人民幣653.4百萬元(2011年：人民幣608.6百萬元)，相比上年增長7.4%。增長動力主要來源於2012年年中推出市場新產品美兒樂系列。

For the year ended 31 December 2012, sales revenue from our nutrition products amounted to RMB489.4 million (2011: RMB473.3 million), representing an increase of 3.4% from last year, which was mainly due to the growth in sales revenue from oatmeal and milk powder for adults driven by the growth in market demand.

截至2012年12月31日止年度，營養食品實現銷售收入人民幣489.4百萬元(2011年：人民幣473.3百萬元)，較上年增長3.4%，增長主要來自於市場需求增加而拉動的麥片以及成人系列奶粉銷售收入的增長。

Revenue from other products decreased from RMB50.4 million in 2011 to RMB34.0 million in 2012, mainly due to the decrease in the sales of surplus raw material.

其他產品收入由2011年人民幣50.4百萬元減至人民幣34.0百萬元，主要由於剩餘原材料銷售減少。

## Revenue by city tiers — *Yashily paediatric milk formula*

## 按城市級別劃分之收入 — *雅士利嬰幼兒配方奶粉*

| | | **2012 RMB million 人民幣百萬元** | 2011 RMB million 人民幣百萬元 | Percentage change 變動比例 |
|---|---|---|---|---|
| First-tier cities[1] | 一線城市[1] | **313.6** | 263.2 | 19.1% |
| Second-tier cities[2] | 二線城市[2] | **1,108.9** | 930.8 | 19.1% |
| Third-tier cities and others[3] | 三線城市及其他[3] | **1,055.8** | 631.5 | 67.2% |
| Total | 總計 | **2,478.3** | 1,825.5 | 35.8% |

## — *Scient paediatric milk formula*

## — *施恩嬰幼兒配方奶粉*

| | | **2012 RMB million 人民幣百萬元** | 2011 RMB million 人民幣百萬元 | Percentage change 變動比例 |
|---|---|---|---|---|
| First-tier cities[1] | 一線城市[1] | **66.0** | 64.5 | 2.3% |
| Second-tier cities[2] | 二線城市[2] | **437.1** | 437.5 | –0.1% |
| Third-tier cities and others[3] | 三線城市及其他[3] | **150.3** | 106.6 | 41.0% |
| Total | 總計 | **653.4** | 608.6 | 7.4% |

(1) Includes direct-controlled municipalities, provincial capital cities and capital cities of autonomous regions such as Beijing, Shanghai, Guangzhou, Chongqing, Nanchang and Shijiazhuang.

(1) 包括北京、上海、廣州、重慶、南昌及石家莊等直轄市、省會城市及自治區首府。

(2) Includes prefecture-level cities such as Dongguan, Nanyang, Jiujiang and Foshan.

(2) 包括東莞、南陽、九江及佛山等地級市。

(3) Includes county-level cities such as Jinjiang, Yunmeng, Bozhou, Kunshan and Luohe.

(3) 包括晉江、雲夢、亳州、昆山及漯河等縣級市。

The above sales are classified based on the tier of the cities where the distributors are registered.

上述銷售是以經銷商註冊所在地歸屬的城市級別劃分的。

Boosted by the successful sales strategies, sales for both Yashily and Scient paediatric milk formula reported growth.

在成功的銷售策略拉動下，雅士利及施恩嬰幼兒奶粉銷售量均實現了增長。

In 2012, the Group has further expanded its distribution channel downward. Some of the third-tier and other markets covered by distributors in first and second-tier cities are operated by local distributors. In addition, Yashily and Scient brand have stronger market advantage in third-tier and other level of cities, where both brands achieved growth rate of over 40% in third-tier cities and cities of other tiers.

於2012年，集團進一步進行分銷渠道下沉，部份的原由一二線城市經銷商覆蓋的三線城市及其他市場由當地的經銷商經營。再且，雅士利及施恩品牌在三線及其他級別城市更具優勢，雙品牌的銷量均在三線城市及其他級別城市取得超過40%的增長。

## Gross profit

For the year ended 31 December 2012,the Group recorded gross profit of RMB1,961.7 million (2011: RMB1,538.3 million), representing an increase of 27.5% from last year, and gross profit margin was 53.7% (2011: 52.0%). In order to push the further development of the market, more sales discount has been granted by the Group. On the other hand, the optimization of product structure and the decrease in the average cost of raw milk powder during the year positively improved the profit margin. Due to the combined effects, gross profit margin grew by 1.7% compared with last year.

## 毛利

截至2012年12月31日止年度，本集團錄得毛利為人民幣1,961.7百萬元(2011年：人民幣1,538.3百萬元)，較去年上升27.5%，毛利率為53.7%(2011年：52.0%)。為了拉動市場進一步發展，本集團於本年度給予了更多銷售折扣，而另一方面，本集團產品結構的優化以及原料粉平均成本的下降對毛利率有積極的提升作用。綜合影響下，毛利率較去年上升1.7%。

## Selling and distribution expenses

For the year ended 31 December 2012, the Group has incurred selling and distribution expenses of RMB1,222.7 million (2011: RMB1,061.9 million), representing an increase of 15.1% from last year, which was mainly due to the increase in salary, social security fees, expenses in sales promoters and promotion expenses. Although the sales revenue grew by 23.6%, while selling and distribution cost increased by only 15.1%. The ratio of selling and distribution cost over revenue decreased to 33.5% (2011: 35.9%), among which advertisement expenses incurred in 2012 was lower than that of 2011, positively driving down the selling and distribution cost ratio over revenue.

## 銷售及經銷開支

截至2012年12月31日止年度，本集團發生銷售及經銷開支為人民幣1,222.7百萬元(2011年：人民幣1,061.9百萬元)，較去年增加了15.1%，主要由於工資、社保費、導購人員費用以及推廣促銷費用的增加所致。主要是因為年度銷售額增長23.6%，而銷售及經銷開支增幅只有15.1%。銷售及經銷開支佔收入的比例下降至33.5%(2011年：35.9%)，其中雖然銷售收入增加，本集團2012年廣告費用較2011年有所節省，對銷售及經銷開支佔比下降有較正面的影響。

## Administrative expenses

For the year ended 31 December 2012, administrative expenses amounted to RMB202.1 million (2011: RMB185.5 million), representing an increase of 8.9% from last year, which was mainly due to the increase in salary, social security fees and taxes expenses.

## Net finance income

For the year ended 31 December 2012, net finance income amounted to RMB86.9 million (2011: RMB62.4 million). The growth was primarily due to the increase in investment income during the year and gain from fair value changes from the wealth management products with capital preservation as at 31 December 2012.

## Income tax expense

For the year ended 31 December 2012, the Group has provided income tax expense of RMB175.9 million (2011: RMB67.0 million), and the effective income tax rate was 27.2% (2011: 17.8%). The increase in income tax expense was mainly due to the surge in total profit before tax. The overwhelming majority of the Group's profit before tax comes from subsidiaries located in the Mainland China. Since 2012, the applicable income tax rate for the Group's subsidiaries in the Mainland China was 25% except for Yashili (Zhengzhou) which is in construction period. In addition, withholding tax rate of 5% is applicable for profit distribution from the Group's subsidiaries in Mainland China to oversea subsidiaries in Hong Kong. So the effective integrated tax rate for 2012 was 27.2%. In 2011, our subsidiary, Scient (Guangzhou) has recognised deferred income tax asset on the deductible tax loss brought forward from previous years and therefore resulting in the lower effective income tax rate in 2011.

## Investment property

As at 31 December 2012, the balance of investment property amounted to RMB112.0 million (31 December 2011: RMB76.3 million). The increase was mainly due to surplus warehouse leased by the Group to third parties during the year.

## 行政開支

截至2012年12月31止年度，行政開支為人民幣202.1百萬元(2011年：人民幣185.5百萬元)，較去年增加了8.9%，主要由於工資福利、社保費用以及税費增加所致。

## 淨財務收入

截至2012年12月31日止年度，淨財務收入為人民幣86.9百萬元(2011年：人民幣62.4百萬元)。增長主要是由於保本型理財產品年內投資收益及於2012年12月31日公允價值變動收益的增長。

## 所得稅開支

截至2012年12月31日止年度，本集團計提的所得税費用為人民幣175.9百萬元(2011年：人民幣67.0百萬元)，實際所得税率為27.2%(2011年：17.8%)。所得税費用的增加主要是因為税前利潤總額的增長。本集團絕大部分税前利潤來源於中國內地的子公司。自2012年起，本集團中國內地的子公司除了處在建設期的雅士利(鄭州)以外，適用企業所得税率為25%。此外，本集團於中國內地子公司向香港境外子公司進行利潤分配時需就利潤分配額繳納5%的預提所得税。2012年綜合税率為27.2%。2011年本集團確認了子公司施恩(廣州)部分以前年度留抵的税務虧損相應的遞延所得税資產從而使得2011年的有效所得税率較低。

## 投資物業

於2012年12月31日，投資物業餘額為人民幣112.0百萬元(2011年12月31日：人民幣76.3百萬元)。增加主要是因為本集團於年內將部分富餘的倉庫用於對第三方出租。

## Prepayments and other receivables

As at 31 December 2012, balance of non-current prepayments and other receivables amounted to RMB184.2 million (31 December 2011: RMB11.0 million). The increase in the balance mainly represented deposit for acquisition of land use right, and prepayments for purchase of equipment for production of liquid drink in Zhengzhou plant. In the second half of 2012, the Group successfully won the bidding for land in Central Business District in Shantou City's key economic planning zone for construction of new headquarters in Mainland China and Food Research Institute. The project is planned to be funded by proceeds from the listing and self-own funding.

## 預付及其他應收款

於2012年12月31日，非流動預付款及其他應收款餘額為人民幣184.2百萬元(2011年12月31日：人民幣11.0百萬元)，餘額的增加主要為購買土地使用權的定金以及鄭州工廠生產液態飲料所需設備的預付款。於2012年下半年，本集團成功投得汕頭市重點經濟規劃的商務中心區地塊，用於國內新總部及食品研究院的建設。該項目建設所需資金計劃是上市籌集資金及自有資金相結合。

## Inventory

As at 31 December 2012, the Group's inventory balance amounted to RMB652.9 million (31 December 2011: RMB577.7 million), of which, balance for raw materials and finished goods increased by RMB46.8 million and RMB48.0 million respectively. To satisfy more strong market demand in 2013, the Group had stored up more raw materials and finished goods.

## 存貨

於2012年12月31日，本集團存貨餘額為人民幣652.9百萬元(2011年12月31日：人民幣577.7百萬元)，其中原材料及產成品餘額分別增加人民幣46.8百萬元及人民幣48.0百萬元。為保障2013年更加旺盛的市場需求，本集團增加了原材料及產成品的庫存儲備。

## Other investment and other bank deposits

As at 31 December 2012, other investment represents wealth management product with capital preservation and anticipated annualized yields ranging from 2.8% to 3.7%.

As at 31 December 2012, other bank deposits include short-term bank deposits amounted to RMB612.0 million which will be mature in one year and long-term bank deposits amounted to RMB306.1 million which will be mature in 2–3 years with interest rates between 3.2%–4.7% per annum.

## 其他投資及其他銀行存款

於2012年12月31日，其他投資為保本型理財產品，預期年化收益率為2.8%至3.7%。

於2012年12月31日，其他銀行存款包括短期銀行定期存款人民幣612.0百萬元，預計於1年內到期；以及長期銀行存款人民幣306.1百萬元，預計於2至3年內到期，年化收益率介於3.2%至4.7%之間。

## Trade and bills receivables

As at 31 December 2012, the Group's trade and bills receivables amounted to RMB26.8 million (31 December 2011: RMB52.3 million), which was mainly due to the improvement of credit limit control by the Group. In 2012, the trade receivable turnover days were 3 days (2011: 6 days).

## 貿易應收款及應收票據

於2012年12月31日，本集團貿易應收款及應收票據金額為人民幣26.8百萬元(2011年12月31日：人民幣52.3百萬元)，主要由於本集團更完善的信限控制。於2012年，貿易應收款周轉天數為3天(2011年：6天)。

## Trade and other payables

As at 31 December 2012, balance of trade and other payables of the Group amounted to RMB1,028.6 million (31 December 2011: RMB720.1 million). The increase in balance was mainly due to 2 factors: (1) The Group has procured more raw material to satisfy strong market demand in the fourth quarter of 2012, therefore amount payable for raw material increased by RMB110.4 million; (2) The balance of customers' prepayments received by the Group increased by RMB142.7 million due to strong market demand in January 2013.

## 貿易及其他應付款

於2012年12月31日，本集團貿易及其他應付款餘額為人民幣1,028.6百萬元(2011年12月31日：人民幣720.1百萬元)。餘額的增加主要在於兩個方面，第一，於2012年第四季度，為滿足旺盛生產需求，本集團的原料採購量增加，應付材料款因此增加人民幣110.4百萬元；第二，2013年1月市場需求旺盛，本集團收取的預收貨款餘額增加人民幣142.7百萬元。

## Contingent liabilities

As at 31 December 2012, the Group did not have any material contingent liabilities (31 December 2011: nil).

## 或然負債

於2012年12月31日，本集團並無重大或然負債(2011年12月31日：無)。

## Capital commitment

As at 31 December 2012, total capital commitment of the Group amounted to RMB824.3 million (31 December 2011: RMB63.0 million). The balance as at 31 December 2012 included part of the capital expenditure budget for Yashili New Zealand plant amounting to RMB700.0 million, authorised by the board but not contracted.

## 資本承擔

於2012年12月31日，本集團資本承擔總額為人民幣824.3百萬元(2011年12月31日：人民幣63.0百萬元)。2012年12月31日包括了董事會已批准未訂約的新西蘭工廠部分資本開支預算人民幣700.0百萬元。

## Profit attributable to equity shareholders of the Company

The Group's profit attributable to equity shareholders of the Company amounted to RMB468.5 million, a 53.0% increase compared to the preceding year. This was mainly contributed by growth in profit margin, decrease in the ratio of selling and distribution expenses over the Group's revenue and increase in income from wealth management products with capital preservation.

## 本公司股權持有人應佔溢利

本集團股權持有人應佔溢利為人民幣468.5百萬元，較去年上升53.0%，主要得益於毛利潤率上升、銷售及經銷成本佔比下降以及保本理財產品收入的增加。

## Provision for doubtful debts

At 31 December 2012, we had provision for doubtful debts of RMB0.9 million (2011: RMB1.5 million). The provision was for individually impaired receivables relating to customers that were in default or delinquency of payments. We do not hold any collateral or other credit enhancements over such amounts. We regularly reviewed aging of receivables and considered provision based on a number of factors such as whether the debtors encounter significant financial difficulties, the probability that the debtor will file for bankruptcy or be subject to financial reorganization, and the possibility of default or delinquent payments.

## 呆賬撥備

於2012年12月31日，本集團的呆賬撥備為人民幣0.9百萬元(2011年：人民幣1.5百萬元)。該等撥備是與拖欠付款的客戶有關的個別減值應收款而作出的撥備。本集團並無就該等金額持有任何抵押品或其他信貸增級。本集團定期審閱應收款的賬齡，並考慮根據若干因素計提撥備，例如債務人是否出現重大財務困難、債務人申請破產或進行財務重組的概率，以及拖欠付款的可能性。

## Provision for impairment and disposal losses of inventories

At 31 December 2012, we had provisions for impairment of inventories of RMB0.1 million (2011: RMB3.2 million). In addition, we also recorded losses on disposal of inventory of RMB2.1 million (2011: RMB0.4 million), which were primarily due to disposal of deteriorated inventory and disposal of unused packaging materials.

## 存貨減值撥備和報廢虧損

於2012年12月31日，本集團存貨減值撥備結餘為人民幣0.1百萬元(2011年：人民幣3.2百萬元)。此外，本集團亦錄得存貨報廢虧損人民幣2.1百萬元(2011年：人民幣0.4百萬元)，主要由於報廢受損的的存貨以及處置不使用的包裝物料。

## Pledge of assets

At 31 December 2012, bank deposits, other investment and certain property, plant and equipment with aggregate carrying amounts of approximately RMB417.0 million (31 December 2011: RMB92.5 million) were pledged by the Group to secure certain loans and borrowings and issuance of letter of credit. Details are set out in the relevant notes to the annual financial statements.

## 已抵押資產

於2012年12月31日，本集團已抵押之銀行存款、其他投資及若干物業、廠房及設備賬面值合共約人民幣417.0百萬元(2011年12月31日：人民幣92.5百萬元)，以獲得若干借款及開具信用證。有關詳情載於年度財務報表相關附註。

## Liquidity and capital resources

At 31 December 2012, the Group's liquidity included cash and cash equivalents, restricted bank deposits to be released within one year, bank fixed deposits to be mature within one year and wealth management products with capital preservation of RMB3,184.7 million in aggregate (31 December 2011: RMB2,834.0 million). The increase in the total amount of liquidity was mainly contributed by net cash inflow generated from the realization of net profit ended in 2012.

## 流動資金及資本資源

於2012年12月31日，本集團的流動資金包含現金及現金等價物、一年內解除限制的受限制銀行存款、一年內到期的定期存款及保本型理財產品合計人民幣3,184.7百萬元(2011年12月31日：人民幣2,834.0百萬元)。流動現金總額的增加主要來源於2012年實現淨利潤帶來的現金淨流入。

### *Operating activities*

For the year ended 31 December 2012, our operation provided RMB772.0 million of cash, compared to the net cash infow of RMB458.3 million in the preceding year. The strong cash inflow was mainly benefited from the growth in operating profit and increase in advances received from customers.

### *Investing activities*

For the year ended 31 December 2012, net cash used in investing activities amounted to RMB1,144.9 million, expenses for investing activities were mainly used in the addition of other bank deposits and the construction of facilities and plants.

### *Financing activities*

For the year ended 31 December 2012, net cash used in financing activities amounted to RMB130.4 million, primarily reflecting RMB361.3 million of proceeds from loans and borrowings, RMB227.2 million for increase in restricted bank deposits in relation to bank loans, RMB61.8 million for the repayment of bank loan and RMB200.1 million for the distribution of dividends.

### *Loans and borrowings*

As at 31 December 2012, the Group's loans and borrowings amounted to RMB330.9 million (31 December 2011: RMB31.4 million). The annualised interest rates for loans and borrowings is from 1.55% to 2.6%, which are secured by deposit or wealth management products with yields from 2.8% to 3.08% per annum.

### *經營活動*

截至2012年12月31日止年度,本集團的業務帶來現金人民幣772.0百萬元,去年則為淨現金流入人民幣458.3百萬元。強勁的現金流入主要得益於經營利潤的增長以及客戶預付款的增加。

### *投資活動*

截至2012年12月31日止年度,投資活動所用現金淨額為人民幣1,144.9百萬元,投資活動支出主要用於其他銀行存款的投入和設備及廠房的構建。

### *融資活動*

截至2012年12月31日止年度,融資活動所用現金淨支出額為人民幣130.4百萬元,主要反映貸款及借款所得款項人民幣361.3百萬元,與銀行借款相關的受限制銀行存款增加人民幣227.2百萬元,和償還銀行貸款人民幣61.8百萬元和派發息人民幣200.1百萬元。

### *貸款及借款*

截至2012年12月31日,本集團貸款及借款為人民幣330.9百萬元(2011年12月31日:人民幣31.4百萬元)。借款的年化利率為1.55%至2.6%。上述借款以存款或理財產品擔保,其年化收益為2.8%至3.08%。

## Application of net IPO Proceeds

The net proceeds from IPO were approximately RMB1,965.8 million, after deduction of related expenses. We have utilised such net proceeds in the manner consistent with that mentioned on the Company's prospectus dated 30 October 2010 under the section headed "Future Plans and Use of Proceeds". As such, the net proceeds utilised up to 31 December 2012 was as follows:

## 首次公開招股所得款項淨額用途

上市於扣除有關開支後的所得款項淨額約為人民幣1,965.8百萬元。本公司已按照2010年10月30日的招股章程「未來計劃及所得款項用途」一節所披露的方式運用這些款項淨額。因此，截至2012年12月31日所得款項淨額用途相應如下：

| Item<br>項目 | | Available for utilisation as at the end of 2011<br>於2011年底可動用<br>RMB'000<br>人民幣千元 | Utilised in the year ended 31 December 2012<br>截至2012年12月31日止年度動用<br>RMB'000<br>人民幣千元 | Unutilised as at 31 December 2012<br>於2012年12月31日未動用<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| Expansion of production capacity for paediatric milk formula and nutritional food products | 用於擴大嬰幼兒配方奶粉及營養食品之產能 | 433,876 | 153,708 | 280,168 |
| Acquisition of integrated dairy companies engaged in the production of raw milk and raw milk powder and establishment of vertically-integrated production facilities overseas | 收購從事原奶及原料奶粉生產的綜合乳製品公司及在海外建立垂直整合的生產設施 | 490,341 | 2,027 | 488,314 |
| Promotional activities in television networks and popular baby nursing forums as well as major magazines, newspapers and other printed media | 電視網絡及流行育嬰論壇網站，以及主要雜誌、報紙及其他印刷媒體的廣告活動 | 431,681 | 67,002 | 364,679 |
| Enhancement on our research and development capabilities | 提高本集團的研發能力 | 143,181 | 6,934 | 136,247 |
| Development and promotion of sales of existing and new products | 開發及推銷現有產品及新產品 | 102,820 | 102,820 | — |
| Funding of our working capital and general corporate purposes | 本集團營運資金及一般企業用途 | 157,267 | 157,267 | — |
| Total | 合計 | 1,759,166 | 489,758 | 1,269,408 |




AA-6300



# Product Innovation

# 產品創新

# Corporate Governance Report
# 企業管治報告

## Corporate Governance Practices

The Group is dedicated to ensure high standards of corporate governance with an emphasis on a diligent Board, sound internal control, and increasing transparency and accountability to shareholders. The Board acknowledges that good corporate governance practices and procedures are beneficial to the Group and its shareholders.

Save as disclosed below, the Board is of the view that the Company has applied the principles and complied with all code provisions of the Code on Corporate Governance Practices during the period from 1 January 2012 to 31 March 2012 and the Corporate Governance Code ("CG Code") during the period from 1 April 2012 to 31 December 2012 as set out in Appendix 14 to the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the "Stock Exchange") (the "Listing Rules").

In respect of code provision A.2.1 of the CG Code, the Company does not have any officer with the title of "Chief Executive Officer". The Chairman of the Board is Mr. Zhang Lidian who is primarily responsible for the overall corporate strategic planning and business development of the Group. Daily management is shared among the executive directors and senior management.

In respect of code provision A.6.7 of the CG Code, the independent non-executive directors and non-executive directors should attend general meetings of the Company. Mr. Yu Shimao and Mr. Samuel King On Wong (both are independent non-executive directors) attended the annual general meeting held on 30 May 2012. The remaining independent non-executive director and non-executive directors were absent from that annual general meeting due to other business commitments.

The Company is committed to enhancing its corporate governance practices appropriate to the conduct and the growth of its business and to reviewing such practices from time to time to ensure that they comply with statutory and professional standards and align with the latest development.

## 企業管治常規

本集團致力確保企業管治達致高水平，尤其著重組建勤勉盡職的董事會和完善的內部監控制度，以提高透明度及對股東之問責性。董事會知悉，良好企業管治常規及程序對本集團及其股東有利。

除下文所披露者外，董事會認為本公司已於2012年1月1日至2012年3月31日期間採納並已遵守企業管治常規守則的所有守則條文，及已於2012年4月1日至2012年12月31日期間遵守香港聯合交易所有限公司(「聯交所」)證券上市規則(「上市規則」)附錄十四所載企業管治守則(「企業管治守則」)的原則及遵守所有守則條文。

就企業管治守則的守則條文第A.2.1條而言，本公司並無任何人員擔任「行政總裁」職務。董事會主席張利鈿先生主要負責本集團的整體企業策略性規劃及業務發展。日常管理則由執行董事及高級管理層共同分擔。

就企業管治守則條文第A.6.7條而言，獨立非執行董事及非執行董事須出席本公司的股東大會。余世茂先生及黃敬安先生(均為獨立非執行董事)已出席於2012年5月30日舉行的股東週年大會。其餘獨立非執行董事及非執行董事均由於其他業務安排而缺席該股東週年大會。

本公司致力提升適合其業務運作及發展的企業管治常規，並不時檢討該等常規，以確保其符合法定及專業標準，並緊貼最新發展。

## The Board of Directors

### Responsibilities

The Board is responsible and has general powers for the management and conduct of the Group's business, strategic decisions and performance. The Board has delegated to the senior management the authority and responsibility for the day-to-day management and operation of the Group. In addition, the Board has established board committees and has delegated to these board committees various responsibilities as set out in their respective terms of reference.

All directors carry out duties in good faith, in compliance with applicable laws and regulations, and in the interests of the Company and the shareholders at all times.

The Company has arranged for appropriate insurance cover for directors' and officers' liabilities in respect of legal actions against its directors and senior management arising out of corporate activities.

### Board Composition

During the year 2012 and up to the date of this Annual Report, the Board comprises of eleven members, consisting of five executive directors, two non-executive directors and four independent non-executive directors. The composition of the Board is set out below.

## 董事會

### 責任

董事會負責及擁有一般權力管理及推行本集團業務、策略性決定及表現。董事會授予高級管理層權力及責任進行本集團的日常管理及經營。此外，董事會已成立董事委員會並已授予該等董事委員會各項責任，詳情載於其各自的職權範圍書。

所有董事均真誠地履行職責、遵守適用法律及法規及於任何時候均以符合本公司及其股東的利益行事。

本公司已就因企業活動而引起針對其董事及高級管理層的法律訴訟產生的法律責任，為董事及高級行政人員安排合適保險。

### 董事會成員

於2012年年度及直至本年報日期，董事會由十一名成員組成，包括五名執行董事、兩名非執行董事及四名獨立非執行董事。董事會的成員如下：

| Name<br>姓名 | Position<br>職位 |
|---|---|
| Mr. Zhang Lidian<br>張利鈿先生 | Chairman and executive director<br>主席兼執行董事 |
| Mr. Zhang Likun<br>張利坤先生 | Executive director<br>執行董事 |
| Mr. Zhang Liming<br>張利明先生 | Executive director<br>執行董事 |
| Mr. Zhang Libo<br>張利波先生 | Executive director<br>執行董事 |
| Mr. Zhang Yanpeng<br>張雁鵬先生 | Executive director<br>執行董事 |
| Mr. Chang Herman Hsiu-Guo<br>張淑國先生 | Non-executive director<br>非執行董事 |
| Mr. Zhang Chi<br>張弛先生 | Non-executive director<br>非執行董事 |
| Mr. Yu Shimao<br>余世茂先生 | Independent non-executive director<br>獨立非執行董事 |
| Mr. Chen Yongquan<br>陳永泉先生 | Independent non-executive director<br>獨立非執行董事 |
| Mr. Samuel King On Wong<br>黃敬安先生 | Independent non-executive director<br>獨立非執行董事 |
| Mr. Liu Jinting<br>劉錦庭先生 | Independent non-executive director (appointed on 28 November 2012)<br>獨立非執行董事(於2012年11月28日獲委任) |

The list of directors (by category) is also disclosed in all corporate communications issued by the Company pursuant to the Listing Rules from time to time. The independent non-executive directors are expressly identified in all corporate communications pursuant to the Listing Rules.

董事名單(按類別排列)亦披露於本公司不時根據上市規則發出的所有企業通訊中。根據上市規則，獨立非執行董事會於所有企業通訊中明確識別。

The biographical information including relationships among the members of the Board are set out under "Directors and Management Biographies" on pages 63 to 72 of this Annual Report.

董事會成員的履歷資料，包括成員間的關係，載於本年報第63至72頁的「董事及管理層履歷」內。

All directors, including non-executive directors and independent non-executive directors, have brought a wide spectrum of valuable business experience, knowledge and professionalism to the Board for its efficient and effective functioning. Through active participation at board meetings, taking the lead in managing issues involving potential conflict of interest and serving on board committees, all non-executive directors make various contributions to the effective direction of the Company.

所有董事包括非執行董事及獨立非執行董事均為董事會帶來廣泛的寶貴營商經驗、知識及專業，令其運作具效率及成效。透過積極參與董事會會議，牽頭處理涉及潛在利益衝突的事務及於董事委員會任職，所有非執行董事對本公司的有效指導作出各種貢獻。

## Independent Non-executive Directors

## 獨立非執行董事

Since the appointment of Mr. Liu Jinting as an independent non-executive director of the Company on 28 November 2012, the Board complied with the requirement of the Listing Rules relating to the appointment of independent non-executive directors representing at least one-third of the Board. The Company also complied with the requirement of the Listing Rules that one independent non-executive director possessing appropriate professional qualifications or accounting or related financial management expertise.

自2012月11月28日委任劉錦庭先生為本公司獨立非執行董事以來，董事會一直遵守上市規則有關董事會最少由三分之一的獨立非執行董事組成的規定。本公司亦已遵守上市規則所訂明有一名獨立非執行董事具備適當的專業資格或會計或相關財務管理專門知識的規定。

The Company has received written annual confirmation from each independent non-executive director of his independence pursuant to the requirements of the Listing Rules. The Company considers all independent non-executive directors to be independent in accordance with the independence guidelines as set out in the Listing Rules.

本公司已按照上市規則的規定收到各獨立非執行董事有關其獨立性的年度書面確認。根據上市規則所載的獨立性指引，本公司認為全體獨立非執行董事均屬具獨立性。

## The Chairman

## 主席

At present, the Company does not have any officer with the title of "Chief Executive Office". The Chairman of the Board is Mr. Zhang Lidian who is primarily responsible for the overall corporate strategic planning and business development of the Group. Daily management is shared among the executive directors and senior management.

目前，本公司並無安排任何人員擔任「行政總裁」職務。董事會主席張利鈿先生主要負責本集團的整體企業策略性規劃及業務發展。日常管理由執行董事及高級管理層共同分擔。

The Company will continue to review the effectiveness of the Group's corporate governance structure and consider whether any changes, including the appointment of a Chief Executive Officer and the separation of the roles of Chairman and Chief Executive Officer, are necessary.

本公司將繼續檢討本集團的企業管治架構的有效性,並考慮是否有需要作出任何修改,包括委任行政總裁以及區分主席及行政總裁之職務。

## Appointment and Re-Election of Directors

## 委任及重選董事

Each of the directors (including executive, non-executive directors and independent non-executive directors) of the Company is engaged on a service contract for a term of three years. The appointment may be terminated by not less than three months' written notice.

In accordance with the Company's Articles of Association, all directors are subject to retirement by rotation at least once every three years and any director appointed to fill a causal vacancy shall hold office until the first annual general meeting after his appointment and be subject to re-election at such meeting and any director appointed as an addition to the existing Board shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election.

In accordance with the Company's Articles of Association, Mr. Zhang Lidian, Mr. Zhang Yanpeng, Mr. Chen Yongquan and Mr. Wong King On Samuel shall retire by rotation and being eligible, offer themselves for re-election at the forthcoming annual general meeting. Mr. Liu Jinting, who was appointed by the Board on 28 November 2012 as independent non-executive director, shall also be subject to re-election at the forthcoming annual general meeting. The Company's circular to shareholders to be published in April 2013 contains detailed information of the directors standing for re-election at the forthcoming annual general meeting.

本公司每名董事(包括執行董事、非執行董事及獨立非執行董事)按為期三年的服務合約獲委聘。有關委任可以不少於三個月的書面通知予以終止。

根據本公司的組織章程細則,所有董事須至少每三年輪值退任一次,而任何獲委任以填補臨時空缺的董事的任期至彼獲委任後首屆股東週年大會為止,彼可於會上重選連任,而獲委任為現有董事會新增董事的任期僅至本公司下屆股東週年大會為止,屆時將合資格重選連任。

根據本公司的組織章程細則,張利鈿先生、張雁鵬先生、陳永泉先生及黃敬安先生將於應屆股東週年大會上輪值退任,並符合資格且願意於股東週年大會上膺選連任。劉錦庭先生於2012年11月28日獲委任為獨立非執行董事,亦將於應屆股東週年大會上重選連任。本公司將於2013年4月刊發致股東的通函載列有關將於應屆股東週年大會上重選的董事之詳細資料。

## Induction and Continuous Professional Development of Directors

Every newly appointed director will receive formal, comprehensive and tailored induction on the first occasion of his/her appointment to ensure appropriate understanding of the business and operations of the Company and full awareness of director's responsibilities and obligations under the Listing Rules and relevant statutory requirements. Such induction shall be supplemented by visits to the Company's key plant sites and meetings with senior management of the Company.

Directors keep abreast of responsibilities as a director of the Company and of the conduct, business activities and development of the Company. They are continually updated on the statutory and regulatory regime and the business environment to facilitate the discharge of their responsibilities. Continuing briefing and professional development for directors will be arranged where necessary.

Directors should participate in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. Internally-facilitated briefings for directors will be arranged and reading material on relevant topics will be issued to directors where appropriate. All directors are encouraged to attend relevant training courses at the Company's expenses.

During the year 2012, the Company arranged a training on amendments to the Listing Rules and the statutory obligations to disclose inside information under Part XIVA of the Securities and Futures Ordinance and the Listing Rules conducted by a qualified law firm. All directors have attended the training.

In addition, relevant reading materials including legal and regulatory update / seminar handouts have been provided to the directors for their reference and studying.

## 董事之就任須知及持續專業發展

每位新獲委任的董事將於其首次獲委任時接受正式、全面及因應個別董事而設計的就任須知，以確保彼適當瞭解本公司業務及營運，以及充分認識到上市規則及相關法定要求下董事須承擔的責任及義務。有關就任須知還包括考察本公司的主要廠房場地，並與本公司的高級管理層會面。

董事須不時瞭解其作為本公司董事的責任，以及本公司的經營方式、業務活動及發展。彼等持續獲提供有關法律及監管制度以及營商環境的最新資料，以協助彼等履行職責。本公司將於有需要時安排向董事提供持續的信息及專業發展情況。

董事應參與合適的持續專業發展計劃，以發展並更新其知識及技能，從而確保彼等在具備全面資訊及切合所需之情況下對董事會作出貢獻。董事將獲安排出席內部舉行的簡報會，並於適當的情況下向董事發送相關主題的閱讀材料。本公司鼓勵全體董事出席相關培訓課程，費用由本公司支付。

於2012年，本公司安排了一個由資深律師事務所舉辦的有關上市規則的修訂及根據證券及期貨條例第XIVA部及上市規則披露內幕消息的法定責任的培訓課程。全體董事均已出席該培訓課程。

此外，相關閱讀材料包括法定及監管更新資料／研討會講義等已提供予董事作參考及研習。

## Board Meetings

### Board Practices and conduct of meetings

Annual meeting schedules and draft agenda of each meeting are normally made available to directors in advance. Notice of regular board meetings is served to all directors at least 14 days before the meeting. For other board and committee meetings, reasonable notice is generally given.

Board papers together with all appropriate, complete and reliable information are sent to all directors at least 3 days before each board meeting or committee meeting to keep directors apprised of the latest development and financial position of the Company and to enable them to make informed decisions. The Board and each director also have separate and independent access to the senior management where necessary.

The senior management normally will attend regular board meetings and where necessary, other board and committee meetings, to advise on business development, financial and accounting matters, statutory and regulatory compliance, corporate governance and other major aspects of the Company.

The Company's Articles of Association contain provisions requiring directors to abstain from voting and not to be counted in the quorum at the meetings for approving transactions in which such directors or any of their associates have a material interest.

The company secretary is responsible for taking and keeping minutes of all board meetings and committee meetings. Draft minutes are normally circulated to directors for comment within a reasonable time after each meeting and final versions are open for director's inspection.

## 董事會會議

### 董事會常規及舉行會議

董事一般可預先獲提供全年會議日程及各會議的議程草稿。常規董事會會議通告均於會議舉行前最少14日向全體董事發出,而其他董事會及委員會會議的通告,則於合理時間內發出。

董事會會議文件連同所有合適、完整及可靠的資料,均於各董事會或委員會會議舉行前最少三日發送予所有董事,以知會董事有關本公司的最新發展及財務狀況,讓彼等可作出知情決定。董事會及各董事亦可於有需要時個別及獨立與高級管理層接觸。

高級管理層通常會出席常規董事會會議,並於有需要時出席其他董事會及委員會會議,以就本公司業務發展、財務及會計事宜、法定及監管遵守、企業管治及其他重大事宜提供意見。

本公司的組織章程細則規定倘董事或其任何聯繫人於交易中擁有重大利益,則董事須於批准該等交易的會議上放棄投票及不計入法定人數。

公司秘書負責記錄及置存所有董事會會議及委員會會議的會議紀錄。會議紀錄草稿一般於各會議舉行後的一段合理時間內供董事傳閱,以收集意見,而最終版本將可供董事查閱。

### Directors' attendance records

During the year ended 31 December 2012, the attendance records of each director at the board and committee meetings are set out below:

### 董事出席會議的記錄

各董事於截至2012年12月31日止年度，出席董事會及委員會會議的記錄載列如下：

| Name of Director 董事姓名 | | Attendance/No. of Meeting(s) 出席次數╱會議次數 | | | | |
|---|---|---|---|---|---|---|
| | | Board 董事會 | Audit Committee 審核委員會 | Remuneration Committee 薪酬委員會 | Nomination Committee 提名委員會 | Annual General Meeting 股東週年大會 |
| Mr. Zhang Lidian | 張利鈿先生 | 7/7 | — | 2/2 | 1/1 | 1/1 |
| Mr. Zhang Likun | 張利坤先生 | 7/7 | — | — | — | 0/1 |
| Mr. Zhang Liming | 張利明先生 | 7/7 | — | — | — | 0/1 |
| Mr. Zhang Libo | 張利波先生 | 7/7 | — | — | — | 0/1 |
| Mr. Zhang Yanpeng | 張雁鵬先生 | 7/7 | — | — | — | 0/1 |
| Mr. Chang Herman Hsiu-Guo | 張淑國先生 | 6/7 | — | — | — | 0/1 |
| Mr. Zhang Chi | 張弛先生 | 7/7 | 2/2 | — | — | 0/1 |
| Mr. Yu Shimao | 余世茂先生 | 7/7 | 2/2 | 2/2 | 1/1 | 1/1 |
| Mr. Chen Yongquan | 陳永泉先生 | 6/7 | — | 2/2 | 1/1 | 0/1 |
| Mr. Samuel King On Wong | 黃敬安先生 | 6/7 | 2/2 | — | — | 1/1 |
| Mr. Liu Jinting[Note] | 劉錦庭先生[附註] | 1/7 | — | — | — | 0/1 |

Note:

Mr. Liu Jinting was appointed as an independent non-executive director of the Company on 28 November 2012 and one board meeting was held after 28 November 2012.

附註：

劉錦庭先生於2012年11月28日獲委任為本公司獨立非執行董事，而於2012年11月28日後舉行了一次董事會會議。

Apart from regular board meetings, the Chairman also held a meeting with the non-executive directors (including independent non-executive directors) without the presence of the executive directors in the year 2012.

除定期董事會會議外，主席亦於2012年與非執行董事(上包括獨立非執行董事)舉行了一次會議，會並無執行董事列席。

## Model Code for Securities Transactions

The Board has adopted the Model Code for Securities Transactions by Directors of Listed Issuers (the "Model Code") set out in Appendix 10 to the Listing Rules as the Group's code of conduct regarding directors' securities transactions. All directors of the Company have confirmed that throughout the year ended 31 December 2012, they have complied with the Model Code.

## 進行證券交易的標準守則

董事會已採納上市規則附錄十所載之上市公司董事進行證券交易的標準守則(「標準守則」)作為本集團董事進行證券交易行為的標準。本公司的全體董事確認於截至2012年12月31日止年度皆有遵守標準守則。

The Company has established written guidelines on no less exacting terms than the Model Code (the "Employees Written Guidelines") for securities transactions by employees who are likely to be in possession of unpublished inside information of the Company.

本公司已制定就由可能擁有本公司尚未公佈的內幕消息的僱員進行證券交易的書面指引(「僱員書面指引」),其條款並不比標準守則寬鬆。

No incident of non-compliance of the Employee Written Guidelines by the employees was noted by the Company.

本公司並未發現任何僱員不遵守僱員書面指引的事件。

## Delegation by the Board

## 董事會的授權

The Board reserves for its decision all major matters of the Company, including approval and monitoring of all policy matters, overall strategies and budgets, internal control and risk management systems, material transactions (in particular those that may involve conflict of interest), financial information, appointment of directors and other significant financial and operational matters.

董事會保留其在本公司所有重大事宜的決策權,包括:審批及監督所有政策事宜、整體策略及預算、內部監控及風險管理系統、重大交易(尤為可能涉及利益衝突者)、財務資料、委任董事及其他重大財務及營運事宜。

The day-to-day management, administration and operation of the Company are delegated to the senior management. The delegated functions and responsibilities are periodically reviewed.

本公司的日常管理、行政及營運由高級管理層負責,並定期檢討所指派的職能及責任。

All directors have full and timely access to all relevant information as well as the advice and services of the company secretary, with a view to ensuring that board procedures and all applicable laws and regulations are followed. Each director is normally able to seek independent professional advice in appropriate circumstances at the Company's expense, upon making request to the Board.

所有董事均可及時查閱所有相關資料,以及獲公司秘書提供意見與服務,以確保遵守董事會程序及所有適用法律及法規。各董事一般可於適當情況下,向董事會提出要求後徵求獨立專業意見,而費用由本公司承擔。

The Board has established three committees, namely, the nomination committee, the remuneration committee and the audit committee, for overseeing particular aspects of the Company's affairs. All Board committees of the Company are established with defined written terms of reference which are posted on the Company's website and the Stock Exchanges website and are available to shareholders upon request.

董事會已成立三個委員會,即提名委員會、薪酬委員會及審核委員會,以就個別事宜監察本公司之業務。本公司所有董事委員會均已制訂相關書面職權範圍,並載於本公司網頁及聯交所網頁,股東可要求查閱。

## Remuneration of Directors and Senior Management

## 董事及高級管理層的薪酬

The Company has established a formal and transparent procedure for formulating policies on remuneration of directors and senior management of the Group. Details of the remuneration of each of the directors of the Company for the year ended 31 December 2012 are set out in Note 9 to the consolidated financial statements.

本公司已制訂正式且具透明度的程序,以就本集團董事及高級管理層制訂薪酬政策。本公司各董事於截至2012年12月31日止年度內的薪酬詳情載於綜合財務報表附註9。

The details of the individual with highest emoluments are set out in Note 10 to the consolidated financial statements.

最高薪酬人士的薪酬詳情載列於綜合財務報表附註10。

The remuneration of the 9 members of the senior management fell with the following bands:

九名高級管理層的薪酬屬以下範圍：

| | | Number of Individual(s) 人數 | |
|---|---|---|---|
| | | 2012 | 2011 |
| Below RMB1,000,000 | 人民幣1,000,000元以下 | 6 | 7 |
| RMB1,000,000 – RMB2,000,000 | 人民幣1,000,000元至人民幣2,000,000元 | 3 | 2 |

## Remuneration Committee

## 薪酬委員會

The remuneration committee was established on 8 October 2010. It comprises two independent non-executive directors, namely Mr. Yu Shimao (Chairman) and Mr. Chen Yongquan and one executive director, namely Mr. Zhang Lidian.

本公司已於2010年10月8日成立薪酬委員會。薪酬委員會成員包括兩名獨立非執行董事余世茂先生(主席)及陳永泉先生，以及一名執行董事張利鈿先生。

The roles and functions of the remuneration committee are set out in its terms of reference. Its primary duties are to evaluate and make recommendation to the Board on the overall remuneration policy and structure relating to all directors and senior management of the Group.

薪酬委員會的職務及職能載於其職權範圍書內。其主要職責為就與本集團全體董事及高級管理層有關的整體薪酬政策及結構作出評估及向董事會提供意見。

The remuneration committee has reviewed the remuneration policy and structure of the Company, and the remuneration packages as well as the annual bonuses of the executive directors and the senior management during the year ended 31 December 2012. In addition, the remuneration committee reviewed the service agreement of the new director, Mr. Liu Jinting, who was appointed on 28 November 2012.

薪酬委員會已審閱本公司薪酬政策及結構，以及執行董事及高級管理層於截至2012年12月31日止年度內的薪酬待遇及年終花紅。此外，薪酬委員會已審閱於2012年11月28日獲委任的新任董事劉錦庭先生的服務協議。

The remuneration committee held two meetings during the year ended 31 December 2012. All of the committee members attended the meetings.

於截至2012年12月31日止年度內，薪酬委員會舉行了兩次會議。全體委員會成員均出席了有關會議。

## Nomination Committee

The Company established a nomination committee on 8 October 2010. The Committee comprises three members, Mr. Yu Shimao (Chairman), Mr. Zhang Lidian and Mr. Chen Yongquan, the majority of them are independent non-executive directors.

The principal duties of the nomination committee include reviewing the Board composition, developing and formulating relevant procedures for the nomination and appointment of directors, making recommendations to the Board on the appointment and succession planning of directors, and assessing the independence of independent non-executive directors.

In relation to the selection of candidates for directorship of the Company, the nomination committee makes reference to the business experience, skills, professional knowledge, personal integrity and time commitments of such individuals, the Company's needs and other relevant statutory requirements and regulations.

In the year 2012, the nomination committee reviewed the structure, size and composition of the Board and recommended the appointment of Mr. Liu Jinting as independent non-executive director of the Company.

During the year ended 31 December 2012, the nomination committee held one meeting. All of the committee members attended the meeting.

## Audit Committee

The audit committee was established on 8 October 2010 with written terms of reference in compliance with Rule 3.21 of the Listing Rules. The committee comprises two independent non-executive directors, namely Mr. Samuel King On Wong (Chairman) and Mr. Yu Shimao and one non-executive director, namely Mr. Zhang Chi (including one independent non-executive director who possesses the appropriate professional qualifications or accounting or related financial management expertise). None of the members of the audit committee is a former partner of the Company's existing external auditor.

The primary duties of the audit committee are mainly to make recommendation to the Board on the appointment and removal of external auditor; review the financial statements, provide material advise in respect of financial reporting and oversee internal control procedures of the Company.

## 提名委員會

本公司已於2010年10月8日成立提名委員會。該委員會包括三名成員，余世茂先生(主席)、張利鈿先生及陳永泉先生，大部分成員均為獨立非執行董事。

提名委員會的主要職責包括檢討董事會的組成、建立及制定有關提名及委任董事的相關程序、就董事委任及繼任計劃向董事會作出建議，以及評核獨立非執行董事的獨立性。

就甄選候選人出任本公司董事職務，提名委員會參考有關人士的業務經驗、技能、專業知識、個人操守及投入時間、本公司的需要及其他相關法定要求及規定。

於2012年，提名委員會檢討董事會的架構、人數及組成，並建議委任劉錦庭先生為本公司獨立非執行董事。

截至2012年12月31日止年度，提名委員會舉行了一次會議。全體委員會成員均出席了該次會議。

## 審核委員會

本公司已於2010年10月8日成立審核委員會，並遵守上市規則第3.21條已制定書面職權範圍。該委員會成員包括兩名獨立非執行董事黃敬安先生(主席)及余世茂先生，以及一名非執行董事張弛先生(當中包括一名具備適當專業資格或會計或相關財務管理專業知識的獨立非執行董事)。概無審核委員會成員為本公司現任外聘核數師的前合夥人。

審核委員會的基本職責主要為就委任及罷免外聘核數師向董事會提供建議；審閱財務報表、提供有關財務申報的重大意見及監管本公司的內部監控程序。

During the year ended 31 December 2012, the audit committee reviewed the Group's interim and annual results and interim and annual reports, the financial reporting and compliance procedures, the report from the management on the Company's internal control and risk management systems and processes, and the re-appointment of the external auditor.

In the year 2012, the external auditor attended two audit committee meetings to discuss with the audit committee members issues arising from the audit and financial reporting matters.

The audit committee held two meetings during the year 2012. All of the committee members attended the meetings.

於截至2012年12月31日止年度，審核委員會審閱本集團的中期及年度業績以及中期報告及年報、財務報告及合規程序、管理層就本公司內部監控以及風險管理制度及過程編製的報告，以及外聘核數師的續聘。

於2012年，外聘核數師出席了兩次審核委員會會議，以與審核委員會成員討論就審核及財務報告事宜所產生的問題。

審核委員會於2012年舉行了兩次會議，全體委員會成員均出席了有關會議。

## Corporate Governance Functions

The Board is responsible for performing the corporate governance functions set out in the code provision D.3.1 of the CG Code.

The Board reviewed the Company's corporate governance policies and practices, training and continuous professional development of directors and senior management, the Company's policies and practices on compliance with legal and regulatory requirements, the compliance of the Model Code and Written Employee Guidelines, and the Company's compliance with the CG Code and disclosure in this Corporate Governance Report.

## 企業管治職能

董事會負責履行企業管治守則的守則條文第D.3.1條所載的企業管治職能。

董事會已審閱本公司的企業管治政策及常規、董事及高級管理層之培訓及持續專業發展、本公司政策及常規遵守法律及監管規定的情況、遵守標準守則及僱員書面指引的情況，以及本公司遵守企業管治守則的情況及於本企業管治報告的披露資料。

## Accountability and Audit

### Directors' responsibilities for financial reporting in respect of financial statements

The directors acknowledge their responsibility for preparing the financial statements of the Company for the year ended 31 December 2012.

The Board is responsible for presenting a balanced, clear and understandable assessment of annual and interim reports, announcements relating to disclosure of insider information and other disclosures required under the Listing Rules and other statutory and regulatory requirements.

## 問責性及審核

### 董事就有關財務報表的財務報告的責任

董事確認負有編製本公司截至2012年12月31日止年度的財務報表之責任。

董事會負責呈報平衡、清晰及容易明白的年報及中期報告評估、有關披露內幕消息的公告及其他根據上市規則及其他法定和監管要求所規定的披露。

The management has provided to the Board such explanation and information as are necessary to enable the Board to carry out an informed assessment of the Company's financial statements, which are put to the Board for approval.

管理層已向董事會提供相關所需解釋及資料，讓董事會可以就本公司財務報表作出知情的評估，而有關財務報表已提交董事會審批。

The Board is not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Group's ability to continue as a going concern.

董事會並不知悉任何重大不確定因素與導致可能會就本集團有能力持續經營產生重大疑問的事項或情況有關。

## Internal Controls

## 內部監控

The Board is responsible for maintaining an adequate internal control system to safeguard shareholder investments and the Company's assets and reviewing the effectiveness of such system on an annual basis.

董事會負責維持足夠內部監控制度，以保障股東投資及公司資產，並負責每年對其成效進行檢討。

During the year ended 31 December 2012, the Board conducted a review of the effectiveness of the Group's system of internal control. It covers financial, operational, compliance and risk management aspects of the Group including adequacy of resources, qualifications and experience of all staff of the Group's accounting and financial reporting function, and their training programmes and budget.

於截至2012年12月31日止年度，董事會進行了有關本集團內部監控系統效率的檢討，其中涵蓋本集團有關財務、營運、合規及風險管理方面，包括檢討負責本集團的會計及財務匯報職能的所有人員的資源、資歷及經驗，以及彼等的培訓和預算是否足夠。

## External Auditor and Auditor's Remuneration

## 外聘核數師及核數師的薪酬

The statement of the external auditor of the Company about their reporting responsibilities for the financial statements is set out in the "Independent Auditor's Report" on pages 95 to 96 of this Annual Report.

本公司外聘核數師有關彼等對財務報表的申報之責任聲明載於本年報第95至96頁的「獨立核數師報告」。

During the year ended 31 December 2012, the remuneration paid/payable to the Company's independent external auditor, KPMG, in relation to audit and review services are RMB2.68 million.

於截至2012年12月31日止年度，本公司已付／應付獨立外聘核數師畢馬威會計師事務所有關審核及審閱服務的報酬為人民幣2.68百萬元。

## Joint Company Secretaries

## 聯席公司秘書

Mr. Wu Xiaonan and Ms. Ho Siu Pik are the joint company secretaries of the Company. Mr. Wu reports to the Chairman of the Board. Ms. Ho of Tricor Services Limited, external service provider, has been appointed as a joint company secretary of the Company with effect from 20 June 2012. Ms. Ho's primary contact at the Company is Mr. Wu.

吳曉南先生及何小碧女士為本公司的聯席公司秘書。吳先生向董事會主席匯報。外聘服務供應商卓佳專業商務有限公司的何女士於2012年6月20日獲委任為本公司聯席公司秘書。何女士於本公司的主要聯絡人為吳先生。

## Communication with Shareholders and Investors

The Company considers that effective communication with shareholders is essential for enhancing investor relations and investor understanding of the Group's business performance and strategies. The Company also recognizes the importance of transparency and timely disclosure of corporate information, which will enable shareholders and investors to make the best investment decisions.

The general meetings of the Company provide a forum for communication between the Board and the shareholders. The Chairman of the Board as well as chairmen of the nomination committee, remuneration committee and audit committee or, in their absence, other members of the respective committees, are available to answer questions at shareholder meetings.

The Company's external auditor is invited to attend the annual general meeting of the Company to answer questions about the conduct of the audit, the preparation and contents of the auditor's report, the accounting policies and auditor independence.

To promote effective communication, the Company maintains a website at www.yashili.hk, where up-to-date information and updates on the Company's financial information, corporate governance practices and other information are available for public access.

## 與股東及投資者的溝通

本公司認為，與股東進行有效溝通，乃提升投資者關係及讓投資者瞭解本集團業務表現及策略的要素。本公司亦深明透明度及適時披露公司資料的重要性，其將有助投資者作出最佳投資決定。

本公司的股東大會為董事會與股東溝通提供一個平台。董事會主席及提名委員會、薪酬委員會及審核委員會主席(如未能出席，則為各委員會的其他成員)，會於股東大會上回答股東提問。

本公司的外聘核數師獲邀出席本公司股東週年大會，以回答有關審核工作、核數師報告的編製及內容、會計政策及核數師的獨立性等提問。

為促進有效溝通，本公司設有網站www.yashili.hk，刊載有關本公司財務資料、企業管治常規及其他資料的最新情況，以供公眾查閱。

## Shareholders' Rights

To safeguard shareholders' interests and rights, a separate resolution is proposed for each substantially separate issue at general meetings, including the election of individual directors.

All resolutions put forward at general meetings will be voted on by poll pursuant to the Listing Rules and poll results will be posted on the websites of the Company and of the Stock Exchange after each general meeting.

The procedures for shareholders of the Company to propose a person for election as a director of the Company are available on the Company's website (www.yashili.hk).

## 股東權利

為保障股東利益及權利，將於股東大會上將就各重大事項(包括選舉董事)提呈獨立決議案。

根據上市規則，所有於股東大會上提呈的決議案將需要以按股數投票方式表決。以按股數投票方式表決的結果將於各股東大會後刊登於本公司及聯交所的網頁。

本公司股東提名人士參選本公司董事的程序登載於本公司網頁(www.yashili.hk)。

### Procedures for shareholders to convene an extraordinary general meeting and putting forward proposal at general meeting

Article 58 of the Company's Articles of Association provides that general meetings shall be convened on the written requisition of any one or more members of the Company holding at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company carrying the right of voting at general meetings of the Company shall at all times have the right, by written requisition to the Board or the Secretary of the Company, to require an extraordinary general meeting to be called by the board for the transaction of any business specified in such requisition; and such meeting shall be held within 2 months after the deposit of such requisition. If within 21 days of such deposit the Board fails to proceed to convene such meeting the requisitionist(s) himself (themselves) may do so in the same manner, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to the requisitionist(s) by the Company.

### 股東召開股東特別大會及於股東大會上提呈建議的程序

本公司組織章程細則第58條規定，任何一位或以上於遞呈要求當日持有不少於本公司繳足股本賦有本公司股東大會上投票權之十分之一的股東於任何時候有權透過向本公司董事會或秘書發出書面要求，要求董事會召開股東特別大會，以處理有關要求中指明的任何事項，且該大會應於遞呈該要求後兩個月內舉行。倘遞呈後21日內，董事會未能召開該大會，則遞呈要求人士可自行以同樣方式召開大會，而遞呈要求的人士因董事會未有召開大會而合理產生的所有開支應由本公司向要求人作出償付。

### Putting forward enquiries to the Board

For putting forward any enquiries to the Board of the Company, shareholders may send written enquiries to the Company. The Company will not normally deal with verbal or anonymous enquiries.

### 向董事會作出查詢

股東可以書面形式向本公司董事會作出任何查詢。本公司一般不會處理口頭或匿名查詢。

### Contact details

Shareholders may send their enquiries or requests as mentioned above to the Company:

### 聯絡資料

股東可如上文所述向本公司寄發彼等的查詢或要求：

Address: Yashili Industrial City, Chaoan Avenue, Chaozhou City, Guangdong 515638, The People's Republic of China
地址： 中華人民共和國廣東省潮州市潮安大道雅士利工業城(郵編：515638)
(For the attention of Mr. Wu Xiaonan, Company Secretary)
(致公司秘書吳曉南先生)
Fax 傳真: + 86-768-5820311
Email 電郵: ir@yashili.com

## Investor Relations

The Company has not made any changes to its Memorandum and Articles of Association in the year 2012. The Company's Memorandum and Articles of Association is available on the websites of the Company and the Stock Exchange.

## 投資者關係

本公司於2012年並無對其組織章程大綱及細則作出任何改動。本公司的組織章程大綱及細則登載於本公司及聯交所的網頁。

# Directors and Management Biographies
# 董事及管理層履歷

During the year under review, our board consists of eleven directors, of whom five are executive directors, two are non- executive directors and four are independent non-executive directors.

於回顧年度內，本公司董事會共由十一名董事組成，其中包括五名執行董事，兩名非執行董事及四名獨立非執行董事。

## Executive directors

### Mr. Zhang Lidian

Aged 48, was appointed as our executive director on 3 June 2010 and he is one of the co-founders of our Group and the chairman of the board of our Company. Mr. Zhang is a member of the Remuneration Committee and the Nomination Committee. Mr. Zhang has over 20 years of experience in food and dairy industry and is primarily responsible for the overall corporate strategic planning and business development of our Group. He has also been serving as the president of Yashili (Guangdong) since March 1998, as a director of Shanxi Yashili Dairy Co., Ltd. ("Yashili (Shanxi)") since its incorporation in March 2006 and as a director of Scient (Guangzhou) since March 2002. From June 1990 to January 2003, Mr. Zhang was the deputy general manager at Guangdong Yashili Food Co., Ltd ("Yashili Food"). Currently, Mr. Zhang is holding a number of positions with various organizations. He serves as a representative of the eleventh National People's Congress (第十一屆全國人大代表), a member of the China Committee of the International Dairy Federation, vice chairman of the China Dairy Industry Association (中國乳製品工業協會副理事長), executive president of the Guangdong Chamber of Commerce of Private Enterprises (廣東省民營企業商會執行會長), honorary chairman of the Chaozhou Chamber of Commerce in Guangdong Province (廣東省潮州市商會名譽會長). Mr. Zhang has also received a number of awards, including the National Labor Medal (全國五一勞動獎章) and the award of National Model Worker in Light Industry (全國輕工業行業勞動模範). Mr. Zhang received a master degree of Business Management from Sun Yat-sen University (中山大學) in March 2007. Mr. Zhang is a brother of Mr. Zhang Likun, Mr. Zhang Liming and Mr. Zhang Libo, our directors. He is also a brother of Mr. Zhang Lihui and a brother-in-law of Ms. She Lifang, each a controlling shareholder of the Company. He is also an uncle of Mr. Zhang Yanpeng, our director.

## 執行董事

### 張利鈿先生

48歲，於2010年6月3日獲委任為本公司執行董事，為本集團的共同創辦人之一及本公司董事會主席。張先生為薪酬委員會及提名委員會成員。張先生於食品及乳品行業擁有逾20年經驗，主要負責本集團的整體企業策略規劃及業務發展。自1998年3月起張先生亦為廣東雅士利總裁，並自2006年3月，山西雅士利乳業有限公司(「山西雅士利」)成立以來，張先生皆一直為其董事，以及自2002年3月起擔任施恩(廣州)董事。自1990年6月至2003年1月，張先生於廣東雅士利食品有限公司(「雅士利食品」)任職副總經理。目前，張先生在多個組織出任多個職位。張先生擔任第十一屆全國人大代表、國際乳業聯盟中國委員會的成員，中國乳製品工業協會副理事長，廣東省民營企業商會執行會長及廣東省潮州市商會名譽會長。張先生亦獲頒多個獎項，包括全國五一勞動獎章及全國輕工業行業勞動模範等。2007年3月，張先生獲得中山大學企業管理碩士學位。張先生為董事張利坤先生、張利明先生及張利波先生的兄弟，彼亦為張利輝先生的兄弟及佘麗芳女士的小叔(各自為本公司的控股股東)，以及董事張雁鵬先生的叔父。

## Mr. Zhang Likun

Aged 54, was appointed as our executive director on 25 June 2010 and he is one of the co-founders of our Group and an executive director. Mr. Zhang has over 20 years of experience in the food and dairy industry and is primarily responsible for Sales and R & D of our Group. Mr. Zhang has been serving as the chairman of Yashili (Guangdong) since March 1998. From June 1990 to January 2003, Mr. Zhang was the deputy general manager of Yashili Food. Mr. Zhang has also been appointed as the vice president of the Technology Innovation Strategy Union of Dairy Industry (乳業產業技術創新戰略聯盟副理事長) since September 2009. Mr. Zhang completed a business management course at the Continuing Education Faculty of Jinggangshan University (井岡山大學繼續教育學院) in February 2010. Mr. Zhang is also a brother of Mr. Zhang Lidian, Mr. Zhang Liming and Mr. Zhang Libo, our directors. He is also a brother of Mr. Zhang Lihui and a brother- in-law of Ms. She Lifang, each a controlling shareholder of the Company. He is also an uncle of Mr. Zhang Yanpeng, our director.

## 張利坤先生

54歲,於2010年6月25日獲委任為本公司執行董事,為本集團的共同創辦人之一及本公司執行董事。張先生在食品和乳品行業擁有逾20年經驗,主要負責本集團的銷售和研發。自1998年3月至今,張先生為廣東雅士利董事長。張先生於1990年6月至2003年1月為雅士利食品副總經理。張先生亦自2009年9月起獲委任為乳業產業技術創新戰略聯盟副理事長。張先生於2010年2月完成井岡山大學繼續教育學院企業管理課程。張先生為董事張利鈿先生、張利明先生及張利波先生的兄弟,彼亦為張利輝先生的兄弟及佘麗芳女士的小叔(各自為本公司的控股股東),以及董事張雁鵬先生的叔父。

## Mr. Zhang Liming

Aged 51, was appointed as our executive director on 25 June 2010 and he is one of the co-founders of our Group and an executive director. He has over 20 years of experience in food industry and is primarily responsible for the finance and taxation of our Group. Mr. Zhang has also been serving as a director of Yashili (Guangdong) since March 1998. From June 1990 to January 2003, Mr. Zhang held a position as deputy general manager at Yashili Food. Mr. Zhang attended the Advanced Management Program for general managers organized by the China Europe International Business School from June 2007 to March 2008. Mr. Zhang also completed a college course in Public Administration by achieving 80 credits at the Southwest University (西南大學) in January 2009. The courses taken at the university included administration science, social science, public finance, and political science. Currently, he is attending the executive master of business administration course at Xiamen University (廈門大學). Mr. Zhang is a brother of Mr. Zhang Lidian, Mr. Zhang Likun and Mr. Zhang Libo, our directors. He is also a brother of Mr. Zhang Lihui and a brother-in-law of Ms. She Lifang, each a controlling shareholder of the Company. He is also an uncle of Mr. Zhang Yanpeng, our director.

## 張利明先生

51歲,於2010年6月25日獲委任為本公司執行董事,為本集團共同創辦人之一及本公司執行董事。張先生於食物行業擁有逾20年經驗,主要負責本集團的財務及稅務。張先生自1998年3月至今擔任廣東雅士利董事。張先生於1990年6月至2003年1月於雅士利食品任職副總經理。張先生自2007年6月至2008年3月參加中歐國際工商學院舉辦的總經理高級管理課程。張先生於2009年1月透過修畢80學分完成西南大學的公共管理大學課程。於大學修讀的課程包括行政管理學、社會科學、公共財政學及政治學。目前,彼正修讀廈門大學高級工商管理碩士課程。張先生為董事張利鈿先生、張利坤先生及張利波先生的兄弟,彼亦為張利輝先生的兄弟及佘麗芳女士的小叔(各自為本公司的控股股東),以及董事張雁鵬先生的叔父。

## Mr. Zhang Libo

Aged 45, was appointed as our executive director on 25 June 2010 and he is one of the co-founders of our Group and an executive director. He has over 18 years of experience in food industry and is primarily responsible for the administration and procurement of our Group. He has been serving as a director of Yashili (Guangdong) since March 1998 and as a director of Chaoan Bisheng Decoration and Printing Co., Ltd. since its incorporation in May 2007. From June 1990 to January 2003, Mr. Zhang held position as the deputy manager and the chief engineer at Yashili Food. Mr. Zhang studied business management at the Continuing Education Faculty of Jinggangshan University (井岡山大學繼續教育學院) in February 2010. Mr. Zhang is also a brother of Mr. Zhang Lidian, Mr. Zhang Likun and Mr. Zhang Liming, our directors. He is also a brother of Mr. Zhang Lihui and a brother-in-law of Ms. She Lifang, each a controlling shareholder of the Company. He is also an uncle of Mr. Zhang Yanpeng, our director.

## 張利波先生

45歲，於2010年6月25日獲委任為本公司執行董事，為本集團共同創辦人之一及本公司執行董事。張先生於食物行業擁有逾18年經驗，主要負責本集團的行政及採購。張先生自1998年3月至今擔任廣東雅士利董事，並自潮安縣必勝裝潢印務有限公司於2007年5月成立以來，擔任其董事。張先生於1990年6月至2003年1月出任雅士利食品副經理兼總工程師。張先生於2010年2月完成井岡山大學繼續教育學院企業管理課程。張先生為董事張利鈿先生、張利坤先生及張利明先生的兄弟，彼亦為張利輝先生的兄弟及佘麗芳女士的小叔(各自為本公司的控股股東)，以及董事張雁鵬先生的叔父。

## Mr. Zhang Yanpeng

Aged 36, an executive director and deputy general manager of Scient (Guangzhou), is mainly responsible for the management of various departments of Scient (Guangzhou), including general office, finance department, procurement department, plants, quality control department, research and development department as well as storage and delivery department. In January 2003, Mr. Zhang acted as the special assistant to the marketing head of Yashili (Guangdong). From June 2003 to July 2004, Mr. Zhang was the sales manager of eastern Guangdong of Yashili (Guangdong). From August 2004 till now, Mr. Zhang acts as the deputy general manager of Scient (Guangzhou). Mr. Zhang graduated from Sichuan Education Institute (四川教育學院) in 1999, majoring in marketing and was awarded the bachelor degree in economics. In 2001, Mr. Zhang studied overseas in the Auckland Business School in New Zealand. Mr. Zhang graduated from the University of Electronics and Technology (電子科技大學) in 2010 with a master degree in engineering. He is the son of Mr. Zhang Lihui and nephew of Mr. Zhang Lidian, Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Ms. She Lifang, each a controlling shareholder of the Company.

## 張雁鵬先生

36歲，本公司執行董事並為施恩(廣州)副總經理，主要負責施恩(廣州)總經辦、財務部、採購部、工廠、品管部、研發部、儲運部等部門管理。2003年1月，張先生擔任廣東雅士利營銷總監特別助理。2003年6月至2004年7月，張先生擔任廣東雅士利粵東部銷售經理。2004年8月至今，張先生擔任施恩(廣州)副總經理。張先生於1999年畢業於四川教育學院市場營銷專業，獲得經濟學學士學位。張先生於2001年出國留學於新西蘭奥克蘭商學院。張先生於2010年畢業於電子科技大學，獲得工程碩士學位。張先生為張利輝先生的兒子及張利鈿先生、張利坤先生、張利明先生、張利波先生及佘麗芳女士的侄兒(各自為控股股東)。

## Non-executive directors

### Mr. Chang Herman Hsiu-Guo

Aged 54, was appointed as a non-executive director on 23 November 2011. Mr. Zhang has approximately ten years of experience in direct investment. He is currently a senior director of Carlyle Asia Investment Advisor Limited ("Carlyle"). He joined Carlyle in 2006. Prior to joining Carlyle, Herman ran a global business unit and was in charge of business of Asia Pacific region for Delphi. He held positions in products, operations and general management in the twenty years with General Motors and Delphi with eleven years of presence in China, Mr. Chang obtained a Ph.D. degree in engineering from Northwestern University, Illinois, USA in 1986.

### Mr. Zhang Chi

Aged 37, was appointed as a non-executive director on 8 October 2010. Mr. Zhang is a member of the Audit Committee. Mr. Zhang is also a director at the Asia Buyout Fund of Carlyle Group and is primarily responsible for executing investments in the PRC. Mr. Zhang has more than 10 years of experience in equity investment in China, investment banking and capital market. Prior to his joining Carlyle Group in 2006, he was the Vice President of the Investment Banking Division of Credit Suisse (Hong Kong) Limited. Prior to his position at Credit Suisse (Hong Kong) limited, he was the Vice President of the Investment Banking Department of China International Capital Corporation Limited. Mr. Zhang has obtained a master's degree in Economics from Shanghai University of Finance and Economics (上海財經大學) in 2000.

## 非執行董事

### 張溆國先生

54歲,於2011年11月23日獲委任為本公司非執行董事。張先生在直接投資方面擁有約十年經驗。彼現為凱雷亞洲投資顧問有限公司(「凱雷」)高級董事。彼於2006年加入凱雷。於加入凱雷之前,張先生曾經管理德爾福全球業務部門,並負責其亞太地區業務。彼在通用汽車及德爾福工作20年期間曾擔任產品、營運及管理等方面的職位,其中11年駐中國工作。張先生於1986年獲得美國伊利諾伊州西北大學工程學博士學位。

### 張弛先生

37歲,於2010年10月8日獲委任為本公司非執行董事。張先生為審核委員會成員。張先生亦為凱雷集團亞洲收購基金董事,主要負責中國的投資。張先生在中國股權投資、投資銀行及資本市場方面擁有超過10年經驗。在其於2006年加入凱雷集團前,張先生為Credit Suisse (Hong Kong) Limited投資銀行部副總裁。在任職Credit Suisse (Hong Kong) Limited前,張先生為中國國際金融有限公司投資銀行部副總裁。張先生於2000年取得上海財經大學經濟學碩士學位。

## Independent non-executive directors

### Mr. Yu Shimao

Aged 71, was appointed as an independent non-executive director on 8 October 2010. Mr. Yu is the Chairman of the Remuneration Committee and the Nomination Committee and a member of the Audit Committee. From 1993 to 2003, Mr. Yu was a director of the System Research Committee of the Guangdong People's Congress (廣東省人大制度研究會理事). In 2003, Mr. Yu was the chief officer of the Overseas Chinese, Ethnic, Religion and Foreign-related Affairs Committee of the Standing Committee of the People's Congress of Chaozhou (潮州市人大常委會華僑民族宗教外事工作委員會). In 1998, Mr. Yu was elected as a member of the eleventh Standing Committee of the People's Congress of Chaozhou (潮州市人大常委會). From 1994 to 2003, Mr. Yu was an associate director then a director of the Selection, Liaison and Nomination Committee (選舉聯絡人事任免工作委員會). From 1992 to 1998, Mr. Yu held the position as an associate director of the Office of the Standing Committee of the People's Congress of Chaozhou (潮州市人大常委會辦公室). From 1989 to 1992, Mr. Yu was an associate director of the Office of the Standing Committee of the People's Congress of Raoping County, Guangdong Province (廣東省饒平縣人大常委會辦公室). Mr. Yu graduated from Hunan Normal University (湖南師範大學) with a bachelor's degree in Russian language in 1964.

### Mr. Chen Yongquan

Aged 74, was appointed as an independent non-executive director on 8 October 2010. Mr. Chen is a member of the Remuneration Committee and the Nomination Committee. Mr. Chen has been a professor at the Food Science Faculty of South China Agricultural University (華南農業大學) since 1999. Mr. Chen performs researches on food biochemistry, additives and functional ingredients, enzymology, and processing of agricultural and livestock products. From 1995 to 1998, Mr. Chen was the Dean of the Food Science Faculty of the South China Agricultural University. Mr. Chen has been hired as a counselor by Guangdong Province Government since 2006. He was awarded as the Outstanding Expert Contributing to the Food Industry during the Reform and the Opening-up of Guangdong (廣東改革開放食品行業突出貢獻專家), the Pioneer Individual of the National Starfire Scheme (全國星火計劃先進個人), and the Chinese Pioneer Work of Industry Technology Enhancement in Food Industry (中國食品工業科技進步先進工作者). Mr. Chen graduated from South China Agricultural University (華南農業大學) with a bachelor's degree in botanical protection in 1961.

## 獨立非執行董事

### 余世茂先生

71歲,於2010年10月8日獲委任為本公司獨立非執行董事。余先生為薪酬委員及提名委員會主席,以及審核委員會成員。於1993年至2003年,余先生為廣東省人大制度研究會理事。於2003年,余先生為潮州市人大常委會華僑民族宗教外事工作委員會主任。1998年,余先生獲選為第十一屆潮州市人大常委會委員。自1994年至2003年,余先生獲委任為選舉聯絡人事任免工作委員會副主任,後成為主任。自1992年至1998年,余先生擔任潮州市人大常委會辦公室副主任。余先生自1989年至1992年亦出任廣東省饒平縣人大常委會辦公室副主任。余先生於1964年畢業於湖南師範大學,取得俄語學士學位。

### 陳永泉先生

74歲,於2010年10月8日獲委任為本公司獨立非執行董事。陳先生為薪酬委員會及提名委員會成員。自1999年至今,陳先生為華南農業大學食品科學院教授。陳先生進行之研究為食品生物化學、添加劑及功能性成份、酵素學及加工農業及家畜產品。於1995年至1998年,陳先生為華南農業大學食品學院院長。陳先生自2006年起獲廣東省人民政府聘為顧問。陳先生獲頒為廣東改革開放食品行業突出貢獻專家、全國星火計劃先進個人及中國食品工業科技進步先進工作者。陳先生於1961年畢業於華南農業大學,取得植物保護學士學位。

## Mr. Samuel King On Wong

Aged 60, was appointed as an independent non-executive director on 8 October 2010. Mr. Wong is the Chairman of the Audit Committee. He has over 30 years of experience in accounting and finance. Mr. Wong joined Ernst & Young in 1979 and was elected to its partnership in 1993. He was the Managing Partner, China Central of Ernst & Young and a member of the management committee from 2005 until his retirement at the end of 2009. He is a fellow member of the Hong Kong Institute of Certified Public Accountants, a fellow member of the Chartered Association of Certified Accountants ("ACCA") and the Australian Society of Certified Public Accountants. Mr. Wong was the president of ACCA Hong Kong from 1998 to 1999 and a member of the global Council of ACCA from 1999 to 2005. Mr. Wong was also the first non-European global President of ACCA in 2003–2004. Mr. Wong had been the adjunct professor of the School of Accounting & Finance of the Hong Kong Polytechnic University in 2002–2010. Mr. Wong was awarded the Outstanding Accounting Alumni by the Hong Kong Polytechnic University in 2002 and the Outstanding PolyU Alumni by the Hong Kong Polytechnic University in 2003. Mr. Wong graduated from the University of Bradford, United Kingdom, with a master degree of business administration in 1978 during which he was awarded the Binder Hamlyn Prize for the best student in financial management in 1978.

## 黃敬安先生

60歲，於2010年10月8日獲委任為本公司獨立非執行董事。黃先生為審計委員會主席。黃先生於會計及金融方面擁有逾30年經驗，黃先生於1979年加入安永，並於1993年獲選為其合夥人。黃先生自2005年擔任安永於華中的管理合夥人及安永中國管理委員會成員，直至其於2009年底退任為止。黃先生為香港會計師公會的資深會員、英國特許會計師公會(「ACCA」)資深會員及澳洲執業會計師公會資深會員。黃先生自1998年至1999年為香港ACCA主席及自1999年至2005年擔任ACCA的全球理事會成員。黃先生亦於2003年至2004年成為ACCA首位非歐洲籍的全球主席。黃先生於2002年至2010年一直為香港理工大學會計及金融學院的兼任教授。黃先生於2002年獲頒為香港理工大學傑出會計系校友，並於2003年獲香港理工大學頒為傑出理工校友。黃先生於1978年畢業於英國布拉福德大學，取得工商管理碩士，於此期間，黃先生於1978年獲頒發Binder Hamlyn獎，為財務管理的最佳學生。

## Mr. Liu Jinting (appointed on 28 November 2012)

Aged 70, was appointed as an independent non-executive director on 28 November 2012. He is currently an analyst at the China Joint Economic Development Research Center (中國科聯經濟發展研究中心), a standing director of Guangdong Policy and Science Study Committee (廣東省政策科學研究會), a standing director of Guangdong Economy Study Committee (廣東省經濟學會), a consultant to the Shantou Financial Study Committee (汕頭金融學會), a consultant to Shantou Well-known Enterprises Association (汕頭市名優企業協會) and a president and senior associate editor of the magazine Yan Hai Xin Chao (《沿海新潮》雜誌社). Mr. Liu was previously a deputy director of the Office of the Municipal Party Committee of Shantou (中共汕頭市委辦公室) from 1985 to 1993, a deputy secretary-general of the Municipal Party Committee of Shantou (中共汕頭市委) and a director of Shantou Policy Study Institute (汕頭市委政策研究室) from 1993 to 2003. Mr. Liu graduated from South China Normal University (華南師範大學) in 1967 with a bachelor degree in politics and law. Mr. Liu was appointed as a director of Guangdong Yashili Group Company Limited ("Yashili (Guangdong)"), an indirect wholly-owned subsidiary of the Company, on 28 March 2008 by one of its then shareholders, Richful Dairy International (Singapore) Pte. Ltd. ("Richful Dairy") and resigned on 3 July 2010 when Richful Dairy ceased to have interests in Yashili (Guangdong). Save for his directorship at Yashili (Guangdong) during the period from 28 March 2008 to 3 July 2010, Mr. Liu has had no other role or position in the Group.

## 劉錦庭先生(於2012年11月28日獲委任)

70歲，於2012年11月28日獲委任為本公司獨立非執行董事。現為中國科聯經濟發展研究中心研究員、廣東省政策科學研究會常務理事、廣東省經濟學會常務理事、汕頭金融學會顧問、汕頭市名優企業協會顧問及《沿海新潮》雜誌社社長及高級副編輯。劉先生曾於1985年至1993年出任中共汕頭市委辦公室副主任、1993年至2003年出任中共汕頭市委副秘書長及汕頭市委政策研究室主任。劉先生於1967年畢業於華南師範大學，持有政法專業本科學歷。劉先生於2008年3月28日獲本公司的間接全資附屬公司廣東雅士利集團有限公司(「廣東雅士利」)當時的一名股東瑞豐乳品國際(新加坡)私人有限公司(「瑞豐乳品」)委任為廣東雅士利之董事，並在瑞豐乳品不再持有廣東雅士利的權益後於2010年7月3日辭任董事。除於2008年3月28日至2010年7月3日期間出任廣東雅士利董事職務外，劉先生概無在本集團擔任其他角色或職務。

## Senior management

### Mr. Wu Dinian

Aged 44, rejoined our Group in July 2010 as the Vice President and is primarily responsible for the overall management of our Group's sales & marketing. Mr. Wu has approximately 16 years of experience in sales & marketing. From July 2001 to July 2007, Mr. Wu has served as the Vice President of Yashili (Guangdong) and in charge of the sales & marketing team. Prior to rejoining our Group, Mr. Wu served as president of Guangzhou Mingdi Investment Company from July 2007 to July 2010. From October 1994 to July 2001, Mr. Wu was the manager and supervisor of sales & marketing department of Instant Noodles Business Group of Tingyi (Cayman Islands) Holding Corp. (康師傅控股) (stock code: 0322), a company listed on the Main Board of Stock Exchange. Mr. Wu received an Executive Master of Business Administration (EMBA) from South China University of Technology (華南理工大學) in January 2006. Mr. Wu graduated from Zhengzhou University of Light Industry (鄭州輕工業學院) with a Bachelor Degree of Plastics Engineering in July 1991. Mr. Wu is currently an adjunct professor of Zhengzhou University of Light Industry (鄭州輕工業學院) and Honor Speaker of the MBA Forum of South China University Technology (華南理工大學).

### Mr. Wu Xiaonan

Aged 39, jointed our Group in February 2008. He is now the general manager of the Investment Center, the legal director and joint company secretary. He has over 10 years of experience in legal practice. Prior to joining our Group, Mr. Wu was an attorney and a deputy director at Guangdong Boneng Law Firm from 2007 to 2008. From 2000 to 2006, he was an attorney then a partner at Guangdong Xinjie Law Firm. Mr. Wu graduated from the China University of Political Science and Law (中國政法大學) with a college diploma in law in July 1996. He has also completed undergraduate study in law at Sichuan University (四川大學) in December 2005.

## 高級管理層

### 吳迪年先生

44歲,於2010年7月再次加入本集團,出任副總裁,主要負責本集團銷售及營銷的整體管理。吳先生於銷售及營銷方面擁有約16年經驗。自2001年7月至2007年7月,吳先生出任廣東雅士利的副總裁,負責管理銷售及營銷隊伍。再次加入本集團前,吳先生自2007年7月至2010年7月出任廣州明迪投資有限公司的總裁。自1994年10月至2001年7月,吳先生為聯交所主板上市公司康師傅控股有限公司(股份代號:0322)旗下Instant Noodles Business Group的銷售及營銷部門的經理和主管。吳先生於2006年1月畢業於華南理工大學,取得高級工商管理碩士學位(EMBA)。吳先生於1991年7月畢業於鄭州輕工業學院,取得塑料工程學士學位。吳先生現為鄭州輕工業學院的兼任教授及華南理工大學MBA論壇的榮譽演講人。

### 吳曉南先生

39歲,於2008年2月加入本集團,目前任職投資中心總經理、法務總監、聯席公司秘書。吳先生擁有逾10年法律實務經驗。於加入本集團前,吳先生自2007年至2008年於廣東博能律師事務所任職律師及副主任。於2000年至2006年,吳先生為廣東信捷律師事務所的律師,隨後為合夥人。吳先生於1996年7月畢業於中國政法大學,取得法律大專文憑。吳先生亦於2005年12月於四川大學完成法律本科課程。

## Mr. Xie Xunpeng

Aged 41, is the general manager of sales & marketing of Yashili (Guangdong) and is primarily responsible for sales and marketing of the whole Group. Mr. Xie has been the general manager of sales & marketing of Yashili (Guangdong) since 2008. From 2006 to 2007, he was our deputy general manager of sales & marketing. From 2003 to 2005, he was our provincial manager in charge of sales in Shanxi province. From 1999 to 2002, he was our regional manager in charge of sales in Shanxi, Hunan and Hubei provinces. From 1993 to 1998, he was a sales person of Yashili (Guangdong), then was promoted to and then progressed to be a provincial manager.

## 謝勳鵬先生

41歲，為廣東雅士利銷售及營銷總經理，主要負責本集團整體的銷售及營銷。謝先生自2008年起至今為廣東雅士利的銷售及營銷總經理。於2006年至2007年，彼為本公司的銷售及營銷副總經理。於2003年至2005年，彼為本公司的大區經理，主管山西省銷售。於1999年至2002年，彼為本公司的區域經理，主管山西省、湖南省及湖北省銷售。於1993年至1998年，彼為廣東雅士利的銷售員，其後獲晉升為大區經理。

## Ms. Pan Jingzhi

Aged 37, is the special assistant to the president of Yashili (Guangdong), the president of the worker union of Yashili (Guangdong) and the deputy general manager of Scient (Guangzhou). She has been the special assistant to the president of Yashili (Guangdong) since the end of 2004 and she is responsible for planning, general administration and internal coordination among the Group. She has also been the deputy manager of Scient (Guangzhou) since 2007. From 2001 to 2004, she was the manager of the operation management department. From 2001 to mid 2003, she was a manager of the general administration department. From 1996 to 2001, she was a manager of the general administration department. Ms. Pan graduated from Shantou University (汕頭大學) with a college diploma in law in 1996. She also completed a undergraduate course of law at Sichuan University (四川大學) in 2005.

## 潘靜芝女士

37歲，為廣東雅士利總裁特別助理、廣東雅士利工會主席以及施恩(廣州)副總經理。潘女士自2004年底起一直為廣東雅士利的總裁特別助理，並負責本集團的規劃、一般行政以及內部協調。彼自2007年起亦任施恩(廣州)副經理。於2001年至2004年，彼為業務管理部經理。於2001年至2003年中，彼為一般行政部經理。於1996年至2001年，彼為一般行政部經理。潘女士於1996年畢業於汕頭大學，取得法律大專文憑。彼亦於2005年於四川大學修畢法律學士課程。

## Ms. Wen Jieping

Aged 36, is the chief financial officer of our Company. Ms. Wen joined the Group in May 2011 and is primarily responsible for the internal financial controlling and overseas investment projects. Prior to Ms. Wen's appointment as a joint CFO of the Company, Ms. Wen was the department head and a senior manager of the audit department of KPMG (Guangzhou office). She graduated from Guangdong University of Foreign Studies with a combined bachelor degree in International Commerce English and Accounting in 2001. Ms. Wen is a member of the Chinese Institute of Certified Public Accountants.

## 溫潔平女士

36歲，本公司首席財務總監。溫女士於2011年5月加入本集團，主要負責內部財務監控及境外投資項目工作。獲委任為本公司聯席財務總監之前，溫女士為畢馬威華振會計師事務所(廣州分所)審計部部門主管及高級經理。彼於2001年畢業於廣東外語外貿大學，持有國際商務英語及會計學專業雙學士學位。溫女士為中國註冊會計師協會會員。

### Mr. Chen Xiaohong

Aged 38, is the general manager of external affairs of Yashili (Guangdong) and is primarily responsible for liaison with authorities and agencies. He has been the manager of external affairs of Yashili (Guangdong) since May 1997. He has also been the supervisor of the Supervisory Board of Yashili (Guangdong) since March 2008. Mr. Chen graduated from Hanshan Normal University (韓山師範學院) with a college diploma in finance in June 1996.

### 陳小鴻先生

38歲，為廣東雅士利外務總監，主要負責政府部門及代理機構的聯絡工作。陳先生自1997年5月一直為廣東雅士利的外務經理。彼自2008年3月起亦一直為廣東雅士利監事會的監事。陳先生於1996年6月畢業於韓山師範學院，取得金融學大專文憑。

### Mr. Tong Chengfu

Aged 46, is the general manager of R&D of Yashili (Guangdong) and is primarily responsible for research and development. Mr. Tong has been the general controller of R&D at Yashili (Guangdong) since 2007. From 2005 to 2006, he was the manager of external cooperation department. From 2000 to 2005, he was the chief engineer and a factory manager of the milk powder plant. From 1995 to 2000, he was a section head of manufacturing at Heilongjiang Weiquan Dairy Co., Ltd. From 1988 to 1995, he was the development manager at Heilongjiang Dairy Factory. He is a member of the Technical Expert Committee of the Technology Innovation Strategy Union of Dairy Industry (乳業產業技術創新戰略聯盟副理事). He graduated from the Northeast Agricultural University (東北農學院) with a college diploma in processing of livestock and agricultural products in 1988.

### 佟成付先生

46歲，為廣東雅士利研發部總監，主要負責研究及開發。佟先生自2007年起一直為廣東雅士利的研發部總經理。於2005年至2006年，彼為外協部經理。於2000年至2005年，彼為奶粉廠的總工程師及廠長。於1995年至2000年，彼為黑龍江味全乳品有限公司的生產主管。於1988年至1995年，彼為黑龍江乳品廠的開發經理。彼為乳業產業技術創新戰略聯盟副理事。彼於1988年畢業於東北農學院，取得農畜產品加工大專文憑。

### Mr. Li Mengchun

Aged 40, is the general manager of quality control of Yashili (Guangdong) and is primarily responsible for quality control. Mr. Li has been the general manager of quality control at Yashili (Guangdong) since June 2004. From June 2003 to June 2004, Mr. Li was the quality control manager, the project manager and the technology manager at Xiamen HEK Group. From April 1996 to February 1999, he was the manager of quality control at Ting Hisin Co., Ltd. Mr. Li graduated from the Xiangtan University (湘潭大學) with a bachelor's degree in chemical engineering in June 1994.

### 李孟春先生

40歲，為廣東雅士利的質量控制總監，主要負責質量控制。李先生自2004年6月起一直為廣東雅士利的質量控制總經理。於2003年6月至2004年6月，李先生為廈門惠爾康集團的品控經理、項目經理及技術經理。於1996年4月至1999年2月，彼為頂新有限公司的質量控制經理。李先生於1994年6月畢業於湘潭大學，取得化學工程學士學位。

## Mr. Jiang Weijian

Aged 33, is the finance controller of Yashili (Guangdong) and is primarily responsible for accounting, and finance. Mr. Jiang joined Yashili (Guangdong) in September 2008. From June to August of 2008, he was the accounting manager at HC360.com. From August 2005 to June 2008, he was the senior project manager at Reanda Certified Public Accountants Co., Ltd. From December 2003 to August 2005, he was a certified public accountant and the director of auditing at Heilongjiang Yazhong Accounting Firm. From August 2000 to August 2003, he worked at the China Agriculture Bank, Heilongjiang Branch. Mr. Jiang is a professional member of the Chinese Institute of Certified Public Accountants. He graduated from Harbin College of Finance (哈爾濱金融高等專科學校) with a college diploma in economic information management & computer applications in 2000.

## 姜偉建先生

33歲，為廣東雅士利財務總監，主要負責會計及金融。姜先生於2008年9月加入廣東雅士利。於2008年6月至8月，彼為HC360.com的會計經理。於2005年8月至2008年6月，彼為利安達會計師事務所有限責任公司的高級項目經理。於2003年12月至2005年8月，彼為黑龍江亞中會計師事務所的註冊會計師及審計主任。於2000年8月至2003年8月，彼任職於中國農業銀行(黑龍江分行)。姜先生為中國註冊會計師協會的專業會員。彼於2000年畢業於哈爾濱金融高等專科學校，取得經濟信息管理及計算機應用大專文憑。

## Ms. Ho Siu Pik

Aged 49, was appointed the joint company secretary of the Company on 20 June 2012. Ms. Ho is a director of Corporate Services Division of Tricor Services Limited and a fellow member of both The Institute of Chartered Secretaries and Administrators and The Hong Kong Institute of Chartered Secretaries. Ms. Ho has over 20 years of experience in the company secretarial area. She is currently the joint company secretary of SITC International Holdings Company Limited and China Molybdenum Co., Ltd., and the company secretary of Sun Art Retail Group Limited and China Polymetallic Mining Limited, all companies are listed on the Hong Kong Stock Exchange.

## 何小碧女士

49歲，於2012年6月20日獲委任為本公司聯席公司秘書。何女士為卓佳專業商務有限公司企業服務分部董事，亦為英國特許秘書及行政人員公會及香港特許秘書公會資深會員。何女士於公司秘書方面擁有逾20年經驗，現時為香港聯交所上市公司海豐國際控股有限公司及洛陽欒川鉬業集團股份有限公司的聯席公司秘書，以及高鑫零售有限公司和中國多金屬礦業有限公司的公司秘書。

# Report of the Directors
# 董事會報告

The Directors have pleasure in presenting their report together with the audited consolidated financial statements for the year ended 31 December 2012.

董事欣然提呈彼等的董事會報告，連同截至2012年12月31日止年度的經審核合併財務報表。

## Principal Activities

The principal activity of the Company is investment holding. Details of the principal activities of its subsidiaries are set out in note 18 to the consolidated financial statements. There were no significant changes in the nature of the Group's principal activities during the year under review.

## 主要業務

本公司的主要業務為投資控股。有關其附屬公司主要業務的詳情載於合併財務報表附註18。於回顧年度，本集團的主要業務性質並無重大變動。

## Financial Statements

The profit of the Group for the year ended 31 December 2012 and the state of the Company's and the Group's affairs as at that date are set out in the consolidated financial statements on pages 97 to 198 of this annual report.

## 財務報表

本集團截至2012年12月31日止年度的溢利以及本公司及本集團於該日的財務狀況載於本年報第97至198頁的合併財務報表。

## Final Dividends

The Board recommended a final dividend of RMB11.31 cents per share for the year ended 31 December 2012 to the shareholders whose names appear on the register of members on 17 June 2013, subject to approval by the shareholders at the forthcoming annual general meeting to be held on 6 June 2013.

The total dividends for the year ended 31 December 2012, which represent the proposed final dividend, amounted to approximately RMB400.3 million and represented approximately 85.4% of the profit of the Company for the year. The payment of the proposed final dividend will be in cash.

## 末期股息

董事會建議就截至2012年12月31日止年度向於2013年6月17日名列股東名冊的股東派付末期股息每股股份人民幣11.31分，惟須獲股東於2013年6月6日舉行的應屆股東週年大會上批准。

截至2012年12月31日止年度的股息總額(即建議派發之末期股息)約為人民幣400.3百萬元，佔本公司年度溢利約85.4%。建議派發之末期股息將以現金派付。

Such proposed final dividend for the year ended 31 December 2012, represented a payout ratio of 85.4%. In the opinion of the Directors, such distribution is in compliance with the Articles of Association adopted by the Company on 8 October 2010, which states that dividend may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. With the sanction of an ordinary resolution dividend may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Law, Chapter 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, subject to the provisions of the Memorandum of Association or Articles of Association and provided that immediately following the distribution or paying dividend the Company will be able to pay its debts as they fall due in the ordinary course of business.

該等截至2012年12月31日止年度的建議派發之末期股息相當於派息比率85.4%。董事認為,有關分派乃遵守本公司於2010年10月8日採納的組織章程細則,其訂明股息可自本公司的溢利(已變現或未變現)或自任何從董事認為不再需要溢利撥出的儲備中作出宣派及派付。股息亦可通過普通決議案自股份溢價賬中作出宣派及派付,或就此根據開曼群島第22章(1961年第三號法例,經綜合及修訂)公司法可獲授權的任何其他基金或賬目中作出宣派及派付,惟須受本公司組織章程大綱或組織章程細則所規限,且緊隨分派或派付股息後,本公司須能支付於日常業務過程中到期的債務。

## Reserves

Details of movements in reserves of the Group during the year under review are set out in the note 29 to the consolidated financial statements.

## 儲備

本集團於回顧年度的儲備的變動詳情載於合併財務報表附註29。

## Distributable Reserves of the Company

As at 31 December 2012, the Company's reserves available for distribution, calculated in accordance with the Companies Law, Chapter 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, amounted to approximately RMB1,678.9 million. It represents the Company's share premium account of approximately RMB1,682.3 million and accumulated losses of approximately RMB3.4 million in aggregate as at 31 December 2012, which may be distributed provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as and when they fall due in the ordinary course of business.

## 本公司的可分派儲備

於2012年12月31日,本公司根據開曼群島第22章(1961年第三號法例,經綜合及修訂)公司法計算的可分派儲備約為人民幣1,678.9百萬元。此乃指本公司於2012年12月31日的股份溢價賬約人民幣1,682.3百萬元及累計虧損約人民幣3.4百萬元的總和,其可供分派,惟緊隨建議分派股息日期後,本公司須能繳清於日常業務過程中到期的債務。

## Charitable Donations

Donations made by the Group during the year amounted to RMB3.9 million.

## 慈善捐贈

本集團於本年度作出價值約人民幣3.9百萬元捐贈。

## Property, Plant and Equipment

During the year ended 31 December 2012, the Group held property, plant and equipment of approximately RMB743.9 million. Movements in property, plant and equipment of the Group for the year ended 31 December 2012 are set out in note 13 to the consolidated financial statements.

## 物業、廠房及設備

於截至2012年12月31日止年度,本集團持有物業、廠房及設備約人民幣743.9百萬元。本集團截至2012年12月31日止年度的物業、廠房及設備的變動載於合併財務報表附註13。

## Share Capital

Details of the movements in share capital of the Company during the year ended 31 December 2012 are set out in note 29 to the consolidated financial statements.

## 股本

本公司於截至2012年12月31日止年度的股本的變動詳情載於合併財務報表附註29。

## Directors

The Directors during the year ended 31 December 2012 and as of the date of this annual report were:

*Executive Directors:*
Mr. Zhang Lidian *(Chairman)*
Mr. Zhang Likun
Mr. Zhang Liming
Mr. Zhang Libo
Mr. Zhang Yanpeng

*Non-executive Directors:*
Mr. Chang Herman Hsiu-Guo
Mr. Zhang Chi

*Independent Non-executive Directors:*
Mr. Yu Shimao
Mr. Chen Yongquan
Mr. Samuel King On Wong
Mr. Liu Jinting *(appointed on 28 November 2012)*

## 董事

於截至2012年12月31日止年度及本年報日期的董事如下:

*執行董事:*
張利鈿先生*(主席)*
張利坤先生
張利明先生
張利波先生
張雁鵬先生

*非執行董事:*
張淑國先生
張弛先生

*獨立非執行董事:*
余世茂先生
陳永泉先生
黃敬安先生
劉錦庭先生*(於2012年11月28日獲委任)*

The Company has received annual confirmations of independence from each of the existing independent non-executive Directors in accordance with Rule 3.13 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules"). The Company considers that all the independent non-executive Directors are independent in accordance with the Listing Rules.

根據香港聯合交易所有限公司證券上市規則(「上市規則」)第3.13條,本公司已接獲各現有獨立非執行董事有關其獨立性的年度確認函。本公司認為,根據上市規則,所有獨立非執行董事均為具獨立性。

## Directors' and Senior Management's Biographies

## 董事及高級管理層履歷

Biographical details of the Directors and senior management are set out on pages 63 to 72 of this annual report.

董事及高級管理層的履歷詳情載於本年報第63至72頁。

## Directors' Interests in Contracts

## 董事合約權益

Save as disclosed below, there was no contract of significance to which the Company, its holding company, or any of its subsidiaries was a party, and in which a director of the Company had a material interest, whether directly or indirectly, subsisted during or at the end of the year ended 31 December 2012.

除下文所披露者外,截至2012年12月31日止年度或該年末,本公司、其控股公司或其任何附屬公司概無訂有任何本公司董事直接或間接擁有重大權益的重大合約。

## Directors' Service Contracts

Save as disclosed below, each of the Directors in the Board has entered into a service contract with the Company for an initial fixed term of three years commencing from 1 November 2010 and will continue thereafter unless otherwise terminated in accordance with the terms of the service contract, including by not less than three months' notice in writing served by either party on the other. No director proposed for re-election at the forthcoming annual general meeting has an unexpired service contract which is not determined by the Company or any of its subsidiaries within one year without payment of compensation, other than statutory compensation.

Mr. Zhang Yanpeng has entered into a service contract with the Company for an initial fixed term of three years commencing from 2 June 2011 and will continue thereafter unless otherwise terminated in accordance with the terms of the service contract, including by not less than three months' notice in writing served by either party on the other.

Mr. Chang Herman Hsiu-Guo has entered into a service contract with the Company for an initial fixed term of three years commencing from 23 December 2011 and will continue thereafter unless otherwise terminated in accordance with the terms of the service contract, including by not less than three months' notice in writing served by either party on the other.

Mr. Liu Jinting has entered into a service agreement with the Company for an initial term of three years commencing from 28 November 2012 and will continue thereafter unless otherwise terminated in accordance with the terms of the service contract, including by not less than three months' notice in writing served by either party on the other.

## 董事服務合約

除下文所披露者外，董事會各董事已與本公司訂立服務合約，初步固定期限為自2010年11月1日起計三年，並將於其後繼續生效，惟根據服務合約條款終止(包括其中一方向另一方發出不少於三個月的書面通知予以終止)則除外。擬於應屆股東週年大會上膺選連任之董事概無與本公司或其任何附屬公司訂有不可於一年內不作賠償(法定賠償除外)即可終止的尚未屆滿的服務合約。

張雁鵬先生已與本公司訂立服務合約，初步固定期限為自2011年6月2日起計三年，並將於其後繼續生效，惟根據服務合約條款終止(包括其中一方向另一方發出不少於三個月的書面通知予以終止)則除外。

張淑國先生已與本公司訂立服務合約，初步固定期限為自2011年12月23日起計三年，並將於其後繼續生效，惟根據服務合約條款終止(包括其中一方向另一方發出不少於三個月的書面通知予以終止)則除外。

劉錦庭先生已與本公司訂立服務協議，初步固定期限為自2012年11月28日起計三年，並將於其後繼續生效，惟根據服務合約條款終止(包括其中一方向另一方發出不少於三個月的書面通知予以終止)則除外。

## Directors' and Chief Executive's Interests and Short Positions in Shares, Underlying Shares and Debentures

As at 31 December 2012, the Directors and the chief executive of the Company and their respective associates had the following interests or short positions in the shares, underlying shares and debentures of the Company and its associated corporations (within the meaning of Part XV of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) ("SFO")) which have been notified to the Company and the Hong Kong Stock Exchange pursuant to Division 7 and 8 of Part XV of the SFO, including interests and short positions which the Directors and the chief executive of the Company are taken and deemed to have under such provisions of the SFO, or which are required to be and are recorded in the register required to be kept under Section 352 of the SFO or as otherwise notified to the Company and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers contained in the Listing Rules:

## 董事及主要行政人員於股份、相關股份及債券的權益及淡倉

於2012年12月31日,本公司董事、主要行政人員及彼等各自的聯繫人於本公司及其相聯法團(定義見香港法例第571章證券及期貨條例(「證券及期貨條例」)第XV部)的股份、相關股份及債券中擁有根據證券及期貨條例第XV部第7及8分部須知會本公司及香港聯交所的權益或淡倉(包括本公司董事及主要行政人員根據證券及期貨條例的該等條文被當作及視為擁有的權益及淡倉),或須記錄於根據證券及期貨條例第352條須存置的登記冊的權益或淡倉,或根據上市規則所載的上市公司董事進行證券交易的標準守則須知會本公司及香港聯交所的權益或淡倉如下:

### (i) Directors' interests in the shares of Zhang International Investment Ltd. ("Zhang International") (being a holding company of the Company):

### (i) 董事於張氏國際投資有限公司(「張氏國際」)(即本公司控股公司)的股份之權益:

| Name of director<br>董事名稱 | Capacity/<br>Nature of interest<br>身份/權益性質 | Number of shares<br>股份數目 | Percentage of the issued share capital<br>佔已發行股本百分比 |
|---|---|---|---|
| Zhang Likun<br>張利坤 | Beneficial owner<br>實益擁有人 | 18 | 18% |
| Zhang Liming<br>張利明 | Beneficial owner<br>實益擁有人 | 18 | 18% |
| Zhang Lidian<br>張利鈿 | Beneficial owner<br>實益擁有人 | 18 | 18% |
| Zhang Libo<br>張利波 | Beneficial owner<br>實益擁有人 | 18 | 18% |

## (ii) Directors' interests in the share and underlying shares of the Company:

## (ii) 董事於本公司的股份及相關股份之權益:

| Name of director<br>董事名稱 | Capacity/<br>Nature of interest<br>身份/權益性質 | Number of Shares<br>股份數目 | Percentage of the issued share capital of the Company<br>佔本公司已發行股本百分比 |
|---|---|---|---|
| Zhang Lidian[1]<br>張利鈿[1] | Beneficial owner<br>實益擁有人 | 15,547,248(L)(長) | 0.44% |
| Zhang Yanpeng[2]<br>張雁鵬[2] | Beneficial owner<br>實益擁有人 | 3,124,489(L)(長) | 0.09% |

Notes:

1. Mr. Zhang Lidian was interested in 6,218,896 shares as the beneficial owner and 9,328,352 underlying shares by virtue of Pre-IPO Share Options granted to him.

2. Mr. Zhang Yanpeng was interested in 1,699,792 shares as the beneficial owner and 1,424,697 underlying shares by virtue of Pre-IPO Share Options granted to him.

3. "L" denotes long position.

附註:

1. 張利鈿先生以實益擁有人的身份於6,218,896股股份中擁有權益,並因獲授予首次公開發售前購股權而於9,328,352股相關股份中擁有權益。

2. 張雁鵬先生以實益擁有人的身份於1,699,792股股份中擁有權益,並因獲授予首次公開發售前購股權而於1,424,697股相關股份中擁有權益。

3. 「長」指長倉。

Save as disclosed above, as at 31 December 2012, none of the Directors or chief executive of the Company had or was deemed to have any interests or short position in the shares, underlying shares or debentures of the Company and its associated corporations (within the meaning of Part XV of the SFO), which had been recorded in the register maintained by the Company pursuant to section 352 of the SFO or which had been notified to the Company and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers contained in the Listing Rules.

Save as disclosed above, at no time was the Company, its holding company, or any of its subsidiaries a party to any arrangements to enable the Directors and chief executive of the Company (including their spouse and children under 18 years of age) to hold any interest or short positions in the shares or underlying shares in, or debentures of, the Company or its associated corporations (within the meaning of Part XV of the SFO).

除上文所披露者外,於2012年12月31日,本公司董事或主要行政人員概無於本公司及其相聯法團(定義見證券及期貨條例第XV部)的股份、相關股份或債券中擁有或視作擁有本公司根據證券及期貨條例第352條存置的登記冊所記錄的任何權益或淡倉,或根據上市規則所載的上市公司董事進行證券交易的標準守則已知會本公司及香港聯交所的權益或淡倉。

除上文所披露者外,於任何時間,本公司、其控股公司或其任何附屬公司概無訂立任何安排,致使本公司的董事及主要行政人員(包括彼等的配偶及未滿十八歲的子女)於本公司或其相聯法團(定義見證券及期貨條例第XV部)的股份、相關股份或債券中持有任何權益或淡倉。

## Share Option Schemes

### Pre-IPO Share Option Scheme

The Company has adopted a share option scheme on 8 October 2010 (the "Pre-IPO Share Option Scheme") for the purpose of giving its employees an opportunity to have a personal stake in the Company and helping motivate employees to optimize their performance and efficiency, and retaining its employees whose contributions are important to the long-term growth and profitability of the Group. Options to subscribe for an aggregate of 94,975,662 shares (the "Underlying Shares") were granted to 181 participants, including 2 executive Directors and 8 members of the senior management of the Group. These options represent share options originally granted by our subsidiary, Yashili (Guangdong), to the grantees on 1 January 2009 and 1 August 2010 in respect of the shares in the Company, which were exchanged into the Pre-IPO Share Options on 8 October 2010.

Options to subscribe for an aggregate of 73,525,056 Shares at an exercise price of RMB0.11 per Share and options to subscribe for an aggregate of 21,450,606 Shares at an exercise price RMB1.84 per Share have been granted under the Pre-IPO Share Option Scheme.

No further options were granted under the Pre-IPO Share Option Scheme on or after the 1 November 2010, the date of our Shares first commenced dealings on the Hong Kong Stock Exchange ("Listing Date"). All options granted under the Pre-IPO Share Option Scheme (the "Pre-IPO Share Options") were vested and will vest and may only be exercised in the following manner:

- one fifth of the options were vested on 1 January 2011, the date which is two months after the Listing Date (the "First Vesting Date");
- one fifth of the options were vest on the first anniversary of the First Vesting Date;
- one fifth of the options were vest on the second anniversary of the First Vesting Date;

## 購股權計劃

### 首次公開發售前購股權計劃

本公司已於2010年10月8日採納購股權計劃(「首次公開發售前購股權計劃」),其目的為向員工提供於本公司擁有個人權益之機會及鼓勵員工發揮彼等所長,提升工作效率,及挽留對本集團之長期增長及盈利能力有重要貢獻之員工。可供認購合共94,975,662股股份(「相關股份」)的購股權已授予181名僱員,包括2名執行董事及8名本集團高級管理層成員。該等購股權指本集團附屬公司廣東雅士利於2009年1月1日及2010年8月1日原先授予承授人的有關本公司股份的購股權,其已於2010年10月8日獲交換為首次公開發售前購股權。

根據首次公開發售前購股權計劃,可供認購合共73,525,056股股份的購股權已以每股人民幣0.11元的行使價及合共21,450,606股股份的購股權已以每股人民幣1.84元的行使價授出。

於2010年11月1日(即股份首次於香港聯交所買賣當日(「上市日期」))或之後,將不會根據首次公開發售前購股權計劃授出其他購股權。根據首次公開發售前購股權計劃授出之所有購股權(「首次公開發售前購股權」)已經及將會歸屬,並僅可按以下方式行使:

- 五分之一的購股權已於2011年1月1日(即上市日期後兩個月當日(「首個歸屬日」))歸屬;
- 五分之一的購股權已於首個歸屬日首週年歸屬;
- 五分之一的購股權已於首個歸屬日第二個週年歸屬;

- one fifth of the options shall vest on the third anniversary of the First Vesting Date;
- one fifth of the options shall vest on the fourth anniversary of the First Vesting Date; and

each option granted under the Pre-IPO Share Option Scheme is exercisable within 15 days from the date on which such option becomes vested.

A summary of the grantees who have been granted options under the Pre-IPO Share Option Scheme is set out below:

- 五分之一的購股權將於首個歸屬日第三個週年歸屬;
- 五分之一的購股權將於首個歸屬日第四個週年歸屬;及

首次公開發售前購股權計劃所授出的每份購股權由該等購股權歸屬日期起計15日內可予行使。

以下載列根據首次公開發售前購股權計劃獲授予購股權的承授人的概要:

| Grantees or class of participants<br>承授人或參與者類別 | Balance as at 1 January 2012<br>於2012年1月1日的餘額 | Exercised during 2012<br>於2012年行使 | Lapsed during 2012<br>於2012年失效 | Balance as at 31 December 2012<br>於2012年12月31日的餘額 | Closing market price per share for exercised options<br>已行使購股權的每股收市價<br>HK$<br>港元 |
|---|---|---|---|---|---|
| **Directors**<br>**董事** | | | | | |
| Zhang Lidian<br>張利鈿 | 12,437,800[1] | 3,109,448 | — | 9,328,352 | 1.17 |
| Zhang Yanpeng<br>張雁鵬 | 1,899,593[1] | 474,896 | — | 1,424,697 | 1.17 |
| **Other staff**<br>**其他員工** | 41,417,275[1] | 10,441,707 | 1,645,769 | 29,329,799 | 1.17 |
| **Other staff**<br>**其他員工** | 15,057,106[2] | — | 5,385,950 | 9,671,156 | Not applicable<br>不適用 |
| Total<br>總計 | 70,811,774 | 14,026,051 | 7,031,719 | 49,754,004 | |

Notes:

1. The exercise price for these options is RMB0.11 per Share and granted on 1 January 2009.
2. The exercise price for these options is RMB1.84 per Share and granted on 1 August 2010.

附註:

1. 此等購股權的行使價為每股人民幣0.11元及於2009年1月1日授出。
2. 此等購股權的行使價為每股人民幣1.84元及於2010年8月1日授出。

## Share Option Scheme

The Company has adopted the Share Option Scheme on 8 October 2010 for the purpose of motivating eligible persons to optimize their future contributions to the Group and/or reward them for their past contributions, attracting and retaining or otherwise maintaining on-going relationships with such eligible persons who are significant to and/or whose contributions are or will be beneficial to the performance, growth or success of the Group.

The maximum number of share which may be issued upon exercise of all options to be granted under the Share Option Scheme and any other schemes of the Group shall not in aggregate exceed 10% of the Shares in issued as at the Listing Date, that is, 350,000,000 Shares. No option may be granted to any participant of the Share Option Scheme such that the total number of shares issued and to be issued upon exercise of the options granted and to be granted to that person in any 12-month period up to the date of the latest grant exceeds 1% of the Company's issued share capital from time to time.

An option may be exercised in accordance with the terms of the Share Option Scheme at any time during a period as determined by the Board and not exceeding 10 years from the date of the grant. There is no minimum period for which an option must be held before it can be exercised. Participants of the Share Option Scheme are required to pay the Company HK$1.0 upon acceptance of the grant on or before the 28 days after the offer date. The exercise price of the options is determined by the Board in its absolute discretion and shall not be less than whichever is the highest of:

(a) the nominal value of a share;

(b) the closing price of a share as stated in the Hong Kong Stock Exchange's daily quotations sheets on the offer date; and

(c) the average closing price of a share as stated in the Hong Kong Stock Exchange's daily quotation sheets for the five business days immediately preceding the offer date.

The Share Option Scheme shall be valid and effective for a period of 10 years from the Listing Date, after which no further options will be granted or offered.

## 購股權計劃

本公司已於2010年10月8日採納購股權計劃,其目的為激勵合資格參與者,令其對本集團的未來貢獻達致最佳及╱或獎勵彼等過往的貢獻、吸引及挽留或以其他方式維持與該等對本集團的表現、增長或成功而言屬重要及╱或其貢獻屬有利或將會有利的合資格參與者的持續關係。

因行使根據購股權計劃及本集團任何其他計劃將予授出的所有購股權而可能發行的最高股份數目,合共不得超過截至上市日期已發行股份的10%,即350,000,000股股份。本公司概不得向任何一名購股權計劃參與人士授出購股權,致使在任何截至最近授出當日止12個月期間行使已授出及將授出的購股權而發行及將予發行的股份總數超過本公司不時已發行股本的1%。

購股權可根據購股權計劃條款於董事會釐定的期間內任何時間予以行使,惟不得超過授出日期起計十年。於購股權可獲行使前並無最短持有購股權的期限。購股權計劃參與人在要約日期起計28天或之前接納授出購股權須向本公司繳付1.0港元。購股權的行使價由董事會全權酌情釐定,惟不得低於下列三者中的最高者:

(a) 股份面值;

(b) 於要約日期在香港聯交所每日報價表所列的股份收市價;及

(c) 緊接要約日期前五個營業日股份於香港聯交所每日報價表所列的平均收市價。

購股權計劃將由上市日期起計十年期間內有效及生效,於該期間後,將不會授出或提呈其他購股權。

Details of the share options granted under the Share Option Scheme as at 31 December 2012 are as follows:

根據購股權計劃,於2012年12月31日已授出的購股權的詳情如下:

| Date of grant 授出日期 | Exercise price per share 每股行使價 | Balance as at 1 January 2012 於2012年1月1日的餘額 | Granted during 2012 於2012年授出 | Exercised during 2012 於2012年行使 | Lapsed during 2012 於2012年失效 | Balance as at 31 December 2012 於2012年12月31日的餘額 |
|---|---|---|---|---|---|---|
| 29 August 2011 2011年8月29日 | HK$1.50 1.50港元 | 48,148,214 | — | — | 6,891,478 | 41,256,736 |

The vesting schedule is as follows:

歸屬期的時間表如下:

| Vesting date 歸屬日期 | Percentage of the share option to vest 購股權歸屬百份比 |
|---|---|
| 29 August 2011 2011年8月29日 | 25% of the share option 購股權的25% |
| 29 August 2012 2012年8月29日 | 25% of the share option 購股權的25% |
| 29 August 2013 2013年8月29日 | 25% of the share option 購股權的25% |
| 29 August 2014 2014年8月29日 | 25% of the share option 購股權的25% |

Subject to the Share Option Scheme, none of the grantees granted share options pursuant to the Share Option Scheme is a Director, chief executive or substantial shareholder of the Company or an associate of them.

受購股權計劃所規限,根據購股權計劃獲授予購股權的承授人概非本公司董事、主要行政人員或主要股東或是彼等的聯繫人。

## Arrangement for Directors to Purchase Shares or Debentures

## 董事購買股份或債券的安排

Save as disclosed in paragraph headed "Share Option Schemes" above, at no time during the year were rights to acquire benefits by means of the acquisition of share in or debentures of the Company granted to any director of the Company or their respective spouses or minor children, or were such rights exercised by them, or was the Company, its holding company or any of its subsidiaries a party to any arrangements to enable the Directors of the Company to acquire benefits by means of the acquisition of shares in, or debt securities (including debentures) of the Company or any other body corporate.

除上文「購股權計劃」一段所披露者外,本公司概無於年內任何時間向本公司任何董事、彼等各自的配偶或未滿十八歲的子女授出權利,藉以收購本公司的股份或債券的方式獲取利益,而彼等亦無行使任何該等權利;本公司、其控股公司或其任何附屬公司概無訂立任何安排,致使本公司董事可藉收購本公司或任何其他法人團體的股份或債務證券(包括債券)的方式獲取利益。

## Substantial Shareholders' Interests and Short Positions in Shares and Underlying Shares

## 主要股東於股份及相關股份的權益及淡倉

So far as is known to the Director or chief executive of the Company, as at 31 December 2012, the persons or corporations (other than director or chief executive of the Company) who had interest or short positions in the shares and underlying shares of the Company or its associated corporation(s) which were required to be disclosed to the Company under the provisions of Division 2 and 3 of Part XV of the SFO, or which were recorded in the register required to be kept under section 336 of the SFO were as follows:

就本公司董事或主要行政人員所知,於2012年12月31日,於本公司或其相聯法團的股份及相關股份中擁有根據證券及期貨條例第XV部第2及3分部的條文須披露予本公司的權益或淡倉,或已記入根據證券及期貨條例第336條規定存置的登記冊內的權益或淡倉的人士或法團(並非本公司董事或主要行政人員)如下:

| Name<br>名稱 | Capacity/Nature of interest<br>身份/權益性質 | Number of Shares[3]<br>股份數目[3] | Approximate percentage of shareholding<br>佔股權概約百分比 |
|---|---|---|---|
| Zhang International[1]<br>張氏國際[1] | Beneficial owner<br>實益擁有人 | 1,826,808,760(L)(長) | 51.85% |
| CA Dairy Holdings ("Carlyle")[2]<br>CA Dairy Holdings(「凱雷」)[2] | Beneficial owner<br>實益擁有人 | 853,631,240(L)(長) | 24.23% |
| Carlyle Asia Partners III L.P.<br>Carlyle Asia Partners III L.P. | Interests in a controlled corporation<br>受控制法團權益 | 853,631,240(L)(長) | 24.23% |

Notes:

(1) Zhang International was held by Mr. Zhang Likun, Mr. Zhang Lihui, Mr. Zhang Liming, Mr. Zhang Lidian, Mr. Zhang Libo and Ms. She Lifang (collectively referred to as "Zhang's family") as their wholly-owned investment holding company to hold their shares in our Company.

(2) Carlyle is wholly owned by Carlyle Asia Partners III L.P.

(3) "L" denotes long positions.

附註:

(1) 張氏國際由張利坤先生、張利輝先生、張利明先生、張利鈿先生、張利波先生及佘麗芳女士(統稱為「張氏家族」)擁有,作為彼等的全資投資控股公司,以持有其於本公司的股份。

(2) 凱雷由Carlyle Asia Partners III L.P.全資擁有。

(3) 「長」指長倉。

Save as disclosed above, as at 31 December 2012, the Directors of the Company are not aware of any other person or corporation having an interest or short position in shares and underlying shares of the Company or its associated corporation(s) which would require to be recorded in the register required to be kept by the Company pursuant to Section 336 of the SFO.

除上文所披露者外,於2012年12月31日,本公司董事概不知悉任何其他人士或公司於本公司或其相聯法團的股份及相關股份中擁有須記入本公司根據證券及期貨條例第336條存置的登記冊的權益或淡倉。

## Purchase, Sale or Redemption of the Company's Listed Securities

Other than the issue of 14,026,051 Shares pursuant to the exercise of Pre-IPO Share Options as disclosed above, neither the Company nor any of its subsidiaries has purchased, sold or redeemed any of the Company's listed securities during the year ended 31 December 2012.

## 購買、出售或贖回本公司上市證券

除如上文所述根據首次公開發售前購股權獲行使而發行14,026,051股股份外，本公司或其任何附屬公司於截至2012年12月31日止年度概無購買、出售或贖回任何本公司上市證券。

## Continuing Connected Transactions

### Connected Persons

*(a) 汕頭張氏投資有限公司 (Shantou Zhang's Investment Co., Ltd*) ("Zhang's Investment (Shantou)")*

The entire equity interest in Zhang's Investment (Shantou) is held in equal shares by 11 individuals, six of whom are members of the controlling shareholders of the Company. Among these members of the controlling shareholders of the Company, Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Lidian and Mr. Zhang Libo are Directors of the Company and therefore are connected persons of the Company under Rule 14A.11(1) of the Listing Rules. In addition, Mr. Zhang Lihui is a brother and Ms. She Lifang is a sister-in-law of the said members of the controlling shareholders. Given the close relationships among Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Lidian, Mr. Zhang Libo, Mr. Zhang Lihui and Ms. She Lifang, the Directors consider it appropriate to aggregate their interests in Zhang's Investment (Shantou) in determining whether they together have a majority control over Zhang's Investment (Shantou). Since Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Lidian, Mr. Zhang Libo, Mr. Zhang Lihui and Ms. She Lifang together can exercise more than 50% of the voting power at general meetings of Zhang's Investment (Shantou), the Directors therefore consider it appropriate to treat Zhang's Investment (Shantou) as a connected person of the Company under Rules 14A.11(4)(b)(ii) and 14A.11(4)(c)(ii) of the Listing Rules.

## 持續關連交易

### 關連人士

*(a) 汕頭張氏投資有限公司(「汕頭張氏投資」)*

汕頭張氏投資的全部股權由11位個別人士以相同股數持有，其中六人是本公司控股股東成員。在該等本公司控股股東成員中，張利坤先生、張利明先生、張利鈿先生及張利波先生為本公司董事，故根據上市規則第14A.11(1)條，彼等為本公司的關連人士。此外，張利輝先生是上述控股股東成員的兄弟，佘麗芳女士是上述控股股東成員的嫂子。鑒於張利坤先生、張利明先生、張利鈿先生、張利波先生、張利輝先生及佘麗芳女士之間關係密切，董事認為，在釐定彼等是否共同對汕頭張氏投資擁有大多數控制權時，將彼等於汕頭張氏投資的權益合併計算實屬恰當。由於張利坤先生、張利明先生、張利鈿先生、張利波先生、張利輝先生及佘麗芳女士合共能夠行使汕頭張氏投資股東大會表決權50%以上，因此董事認為，根據上市規則第14A.11(4)(b)(ii)及14A.11(4)(c)(ii)條，視汕頭張氏投資為本公司的關連人士屬恰當。

* *For identification purpose*

*(b) 廣東好味佳食品有限公司 (Haoweijia Food Co., Ltd.*) ("Haoweijia Food")*

Haoweijia Food is a wholly-owned subsidiary of Zhang's Investment (Shantou). Since Zhang's Investment (Shantou) is a connected person of the Company as detailed above, the Directors consider it appropriate to treat Haoweijia Food as a connected person of the Company under Rules 14A.11(4)(b)(ii) and 14A.11(4)(c)(ii) of the Listing Rules.

*(c) 潮安縣庵埠營佳紙塑製品廠 (Chaoan County Anbu Yingjia Paper and Plastic Products Factory*) ("Yingjia")*

The entire equity interest in Yingjia is wholly-owned by Mr. Zhang Yuanlong. Mr. Zhang Yuanlong is a brother-in-law of Mr. Zhang Likun. Mr. Zhang Likun, being a Director of the Company, is a connected person of the Company under Rule 14A.11(1) of the Listing Rules. Since Mr. Zhang Yuanlong, being a brother-in-law of Mr. Zhang Likun, can exercise more than 50% of the voting power at general meetings of Yingjia, the Directors consider it appropriate to treat Yingjia as a connected person of the Company under Rule 14A.11(4)(c)(ii) of the Listing Rules.

## Continuing Connected Transactions

*1. The Haoweijia Purchase Agreement*

Haoweijia Food is a manufacturer of preserved fruit products in China. On 8 October 2010, 上海雅士利食品有限公司(Shanghai Yashili Food Co., Ltd*) ("Yashili (Shanghai)"), a wholly-owned subsidiary of the Company, entered into the Haoweijia Purchase Agreement with Haoweijia Food, pursuant to which Yashili (Shanghai) will purchase preserved fruit products from Haoweijia Food from Listing Date to 31 December 2012. As one of the distributors of Haoweijia Food, Yashili (Shanghai) generates revenue by purchasing such preserved fruit products from Haoweijia and reselling them to third-party customers. Pursuant to the Haoweijia Purchase Agreement, the prices at which Yashili (Shanghai) purchases preserved fruit products from Haoweijia Food are the same as such prices at which Haoweijia Food sells its preserved fruit products to independent third parties.

For the year ended 31 December 2012, purchases from Haoweijia Food under the Haoweijia Purchase Agreement was RMB2,668,680, which was within the approved cap of RMB6,500,000 as disclosed in the prospectus of the Company dated 20 October 2010 (the "Prospectus").

- *For identification purpose*

*(b) 廣東好味佳食品有限公司(「好味佳食品」)*

好味佳食品為汕頭張氏投資的全資附屬公司,而如上所詳述,由於汕頭張氏投資為本公司的關連人士,董事認為,根據上市規則第14A.11(4)(b)(ii)及14A.11(4)(c)(ii)條,視好味佳食品為本公司的關連人士屬恰當。

*(c) 潮安縣庵埠營佳紙塑製品廠(「營佳」)*

營佳的全部股權由張元龍先生全資擁有。張元龍先生為張利坤先生的內弟。張利坤先生作為本公司董事,根據上市規則第14A.11(1)條,為本公司的關連人士。由於張元龍先生作為張利坤先生的內弟,能夠行使營佳股東大會表決權50%以上,因此董事認為,根據上市規則第14A.11(4)(c)(ii)條,視營佳為本公司關連人士屬恰當。

## 持續關連交易

*1. 好味佳購買協議*

好味佳食品為中國涼果產品生產商。於2010年10月8日,上海雅士利食品有限公司(「上海雅士利」)(本公司的全資附屬公司)與好味佳食品訂立好味佳購買協議,據此,上海雅士利將自上市日期至2012年12月31日期間,從好味佳食品購買涼果產品。作為好味佳食品的經銷商之一,上海雅士利通過從好味佳購買該等涼果產品並轉售予第三方客戶而產生收入。根據好味佳購買協議,上海雅士利從好味佳食品購買涼果產品的價格將與好味佳食品向獨立第三方出售其涼果產品的價格相同。

截至2012年12月31日止年度,根據好味佳購買協議向好味佳食品的採購為人民幣2,668,680元,其乃於本公司日期為2010年10月20日的招股章程(「招股章程」)內所披露的獲批准上限人民幣6,500,000元之內。

## 2. *The Haoweijia Sales Agreement*

On 8 October 2010, 潮安縣必勝裝潢印務有限公司 (Chaoan Bisheng Decoration and Printing Co., Ltd*) ("Bisheng"), a wholly-owned subsidiary of the Company, entered into the Haoweijia Sales Agreement with Haoweijia Food, pursuant to which Bisheng will sell packaging materials to Haoweijia Food from Listing Date to 31 December 2012, renewable at the option of Bisheng for a term of three years and subject to compliance with all applicable requirements under the Listing Rules. Pursuant to the Haoweijia Sales Agreement, Bisheng sells packaging materials to Haoweijia Food at prices that are not be lower than the prices of such packaging materials Bisheng sells to independent third parties.

For the year ended 31 December 2012, sales to Haoweijia Food under the Haoweijia Sales Agreement was RMB1,607,653, which was within the approved cap of RMB3,000,000 as disclosed in the Prospectus.

## 3. *The Chaoan Lease*

On 8 October 2010, Bisheng entered into the Chaoan Lease with Zhang's Investment (Shantou), pursuant to which Bisheng leased an industrial complex in Chaoan County with a gross floor area of approximately 18,613 square meters (the "Chaoan Premise"), which Bisheng utilizes for production, storage and ancillary purposes, from Listing Date to 31 December 2012, renewable at the option of Bisheng for a term of three years and subject to compliance with all applicable requirements under the Listing Rules.

The rent payable by Bisheng to Zhang's Investment (Shantou) under the Chaoan Lease is RMB223,356 per month, or RMB2,680,272 per annum which is based on a rental rate of RMB12 per square meter.

For the year ended 31 December 2012, the amount of rent paid by Bisheng to Zhang's Investment (Shantou) under the Chaoan Lease was RMB2,680,272, which was within the approved cap of RMB2,680,272 as disclosed in the Prospectus.

* *For identification purpose*

## 2. *好味佳銷售協議*

於2010年10月8日，潮安縣必勝裝潢印務有限公司(「必勝」)(本公司的全資附屬公司)與好味佳食品訂立好味佳銷售協議，據此，必勝將自上市日期至2012年12月31日期間，向好味佳食品銷售包裝材料，必勝可選擇續期三年，並須遵守上市規則下所有適用規定。根據好味佳銷售協議，必勝不會將低於必勝向獨立第三方出售包裝材料的價格向好味佳食品銷售包裝材料。

截至2012年12月31日止年度，根據好味佳銷售協議向好味佳食品的銷售為人民幣1,607,653元，其乃於招股章程內所披露的獲批准上限人民幣3,000,000元之內。

## 3. *潮安租賃*

於2010年10月8日，必勝與汕頭張氏投資訂立潮安租賃，據此，必勝將自上市日期至2012年12月31日期間，租賃潮安縣一座建築面積約18,613平方米的工業樓(「潮安物業」)，必勝將用作生產、貯存及配套用途，必勝可選擇續期三年，並須遵守上市規則下所有適用規定。

根據潮安租賃，必勝應向汕頭張氏投資支付的租金為每月人民幣223,356元，或每年人民幣2,680,272元，有關租金乃按每平方米人民幣12元的租金率計算得出。

截至2012年12月31日止年度，必勝根據潮安租賃支付予汕頭張氏投資的租金金額為人民幣2,680,272元，其乃於招股章程內所披露的獲批准上限人民幣2,680,272元之內。

### 4. *The Shanghai Lease*

On 8 October 2010, Yashili (Shanghai) entered into the Shanghai Lease with Zhang's Investment (Shantou), pursuant to which Yashili (Shanghai) leased an office in Shanghai of approximately 400 square meters (the "Shanghai Premise"), which Yashili (Shanghai) utilizes as its office in Shanghai, from Listing Date to 31 December 2012, renewable at the option of Yashili (Shanghai) for a term of three years and subject to compliance with all applicable requirements under the Listing Rules.

The rent payable by Yashili (Shanghai) to Zhang's Investment (Shantou) under the Shanghai Lease is RMB29,200 per month, or RMB350,400 per annum. For the period from January to October 2010, the rent was RMB5,000 per month.

For the year ended 31 December 2012, the amount of rent paid by Yashili (Shanghai) to Zhang's Investment (Shantou) under the Shanghai Lease was RMB350,400, which was within the approved cap of RMB350,400 as disclosed in the Prospectus.

### 4. *上海租賃*

於2010年10月8日,上海雅士利與汕頭張氏投資訂立上海租賃,據此,上海雅士利租賃上海一個辦公室,面積約400平方米(「上海物業」),供上海雅士利自上市日期至2012年12月31日作為上海辦事處使用,上海雅士利可選擇續期三年,並須遵守上市規則下所有適用規定。

根據上海租賃,上海雅士利應向汕頭張氏投資支付的租金為每月人民幣29,200元,或每年人民幣350,400元。從2010年1月至10月期間,每月租金為人民幣5,000元。

截至2012年12月31日止年度,上海雅士利根據上海租賃支付予汕頭張氏投資的租金金額為人民幣350,400元,其乃於招股章程內所披露的獲批准上限人民幣350,400元之內。

### 5. *The Yingjia Purchase Agreement*

Yingjia is engaged in the manufacture of plastic products in China. On 8 October 2010, Yashili (Guangdong), a wholly-owned subsidiary of the Company, entered into the Yingjia Purchase Agreement with Yingjia, pursuant to which Yashili (Guangdong) will purchase plastic spoons and plastic covers from Yingjia from Listing Date to 31 December 2012, renewable for a term of three years and subject to compliance with all applicable requirements under the Listing Rules. We utilize the plastic spoons and plastic covers we purchase from Yingjia as packaging materials for our milk powder products. Pursuant to the Yingjia Purchase Agreement, the prices at which Yashili (Guangdong) purchases plastic spoons and plastic covers from Yingjia are the same as such prices at which Yingjia sells such products to independent third parties.

For the year ended 31 December 2012, purchase from Yingjia under the Yingjia Purchase Agreement was RMB11,735,084, which was within the approved cap of RMB15,000,000 as disclosed in the Prospectus.

### 5. *營佳購買協議*

營佳於中國從事塑料產品的生產。於2010年10月8日,廣東雅士利(本公司的全資附屬公司)與營佳訂立營佳購買協議,據此,廣東雅士利將自上市日期至2012年12月31日期間,從營佳購買塑料湯匙及塑料蓋子,協議可續期三年,並須遵守上市規則下的所有適用規定。本集團將購買自營佳的塑料湯匙及塑料蓋子用作本集團的奶粉產品的包裝材料。根據營佳購買協議,廣東雅士利向營佳購買塑料湯匙及塑料蓋子的價格將與營佳向獨立第三方銷售該等產品的價格相同。

截至2012年12月31日止年度,根據營佳購買協議向營佳的採購為人民幣11,735,084元,其乃於招股章程內所披露的獲批准上限人民幣15,000,000元之內。

Other than the continuing connected transactions set out above, in respect of which the disclosure requirements in accordance with chapter 14A of the Listing Rules have been complied with, no contract of significance has been entered into between the Company or any of its subsidiaries and the controlling shareholders during the year ended 31 December 2012.

除上文所載的持續關連交易(已就此遵守上市規則第14A章的披露規定)外,本公司或其任何附屬公司與控股股東於截至2012年12月31日止年度內概無訂立任何重大合約。

The independent non-executive Directors of the Company have reviewed these connected transactions and confirmed that such transactions were:

本公司的獨立非執行董事已審閱並確認該等關連交易乃:

— entered into in the ordinary and usual course of business of the Group;

— 於本集團一般日常業務過程中進行;

— conducted either on normal commercial terms or, if there are not sufficient comparable transactions to judge whether they are on normal commercial terms, on terms no less favourable to the Group than terms available to or from independent third parties; and

— 按正常商業條款或,如果沒有足夠的交易比較判斷該等關連交易是否按正常商業條款,按不遜於本集團給予獨立第三方或從獨立第三方接受的條款訂立;及

— in accordance with the relevant agreements governing them on terms that are fair and reasonable and in the interest of the shareholders of the Company as a whole.

— 按照有關協議的條款規管該等交易,條款公平和合理,並符合本公司股東之整體利益。

Save as disclosed in this section headed "Report of the Directors — Continuing Connected Transactions", none of the related party transactions as disclosed in note 32 to the financial statements constitutes a connected transaction as defined under the Listing Rules.

除本節「董事會報告—持續關連交易」所披露者外,概無於財務報表附註32披露的關連方交易構成根據上市規則界定的關連交易。

The Company's auditor was engaged to report on the Group's continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 "Assurance Engagements Other Than Audits or Reviews of Historical Financial Information" and with reference to Practice Note 740 "Auditor's Letter on Continuing Connected Transactions under the Hong Kong Listing Rules" issued by the Hong Kong Institute of Certified Public Accountants. The auditor has issued their unqualified letter containing their findings and conclusions in respect of the continuing connected transactions disclosed by the Group in this annual report in accordance with Rule 14A.38. of the Listing Rules A copy of the auditor's letter has been provided by the Company to The Stock Exchange of Hong Kong Limited.

本公司的核數師根據香港會計師公會頒佈的《香港核證委聘準則》第3000號「審核或審閱過去財務資料以外之核證委聘」,並參閱《實務說明》第740號「關於香港上市規則所述持續關連交易的核數師函件」,受聘對本集團的持續關連交易彙報。核數師已就本集團按照上市規則第14A.38條在本年報披露的持續關連交易發出無保留意見的函件,並載有其發現和結論。本公司已將核數師函件副本提供予香港聯合交易所有限公司。

## Non-Compete Undertakings

Each of the controlling shareholders has confirmed to the Company of his/her compliance with the non-compete undertakings provided to the Company under the Deed of Non-competition (as defined in the Prospectus). The independent non-executive Directors of the Company have reviewed the status of compliance and confirmed that all the undertakings under the Deed of Non-competition have been complied with by the controlling shareholders.

## 不競爭承諾

各控股股東已向本公司確認,彼已遵守根據不競爭契據(定義見招股章程)提供予本公司的不競爭承諾。本公司的獨立非執行董事已審閱合規狀況,並確認不競爭契據項下的所有承諾已獲控股股東遵守。

## Directors' Interest in Competing Business

None of the Directors is or was interested in any business apart from the Group's business, that competes or competed or is or was likely to compete, either directly or indirectly, with the Group's business at any time during the year ended 31 December 2012 and up to and including the date of this annual report.

## 董事於競爭性業務的權益

除本集團業務外,概無董事現正或曾經於截至2012年12月31日止年度內及截至本年報日期(包括該日)止任何時間直接或間接於與本集團業務競爭或曾經競爭或現正或曾經可能競爭的任何業務中擁有權益。

## Management Contracts

Other than the service contracts disclosed in the paragraph headed "Directors' Service Contracts" above, no contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed during the year ended 31 December 2012.

## 管理合約

除上文「董事服務合約」一段所披露的服務合約外,於截至2012年12月31日止年度內概無訂立或存在有關本公司業務整體或任何重大部分的管理及行政合約。

## Pre-Emptive Rights

There are no provisions for pre-emptive rights under the Company's Articles of Association or the laws of Cayman Islands where the Company is incorporated applicable to the Company.

## 優先權

本公司組織章程細則或開曼群島(本公司註冊成立所在地)法例項下概無任何優先權條文適用於本公司。

## Emolument Policy

The Group's emolument policies are based on the merit, qualifications and competence of individual employees and are reviewed by the Remuneration Committee periodically.

The emoluments of the Directors are recommended by the Remuneration Committee and are decided by the Board, having regard to the Group's operating results, individual performance and comparable market statistics.

The Company has adopted two share option schemes to motivate and reward its Directors and eligible employees. Details of the schemes are set out in the paragraph headed "Share Option Schemes" above and note 27 to the consolidated financial statements.

None of the Directors waived any emoluments during the year ended 31 December 2012.

## 薪酬政策

本集團的薪酬政策乃按個別僱員的優點、資歷及能力為基礎，並定期由薪酬委員會審閱。

董事薪酬乃經參考本集團的經營業績、個別表現及可比較的市場統計數字後由薪酬委員會建議，並由董事會決定。

本公司已採納兩項購股權計劃以推動及獎勵其董事及合資格僱員。該等計劃的詳情載於上文「購股權計劃」一段及合併財務報表附註27。

概無董事於截至2012年12月31日止年度內豁免任何酬金。

## Retirement Benefits Schemes

The employees of the PRC subsidiaries of the Company are members of the state-managed retirement benefits scheme operated by the PRC government. The PRC subsidiaries are required to contribute certain percentages of basic salaries of the employees to the retirement benefits scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefits scheme is to make the required contributions under the scheme. The contributions are charged to the consolidated income statements as they become payable in accordance with the rules of the state-managed retirement benefits scheme.

The Group has no other material obligation for the payment of pension benefits beyond the annual contributions described above.

For the year ended 31 December 2012, the Group's total contributions to the retirement benefits schemes charged in the income statement amounted to RMB29.9 million. Details of the Group's retirement benefits scheme and the basis of calculation are set out in note 7(b) to the consolidated financial statements.

## 退休福利計劃

本公司於中國之附屬公司的僱員為由中國政府運作的國家管理退休福利計劃的成員。中國附屬公司須將僱員基本薪金的若干百分比向退休福利計劃供款以撥付該等福利。本集團有關退休福利計劃的唯一責任為根據計劃作出所需供款。該等供款乃於根據國家管理退休福利計劃的規則成為應付時於合併收益表內扣除。

本集團並無有關上述年度供款以外的任何其他重大退休福利付款責任。

截至2012年12月31日止年度，本集團於收益表內扣除的退休福利計劃總供款為人民幣29.9百萬元。本集團的退休福利計劃及計算基準的詳情載於合併財務報表附註7(b)。

## Major Customers and Suppliers

Aggregate sales attributable to the Group's largest and five largest customers were 0.56% and 2.51% of the Group's total sales respectively.

Aggregate purchases attributable to the Group's largest and five largest suppliers were 18.9% and 32.9% of the Group's total purchases respectively.

At no time during the year ended 31 December 2012 did a Director, his/her associate(s) or a shareholder, which to the knowledge of the Director owns more than 5% of the Company's share capital, have an interest in any of the Group's five largest customers and suppliers.

## 主要客戶及供貨商

本集團最大及五大客戶所佔的銷售總額分別佔本集團銷售總額的0.56%及2.51%。

本集團最大及五大供貨商所佔的採購總額分別佔本集團採購總額的18.9%及32.9%。

於截至2012年12月31日止年度內任何時間,概無董事、其聯繫人或據董事所知擁有本公司股本超過5%的股東於本集團任何五大客戶及供貨商中擁有權益。

## Closure of Register of Members

(i) **For the purpose of determining the identity of shareholders who are entitled to attend and vote at the forthcoming annual general meeting**

The register of members of the Company will be closed from 4 June 2013 to 6 June 2013, both days inclusive, during which period no transfer of shares of the Company will be effected. In order to be eligible to attend and vote at the forthcoming annual general meeting to be held on 6 June 2013, all duly completed and signed transfer forms accompanied by the relevant share certificates must be lodged with the Company's branch share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited at Rooms 1712–1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong for registration no later than 4:30 p.m. on 3 June 2013.

## 暫停辦理股份過戶登記手續

(i) **釐定有權出席應屆股東週年大會並於會上表決的股東身份**

本公司將於2013年6月4日至2013年6月6日(包括首尾兩日)暫停辦理股份過戶登記手續,期間將不會進行任何本公司股份過戶登記。為符合出席將於2013年6月6日舉行之應屆股東週年大會並於會上表決的資格,所有已填妥及簽署之過戶文件連同相關股票必須於2013年6月3日下午4時30分前送達本公司的香港股份過戶登記分處香港中央證券登記有限公司,地址為香港灣仔皇后大道東183號合和中心17樓1712–1716號鋪以作登記。

(ii) **For the purpose of determining the identity of shareholders who are entitled to the proposed final dividend**

The register of members of the Company will be closed from 14 June 2013 to 17 June 2013, both days inclusive, during which period no transfer of shares of the Company will be effected. In order to qualify for the proposed final dividend, all duly completed and signed transfer forms accompanied by the relevant share certificates must be lodged with the Company's branch share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited at Rooms 1712–1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong for registration no later than 4:30 p.m. on 13 June 2013.

Subject to shareholders' approval at the forthcoming annual general meeting to be held on 6 June 2013, the proposed final dividend will be paid to the shareholders whose names appear on the register of members of the Company on 17 June 2013.

(ii) **釐定有權享有建議末期股息的股東身份**

本公司將於2013年6月14日至2013年6月17日(包括首尾兩日)暫停辦理股份過戶登記手續,期間將不會進行任何本公司股份過戶登記。為符合收取建議末期股息的資格,所有已填妥及簽署之過戶文件連同相關股票必須於2013年6月13日下午4時30分前送達本公司的香港股份過戶登記分處香港中央證券登記有限公司,地址為香港灣仔皇后大道東183號合和中心17樓1712–1716號舖以作登記。

待股東於2013年6月6日舉行的應屆股東週年大會上批准後,建議派發之末期股息將向於2013年6月17日名列本公司股東名冊的股東派付。

## Audit Committee

The Audit Committee had reviewed together with the management and external auditors the accounting principles and policies adopted by the Group and the audited consolidated financial statements for the year ended 31 December 2012.

## 審核委員會

審核委員會已與管理層及外聘核數師審閱本集團採納的會計原則及政策以及截至2012年12月31日止年度的經審核合併財務報表。

## Auditor

The consolidated financial statements for the year ended 31 December 2012 have been audited by KPMG, who will retire and, being eligible, offer themselves for re-appointment. A resolution for their re-appointment as auditors of the Company will be proposed at the forthcoming annual general meeting of the Company.

## 核數師

截至2012年12月31日止年度的合併財務報表已由畢馬威會計師事務所審核,其將會退任並符合資格膺選連任。一項重新委聘畢馬威會計師事務所為本公司核數師的決議案將於應屆本公司股東週年大會上提呈。

## Sufficiency of Public Float

Based on the information that is publicly available to the Company and within the knowledge of the Directors as at the date of this annual report, the Company has maintained the prescribed public float of not less than 23.42% of the Company's issued shares pursuant to a waiver granted to the Company by the Stock Exchange for the period from the Listing Date.

## 充足公眾持股量

根據本公司可取得的公開資料及據董事於本年報日期所知,本公司已根據聯交所自上市日期授予本公司的豁免維持不低於本公司已發行股份23.42%的指定公眾持股量。

## Bank Loans and Other Borrowings

Particulars of short-term bank loans of the Group as at 31 December 2012 are set out in note 26 to the consolidated financial statements. Other than such short-term bank loans, the Group had no other bank loans or borrowings.

## 銀行貸款及其他借貸

本集團於2012年12月31日的短期銀行貸款的詳情載於合併財務報表附註26。除該等短期銀行貸款外,本集團並無其他銀行貸款或借貸。

## Corporate Governance

The Company's corporate governance principles and practice are set out in the Corporate Governance Report on pages 49 to 62 of this annual report.

## 企業管治

本公司的企業管治原則及常規載於本年報第49至62頁的企業管治報告。

## Summary Financial Information

A summary of the results and of the assets and liabilities of the Group for the five financial years ended 31 December 2012 is set out on pages 199 to 200 of this annual report.

## 財務資料概要

本集團截至2012年12月31日止五個財政年度的業績以及資產及負債概要載於本年報第199至200頁。

On behalf of the Board

代表董事會

**Zhang Lidian**
*Chairman*

*主席*
**張利鈿**

Hong Kong, 25 March 2013

香港,2013年3月25日

# Independent Auditor's Report
# 獨立核數師報告

KPMG

**Independent auditor's report to the shareholders of Yashili International Holdings Ltd**
*(Incorporated in the Cayman Islands with limited liability)*

We have audited the consolidated financial statements of Yashili International Holdings Ltd (the "Company") and its subsidiaries (together the "Group") set out on pages 97 to 198, which comprise the consolidated and company balance sheets as at 31 December 2012, the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended and a summary of significant accounting policies and other explanatory information.

**致雅士利國際控股有限公司股東**
*(於開曼群島註冊成立的有限公司)*

我們已審核載於第97至198頁有關雅士利國際控股有限公司(「貴公司」)及其子公司(「以下合稱「貴集團」)的合併財務報表，其中包括於2012年12月31日的合併及公司資產負債表，以及截至該日止年度的合併收益表、合併綜合收益表、合併權益變動表及合併現金流量表，以及主要會計政策概要及其他附註信息。

## Directors' Responsibility for the Consolidated Financial Statements

The directors of the Company are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards issued by the International Accounting Standard Board and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

## 董事對合併財務報表的責任

貴公司的董事須負責根據國際會計準則委員會頒佈的《國際財務報告準則》及香港《公司條例》的披露規定編製合併財務報表，以令財務報表作出真實而公平的反映及落實其認為編製財務報表所必要的內部控制，以使合併財務報表不存在由於欺詐或錯誤而導致的重大錯誤陳述。

## Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. This report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

## 核數師的責任

我們的責任是根據我們的審計對該等綜合財務報表作出意見。我們僅向整體股東報告，除此以外，我們的報告不可用作其他用途。我們概不就本報告的內容，對任何其他人士負責或承擔法律責任。

We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

我們已根據香港會計師公會頒佈的《香港審計準則》進行審計。該等準則要求我們遵守道德規範，並規劃及執行審計，以合理確定合併財務報表是否不存在任何重大錯誤陳述。

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation of the consolidated financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated financial statements.

審計涉及執行程序以獲取有關合併財務報表所載金額及披露資料的審計憑證。所選定的程序取決於核數師的判斷，包括評估由於欺詐或錯誤而導致合併財務報表存在重大錯誤陳述的風險。在評估該等風險時，核數師考慮與該公司編製合併財務報表以作出真實而公平的反映相關的內部控制，以設計適當的審計程序，但目的並非對公司的內部控制的有效性發表意見。審計亦包括評價董事所採用的會計政策的合適性及所作出的會計估計的合理性，以及評價合併財務報表的整體列報方式。

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

我們相信，我們所獲得的審計憑證是充足和適當地為我們的審計意見提供基礎。

## Opinion

## 意見

In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2012 and of the Group's profit and cash flows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

我們認為，該等合併財務報表已按照《國際財務報告準則》真實而公允地反映了貴公司及貴集團於2012年12月31日的財務狀況，及貴集團截至該日止年度的利潤及現金流量，並已按照香港《公司條例》的披露規定妥為編製。

**KPMG**
*Certified Public Accountants*
8th Floor, Prince's Building
10 Chater Road
Central, Hong Kong
25 March 2013

**畢馬威會計師事務所**
*執業會計師*
香港中環
遮打道10號
太子大廈8樓
2013年3月25日

# Consolidated Income Statement
# 合併收益表

For the year ended 31 December 2012 (Expressed in Renminbi Yuan)
截至2012年12月31日止年度（以人民幣列示）

| | | Note<br>附註 | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Turnover** | **營業額** | 5 | **3,655,143** | 2,957,818 |
| Cost of sales | 銷售成本 | | **(1,693,452)** | (1,419,512) |
| **Gross profit** | **毛利** | | **1,961,691** | 1,538,306 |
| Other revenue | 其他收入 | 6(a) | **37,631** | 28,714 |
| Other net loss | 其他虧損淨額 | | **(392)** | (252) |
| Selling and distribution expenses | 銷售及經銷開支 | | **(1,222,745)** | (1,061,861) |
| Administrative expenses | 行政開支 | | **(202,104)** | (185,454) |
| Other expenses | 其他開支 | 6(b) | **(14,702)** | (6,457) |
| **Profit from operations** | **經營溢利** | | **559,379** | 312,996 |
| Finance income | 財務收入 | 7(a) | **89,749** | 65,123 |
| Finance costs | 財務成本 | 7(a) | **(2,804)** | (2,730) |
| Net finance income | 淨財務收入 | | **86,945** | 62,393 |
| **Profit before taxation** | **除稅前溢利** | 7 | **646,324** | 375,389 |
| Income tax expenses | 所得稅開支 | 8 | **(175,856)** | (66,964) |
| **Profit for the year** | **年度溢利** | | **470,468** | 308,425 |
| **Attributable to:** | **以下人士應佔溢利：** | | | |
| Equity shareholders of the Company | 本公司股權持有人 | | **468,482** | 306,258 |
| Non-controlling interests | 非控股權益 | | **1,986** | 2,167 |
| **Profit for the year** | **年度溢利** | | **470,468** | 308,425 |
| **Earnings per share** | **每股盈利** | | **RMB Cents<br>人民幣分** | RMB Cents<br>人民幣分 |
| Basic | 基本 | 12(a) | **13.3** | 8.7 |
| Diluted | 攤薄 | 12(b) | **13.2** | 8.6 |

Details of dividends payable and proposed to equity shareholders of the Company attributable to the profit for the year are set out in Note 29(b).

由年內溢利分配之應付及建議派發予本公司股權持有人本年度股息之詳情載於附註29(b)。

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

# Consolidated Statement of Comprehensive Income
# 合併綜合收益表

For the year ended 31 December 2012 (Expressed in Renminbi Yuan)
截至2012年12月31日止年度（以人民幣列示）

| | | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| **Profit for the year** | **年度溢利** | **470,468** | 308,425 |
| **Other comprehensive income for the year** | **其他綜合收益** | | |
| Exchange differences on translation of financial statements of overseas subsidiaries | 換算海外附屬公司的財務報表所產生的匯兑差額 | **(494)** | (3,667) |
| **Total comprehensive income for the year** | **年度綜合收益** | **469,974** | 304,758 |
| **Attributable to:** | **以下人士應佔綜合收益：** | | |
| Equity shareholders of the Company | 本公司股權持有人 | **467,988** | 302,591 |
| Non-controlling interests | 非控股權益 | **1,986** | 2,167 |
| **Total comprehensive income for the year** | **年度綜合收益** | **469,974** | 304,758 |

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

# Consolidated Balance Sheet
# 合併資產負債表

As at 31 December 2012 (Expressed in Renminbi Yuan)
於2012年12月31日(以人民幣列示)

| | | Note<br>附註 | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Non-current assets** | **非流動資產** | | | |
| Property, plant and equipment | 物業、廠房及設備 | 13 | 743,863 | 729,525 |
| Investment properties | 投資物業 | 14 | 112,004 | 76,334 |
| Lease prepayments | 預付租金 | 15 | 130,432 | 133,367 |
| Intangible assets | 無形資產 | 16 | 3,937 | 5,346 |
| Deferred tax assets | 遞延稅項資產 | 17(b) | 80,015 | 77,048 |
| Prepayments and other receivables | 預付款及其他應收款 | 21 | 184,170 | 11,016 |
| Long-term bank deposits | 長期銀行存款 | 23 | 306,142 | — |
| Other non-current assets | 其他非流動資產 | | 8,285 | 6,875 |
| | | | 1,568,848 | 1,039,511 |
| **Current assets** | **流動資產** | | | |
| Inventories | 存貨 | 19 | 652,922 | 577,731 |
| Trade and bills receivables | 貿易應收款及應收票據 | 20 | 26,779 | 52,344 |
| Prepayments and other receivables | 預付款及其他應收款 | 21 | 135,667 | 138,148 |
| Amounts due from related parties | 應收關連方款項 | 32(b) | 911 | 1,816 |
| Restricted bank deposits | 受限制銀行存款 | 22 | 299,609 | 72,456 |
| Cash and cash equivalents | 現金及現金等價物 | 23 | 2,073,161 | 2,581,563 |
| Short-term bank deposits | 短期銀行存款 | 23 | 611,972 | — |
| Other investments | 其他投資 | 24 | 200,000 | 180,000 |
| | | | 4,001,021 | 3,604,058 |
| **Current liabilities** | **流動負債** | | | |
| Trade and other payables | 貿易及其他應付款 | 25 | 1,028,573 | 720,118 |
| Loans and borrowings | 貸款及借款 | 26 | 330,912 | 31,359 |
| Amounts due to related parties | 應付關連方款項 | 32(b) | 2,188 | 1,722 |
| Income tax payables | 即期稅項負債 | 17(a) | 89,223 | 53,102 |
| | | | 1,450,896 | 806,301 |
| **Net current assets** | **流動資產淨額** | | 2,550,125 | 2,797,757 |
| **Total assets less current liabilities** | **總資產減流動負債** | | 4,118,973 | 3,837,268 |

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

# Consolidated Balance Sheet (continued)
# 合併資產負債表(續)

As at 31 December 2012 (Expressed in Renminbi Yuan)
於2012年12月31日(以人民幣列示)

| | | Note 附註 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|---|
| **Non-current liabilities** | **非流動負債** | | | |
| Deferred income | 遞延收益 | 28 | 18,627 | 30,669 |
| Deferred tax liabilities | 遞延税項負債 | 17(b) | 18,000 | 2,600 |
| | | | 36,627 | 33,269 |
| **Net assets** | **資產淨額** | | 4,082,346 | 3,803,999 |
| **Capital and reserves** | **股本及儲備** | | | |
| Capital | 股本 | 29 | 302,601 | 301,463 |
| Reserves | 儲備 | | 3,776,458 | 3,501,235 |
| **Total equity attributable to equity shareholders of the Company** | **本公司股權持有人應佔權益總額** | | 4,079,059 | 3,802,698 |
| **Non-controlling interests** | **非控股權益** | | 3,287 | 1,301 |
| **Total equity** | **權益總額** | | 4,082,346 | 3,803,999 |

Approved and authorised for issue by the board of directors on 25 March 2013.

經董事會於2013年3月25日獲准並授權發佈。

**Zhang Lidian**
**張利鈿**
*Directors*
*董事*

**Zhang Liming**
**張利明**
*Directors*
*董事*

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

# Balance Sheet
# 資產負債表

As at 31 December 2012 (Expressed in Renminbi Yuan)
於2012年12月31日（以人民幣列示）

| | | Note<br>附註 | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Non-current assets** | **非流動資產** | | | |
| Interests in subsidiaries | 於附屬公司的權益 | 18 | 3,203,523 | 3,231,411 |
| **Current assets** | **流動資產** | | | |
| Prepayments and other receivables | 預付款及其他應收款 | 21 | 96,458 | 233 |
| Cash and cash equivalents | 現金及現金等價物 | 23 | 348 | 13,600 |
| | | | 96,806 | 13,833 |
| **Current liabilities** | **流動負債** | | | |
| Other payables | 其他應付款 | 25 | 9,245 | 10,788 |
| Loans and borrowings | 貸款及借款 | 26 | 80,912 | — |
| | | | 90,157 | 10,788 |
| **Net current assets** | **流動資產淨額** | | 6,649 | 3,045 |
| **Net assets** | **資產淨額** | | 3,210,172 | 3,234,456 |
| **Capital and reserves** | **股本及儲備** | | | |
| Capital | 股本 | 29 | 302,601 | 301,463 |
| Reserves | 儲備 | 29 | 2,907,571 | 2,932,993 |
| **Total equity** | **權益總額** | | 3,210,172 | 3,234,456 |

Approved and authorised for issue by the board of directors on 25 March 2013.

經董事會於2013年3月25日獲准並授權發佈。

**Zhang Lidian**
**張利鈿**
*Directors*
*董事*

**Zhang Liming**
**張利明**
*Directors*
*董事*

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

# Consolidated Statement of Changes in Equity
# 合併權益變動表

For the year ended 31 December 2012 (Expressed in Renminbi Yuan)
截至2012年12月31日(以人民幣列示)

| | | | Attributable to equity shareholders of the Company 本公司股權持有人應佔 | | | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | Note 附註 | Capital 資本 RMB'000 人民幣千元 Note 29(c) 附註29(c) | Share premium 股份溢價 RMB'000 人民幣千元 Note 29(d) 附註29(d) | Capital redemption reserve 股份回購儲備 RMB'000 人民幣千元 Note 29(d)(iv) 附註29(d)(iv) | PRC statutory reserves 中國法定儲備 RMB'000 人民幣千元 Note 29(f) 附註29(f) | Equity settled share based payment 股權結算股份支付儲備 RMB'000 人民幣千元 Note 29(g) 附註29(g) | Other capital reserve 其他資本儲備 RMB'000 人民幣千元 | Translation reserve 匯兌儲備 RMB'000 人民幣千元 Note 29(h) 附註29(h) | Merger reserve 合併儲備 RMB'000 人民幣千元 Note 29(e) 附註29(e) | Retained earnings 保留溢利 RMB'000 人民幣千元 | Total 總計 RMB'000 人民幣千元 | Non-controlling interests 非控股權益 RMB'000 人民幣千元 | Total equity 權益總額 RMB'000 人民幣千元 |
| **At 1 January 2011** | **於2011年1月1日** | | 300,685 | 1,680,849 | — | 52,756 | 7,389 | (18,279) | (19,482) | 1,367,204 | 359,693 | 3,730,815 | (866) | 3,729,949 |
| Profit for the year | 年內溢利 | | — | — | — | — | — | — | — | — | 306,258 | 306,258 | 2,167 | 308,425 |
| Other comprehensive income | 其他綜合收益 | | — | — | — | — | — | — | (3,667) | — | — | (3,667) | — | (3,667) |
| **Total comprehensive income** | **綜合收益總額** | | — | — | — | — | — | — | (3,667) | — | 306,258 | 302,591 | 2,167 | 304,758 |
| Dividends approved in respect of the previous year | 前期股利分配 | 29(b)(ii) | — | — | — | — | — | — | — | — | (234,692) | (234,692) | — | (234,692) |
| Purchase of own shares | 回購股份 | 29(d)(iv) | | | | | | | | | | | | |
| — Par value paid | 一面值 | | (818) | — | — | — | — | — | — | — | — | (818) | — | (818) |
| — Premium paid | 一溢價 | | — | (15,538) | — | — | — | — | — | — | — | (15,538) | — | (15,538) |
| — Transfer between reserves | 一儲備轉換 | | — | — | 818 | — | — | — | — | — | — | 818 | — | 818 |
| Shares issued for exercise of Shares option | 股份支付行權 | 29(d)(i) | 1,596 | 15,126 | — | — | (7,360) | — | — | — | — | 9,362 | — | 9,362 |
| Equity-settled share-based payment transactions | 股權結算股份支付交易 | | — | — | — | — | 10,160 | — | — | — | — | 10,160 | — | 10,160 |
| Appropriation to statutory reserves | 提入法定儲備 | | — | — | — | 22,167 | — | — | — | — | (22,167) | — | — | — |
| **Balance at 31 December 2011 and 1 January 2012** | **於2011年12月31日及2012年1月1日** | | 301,463 | 1,680,437 | 818 | 74,923 | 10,189 | (18,279) | (23,149) | 1,367,204 | 409,092 | 3,802,698 | 1,301 | 3,803,999 |
| Profit for the year | 年內溢利 | | — | — | — | — | — | — | — | — | 468,482 | 468,482 | 1,986 | 470,468 |
| Other comprehensive income | 其他綜合收益 | | — | — | — | — | — | — | (494) | — | — | (494) | — | (494) |
| **Total comprehensive income** | **綜合收益總額** | | — | — | — | — | — | — | (494) | — | 468,482 | 467,988 | 1,986 | 469,974 |
| Dividends approved in respect of the previous year | 前期股利分配 | 29(b)(ii) | — | — | — | — | — | — | — | — | (200,103) | (200,103) | — | (200,103) |
| Shares issued for exercise of Shares option | 股份支付行權 | 29(d)(i) | 1,138 | 1,904 | — | — | (1,499) | — | — | — | — | 1,543 | — | 1,543 |
| Equity-settled share-based payment transactions | 股權結算股份支付交易 | | — | — | — | — | 6,933 | — | — | — | — | 6,933 | — | 6,933 |
| Appropriation to statutory reserves | 提入法定儲備 | | — | — | — | 32,553 | — | — | — | — | (32,553) | — | — | — |
| **Balance at 31 December 2012** | **於2012年12月31日** | | 302,601 | 1,682,341 | 818 | 107,476 | 15,623 | (18,279) | (23,643) | 1,367,204 | 644,918 | 4,079,059 | 3,287 | 4,082,346 |

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

# Consolidated Cash Flow Statement
# 合併現金流量表

For the year ended 31 December 2012 (Expressed in Renminbi Yuan)
截至2012年12月31日止年度（以人民幣列示）

| | | Note<br>附註 | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Operating activities** | **經營活動** | | | |
| Profit before taxation | 除税前溢利 | | 646,324 | 375,389 |
| Adjustments for: | 調整項目： | | | |
| — Depreciation and amortisation | —折舊及攤銷 | | 81,811 | 79,157 |
| — Net loss on disposal of property, plant and equipment | —出售物業、廠房及設備的虧損淨額 | | 392 | 252 |
| — Impairment loss for property, plant and equipment | —物業、廠房及設備的減值損失 | | 6,410 | — |
| — Impairment loss/(write back) for trade and other receivables | —貿易及其他應收款的減值損失／(轉回) | | 66 | (55) |
| — Write-down of inventories | —存貨減值 | | 142 | 3,171 |
| — Equity-settled share-based transactions | —股權結算股份支付交易 | | 8,476 | 19,522 |
| — Interest income | —利息收入 | | (42,587) | (44,017) |
| — Interest expense | —利息開支 | | 2,804 | 2,730 |
| — Net realised and unrealised gain on financial assets carried at fair value | —按公允價值入賬的金融資產的已實現及未實現收益淨額 | | (47,006) | (18,278) |
| Operating profit before changes in working capital | 營運資金變動前的經營溢利 | | 656,832 | 417,871 |
| Change in inventories | 存貨變動 | | (75,333) | (190,087) |
| Change in trade and bills receivables | 貿易應收款及應收票據變動 | | 25,499 | 140,023 |
| Change in prepayment and other receivables | 預付款及其他應收款變動 | | 2,970 | (36,148) |
| Change in restricted bank deposits excluding the part related to bank loans | 除與銀行借款相關部分的受限制銀行存款變動 | | (2) | (6,347) |
| Change in trade and other payables | 貿易及其他應付款變動 | | 299,975 | 230,817 |
| Change in deferred income | 遞延收益變動 | | (12,042) | (12,259) |
| Change in amounts due from related parties | 應收關連方款項變動 | | 905 | (360) |
| Change in amounts due to related parties | 應付關連方款項變動 | | 466 | (2,844) |
| Cash generated from operations | 經營活動所得現金 | | 899,270 | 540,666 |
| Income tax paid | 已付所得税 | | (127,302) | (82,394) |
| **Net cash generated from operating activities** | **經營活動所得現金淨額** | | 771,968 | 458,272 |

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

## Consolidated Cash Flow Statement (continued)
## 合併現金流量表(續)

For the year ended 31 December 2012 (Expressed in Renminbi Yuan)
截至2012年12月31日止年度(以人民幣列示)

| | | Note<br>附註 | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Investing activities** | **投資活動** | | | |
| Interest received | 已收利息 | | 26,484 | 44,017 |
| Proceeds from disposal of property, plant and equipment | 出售物業、廠房及設備所得款項 | | 2,809 | 944 |
| Proceeds from sales of other investments | 出售其他投資所得款項 | | 1,396,006 | 173,278 |
| Increase in other bank deposits | 其他銀行存款的變動 | | (902,500) | — |
| Acquisition of property, plant and equipment | 購買物業、廠房及設備 | | (208,161) | (106,536) |
| Acquisition of intangible assets | 購買無形資產 | | (509) | (226) |
| Deposit for acquisition of land use right | 購買土地的定金 | | (90,630) | — |
| Acquisition of other non-current assets | 購買其他非流動資產 | | (4,014) | (5,096) |
| Acquisition of other investments | 購買其他投資 | | (1,369,000) | (335,000) |
| Other effect from investing activities | 其他投資活動 | | 4,648 | (795) |
| Net cash used in investing activities | 投資活動所用現金淨額 | | (1,144,867) | (229,414) |

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

| | | Note<br>附註 | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|---|
| **Financing activities** | **融資活動** | | | |
| Payment for repurchase of shares | 股份回購支付 | | — | (15,538) |
| Proceeds from loans and borrowings | 貸款及借款所得款項 | | 361,340 | 36,223 |
| Change in restricted bank deposits in relation to bank loans | 與銀行借款相關的受限制銀行存款變動 | | (227,151) | (23,799) |
| Repayments of loans and borrowings | 償還貸款及借款 | | (61,787) | (163,304) |
| Interest paid | 已付利息 | | (2,660) | (2,586) |
| Dividends paid | 已付股息 | | (200,103) | (234,692) |
| **Net cash used in financing activities** | **融資活動所用淨現金** | | (130,361) | (403,696) |
| **Net decrease in cash and cash equivalents** | **現金及現金等價物減少淨額** | | (503,260) | (174,838) |
| **Cash and cash equivalents at 1 January** | **於1月1日的現金及現金等價物** | 23 | 2,581,563 | 2,759,273 |
| **Effect of foreign exchange rate changes** | **匯率變動的影響** | | (5,142) | (2,872) |
| **Cash and cash equivalents at 31 December** | **於12月31日的現金及現金等價物** | 23 | 2,073,161 | 2,581,563 |

The notes on pages 106 to 198 form part of these financial statements.

第106頁至第198頁附註屬本財務報表的一部分。

# Notes to the Financial Statements
# 合併財務報表附註

(Expressed in Renminbi Yuan unless otherwise indicated)
（除另有指明外，以人民幣列示）

## 1 General information and basis of presentation

Yashili International Holdings Ltd (the "Company") was incorporated in the Cayman Islands on 3 June 2010 as an exempted company with limited liability under the Companies Law, Chapter 22, (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. The address of its registered office is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

The consolidated financial statements for the year ended 31 December 2012 comprise the Company and its subsidiaries (together referred to as "Group"). The Group is primarily engaged in the manufacturing and sales of diary and nourishment products.

## 1 一般資料及呈列基準

雅士利國際控股有限公司(「本公司」)於2010年6月3日根據開曼群島公司法第22章(1961年第三號法例，經合併及修訂)在開曼群島註冊成立為獲豁免有限公司，其註冊辦事處地址為Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands。

截至2012年12月31日止年度的合併財務報表包括本公司及其附屬公司(統稱「本集團」)。本集團主要從事製造及銷售乳制品及營養品。

## 2 Significant accounting policies

### (a) Statement of compliance

These financial statements have been prepared in accordance with all applicable International Financial Reporting Standards ("IFRSs"), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards and interpretations issued by the International Accounting Standards Board ("IASB"), and disclosure requirements of the Hong Kong Companies Ordinance. These financial statements also comply with the applicable disclosure provisions of the Rules Governing the Listing of Securities on the Stock Exchange ("the Listing Rules"). A summary of the significant accounting policies adopted by the Group is set out below.

The IASB has issued a few amendments to IFRSs that are first effective for the current accounting period of the Group and the Company. Note 3 provides information on adoption of new accounting policies to the extent that they are relevant to the Group for the current and prior accounting periods reflected in these financial statements.

## 2 重大會計政策

### (a) 合規聲明

此等財務報表已按照所有適用的國際財務報告準則(「國際財務報告準則」)(其包括國際會計準則委員會(「國際會計準則委員會」)頒佈的所有適用的個別國際財務報告準則、國際會計準則及詮釋)以及香港《公司條例》的披露規定編製。此等財務報表亦符合聯交所證券上市規則適用的披露規定。本集團所採納的重大會計政策的概要載於下文。

國際會計準則委員會已頒佈若干國際財務報告準則的修訂，於本集團及本公司的本會計期間首次生效。附註3載有有關因初次應用該等準則對本集團於此等財務報表所呈列現時及過往會計期間的會計政策所造成變動的信息。

## 2 Significant accounting policies (Continued)

### (b) Basis of preparation of the financial statements

The financial statements are presented in Renminbi ("RMB"), rounded to the nearest thousands except per share data ("presentation currency"), which is the reporting currency of the Group.

The measurement basis used in the preparation of the financial statements is the historical cost basis except that financial assets at fair value through profit or loss are stated at fair value as explained in Note 2(f).

### (c) Use of estimates and judgements

The preparation of financial statements in conformity with IFRSs requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of IFRSs that have significant effect on the financial statements and major sources of estimation uncertainty are discussed in Note 35.

## 2 重大會計政策(續)

### (b) 計量基準

此等財務報表以人民幣(「人民幣」)呈列(「呈列貨幣」),亦為本集團的列報貨幣。除每股數據外,有關金額均湊整至最接近的千位數。

惟以公允價值計量且其變動計入當期損益的金融資產外(附註2(f)),編製財務報表所採用的計量基準為歷史成本基準。

### (c) 運用估計及判斷

管理層在按照國際財務報告準則編製財務報表時,須作出判斷、估計及假設,該等判斷、估計及假設會影響會計政策的應用以及資產、負債、收入及開支的呈報金額。該等估計及相關假設乃根據過往經驗及因應實際情況認為合理的各種其他因素為基礎,而所得結果成為了管理層在無法從其他渠道獲得資產及負債的賬面值時作出判斷的依據。實際結果可能有別於該等估計。

管理層會持續審閱各項估計及相關假設。倘會計估計之修訂只影響估計修訂期間,則有關修訂於該期間確認,或倘有關修訂影響現實及未來期間,則於修訂期間及未來期間確認。

有關管理層在應用國際財務報告準則時所作出對財務報表有重大影響之判斷,以及估計不明朗因素之主要來源,於附註35論述。

## 2 Significant accounting policies (Continued)

### (d) Basis of consolidation

#### *(i) Subsidiaries and non-controlling interests*

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account.

An investment in a subsidiary is consolidated into the consolidated financial statements from the date that control commences until the date that control ceases. Intra-group balances and transactions and any unrealised profits arising from intra-group transactions are eliminated in full in preparing the consolidated financial statements. Unrealised losses resulting from intra-group transactions are eliminated in the same way as unrealised gains but only to the extent that there is no evidence of impairment.

Non-controlling interests represent the equity in a subsidiary not attributable directly or indirectly to the Company, and in respect of which the Group has not agreed any additional terms with the holders of those interests which would result in the Group as a whole having a contractual obligation in respect of those interests that meets the definition of a financial liability.

## 2 重大會計政策(續)

### (d) 合併基準

#### *(i) 附屬公司及非控股權益*

附屬公司乃指受本集團控制的實體。控制乃指本集團有權支配一實體的財務及經營政策，並藉此從其業務中取得利益。在評估控制存在與否時，須考慮目前可行使的潛在表決權。

於附屬公司的投資自控制開始日起至控制終止日於合併財務報表中列示。集團內公司間的結餘及交易以及集團內公司間交易所產生的任何未實現溢利，於編製合併財務報表時悉數抵銷。集團內公司間交易產生的未實現虧損僅在無減值跡象的情況下以與抵消未實現溢利相同的方法作抵消。

非控股權益乃指非由本公司直接或間接應佔附屬公司的權益，且本集團並無與相關權益持有人另行訂立任何條款以致本集團整體須根據其所佔權益承擔符合金融負債定義的合約責任。

## 2 Significant accounting policies (Continued)

### (d) Basis of consolidation (Continued)

#### *(i) Subsidiaries and non-controlling interests (Continued)*

Non-controlling interests are presented in the consolidated balance sheet within equity, separately from total equity attributable to the equity shareholders of the Company. Non-controlling interests in the results of the Group are presented on the face of the consolidated income statement and the consolidated statement of comprehensive income as an allocation of the total profit or loss and total comprehensive income for the year between non-controlling interests and the equity shareholders of the Company.

Changes in the Group's interests in a subsidiary that do not result in a loss of control are accounted for as equity transactions, whereby adjustments are made to the amounts of controlling and non-controlling interests within consolidated equity to reflect the change in relative interests, but no adjustments are made to goodwill and no gain or loss is recognised.

In the Company's balance sheet, an investment in a subsidiary is stated at cost less impairment losses (Note 2(l)(ii)).

## 2 重大會計政策（續）

### (d) 合併基準（續）

#### *(i) 附屬公司及非控股權益（續）*

非控股權益於合併資產負債表內的權益中呈列，惟與本公司股權持有人應佔的權益分別呈列。本集團綜合收益劃分為非控制者權益和本公司股權持有人權益，并以此方式在合併收益表及綜合收益表中呈列。

倘本集團於附屬公司的權益變動不會導致本集團喪失對附屬公司的控制權，則作為權益交易入賬，而於合併權益的股東權益及非控制者權益將會被調整，以反映其權益轉變，惟不會調整商譽及確認收益或損失。

於本公司資產負債表內，於附屬公司的投資按成本減去減值準備后列賬（附註2(l)(ii)）。

## 2 Significant accounting policies (Continued)

### (d) Basis of consolidation (Continued)

*(ii) Business combination*

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Group.

Under the acquisition method of accounting, subsidiaries are fully consolidated from the date on which control is transferred to the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business consolidation are measured initially at their fair values at the acquisition date. Transaction costs in connection with a business consolidation are expensed as incurred.

### (e) Foreign currency

*(i) Functional currency*

Items included in the financial statements of each entity in the Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to the entity.

*(ii) Foreign currency transactions*

Transactions in foreign currencies are translated to the respective functional currencies of group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date.

Foreign currency differences arising on retranslation are recognised in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

## 2 重大會計政策(續)

### (d) 合併基準(續)

*(ii) 業務合併*

收購法處理乃用於本集團收購附屬公司入賬的事項。

根據收購法,附屬公司自控制權轉入本集團之日起全面合併入賬。收購成本按交換日期所給予資產的公允價值、所發行股權工具及所產生或所承擔的負債計量。業務合併中所購入的可識別資產及所承擔的負債及或然負債,初始確認時按收購當日的公允價值計量。業務合併相關的交易成本乃於實際產生時計入當期損益。

### (e) 外幣

*(i) 記賬貨幣*

計入本集團各實體財務報表的項目採用最能反映與該實體相關的經濟實況的貨幣計量。

*(ii) 外幣交易*

外幣交易均按交易當日的匯率換算為各集團內實體的記賬貨幣。於報告日,以外幣列示的貨幣資產及負債均按報告日的匯率重新換算為記賬貨幣。

重新換算所產生的外幣差額在當期損益中確認。按歷史成本計量的外幣非貨幣項目,則採用歷史匯率進行換算。

## 2 Significant accounting policies (Continued)

### (e) Foreign currency (Continued)

#### (iii) Foreign operations

The assets and liabilities of foreign operations are translated to RMB at exchange rates at the reporting date. The income and expenses of foreign operations are translated to RMB at exchange rates at the dates of the transactions.

Foreign currency differences arising on translation are recognised in other comprehensive income. For the purposes of foreign currency translation, the net investment in a foreign operation includes foreign currency intra-group balances for which settlement is neither planned nor likely in the foreseeable future and foreign currency differences arising from such a monetary item is recognised in the consolidated statement of comprehensive income.

When a foreign operation is disposed of, in whole or in part, the relevant amount of the currency translation reserve is transferred to the profit or loss as part of the gain or loss on disposal.

### (f) Financial instruments

#### (i) Non-derivative financial assets

All financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

## 2 重大會計政策(續)

### (e) 外幣(續)

#### (iii) 境外業務

境外業務的資產及負債乃按報告日的匯率換算為人民幣。境外業務的收入及開支均按交易當日的匯率換算為人民幣。

換算產生的外幣匯兑差額於其他綜合收益中確認。就外幣換算而言,於境外業務的投資淨額包括於可見將來並無計劃亦不大可能結清的集團內公司間外幣結餘,而貨幣項目產生的外幣匯兑差額於合併收益表內確認。

在出售一項境外業務的全部或部分時,貨幣換算儲備的相關金額將轉撥至損益,作為出售收益或虧損的一部分。

### (f) 金融工具

#### (i) 非衍生金融資產

所有金融資產(包括按公允價值於損益入賬的資產)在本集團成為相關合約的訂約方當日起開始確認。

倘若本集團自金融資產獲得現金流量的合約權利屆滿,或因於交易中轉讓收取金融資產合約現金流量的權利而轉讓於該金融資產中所擁有的絕大部分風險及回報,則終止確認金融資產。

## 2 Significant accounting policies (Continued)

### (f) Financial instruments (Continued)

*(i) Non-derivative financial assets (Continued)*

The Group has the following non-derivative financial assets:

Financial assets at fair value through profit or loss

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the Group manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Group's documented risk management or investment strategy. Upon initial recognition attributable transaction costs are recognised in profit or loss as incurred. Financial assets at fair value through profit or loss are measured at fair value, and changes therein are recognised in profit or loss.

Receivables

Receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition receivables are measured at amortised cost using the effective interest method, less any impairment losses (Note 2(l)(i)).

Receivables comprise trade receivables and prepayments and other receivables.

## 2 重大會計政策(續)

### (f) 金融工具(續)

*(i) 非衍生金融資產(續)*

本集團擁有以下非衍生金融資產:

以公允價值計量且其變動計入損益

歸類為持作出售或在初始確認後指定作此用途的金融資產,分類為以公允價值計量且變動計入損益的金融資產。若本集團依據明文規定的風險管理或投資策略,按照金融資產的公允價值管理該等投資及作出購買及出售決定,則該類金融資產以公允價值計量且其變動計入損益。初始確認後,相關交易成本於業務發生當期在損益中確認。以公允價值計量且變動計入損益的金融資產以公允價值計量,公允價值變動形成的利得或損失計入當期損益。

應收款項

應收款項為在活躍市場中未有報價之回收金額固定或可確定的金融資產。該等資產初步以其公允價值加任何直接交易成本確認。初始確認後,應收款使用實際利率法按攤銷成本減任何減值損失計量(附註2(l)(i))。

應收款項包括貿易應收款、預付款及其他應收款。

## 2 Significant accounting policies (Continued)

### (f) Financial instruments (Continued)

#### (i) *Non-derivative financial assets (Continued)*

Cash and cash equivalent

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. Bank overdrafts that are repayable on demand and form an integral part of the Group's cash management are also included as a component of cash and cash equivalents for the purpose of the consolidated cash flow statement.

#### (ii) *Non-derivative financial liabilities*

All financial liabilities (including liabilities designated at fair value through profit or loss) are recognised initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument. The Group derecognises a financial liability when its contractual obligations are discharged or cancelled or expire.

The Group's non-derivative financial liabilities include loans and borrowings and trade and other payables. Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

## 2 重大會計政策(續)

### (f) 金融工具(續)

#### (i) *非衍生金融資產(續)*

現金及現金等價物

現金及現金等價物包括銀行存款及庫存現金、於銀行及其他金融機構的活期存款以及短期的、流動性強的投資項目,這些投資項目可在沒有重大價值變動風險的情況下易於換算為已知金額的現金,並在購入後3個月內到期。就合併現金流量表而言,須按要求償還並構成本集團現金管理不可分割一部分的銀行借款亦會作為現金及現金等價物計入合併現金流量表。

#### (ii) *非衍生金融負債*

所有金融負債(包括指定按公允價值於損益入賬的負債)在本集團成為相關合約的訂約方的當日起開始確認。本集團在合約責任已履行、取消或屆滿時,終止確認金融負債。

本集團的非衍生金融負債包括貸款及借款、貿易及其他應付款。該等金融負債初始以其公允價值加任何直接交易成本確認。初始確認後,該等金融負債使用實際利率法按攤銷成本計量。

## 2 Significant accounting policies (Continued)

### (f) Financial instruments (Continued)

#### *(iii) Derivative financial instruments*

The Group holds derivative financial instruments to manage its foreign currency exposure. Derivative financial instruments are recognised initially at fair value. At each balance sheet date the fair value is remeasured. The gain or loss on remeasurement to fair value is recognised immediately in profit or loss, except where the derivatives qualify for cash flow hedge accounting in which case recognition of any resultant gain or loss depends on the nature of the item being hedged. Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk of a committed future transaction, the effective portion of any gains or losses on remeasurement of the derivative financial instrument to fair value are recognised in other comprehensive income and accumulated separately in equity in the hedging reserve. The ineffective portion of any gain or loss is recognised immediately in profit or loss.

During the years ended 31 December 2011 and 2012, the Group's derivative has not been qualified as effective cash flow hedging. The gain or loss on remeasurement to fair value is recognised immediately to profit or loss. Related financial assets/liabilities were recognised/derecognised on the date the Group commits to purchase/sell the contract or they expire.

## 2 重大會計政策(續)

### (f) 金融工具(續)

#### *(iii) 衍生金融工具*

本集團持有衍生金融工具以管理其外幣風險。衍生工具初始以公允價值計量。於各資產負債表日,其公允價值被重新計量。重新計量公允價值所產生的變動於當期損益中確認(倘衍生工具符合資格採用現金流量對沖會計處理方法則除外,而在此情況下,任何產生的損益的確認取決於對沖項目的性質)。倘衍生金融工具被指定為已確認資產或負債或估計極有可能進行的交易,或已提交的未來交易的外幣風險的對沖,重新計量衍生金融工具至公允價值產生的任何損益的合資格部分均於其他綜合收益中確認,且於對沖儲備的權益中分別累計。不符合資格採用現金流量對沖會計處理方法的任何損益即時於損益中確認。

於2011年及2012年12月31日年內,本集團的衍生工具不合資格成為有效現金流量對沖工具。重新計量公允價值產生的損益即時確認至損益。有關金融資產/負債於本集團承諾購買/出售合約或該等資產/負債逾期當日確認/終止確認。

## 2 Significant accounting policies (Continued)

### (g) Property, plant and equipment

#### (i) *Recognition and measurement*

Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses (Note 2(l)(ii)).

Cost includes expenditures that are directly attributable to the acquisition of an asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Construction in progress represents property, plant and equipment under construction, and is stated at cost less impairment losses (Note 2(l)(ii)).

Cost comprises direct costs of construction during the construction period. Capitalisation of these costs ceases and the construction in progress is transferred to property, plant and equipment when all of the activities necessary to prepare the assets for their intended use are substantially complete.

#### (ii) *Reclassification to investment properties*

When the use of a property changes from owner-occupied to investment property, the property is reclassified as investment property.

## 2 重大會計政策(續)

### (g) 物業、廠房及設備

#### (i) *確認及計量*

物業、廠房及設備的項目按成本減累計折舊及減值損失計量(附註2(l)(ii))。

成本包括收購資產直接應佔的支出。自建資產的成本包括物料成本及直接勞工成本、令資產符合工作條件作其擬定用途直接應佔的任何其他成本,以及拆卸及搬遷項目及恢復項目所在地原貌的成本。購買對相關設備的功能所必需的軟件,會資本化為該設備的一部分。

若物業、廠房及設備項目部分的可使用年期不同,則以物業、廠房及設備的獨立項目(主要部分)入賬。

在建工程指興建中的物業、廠房及設備,按成本減去減值損失列賬(附註2(l)(ii))。

成本包括施工期間的直接建築成本。當資產投入擬定用途所需的準備工作大致完成時,有關成本即不再資本化,而在建工程會轉撥至物業、廠房及設備。

#### (ii) *重新分類至投資物業*

若某項物業的用途由自用更改為投資物業,有關物業則重新分類為投資物業。

## 2 Significant accounting policies (Continued)

### (g) Property, plant and equipment (Continued)

*(iii) Subsequent costs*

The cost of replacing part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. The costs of the day-to-day serving of property, plant and equipment are recognised in profit and loss as incurred.

*(iv) Depreciation*

Depreciation is based on the cost of an asset less its residual value. Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Buildings held for own use which are situated on leasehold land are depreciated over the shorter of the unexpired term of the lease and their estimated useful lives.

The estimated useful lives of other property, plant and equipment are as follows:

| | |
|---|---|
| • Plant and buildings | 13–20 years |
| • Machinery and equipment | 5–10 years |
| • Motor vehicle | 5 years |
| • Office equipment and other equipment | 5 years |

Depreciation methods, useful life and residual value are reassessed at each reporting date.

### (h) Intangible assets

Intangible assets comprise purchased and customised software which are stated at cost less any impairment losses and amortised on the straight-line basis over its estimated useful life of five years.

## 2 重大會計政策(續)

### (g) 物業、廠房及設備(續)

*(iii) 後續成本*

倘若更換物業、廠房及設備項目部分會於日後為本集團帶來經濟利益,而其成本亦可以可靠地計算,則其成本會於該項目的賬面值中確認。物業、廠房及設備的日常服務成本會於產生時在損益中確認。

*(iv) 折舊*

折舊根據資產成本減去剩餘價值計量。折舊乃於物業、廠房及設備項目各部分的估計可使用年期內,按直線法在損益中確認。位於租賃土地且持作自用的樓宇,按租賃土地的未屆滿年期及該樓宇估計可使用年期兩者中之較短期間者計算折舊。

其他物業、廠房及設備的估計可使用年期如下:

| | |
|---|---|
| • 廠房及樓宇 | 13–20年 |
| • 機器及設備 | 5–10年 |
| • 機動車 | 5年 |
| • 辦公室設備及其他設備 | 5年 |

折舊方法、可使用年期及剩餘價值於各報告日重新評估。

### (h) 無形資產

無形資產包括所購入及訂製的軟件,按成本減去任何減值損失列賬,並於估計可使用年期(即5年)內以直線法攤銷。

## 2 Significant accounting policies (Continued)

### (i) Investment properties

Investment properties are properties held either to earn rental income or for capital appreciation or for both, but not for sale in the ordinary course of business, use in the production or supply of goods or services or for administrative purposes.

*(i) Recognition and measurement*

Items of investment properties are measured at cost less accumulated depreciation and impairment losses (Note 2(l)(ii)).

Cost includes expenditures that are directly attributable to the acquisition of an asset.

*(ii) Depreciation*

Depreciation is based on the cost of an asset less its residual value. Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of investment properties. The estimated useful lives range from 27.5 to 50 years.

Depreciation methods, useful life and residual value are reassessed at each reporting date.

### (j) Lease prepayments

Lease prepayments represent cost of land use rights paid to the PRC government authorities. Land use rights are stated as cost less accumulated amortisation and impairment losses (Note 2(l)(ii)). Amortisation is recognised in profit or loss on a straight-line basis over the respective period of the rights.

### (k) Inventories

Inventories are carried at the lower of cost and net realisable value.

## 2 重大會計政策(續)

### (i) 投資物業

投資物業為持作賺取租金收入或作資本增值或兩者兼有的物業,但並不作於日常業務中出售,亦不會用作生產或提供貨品或服務或作行政用途。

*(i) 確認及計量*

投資物業項目按成本減去累計折舊及減值損失計量(附註2(l)(ii))。

成本包括收購資產直接應佔的開支。

*(ii) 折舊*

折舊根據資產成本減去剩餘價值計量。折舊是在投資物業的估計可使用年期內,以直線法在損益中確認。估計可使用年期介乎27.5至50年之間。

折舊方法、可使用年期及剩餘價值於各報告日重新審核。

### (j) 預付租金

預付租金指付予中國政府機關的土地使用權成本。土地使用權按成本減去累計攤銷及減值損失列賬(附註2(l)(ii))。攤銷於各權利有效期內以直線法在損益中確認。

### (k) 存貨

存貨按成本與可變現淨值中的較低者入賬。

## 2 Significant accounting policies (Continued)

### (k) Inventories (Continued)

Cost is calculated using the weighted average cost formula and comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When inventories are sold, the carrying amount of those inventories is recognised as an expense in the period in which the related revenue is recognised. The amount of any write-down of inventories to net realisable value and all losses of inventories are recognised as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs.

### (l) Impairment of assets

*(i) Financial assets*

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that a loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against receivables. When a subsequent event causes the amount of impairment loss to decrease, impairment loss is reversed through profit or loss.

## 2 重大會計政策(續)

### (k) 存貨(續)

成本按加權平均成本法計算,包括所有採購成本、加工成本及將存貨運至現址及達致現狀的成本。

可變現淨值按日常業務過程中的估計售價減完成生產及銷售所需估計成本計算。

存貨出售時,其賬面值於相關收益的確認期間確認為支出。撇減至可變現淨值的存貨數額及所有存貨虧損分別於進行撇減及產生虧損的期間確認為支出。存貨的任何撇減撥回於撥回期間確認為列作支出的存貨額減少。

### (l) 資產減值

*(i) 金融資產*

於各報告日期,對並非以公允價值計量且變動計入損益的金融資產進行評估,以確定是否存在客觀的減值證據。倘有客觀證據顯示虧損事件對金融資產的估計未來現金流量造成的負面影響可被可靠地估計,則該資產被視為出現減值。

按攤銷成本計量的金融資產的減值損失,以其賬面值與按原訂實際利率貼現的估計未來現金流量現值的差額計算。虧損會在損益中確認,並在應收款撥備賬中反映。倘隨後事件導致減值損失金額減少,該減值損失減少額則會在損益中轉回。

## 2 Significant accounting policies (Continued)

### (l) Impairment of assets (Continued)

#### *(i) Financial assets (Continued)*

The Group considers evidence of impairment of receivables at both specific asset and collective level. Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

#### *(ii) Non-financial assets*

The carrying amounts of the Group's non-financial assets, other than inventories and deferred tax asset, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset's recoverable amount is estimated.

The recoverable amount of assets or cash-generating unit is the greater of its value in use and its fair value less cost to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the assets.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro-rata basis.

## 2 重大會計政策(續)

### (l) 資產減值(續)

#### *(i) 金融資產(續)*

本集團從個別資產及整體兩方面,考慮應收款的減值證據。個別主要金融資產會分別測試有否減值。其他金融資產會以信貸風險特徵分類評估。

#### *(ii) 非金融資產*

本集團非金融資產(存貨及遞延税項資產除外)的賬面值會於各報告日重新審核,以確定有否存在減值跡象。如有任何上述跡象,則估計該資產的可收回金額。

資產或創造現金流入單位的可收回金額為其在用價值與公允價值兩者中的較高者減銷售成本。評估在用價值時,估計未來現金流量會按可反映貨幣時間價值的現行市場評估及該資產特有風險的除税前貼現率貼現至現值。

倘資產或其創造現金流入單位的賬面值超逾其可收回金額,則會確認減值損失。創造現金流入單位是最基本的可識別資產組別,所產生的現金流量大致獨立於其他資產及組別。減值損失於損益確認。所確認有關創造現金流入單位的減值損失首先撥至減少該單位獲分配的任何商譽賬面值,然後按比例減少該單位(或一組單位)中的其他資產賬面值。

## 2 Significant accounting policies (Continued)

### (l) Impairment of assets (Continued)

#### *(ii) Non-financial assets (Continued)*

Impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

### (m) Employee benefits

#### *(i) Short term employee benefits*

Salaries, wages, annual bonuses and staff welfare are accrued in the year in which the associated services are rendered by employees of the Group.

#### *(ii) Defined contribution retirement plans*

Obligations for contributions to local defined contribution retirement schemes pursuant to the relevant labour rules and regulations in the PRC are recognised as an expense in profit or loss when they are due, except to the extent that they are included in the cost of inventories not yet recognised as an expense.

#### *(iii) Termination benefits*

Termination benefits are recognised when, and only when, the Group demonstrably commits itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

## 2 重大會計政策(續)

### (l) 資產減值(續)

#### *(ii) 非金融資產(續)*

於各報告日，評估過往期間確認的減值損失是否出現任何減少或不再存在的跡象。若釐定可收回金額所用的估計有變，則轉回減值損失。只有在資產賬面值不超過假設並無確認減值損失而應予釐定的賬面值(已扣除折舊或攤銷)時，方可轉回減值損失。

### (m) 僱員福利

#### *(i) 短期僱員福利*

薪金、工資、年度花紅及員工福利，於僱員為本集團提供相關服務的年度內計提。

#### *(ii) 界定供款退休計劃*

根據中國有關勞工規則及法規向當地界定供款退休計劃作出供款的責任，於到期時在損益中確認為開支，但已計入尚未確認為開支的存貨成本內則除外。

#### *(iii) 辭退福利*

在及只有在本集團明確地主動終止僱用或透過實際上不可能撤回的詳細正式計劃而向自願離職的僱員提供福利時，方會確認辭退福利。

## 2 Significant accounting policies (Continued)

### (m) Employee benefits (Continued)

*(iv) Share-based payment transactions*

The fair value of share options granted to employees is recognised as an employee cost with a corresponding increase in a equity-settled share-based payment reserve within equity. The fair value is measured at grant date by using the binomial option pricing model, taking into account the terms and conditions upon which the options were granted. Where the employees have to meet vesting conditions before becoming unconditionally entitled to the options, the total estimated fair value of the options is spread over the vesting period, taking into account the probability that the options will vest.

During the vesting period, the number of share options that is expected to vest is reviewed. Any adjustment to the cumulative fair value recognised in prior years is charged/credited to the profit or loss for the year/period of the review, unless the original employee expenses qualify for recognition as an asset, with a corresponding adjustment to the equity-settled share-based payment reserve. On vesting date, the amount recognised as an expense is adjusted to reflect the actual number of options that vest (with a corresponding adjustment to the equity-settled share-based payment reserve) except where forfeiture is only due to not achieving vesting conditions that relate to the market price of the company's shares. The equity amount is recognised in the equity-settled share-based payment reserve until either the option is exercised (when it is transferred to the share premium account) or the option expires (when it is released directly to retained earnings).

## 2 重大會計政策(續)

### (m) 僱員福利(續)

*(iv) 股份支付交易*

授予僱員的購股權的公允價值確認為僱員成本,而權益中股權結算股份支付儲備亦會相應增加。公允價值是採用二項式期權定價模式於授出當日計量,並考慮授出購股權的條款及條件。若僱員必須符合行權期條件方可無條件享有該等購股權,則經考慮購股權行權的機會率後,購股權的估計公允價值總額會在行權期內攤分入賬。

於行權期內審閱預期行權的購股權數目。除非原有僱員開支合資格確認為資產,並對股權結算股份支付儲備作出相應調整,否則於過往年度確認的累計的任何調整會在審閱年度/期間在損益中扣除/計入。於行權日期,確認為開支的金額予以調整,以反映行權購股權的實際數目(同時對股權結算並以股份支付儲備作出相應調整),惟若僅因未能達到與公司股份市價有關的行權條件而沒收者則除外。權益數額在股權結算股份支付儲備內確認,直至購股權獲行使(屆時有關金額轉撥至股份溢價賬)或購股權屆滿(屆時有關金額直接轉回保留盈利)為止。

## 2 Significant accounting policies (Continued)

### (n) Provisions and contingent liabilities

Provisions are recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

### (o) Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the group and the revenue and costs, if applicable, can be measured reliably, revenue is recognised in profit or loss as follows:

*(i) Sale of goods*

Revenue is recognised when the significant risks and rewards of ownership have been transferred to the buyer. Revenue excludes value added tax or other sales taxes and is after deduction of any trade discounts.

*(ii) Rental income*

Rental income from investment properties is recognised in profit or loss on a straight-line basis over the term of the lease.

## 2 重大會計政策(續)

### (n) 撥備及或然負債

若本集團因過往事件而須負上能夠可靠估計的法律或推定責任，且有可能須流出經濟利益以履行該責任，便會確認撥備。釐定撥備時，乃按可反映貨幣時間價值的現行市場評估及該負債特有風險的除稅前貼現率，將估計未來現金流量貼現。

如流出經濟利益的可能性不大，或無法可靠計量有關金額，則有關責任須披露為或然負債，惟經濟利益流出的可能性極低則作別論。如可能須承擔的責任須視乎某宗或多宗未來事件是否發生才能確定是否存在，則該等責任亦會披露為或然負債，惟經濟利益流出的可能性極低則作別論。

### (o) 收入確認

收入乃按已收或應收代價之公允值計量。只當經濟利益可能流入本集團，而收益和成本(如適用)又能可靠地計算時，收益才會根據下列方法於損益中確認：

*(i) 貨品銷售*

若貨品的所有權附帶的重大風險及回報轉移至買家，便會確認收入。貨品銷售收入已扣除退回及折讓、銷售折扣及按成交量計算的返利，並不包括增值稅或其他銷售稅。

*(ii) 租金收入*

投資物業的租金收入於租期內以直線法在損益中確認。

## 2 Significant accounting policies (Continued)

### (o) Revenue recognition (Continued)

*(iii) Dividends*

— Dividend income from unlisted investments is recognised when the shareholder's right to receive payment is established.

— Dividend income from listed investments is recognised when the share price of the investment goes ex-dividend.

### (p) Government grants

Government grants are recognised in the balance sheet initially when there is reasonable assurance that they will be received and that the group will comply with the conditions attaching to them. Grants that compensate the group for expenses incurred are recognised as revenue in profit or loss on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the group for the cost of an asset are deducted from the carrying amount of the asset and consequently are effectively recognised in profit or loss over the useful life of the asset by way of reduced depreciation expense.

### (q) Operating lease payment

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expenses, over the term of the lease.

### (r) Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset which necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of that asset. Other borrowing costs are expensed in the period in which they are incurred.

## 2 重大會計政策(續)

### (o) 收入確認(續)

*(iii) 股利*

— 非上市投資的股利收入在股東收取款項的權利確立時確認。

— 上市投資的股利在該等投資的股價轉為除利股價時確認。

### (p) 政府補助

無附帶條件的政府補助於可予收取時於損益表確認為收入。其他政府補助應初始於資產負債表列報，當可合理確認將收取補助，且本集團將符合補助的相關條件時，於損益表確認。有關購建資產的補助乃於資產負債表呈列為遞延收入，並按有關資產之可使用年期以有系統及合理基準於損益表確認。補償本集團所承擔費用的補助，按有系統及合理基準於該等費用於損益表確認的相同期間內進行抵減。

### (q) 經營租賃付款

根據經營租賃支付的款項乃於租期內以直線法在損益中確認。已收取的租金優惠於租期內確認為總租金開支的一部分。

### (r) 借款成本

與需長時間收購、建造或生產方可投入擬定用途或出售的資產直接相關的借款成本，將資本化為該資產的成本。其他借款成本於產生期間支銷。

## 2 Significant accounting policies (Continued)

### (r) Borrowing costs (Continued)

The capitalisation of borrowing costs as part of the cost of a qualifying asset commences when expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. Capitalisation ceases when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are interrupted or complete.

### (s) Finance income and expenses

Finance income comprises interest income and increase in fair value of financial assets at fair value through profit or loss. Interest income is recognised as it accrues, using the effective interest method.

Finance expenses comprise interest expense on borrowings, decreases in fair value financial assets at fair value through profit or loss.

Foreign currency gains and losses are reported on a net basis.

### (t) Research and development costs

Expenditures on an internal research and development project are classified into expenditures on the research phase and expenditures on the development phase. Research is original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Development is the application of research findings or other knowledge to a plan or design for the production of new or substantially improved materials, devices, products or processes before the start of commercial production or use.

## 2 重大會計政策(續)

### (r) 借款成本(續)

對於符合資本化條件的借款成本,應於資產支出已經發生、借款成本已經發生、為使資產達到擬定用途或者可銷售狀態所必要的購建或者生產活動已經開始時確認。當為使該資產達到擬定用途或者可銷售狀態的必要的購建或者生產活動大致上中斷或完成時,應停止資本化。

### (s) 財務收入及開支

財務收入包括利息收入及按公允價值於損益入賬的金融資產的公允價值增加。利息收入於應計時採用實際利率法確認。

財務開支包括借款的利息開支及按公允價值於損益入賬的金融資產的公允價值減少。

外幣損益按淨額列報於財務報表。

### (t) 研發成本

內部研發項目的開支分為研究階段開支及開發階段開支。研究是指為獲取及理解新的科學或技術知識而進行的獨創性及有計劃調查。開發是指在投入商業生產或使用前,將研究成果或其他知識應用於一項計劃或設計,以生產出新的或具有實質性改進的材料、裝置、產品或工序。

## 2 Significant accounting policies (Continued)

### (t) Research and development costs (Continued)

Expenditures on research phase are recognised in profit or loss when incurred. Expenditures on development phase are capitalised if development costs can be measured reliably, the product or process is technically and commercially feasible, and the Group intends to and has sufficient resources to complete development. Capitalised development costs are stated at cost less impairment losses (see Note 2(l)(ii)). Other development expenditures are recognised as expenses in the period in which they are incurred.

### (u) Income tax

Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except to the extent that they relate to items recognised in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognised in other comprehensive income or directly in equity, respectively.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.

## 2 重大會計政策(續)

### (t) 研發成本(續)

研究階段的開支於產生時在損益中確認。若開發成本能夠可靠計量,而有關產品或工序在技術和商業上可行,且本集團有意亦有充足資源完成開發工作,開發階段的開支便會資本化。資本化後的開發成本按成本減去減值損失列賬(見附註2(l)(ii))。其他開發開支則在產生的期間內確認為開支。

### (u) 所得税

年內所得税包括當期税項及遞延税項資產和負債變動。當期税項及遞延税項資產和負債變動於損益表確認,惟與其他綜合收益中確認或直接確認為股本項目相關者,則相關税項金額分別於其他全面收入或直接於股本項目中確認。

當期税項是按年內應課税收入根據在資產負債表結算日實施或實質上實施的税率計算的預期應付税項,加上以往年度應付税項的任何調整。

遞延税項資產和負債分別由可扣減和應課税暫時性差異產生。暫時差異是指資產和負債就財務申報而言的賬面值與該等資產和負債税基間的差異。遞延税項資產也可以由未運用税項虧損和未運用税項抵免產生。

## 2 Significant accounting policies (Continued)

### (u) Income tax (Continued)

Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilised, are recognised. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilised.

The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary differences relating to investments in subsidiaries to the extent that, in the case of taxable differences, the group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.

## 2 重大會計政策(續)

### (u) 所得稅(續)

除若干有限的例外情況外，所有遞延稅項負債及，就所有遞延稅項資產而言，只要未來可能有應課稅溢利用以抵消所動用之資產，即須要確認。支持確認由可扣減暫時差異所產生遞延稅項資產的未來應課稅溢利包括因撥回目前存在的應課稅暫時性差異而產生的數額，惟該等差異必須與同一稅務機關及同一課稅實體有關，並預期在可扣減暫時差異預計撥回的同一期間或遞延稅項資產所產生稅項虧損可向前期或向後期結轉的期間內撥回。在決定目前存在的應課稅暫時差異是否足以支持確認由未運用稅項虧損和稅項扣減所產生的遞延稅項資產時，亦會採用同一準則，即該等差異若與同一稅務機關及同一課稅實體有關，並預期在能使用稅項虧損或稅項抵免的同一期間或多個期間內撥回，則會被考慮。

少數不會確認遞延稅項資產和負債之例外情況，包括：由商譽產生不可扣稅的暫時差異；及在無影響會計及應稅溢利之資產或負債(惟並非業務合併之一部分)的初始確認時所產生之暫時差額；以及與投資於附屬公司有關暫時差異(如屬應課稅差異，只限於本集團可以控制撥回的時間，而且再可預見的將來不大可能撥回暫時差異；或如屬可扣減差異，則只限於很可能在將來撥回的差異)。

## 2 Significant accounting policies (Continued)

### (u) Income tax (Continued)

The amount of deferred tax recognised is measured based on the expected manner of realisation or settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period. Deferred tax assets and liabilities are not discounted. The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilised. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available. Additional income taxes that arise from the distribution of dividends are recognised when the liability to pay the related dividends is recognised.

Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the company or the group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

— in the case of current tax assets and liabilities, the company or the group intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously; or

— in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

  — the same taxable entity; or

  — different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realise the current tax assets and settle the current tax liabilities on a net basis or realise and settle simultaneously.

## 2 重大會計政策（續）

### (u) 所得稅（續）

已確認的遞延税項金額根據資產和負債賬面值的預期變現或清償方式，按資產負債表結算日已實現或實質上實施的税率計算。遞延税項資產和負債均不貼現計算。本集團會在各資產負債表日評估遞延税項資產的賬面值，直至不再可能獲得足夠的應課税溢利以享有相關税務優惠，有關金額便會調低；惟倘日後可能獲得足夠的應課税溢利，則會撥回有關扣減金額。因分配股息而產生的額外所得税，在支付相關股息的責任確立時確認。

本期和遞延税項結餘及其變動會分開列示，並且不予抵消。本期和遞延税項資產只會在本公司或本集團有法定行使權以本期税項資產抵消本期税項負債，並且符合以下附帶條件情況下，才可以抵消本期和遞延税項負債：

— 就本期税項資產和負債而言，本公司或本集團擬按淨額基準計算，或同時變現該資產和清償該負債；或

— 就遞延税項資產和負債而言，此等資產和負債必須與同一税務機關就以下其中一項徵收的所得税有關：

  — 同一應課税實體；或

  — 不同的應課税實體，而該等實體在日後每個預計有大額遞延税項負債需要清償或大額遞延税項資產可以收回的期間內，按淨額基準變現本期税項資產和清償本期税項負債，或同時變現該資產和清償該負債。

## 2 Significant accounting policies (Continued)

### (v) Related parties

For the purpose of these financial statements, a party is considered to be related to the Group if:

(a) A person, or a close member of that person's family, is related to the Group if that person:

(i) has control or joint control over the Group;

(ii) has significant influence over the Group; or

(iii) is a member of the key management personnel of the Group or the Group's parent.

(b) An entity is related to the Group if any of the following conditions applies:

(i) The entity and the Group are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

(ii) One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

(iii) Both entities are joint ventures of the same third party.

## 2 重大會計政策(續)

### (v) 關連方

編製此等財務報表時,倘符合下列條件,則視為本集團的關連方:

(a) 該名人士須符合以下條件時,該名人士或其家族之近親與本集團方有關連:

(i) 對本集團擁有控制權或聯合控制權;

(ii) 對本集團擁有重大影響;或

(iii) 為本集團或本集團母公司之主要管理層人員。

(b) 實體於適用以下任何條件時,與本集團方有關連:

(i) 實體與本集團為同一集團成員,即母公司、附屬公司及同系附屬公司各自彼此相互關連。

(ii) 某一實體為另一實體之聯營公司或合營公司,或為另一實體所屬集團成員之聯營公司或合營公司。

(iii) 實體均為同一第三方之合營公司。

## 2 Significant accounting policies (Continued)

### (v) Related parties (Continued)

(b) An entity is related to the Group if any of the following conditions applies: *(Continued)*

(iv) One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

(v) The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group.

(vi) The entity is controlled or jointly controlled by a person identified in (a).

(vii) A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

### (w) Segment reporting

Operating segments, and the amounts of each segment item reported in the these financial statements, are identified from the financial information provided regularly to the Group's most senior executive management for the purposes of allocating resources to, and assessing the performance of, the Group's various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria.

## 2 重大會計政策(續)

### (v) 關連方(續)

(b) 實體於適用以下任何條件時，與本集團方有關連：*(續)*

(iv) 實體為第三實體之合營公司，而另一實體為第三實體之聯營公司。

(v) 實體為本集團或與本集團有關之實體之僱員福利設立離職後福利計劃。

(vi) 實體受(a)所界定人士控制或聯合控制。

(vii) (a)(i)所界定人士對實體擁有重大影響或為實體或該名實體母公司之主要管理層人員。

該名人士之家族親近為預期將會影響與實體交易之該名人士或受其影響之家族成員。

### (w) 分部報告

經營分部及此等財務報表所呈報的各分部項目金額，乃根據就分配資源予本集團各項業務與地區分部及評估其表現而定期提供予本集團最高級行政管理人員的財務資料而確定。

就財務報告而言，個別重要經營分部不會合併呈報，惟倘有關分部具有類似經濟特徵以及在產品及服務性質、生產程序性質、客戶類型或類別、經銷產品或提供服務所採用的方法和監管環境性質方面類似，則作別論。倘個別並非重要的經營分部共同擁有上述大部分特徵，則可合併呈報。

## 3 Adoption of new accounting policies

The IASB has issued a few amendments to International Financial Reporting Standards ("IFRSs") that are first effective for the current accounting period of the Group. None of the developments are relevant to the Group's financial statements.

The Group has not applied any new standard or interpretation that is not yet effective for the current accounting period.

## 3 新會計政策的採納

國際財務準則委員會已發佈幾項國際財務報告準則的修改,於本集團本會計期間首次生效。並無相關修改與本集團財務報告有關。

本集團於本會計期間並無應用任何尚未生效之準則或詮譯。

## 4 Segment reporting

The Group manages its business by product lines. In a manner consistent with the way in which information is reported internally to the Group's senior executive management which has been identified as the chief operating decision-maker for the purpose of resource allocation and performance assessment, the Group has presented the following four reportable segments. No operating segments have been aggregated to form the following reportable segments:

- Production and sale of Yashily pediatric milk formula products: this segment includes development, manufacture and sale of Yashily pediatric milk formula products and milk formula for pregnant women in the PRC.
- Production and sale of Scient pediatric milk formula products: this segment includes development, manufacture and sale of Scient pediatric milk formula products and milk formula for pregnant women in the PRC.
- Production and sale of nutrition products: this segment includes development, manufacture and sale of milk powder for adults and teenagers, soymilk powder, rice flour and cereal products in the PRC.
- Other operations include the production and sales of packing materials, which mainly serve the Group's internal use, and sale of surplus raw materials. The results of these operations are included in the "others" column.

## 4 經營分部

本集團按產品種類劃分管理業務,同本集團內部為分配資源和評定表現目的向高級管理層(即主要營運決策人)匯報的方式一致。本集團列出以下四個可呈報分部。下列的可呈報分部形成時,沒有合併各個分部的營運:

- 生產及銷售雅士利嬰幼兒配方奶粉產品:包括在中國開發、製造及銷售雅士利嬰幼兒配方奶粉產品及為孕婦設計的配方奶粉。
- 生產及銷售施恩嬰幼兒配方奶粉產品:包括在中國開發、製造及銷售施恩嬰幼兒配方奶粉產品及為孕婦設計的配方奶粉。
- 生產及銷售營養品:包括在中國開發、製造及銷售成人及青少年奶粉、豆奶粉、米粉及麥片產品。
- 其他業務包括生產及銷售主要供本集團內部使用的包裝材料,及銷售盈餘原材料。該等業務的業績載於「其他」一欄。

## 4 Segment reporting (Continued)

For the purpose of assessing segment performance and allocating resources among segments, the senior executive management team assesses the performance of the operating segments based on a measure of "reportable segment profit" i.e. "revenue less cost of sales and selling and distribution expenses". The Group does not allocate other revenue, other net income or loss, net finance costs, expenses other than certain selling and distribution expenses to its segments, as the senior executive management does not use this information to allocate resources to or evaluate the performance of the operating segments. Segment assets and liabilities are not regularly reported to the Group's senior executive management and therefore information of reportable segment assets and liabilities are not presented in these financial statements.

## 4 經營分部(續)

為便於在分部之間評估分部表現及分配資源，高級行政管理團隊會根據「可呈報分部溢利」的計量(即「收入減去銷售成本和銷售及經銷開支」)來評估經營分部的表現。本集團不會把其他收入、其他收益或虧損淨額、財務成本淨額、部份銷售及經銷開支以外的開支分配至分部中，原因是高級行政管理團隊並不會使用上述資料分配資源至經營分部或評估其表現。由於本集團不會定期向高級行政管理人員匯報分部資產及負債，因此，此等財務報表內並無呈列可呈報分部資產及負債的資料。

### (a) Information about reportable segments

### (a) 有關可呈報分部的資料

| | | Year ended 31 December 2012 截至2012年12月31日止年度 | | | | |
|---|---|---|---|---|---|---|
| | | Yashily pediatric milk formula products 雅士利嬰幼兒配方奶粉產品 RMB'000 人民幣千元 | Scient pediatric milk formula products 施恩嬰幼兒配方奶粉產品 RMB'000 人民幣千元 | Nutrition products 營養品 RMB'000 人民幣千元 | Others 其他 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
| Revenue from external customers | 來自外部客戶的收入 | 2,478,269 | 653,426 | 489,445 | 34,003 | 3,655,143 |
| Inter-segment revenue | 分部間收入 | — | — | — | 141,823 | 141,823 |
| Reportable segment revenue | 可呈報分部收入 | 2,478,269 | 653,426 | 489,445 | 175,826 | 3,796,966 |
| Reportable segment profit | 可呈報分部溢利 | 722,604 | 97,859 | 133,985 | (12,300) | 942,148 |
| Segment depreciation and amortisation | 分部折舊及攤銷 | 34,582 | 22,158 | 4,550 | 3,273 | 64,563 |

## 4 Segment reporting (Continued) 4 經營分部(續)

### (a) Information about reportable segments (Continued) (a) 有關可呈報分部的資料(續)

Year ended 31 December 2011
截至2011年12月31日止年度

| | | Yashily pediatric milk formula products 雅士利嬰幼兒配方奶粉產品 RMB'000 人民幣千元 | Scient pediatric milk formula products 施恩嬰幼兒配方奶粉產品 RMB'000 人民幣千元 | Nutrition products 營養品 RMB'000 人民幣千元 | Others 其他 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|
| Revenue from external customers | 來自外部客戶的收入 | 1,825,525 | 608,627 | 473,312 | 50,354 | 2,957,818 |
| Inter-segment revenue | 分部間收入 | — | — | — | 136,067 | 136,067 |
| Reportable segment revenue | 可呈報分部收入 | 1,825,525 | 608,627 | 473,312 | 186,421 | 3,093,885 |
| Reportable segment profit | 可呈報分部溢利 | 424,678 | 57,461 | 137,015 | (6,258) | 612,896 |
| Segment depreciation and amortisation | 分部折舊及攤銷 | 31,181 | 19,259 | 5,168 | 2,770 | 58,378 |

### (b) Reconciliations of reportable segment revenue and profit or loss (b) 可呈報分部收入與損益的對賬

| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Total reportable segment revenue | 可呈報分部收入總額 | 3,796,966 | 3,093,885 |
| Elimination of inter-segment revenue | 抵銷分部間收入 | (141,823) | (136,067) |
| **Turnover** | **營業額** | 3,655,143 | 2,957,818 |
| Reportable segment profit | 可呈報分部溢利 | 942,148 | 612,896 |
| Other revenue and other net loss | 其他收入及其他虧損淨額 | 37,239 | 28,462 |
| Unallocated amounts: | 未分配的金額是: | | |
| Selling and distribution expenses | 銷售及經銷開支 | (203,202) | (136,451) |
| Administrative expenses | 行政開支 | (202,104) | (185,454) |
| Net finance income | 淨財務收入 | 86,945 | 62,393 |
| Other expenses | 其他開支 | (14,702) | (6,457) |
| Profit before taxation | 除税前溢利 | 646,324 | 375,389 |

## 4 Segment reporting (Continued)

### (c) Geographical information

The Group's revenue is solely from domestic sales during the year. No export sales were recorded in the years ended 31 December 2011 and 2012. The Group's senior executive management periodically review the geographic analysis of the revenue derived from Yashily and Scient pediatric milk formula products, which summarises the revenue by different tiers of cities where the Group's customers operate. The classification of the tiers is set out below:

- First-tier cities generally include direct-controlled municipalities, the highest level of cities under the direct administration of the PRC central government, and provincial capital cities, including but not limited to Beijing, Shanghai, Nanchang, Chongqing, Shijiazhuang and Guangzhou. As there is no official classification, such classification is determined based on our directors' knowledge and experience;

- Second-tier cities generally refer to prefecture-level cities, the administrative division of the PRC, ranking below a province and above a county in China's administrative structure, including but not limited to Dongguan, Nanyang, Jiujiang and Foshan. As there is no official classification, such classification is determined based on our directors' knowledge and experience;

- Third-tier cities generally refer to county-level cities, the county-level administrative divisions of the PRC, including but not limited to Jinjiang, Yunmeng, Bozhou, Kunshan and Luohe. As there is no official classification, such classification is determined based on our directors' knowledge and experience.

## 4 經營分部(續)

### (c) 地區資料

本集團的收入全部源自年內的內銷。截至2011年及2012年12月31日止年度均無錄得出口銷售記錄。本集團的高級行政管理人員定期審閱雅士利及施恩嬰幼兒配方奶粉產品所產生的收入的地區性分析,其中按本集團客戶不同所在地總結了各城市級別的收入。級別的劃分如下:

- 一線城市一般包括直轄市,由中國中央政府直接管轄的最高層級城市,及省會城市,包括但不限於北京、上海、南昌、重慶、石家莊及廣州。由於沒有官方分類,該等分類由本集團董事根據其知識及經驗釐定;

- 二線城市泛指中國行政區劃的地級市,於中國的行政架構中低於省高於縣,包括但不限於東莞、南陽、九江及佛山。由於沒有官方分類,該等分類由本集團董事根據其知識及經驗釐定;

- 三線城市泛指中國縣級行政區劃的縣級市,包括但不限於晉江、雲夢、亳州、昆山及漯河。由於沒有官方分類,該等分類由本集團董事根據其知識及經驗釐定。

## 4 Segment reporting (Continued)

## 4 經營分部(續)

### (c) Geographical information (Continued)

### (c) 地區資料(續)

| | | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| **Yashily pediatric milk formula products** | **雅士利嬰幼兒配方奶粉產品** | | |
| Revenue derived from | 來自以下地區的收入 | | |
| — First-tier cities | 一一線城市 | 313,625 | 263,214 |
| — Second-tier cities | 一二線城市 | 1,108,857 | 930,782 |
| — Third-tier cities and others | 一三線城市及其他 | 1,055,787 | 631,529 |
| Total | 合計 | 2,478,269 | 1,825,525 |
| **Scient pediatric milk formula products** | **施恩嬰幼兒配方奶粉產品** | | |
| Revenue derived from | 來自以下地區的收入 | | |
| — First-tier cities | 一一線城市 | 65,996 | 64,494 |
| — Second-tier cities | 一二線城市 | 437,142 | 437,459 |
| — Third-tier cities and others | 一三線城市及其他 | 150,288 | 106,674 |
| Total | 合計 | 653,426 | 608,627 |

## 5 Turnover

The Group is principally engaged in the manufacturing and sales of dairy and nourishment products. Turnover represents the sales value of goods supplied to customers. Turnover excludes sales taxes and is after deduction of any trade discounts.

The Group's customer base is diversified and no revenue from transactions with a single customer amounted to 10% or more of the Group's total turnover during the year.

## 5 營業額

本集團主要從事乳製品及營養品生產及銷售。營業額指向客戶供應的貨品的銷售價值。營業額不包括銷售稅,並經扣除任何銷售折扣。

本集團的客戶基礎多元化,於年內,並無任何單一客戶的交易所帶來的收入佔本集團總營業額的10%或以上。

## 6 Other revenue and other expenses

## 6 其他收入及其他開支

### (a) Other revenue

### (a) 其他收入

| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Government grants (i) | 政府補助(i) | 25,810 | 13,919 |
| Compensation income (ii) | 補償收入(ii) | 5,100 | 8,860 |
| Rental income | 租金收入 | 4,937 | 4,967 |
| Others | 其他 | 1,784 | 968 |
| | | 37,631 | 28,714 |

(i) Government grants in form of cash subsidies were received from the local government and they are as follows:

(i) 獲得地方政府以現金補助形式給予的政府補助如下：

| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Compensation for expenses incurred | 對已產生支出的補償 | 8,850 | 6,860 |
| Compensation for acquisition of assets | 對購買資產的補償 | 6,542 | 6,759 |
| Taxes refund | 退稅 | 10,418 | 300 |
| | | 25,810 | 13,919 |

(ii) Compensation income mainly represented forfeiture received from distributor customers for cross territorial sales that breached the terms of distribution agreements during the year.

(ii) 補償收入主要指於年內就違反經銷協議條款的竄貨而從經銷商客戶沒收的款項。

## 6 Other revenue and other expenses (Continued) / 6 其他收入及其他開支(續)

### (b) Other expenses / (b) 其他開支

| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Loss on disposal of inventory (i) | 存貨報廢損失(i) | 2,091 | 393 |
| Impairment for Property, Plant and Equipment (Note 13) | 固定資產減值(附註13) | 6,410 | — |
| Others (ii) | 其他(ii) | 6,201 | 6,064 |
| | | 14,702 | 6,457 |

(i) Loss on disposal of inventory mainly represented losses arising from stocktake loss, disposal of dampened or deteriorated.

(ii) Others in 2012 include charitable donation amounted RMB3,897,000 (2011: RMB1,972,000) mainly to primary schools and other charitable organizations.

(i) 存貨報廢損失主要指因盤點損失、報廢因潮濕損壞或變質的存貨及報廢包裝物料所產生的損失。

(ii) 2012年度的其他主要包括對小學和慈善機構的人民幣3,897,000元(2011年：人民幣1,972,000元)慈善捐贈。

## 7 Profit before taxation

## 7 除稅前溢利

Profit before taxation is arrived at after charging:

除稅前溢利乃經扣除以下各項後達致：

### (a) Finance (income)/costs

### (a) 財務(收入)／成本

| | | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| **Finance income** | **財務收入** | | |
| Interest income | 利息收入 | (42,587) | (44,017) |
| Net foreign exchange gain | 匯兌收益淨額 | (156) | (2,828) |
| Net realised and unrealised gains on trading assets | 交易性資產的已實現及未實現收益淨額 | (47,006) | (18,278) |
| Sub-total | 小計 | (89,749) | (65,123) |
| **Finance costs** | **財務成本** | | |
| Interest expense | 利息開支 | 2,804 | 2,730 |
| Sub-total | 小計 | 2,804 | 2,730 |
| Net finance income | 淨財務收入 | (86,945) | (62,393) |

### (b) Staff costs

### (b) 員工成本

| | | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Salaries, wages and other benefits | 薪金、工資及其他福利 | 276,887 | 221,310 |
| Contributions to defined contribution retirement schemes | 界定供款退休計劃的供款 | 29,856 | 14,866 |
| Equity-settled share based payment expenses (Note 27) | 股權結算股份支付的開支(附註27) | 6,933 | 10,160 |
| | | 313,676 | 246,336 |

Staff costs included directors' and senior management's remuneration.

員工成本包括董事及高級管理人員的酬金。

## 7 Profit before taxation (Continued)

## 7 除稅前溢利(續)

### (b) Staff costs (Continued)

Pursuant to the relevant labour rules and regulations in the PRC, the PRC subsidiaries of the Company have participated in a defined contribution retirement benefit scheme (the "Scheme") organised by the local authority whereby the PRC subsidiaries are required to make contributions to the Scheme based on certain percentages of the eligible employee's salaries. The local government authority is responsible for the entire pension obligations payable to the retired employees. The Group has no other obligations for payments of retirement and other post-retirement benefits of employees other than the contributions described above.

### (b) 員工成本(續)

根據中國相關的勞動法律法規，本公司的中國附屬公司已參加由地方政府統籌的界定供款退休福利計劃(「該計劃」)。根據該計劃，本公司的中國附屬公司須按照合資格員工的薪金的一定百分比，為員工繳納該計劃的供款。地方政府機構負責向退休僱員支付所有養老金。本集團除按上文所述繳納的供款以外，不承擔支付退休金或其他退休後福利的責任。

### (c) Other items

### (c) 其他項目

| | | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Cost of inventories (i) (Note 19) | 存貨成本(i)(附註19) | 1,859,234 | 1,569,494 |
| Depreciation: | 折舊： | | |
| — Property, plant and equipment (i) (Note13) | 一物業、廠房及設備(i)(附註13) | 72,681 | 71,156 |
| — Investment properties (Note14) | 一投資物業(附註14) | 1,673 | 1,449 |
| Amortisation: | 攤銷： | | |
| — Lease prepayments (Note15) | 一預付租金(附註15) | 2,935 | 2,935 |
| — Intangible assets (Note16) | 一無形資產(附註16) | 1,918 | 2,054 |
| — Other non-current assets | 一其他非流動資產 | 2,604 | 1,563 |
| Operating lease charges | 經營租賃費用 | | |
| — Hire of plant, machinery and properties | 一租用廠房、機器及物業 | 10,593 | 13,252 |
| Auditors' remuneration | 核數師酬金 | | |
| — Audit and review services | 一審核及審閱服務 | 2,380 | 2,530 |
| Net loss on disposal of plant and equipment | 出售廠房及設備的虧損淨額 | 392 | 252 |
| Impairment loss/(write-back) | 減值損失／(轉回) | | |
| — On trade receivables (Note 20) | 一貿易應收款(附註20) | 66 | (55) |
| — On inventories | 一存貨 | 142 | 3,171 |
| — On property, plant and equipment (Note 13) | 一物業、廠房及設備(附註13) | 6,410 | — |
| — Rentals receivable from investment properties less direct outgoings (ii) | 一投資物業應收租金減去直接支出(ii) | (4,932) | (4,851) |

## 7 Profit before taxation (Continued)

(c) Other items (Continued)

(i) Cost of inventories includes RMB111,706,000 for the year ended 31 December 2012 relating to staff costs and depreciation (2011: RMB96,708,000), which amounts are also included in the respective total amounts disclosed above or in Note 7(b) for each of these types of expenses.

(ii) Direct outgoing of investment properties are RMB5,000 for the year ended 31 December 2012 (2011: RMB117,000).

## 7 除稅前溢利(續)

(c) 其他項目(續)

(i) 存貨成本包括截至2012年12月31日止年度的人民幣111,706,000元,乃與員工成本及折舊有關(2011年:人民幣96,708,000元),而上述金額亦計入在上文或附註7(b)另外披露的各項相應開支總額中。

(ii) 截至2012年12月31日止年度,投資物業的直接支出為人民幣5,000元(2011年:人民幣117,000元)。

## 8 Income tax expenses

(a) Taxation in the consolidated statement of comprehensive income represents:

## 8 所得稅開支

(a) 合併綜合收益表內的所得稅開支為:

| | | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| **Current tax — PRC income tax** | **即期稅項—中國所得稅** | | |
| Provision for the year | 年度撥備 | 163,833 | 102,791 |
| Over provision in respect of prior years | 以往年度超額撥備 | (410) | (495) |
| **Deferred tax — PRC income tax** | **遞延稅項—中國所得稅** | 12,433 | (35,332) |
| **Total income tax expenses** | **所得稅開支總額** | 175,856 | 66,964 |

## 8 Income tax expenses (Continued)

## 8 所得稅開支(續)

(b) Reconciliation between tax expenses and accounting profit at applicable tax rates:

(b) 稅項開支與按適用稅率計算的會計溢利的對賬：

| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Profit before taxation | 除稅前溢利 | 646,324 | 375,389 |
| Notional tax on profit before taxation, calculated at the rates applicable to profits in the tax jurisdictions concerned (i) to (iii) | 按涉及(i)至(iii)的稅務管轄區的溢利適用的稅率計算所得的除稅前溢利名義稅項 | 158,537 | 90,606 |
| Over provision in prior year | 以往年度超額撥備 | (410) | (495) |
| Effect of non-deductible expenses | 不可扣稅開支的影響 | 4,379 | 4,618 |
| Effect of preferential tax rates on current tax payable (iii) | 優惠稅率對即期應付稅項的影響(iii) | (1,962) | (3,785) |
| Effect of tax rate differential (iii) | 稅率差異的影響(iii) | (688) | (1,859) |
| Change in unrecognised temporary differences and tax losses | 未確認遞延稅項的暫時差額及稅項虧損的影響 | (183) | (5,835) |
| Effect of utilisation of temporary differences and tax losses | 動用以往年度未確認暫時差額及稅項虧損的影響 | (289) | (19,002) |
| Effect of withholding income tax (iv) | 預提所得稅的影響(iv) | 20,400 | 3,436 |
| Effect of non-taxable income | 不徵稅收入的影響 | (3,928) | (720) |
| Income tax expenses | 所得稅開支 | 175,856 | 66,964 |

(i) Pursuant to the rules and regulations of the Cayman Islands and the BVI, the Group is not subject to any income tax in the Cayman Islands and the BVI.

(i) 根據開曼群島及英屬處女群島的規定及法規，本集團無須在開曼群島及英屬處女群島繳納任何所得稅。

(ii) The provision for Hong Kong Tax for 2012 is calculated at 16.5% of the estimated assessable profit for the year.

(ii) 本集團2012年香港利得稅是以預計本年度的應課稅溢利，按照16.5%的稅率計提。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 8 Income tax expenses (Continued)

(b) Reconciliation between tax expenses and accounting profit at applicable tax rates: *(Continued)*

(iii) Pursuant to the Corporate Income Tax Law of the PRC passed by the Tenth National People's Congress on 16 March 2007 (the "New Tax Law"), the statutory income tax rate of the Group's PRC subsidiaries is 25% from 1 January 2008. There are transitional preferential tax treatments available under the New Tax Law and its relevant regulations.

Except for Yashili (Zhengzhou) Nourishment Co., Ltd ("Yashili (Zhengzhou)"), all PRC subsidiaries of the Group are subject to a unified income tax rate of 25% in 2012.

Yashili (Zhengzhou), being a manufacturing FIE established in Zhengzhou Economic and Technological Development Zone, was entitled to both the 2+3 tax holiday and a preferential tax rate of 15%. Yashili (Zhengzhou) started its tax holiday in 2008 and is exempted from income tax for 2009 and subject to income tax at 11%, 12%, 12.5% and 25% for 2010, 2011, 2012 and from 2013 onwards, respectively.

The effect of tax rate differential mainly represented the effect of the difference in tax rates among the Company and its subsidiaries and the tax effect arising from difference between the tax rate of 25% being applied in the computation of expected income tax and the rate for recognising the deferred tax.

## 8 所得稅開支(續)

(b) 稅項開支與按適用稅率計算的會計溢利的對賬：*(續)*

(iii) 根據第十屆全國人民代表大會於2007年3月16日通過的《中華人民共和國企業所得稅法》(「新稅法」)，本集團中國附屬公司自2008年1月1日起的法定所得稅稅率為25%。新稅法及其相關法規訂有過渡性質的稅務優惠待遇。

除雅士利(鄭州)營養品有限公司(「雅士利(鄭州)」)之外，本集團其他於中國大陸的子公司於2012年的所得稅稅率均為25%。

雅士利(鄭州)為在鄭州經濟技術開發區成立的生產型外商投資企業，享有兩免三減半免稅期及15%的優惠稅率。雅士利(鄭州)已於2008年開始免稅期，並於2009年免徵所得稅，而於2010年、2011年 及2012年及自2013年以後的所得稅稅率則分別為11%、12%、12.5%及25%。

不同稅率的影響主要包括本公司及各附屬公司之間適用不同稅率的影響，以及計算預期所得稅時所使用的25%稅率與確認遞延稅項資產時所使用的稅率不同所產生的影響。

## 8 Income tax expenses (Continued)

(b) Reconciliation between tax expenses and accounting profit at applicable tax rates: *(Continued)*

(iv) Pursuant to the New Tax Law and its relevant regulations, PRC-resident enterprises are levied withholding tax at 10% on dividends to their non-PRC-resident corporate investors for profits earned since 1 January 2008. Under the Sino-Hong Kong Double Tax Arrangement and its relevant regulations, a qualified Hong Kong tax resident which is the "beneficiary owner" and holds 25% equity interests or more of a PRC enterprises is entitled to a reduced withholding tax rate of 5%. On this basis, the Group has made provision of withholding income tax on the distributable profits generated by PRC subsidiaries.

## 8 所得稅開支(續)

(b) 稅項開支與按適用稅率計算的會計溢利的對賬:*(續)*

(iv) 依據新稅法及其相關法規,中國居民企業就2008年1月1日起賺取的溢利向非中國居民企業投資者派發股息,須徵收10%預提所得稅。根據內地和香港避免雙重徵稅安排及其相關法規,合資格香港稅務居民如屬「實益擁有人」,並持有一家中國企業25%或以上的股權,則可適用扣減至5%的預提稅率。按此基準,本集團已就中國附屬公司產生的可供分派溢利作出預提所得稅撥備。

## 9 Directors' remuneration

Directors' remuneration disclosed pursuant to section 161 of the Hong Kong Companies Ordinance is as follows:

## 9 董事酬金

根據香港公司條例第161條披露的董事酬金如下:

| | | Directors' fees 董事袍金 RMB'000 人民幣千元 | Salaries, allowances and benefits in kind 薪金、津貼及實物利益 RMB'000 人民幣千元 | Discretionary bonuses 酌情花紅 RMB'000 人民幣千元 | Retirement schemes contributions 退休計劃供款 RMB'000 人民幣千元 | Equity-settled share- based payment expenses 股權結算股份支付開支 RMB'000 人民幣千元 | 2012 Total 2012年合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|
| **Executive directors:** | **執行董事:** | | | | | | |
| — Mr. Zhang Likun | 一張利坤先生 | — | 480 | 420 | 10 | — | 910 |
| — Mr. Zhang Liming | 一張利明先生 | — | 420 | 380 | 10 | — | 810 |
| — Mr. Zhang Lidian | 一張利鈿先生 | — | 588 | 420 | 10 | 237 | 1,255 |
| — Mr. Zhang Libo | 一張利波先生 | — | 420 | 380 | 10 | — | 810 |
| — Mr. Zhang Yanpeng (ii) | 一張雁鵬先生(ii) | — | 420 | 180 | 7 | 36 | 643 |
| Sub-total | 小計 | — | 2,328 | 1,780 | 47 | 273 | 4,428 |
| **Non-executive directors:** | **非執行董事:** | | | | | | |
| — Mr. Zhang Chi | 一張弛先生 | — | — | — | — | — | — |
| — Mr. Chang Herman Hsiu Guo (iv) | 一張淑國先生(iv) | — | — | — | — | — | — |
| Sub-total | 小計 | — | — | — | — | — | — |
| **Independent non-executive directors** | **獨立非執行董事:** | | | | | | |
| — Mr. Chen Yongguan | 一陳永泉先生 | 64 | — | — | — | — | 64 |
| — Mr. Yu Shimao | 一余世茂先生 | 65 | — | — | — | — | 65 |
| — Mr. Samuel King On Wong | 一黃敬安先生 | 341 | — | — | — | — | 341 |
| — Mr. Liu Jinting (v) | 一劉錦庭先生(v) | — | — | — | — | — | — |
| Sub-total | 小計 | 470 | — | — | — | — | 470 |
| Total | 合計 | 470 | 2,328 | 1,780 | 47 | 273 | 4,898 |

(i) Mr. Wu Xiaonan, an executive director, resigned on 19 April 2011.

(ii) Mr. Zhang Yanpeng was appointed as executive director at the annual general meeting on 2 June 2011.

(iii) Mr. Luo Yi, a non-executive director, resigned on 23 November 2011.

(iv) Mr. Chang Herman Hsiu-Guo was appointed as non-executive director on 23 November 2011.

(v) Mr. Liu Jinting was appointed as independent non-executive director on 28 November 2012.

(i) 吳曉南先生於2011年4月19日辭去執行董事一職。

(ii) 張雁鵬先生於2011年6月2日在年度股東大會上獲委任為執行董事。

(iii) 羅一先生於2011年11月23日辭去非執行董事一職。

(iv) 張淑國先生於2011年11月23日獲委任為非執行董事。

(v) 劉錦庭先生於2012年11月28日獲委任為獨立非執行董事。

## 9 Directors' remuneration (Continued)

## 9 董事酬金(續)

| | | Directors' fees 董事袍金 RMB'000 人民幣千元 | Salaries, allowances and benefits in kind 薪金、津貼及實物利益 RMB'000 人民幣千元 | Discretionary bonuses 酌情花紅 RMB'000 人民幣千元 | Retirement schemes contributions 退休計劃供款 RMB'000 人民幣千元 | Equity-settled share- based payment expenses 股權結算股份支付開支 RMB'000 人民幣千元 | 2011 Total 2011年合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|
| **Executive directors:** | **執行董事：** | | | | | | |
| — Mr. Zhang Likun | 一張利坤先生 | — | 480 | 420 | 8 | — | 908 |
| — Mr. Zhang Liming | 一張利明先生 | — | 384 | 416 | 8 | — | 808 |
| — Mr. Zhang Lidian | 一張利鈿先生 | — | 412 | 588 | 8 | 311 | 1,319 |
| — Mr. Zhang Libo | 一張利波先生 | — | 384 | 416 | 8 | — | 808 |
| — Mr. Zhang Yanpeng (ii) | 一張雁鵬先生(ii) | — | 420 | 80 | 3 | 47 | 550 |
| Sub-total | 小計 | — | 2,080 | 1,920 | 35 | 358 | 4,393 |
| Non-executive directors: | 非執行董事： | | | | | | |
| — Mr. Luo Yi (iii) | 一羅一先生(iii) | — | — | — | — | — | — |
| — Mr. Zhang Chi | 一張馳先生 | — | — | — | — | — | — |
| — Mr. Chang Herman Hsiu Guo (iv) | 一張淑國先生(iv) | — | — | — | — | — | — |
| Sub-total | 小計 | — | — | — | — | — | — |
| **Independent non-executive directors** | **獨立非執行董事：** | | | | | | |
| — Mr. Chen Yongguan | 一陳永泉先生 | 64 | — | — | — | — | 64 |
| — Mr. Yu Shimao | 一余世茂先生 | 65 | — | — | — | — | 65 |
| — Mr. Samuel King On Wong | 一黃敬安先生 | 341 | — | — | — | — | 341 |
| Sub-total | 小計 | 470 | — | — | — | — | 470 |
| Total | 合計 | 470 | 2,080 | 1,920 | 35 | 358 | 4,863 |

## 10 Individuals with highest emoluments

Of the five individuals with the highest emoluments, one of them (2011: two) is director whose emolument is disclosed in note 9. The aggregate of the emoluments in respect of the other four (2011: three) individuals are as follows:

## 10 最高薪酬人士

5名最高薪酬人士中,1名為董事(2011年:2名):其薪酬信息已在附註9中披露。另4名(2011年:3名)最高薪酬人士的薪酬總額如下:

| | | 2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Salaries and other emoluments | 薪金及其他酬金 | 2,940 | 2,768 |
| Discretionary bonuses | 酌情花紅 | 2,428 | 1,254 |
| Retirement schemes contributions | 退休計劃供款 | 107 | 21 |
| | | 5,475 | 4,043 |

The emoluments of the four (2011: three) individuals with the highest emoluments are within the following band:

4名(2011:3名)最高薪酬人士的薪酬範圍如下:

| | | Number of individuals<br>人數<br>2012 | 2011 |
|---|---|---|---|
| RMB 1,000,000 to RMB 2,000,000 | 人民幣1,000,000元至人民幣2,000,000元 | 4 | 3 |

## 11 Profit attributable to equity shareholders of the Company

The consolidated profit attributable to equity shareholders of the Company includes a profit of RMB202,009,000 (2011: RMB233,334,000) which has been dealt with in the financial statements of the Company.

Details of dividends payable to equity shareholders of the Company are set out in Note 29(b).

## 11 本公司股權持有人應佔溢利

本公司股權持有人應佔合併溢利包括一項於本公司財務報表記錄的溢利人民幣202,009,000元(2011年:人民幣233,334,000元)。

有關已向及應向本公司股權持有人支付的股息的詳情載於附註29(b)。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 12 Earnings per share

### (a) Basic earnings per share

The calculation of basic earnings per share is based on the consolidated profit attributable to equity shareholders of the Company of RMB468,482,000 (2011: RMB306,258,000) and the weighted average of 3,521,758,133 ordinary shares (2011: 3,513,399,533) in issue during the year, calculated as follows:

## 12 每股盈利

### (a) 每股基本盈利

每股基本盈利乃按本公司股權持有人應佔溢利人民幣468,482,000元(2011年:人民幣306,258,000元)及年內已發行普通股3,521,758,133股(2011年:3,513,399,533股)的加權平均數計算如下:

*Weighted average number of ordinary shares*

*普通股的加權平均數*

| | | 2012<br>No. of shares<br>股份 | 2011<br>No. of shares<br>股份 |
|---|---|---|---|
| Share issued upon incorporation (Note 29(c)(i)) | 於註冊成立時發行的股份(附註29(c)(i)) | 1 | 1 |
| Share issued upon reorganisation (Note 29(c)(i)) | 於重組時發行的股份(附註29(c)(i)) | 99,999 | 99,999 |
| Capitalisation issue (Note 29(c)(ii)) | 資本化發行(附註29(c)(ii)) | 2,925,900,000 | 2,925,900,000 |
| Effect of issuance of shares by share offer (Note 29(c)(iii)) | 透過股份發售發行股份的影響(附註29(c)(iii)) | 574,000,000 | 574,000,000 |
| Accumulated Share options exercised | 累計股份支付行權 | 31,758,133 | 18,920,081 |
| Shares repurchased in 2011 (Note 29(c)(iv)) | 於2011年股份回購(附註29(c)(iv)) | (10,000,000) | (5,520,548) |
| Weighted average number of ordinary shares during the year ended 31 December | 於年內普通股加權平均數 | 3,521,758,133 | 3,513,399,533 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 12 Earnings per share (Continued)

## 12 每股盈利(續)

### (b) Diluted earnings per share

The calculation of diluted earnings per share is based on the consolidated profit attributable to equity shareholders of the Company of RMB468,482,000 (2011: RMB306,258,000) and the weighted average of 3,557,288,466 (2010: 3,565,287,966) ordinary shares (diluted), calculated as follows:

### (b) 每股攤薄盈利

每股攤薄盈利乃按本公司股權持有人應佔溢利人民幣468,482,000元(2011年:人民幣306,258,000元)及3,557,288,466普通股(2011年:3,565,287,966)的加權平均數(攤薄)計算如下:

*Weighted average number of ordinary shares*

*普通股的加權平均數*

| | | 2012<br>No. of shares<br>股份 | 2011<br>No. of shares<br>股份 |
|---|---|---|---|
| Weighted average number of ordinary shares during the year ended 31 December before dilution | 於截至12月31日止年度攤薄前的普通股的加權平均數 | 3,521,758,133 | 3,513,399,533 |
| Effect of deemed issue of shares under the Company's share option scheme for nil consideration (Note 27) | 被視作根據本公司的購股權計劃以零代價發行股份的影響(附註27) | 35,530,333 | 51,888,433 |
| Weighted average number of ordinary shares during the year ended 31 December after dilution | 於截至12月31日止年度攤薄後的普通股的加權平均數 | 3,557,288,466 | 3,565,287,966 |

## 13 Property, plant and equipment

## 13 物業、廠房及設備

**The Group**

**本集團**

| | | Construction in progress 在建工程 RMB'000 人民幣千元 | Plant and buildings 廠房及樓宇 RMB'000 人民幣千元 | Machinery and equipment 機器及設備 RMB'000 人民幣千元 | Motor vehicles 機動車 RMB'000 人民幣千元 | Office and other equipment 辦公室及其他設備 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|
| **Cost:** | **成本:** | | | | | | |
| At 1 January 2011 | 於2011年1月1日 | 58,487 | 411,805 | 335,917 | 50,290 | 57,756 | 914,255 |
| Additions | 添置 | 68,253 | 1,889 | 19,117 | 4,458 | 7,539 | 101,256 |
| Transfer from/(out) construction in progress | 轉撥自/(出)在建工程 | (14,208) | 459 | 6,244 | 38 | 1,227 | (6,240) |
| Transfer from intangible assets (Note 16) | 轉撥自無形資產(附註16) | 103 | — | — | — | — | 103 |
| Disposals | 出售 | — | (333) | (1,163) | (2,226) | (280) | (4,002) |
| Transfer to investment properties (Note 14) | 轉撥至投資物業(附註14) | — | (6,456) | — | — | — | (6,456) |
| At 31 December 2011 | 於2011年12月31日 | 112,635 | 407,364 | 360,115 | 52,560 | 66,242 | 998,916 |
| At 1 January 2012 | 於2012年1月1日 | 112,635 | 407,364 | 360,115 | 52,560 | 66,242 | 998,916 |
| Additions | 添置 | 112,072 | 807 | 9,136 | 6,421 | 5,537 | 133,973 |
| Transfer from/(out) construction in progress | 轉撥自/(出)在建工程 | (100,433) | 97,823 | (43) | — | 677 | (1,976) |
| Disposals | 出售 | — | — | (3,245) | (461) | (838) | (4,544) |
| Transfer to investment properties (Note 14) | 轉撥至投資物業(附註14) | — | (37,768) | — | — | — | (37,768) |
| At 31 December 2012 | 於2012年12月31日 | 124,274 | 468,226 | 365,963 | 58,520 | 71,618 | 1,088,601 |

## 13 Property, plant and equipment (Continued)

## 13 物業、廠房及設備(續)

**The Group**

**本集團**

| | | Construction in progress 在建工程 RMB'000 人民幣千元 | Plant and buildings 廠房及樓宇 RMB'000 人民幣千元 | Machinery and equipment 機器及設備 RMB'000 人民幣千元 | Motor vehicles 機動車 RMB'000 人民幣千元 | Office and other equipment 辦公室及其他設備 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|
| **Accumulated depreciation:** | **累計折舊：** | | | | | | |
| At 1 January 2011 | 於2011年1月1日 | — | (49,460) | (102,251) | (29,759) | (26,235) | (207,705) |
| Charge for the year | 年內折舊 | — | (17,735) | (35,083) | (6,831) | (11,507) | (71,156) |
| Written back on disposal | 出售時轉回 | — | 58 | 573 | 2,032 | 142 | 2,805 |
| Transfer to construction in progress | 轉撥至在建工程 | — | — | 6,155 | — | 85 | 6,240 |
| Transfer to investment properties (Note 14) | 轉撥至投資物業(附註14) | — | 425 | — | — | — | 425 |
| At 31 December 2011 | 於2011年12月31日 | — | (66,712) | (130,606) | (34,558) | (37,515) | (269,391) |
| At 1 January 2012 | 於2012年1月1日 | — | (66,712) | (130,606) | (34,558) | (37,515) | (269,391) |
| Charge for the year | 年內折舊 | — | (19,014) | (35,440) | (7,199) | (11,028) | (72,681) |
| Written back on disposal | 出售時轉回 | — | — | 863 | 257 | 223 | 1,343 |
| Transfer from construction in progress | 轉撥至在建工程 | — | — | 1,926 | — | 50 | 1,976 |
| Transfer to investment properties (Note 14) | 轉撥至投資物業(附註14) | — | 425 | — | — | — | 425 |
| Impairment loss | 減值損失 | — | (561) | (5,750) | (98) | (1) | (6,410) |
| At 31 December 2012 | 於2012年12月31日 | — | (85,862) | (169,007) | (41,598) | (48,271) | (344,738) |
| **Net book value:** | **賬面淨值：** | | | | | | |
| At 31 December 2012 | 於2012年12月31日 | 124,274 | 382,364 | 196,956 | 16,922 | 23,347 | 743,863 |
| At 31 December 2011 | 於2011年12月31日 | 112,635 | 340,652 | 229,509 | 18,002 | 28,727 | 729,525 |

As at 31 December 2012, the building ownership certificate of Scient (Guangzhou) Baby Nourishment Co., Ltd ("Scient (Guangzhou)") and Shanxi Yashili Dairy Co., Ltd ("Yashili (Shanxi)")'s plant and buildings with carrying amount totalling RMB70,857,000 (2011: RMB15,667,000) have not yet been issued. The directors of the Company do not foresee any substantial obstacle in obtaining the ownership certificate of the above mentioned plant and buildings.

於2012年12月31日，施恩(廣州)嬰幼兒營養品有限公司(「施恩(廣州)」)及山西雅士利乳業有限公司(「山西雅士利」)尚未就賬面值合共人民幣70,857,000元的廠房及樓宇獲發房屋所有權證(2011年：人民幣15,667,000元)。本公司董事預期，在取得上述廠房及樓宇的所有權證方面，並不會遇上任何重大障礙。

## 13 Property, plant and equipment (Continued)

Due to the change of usage in a certain of production lines in 2012, the group assessed the recoverable amounts of the machines in Yashili (Shanxi) and Heilongjiang Yashili Dairy Co., Ltd ("Yashili (Heilongjiang)") and as a result the carrying amount of the machines was written down by RMB 6,410,000 (included in "Other expenses"). The estimates of recoverable amount were based on the machines' fair values less costs to sell, determined by reference to the recent observable market prices for similar assets within the same industry.

The Group's plant and buildings are located in the PRC under medium-term leases.

The carrying amount of property, plant and equipment pledged to secure the advances from local governments (Note 25(ii)) and certain bank loans (Note26) are set out as below:

## 13 物業、廠房及設備(續)

2012年由於部分生產設備的用途發生改變,該集團評估了山西雅士利和黑龍江雅士利乳業有限公司(以下簡稱「黑龍江雅士利」)的此類生產設備的可回收金額,並對其計提減值準備為人民幣6,410,000元(計入「其他開支」)。可回收金額的估計值等於設備公允價值減去銷售成本,其中公允價值是相同行業中類似資產可觀察到的近期市場價格。

本集團的廠房及樓宇位於中國,均按中期租約持有。

為取得地方政府借款(附註25(ii))及若干銀行貸款(附註26)而抵押的物業、廠房及設備的賬面值如下:

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Carrying amount of pledged property, plant and equipment | 已抵押物業、廠房及設備的賬面值 | 17,366 | 20,025 |

## 14 Investment properties

## 14 投資物業

| | | The Group 本集團 2012 RMB'000 人民幣千元 | The Group 本集團 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| **Cost:** | **成本：** | | |
| As at the beginning of the year | 於年初 | 82,602 | 76,146 |
| Transfer from plant and buildings (note 13) | 轉撥自廠房及樓宇(附註13) | 37,768 | 6,456 |
| As at the end of the year | 於年末 | 120,370 | 82,602 |
| **Accumulated amortisation:** | **累計折舊：** | | |
| As at the beginning of the year | 於年初 | (6,268) | (4,394) |
| Charge for the year | 年內折舊 | (1,673) | (1,449) |
| Transfer from plant and buildings (note 13) | 轉撥自廠房及樓宇(附註13) | (425) | (425) |
| As at the end of the year | 於年末 | (8,366) | (6,268) |
| **Carrying amount:** | **賬面值：** | | |
| As at the end of the year | 於年末 | 112,004 | 76,334 |

The fair value of the investment properties, as determined based on the valuation analysis on an open market value basis with reference to market transactions of similar properties, is estimated to be approximately RMB219,841,000 as at 31 December 2012 (2011: RMB173,393,000).

投資物業的公允價值乃參照類似物業的市場交易，根據估值分析以公開市值為基準釐定，於2012年12月31日，投資物業的公允價值估計約為人民幣219,841,000元(2011年：人民幣173,393,000元)。

As of 31 December 2012, the building ownership certificate of Scient (Guangzhou)'s plant and buildings with carrying amount totally RMB37,343,000 have not yet been issued (2011: nil). The directors of the Company do not foresee any substantial obstacle in obtaining the ownership certificate of the above mentioned plant and buildings.

於2012年12月31日，施恩(廣州)尚未就賬面值合共人民幣37,343,000元的廠房及樓宇獲發房屋所有權證(2011年：無)。本公司董事預期，在取得上述廠房及樓宇的所有權證方面，並不會遇上任何重大障礙。

## 14 Investment properties (Continued)

## 14 投資物業（續）

The carrying value of investment properties comprises properties:

投資物業賬面值由以下物業組成：

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| In the PRC under a medium-term lease | 在中國按中期租約持有 | 110,475 | 74,683 |
| In the United States of America on a self-owned land | 在美國的自置土地之上 | 1,529 | 1,651 |
| Total | 合計 | 112,004 | 76,334 |

The carrying amount of investment properties pledged to secure the Group's certain bank loans as at 31 December 2012 is nil (2011: nil).

於12月31日，未有投資物業作為本集團銀行貸款的擔保。

## 15 Lease prepayments

## 15 預付租金

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| **Cost:** | **成本：** | | |
| As at the beginning of the year | 於年初 | 146,460 | 146,460 |
| **Accumulated amortisation:** | **累計攤銷：** | | |
| As at the beginning of the year | 於年初 | (13,093) | (10,158) |
| Charge for the year | 年內攤銷 | (2,935) | (2,935) |
| As at the end of the year | 於年末 | (16,028) | (13,093) |
| **Carrying amount:** | **賬面值：** | | |
| As at the end of the year | 於年末 | 130,432 | 133,367 |

Interests in leasehold land represent prepayments of land use rights premium to the PRC authorities by the Group. The Group's leasehold land is located in the PRC, on which its manufacturing plants were built. The Group is granted land use rights for a period of 50 years.

租賃土地權益為本集團向中國政府機關預付的土地使用權出讓金。本集團的租賃土地位於中國，建有生產廠房。本集團獲授予的土地使用權，為期50年。

## 16 Intangible assets

## 16 無形資產

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| **Cost:** | **成本：** | | |
| As at the beginning of the year | 於年初 | **10,707** | 10,923 |
| Addition during the year | 年內添置 | **509** | 225 |
| Transfer to construction in progress (note13) | 轉撥至在建工程(附註13) | **—** | (441) |
| As at the end of the year | 於年末 | **11,216** | 10,707 |
| **Accumulated amortisation:** | **累計攤銷：** | | |
| As at the beginning of the year | 於年初 | **(5,361)** | (3,645) |
| Charge for the year | 年內攤銷 | **(1,918)** | (2,054) |
| Transfer to construction in progress (Note 13) | 轉撥至在建工程(附註13) | **—** | 338 |
| As at the end of the year | 於年末 | **(7,279)** | (5,361) |
| **Carrying amount:** | **賬面值：** | | |
| As at the end of the year | 於年末 | **3,937** | 5,346 |

The intangible assets represented purchased and customised software held by the Group. Amortisation of the intangible assets is included in "Administrative expenses".

無形資產為於相關期間購買及訂製的由本集團持有的軟件。無形資產攤銷乃計入「行政開支」。

## 17 Income tax in the consolidated balance sheet

## 17 合併資產負債表中的所得稅

### (a) Current taxation in the balance sheet represents:

### (a) 資產負債表中的即期稅項為：

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Provision for PRC income tax for the year | 年內中國所得稅撥備 | **163,833** | 102,791 |
| PRC income tax paid | 已付中國所得稅 | **(74,610)** | (49,689) |
| Represented by: | 其中包括： | | |
| Income tax payables | 即期稅項負債 | **89,223** | 53,102 |

## 17 Income tax in the consolidated balance sheet (Continued)

## 17 合併資產負債表中的所得稅(續)

### (b) Deferred tax assets and liabilities recognised:

### (b) 已確認的遞延稅項資產及負債:

*The Group*

The components of deferred tax assets/(liabilities) recognised in the consolidated balance sheet and the movements during the year are as follows:

*本集團*

已於合併資產負債表內確認的遞延稅項資產／(負債)的組成部分及年內的變動如下:

| | | Inventory provision 存貨撥備 RMB'000 人民幣千元 | Deferred income 遞延收益 RMB'000 人民幣千元 | Tax losses 稅務虧損 RMB'000 人民幣千元 | Expense accruals 準備及預提費用 RMB'000 人民幣千元 | Arising from undistributed earnings of subsidaries PRC 附屬公司保留利潤 RMB'000 人民幣千元 | Others 其他 RMB'000 人民幣千元 | Total 合計 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|---|
| **Deferred tax arising from:** | **因下列各項產生的遞延稅項:** | | | | | | | |
| At 1 January 2011 | 於2011年1月1日 | 42 | 6,613 | 8,685 | 30,327 | (11,664) | 5,113 | 39,116 |
| Credited/(charged) to profit or loss | 在損益中計入 | 751 | (1,555) | 11,012 | 10,683 | 9,064 | 5,377 | 35,332 |
| At 31 December 2011 | 於2011年12月31日 | 793 | 5,058 | 19,697 | 41,010 | (2,600) | 10,490 | 74,448 |
| At 1 January 2012 | 於2012年1月1日 | 793 | 5,058 | 19,697 | 41,010 | (2,600) | 10,490 | 74,448 |
| (Charged)/credited to profit or loss | 在損益中計入 | (757) | (402) | (19,505) | 22,394 | (15,400) | 1,237 | (12,433) |
| At 31 December 2012 | 於2012年12月31日 | 36 | 4,656 | 192 | 63,404 | (18,000) | 11,727 | 62,015 |

## 17 Income tax in the consolidated balance sheet (Continued)

## 17 合併資產負債表中的所得稅(續)

### (b) Deferred tax assets and liabilities recognised: (Continued)

### (b) 已確認的遞延稅項資產及負債：(續)

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Represented by: | 其中包括： | | |
| Deferred tax assets | 遞延稅項資產 | 80,015 | 77,048 |
| Deferred tax liabilities | 遞延稅項負債 | (18,000) | (2,600) |

### (c) Deferred tax assets not recognised

In accordance with the accounting policy set out in Note 2(u) the Group has not recognised the following deductible temporary differences and unused tax losses as deferred tax assets as it is not probable that future taxable income against which the temporary differences and unused tax losses can be utilised will be available.

### (c) 未確認的遞延稅項資產

依據附註2(u)所載的會計政策，本集團尚未將下列可抵扣暫時差額及未動用稅項虧損確認為遞延稅項資產，原因是本集團不大可能擁有未來應課稅收入用以抵銷可被動用的暫時差額及未動用稅項虧損。

| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Temporary difference | 暫時差額 | 34,567 | 39,680 |
| Tax losses | 稅項虧損 | | |
| — due in 2014 | —2014年到期 | 56,848 | 57,874 |
| — due in 2015 | —2015年到期 | — | — |
| — due in 2016 | —2016年到期 | 4,544 | 5,119 |
| — due in 2017 and afterwards | —2017年及以後到期 | 5,685 | 1,172 |
| Total | 合計 | 101,644 | 103,845 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 17 Income tax in the consolidated balance sheet (Continued)

### (d) Deferred tax liabilities not recognised

At 31 December 2012, the undistributed profits of some of the Group's PRC subsidiaries amounted to RMB774,817,000 (2011: RMB502,379,000). Temporary differences relating to the undistributed profits of the Group's certain subsidiaries in the Mainland China amounted to RMB 323,040,000 (2011: RMB280,047,000). Deferred tax liabilities of RMB 16,152,000 (2011: RMB14,002,000) have not been recognised in respect of the withholding tax that would be payable on the distribution of these retained profits, as the Company controls the dividend policy of these subsidiaries in the Mainland China and the Directors have determined that these profits are not likely to be distributed in the foreseeable future.

## 17 合併資產負債表中的所得稅(續)

### (d) 未確認的遞延稅項負債

於2012年12月31日，有關本集團若干中國附屬公司的未分配溢利為人民幣774,817,000元(2011年：人民幣502,379,000元)。有關本集團若干在中國大陸的附屬公司的未分配利潤之暫時性差異為人民幣323,040,000元(2011年：人民幣280,047,000元)。由於本公司控制此等在中國大陸的附屬公司的股息政策，並且本公司董事已確定於可見的將來其溢利將不會被此等中國大陸的附屬公司分配，故未有確認於分配此等留存溢利時須要繳納的扣繳稅款共人民幣16,152,000元(2011年：人民幣14,002,000元)為遞延稅項負債。

## 18 Interests in subsidiaries

## 18 於附屬公司的權益

### The Company

### 本公司

| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Unlisted shares at cost | 非上市股份，按成本 | 24,482 | 17,549 |
| Amounts due from subsidiaries | 應收附屬公司款項 | 3,179,041 | 3,213,862 |
| Total | | 3,203,523 | 3,231,411 |

The balances with subsidiaries are unsecured, interest-free, and repayable on demand. These balances are expected to be recovered after more than one year.

與附屬公司之間的餘額並無擔保，免息及按要求償還。該等餘額預期於超過一年償還。

At the date of this report, the Company has direct or indirect interests in the following subsidiaries. The class of shares held is ordinary. The particular of those subsidiaries are set out below:

於本報告日期，本公司於下列附屬公司擁有直接或間接權益，而其所持股份類別為普通股。該等附屬公司的詳情如下：

| Name of company 公司名稱 | Place of Incorporation/ establishment 註冊成立成立地點 | Particulars of registered/ issued capital 註冊資本／已發行股本詳情 | Group's effective interest 本集團的實際權益 | Proportion of ownership interest 擁有權益比例: Held by the Company 由本公司持有 | Proportion of ownership interest 擁有權益比例: Held by a subsidiary 由一家附屬公司持有 | Principal activity 主要業務 |
|---|---|---|---|---|---|---|
| Yashili International Ltd. ("Yashili (BVI)") | British Virgin Islands ("BVI") | USD1 | 100% | 100% | — | Investment holding |
| 雅士利國際有限公司(「Yashili (BVI)」) | 英屬處女群島 | 1美元 | 100% | 100% | — | 投資控股 |
| Yashili International Group Limited ("Yashili (HK)") | Hong Kong | HK$1 | 100% | — | 100% | Investment holding |
| 雅士利國際集團有限公司(「雅士利(香港)」) | 香港 | 1港元 | 100% | — | 100% | 投資控股 |
| Yashili Hong Kong International Trading Co., Limited ("Yashili Trading") | Hong Kong | HK$1 | 100% | — | 100% | Import and export of dairy products and related materials |
| 雅士利香港國際貿易有限公司(「雅士利貿易」) | 香港 | 1港元 | 100% | — | 100% | 進出口乳製品及相關材料 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 18 Interests in subsidiaries (Continued)

## 18 於附屬公司的權益(續)

### The Company (Continued)

### 本公司(續)

| Name of company 公司名稱 | Place of Incorporation/ establishment 註冊成立 成立地點 | Particulars of registered/ issued capital 註冊資本／已發 行股本詳情 | Group's effective interest 本集團的 實際權益 | Proportion of ownership interest 擁有權益比例 Held by the Company 由本公司 持有 | Held by a subsidiary 由一家 附屬公司 持有 | Principal activity 主要業務 |
|---|---|---|---|---|---|---|
| Big World International (Hongkong) Limited | Hong Kong | HK$1 | 100% | — | 100% | Investment holding |
| 大世界國際(香港)有限公司 | 香港 | 1港元 | 100% | — | 100% | 投資控股 |
| Heatel Limited | BVI | US$1 | 100% | — | 100% | Investment holding |
| | 英屬處女群島 | 1美元 | 100% | — | 100% | 投資控股 |
| Next Talent Limited | Hong Kong | HK$1 | 100% | — | 100% | Investment holding |
| | 香港 | 1港元 | 100% | — | 100% | 投資控股 |
| New Zealand Dairy International Holdings Limited | New Zealand | NZD1 | 100% | — | 100% | Investment holding |
| 新西蘭乳業國際控股有限公司 | 新西蘭 | 1新西蘭元 | 100% | — | 100% | 投資控股 |
| Yashili New Zealand Dairy Co., Limited ("Yashili New Zealand") | New Zealand | NZD1,000,000 | 100% | — | 100% | Production and sales of dairy products |
| 新西蘭雅士利乳業有限公司(「新西蘭乳業」) | 新西蘭 | 新西蘭元 1,000,000元 | 100% | — | 100% | 生產及銷售乳製品 |
| Yashili (China) Co., Ltd ("Yashili (China)") (i) & (ii) | PRC | RMB100,000,000 | 100% | — | 100% | Production and sales of dairy products |
| 雅士利(中國)有限公司(「雅士利(中國)」)(i)及(ii) | 中國 | 人民幣 100,000,000元 | 100% | — | 100% | 生產及銷售乳製品 |
| Guangdong Yashili Group Company Limited ("Yashili (Guangdong)") (i) & (ii) | PRC | RMB826,105,300 | 100% | — | 100% | Production and sales of dairy products |
| 廣東雅士利集團有限公司(「廣東雅士利」)(i)及(ii) | 中國 | 人民幣 826,105,300元 | 100% | — | 100% | 生產及銷售乳製品 |
| Scient International Group Limited | Hong Kong | HK$1 | 100% | — | 100% | Investment holding |
| 施恩國際集團有限公司 | 香港 | 1港元 | 100% | — | 100% | 投資控股 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 18 Interests in subsidiaries (Continued) 18 於附屬公司的權益(續)

### The Company (Continued) 本公司(續)

| Name of company 公司名稱 | Place of Incorporation/ establishment 註冊成立 成立地點 | Particulars of registered/ issued capital 註冊資本／已發行股本詳情 | Group's effective interest 本集團的實際權益 | Proportion of ownership interest 擁有權益比例 | | Principal activity 主要業務 |
|---|---|---|---|---|---|---|
| | | | | Held by the Company 由本公司持有 | Held by a subsidiary 由一家附屬公司持有 | |
| Scient (Guangzhou) (ii) | PRC | RMB155,000,000 | 95% | — | 95% | Production and sales of dairy products |
| 施恩(廣州)(ii) | 中國 | 人民幣155,000,000元 | 95% | — | 95% | 生產及銷售乳製品 |
| Yashili (Heilongjiang) (ii) | PRC | RMB20,080,000 | 100% | — | 100% | Production and sales of dairy products |
| 黑龍江雅士利(ii) | 中國 | 人民幣20,080,000元 | 100% | — | 100% | 生產及銷售乳製品 |
| Yashili (Zhengzhou) (ii) | PRC | RMB250,000,000 | 100% | — | 100% | Production and sales of dairy products |
| 雅士利(鄭州)(ii) | 中國 | 人民幣250,000,000元 | 100% | — | 100% | 生產及銷售乳製品 |
| Yashili (Shanxi) (ii) | PRC | RMB300,000,000 | 100% | — | 100% | Production and sales of dairy products |
| 山西雅士利(ii) | 中國 | 人民幣300,000,000元 | 100% | — | 100% | 生產及銷售乳製品 |
| Chaoan Bisheng Decoration and Printing Co., Ltd. (ii) | PRC | RMB10,800,000 | 100% | — | 100% | Production and sales of packing materials |
| 潮安縣必勝裝潢印務有限公司(「必勝」)(ii) | 中國 | 人民幣10,800,000元 | 100% | — | 100% | 生產及銷售包裝材料 |
| Guangzhou Yuqian Import and Export Trading Co., Ltd. (ii) | PRC | RMB5,000,000 | 100% | — | 100% | Import and export of dairy products and related materials |
| 廣州裕乾進出口貿易有限公司(「裕乾」)(ii) | 中國 | 人民幣5,000,000元 | 100% | — | 100% | 進出口乳製品及相關材料 |
| Shanghai Yashili Food Co., Ltd (ii) 上海雅士利食品有限公司(「上海雅士利」)(ii) | PRC 中國 | RMB2,000,000 人民幣2,000,000元 | 100% 100% | — — | 100% 100% | Sales of food products 銷售食品 |
| Scient International (USA), Inc. | United States of America | USD620,000 | 100% | — | 100% | Investment holding |
| 美國施恩國際有限公司(「美國施恩」) | 美利堅合眾國 | 620,000美元 | 100% | — | 100% | 投資控股 |

## 18 Interests in subsidiaries (Continued)

## 18 於附屬公司的權益(續)

### The Company (Continued)

### 本公司(續)

| Name of company<br>公司名稱 | Place of Incorporation/ establishment<br>註冊成立成立地點 | Particulars of registered/ issued capital<br>註冊資本／已發行股本詳情 | Group's effective interest<br>本集團的實際權益 | Proportion of ownership interest 擁有權益比例<br>Held by the Company<br>由本公司持有 | Proportion of ownership interest 擁有權益比例<br>Held by a subsidiary<br>由一家附屬公司持有 | Principal activity<br>主要業務 |
|---|---|---|---|---|---|---|
| Chaoan Victory Trading Limited (ii) | PRC | RMB5,000,000 | 100% | — | 100% | Import and export of dairy products and related materials |
| 潮安縣利成貿易有限公司(ii)(「利成貿易」) | 中國 | 人民幣5,000,000元 | 100% | — | 100% | 進出口乳製品及相關材料 |

(i) The company is wholly foreign-owned enterprise established in the PRC.

(ii) These companies are limited liability companies established in the PRC. The official names of these companies are in Chinese and the English translation of the names is for reference only.

(i) 該公司為一家於中國成立的外資企業。

(ii) 該等公司為於中國成立的有限責任公司。該等公司的正式名稱為中文，而其英文譯名則僅供參考。

## 19 Inventories

## 19 存貨

| | | The Group 本集團<br>2012<br>RMB'000<br>人民幣千元 | 2011<br>RMB'000<br>人民幣千元 |
|---|---|---|---|
| Raw materials | 原材料 | 350,315 | 303,468 |
| Finished goods | 成品 | 204,590 | 156,579 |
| Work in progress | 半成品 | 65,522 | 78,274 |
| Packing materials | 包裝材料 | 25,349 | 31,172 |
| Low value consumables | 低價消耗品 | 7,146 | 8,238 |
| | | 652,922 | 577,731 |

## 19 Inventories (Continued)

## 19 存貨(續)

Amounts of inventories recognised as expenses and included in the income statement are analysed as follows:

已確認為開支及已計入損益賬的存貨金額分析如下：

| | | The Group 本集團 2012 RMB'000 人民幣千元 | The Group 本集團 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Carrying amount of inventories recognised as | 已確認為以下項目的存貨的賬面值 | | |
| — cost of sales | 一銷售成本 | 1,655,178 | 1,379,171 |
| — selling and distribution expenses (i) | 一銷售及經銷開支(i) | 195,506 | 186,122 |
| — administrative expenses | 一行政開支 | 6,317 | 637 |
| Write down of inventories | 存貨減值損失 | 142 | 3,171 |
| Disposal of inventories | 存貨報廢損失 | 2,091 | 393 |
| | | 1,859,234 | 1,569,494 |

(i) Inventories recognised as selling and distribution expenses represented the cost of purchased baby products which are given away as gift items together with the Group's products sold.

(i) 已確認為銷售及經銷開支的存貨指購入作為本集團已售產品的隨附贈品予以贈送的嬰兒產品的成本。

## 20 Trade and bills receivables

## 20 貿易應收款及應收票據

| | | The Group 本集團 2012 RMB'000 人民幣千元 | The Group 本集團 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Bills receivables | 應收票據 | 1,022 | 1,021 |
| Trade receivables | 貿易應收款 | 26,640 | 52,863 |
| Less: Allowance for doubtful debts | 減：呆賬撥備 | (883) | (1,540) |
| | | 26,779 | 52,344 |

## 20 Trade and bills receivables (Continued)

## 20 貿易應收款及應收票據(續)

An ageing analysis of trade and bills receivables (net of allowance) by due date is as follows:

貿易應收款及應收票據(扣除撥備後)按到期日的賬齡分析如下:

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Current | 即期 | 19,892 | 49,456 |
| Less than 3 months past due | 逾期不足3個月 | 4,417 | 1,100 |
| More than 3 months but less than 6 months past due | 逾期超過3個月但不足6個月 | 736 | 246 |
| More than 6 months but less than 12 months past due | 逾期超過6個月但不足12個月 | 1,522 | 992 |
| More than 12 months but less than 24 months past due | 逾期超過12個月但不足24個月 | 212 | 550 |
| | | 6,887 | 2,888 |
| | | 26,779 | 52,344 |

The Group's credit policy is set out in Note 30(a).

本集團的信貸政策載於附註30(a)。

The movement in the allowance for doubtful debts during the year is as follows:

於年內,呆賬撥備的變動如下:

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| At 1 January | 於1月1日 | 1,540 | 1,563 |
| Impairment loss recognised | 已確認減值損失 | 66 | 129 |
| Written off | 撇銷 | (723) | (152) |
| At 31 December | 於12月31日 | 883 | 1,540 |

## 20 Trade and bills receivables (Continued)

## 20 貿易應收款及應收票據(續)

The ageing analysis of trade and bills receivables that are neither individually nor collectively considered to be impaired are as follows:

個別或整體而言均無視作出現減值的貿易應收款及應收票據的賬齡分析如下:

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Current | 即期 | 19,892 | 49,456 |
| Less than 3 months past due | 逾期不足3個月 | 4,417 | 1,100 |
| More than 3 months but less than 6 months past due | 逾期超過3個月但不足6個月 | 736 | 246 |
| More than 6 months but less than 12 months past due | 逾期超過6個月但不足12個月 | 1,522 | 992 |
| More than 12 months but less than 24 months past due | 逾期超過12個月但不足24個月 | 49 | 364 |
| | | 6,724 | 2,702 |
| | | 26,616 | 52,158 |

Receivables that were past due but not impaired relate to a number of independent customers that have a good trading record with the Group. Based on past experience, management believes that no impairment allowance is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable. The Group does not hold any collateral over these balances.

逾期但並無作出減值的應收款與多名獨立客戶有關,該等客戶與本集團維持良好交易記錄。根據過往經驗,管理層認為毋須就此等結餘作出減值撥備,原因是信貸質素並無重大變動,且結餘被認為仍可以全數收回。本集團並無就此等結餘持有任何抵押品。

## 21 Prepayments and other receivables

## 21 預付款及其他應收款

### Current assets

### 流動資產部分

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Prepaid advertising expenses | 預付廣告開支 | 20,339 | 27,109 | — | — |
| Prepayments for purchase of raw materials | 購買原材料的預付款 | 10,012 | 4,017 | — | — |
| Advances to sales offices | 聯絡點備用金 | 2,102 | 2,444 | — | — |
| VAT recoverable | 待抵扣增值稅 | 72,412 | 73,940 | — | — |
| Amount due from subsidiaries | 應收附屬公司款項 | — | — | 95,998 | — |
| Others | 其他 | 30,802 | 30,638 | 460 | 233 |
| At 31 December | 12月31日 | 135,667 | 138,148 | 96,458 | 233 |

### Non-current assets

### 非流動資產部分

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Prepayment for acquisition of property, plant and equipment | 購買固定資產的預付款 | 93,540 | 11,016 | — | — |
| Deposit for acquisition of Land use right (i) | 購買土地的定金(i) | 90,630 | — | — | — |
| At 31 December | 12月31日 | 184,170 | 11,016 | — | — |

(i) As at 31 December 2012, the wholly owned subsidiary of the Group, Yashili (China), paid RMB90,630,000 as the deposit for acquisition of land use right. The related terms of the contract are still under negotiations.

(i) 於2012年12月31日，本集團的子公司雅士利(中國)為獲取土地使用權支付了人民幣90,630,000元的定金，相關合同條款尚在協商之中。

## 22 Restricted bank deposits

## 22 受限制銀行存款

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Pledged for | 已質押用於下列各項: | | |
| — issuing letters of credit | —開具信用證 | 37,739 | 28,331 |
| — bank loans | —獲取銀行貸款 | 261,870 | 34,719 |
| Frozen deposits | 凍結存款 | — | 9,406 |
| At 31 December | 12月31日 | 299,609 | 72,456 |

## 23 Cash and cash equivalents and other bank deposits

## 23 現金及現金等價物和其他銀行存款

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| **Cash and cash equivalents** | **現金及現金等價物** | | | | |
| — Cash on hand | —庫存現金 | 620 | 1,472 | — | — |
| — Cash at bank | —銀行存款 | 2,072,541 | 2,580,091 | 348 | 13,600 |
| | | 2,073,161 | 2,581,563 | 348 | 13,600 |
| Short-term bank deposits (i) | 短期銀行存款(i) | 611,972 | — | — | — |
| Long-term bank deposits (ii) | 長期銀行存款(ii) | 306,142 | — | — | — |
| Total | 合計 | 2,991,275 | 2,581,563 | 348 | 13,600 |

(i) The effective interest rates on short-term bank deposits as at 31 December 2012 were approximately 3.270%–3.575% per annum and will be mature in one year.

(ii) The effective interest rates on long-term bank deposits as at 31 December 2012 were approximately 4.125%–4.675% per annum and will be mature in 2–3 years.

(i) 於2012年12月31日,短期定期銀行存單有效年利率約為3.270%–3.575%,將於1年內到期。

(ii) 於2012年12月31日,長期定期銀行存單有效年利率約為4.125%–4.675%,將於2至3年內到期。

## 24 Other investments

## 24 其他投資

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Financial assets designated at fair value through profit or loss | 以公允價值計量且其變動計入當期損益的金融資產 | 200,000 | 180,000 |

The carrying amount of other investment pledged to secure the Group's short-term bank loans as at 31 December 2012 is RMB100,000,000.

於2012年12月31日,本集團為取得短期銀行貸款而抵押的其他投資的賬面價值為人民幣100,000,000元。

## 25 Trade and other payables

## 25 貿易及其他應付款

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Trade payables (i) | 貿易應付款(i) | 410,757 | 287,807 | — | — |
| Advances from customers | 客戶預付款 | 398,143 | 255,465 | — | — |
| Accrued payroll | 應計薪金 | 56,534 | 43,274 | — | — |
| Other taxes payable | 其他應付稅項 | 39,597 | 29,245 | — | — |
| Advances from local government (ii) | 地方政府借款(ii) | 33,500 | 31,000 | — | — |
| Pledged deposits from customers | 收取客戶的保證金 | 36,495 | 29,625 | — | — |
| Amount due to a subsidiary | 應付附屬公司款項 | — | — | 9,245 | 10,788 |
| Other payables and accruals (iii) | 其他應付款及應計費用(iii) | 53,547 | 43,702 | — | — |
| | | 1,028,573 | 720,118 | 9,245 | 10,788 |

## 25 Trade and other payables (Continued)

## 25 貿易及其他應付款(續)

(i) The credit period granted by the suppliers ranges from 30 days to 90 days. An ageing analysis of trade payables by due date is as follows:

(i) 供應商授出的信貸期介乎30日至90日不等。貿易應付款按到期日的賬齡分析如下：

| | | The Group 本集團 2012 RMB'000 人民幣千元 | The Group 本集團 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Due within 1 month or on demand | 一個月內或按要求 | 115,126 | 81,991 |
| Due after 1 month but within 3 months | 一個月後但三個月內 | 240,758 | 174,375 |
| Due after 3 months but within 6 months | 三個月後但六個月內 | 50,875 | 29,756 |
| Due after 6 months | 六個月後 | 3,998 | 1,685 |
| | | 410,757 | 287,807 |

(ii) At 31 December 2012, an advance of RMB30,000,000 was from the People's Government of Ying County (2011: RMB30,000,000), which borne a fixed interest rate of 5.76% per annum and was secured by Yashili (Shanxi)'s plant and machinery as disclosed in Note 13. There were no fixed repayment terms for the advances as at 31 December 2012.

(ii) 於2012年12月31日，來自應縣人民政府的人民幣30,000,000元借款(2011年：人民幣30,000,000元)，按固定年利率5.76%計息，並誠如附註13中披露，以山西雅士利的廠房及機器作抵押，於2012年12月31日該等借款並無固定還款期。

(iii) Other payables and accruals mainly consist of payables for acquisition of non-current assets and other accrued expenses.

(iii) 其他應付款及應計費用主要包括收購非流動資產及其他應計開支的應付款。

## 26 Loans and borrowings

## 26 貸款及借款

As at 31 December, the bank loans were repayable as below:

於12月31日,銀行貸款的償還方式如下:

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Within 1 year or on demand | 一年內或按要求 | 330,912 | 31,359 | 80,912 | — |

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Bank loans denominated in | 銀行貸款 | | | | |
| — United States dollar ("US dollar") | —以美元計值 | — | 31,359 | — | — |
| — RMB (i) | —以人民幣計值(i) | 250,000 | — | — | — |
| — HK dollar (ii) | —以港幣計值(ii) | 80,912 | — | 80,912 | — |
| | | 330,912 | 31,359 | 80,912 | — |

(i) The bank loan carried as a discounted notes rate of 2.6% per annum as at 31 December 2012.

(i) 於2012年12月31日,人民幣銀行貸款按票據貼現年利率2.6%計息。

(ii) The bank loans carried an interest rate of 1.55% per annum as at 31 December 2012.

(ii) 於2012年12月31日,港幣銀行貸款按年利率1.55%計息。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 27 Equity-settled share-based transaction

Yashili (Guangdong) adopted a share option scheme on 1 January 2009 (the "2009 Employee Share Option Scheme"), to invite certain eligible participants to take up options (the "2009 Employee Share Options") to subscribe for the to-be-listed company at an exercise price of RMB0.85 per share. Total 9,360,000 share options were granted and 2 directors of the Company and 148 employees of the Group accepted the 2009 Employee Share Options.

On 1 August 2010, Yashili (Guangdong) further granted 3,597,600 share options (the "2010 Employee Share Options") to 31 eligible employees of the Group for subscribing shares of the Company at an exercise price of RMB11 per share (the "2010 Employee Share Option Scheme"). Both the 2009 and 2010 Employee Share Options will be forfeited when the grantee ceases to be an employee of the Group for reasons other than death, ill-health or retirement.

The 2009 and 2010 Employee Share Options originally granted by Yashili (Guangdong) to the grantees were exchanged into the Pre-IPO Share Options of the Company on 8 October 2010. Accordingly, 12,957,600 shares options under the 2009 and 2010 Employee Share Option Schemes were converted into 94,975,662 share options of the Company with substantially the same terms and conditions, except that the respective exercise prices were adjusted on a proportionate basis, being RMB0.11 in respect of the 2009 Employee Share Options and RMB1.84 in respect of the 2010 Employee Share Options. The conversion of the share options was considered as a modification to the 2009 and the 2010 Share Option Schemes. The modification did not result in any incremental value in respect of the fair value of the share options at the date of modification. Each of the Pre-IPO share option has a vesting period of two months to fifty months, commencing from the listing date. Each option gives the holder the right to subscribe for one ordinary share of the Company and is settled gross in shares.

## 27 股權結算股份支付交易

廣東雅士利於2009年1月1日採納僱員購股權計劃(「2009年僱員購股權計劃」)，以邀請若干合資格參與者接納購股權(「2009年僱員購股權」)，以按行使價每股人民幣0.85元認購將予上市公司的股份。已授出合共9,360,000份購股權，而本公司的兩位董事及本集團的148名僱員接納2009年僱員購股權。

廣東雅士利於2010年8月1日進一步向本集團31名合資格僱員授出3,597,600份購股權(「2010年僱員購股權」)，以按行使價每股人民幣11元認購本公司的股份(「2010年僱員購股權計劃」)。2009年及2010年僱員購股權均將於承受人因身故、患病或退休以外的理由不再為本集團的僱員時喪失。

廣東雅士利原向承授人授出的2009年及2010年僱員購股權於2010年10月8日獲兑換為本公司的首次公開發售前購股權。因此，2009年及2010年僱員購股權計劃項下的12,957,600份購股權根據大致相同條款及條件獲兑換為94,975,662份本公司的購股權，惟相關行使價乃按比例予以調整，2009年僱員購股權為人民幣0.11元，而2010年僱員購股權為人民幣1.84元。兑換購股權被視作對2009年及2010年僱員購股權計劃的修訂。該修訂並不導致有關購股權公允價值於修訂日期的價值增加。各首次公開發售前購股權的歸屬期自上市日期起2個月至50個月不等。各購股權給予持有人權利認購本公司一股普通股並以股份整體結算。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 27 Equity-settled share-based transaction (Continued)

On 29 August 2011, the Company further granted 48,148,214 share options (the "2011 Employee Share Options") to 39 eligible employees of the Group for subscribing shares of the Company at an exercise price of HK$1.5 per share (the "2011 Employee Share Option Scheme"). The 2011 Employee Share Options will be forfeited when the grantee ceases to be an employee of the Group for reasons other that death, ill-health or retirement.

(i) The terms and conditions of the Share Options are as follows:

## 27 股權結算股份支付交易(續)

本公司於2011年8月29日進一步向本集團39名合資格僱員授出48,148,214份購股權(「2011年僱員購股權」)，以按行使價每股港幣1.5元認購本公司的股份(「2011年僱員購股權計劃」)。2011年僱員購股權均將於承受人因身故、患病或退休以外的理由不再為本集團的僱員時喪失。

(i) 購股權的條款及條件如下：

| Date granted<br>授出日期 | Vesting date<br>行權日期 | Expiry date<br>屆滿日期 | Number of share options granted<br>已授出的首次公開發售前購股權數目<br>Director<br>董事 | Employee<br>僱員 | Total<br>總計 | Contractual life of options years<br>合約購股權年期 |
|---|---|---|---|---|---|---|
| **2009 and 2010 Employee Share Options:<br>2009及2010年購股權：** | | | | | | |
| 1 January 2009<br>2009年1月1日 | two months after 1 November 2010<br>2010年11月1日後2個月 | 15 days after vesting date<br>可行權日期後15日 | 3,396,367 | 11,308,644 | 14,705,011 | 2.20 |
| 1 August 2010<br>2010年8月1日 | two months after 1 November 2010<br>2010年11月1日後2個月 | 15 days after vesting date<br>可行權日期後15日 | — | 4,290,121 | 4,290,121 | 0.62 |
| 1 January 2009<br>2009年1月1日 | fourteen months after 1 November 2010<br>2010年11月1日後14個月 | 15 days after vesting date<br>可行權日期後15日 | 3,396,367 | 11,308,644 | 14,705,011 | 3.20 |
| 1 August 2010<br>2010年8月1日 | fourteen months after 1 November 2010<br>2010年11月1日後14個月 | 15 days after vesting date<br>可行權日期後15日 | — | 4,290,121 | 4,290,121 | 1.62 |
| 1 January 2009<br>2009年1月1日 | twenty-six months after 1 November 2010<br>2010年11月1日後26個月 | 15 days after vesting date<br>可行權日期後15日 | 3,396,367 | 11,308,644 | 14,705,011 | 4.20 |
| 1 August 2010<br>2010年8月1日 | twenty-six months after 1 November 2010<br>2010年11月1日後26個月 | 15 days after vesting date<br>可行權日期後15日 | — | 4,290,121 | 4,290,121 | 2.62 |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 27 Equity-settled share-based transaction (Continued) 27 股權結算股份支付交易(續)

(i) The terms and conditions of the Share Options are as follows: *(Continued)*

(i) 購股權的條款及條件如下:*(續)*

| Date granted<br>授出日期 | Vesting date<br>行權日期 | Expiry date<br>屆滿日期 | Number of share options granted<br>已授出的首次公開發售前購股權數目<br>Director<br>董事 | <br><br>Employee<br>僱員 | <br><br>Total<br>總計 | Contractual life of options years<br>合約購股權年期 |
|---|---|---|---|---|---|---|
| **2009 and 2010 Employee Share Options: (Continued)<br>2009及2010年購股權:(續)** | | | | | | |
| 1 January 2009<br>2009年1月1日 | thirty-eight months after 1 November 2010<br>2010年11月1日後38個月 | 15 days after vesting date<br>可行權日期後15日 | 3,396,367 | 11,308,644 | 14,705,011 | 5.20 |
| 1 August 2010<br>2010年8月1日 | thirty-eight months after 1 November 2010<br>2010年11月1日後38個月 | 15 days after vesting date<br>可行權日期後15日 | — | 4,290,121 | 4,290,121 | 3.62 |
| 1 January 2009<br>2009年1月1日 | fifty months after 1 November 2010<br>2010年11月1日後50個月 | 15 days after vesting date<br>可行權日期後15日 | 3,396,367 | 11,308,645 | 14,705,012 | 6.20 |
| 1 August 2010<br>2010年8月1日 | fifty months after 1 November 2010<br>2010年11月1日後50個月 | 15 days after vesting date<br>可行權日期後15日 | — | 4,290,122 | 4,290,122 | 4.62 |
| | | | 16,981,835 | 77,993,827 | 94,975,662 | |
| **2011 Employee Share Options:<br>2011年股份期權:** | | | | | | |
| 29 August 2011<br>2011年8月29日 | 29 August 2011<br>2011年8月29日 | 7 October 2020<br>2020年10月7日 | — | 12,037,054 | 12,037,054 | 9 |
| 29 August 2011<br>2011年8月29日 | 29 August 2012<br>2012年8月29日 | 7 October 2020<br>2020年10月7日 | — | 12,037,054 | 12,037,054 | 9 |
| 29 August 2011<br>2011年8月29日 | 29 August 2013<br>2013年8月29日 | 7 October 2020<br>2020年10月7日 | — | 12,037,054 | 12,037,054 | 9 |
| 29 August 2011<br>2011年8月29日 | 29 August 2014<br>2014年8月29日 | 7 October 2020<br>2020年10月7日 | — | 12,037,052 | 12,037,052 | 9 |
| | | | — | 48,148,214 | 48,148,214 | |
| | | | 16,981,835 | 126,142,041 | 143,123,876 | |

(Expressed in Renminbi Yuan unless otherwise indicated)

## 27 Equity-settled share-based transaction (Continued)

## 27 股權結算股份支付交易(續)

(ii) The number and weighted average exercise prices of share options are as follows:

(ii) 購股權的數目及加權平均行使價如下:

| | | For the year ended 31 December 截至12月31日止年度 | | | |
|---|---|---|---|---|---|
| | | 2012 | | 2011 | |
| | | Weighted average exercise price per share 每股加權平均行使價 RMB 人民幣元 | Number of options 購股權數目 | Weighted average exercise price per share 每股加權平均行使價 RMB 人民幣元 | Number options 購股權數目 |
| Outstanding at the beginning of the year | 年初尚未行使 | 0.78 | 118,959,988 | 0.50 | 94,601,115 |
| Granted during the year | 年內已授出 | — | — | 1.23 | 48,148,214 |
| Forfeited during the year | 年內放棄行權 | 1.33 | (13,923,197) | 0.81 | (4,869,260) |
| Exercised during the year | 年內行權 | 0.11 | (14,026,051) | 0.50 | (18,920,081) |
| Outstanding at the end of the year | 年終尚未行使 | 0.80 | 91,010,740 | 0.78 | 118,959,988 |

The 2009 and 2010 Employee Share Options outstanding at 31 December 2012 weighted average remaining expected life 0.2 years (2011: 1.2 years).

於2012年12月31日尚未行使2009年及2010年購股權的加權平均剩餘預期年期為0.2年(2011年:1.2年)。

The Share Option issued in 2011 outstanding at 31 December 2012 weighted average remaining expected life 7.8 years (2011: 8.8 years).

於2012年12月31日尚未行使於2011年的購股權的加權平均剩餘預期年限為7.8年(2011年:8.8年)。

(iii) Fair value of share options and assumptions:

The fair value of services received in return for the 2009 and 2010 Employee Share Options is measured by reference to the fair value of 2009 and 2010 Employee Share Options and the 2011 Employee Share Options granted. The estimated fair value of the 2009 and 2010 Employee Share Options and the 2011 Employee Share Options is measured based on a binomial option pricing model. The contractual life of the share option is used as an input into this model.

(iii) 購股權公允價值及假設:

作為授出購股權的代價而收取的服務的公允價值乃經參考所授出的2009年、2010年購股權及2011年僱員購股權的公允價值計量。各年度購股權的估計公允價值乃根據二項式期權定價模式計量。購股權的合約年期乃用作此模式的一項輸入參數。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 27 Equity-settled share-based transaction (Continued) 27 股權結算股份支付交易(續)

(iii) Fair value of share options and assumptions: *(Continued)* (iii) 購股權公允價值及假設:*(續)*

| | 2011 employee share options 2011年僱員購股權 | 2010 employee share options 2010年僱員購股權 | 2009 employee share options 2009年僱員購股權 |
|---|---|---|---|
| Fair value per share at measurement date | HK$1.42 | RMB10.25 | RMB2.06 |
| 於計量日期的每股公允價值 | 港幣1.42 | 人民幣10.25 | 人民幣2.06 |
| Exercise price per option | HK$1.50 | RMB11.00 | RMB0.85 |
| 每份購股權行使價 | 港幣1.50 | 人民幣11.00 | 人民幣0.85 |
| Expected volatility (expressed as weighted average volatility used in the modelling under binomial lattice model) | 48.02% | 39.1%–59.90% | 61.10% |
| 預期波動(以於二項式點陣模式所採用加權平均波幅列示) | 48.02% | 39.1%–59.90% | 61.10% |
| Option life (expressed as weighted average life used in the modelling under binomial lattice model) | 9 years | 2.62 years | 4.2 years |
| 購股權年期(以於二項式點陣模式所採用加權平均波幅列示) | 9年 | 2.62年 | 4.2年 |
| Expected dividends | 3.50% | 4.90% | 4.90% |
| 預期股息 | 3.50% | 4.90% | 4.90% |
| Risk-free interest rate | 1.66% | 1.78% to 2.51% | 1.78% to 2.51% |
| 無風險利率 | 1.66% | 1.78%至2.51% | 1.78%至2.51% |

The expected volatility is based on the average of the weekly historical volatility of comparable companies with period commensurate to the option life. Expected dividends are based on management's best estimation. The risk-free rate is referenced to the yields of Exchange Fund Notes with similar duration as at the grant date.

預期波動乃根據購股權年期相同的可資比較公司的每週歷史波幅得出。預期股息乃根據管理層的最佳估計得出。無風險利率乃參考於授予日預期期限相似的外匯基金債券的利率。

Except for the conditions mentioned above, there were no other market conditions and service conditions associated with the 2009 and 2010 Employee Share Options and the 2011 Employee Share Options.

除上文所述的條件外,概無與授出2009年、2010年及2011年僱員購股權相關的其他市場狀況及服務條件。

## 28 Deferred income

## 28 遞延收益

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| As at the beginning of the year | 年初結餘 | 30,669 | 42,928 |
| Amortisation for the year | 年內攤銷 | (12,042) | (12,259) |
| As at the end of the year | 年末結餘 | 18,627 | 30,669 |

Deferred income represented the government grants received for acquisition of new plant and for certain technical innovation and production line expansion projects. These grants are deferred over the useful lives of relevant assets and the amount recognised as "Other revenue" in 2012 is RMB6,542,000 (2011: RMB6,759,000) and compensation for expenses incurred as "other revenue" in 2012 is RMB5,500,000 (2011: RMB5,500,000).

遞延收益指就購置新廠房及若干技術創新及生產線擴充項目獲得的政府補助。該等補助於有關資產的可使用年期內遞延入賬,於2012年確認為「其他收入」的與資產支出相關的金額為人民幣6,542,000元(2011年:人民幣6,759,000元)及確認為「其他收入」的與費用支出相關的金額為人民幣5,500,000元(2011年:人民幣5,500,000元)。

## 29 Capital, reserves and dividends

## 29 股本、儲備及股息

### (a) Movements in components of equity

The reconciliation between the opening and closing balances of each component of the Group's consolidated equity is set out in the consolidated statement of changes in equity. Details of the changes in the Company's individual components of equity between the beginning and the end of the year are set out below:

### (a) 權益組成部分的變動

本集團合併權益的各組成部分期初與期末結餘間的對賬載於合併權益變動報表。有關本公司權益各組成部分於年初與年末間的變動詳情載列如下:

*The company*

*本公司*

| | | Note | Share capital 股本 RMB'000 人民幣千元 | Share premium 股份溢價 RMB'000 人民幣千元 | Capital redemption reserve 資本贖回儲備 RMB'000 人民幣千元 | Merger reserve 合併儲備 RMB'000 人民幣千元 | Other reserve 匯兌儲備 RMB'000 人民幣千元 | Equity-settled share based payment 股權結算股份支付儲備 RMB'000 人民幣千元 | Accumulated losses 累計虧損 RMB'000 人民幣千元 | Total equity 權益總額 RMB'000 人民幣千元 |
|---|---|---|---|---|---|---|---|---|---|---|
| Balance at 1 January 2011 | 於2011年1月1日的結餘 | | 300,685 | 1,680,849 | — | 1,449,863 | (64,330) | 7,389 | (3,975) | 3,370,481 |
| Total comprehensive income | 綜合收益總額 | | — | — | — | — | (138,651) | — | 233,334 | 94,683 |
| Dividends declared and paid during the year | 前期股利分配 | 29(b)(ii) | — | — | — | — | — | — | (234,692) | (234,692) |
| Share issued for exercised of share options | 股份支付行權 | 29(c)(v) | 1,596 | 15,126 | — | — | — | (7,360) | — | 9,362 |
| Purchase of own shares | 股份回購 | 29(c)(iv) | | | | | | | | |
| — Par value paid | —面值 | | (818) | — | — | — | — | — | — | (818) |
| — Premium paid | —溢價 | | — | (15,538) | — | — | — | — | — | (15,538) |
| — transfer between reserves | —儲備轉換 | | — | — | 818 | — | — | — | — | 818 |
| Equity-settle share-based payments | 當期股份支付服備 | 29(c)(v) | — | — | — | — | — | 10,160 | — | 10,160 |
| Balance at 31 December 2011 | 於2011年12月31日的結餘 | | 301,463 | 1,680,437 | 818 | 1,449,863 | (202,981) | 10,189 | (5,333) | 3,234,456 |
| Balance at 1 January 2012 | 於2012年1月1日的結餘 | | 301,463 | 1,680,437 | 818 | 1,449,863 | (202,981) | 10,189 | (5,333) | 3,234,456 |
| Total comprehensive income | 綜合收益總額 | | — | — | — | — | (34,666) | — | 202,009 | 167,343 |
| Dividends approved in respect of the previous year | 前期股利分配 | 29(b)(ii) | — | — | — | — | — | — | (200,103) | (200,103) |
| Share issued for exercised of share options | 股份支付行權 | 29(c)(v) | 1,138 | 1,904 | — | — | — | (1,499) | — | 1,543 |
| Equity-settle share-based payments | 當期股份支付服備 | 29(c)(v) | — | — | — | — | — | 6,933 | — | 6,933 |
| Balance at 31 December 2012 | 於2012年12月31日的結餘 | | 302,601 | 1,682,341 | 818 | 1,449,863 | (237,647) | 15,623 | (3,427) | 3,210,172 |

## 29 Capital, reserves and dividends (Continued)

## 29 股本、儲備及股息(續)

### (b) Dividends

### (b) 股息

(i) Dividends payable and proposed to equity shareholders of the Company attributable to the profit for the year:

(i) 應付及建議派發予本公司股權持有人本年度股息如下：

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Final dividend proposed after the balance sheet date of RMB11.31 cents per ordinary share (2011: RMB5.68 cents) | 於年結日後擬派發末期股息每股普通股人民幣11.31分(2011年：人民幣5.68分) | 400,285 | 200,103 |

The final dividend proposed after the end of the balance sheet date has not been recognised as a liability at the balance sheet date.

於年結日後擬派發之末期股息並未在結算日確認為負債。

(ii) Dividends payable to equity shareholders of the Company attributable to the previous year, approved and paid during the year:

(ii) 有關前期財政年度已通過及在本財政年度內已批准及支付予本公司的股權持有人之股息：

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Final dividend in respect of the previous financial year, approved and paid during the year of RMB5.68 cents per ordinary share (2011: RMB7 cents, distributed at equivalent value of HK$8 cents) | 於本年度批准及派付的過往財政年度末期股息每股普通股人民幣5.68分(按等值港幣7仙派發)(2011年：人民幣7分，按等值港幣8仙派發) | 200,103 | 234,692 |

## 29 Capital, reserves and dividends (Continued)

## 29 股本、儲備及股息(續)

### (c) Share capital

Authorised and issued share capital

### (c) 股本

法定及已發行股本

| | | 2012 No. of shares 股份數目 '000 千股 | 2012 金額 RMB'000 人民幣千元 | 2011 No. of shares 股份數目 '000 千股 | 2011 金額 RMB'000 人民幣千元 |
|---|---|---|---|---|---|
| **Authorised:** | **法定：** | | | | |
| Ordinary shares of HK$0.1 each (i) | 每股面值0.1港元的普通股(i) | 10,000,000 | 861,600 | 10,000,000 | 861,600 |
| **Ordinary shares, issued and fully paid:** | **已發行及繳足普通股：** | | | | |
| Shares issued upon the reorganisation (i) | 於重組時發行的股份(i) | 100 | 9 | 100 | 9 |
| Capitalisation issue (ii) | 資本化發行(ii) | 2,925,900 | 251,364 | 2,925,900 | 251,364 |
| Shares issued by share offer (iii) | 透過股份發售發行股份(iii) | 574,000 | 49,312 | 574,000 | 49,312 |
| Shares repurchased in 2011 (iv) | 於2011年股份回購(iv) | (10,000) | (818) | (10,000) | (818) |
| Accumulated share options exercised (v) | 累計股權計劃行權(v) | 32,946 | 2,734 | 18,920 | 1,596 |
| At 31 December | 於12月31日 | 3,522,946 | 302,601 | 3,508,920 | 301,463 |

(i) The Company was incorporated on 3 June 2010 with authorised capital of 3,800,000 shares at HK$0.10 per share. As part of the Reorganisation, the authorised capital of the Company was increased to HK$1,000,000,000 divided into 10,000,000,000 shares of HK$0.10 each.

(i) 本公司於2010年6月3日註冊成立，法定股本為3,800,000股每股面值為0.10港元的股份。作為重組的一部分，本公司的法定股本增至1,000,000,000港元，分為10,000,000,000股每股面值0.10港元的股份。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 29 Capital, reserves and dividends (Continued)

### (c) Share capital (Continued)

(ii) Pursuant to the resolution of the Company's shareholder passed on 8 October 2010, the authorised share capital of the Company was increased from HK$380,000 to HK$1,000,000,000; in addition, 2,925,900,000 ordinary shares of HK$0.1 each were issued at par value to the shareholders of the Company as of 8 October 2010 by way of capitalization of HK$292,590,000 (equivalent to RMB251,364,000) from the Company's share premium account.

(iii) The shares of the Company were listed on the Stock Exchange on 1 November 2010, with a total number of 3,500,000,000 shares, among which 644,000,000 shares (18.4% of the total number of shares of the Company) were issued to the public, comprising 574,000,000 new shares and 70,000,000 sale shares. The gross proceeds received by the Company from the global offering were approximately HK$2,411 million.

(iv) Purchase of own shares and cancellation
On 10 June and 13 June 2011, the Company totally repurchased its own ordinary shares of 10,000,000 shares at aggregate price (including transaction fee and commission) of HK$18,692,000 (equivalent to RMB15,509,000).

## 29 股本、儲備及股息(續)

### (c) 股本(續)

(ii) 根據本公司股東於2010年10月8日通過的決議案,本公司的法定股本由380,000港元增加至1,000,000,000港元;此外,透過從本公司股份溢價賬撥充292,590,000港元(相等於人民幣251,364,000元)作資本,本公司於2010年10月8日按面值向其股東發行2,925,900,000股每股面值0.1港元的普通股。

(iii) 本公司的股份已於2010年11月1日在聯交所上市,總數為3,500,000,000股股份,其中644,000,000股(佔本公司股份總數的18.4%)發行予向公眾人士,其中包括574,000,000股新股及70,000,000股銷售股份。本公司收取的全球發售的所得款項總額約為2,411百萬港元。

(iv) 股份回購及注銷
於2011年6月10日及6月13日,本公司合共購回其自身的普通股10,000,000股,總價格(含手續費及佣金)為18,692,000港元(相當於人民幣15,509,000元),並已自保留溢利中扣除。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 29 Capital, reserves and dividends (Continued)

### (c) Share capital (Continued)

(iv) Purchase of own shares and cancellation (Continued)

The repurchased shares were cancelled and accordingly the issued share capital of the Company was reduced by the nominal value of these shares. Pursuant to section 49H of the Hong Kong Companies Ordinance, an amount equivalent to the par value of the shares cancelled of HK$1,000,000 (equivalent to RMB 818,000) was transferred to the capital redemption reserve. The premium and transaction cost paid on the repurchase and cancellation of the shares of HK$17,728,000 (equivalent to RMB14,720,000) was charged to reserves.

(v) Share options exercised

During the year, pursuant to the Company's share option schemes (note 27), options were exercised to subscribe for 14,026,051 (2011: 18,920,081) ordinary shares in the Company at a consideration of HK$1,900,000 (equivalent to RMB1,543,000) (2011: HK$11,098,000 (equivalent to RMB9,362,000)) of which RMB404,000 (2011: RMB7,766,000) was credited into the share premium account. RMB 1,499,000 (2011: RMB7,360,000) has been transferred from the equity-settled share-based payment reserve to share premium account. As at 31 December 2012, the total number of shares which may be issued upon the exercise of all options outstanding from the Company's share option schemes is 91,010,740 (31 December 2011: 118,959,988).

## 29 股本、儲備及股息（續）

### (c) 股本（續）

(iv) 股份回購及注銷（續）

回購股份已被注銷，而本公司之已發行股本亦已相應減去該等回購股份的面值。注銷股份的面值港幣1,000,000元（等值人民幣818,000元）轉入股份回購儲備中。就回購及注銷股份所支付的溢價及交易成本港幣17,728,000元（等值人民幣14,720,000元）已在儲備中扣除。

(v) 股份支付行權

於本年度，因根據本公司的股權計劃（附註27）行使購股權，引致認購14,062,051股（2011年：18,920,081股）本公司普通股，代價為港幣1,900,000元，相當於人民幣1,543,000元。（2011年：11,098,000港元（相當於人民幣9,362,000元）），其中人民幣404,000元（2011年：7,766,000元）計入股份溢價。人民幣1,499,000元（2011年：人民幣7,360,000元）已自股權結算股份支付儲備轉撥至股份溢價。於2012年12月31日，倘本公司購股權計劃中所有尚未行使的購股權獲行使，則可予發行的股份總數為91,010,740股（2011年12月31日：118,959,988股）。

## 29 Capital, reserves and dividends (Continued)

### (d) Share premium

The excess of the issued price net of any issuance expenses over the par value of the shares issued has been credited to the share premium account of the Company.

Under the Companies Law (Revised) of the Cayman Islands, the funds in the share premium account of the Company are distributable to the shareholders of the Company provided that immediately following the date on which the dividend is proposed to be distributed, the Company will be in a position to pay off its debts as they fall due in the ordinary course of business.

### (e) Merger reserve

As part of the Reorganisation, the then shareholders of Yashili (Guangdong) transferred their equity interests in Yashili (Guangdong) to Yashili (HK) on 2 July 2010. A merger reserve of RMB1,367,204,000 was resulted from these transfers for the purposes of the consolidated financial statements.

### (f) PRC statutory reserves

PRC statutory reserves were established in accordance with the relevant PRC rules and regulations and the articles of association of the Company's subsidiaries in the PRC. Transfers to the reserves were approved by the board of directors.

### (g) Equity-settled share-based payment reserve

Equity-settled share-based payment reserve represents the fair value of the actual or estimated number if unexercised share options granted to employees of the Group in accordance with the accounting policy adopted for share-based payments in Note 2(m)(iv).

### (h) Translation reserve

Translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. The reserve is dealt with in accordance with the accounting policy set out in Note 2(e)(iii).

## 29 股本、儲備及股息(續)

### (d) 股本溢價

發行價(扣除任何發行開支)超出已發行股本面值的數額已計入本公司的股份溢價賬。

根據開曼群島公司法(經修訂),本公司股本溢價賬的資金可分派予本公司股東,惟緊隨建議分派股息日期後,本公司須有能力償還其於日常業務過程中已到期之債務。

### (e) 合併儲備

於2010年7月2日,廣東雅士利當時的股東將其在廣東雅士利的權益轉讓於雅士利香港,作為重組的一部份。合併儲備人民幣1,367,204,000元因該轉讓而產生。

### (f) 中國法定儲備

中國法定儲備乃根據相關中國規則及法規以及本公司中國附屬公司的組織章程細則設立。向儲備的轉撥乃經各自的董事會批准。

### (g) 股權結算股份支付儲備

僱員的股權結算股份支付儲備指授予本集團僱員的未行使購股權實際或估計數目按附註2(m)(iv)內就股份支付採納的會計政策得出的公允價值。

### (h) 匯兑儲備

換算儲備包括因換算海外業務的財務報表而產生的所有外匯差額。該儲備乃根據附註2(e)(iii)所載的會計政策處理。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 29 Capital, reserves and dividends (Continued)

### (i) Distributable reserve

The aggregate amount of distributable reserve of the Company at 31 December 2012 is RMB1,678,914,000 (2011: RMB1,675,104,000). After the balance sheet date the directors proposed a final dividend of RMB11.31 cents per ordinary share (2011: RMB5.68 cents), amounting to RMB400,285,257 (2011: RMB200,103,000). This dividend has not been recognised as a liability at the balance sheet date.

## 29 股本、儲備及股息(續)

### (i) 可供分派儲備

本公司於2012年12月31日的可供分派儲備總額為人民幣1,678,914,000元(2011年:人民幣1,675,104,000元)。於年結日,董事建議末期股息每股人民幣11.31分(2011年:人民幣5.68分),總股息人民幣400,285,257元(2011年:人民幣200,103,000元)。該等股息於年結日並未確認為負債。

## 30 Financial risk management and fair value

Exposure to credit, liquidity and market risk arises in normal course of the Group's business. The Group's exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.

### (a) Credit risk

The Group's credit risk is primarily attributable to trade and other receivables. Exposure to the credit risks are monitored by management on an ongoing basis.

In respects of trade receivables, the Group has established a credit policy in place: fixed credits are granted to supermarkets and the periods range from 60 to 90 days; temporary credits are offered on transaction-by-transaction basis to distributor customers who have been trading with the Group for many years and have a good trading record and the credit periods range from 10 to 90 days. Special credit is granted to creditworthy distributor customers when the Group promotes certain line of products. All the credits offered are unsecured. Full advances are required for sales to other customers. The Group regularly reviews ageing analysis of the trade receivables to monitor the credit exposure.

## 30 財務風險管理及公允價值

信貸、流動資金及市場風險於本集團的日常業務過程中產生。本集團面對該等風險,而本集團採用以管理該等風險的財務風險管理政策及慣例載列如下。

### (a) 信貸風險

本集團的信貸風險主要來自貿易及其他應收款。信貸風險乃由管理層持續監察。

就貿易應收款而言,本集團已訂有信貸政策:向大型超級市場提供介乎60至90日的固定信貸;以逐次批核的形式向與本集團交易多年且具有良好交易紀錄的經銷商客戶提供介乎10至90日的臨時信貸。倘本集團推廣某系列產品,信用良好的經銷商客戶可獲得特別信貸。所有信貸均屬無抵押信貸。銷售予其他客戶會要求作全數預付款。本集團定期審閱貿易應收款的賬齡,以監察信貸風險。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 30 Financial risk management and fair value (Continued)

### (a) Credit risk (Continued)

Majority of the Group's customers have been trading with the Group for years and the Group did not record significant bad debts losses during 2011 and 2012. At balance sheet dates, the Group has a certain concentration of credit risk of the trade receivables, the top five trade debtors represented 48.4% of total trade receivables as at 31 December 2012 (2011: 27.1%). All the trade receivables are due from customers with good trade record and no impairment allowance is made against these customers.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the consolidated balance sheets. The Group does not provide any other guarantees which would expose the Group to credit risk.

### (b) Liquidity risk

The Group's approach to managing liquidity is to ensure, as far as possible, that the Group, as a whole has always maintained sufficient liquidity to meet its liabilities when they fall due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group's reputation.

The following table presents the earliest contractual settlement dates of the Group's and the Company's financial liabilities at the balance sheet dates, which are based on contractual undiscounted cash flows and the earliest date the Group can be required to repay.

## 30 財務風險管理及公允價值(續)

### (a) 信貸風險(續)

本集團大部分客戶一直與本集團交易多年,而本集團於相關期間內並無錄得重大壞賬虧損。於結算日,本集團有若干集中貿易應收款信貸風險,於2011年12月31日,五大貿易應收款佔總貿易應收款的48.4%(2011年:27.1%)。所有貿易應收款均為應收具有良好交易記錄的客戶,且並無就該等客戶作出減值撥備。

最高信貸風險指合併資產負債表內各金融資產的賬面值。本集團並無提供任何其他擔保致使本集團面臨信貸風險。

### (b) 流動資金風險

本集團管理流動資金的方式為盡可能確保本集團整體於一般及壓力情況下經常保有充裕流動資金,以滿足其到期負債,而毋須產生不可接納的虧損或導致損害本集團的聲譽。

下表呈列本集團的金融負債於結算日的最早合約清償日期,其乃根據合約性未折現現金流量及本集團可能被要求償還的最早日期得出。

## 30 Financial risk management and fair value (Continued)

## 30 財務風險管理及公允價值（續）

### (b) Liquidity risk (Continued)

The following are the contractual maturities of financial liabilities (excluding advances from customers and derivative financial liabilities), including estimated interest payments and excluding the impact of netting agreements:

### (b) 流動資金風險（續）

以下為金融負債（不包括客戶預付款及衍生金融負債）的合約到期日，包括估計利息款項及不包括扣除協議的影響：

*The Group*

*本集團*

| | | 2012 Contractual undiscounted cash outflow 2012年合約綜合未折現現金流出 | | | |
|---|---|---|---|---|---|
| | | Within 1 year or on demand 1年內或按要求 RMB'000 人民幣千元 | More than 1 year but less than 2 years 超過1年但少於2年 RMB'000 人民幣千元 | Total 總計 RMB'000 人民幣千元 | Carrying amount at 31 December 於12月31日的賬面值 RMB'000 人民幣千元 |
| Loans and borrowings | 貸款及借款 | 330,981 | — | 330,981 | 330,912 |
| Amounts due to related parties | 應付關連方款項 | 2,188 | — | 2,188 | 2,188 |
| Trade and other payables(excluded advances from customers) | 貿易及其他應付款（不包括客戶預付款） | 630,430 | — | 630,430 | 630,430 |
| At 31 December | 於12月31日 | 963,599 | — | 963,599 | 963,530 |

## 30 Financial risk management and fair value (Continued)

## 30 財務風險管理及公允價值(續)

### (b) Liquidity risk (Continued)

*The Group (Continued)*

### (b) 流動資金風險(續)

*本集團(續)*

| | | 2011 Contractual undiscounted cash outflow 2011年合約綜合未折現現金流出 | | | |
|---|---|---|---|---|---|
| | | Within 1 year or on demand 1年內或按要求 RMB'000 人民幣千元 | More than 1 year but less than 2 years 超過1年但少於2年 RMB'000 人民幣千元 | Total 總計 RMB'000 人民幣千元 | Carrying amount at 31 December 於12月31日的賬面值 RMB'000 人民幣千元 |
| Loans and borrowings | 貸款及借款 | 31,473 | — | 31,473 | 31,359 |
| Amounts due to related parties | 應付關連方款項 | 1,722 | — | 1,722 | 1,722 |
| Trade and other payables(excluded advances from customers) | 貿易及其他應付款(不包括客戶預付款) | 464,653 | — | 464,653 | 464,653 |
| At 31 December | 於12月31日 | 497,848 | — | 497,848 | 497,734 |

## 30 Financial risk management and fair value (Continued)

## 30 財務風險管理及公允價值(續)

### (b) Liquidity risk (Continued)

*The Company*

### (b) 流動資金風險(續)

*本公司*

2012 Contractual undiscounted cash outflow
2012年合約綜合未折現現金流出

| | | Within 1 year or on demand 1年內或按要求 RMB'000 人民幣千元 | More than 1 year but less than 2 years 超過1年但少於2年 RMB'000 人民幣千元 | Total 總計 RMB'000 人民幣千元 | Carrying amount at 31 December 於12月31日的賬面值 RMB'000 人民幣千元 |
|---|---|---|---|---|---|
| Loans and borrowings | 貸款及借款 | 80,981 | — | 80,981 | 80,912 |

### (c) Market risk

Increasing market fluctuations may result in significant cash-flow and profit volatility risk for the Group. The Group's income or the values of its holding of financial instruments are affected by changes in commodity price of raw materials, foreign exchange rate and interest rate. The objective of market risk management is to manage and control market risk exposures within the acceptable parameters, while minimising the costs on managing the risk.

The Group seeks to manage and control the market risks primarily through its regular operating and financial activities. All such transactions are carried out within the guidelines set by the Board of Directors.

### (c) 市場風險

市場波動增加可能會導致本集團的重大現金流量及溢利波動風險。本集團的收入或其所持有的金融工具的價值受到原材料商品價格、匯率及利率的變動影響。市場風險管理的目標為管理及控制市場風險於可接受的變數之內,同時減低管理風險的成本。

本集團主要透過其日常經營及財務活動,尋求管理及控制市場風險。所有該等交易乃按董事會所制定的指引進行。

## 30 Financial risk management and fair value (Continued)

### (c) Market risk (Continued)

#### (i) *Commodity price risk*

Raw materials and packing materials are the major materials of the Group's products which accounted for more than 85% of total cost of sales. Fluctuation on commodity price of raw materials and packing materials will have significant impact on the Group's earnings, cash flows as well as the value of inventories. The Group minimises the cost of materials by centralising purchase of raw materials for the Group and self-production of plastic bags and iron jars. The Group historically has not entered into any commodity derivative instruments to hedge the potential commodity price changes.

#### (ii) *Interest rate risk*

Interest rate profile

Except for bank deposits and other investments with stable interest rates, the Group has no other significant interest-bearing assets.

The Group does not account for any fixed interest rate financial assets or liabilities at fair value in the year, neither does the Group obtain any loans and borrowings at variable interest rates. Accordingly, the Group's finance income and expenses, operating and financing cashflow are substantially independent of changes in market rates.

The interest rates and terms of loans and borrowings are disclosed in Note 26.

## 30 財務風險管理及公允價值(續)

### (c) 市場風險(續)

#### (i) *商品價格風險*

原材料及包裝材料為本集團產品的主要材料，佔銷售成本總額逾85%。原材料及包裝材料的商品價格將會對本集團的盈利、現金流量及存貨價值造成重大影響。本集團透過中央採購本集團的原材料及自行生產塑膠袋及鐵罐減低材料成本。本集團過往並無訂立任何商品衍生工具以對沖潛在商品價格變動。

#### (ii) *利率風險*

利率資料

除附有穩定利率的銀行存款及其他投資外，本集團並無其他重大計息資產。

本集團並不就本年度按公允價值計量的任何固定利率金融資產或負債入賬，本集團亦未有取得任何浮動利率貸款及借款。因此，本集團的財務收入及財務開支、經營及投資活動現金流量大致獨立於市場利率的變動。

利率和貸款以及借款的年期於附註26中披露。

## 30 Financial risk management and fair value (Continued)

### (c) Market risk (Continued)

#### *(ii) Interest rate risk (Continued)*

Sensitivity analysis

As at 31 December 2012, if interest rates on deposits with banks had been 27 basis points higher/lower with all other variables held constant, profit after tax for the year and retained profits would have been RMB4,028,321 (2011: RMB6,089,000) higher/lower, respectively, mainly as a result of higher/lower interest income on deposits with banks.

#### *(iii) Foreign currency risk*

The Group is exposed to foreign currency risk primarily on bank deposits, other receivable and bank loan of the operations to which the transactions relate. The currencies giving rise to this risk are primarily Hong Kong dollars and US dollars.

The Group's assets and liabilities denominated in US dollars as at 31 December are set out below:

## 30 財務風險管理及公允價值（續）

### (c) 市場風險（續）

#### *(ii) 利率風險（續）*

敏感度分析

截至2012年12月31日止年度，所有其他可變因素維持不變，倘銀行存款利率增加／減少27個基點，年度除稅後溢利及保留盈利將會分別增加／減少人民幣4,028,321元（2011年：人民幣6,089,000元），主要由於銀行存款利息收入增加／減少所致。

#### *(iii) 外幣風險*

本集團的外匯風險主要來自以外幣計價之銀行存款，其他應收款以及銀行貸款，即與營運相關交易之功能貨幣以外的貨幣。引致風險之貨幣主要為港幣及美元。

本集團於12月31日的以美元計值資產及負債載列如下：

| | | The Group 本集團 | |
|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Cash and cash equivalents | 現金及現金等價物 | 43,803 | 32,508 |
| Prepayment and other receivables | 預付款及其他應收款 | 111 | — |
| Trade payables | 貿易應付款 | (58,119) | (6,522) |
| Bank loans | 銀行貸款 | — | (31,017) |
| Net exposure arising from recognised assets and liabilities | 已確認資產及負債引起的淨風險 | (14,205) | (5,031) |

## 30 Financial risk management and fair value (Continued)

## 30 財務風險管理及公允價值(續)

### (c) Market risk (Continued)

### (c) 市場風險(續)

#### *(iii) Foreign currency risk (Continued)*

#### *(iii) 外幣風險(續)*

The Group received approximately HK$2.4 billion from the global offering. In order to mitigate the exchange risk arising from the appreciation in the value of Renminbi against HK dollars, the Company converted major into RMB. The following table set out the Group's and the Company's financial assets and liabilities denominated in HK dollars as at 31 December.

本集團收取的全球發售所得款項總額約為24億港元。為減低人民幣對港元升值的外幣風險,本公司將大部份所得款項轉換成人民幣。下表詳列本集團於12月31日以港元計價的金融資產及負債。

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Cash and cash equivalents | 現金及現金等價物 | 534 | 7,463 | 341 | 2,097 |
| Bank loans | 銀行貸款 | (80,912) | — | (80,912) | — |
| Prepayments and other receivables | 預付款及其他應收款 | 411 | 153 | 286 | 27 |
| Other payables | 其他應付款 | (58) | (2) | — | — |
| Net exposure arising from recognised assets and liabilities | 已確認資產及負債引起的淨風險 | (80,025) | 7,614 | (80,285) | 2,124 |

*Sensitivity analysis*

The foreign currency sensitivity analysis is calculated based on the major net foreign currency exposure of the Group as at the balance sheets dates, assuming 5% shift of RMB against US dollars and HK dollars.

*敏感度分析*

外幣敏感度分析乃根據本集團於結算日的主要外匯淨風險計算(假設人民幣兑美元及港幣有5%調整)得出。

Results from a 5% strengthening of the RMB against US dollars and HK dollars on the profit after tax and retained profits as at 31 December are shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

人民幣兑美元及港元上升5%,對截至12月31日止年度的除税後溢利及於12月31日的保留盈利的影響如下。此分析假設所有其他可變因素(特別是利率)維持不變。

## 30 Financial risk management and fair value (Continued)

## 30 財務風險管理及公允價值(續)

(c) Market risk (Continued)

*(iii) Foreign currency risk (Continued)*

Sensitivity analysis (Continued)

(c) 市場風險(續)

*(iii) 外幣風險(續)*

敏感度分析(續)

| | | Increase/(decrease) on profit after tax and retained profit 增加/(減少)除稅後溢利及保留盈利 | | | |
|---|---|---|---|---|---|
| | | The Group 本集團 | | The Company 本公司 | |
| Effect in RMB 以人民幣計算的影響 | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| US Dollar | 美元 | 521 | 252 | (6) | (33) |
| HK dollar | 港幣 | 4,001 | (381) | 4,014 | (86) |

A 5% weakening of the RMB against US dollars and HK dollars as at the same dates would have had the equal but opposite effect.

人民幣兑美元及港元於相同日期下跌5%將有相等但相反的效果。

### (d) Capital management

The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Group uses different measures including adjusted net debt-to-equity ratios to monitor its capital. Net debt is calculated as total loans and borrowings, as shown in the consolidated balance sheet less cash and bank deposits (excluding frozen bank deposits). Total capital is calculated as equity holder's funds (i.e. total equity attributable to equity holders of the Company), as shown in the consolidated balance sheet.

### (d) 資本管理

本集團管理資本的目標為保障本集團持續的能力,以為股東及其他有關人士提供回報及利益,及維持優化資本結構以減低資本成本。

本集團使用不同措施,包括經調整淨債務權益比率,以監察其資本。淨債務以合併資產負債表所示的貸款及借款減現金及銀行存款(不包括被凍結的銀行存款)計算得出。總資本以合併資產負債表所示的股權持有人資金(即本公司股權持有人應佔總權益)計算得出。

## 30 Financial risk management and fair value (Continued)

## 30 財務風險管理及公允價值(續)

### (d) Capital management (Continued)

### (d) 資本管理(續)

| | | The Group 本集團 | | The Company 本公司 | |
|---|---|---|---|---|---|
| | | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 | 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
| Loans and borrowings (Note 26) | 貸款及借款 (附註26) | 330,912 | 31,359 | 80,912 | — |
| Less: | 減: | | | | |
| Cash and cash equivalents (Note 23) | 現金及現金等價物 (附註23) | 2,073,161 | 2,581,563 | 348 | 16,762 |
| Short-term bank deposits (Note 23) | 短期銀行存款 (附註23) | 611,972 | — | — | — |
| Long-term bank deposits (Note 23) | 長期銀行存款 (附註23) | 306,142 | — | — | — |
| Pledged bank deposits (Note 22) | 已質押銀行存款 (附註22) | 299,609 | 63,050 | — | — |
| Net debt | 淨債務 | (2,959,972) | (2,613,254) | 80,546 | (16,762) |
| Total equity attributable to shareholders of the Company | 本公司股權持有人應佔權益總額 | 4,079,059 | 3,802,698 | 3,210,172 | 3,234,456 |
| Adjusted net debt-to-equity ratio | 經調整淨債務權益比 | (0.73) | (0.69) | 0.03 | (0.00) |

Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements.

本公司及其任何附屬公司均無受限於外部施加的資本要求。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 30 Financial risk management and fair value (Continued)

### (e) Fair value

The carrying amounts of all financial assets and liabilities carried at amortised cost approximate their respective fair values as at 31 December 2011 and 2012 due to the short maturities of these instruments.

### (f) Estimation of fair values

The following summaries the major methods and assumptions used in estimating the fair values of financial instruments.

*(i) Fair values of financial instruments*

The carrying amounts of the Group's and the Company's financial instruments carried at cost or amortised cost are not materially different from their fair values as at 31 December 2012 and 2011.

*(ii) Interest-bearing loans and borrowings*

The fair value is estimated as the present value of future cash flows, discounted at current market interest rates for similar financial instruments.

*(iii) Financial guarantees*

The fair value of financial guarantees issued is determined by reference to fees charged in an arm's length transaction for similar services, when such information is obtainable, or is otherwise estimated by reference to interest rate differentials, by comparing the actual rates charged by lenders when the guarantee is made available with the estimated rates that lenders would have charged, had the guarantees not been available, where reliable estimates of such information can be made.

## 30 財務風險管理及公允價值(續)

### (e) 公允價值

所有按攤銷成本列賬的金融資產及負債的賬面值與彼等各自於2011年及2012年12月31日的公允價值相若,原因是該等工具的到期日為短期。

### (f) 公允價值的估算

下文概述估算金融工具公允價值的主要方法及假設。

*(i) 金融工具的公允價值*

於2011年及2012年12月31日,本集團及本公司所有按成本或攤銷成本列示的金融工具的賬面值與其公允值無重大差別。

*(ii) 計息貸款及借款*

計息貸款及借款的估計公允價值為未來現金流量的現值,按類似金融工具的現行市場利率貼現。

*(iii) 財務擔保*

對外提供財務擔保的公允價值,在有關信息能夠獲得時是參考公平交易中同類服務收取的費用確定的;或者在能夠可靠估計的情況下通過參考有擔保貸款和無擔保貸款的利率差異而進行的估值。

## 31 Commitments

## 31 承擔

(a) Capital commitments outstanding at 31 December not provided for in the financial statements were as follows:

(a) 於12月31日尚未清償且並無於財務報表撥備的資本承擔如下：

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Contracted for | 已訂約 | 124,255 | 63,021 |
| Authorised but not contracted for | 已批准未訂約 | 700,000 | — |
| | | 824,255 | 63,021 |

(b) At 31 December, the total future minimum lease payments under non-cancellable operating leases in respect of land and properties were payable as follows:

(b) 於12月31日，不可取消經營租賃項下就土地及物業應付的未來最低租賃款項如下：

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Within one year | 1年內 | 13,902 | 12,125 |
| After one year but within five years | 1年後但5年內 | 11,889 | 10,757 |
| After five years | 5年後 | 670 | 3,350 |
| | | 26,461 | 26,232 |

The Group leases a number of land and properties under operating leases. The leases run for period from one to twenty-six years, certain of the leases are with an option to renew when all terms are renegotiated. None of the leases includes contingent rentals.

本集團以經營租賃租入若干土地及物業。租賃為期1至26年，部分租賃附帶選擇權在所有條款獲重新磋商後重續租賃。概無租賃包括或然租金。

## 32 Material related party transactions

## 32 重大關連方交易

During the year ended 31 December 2012, the directors are of the view that related parties of the Group include the following individuals/companies.

於截至2012年12月31日止年度內，董事認為本集團的關連方包括以下人士／公司。

| Name of related party<br>人士名稱 | Relationship<br>關係 |
|---|---|
| Mr. Zhang Likun, Mr. Zhang Lihui, Mr. Zhang Liming, Mr. Zhang Lidian, Mr. Zhang Libo and Ms. She Lifang (collectively referred to as "Zhang's Family")<br>張利坤先生、張利輝先生、張利明先生、張利鈿先生、張利波先生及佘麗芳女士(統稱為「張氏家族」) | the Controlling Shareholders<br>控股股東 |
| Shantou Zhang's Investment Co., Ltd. ("Zhang's Investment") ("汕頭張氏投資有限公司") (i)<br>汕頭張氏投資有限公司(「張氏投資」)(i) | Under common control of the Controlling Shareholders<br>受控股股東的共同控制 |
| Haoweijia Food Co., Ltd. ("Haoweijia Food") (廣東好味佳食品有限公司) (i)<br>廣東好味佳食品有限公司(「好味佳食品」)(i) | Under common control of the Controlling Shareholder<br>受控股股東的共同控制 |
| Chaoan County Anbu Yingjia Paper and Plastic Products Factory ("Yingjia") (潮安縣庵埠瑩佳紙塑製品廠) (i)<br>潮安縣庵埠瑩佳紙塑製品廠(「瑩佳」)(i) | Under the control of a close family member of a director of the Company<br>受本公司一名董事的親屬控制 |

(i) The official name of the entity is in Chinese. The English translation of the name is for reference only.

(i) 實體官方名稱為中文名稱。英文譯名僅供參考。

## 32 Material related party transactions (Continued)

## 32 重大關連方交易(續)

Particulars of significant transactions between the Group and the above related parties during the year are as follows:

本集團與以上關連方於相關期間內的重大交易詳情如下:

### (a) Recurring transactions

### (a) 經常性交易

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Sale of packing materials to Haoweijia Food | 銷售包裝材料予好味佳食品 | 1,608 | 2,087 |
| Purchase of preserved fruit products from Haoweijia Food | 自好味佳食品購買涼果產品 | 2,669 | 4,176 |
| Rent of property and plant from the Zhang's Investment | 自張氏投資租賃物業及廠房 | 3,031 | 3,031 |
| Purchase of plastic spoons and covers from Yingjia | 自營佳購買塑料湯匙及蓋子 | 11,735 | 7,924 |

The directors of the Company are of the opinion that the above related party transactions were conducted on normal commercial terms in the ordinary course of business. The directors have confirmed that the above transactions will continue in the future.

本公司董事認為,以上關連方交易乃按一般商業條款進行,且經參考當前市價定價,並在日常業務過程中進行。董事已確認,以上交易將會於未來繼續進行。

## 32 Material related party transactions (Continued) 32 重大關連方交易(續)

### (b) Balances with related parties (b) 與關連方的結餘

*(i) Amounts due from related parties (i) 應收關連方款項*

| | | The Group 本集團 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Trade related | 貿易相關款項 | | |
| — Haoweijia Food | 一好味佳食品 | 879 | 1,801 |
| Other receivables from | 其他應收款項 | | |
| — Haoweijia Food | 一好味佳食品 | 32 | 15 |
| | | 911 | 1,816 |

*(ii) Amounts due to related parties (ii) 應付關連方款項*

| | | 31 December 12月31日 2012 RMB'000 人民幣千元 | 2011 RMB'000 人民幣千元 |
|---|---|---|---|
| Trade related | 貿易相關款項 | | |
| — Yingjia | 一營佳 | 1,859 | 815 |
| — Haoweijia Food | 一好味佳食品 | 300 | 878 |
| Other payable to Zhang's Investment | 其他應付張氏投資 | 29 | 29 |
| | | 2,188 | 1,722 |

The amounts due from/to related parties as at 31 December 2012 were expected to be recovered/repaid within one year.

除上述的金額外,於2012年12月31日應收/應付關連方款項預期會於一年內收回/償還。

The amounts due from/to related parties pledged to mortgage as at 31 December 2012 is nil.

所有墊款予關連方/關連方墊款均無抵押。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 33 Non-adjusted post balance sheet events

### Final dividend

After the balance sheet date the directors proposed a final dividend. Further details are disclosed in Note 29(b).

### Proposed establishment of manufacturing facility in New Zealand

On 10 January 2013, the board of directors (the "Board") of the Company has approved the project plan for establishing a manufacturing facility for production of finished products and semi-finished products, including base milk powder in New Zealand (the "New Zealand Facility"). The total investment involved in the establishment of the New Zealand Facility by the Company is estimated to be RMB1.1 billion, out of which RMB950 million will be for acquisition of land and cost of construction, and RMB150 million will be utilized as working capital of Yashili New Zealand. Yashili New Zealand has entered into a conditional purchase agreement to acquire the land where the New Zealand Facility will be operated.

## 33 未經調整結算日後事項

### 末期股息

於結算日後，董事建議宣派末期股息。詳細資料載於附註29(b)。

### 建立新西蘭工廠

於2013年1月10日，本公司董事會已通過在新西蘭建立工廠生產成品及半成品奶粉，包含基粉的項目投資建議(「新西蘭工廠」)。本公司建立新西蘭工廠的投資總額估計為人民幣11億元，其中9.5億元人民幣用於購買土地及工廠建設，1.5億元人民幣將作為雅士利新西蘭的營運資金。雅士利新西蘭已就將來工廠營業之地(「土地」)簽訂了附帶條件的土地購買協議。

## 34 Parent and ultimate holding company

At 31 December 2012, the directors consider the immediate parent and ultimate holding company of the Group to be Zhang International investment Ltd., which is incorporated in BVI with limited liability and beneficially owned by Zhang's Family. This entity does not produce financial statements available for public use.

## 34 母公司及最終控股公司

於2012年12月31日，董事視於英屬處女群島註冊成立並由張氏家族實益擁有的有限公司張氏國際投資有限公司為本集團的直屬母公司及最終控股公司。該實體並無編製財務報表供公眾使用。

## 35 Accounting judgements and estimates

In the process of applying the Group's accounting policies, management has made the following accounting judgements:

### (i) Impairment loss for trade and other receivables

As explained in Note 2(l), the Group makes impairment loss for trade and other receivables based on the Group's estimates of the present value of the estimated future cash flow. Given the uncertainties involved in estimating the future cash flow of individual customer, the actual recoverable amount may be higher or lower than that estimated at the balance sheet date.

### (ii) Provision for inventories

As explained in Note 2(k), the Group's inventories are stated at the lower of cost and net realisable value. Based on the Group's recent experience and the nature of the inventories, the Group makes estimates of the selling prices, the costs of completion in case for work in progress, and the costs to be incurred in selling the inventories. Uncertainty exists in these estimations.

### (iii) Impairment loss for property, plant and equipment

As explained in Note 2(l), the Group makes impairment loss for property, plant and equipment based on the Group's estimates of the recoverable amount. Uncertainty exists in these estimations.

### (iv) Deferred tax assets

Deferred tax assets arising from deductible temporary differences and tax losses are recognised to the extent that it is probable that future taxable income will be available against which deductible temporary differences and tax losses can be utilised. The outcome of their actual utilisation may be different.

## 35 會計判斷及估計

主要估計不確定性的因素如下：

### (i) 貿易及其他應收款的減值虧損

如附註2(l)所述，本集團根據其對估計未來現金流量的現值作出的估計，就貿易及其他應收款得出減值虧損。由於估計個別客戶的未來現金流量涉及不確定因素，故實際可收回金額可能高於或低於結算日之估計。

### (ii) 存貨撥備

如附註2(k)所述，本集團存貨以成本與可變現淨值兩者之較低者列賬。根據本集團近期經驗及存貨性質，本集團就售價、在產品完工成本及銷售存貨將產生的成本作出估計。該等估計存在不確定性。

### (iii) 物業、廠房及設備的減值虧損

如附註2(l)所述，本集團根據其對可變現金額的估計對物業、廠房及設備作出減值虧損。該等估計均存在不確定性。

### (iv) 遞延稅項資產

來自可扣減暫時性差額及稅務虧損的遞延稅項資產乃以可能有未來應課稅收入用以抵銷可扣減暫時性差額及稅務虧損為限確認。其實際利用的結果可能會有所不同。

(Expressed in Renminbi Yuan unless otherwise indicated)

## 36 Possible impact of amendments, new standards and interpretations issued but not yet effective for the year ended 31 December 2012

## 36 截至2012年12月31日止年度的已頒佈但未生效的修訂、新準則及詮釋的或然影響

Up to the date of issue of these financial statements, the IASB has issued the a number of amendments and Interpretations and one new standard which are not yet effective for the year ended 31 December 2012 and which have not been adopted in these financial statements. These include the following which may be relevant to the Group.

截至發出該等該等財務報表當日,國際會計準則委員會已頒佈多項截至2012年12月31日止年度尚未生效且該等財務報表尚未採納的修訂、新準則及詮釋。下列為可能與本集團相關的項目:

| | Effective for annual periods beginning on or after<br>於以下日期或之後開始的會計期間生效 |
|---|---|
| IFRS 10, Consolidated financial statements<br>《國際財務報告準則》第10號,合併財務報表 | 1 January 2013<br>2013年1月1日 |
| IFRS 13, Fair value measurement<br>《國際財務報告準則》第13號,公允價值計量 | 1 January 2013<br>2013年1月1日 |
| Revised IAS 19, employee benefits<br>經修訂《國際會計準則》第19號,雇員福利 | 1 January 2013<br>2013年1月1日 |
| IAS 27,Separate financial statements (2011)<br>《國際會計準則》第27號,單獨財務報表 | 1 January 2013<br>2013年1月1日 |
| IFRS 9, Financial Instruments<br>《國際財務報告準則》第9號,金融工具 | 1 January 2015<br>2015年1月1日 |

The Group is in the process of making an assessment of what the impact of these amendments is expected to be in the period of initial application. So far it has concluded that the adoption of them is unlikely to have a significant impact on the Group's results of operations and financial position.

本集團正在評估該等修訂預期於最初應用期間的影響。目前,本集團認為採納該等修訂不大可能對本集團的經營業績及財務狀況造成重大影響。

# Five-Year Financial Summary
# 五年財務概要

A summary of the results and of the assets and liabilities of the Group for the last five financial years, as extracted from the published audited financial statements and the Prospectus, is set out below.

摘自經審核財務報表及招股書之本集團過往五年已公佈之業績、資產及負債如下。

The table below sets forth our summary income statement information for the periods indicated:

下表載列本集團於所示期間的收益表概要資料：

| | | Year ended 31 December 截至12月31日止年度 | | | | |
|---|---|---|---|---|---|---|
| RMB million | 人民幣百萬元 | 2008 | 2009 | 2010 | 2011 | 2012 |
| Turnover | 營業額 | 2,751.6 | 2,586.0 | 2,954.4 | 2,957.8 | 3,655.1 |
| Cost of sales | 銷售成本 | (1,463.7) | (1,095.6) | (1,272.6) | (1,419.5) | (1,693.4) |
| Gross profit | 毛利 | 1,287.9 | 1,490.4 | 1,681.8 | 1,538.3 | 1,961,7 |
| Other revenue | 其他收入 | 17.0 | 34.7 | 61.2 | 28.7 | 37.6 |
| Other net (loss)/income | 其他(虧損)／收益淨額 | (1.0) | 0.1 | (0.6) | (0.2) | (0.4) |
| Selling and distribution expenses | 銷售及經銷開支 | (1,059.1) | (891.9) | (957.5) | (1,061.9) | (1,222.7) |
| Administrative expenses | 行政開支 | (137.3) | (129.1) | (182.8) | (185.5) | (202.1) |
| Other expenses | 其他開支 | (795.9) | (14.2) | (11.5) | (6.4) | (14.7) |
| Profit/(loss) from operations | 經營溢利／(虧損) | (688.4) | 490.0 | 590.6 | 313.0 | 559.4 |
| Finance income | 財務收入 | 7.8 | 3.4 | 11.9 | 65.1 | 89.7 |
| Finance costs | 財務成本 | (21.3) | (22.1) | (13.0) | (2.7) | (2.8) |
| Net finance income/(expense) | 淨財務收入／(成本) | (13.5) | (18.7) | (1.1) | 62.4 | 86.9 |
| Profit/(loss) before income tax | 除所得稅前溢利／(虧損) | (701.9) | 471.3 | 589.5 | 375.4 | 646.3 |
| Income tax expense | 所得稅開支 | 87.1 | (68.9) | (86.3) | (67.0) | (175.8) |
| Profit/(loss) from continuing operations | 持續經營業務溢利／(虧損) | (614.8) | 402.4 | 503.2 | 308.4 | 470.5 |
| Discontinued operation | 終止經營業務 | | | | | |
| Loss from discontinued operation (net of income tax) | 終止經營業務虧損(扣除所得稅) | — | — | — | — | — |
| Profit/(loss) for the year | 年度溢利／(虧損) | (614.8) | 402.4 | 503.2 | 308.4 | 470.5 |
| Profit/(loss) attributable to | 以下人士分佔溢利／(虧損) | | | | | |
| Equity holders of the Company | 本公司股權持有人 | (563.9) | 404.7 | 502.4 | 306.3 | 468.5 |
| Non-controlling interests | 非控股權益 | (50.9) | (2.3) | 0.8 | 2.1 | 2.0 |
| Profit/(loss) for the year | 年度溢利／(虧損) | (614.8) | 402.4 | 503.2 | 308.4 | 470.5 |

The table sets forth our summary balance sheet information as of 31 December 2008, 2009, 2010, 2011 and 2012:

下表載列本集團於2008年、2009年、2010年、2011年及2012年12月31日的資產負債表概要資料：

| RMB million | 人民幣百萬元 | As of 31 December 於12月31日 2008 | 2009 | 2010 | 2011 | 2012 |
|---|---|---|---|---|---|---|
| Non-current assets | 非流動資產 | 1,056.8 | 1,007.1 | 992.5 | 1,039.5 | **1,568.8** |
| Current assets | 流動資產 | 856.2 | 1,216.4 | 3,488.2 | 3,604.1 | **4,001.0** |
| Current liabilities | 流動負債 | 1,886.2 | 896.2 | 696.2 | 806.3 | **1,450.9** |
| Net current assets/(liabilities) | 流動資產／(負債)淨額 | (1,030.0) | 320.2 | 2,792.0 | 2,797.8 | **2,550.1** |
| Total assets less current liabilities | 總資產減流動負債 | 26.8 | 1,327.3 | 3,784.5 | 3,837.3 | **4,118.9** |

The financial information for each of the two years ended 31 December 2009 has been prepared upon the Reorganisation as if the group structure, at the time when the Shares were listed on the Stock Exchange, had been in existence throughout the years concerned. The results for each of the two years ended 31 December 2009, and the assets and liabilities as at 31 December 2008 and 2009 have been extracted from the Prospectus.

截至2009年12月31日止二個年度各年的財務資料已於重組時妥為編製，猶如集團架構於股份在聯交所上市時於有關各個年份已存在。截至2009年12月31日止二個年度各年的業績，以及於2008年及2009年12月31日的資產及負債乃摘自本公司招股章程。

**Yashili International Holdings Ltd**
**雅 士 利 國 際 控 股 有 限 公 司**

Room 1614, 16th Floor, Times Square, Shell Tower
1 Matheson Street, Causeway Bay, Hong Kong
香港銅鑼灣勿地臣街1號
時代廣場蜆殼大廈16樓1614室

www.yashili.hk



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